As filed with the Securities and Exchange Commission on August 12, 2021

Registration No. 333-257441

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

____________________________________

SPARTACUS ACQUISITION SHELF CORP.

(Exact name of registrant as specified in its charter)

____________________________________

Delaware	6770	87-0854654
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6470 E Johns Crossing, Suite 490
Duluth, GA 30097
(770) 305-6434
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________________

c/o Spartacus Acquisition Corporation
6470 E Johns Crossing, Suite 490
Duluth, GA 30097
Attn: Peter D. Aquino
Chairman and Chief Executive Officer
(770) 305-6434
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________________

Copies to:

Robert S. Matlin, Esq. David A. Bartz, Esq. K&L Gates LLP 599 Lexington Avenue New York, NY 10022 212-536-3900 – Telephone	Randy S. Segal, Esq. John P. Duke, Esq. Jessica A. Bisignano, Esq. Hogan Lovells US LLP 8350 Broad St., 17th Floor Tysons, VA 22102 703-610-6100 – Telephone

____________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement to consummate the proposed mergers are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be Registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee(7)
Common Stock, par value $0.0001 per share(2)	92,572,147	N/A		$250,754,587	(3)	$27,358	(5)
Common Stock issuable upon the exercise of the Public Warrants(2)	10,000,000	$11.50	(4)	$115,000,000		$12,547	(5)
Public Warrants(2)	10,000,000	—	(6)	—	(6)	—	(6)

____________

(1)      All securities being registered will be issued by Spartacus Acquisition Shelf Corp., a Delaware corporation (“Shelf”). In connection with the business combination described in the included proxy statement/prospectus: (a) SASC (SPAC) Merger Sub 1 Corporation, a Delaware corporation and wholly owned subsidiary of Shelf, shall be merged with and into Spartacus Acquisition Corporation, a Delaware corporation (“Spartacus”), with Spartacus surviving the merger (the “Spartacus Merger”); (b) SASC (Target) Merger Sub 2 LLC, a Delaware limited liability company and wholly owned subsidiary of Shelf, shall be merged with and into NextNav Holdings, LLC, a Delaware limited liability company (“Holdings”), with Holdings surviving the merger (the “Holdings Merger”); (c) SASC (NB) Merger Sub 3 LLC, a Delaware limited liability company and wholly owned subsidiary of Shelf, shall be merged with and into NEA 14 NextNav Blocker, LLC, a Delaware limited liability company (“NEA Blocker”), with NEA Blocker surviving the merger; (d) SASC (OB) Merger Sub 4 LLC, a Delaware limited liability company and wholly owned subsidiary of Shelf, shall be merged with and into Oak NextNav Blocker, LLC, a Delaware limited liability company (“Oak Blocker”), with Oak Blocker surviving the merger; (e) SASC (CB) Merger Sub 5 Corporation, a Delaware corporation and wholly owned subsidiary of Shelf, shall be merged with and into Columbia Progeny Partners IV, Inc., a Delaware corporation (“Columbia Blocker”), with Columbia Blocker surviving the merger; (f) SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company and wholly owned subsidiary of Shelf, shall be merged with and into Global Long Short Partners Aggregating Holdings Del VII LLC, a Delaware limited liability company (“GS Blocker 1”), with GS Blocker 1 surviving the merger; and (g) SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation and wholly owned subsidiary of Shelf, shall be merged with and into Global Private Opportunities Partners Holdings II Corp., a Delaware corporation, (“GS Blocker 2”), with GS Blocker 2 surviving the merger. As a result of the foregoing transactions, Shelf will become the public company, and the current security holders of Spartacus and the equity owners Holdings, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1, and GS Blocker 2 will become security holders of Shelf.

(2)      Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)      Pursuant to Rules 457(f)(1), 457(f)(2) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the sum of (a) the product obtained by multiplying (x) $10.03 (the average of the high and low prices of Spartacus’ common shares on June 22, 2021, as reported on the Nasdaq Capital Market (“Nasdaq”)), by (y) 25,000,000 common shares of Spartacus (the maximum number of Spartacus common shares that may be canceled and exchanged in the Spartacus Merger), excluding PIPE Shares (as defined below) plus (b) $4,586.55, the proposed maximum aggregate offering price for the Holdings securities expected to be exchanged in the Mergers. The Holdings securities are securities of a private corporation, no market exists for its securities, and Holdings has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the Holdings securities is one-third of the aggregate stated value of the securities expected to be exchanged in the Mergers.

(4)      Represents the exercise price per Public Warrant.

(5)      Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

(6)      No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(7)      Registration fee has previously been paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED AUGUST 12, 2021

PROXY STATEMENT FOR SPECIAL MEETING IN LIEU OF 2021 ANNUAL MEETING OF
STOCKHOLDERS OF
Spartacus Acquisition Corporation

PROSPECTUS FOR 102,391,678 SHARES OF COMMON STOCK AND 10,000,000 WARRANTS OF

Spartacus Acquisition Shelf Corp.

Dear Spartacus Acquisition Corporation Stockholders:

On June 9, 2021, Spartacus Acquisition Corporation, a Delaware corporation (“we,” “us,” “our,” “Spartacus” or the “Company”), Spartacus Acquisition Shelf Corp., a Delaware corporation (“Shelf”), NextNav, LLC, a Delaware limited liability company, NextNav Holdings, LLC, a Delaware limited liability company (“Holdings”), NEA 14 NextNav Blocker, LLC, a Delaware limited liability company (“NEA Blocker”), Oak NextNav Blocker, LLC, a Delaware limited liability company (“Oak Blocker”), Columbia Progeny Partners IV, Inc., a Delaware corporation (“Columbia Blocker”), Global Long Short Partners Aggregating Holdings Del VII LLC, a Delaware limited liability company (“GS Blocker 1”), Global Private Opportunities Partners Holdings II Corp., a Delaware corporation, (“GS Blocker 2,” and collectively with NEA Blocker, Oak Blocker, Columbia Blocker, and GS Blocker 1, “Blockers”), SASC (SPAC) Merger Sub 1 Corporation, a Delaware corporation (“MS 1”), SASC (Target) Merger Sub 2 LLC, a Delaware limited liability company (“MS 2”), SASC (NB) Merger Sub 3 LLC, a Delaware limited liability company (“MS 3”), SASC (OB) Merger Sub 4 LLC, a Delaware limited liability company (“MS 4”), SASC (CB) Merger Sub 5 Corporation, a Delaware corporation (“MS 5”), SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company (“MS 6”) , and SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation (“MS 7,” and collectively with MS 1, MS 2, MS 3, MS 4, MS 5, and MS 6, the “Merger Entities”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Entities are each wholly owned subsidiaries of Shelf. The Merger Agreement provides for, among other things, (a) MS 1 to be merged with and into Spartacus, with Spartacus surviving the merger; (b) MS 2 to be merged with and into Holdings, with Holdings surviving the merger; (c) MS 3 to be merged with and into NEA Blocker, with NEA Blocker surviving the merger; (d) MS 4 to be merged with and into Oak Blocker, with Oak Blocker surviving the merger; (e) MS 5 to be merged with and into Columbia Blocker, with Columbia Blocker surviving the merger; (f) MS 6 to be merged with and into GS Blocker 1, with GS Blocker 1 surviving the merger; and (g) MS 7 to be merged with and into GS Blocker 2, with GS Blocker 2 surviving the merger. As a result of the Transactions, the Company, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1, GS Blocker 2 and Holdings and the various operating subsidiaries of Holdings (we refer to Holdings and its operating subsidiaries collectively as “NextNav”), will become wholly owned subsidiaries of Shelf, with the equity holders of each of NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1, GS Blocker 2 (collectively referred to as the “Sellers”), and the equity holders of Holdings (collectively with Sellers, the “Holdings Exchanging Parties”) and the Company’s stockholders becoming stockholders of Shelf.

At the special meeting in lieu of the 2021 annual meeting of stockholders (the “Special Meeting”), which will be held will be held on             , 2021, at             , Eastern Time, at             , our stockholders will be asked to consider and vote upon a proposal (the “Business Combination Proposal”), to approve the business combination and adopt the Merger Agreement. The aggregate number of shares of Shelf common stock to be issued in the Transactions, based on Holdings’ current capitalization, assuming no redemptions, is approximately 112.9 million shares of Shelf’s common stock. The number of shares of the equity consideration will be based on a $10.00 per share value for Shelf’s common stock. For additional information, see the section in the accompanying proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Consideration.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Our stockholders will also be asked to consider and vote upon the following proposals: (a) to approve a series of proposals regarding the material differences between Shelf’s amended and restated certificate of incorporation that will be in effect upon the closing of the Transactions (the “NextNav Charter”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, and the Company’s current amended and restated certificate of incorporation (our “charter”) (collectively, the “charter Proposals”), (b) to approve and adopt the NextNav Inc. 2021 Omnibus Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D (the “Incentive Plan Proposal”), (c) to approve the NextNav Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E (the “Employee Stock Purchase Plan Proposal”), (d) to elect three directors to serve on our board of directors until the 2024 annual meeting of stockholders, and until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal (the “Existing Director Election Proposal”), (e) to elect seven directors, effective as of and contingent upon the consummation of the Business Combination, to serve on Shelf’s board of directors until the expiration of their applicable term, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death (the “New Director Election Proposal” and together with the Existing Director Election Proposal, the “Director Election Proposals”), (f) to approve, in accordance with the provisions of Nasdaq Listing Rule 5635, the issuance of more than 20% of Spartacus’ issued and outstanding common stock in connection with the private placement of shares of Spartacus’ Class A common stock in connection with and immediately prior to consummation of the Business Combination (the “Nasdaq Proposal”), and (g) to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes received to pass the resolution to approve the Business Combination Proposal, the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposals, or the Nasdaq Proposal (the “Adjournment Proposal”). Each of these proposals is more fully described in the accompanying proxy statement/prospectus.

Pursuant to the Merger Agreement, each outstanding share of our common stock shall be converted into one share of Shelf’s common stock. Our outstanding warrants shall, by their terms, automatically entitle the holders to purchase shares of Shelf’s common stock upon consummation of the Business Combination. The accompanying proxy statement/prospectus covers 102,391,678 shares of Shelf common stock, including 10,000,000 shares of Shelf common stock issuable upon exercise of public warrants, and 10,000,000 public warrants to acquire shares of Shelf common stock. A registration statement covering the issuance of Shelf’s common stock upon exercise of our private placement warrants will be filed after the closing of the Transactions.

Additionally, in connection with the execution of the Merger Agreement, to raise additional proceeds in connection with the Transactions, Spartacus and Shelf have entered into subscription agreements pursuant to which, among other things, certain investors have agreed to purchase an aggregate of 20.5 million shares of Class A common stock (with such shares immediately being cancelled in connection with the mergers and in consideration for newly issued Shelf common stock), for a purchase price of $10.00 per share, for an aggregate purchase price of $205,000,000 (the “PIPE Financing”).

Our Class A common stock, units and warrants are currently listed on The Nasdaq Stock Market under the symbols “TMTS,” “TMTSU” and “TMTSW,” respectively. There are currently no holders of Shelf securities. Prior to the closing of the Business Combination, Shelf will apply to list, to be effective at the time of the business combination, its common stock and warrants on The Nasdaq Capital Market. We expect its common stock and warrants to be listed under the symbols “NN” and “NNW,” respectively. Our units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security; therefore, Shelf will not have units traded following consummation of the Business Combination.

Pursuant to our charter, we are providing holders of the shares of Class A common stock included in the units issued in our initial public offering (our “public stockholders”), with the opportunity, upon the closing of the mergers and the other transactions contemplated by the Merger Agreement (the “Transactions”) and subject to the limitations described in the accompanying proxy statement/prospectus, to redeem their shares of our Class A common stock for cash equal to their pro rata share of the aggregate amount on deposit in our Trust Account (as of two business days prior to the consummation of the Transactions). For illustrative purposes, based on funds in our Trust Account of approximately $203.0 million on June 30, 2021, stockholders would have received a redemption price of approximately $10.15 per share of our Class A common stock. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal.

We are providing the accompanying proxy statement/prospectus and proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. The special meeting of our stockholders will be held at              Eastern Time on             , 2021. Whether or not you plan to attend the special meeting, we urge you to read the accompanying proxy statement/prospectus and its annexes carefully, including the section entitled “Risk Factors” beginning on page 41.

Your vote is very important, regardless of the number of shares of our common stock you own. To ensure your representation at the special meeting, please take the time to vote by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to virtually attend the special meeting. Submitting a proxy now will not prevent you from being able to vote online at the special meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the special meeting. If you fail to return your proxy card and do not virtually attend the special meeting to vote, if you abstain from voting, or if you hold your shares in “street name” through a broker or other nominee and fail to give such nominee voting instructions (a “broker non-vote”), it will have the same effect as a vote “AGAINST” the Business Combination Proposal, but will have no effect on the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Existing Director Election Proposal, the New Director Election Proposal, the Nasdaq Proposal, or the Adjournment Proposal. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to virtually attend the special meeting and vote online, obtain a legal proxy from your broker or bank.

The Business Combination Proposal is conditioned on the approval of the charter Proposals, the New Director Election Proposal and the Nasdaq Proposal. In addition, (i) the charter Proposals are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal, (ii) the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Business Combination Proposal, the charter Proposals and the Nasdaq Proposal, (iii) the New Director Election Proposal is conditioned on the approval of the Business Combination Proposal, the charter Proposals and the Nasdaq Proposal and (iv) the Nasdaq Proposal is conditioned on the Business Combination Proposal and the charter Proposals. Neither the Existing Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in the proxy statement/prospectus. It is important for you to note that if the Business Combination Proposal is not approved by our stockholders, or if any other proposal is not approved by our stockholders and we and NextNav do not waive the applicable closing condition under the Merger Agreement, then we will not consummate the Transactions. In addition, NextNav’s obligations to consummate the Transactions are conditioned upon the Company’s available closing date total cash (including cash in the Trust Account after giving effect to any redemptions and payment of transaction expenses, and the proceeds of the PIPE Financing) being equal to or greater than $250.0 million.

Our board of directors unanimously recommends that our stockholders vote “FOR” the Business Combination Proposal and “FOR” the other proposals presented in this proxy statement/prospectus. In considering the recommendation of our board of directors, you should keep in mind that our directors and executive officers may have interests in the Transactions that are different from, or in addition to, the interests of our stockholders generally. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Sincerely,

Peter D. Aquino
Chief Executive Officer and Chairman of the Board

This proxy statement/prospectus is dated         , 2021, and is first being mailed to our stockholders on or about             , 2021.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE TRANSACTIONS, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Spartacus ACQUISITION CORPoration

6470 E Johns Crossing, Suite 490
Duluth, Georgia 30097

NOTICE OF SPECIAL MEETING IN LIEU OF 2021 ANNUAL MEETING OF STOCKHOLDERS OF Spartacus Acquisition Corporation

To Be Held on             , 2021

To the Stockholders of Spartacus Acquisition Corporation:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting of stockholders (the “special meeting”), of Spartacus Acquisition Corporation, a Delaware corporation, will be held on             , 2021, at             , Eastern Time. Only stockholders who hold shares of common stock of Spartacus Acquisition Corporation at the close of business on             , 2021, the record date for the special meeting, are entitled to vote at the special meeting and any adjournments or postponements thereof.

The special meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the special meeting online, vote and submit your questions during the special meeting by visiting             . We are pleased to utilize the virtual stockholder meeting technology to (i) provide ready access and cost savings for our stockholders and the Company, and (ii) to promote social distancing pursuant to guidance provided by the Center for Disease Control due to the novel coronavirus. The virtual meeting format allows attendance from any location in the world.

You are cordially invited to virtually attend the special meeting, which will be held to consider and vote upon the following matters:

(1)    The Business Combination Proposal — a proposal to approve the business combination and adopt the Merger Agreement;

(2)    The charter Proposals — proposals to approve the following material differences, among other changes, between the amended and restated certificate of incorporation of Shelf that will be in effect upon the closing of the Transactions (the “NextNav Charter”), and the Company’s current amended and restated certificate of incorporation (our “charter”): (i) the name of the new public entity will be “NextNav Inc.” as opposed to “Spartacus Acquisition Corporation”; (ii) various provisions applicable only to blank check companies that are not applicable to Shelf will be removed; (iii) Shelf will have 500,000,000 authorized shares of common stock and 100,000,000 authorized shares of preferred stock, as opposed to the Company having 221,000,000 authorized shares of capital stock, consisting of 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock (together with the Class A common stock, our “common stock”) and 1,000,000 authorized shares of preferred stock, and will only have one class of common stock; (iv) Shelf’s stockholders will be able to increase or decrease (but not below the number of shares thereof then outstanding) the number of authorized shares of common stock by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares, instead of by a vote of only the holders of that class being increased or decreased; (v) Shelf’s board of directors will be comprised of only one class of directors, with each director elected annually, as opposed to the current three classes of directors with each director elected to three year terms, and such directors may be removed with or without cause as opposed to only for cause; (vi) the NextNav Charter will include a requirement that the affirmative vote of at least two-thirds of the voting power of all the then outstanding shares Shelf be required to (A) adopt, amend or repeal any provision of the bylaws or (B) to amend certain articles of the NextNav Charter, unless two-thirds of the board of Shelf has already approved of change to the NextNav Charter, in which case only a majority of the voting power of all the then outstanding shares shall be required, in each case as opposed to, subject to certain exception, requiring a simple majority requirement; (vii) Shelf will not renounce any corporate opportunity; and (viii) the NextNav Charter will include provisions that restrict the transfer by certain Shelf stockholders other than our public stockholders for specific periods of time following closing;

(3)    The Incentive Plan Proposal — a proposal to adopt the NextNav Inc. 2021 Omnibus Incentive Plan (the “Omnibus Plan”);

(4)    The Employee Stock Purchase Plan Proposal — a proposal to adopt the NextNav Inc. 2021 Employee Stock Purchase Plan, (the “Employee Stock Purchase Plan”);

(5)    The Existing Director Election Proposal — a proposal to elect three Class I directors to serve on our board of directors until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death;

(6)    The New Director Election Proposal — a proposal to elect seven directors to Shelf’s board of directors (the “New Director Election Proposal” and together with the Existing Director Election Proposal, the “Director Election Proposals”);

(7)    The Nasdaq Proposal — a proposal to approve, in accordance with the provisions of Nasdaq Listing Rule 5635, the issuance of more than 20% of Spartacus’ issued and outstanding common stock in connection with the private placement of shares of Spartacus’ Class A common stock in connection with and immediately prior to consummation of the Business Combination; and

(8)    The Adjournment Proposal — a proposal to approve the adjournment of the special meeting by the chairman thereof to a later date, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposals, or the Nasdaq Proposal.

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of our common stock at the close of business on             , 2021 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

All Spartacus stockholders are cordially invited to virtually attend the special meeting. To ensure your representation at the special meeting, however, we urge you to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record, you may also cast your vote online at the special meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the special meeting. If you fail to return your proxy card and do not attend the special meeting online to vote, if you abstain from voting, or if you hold your shares in “street name” through a broker or other nominee and fail to give such nominee voting instructions (a “broker non-vote”), it will have the same effect as a vote “AGAINST” the Business Combination Proposal but will have no effect on the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Existing Director Election Proposal, the New Director Election Proposal, the Nasdaq Proposal, or the Adjournment Proposal. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote online, obtain a legal proxy from your broker or bank. Public stockholders may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal.

The Business Combination Proposal is conditioned on the approval of the charter Proposals, the New Director Election Proposal and the Nasdaq Proposal. In addition, (i) the charter Proposals are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal, (ii) the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Business Combination Proposal, the charter Proposals and the Nasdaq Proposal, (iii) the New Director Election Proposal is conditioned on the approval of the Business Combination Proposal, the charter Proposals and the Nasdaq Proposal and (iv) the Nasdaq Proposal is conditioned on the Business Combination Proposal and the charter Proposals. Neither the Existing Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in the proxy statement/prospectus.

It is important for you to note that if the Business Combination Proposal is not approved by our stockholders, or if any other proposal is not approved by our stockholders and we and NextNav do not waive the applicable closing condition under the Merger Agreement, then we will not consummate the Transactions. After careful consideration, our board of directors has determined that the Business Combination Proposal, the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposals, the Nasdaq Proposal, and the Adjournment Proposal are fair to and in the best interests of Spartacus and our stockholders and, therefore, unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal and “FOR” the other proposals presented in the accompanying proxy statement/prospectus. In considering the recommendation of our board of directors, you should keep in mind that our directors and executive officers may have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

A complete list of Spartacus stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of Spartacus for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is very important, regardless of the number of shares of our common stock you own. To ensure your representation at the special meeting, please take the time to vote by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to virtually attend the special meeting. Submitting a proxy now will not prevent you from being able to vote online at the special meeting.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the business combination and related transactions and each of our proposals. Whether or not you plan to virtually attend the special meeting, we urge you to read the accompanying proxy statement/prospectus and its annexes carefully, including the section entitled “Risk Factors” beginning on page 41 thereof. If you have any questions regarding the accompanying proxy statement/prospectus or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC at (i) (800) 662-5200 if you are a stockholder or (ii) collect at (203) 658-9400 if you are a broker or bank.

Duluth, Georgia	By Order of the Board of Directors,
, 2021
Igor Volshteyn
Chief Financial Officer and Corporate Secretary

i

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning Shelf or the Company, without charge, by written request to Igor Volshteyn, Chief Financial Officer, at Spartacus Acquisition Corporation, 6470 E Johns Crossing, Suite 490, Duluth, Georgia 30097, or by telephone request at (770) 305-6434 or Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902 or by telephone request at (800) 662-5200 if you are a stockholder or collect at (203) 658-9400 if you are a broker or bank or from the SEC through the SEC website at http://www.sec.gov.

In order for the Company’s stockholders to receive timely delivery of the documents in advance of the special meeting of the Company to be held on [•], 2021, you must request the information no later than [•], 2021, five business days prior to the date of the special meeting.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms we, us, our, the Company and Spartacus refer to Spartacus Acquisition Corporation. Furthermore, in this proxy statement/prospectus:

“B. Riley Advisory” means GlassRatner Advisory & Capital Group, LLC (dba B. Riley Advisory Services).

“B. Riley Investments” means B. Riley Principal Investments, LLC.

“B. Riley Securities” means B. Riley Securities, Inc.

“Blockers” means NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1, and GS Blocker 2.

“Business Combination” or “business combination” means the Transactions contemplated by the Merger Agreement and related agreements.

“Class A common stock” means Class A common stock, par value $0.0001 per share, of Spartacus.

“Class B common stock” means Class B common stock, par value $0.0001 per share, of Spartacus.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company common stock” or “our common stock” means the Class A common stock and Class B common stock, collectively.

“Columbia Blocker” means Columbia Progeny Partners IV, Inc., a Delaware corporation.

“DGCL” means the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“founder shares” means the shares of our Class B common stock initially purchased by our Sponsor in a private placement prior to our IPO (or their permitted transferees).

“GS Blocker 1” means Global Long Short Partners Aggregating Holdings Del VII LLC, a Delaware limited liability company.

“GS Blocker 2” means Global Private Opportunities Partners Holdings II Corp., a Delaware corporation.

“Holdings” means NextNav Holdings, LLC, a Delaware limited liability company.

“Holdings Exchanging Parties” means Sellers and the other equity holders of Holdings.

“initial public offering” or “IPO” means our initial public offering, consummated on October 19, 2020, in which we sold 20,000,000 public units at $10.00 per unit.

“initial stockholders” or “initial holders” means our Sponsor and any other holders of our founder shares prior to our IPO (or their permitted transferees).

“Mergers” means, collectively, the following mergers pursuant to the Merger Agreement:

(a)     the Spartacus Merger;

(b)    the merger of MS 2 with and into Holdings, with Holdings surviving the merger;

(c)     the merger of MS 3 with and into NEA Blocker, with NEA Blocker surviving the merger;

(d)    the merger of MS 4 with and into Oak Blocker, with Oak Blocker surviving the merger;

(e)     the merger of MS 5 with and into Columbia Blocker, with Columbia Blocker surviving the merger;

(f)     the merger of MS 6 with and into GS Blocker 1, with GS Blocker 1 surviving the merger; and

(g)    the merger of MS 7 with and into GS Blocker 2, with GS Blocker 2 surviving the merger.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 9, 2021, as it may be amended, by and among Spartacus, Holdings, NextNav, LLC, Merger Entities, and Blockers.

“Merger Entities” means MS 1, MS 2, MS 3, MS 4, MS 5, MS 6, and MS 7.

“MS 1” means SASC (SPAC) Merger Sub 1 Corporation, a Delaware corporation.

“MS 2” means SASC (Target) Merger Sub 2 LLC, a Delaware limited liability company.

“MS 3” means SASC (NB) Merger Sub 3 LLC, a Delaware limited liability company.

“MS 4” means SASC (OB) Merger Sub 4 LLC, a Delaware limited liability company.

“MS 5” means SASC (CB) Merger Sub 5 Corporation, a Delaware corporation.

“MS 6” means SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company.

“MS 7” means SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation.

“Nasdaq” means The Nasdaq Capital Market.

“NEA Blocker” means NEA 14 NextNav Blocker, LLC, a Delaware limited liability company.

“NextNav” means Holdings and its operating subsidiaries, including NextNav, LLC, a Delaware limited liability company.

“NextNav Bylaws” means the amended and restated bylaws of Shelf which will be adopted prior to the closing of the Business Combination and is attached hereto as Annex C.

“NextNav Charter” means the proposed amended and restated certificate of incorporation of Shelf. A copy of the proposed charter, which, if approved by our stockholders, will be filed with the Secretary of State of the State of Delaware immediately prior to the closing of the Business Combination is attached hereto as Annex B.

“Oak Blocker” means Oak NextNav Blocker, LLC, a Delaware limited liability company.

“PIPE Financing” means the expected issuance and sale of up to 20.5 million PIPE Shares at a purchase price of $10.00 per share for aggregate gross proceeds of $205.0 million in a private placement to the PIPE Investors pursuant to the Subscription Agreement.

“PIPE Investors” means the institutional accredited investors and qualified institutional buyers who entered into the Subscription Agreements for the PIPE Financing.

“PIPE Shares” means the shares of Class A common stock that are issued in the PIPE Financing.

“private placement warrants” means the warrants initially issued to our Sponsor and B. Riley Investments in a private placement simultaneously with the closing of our IPO.

“public shares” means the shares of our Class A common stock sold as part of the units in our IPO (whether they are purchased in our initial public offering or thereafter in the open market).

“public stockholders” means holders of our public shares, including our initial stockholders and management team to the extent our initial stockholders and/or members of our management team purchase public shares, provided that each initial stockholder’s and member of our management team’s status as a “public stockholder” shall only exist with respect to such public shares.

“public units” means Spartacus’ units sold in the IPO, each of which consists of one public share and one-half of one Public Warrants.

“public warrants” or “Public Warrants” means the 10,000,000 warrants underlying the public units issued in our IPO, each of which is exercisable for one share of our Class A common stock in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” mean the equity holders of each of the Blockers.

“Shelf” means Spartacus Acquisition Shelf Corp., a Delaware corporation, which shall be the public company upon the closing of the business combination.

“special meeting” means the special meeting in lieu of the 2021 annual meeting of stockholders of Spartacus that is the subject of this proxy statement/prospectus.

“Spartacus Merger” means the merger of MS 1 with and into Spartacus, with Spartacus surviving the merger.

“Sponsor” means Spartacus Sponsor LLC, a Delaware limited liability company.

“Subscription Agreement” means the Subscription Agreement, dated June 9, 2021, entered into among the Company, Shelf and each of the PIPE Investors for the PIPE Financing.

“Transactions” means the Mergers and the other transactions contemplated by the Merger Agreement.

“Trust Account” means the trust account into which approximately $203.0 million of the net proceeds of our IPO and the private placement were deposited for the benefit of the public stockholders.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Transactions. The following questions and answers do not include all the information that may be important to you. We urge stockholders to read carefully this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     Our stockholders are being asked to consider and vote upon a proposal to approve the business combination and adopt the Merger Agreement, among other proposals. We have entered into the Merger Agreement by and among Shelf, NextNav, LLC, Holdings, the Merger Entities and the Blockers. Pursuant to the Merger Agreement, the aggregate consideration to be paid to the Holdings Exchanging Parties in the Transactions will consist of, based on Holdings’ current capitalization, an estimated 67.4 million shares of Shelf’s common stock, options to purchase approximately 2.0 million shares of Shelf’s common stock and a warrant to purchase approximately 4.4 million shares of Shelf’s common stock. In addition, each outstanding share of our common stock shall be converted into one share of Shelf common stock and our outstanding warrants shall, by their terms, automatically entitle the holders to purchase shares of Shelf common stock upon consummation of the business combination. The number of shares of Shelf’s common stock to be issued as consideration in the business combination will be based on a $10.00 per share value. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Consideration.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Our Class A common stock, units and warrants are currently listed on Nasdaq under the symbols “TMTS,” “TMTSU” and “TMTSW,” respectively. Prior to the closing of the business combination, Shelf will apply to list, to be effective at the time of the business combination, its common stock and warrants on Nasdaq. We expect its common stock and warrants to be listed under the symbols “NN” and “NNW,” respectively. At the closing, any of our units that are not already trading separately will automatically separate into their component shares of Shelf common stock and warrants to purchase one share of Shelf common stock. Shelf will not have units traded following consummation of the business combination.

This proxy statement/prospectus and its annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes, which we urge you to do.

Q:     What is being voted on at the special meeting?

A:     Our stockholders are being asked to vote on the following proposals:

The Business Combination Proposal — a proposal to approve the business combination and adopt the Merger Agreement;

The charter Proposals — proposals to approve the following material differences, among other changes, between the amended and restated certificate of incorporation of Shelf that will be in effect upon the closing of the Transactions ( the “NextNav Charter”), and the Company’s current amended and restated certificate of incorporation (our “charter”): (i) the name of the new public entity will be “NextNav Inc.” as opposed to “Spartacus Acquisition Corporation”; (ii) various provisions applicable only to blank check companies that are not applicable to Shelf will be removed; (iii) Shelf will have 500,000,000 authorized shares of common stock and 100,000,000 authorized shares of preferred stock, as opposed to the Company having 221,000,000 authorized shares of capital stock, consisting of 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock (together with the Class A common stock, our “common stock”), and 1,000,000 authorized shares of preferred stock, and will only have one class of common stock; (iv) Shelf’s stockholders will be able to increase or decrease (but not below the number of shares thereof then outstanding) the number of authorized shares of common stock by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares, instead of by a vote of only the holders of that class being increased or decreased; (v) Shelf’s board of directors will be comprised of only one class of directors, with each director elected annually, as opposed to the current three classes of directors with each director elected to three year terms, and such directors may be removed with or without cause as opposed to only for cause; (vi) the NextNav charter will include a requirement that the affirmative vote of at least two-thirds of the voting power of all the then outstanding shares Shelf be required to (A) adopt, amend or repeal any provision of the NextNav Bylaws or (B) to amend certain articles of the NextNav Charter, unless two-thirds of the board of Shelf has already approved of change to the NextNav Charter, in which case only a majority of the voting power of all the then outstanding shares shall be required, in each case as opposed to, subject to certain exception, requiring a simple majority requirement; (vii) Shelf will not renounce any corporate opportunity; and (viii) the NextNav Charter will include provisions that restrict the transfer by certain Shelf stockholders other than our public stockholders for specific periods of time following closing;

The Incentive Plan Proposal — a proposal to adopt the NextNav Inc. 2021 Omnibus Incentive Plan (the “Omnibus Plan”);

The Employee Stock Purchase Plan Proposal — a proposal to adopt the NextNav Inc. 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”);

The Existing Director Election Proposal — a proposal to elect three Class I directors to serve on our board of directors until the 2024 annual meeting of stockholders, or in each case until his or her respective successors are duly elected and qualified by our board of directors or until his or her earlier death, resignation or removal from office;

The New Director Election Proposal — a proposal to elect, seven directors to the Combined Company’s board of directors;

The Nasdaq Proposal — a proposal to approve, in accordance with the provisions of Nasdaq Listing Rule 5635, the issuance of more than 20% of Spartacus’ issued and outstanding common stock in connection with the PIPE Financing in connection with and immediately prior to consummation of the Business Combination; and

The Adjournment Proposal — a proposal to approve the adjournment of the special meeting by the chairman thereof to a later date, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal, or the Director Election Proposals.

Q:     Who can attend, vote and ask questions at the Annual Meeting?

A:     Only stockholders as of the record date, or their duly appointed proxies, may virtually attend the special meeting. To enter the special meeting and have the ability to submit questions during the special meeting, stockholders must have their 16-digit control number available. Only one stockholder per 16-digit control number can access the special meeting. We encourage stockholders to log in to the website and access the special meeting before the special meeting’s start time.

Stockholders may vote electronically during the special meeting at          by entering your 16-digit control number and following the instructions.

During the special meeting, we will endeavor to answer as many questions submitted by stockholders as time permits. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

Q:     Are the proposals conditioned on one another?

A:     The Business Combination Proposal is conditioned on the approval of the charter Proposals, the New Director Election Proposal and the Nasdaq Proposal. In addition, (i) the charter Proposals are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal, (ii) the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Business Combination Proposal, the charter Proposals and the Nasdaq Proposal, (iii) the New Director Election Proposal is conditioned on the approval of the Business Combination Proposal, the charter Proposals and the Nasdaq Proposal and (iv) the Nasdaq Proposal is conditioned on the Business Combination Proposal and the charter Proposals. Neither the Existing Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in the proxy statement/prospectus. It is important for you to note that if the Business Combination Proposal is not approved by our stockholders, or if any other proposal is not approved by our stockholders and we and NextNav do not waive the applicable closing condition under the Merger Agreement, then the Transactions will not be consummated.

Q:     Why is Spartacus providing stockholders with the opportunity to vote on the Business Combination?

A:     Our charter requires that we provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination in conjunction with either a tender offer or a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than pursuant to a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal, as required by the DGCL, in order to provide our public stockholders with the opportunity to redeem their public shares in connection with the closing of the Transactions.

Q:     What will happen in the Business Combination?

A:     At the closing, (i) MS 1 will be merged with and into Spartacus, with Spartacus surviving the merger; (ii) MS 2 will be merged with and into Holdings, with Holdings surviving the merger; (iii) MS 3 will be merged with and into NEA Blocker, with NEA Blocker surviving the merger; (iv) MS 4 will be merged with and into Oak Blocker, with Oak Blocker surviving the merger; (v) MS 5 will be merged with and into Columbia Blocker, with Columbia Blocker surviving the merger; (vi) MS 6 will be merged with and into GS Blocker 1, with GS Blocker 1 surviving the merger; and (vii) MS 7 will be merged with and into GS Blocker 2, with GS Blocker 2 surviving the merger. As a result of the Transactions, the Company, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1, GS Blocker 2 and Holdings and the various operating subsidiaries of Holdings will become wholly owned subsidiaries of Shelf, with our stockholders and each of the Holdings Exchanging Parties becoming stockholders of Shelf. Upon consummation of the Business Combination, Shelf will become the public company and change its name to NextNav Inc.

Q:     What equity stake will current Spartacus stockholders and Seller hold in Shelf after the closing?

A:     We anticipate that, upon completion of the Transactions, assuming that none of our stockholders exercise redemption rights and that an aggregate of approximately 112.9 million shares of Shelf’s common stock will be issued in connection with the Transactions, our existing stockholders, together with the PIPE Investors, will hold in the aggregate approximately 40.3% of Shelf’s outstanding common stock (approximately 17.7% held by our public stockholders, approximately 18.2% held by our PIPE Investors and approximately 4.4% held by our Sponsor) and the Holdings Exchanging Parties will hold approximately 59.7% of Shelf’s outstanding common stock. If approximately 14.0 million shares of our Class A common stock are redeemed for cash, which assumes the maximum redemption of our shares while still providing for a minimum of $250.0 million of available cash on the closing date after giving effect to payments to redeeming stockholders and the Company’s and certain Sponsor transaction expenses and the proceeds from the PIPE Financing, and that an aggregate of approximately 98.9 million shares of Shelf’s common stock will be issued as consideration in the Transactions, upon completion of the Transactions, our existing stockholders, together with the PIPE Investors, will hold in the aggregate approximately 31.8% of Shelf’s outstanding common stock (approximately 6.0% held by our public stockholders, approximately 20.7% held by our PIPE Investor and approximately 5.1% held by our Sponsor) and the Holdings Exchanging Parties will hold approximately 68.2% of Shelf’s outstanding common stock. These ownership percentages do not take into account (1) any warrants or options to purchase Shelf’s common stock that will be outstanding following the Business Combination or (2) any equity awards that may be issued under our proposed Omnibus Plan and Employee Stock Purchase Plan following the Business Combination. If the actual facts are different than these assumptions (which is likely), the ownership percentages held by each of our existing stockholders, including Sponsor and Holdings Exchanging Parties, will be different.

For additional information regarding beneficial ownership, including how the exercise of warrants held by our Sponsor could alter ownership interests in Shelf, see the section in this proxy statement/prospectus entitled “Beneficial Ownership of Securities.”

If any of the public stockholders as of August 2, 2021 redeem their public shares at the closing of the business combination in accordance with our charter but continue to hold public warrants after the closing of the business combination, the aggregate value of the public warrants that may be retained by them, based on the closing trading price per public warrant as of August 2, 2021, would be approximately $11.0 million, or $1.10 per public warrant, regardless of the amount of redemptions by the holders of public stockholders. Public stockholders that do not redeem their public shares in connection with the business combination will experience dilution upon the exercise of public warrants that are retained after the closing of the business combination by redeeming public stockholders. The percentage of the total number of outstanding shares of Shelf common stock that will be owned by public stockholders as a group will vary based on the number of public shares for which the holders thereof request redemption in connection with the business combination.

The following table illustrates varying beneficial ownership levels in Shelf, as well as possible sources and extents of dilution for non-redeeming public stockholders, assuming no redemptions by public stockholders, 50% of the maximum redemption by public stockholders, and the maximum redemptions by public stockholders:

	No Redemptions(1)	%(4)	50% of Maximum Redemptions(2)	%(4)	Maximum Redemptions(3)	%(4)
Shares held by NextNav Stockholders	67,391,678	59.7%	67,391,678	63.7%	67,391,678	68.2%
Spartacus Public Shares	20,000,000	17.7%	12,981,356	12.3%	5,962,713	6.0%
Spartacus Founder Shares	5,000,000	4.4%	5,000,000	4.7%	5,000,000	5.1%
PIPE Shares	20,500,000	18.2%	20,500,000	19.4%	20,500,000	20.7%
Total Pro Forma Shares (projected to be issued and outstanding)	112,891,678	100.0%	105,873,034	100.0%	98,854,391	100.0%
Potential sources of dilution:
Spartacus Warrants(5)	18,750,000	12.4%	18,750,000	13.0%	18,750,000	13.7%
NextNav Employee Options(6)	1,792,892	1.2%	1,792,892	1.2%	1,792,892	1.3%
Transaction Grant(7)	2,726,908	1.8%	2,726,908	1.9%	2,726,908	2.0%
AT&T Warrants(8)	4,351,662	2.9%	4,351,662	3.0%	4,351,662	3.2%
Other Options	180,039	0.1%	180,039	0.1%	180,039	0.1%
Omnibus Plan(9)	10,091,994	6.7%	10,091,994	7.0%	10,091,994	7.4%
Total Pro Forma Shares (projected to be issued and outstanding including potential sources of dilution)	150,785,173		143,766,529		136,747,886

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(1)      The expected beneficial ownership of shares of Shelf common stock immediately following the closing of the business combination and the PIPE Financing, assuming none of our public shares are redeemed, has been determined based upon the following assumptions: (i) no public stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its shares of Class A common stock; and (ii) there will be an aggregate of 112,891,678 shares of Shelf common stock issued and outstanding at the closing of the business combination (including (w) 20,000,000 shares of Shelf common stock issued to our holders of public shares upon the conversion of the public shares upon the closing of the business combination, (x) 5,000,000 shares of Shelf common stock issued to our initial stockholders upon the conversion of the Class B common stock shares upon the closing of the business combination, (y) 20,500,000 shares of Shelf common stock issued to our PIPE Investors upon the conversion of 20,500,000 Class A common stock shares of upon the closing of the business combination, and (z) 67,391,678 shares of Shelf common stock issued to the equity holders of Holdings, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1 and GS Blocker 2 in connection with the business combination).

(2)      This scenario assumes that approximately half of the 14,037,287 shares of Class A common stock (or 7,018,644 shares of Class A common stock) are redeemed (the maximum redemption under which Spartacus believes it would be able to satisfy the minimum cash condition of $250.0 million). The expected beneficial ownership of shares of Shelf common stock immediately following the closing of the business combination and the PIPE Financing, assuming half of the maximum number of public shares are redeemed which Spartacus believes it would be able to satisfy the minimum cash condition of $250.0 million, has been determined based upon the following assumptions: (i) 7,018,644 shares of Class A common stock held by public stockholders are redeemed to receive cash from the Trust Account in exchange for shares of Class A common stock; and (ii) there will be an aggregate of 105,873,034 shares of Shelf common stock issued and outstanding at the closing of the business combination (including (w) 12,981,356 shares of Shelf common stock issued to our holders of public shares upon the conversion of the public shares upon the closing of the business combination), (x) 5,000,000 shares of Shelf common stock issued to our initial stockholders upon the conversion of the Class B common stock shares upon the closing of the business combination, (y) 20,500,000 shares of Shelf common stock issued to our PIPE Investors upon the conversion of 20,500,000 Class A common stock shares of upon the closing of the business combination, and (z) 67,391,678 shares of Shelf common stock issued to the equity holders of Holdings, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1 and GS Blocker 2 in connection with the business combination).

(3)      This scenario assumes that approximately 14,037,287 shares of Class A common stock are redeemed (the maximum redemption under which Spartacus believes it would be able to satisfy the minimum cash condition of $250.0 million). The expected beneficial ownership of shares of Shelf common stock immediately following the closing of the business combination and the PIPE Financing, assuming the maximum number of public shares are redeemed which Spartacus believes it would be able to satisfy the minimum cash condition of $250.0 million, has been determined based upon the following assumptions: (i) 14,037,287 shares of Class A common stock held by public stockholders are redeemed to receive cash from the Trust Account in exchange for shares of Class A common stock; and (ii) there will be an aggregate of 98,854,391 shares of Shelf common stock issued and outstanding at the closing of the business combination (including (w) 5,962,713 shares of Shelf common stock issued to our holders of public shares upon the conversion of the public shares upon the closing of the business combination), (x) 5,000,000 shares of Shelf common stock issued to our initial stockholders upon the conversion of the Class B common stock shares upon the closing of the business combination, (y) 20,500,000 shares of Shelf common stock issued to our PIPE Investors upon the conversion of 20,500,000 Class A common stock shares of upon the closing of the business combination, and (z) 67,391,678 shares of Shelf common stock issued to the equity holders of Holdings, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1 and GS Blocker 2 in connection with the business combination).

(4)      Numbers may not equal 100% due to rounding.

(5)      Includes 10,000,000 public warrants and 8,750,000 private placement warrants.

(6)      Represents NextNav stock options held by NextNav employees exercisable for shares of Shelf common stock.

(7)      Represents 2,726,908 restricted shares of Shelf common stock or restricted stock units of Shelf that may be granted under the Omnibus Plan pursuant to the Merger Agreement to certain individuals that were executives, employees or individual service providers of NextNav as of immediately prior to the closing exercisable for shares of Shelf common stock.

(8)      Represents NextNav warrants held by AT&T exercisable for shares of Shelf common stock.

(9)      Represents the maximum number of shares of Shelf common stock reserved for issuance under the Omnibus Plan, excluding the above 2,726,908 restricted shares of Shelf common stock or restricted stock units of Shelf that may be granted under the Omnibus Plan pursuant to the Merger Agreement to certain individuals that were executives, employees or individual service providers of NextNav as of immediately prior to the closing exercisable for shares of Shelf common stock.

Q:     What conditions must be satisfied to complete the Transactions?

A:     There are a number of closing conditions in the Merger Agreement, including that our stockholders have approved the Transactions and adopted the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Transactions, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Transactions.”

Q:     Why is Spartacus proposing the charter Proposals?

A:     We are asking our stockholders to approve material differences between the organizational documents of Shelf that will be in effect upon the closing of the Transactions and our charter. The proposed material differences that we are asking our stockholders to approve include the following:

(i)     the name of the new public entity will be “NextNav Inc.” as opposed to “Spartacus Acquisition Corporation,”

(ii)    various provisions applicable only to blank check companies that are not applicable to Shelf will be removed,

(iii)   Shelf will have 500,000,000 authorized shares of common stock and 100,000,000 authorized shares of preferred stock, as opposed to the Company having 221,000,000 authorized shares of capital stock, consisting of 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock, and 1,000,000 authorized shares of preferred stock, and only have one class of common stock,

(iv)   Shelf’s stockholders will be able to increase or decrease (but not below the number of shares thereof then outstanding) the number of authorized shares of common stock by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares, instead of by a vote of only the holders of that class being increased or decreased,

(v)    Shelf’s board of directors will be comprised of only one class of directors, with each director elected annually, as opposed to the current three classes of directors with each director elected to three year terms, and such directors may be removed with or without cause as opposed to only for cause,

(vi)   the NextNav Charter will include a requirement that the affirmative vote of at least two-thirds of the voting power of all the then outstanding shares Shelf be required to (A) adopt, amend or repeal any provision of the NextNav Bylaws or (B) to amend certain articles of the NextNav Charter, unless two-thirds of the board of Shelf has already approved of change to the NextNav Charter, in which case only a majority of the voting power of all the then outstanding shares shall be required, in each case as opposed to, subject to certain exception, requiring a simple majority requirement,

(vii)  Shelf will not renounce any corporate opportunity, and

(viii) the NextNav Charter will include provisions that restrict the transfer by certain Shelf stockholders other than our public stockholders for specific periods of time following closing.

Q:     Why is Spartacus proposing the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal?

A:     The purpose of the Omnibus Plan is to provide eligible employees, directors and consultants of Shelf with the opportunity to receive stock-based incentive awards in order to encourage such persons to contribute materially to the growth of Shelf and align their economic interests with those of its stockholders. The Employee Stock Purchase Plan provides eligible employees with an opportunity to purchase shares of Shelf common stock at a discount through accumulated payroll deductions and to benefit from stock price appreciation, thus enhancing the alignment of employee and stockholder interests. Nasdaq Listing Rule 5635(c) requires stockholder approval of certain equity compensation plans. Accordingly, we are proposing the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal to request such stockholder approval of the Omnibus Plan and the Employee Stock Purchase Plan. In addition, pursuant to the Merger Agreement, approval of the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal is a condition to consummation of the Transactions.

Q:     What happens if I sell my shares of Company common stock before the special meeting?

A:     The record date for the special meeting is         , 2021, and is earlier than the date on which we expect the Business Combination to be completed. If you transfer your shares of common stock after the record date, but before the special meeting, unless the transferee obtains a proxy from you to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of our common stock before the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account. Regardless of whether you transfer your shares of common stock before or after the record date, your transferee will be entitled to exercise redemption rights with respect to the shares purchased by following the procedures set forth in this proxy statement/prospectus.

Q:     What constitutes a quorum at the special meeting?

A:     A quorum will be present at the special meeting if holders of shares of our outstanding capital stock representing a majority of the voting power of all outstanding shares of our capital stock entitled to vote at such meeting are represented in person or by proxy. If a stockholder fails to vote his, her or its shares online or by proxy, or if a broker fails to vote online or by proxy shares held by it in nominee name, such shares will not be counted for the purposes of establishing a quorum. If a stockholder who holds his, her or its shares in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee (a “broker non-vote”) on all of the proposals set forth in this proxy statement/prospectus, such shares will not be counted for the purposes of establishing a quorum. An abstention from voting, shares represented at the special meeting online or by proxy but not voted on one or more proposals, or a broker non-vote, so long as the stockholder has given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the special meeting may adjourn the special meeting until a quorum shall attend. As of the record date for the special meeting, the presence online or by proxy of          shares of our common stock is required to achieve a quorum.

Q:     What vote is required to approve the proposals presented at the special meeting?

A:     The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on such proposal. Accordingly, a stockholder’s failure to vote online or by proxy, a broker non-vote or an abstention on the Business Combination Proposal will have the same effect as a vote “AGAINST” such proposal.

The approval of each of the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal require the affirmative vote of holders of a majority of the total votes cast on such proposal. In order to be elected as a director as described in (i) the Existing Director Election Proposal, a nominee must receive a plurality of all the votes cast only by holders of Class B common stock at the special meeting, which means that the nominees with the most votes are elected and (ii) the New Director Election Proposal, a nominee must receive a plurality of all the votes cast at the special meeting, which means that the nominees with the most votes are elected. Accordingly, neither a stockholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and, thus, will have no effect on the outcome of the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Existing Director Election Proposal, the New Director Election Proposal, the Nasdaq Proposal, or the Adjournment Proposal.

Q:     How will the initial stockholders and Spartacus’ directors and officers vote?

A:     In connection with our IPO, we entered into an agreement with each of our initial stockholders, our executive officers and our directors, pursuant to which they agreed to vote any shares of our common stock owned by them in favor of a proposed business combination. As of the date of this proxy statement/prospectus, our Sponsor (and their affiliates (as defined by Rule 405 under the Securities Act)), executive officers and directors, in the aggregate, own approximately 22% of our issued and outstanding shares of common stock, including all of the founder shares. None of our initial stockholders, executive officers or directors have entered into agreements, and are not currently in negotiations, to purchase or sell shares prior to the record date.

Q:     May the initial stockholders, Spartacus’ directors, officers, advisors or their respective affiliates purchase shares in connection with the Business Combination?

A:     At any time prior to the special meeting, our initial stockholders, directors, officers, advisors or their respective affiliates may purchase shares of our common stock on the open market, and may purchase shares in privately negotiated transactions from stockholders who vote, or indicate an intention to vote, against the Business Combination Proposal, or who have elected or redeem, or indicate an intention to redeem, their shares in connection with the Business Combination. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per-share pro rata portion of the Trust Account. Our initial stockholders, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of our common stock, to vote their shares in favor of the Business Combination Proposal or to not redeem their shares in connection with the Business Combination. While the exact nature of such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value. Our initial stockholders, directors, officers or their respective affiliates will not effect any such purchases when they are in possession of any material non-public information relating to Spartacus or NextNav, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act.

Q:     How many votes do I have at the special meeting?

A:     Our stockholders are entitled to one vote at the special meeting for each share of our common stock held of record as of         , 2021, the record date for the special meeting. As of the close of business on the record date, there were          outstanding shares of our common stock.

Q:     What interests do our Sponsor and Spartacus’ current executive officers and directors have in the Business Combination?

A:     Our Sponsor and our directors and executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of our stockholders. As more fully set forth below, the Sponsor and its affiliates have approximately $8.7 million in the aggregate at risk that depends upon the completion of a business combination. Specifically, (i) $25,000 of such amount was paid for the 5,000,000 founders shares (which if unrestricted and freely tradable would be valued at approximately $50.0 million, based on the closing price of our Class A common stock on August 2, 2021), (ii) $8,104,244 for its 8,104,244 private placement warrants (which based on our quarterly third-party valuation was valued at $1.42 per private placement warrant, or approximately $11.5 million in the aggregate, as of June 30, 2021), and (iii) as of August 10, 2021, there was $600,000 drawn under a working capital loan from our Sponsor. The foregoing interests, and those set forth in more detail below, present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with public stockholders — as such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. These interests include, among other things, the interests listed below:

•        that our Sponsor and certain of our officers and directors will hold Shelf common stock following the Business Combination, subject to lock-up agreements;

•        that our Sponsor and our officers and directors will hold private placement warrants to purchase shares of Shelf common stock following the Business Combination;

•        that MILFAM Investments LLC, an affiliate of MILFAM CI LLC SPARTACUS, one of the managing members of our Sponsor, paid $5.0 million for its 500,000 public units (which if unrestricted and freely tradable would be valued at approximately $5.3 million, based on the closing price of our public units on August 2, 2021) (MILFAM Investments LLC has not waived its redemption rights in connection with the underlying 500,000 public shares.);

•        that our Sponsor paid (i) $25,000 for its 5,000,000 founder shares that it currently owns (which if unrestricted and freely tradable would be valued at approximately $50.0 million, based on the closing price of our Class A common stock on August 2, 2021) and (ii) $8,104,244 for its 8,104,244 private placement warrants (which based on our quarterly third-party valuation was valued at $1.42 per private placement warrant, or approximately $11.5 million in the aggregate, as of June 30, 2021) and that such securities are expected to have a significantly higher value at the time of the consummation Business Combination and will have little or no value if we do not complete the Business Combination;

•        the fact that given the differential in purchase price that our Sponsor paid for the founder shares as compared to the price of the public units sold in the IPO and the substantial number of shares of Shelf common stock that our Sponsor will receive upon conversion of the founder shares in connection with the Business Combination, our Sponsor and its affiliates may realize a positive rate of return on such investments even if other public stockholders experience a negative rate of return following the Business Combination;

•        that our Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of our initial business combination;

•        that our Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete our initial business combination by April 19, 2022 from the closing of our IPO. However, if our Sponsor, officers or directors acquire public shares in or after our IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination by April 19, 2022;

•        if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the nomination of Peter D. Aquino and Alan B. Howe, two of our existing directors, as directors of Shelf following the closing;

•        as of August 10, 2021, there was $600,000 drawn under a working capital loan from our Sponsor (all of such working capital loan may be convertible into warrants at the price of $1.00 per warrant);

•        CCUR Holdings, Inc, one of the managing members of our Sponsor, and MILFAM Investments LLC, an affiliate of MILFAM CI LLC SPARTACUS, one of the managing members of our Sponsor, entered into a Subscription Agreement to each purchase 1,105,000 PIPE Shares in the PIPE Financing;

•        MILFAM CI LLC SPARTACUS, one of the two managing members of our Sponsor, is controlled by MILFAM CI Management LLC, which is owned and controlled by Neil Subin, who owns a 40% interest worth approximately $350,000 (which Mr. Subin owns a 40% economic interest, or $140,000) in Xiphius LLC, which owns 87,414 total units (or a 0.05% interest) in Holdings; and

•        the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals set forth in this proxy statement/prospectus. See the section entitled “Beneficial Ownership of Securities” for more information.

Additionally, all of the officers of NextNav and certain of the directors of NextNav will become officers and directors of Shelf following the Business Combination and will receive compensation from Shelf. Any equity interests in NextNav held by such officers and directors will be converted to interests in Shelf following the Business Combination.

Q:     Do I have redemption rights?

A:     If you are a holder of public shares, you may redeem your public shares for cash equal to a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination (including any portion of the interest earned thereon which was not previously used or distributed to us to pay dissolution expenses or taxes), upon the consummation of the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom such holder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 15% or more of the outstanding public shares. Our Sponsor and our officers and directors have waived their redemption rights with respect to their founder shares in connection with the Business Combination. All such founder shares held by our Sponsor and our officers and directors will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $203.0 million on June 30, 2021, the estimated per share redemption price would have been approximately $10.15. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including any portion of the interest earned thereon which was not previously used or distributed to us to pay dissolution expenses or taxes) upon our liquidation.

Q:     Do the initial stockholders or Spartacus’ directors and officers have redemption rights in connection with the Business Combination?

A:     Our Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of our initial business combination.

Q:     Do the initial stockholders or Spartacus’ directors and officers have liquidating distribution rights in the Trust Account in connection with the Business Combination?

A:     Our Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete our initial business combination by April 19, 2022 from the closing of our IPO. However, if our Sponsor, officers or directors acquire public shares in or after our IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination by April 19, 2022.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights regardless of whether, or how, you vote your shares of our common stock on the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must (i) check the box on the enclosed proxy card to elect redemption; and (ii) prior to 5:00 p.m., Eastern Time on         , 2021 (two business days before the special meeting), (x) submit a written request, which includes the name of the beneficial owner of the shares to be redeemed, to our transfer agent that we redeem your public shares for cash, and (y) deliver your stock to our transfer agent physically or electronically through The Depository Trust Company (“DTC”). The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the date of the special meeting. If you deliver your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares to you (physically or electronically). You may make such request by contacting our transfer agent at the address listed under the question “Who can help answer my questions?” below.

Q:     How do redemptions affect the value of my Shelf common stock?

A:     The value of shares of Shelf common stock held by a non-redeeming public stockholders may be impacted by the number of public shares that are redeemed, as well as other events that may significantly dilute the value of such shares of Shelf common stock. For example, the following table shows the potential impact of varying levels of redemptions and certain dilutive events on the per share value of the Shelf common stock held by non-redeeming public stockholders.

	No Redemption Scenario	50% of Maximum Redemption Scenario	Maximum Redemption Scenario
Shares held by NextNav Stockholders	67,391,678	67,391,678	67,391,678
Spartacus Public Shares	20,000,000	12,981,356	5,962,713
Spartacus Founder Shares	5,000,000	5,000,000	5,000,000
PIPE Shares	20,500,000	20,500,000	20,500,000
Total Pro Forma Shares (projected to be issued and outstanding)	112,891,678	105,873,034	98,854,391
Implied Value Per Share
Shares issued and outstanding(1)	$10.89	$10.93	$10.99
Shares issued, outstanding and fully diluted(2)	$10.09	$10.09	$10.08
Effective Deferred Underwriting Fee(3)
Shares issued and outstanding	$0.06	$0.07	$0.07
Shares issued, outstanding and fully diluted	$0.05	$0.05	$0.05

____________

(1)      Calculation of implied value per share assumes (i) enterprise value of approximately $897.0 million for Holdings (adjusted to exclude Shelf common stock shares issuable (a) upon the exercise of NextNav warrants held by AT&T (approximately 4.4 million shares of Shelf common stock), (b) upon the exercise of NextNav stock options held by NextNav employees and other options (approximately 2.0 million shares of Shelf common stock), and (c) under the Omnibus Plan to certain individuals that were executives, employees or individual service providers of NextNav as of immediately prior to the closing (half the shares or approximately 1.4 million shares of Shelf common stock)) upon consummation of the business combination, (ii) $205.0 million of cash proceeds received from the PIPE Financing upon consummation of the business combination, and (iii) approximately $203.0 million of funds in the Trust Account immediately prior to any redemptions.

____________

(2)      Calculation of implied value per share assumes (i) enterprise value of approximately $897.0 million for Holdings (including Shelf common stock shares issuable (a) upon the exercise of NextNav warrants held by AT&T (approximately 4.4 million shares of Shelf common stock), (b) upon the exercise of NextNav stock options held by NextNav employees and other options (approximately 2.0 million shares of Shelf common stock), and (c) under the Omnibus Plan to certain individuals that were executives, employees or individual service providers of NextNav as of immediately prior to the closing (half the shares or approximately 1.4 million shares of Shelf common stock)) upon consummation of the business combination, (ii) $205.0 million of cash proceeds received from the PIPE Financing upon consummation of the business combination, (iii) approximately $203.0 million of funds in the Trust Account immediately prior to any redemptions, (iv) the exercise of approximately 1.4 million shares of Shelf common stock under the Omnibus Plan to certain individuals that were executives, employees or individual service providers of NextNav as of immediately prior to the closing, (v) the exercise of the maximum number of shares of Shelf common stock reserved for issuance under the Omnibus Plan (approximately 10.0 million shares of Shelf common stock), excluding Shelf common stock shares issued pursuant to (iv) above), and (vi) the exercise of the 18,750,000 public warrants and private placement warrants that will remain outstanding after consummation of the business combination regardless of the level of redemptions.

(3)      Reflects $7,000,000 in deferred underwriting fees in connection with the IPO.

The foregoing table is provided for illustrative purposes only and there can be no assurance that the Shelf common stock will trade at the illustrative per share values set forth therein, regardless of the levels of redemption. See ‘‘Risk Factors — Risks Relating to Spartacus and the Business Combination — A market for Shelf’s securities may not develop, which would adversely affect the liquidity and price of its securities.’’ Further, we have not received any indications from stockholders regarding their intentions to redeem or retain their shares of public common stock upon consummation of the business combination and have not formulated any expectation as to which, if any, of the illustrative scenarios included in the foregoing table is most likely.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Consequences.” You are urged to consult with your own tax advisor regarding the tax consequences of exercising your redemptions rights.

Q:     What are the U.S. federal income tax consequences to me as a result of the Business Combination?

A:     We intend that, for U.S. federal income tax purposes, (A) the Spartacus Merger will be treated as a “reorganization” within the meaning of Section 368 of the Code (defined below), and (B) the Spartacus Merger, together with the other Mergers and the PIPE Financing will qualify as a Section 351 Exchange (defined below). The Company and the other parties to the Merger Agreement have adopted the Merger Agreement as a plan of reorganization for purposes of Section 368 of the Code.

If the requirements necessary to qualify as a reorganization pursuant to Section 368 of the Code are met, we expect the exchange of our common stock for Shelf common stock to generally qualify as a tax-free exchange and the exchange of our warrants for warrants to purchase shares of Shelf common stock to be a tax-free exchange. If the Spartacus Merger does not qualify as a reorganization pursuant to Section 368 of the Code, but qualifies, together with the other Mergers and the PIPE Financing, as a Section 351 Exchange, we expect the exchange of Company common stock for Shelf common stock to qualify for tax-free exchange treatment, but we expect that the exchange of our warrants for warrants to purchase shares of Shelf common stock will be taxable to Spartacus warrant holders.

We did not obtain a ruling from the IRS regarding the U.S. federal income tax consequences of the Business Combination, including these tax consequences, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. If the requirements necessary to qualify for tax-free exchange treatment are not satisfied, we expect the exchange of our common stock for Shelf common stock to be taxable to holders of our common stock and the exchange of our warrants for warrants to purchase shares of Shelf common stock to be taxable to Spartacus warrant holders. The U.S. federal income tax consequences of the Business Combination are described in more detail in the section entitled “Material U.S. Federal Income Tax Consequences.” You are urged to consult with your own tax advisor regarding the tax consequences of the Business Combination to you.

Q:     If I am a Spartacus warrant holder, can I exercise redemption rights with respect to my warrants?

A:     No. The holders of our warrants have no redemption rights with respect to our warrants or any shares of our common stock underlying our warrants. Upon consummation of the Transactions, our warrants shall, by their terms, entitle the holders to purchase shares of Shelf common stock in lieu of shares of our Class A common stock at a purchase price of $11.50 per share, subject to adjustment.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     No. There are no appraisal rights available to holders of our common stock in connection with the Business Combination. See the section entitled “Appraisal Rights” for additional information.

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:      If the Business Combination is consummated, the funds held in the Trust Account will be released to us, and those funds will be used to pay or fund (i) the redemption price for shares of our Class A common stock redeemed by our stockholders who properly exercise redemption rights, (ii) $7,000,000 in deferred underwriting compensation payable to B. Riley Securities for our IPO, (iii) fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by or on behalf of the Company and its affiliates in connection with the Business Combination, and (iv) general corporate purposes of Shelf, including, but not limited to, working capital for operations, capital expenditures and future acquisitions.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, we are unable to complete the Transactions or another business combination transaction by April 19, 2022, our charter provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem all public shares then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest released to us for the payment of taxes or dissolution expenses, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

We expect that the amount of any distribution that our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to our obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. Our Sponsor and our officers and directors have waived their redemption rights with respect to their founder shares.

In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

Q:     When is the Business Combination expected to be completed?

A:     We currently anticipate that the Business Combination will be consummated within two business days following the date that all conditions to the consummation of the Business Combination have been satisfied or waived in accordance with the Merger Agreement. In any event, we expect the closing of the Transactions to occur on or prior to         , 2021.

For a description of the conditions to the consummation of the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Conditions to the Closing of the Transactions.”

Q:     What do I need to do now?

A:     Whether or not you plan to virtually attend the special meeting, we urge you to read this proxy statement/prospectus and its annexes carefully, including the section entitled “Risk Factors” beginning on page 41, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and online or on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of our common stock on         , 2021, the record date for the special meeting, you may vote with respect to the proposals at the special meeting or any adjournment thereof, electronically by using the 16-digit control number included in the notice, proxy card, or the voting instructions that accompanied this proxy statement/prospectus, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the meeting. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the special meeting and vote, obtain a legal proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the special meeting?

A:     At the special meeting, if you abstain from voting with respect to a particular proposal, your shares will be counted as present for purposes of establishing a quorum. For purposes of approving the proposals, failure to vote or an abstention will each have the same effect as a vote “AGAINST” the Business Combination Proposal. A failure to vote or an abstention will have no effect on the outcome of each of the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Existing Director Election Proposal, the New Director Election Proposal, the Nasdaq Proposal, or the Adjournment Proposal.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders at the special meeting or any adjournment thereof.

Q:     If I am not going to attend the special meeting, should I return my proxy card instead?

A:     Yes. Whether you plan to virtually attend the special meeting or not, please read this proxy statement/prospectus carefully, and vote your shares online or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining the existence of a quorum at the special meeting so long as a stockholder has given the broker or other nominee voting instructions on at least one of the proposals set forth in this proxy statement/prospectus. However, broker non-votes will not be counted as “votes cast” at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to our transfer agent at the address listed under “Who can help answer my questions?” below so that it is received by the transfer agent prior to the special meeting, or attend the special meeting online and vote. You also may revoke your proxy by sending a notice of revocation to our chief financial officer, which must be received by our chief financial officer prior to the special meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:      You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     The board of directors of Spartacus is soliciting proxies to be voted at the special meeting. We will pay the cost of soliciting proxies for the special meeting. We intend to engage Morrow Sodali LLC (“Morrow”), to assist in the solicitation of proxies for the special meeting. We will pay Morrow a fee of $30,000 plus disbursements and a per call fee for any incoming or outgoing stockholder calls for such services. We will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Igor Volshteyn, Chief Financial Officer
Spartacus Acquisition Corporation
6470 E Johns Crossing, Suite 490
Duluth, Georgia 30097
Tel: (770) 305-6434
Email: igorv@spartacus-ac.com

You may also contact our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Tel: Individuals can call toll-free at (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email: TMTS.info@investor.morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, please see the section entitled “Special Meeting of Spartacus Stockholders — Redemption Rights and Procedures” for additional information. Generally, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact our transfer agent:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the proposals to be considered at the special meeting, including the Business Combination Proposal, whether or not you plan to virtually attend the special meeting, we urge you to read this entire proxy statement/prospectus and its annexes carefully, including the section entitled “Risk Factors” beginning on page 41. See also the section entitled “Where You Can Find More Information.”

Unless otherwise specified, all share amounts and share calculations: (i) assume no exercise of redemption rights by our public stockholders, (ii) assume that an aggregate of approximately 67.4 million shares of Shelf common stock will be issued to Holdings Exchanging Parties as consideration in the Business Combination, based on Holdings’ current capitalization, and (iii) do not include (a) any warrants or options to purchase Shelf common stock that will be outstanding following the Business Combination, or (b) any equity awards that may be issued under our proposed Omnibus Plan and Employee Stock Purchase Plan following the Business Combination.

Parties to the Business Combination

Spartacus Acquisition Corporation

We are a Delaware special purpose acquisition company incorporated on August 10, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses.

Our Class A common stock, units and warrants are currently listed on Nasdaq under the symbols “TMTS,” “TMTSU” and “TMTSW,” respectively.

The mailing address of our principal executive office is Spartacus Acquisition Corporation, 6470 E Johns Crossing, Suite 490, Duluth, Georgia 30097, and our telephone number is (770) 305-6434.

SPARTACUS ACQUISITION SHELF CORP.

Shelf, a Delaware corporation, was formed by us in May 2021 to consummate the Business Combination. Shelf owns no material assets and does not operate any business. Following the Transactions, Shelf will be a public company and will change its name to “NextNav Inc.” Prior to the closing of the Business Combination, Shelf will apply to list its common stock and warrants on Nasdaq. We expect its common stock and warrants to be listed under the symbols “NN” and “NNW,” respectively, upon the closing of the Business Combination.

The mailing address of Shelf’s principal executive office is 6470 E Johns Crossing, Suite 490, Duluth, Georgia 30097, and its telephone number is (770) 305-6434.

MERGER ENTITIES

MS 1, MS 5 and MS 7 are each Delaware corporations and MS 2, MS 3, MS 4, and MS 6 are each Delaware limited liability companies. Each of the Merger Entities was formed in June 2021 as a wholly owned subsidiary of Shelf. In the Mergers, (i) MS 1 will be merged with and into Spartacus, with Spartacus surviving the merger; (ii) MS 2 will be merged with and into Holdings, with Holdings surviving the merger; (iii) MS 3 will be merged with and into NEA Blocker, with NEA Blocker surviving the merger; (iv) MS 4 will be shall be merged with and into Oak Blocker, with Oak Blocker surviving the merger; (v) MS 5 will be merged with and into Columbia Blocker, with Columbia Blocker surviving the merger; (vi) MS 6 will be merged with and into GS Blocker 1, with GS Blocker 1 surviving the merger; and (vii) MS 7 will be merged with and into GS Blocker 2, with GS Blocker 2 surviving the merger. As a result of the Transactions, the Company, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1, GS Blocker 2 and Holdings, and the various operating subsidiaries of Holdings, will become wholly owned subsidiaries of Shelf, with our stockholders and the Holdings Exchanging Parties becoming stockholders of Shelf.

The mailing address of principal executive office of each of the Merger Entities is 6470 E Johns Crossing, Suite 490, Duluth, Georgia 30097, and its telephone number is (770) 305-6434.

NEXTNAV HOLDINGS, LLC

Holdings, a Delaware limited liability company, was formed in December 2007 in connection with the formation of NextNav, LLC. Holdings’ principal business is acting as a holding company for NextNav, LLC’s business.

The mailing address of Holdings’ principal executive office is 1775 Tysons Blvd., 5th Floor, McLean, Virginia 22102, and its telephone number is (800) 775-0982.

NEXTNAV, LLC

NextNav, LLC, a Delaware limited liability company, was formed in October 2007 and is an indirect subsidiary of Holdings. NextNav, LLC’s principal business is developing and delivering next generation positioning, navigation and timing solutions.

The mailing address of NextNav, LLC’s principal executive office is 1775 Tysons Blvd., 5th Floor, McLean, Virginia 22102, and its telephone number is (800) 775-0982.

NEA 14 NEXTNAV BLOCKER, LLC

NEA Blocker, a Delaware limited liability company, was formed in July 2014 in connection with New Enterprise Associates’ investment in NextNav, LLC. NEA Blocker’s principal business is to serve as a holding company in connection with New Enterprise Associates’ investment.

The mailing address of NEA Blocker’s principal executive office is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093, and its telephone number is (410) 842-4000.

OAK NEXTNAV BLOCKER, LLC

Oak Blocker, a Delaware limited liability company, was formed in July 2014 in connection with Oak Investment Partners’ investment in NextNav, LLC. Oak Blocker’s principal business is to serve as a holding company in connection with Oak Investment Partners’ investment.

The mailing address of Oak Blocker’s principal executive office is 901 Main Avenue, Suite 600, Norwalk, CT 06851, and its telephone number is (203) 226-8346.

COLUMBIA PROGENY PARTNERS IV, INC.

Columbia Blocker, a Delaware corporation, was formed in 2006 in connection with Columbia Capital’s investment in NextNav, LLC. Columbia Blocker’s principal business is to serve as a holding company in connection with Columbia Capital’s investment.

The mailing address of Columbia Blocker’s principal executive office is 204 South Union Street Alexandria, Virginia 22314, and its telephone number is (703) 519-2000.

GLOBAL LONG SHORT PARTNERS AGGREGATING HOLDINGS DEL VII LLC

GS Blocker 1, a Delaware limited liability company, was formed in March 2012 in connection with GS Investment Strategies, LLC’s investment in NextNav, LLC. GS Blocker 1’s principal business is to serve as a holding company in connection with GS Investment Strategies, LLC’s investment.

The mailing address of GS Blocker 1’s principal executive office is 200 West Street, New York, NY 10282, and its telephone number is (212) 902-1000.

GLOBAL PRIVATE OPPORTUNITIES PARTNERS HOLDINGS II CORP.

GS Blocker 2, a Delaware corporation, was formed in March 2012 in connection with GS Investment Strategies, LLC’s investment in NextNav, LLC. GS Blocker 2’s principal business is to serve as a holding company in connection with GS Investment Strategies, LLC’s investment.

The mailing address of GS Blocker 2’s principal executive office is 200 West Street, New York, NY 10282, and its telephone number is (212) 902-1000.

The Business Combination Proposal

The following summary of the Business Combination and the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto.

The Merger Agreement provides for, among other things: (a) MS 1 to be merged with and into Spartacus, with Spartacus surviving the merger; (b) MS 2 to be merged with and into Holdings, with Holdings surviving the merger; (c) MS 3 to be merged with and into NEA Blocker, with NEA Blocker surviving the merger; (d) MS 4 to be merged with and into Oak Blocker, with Oak Blocker surviving the merger; (e) MS 5 to be merged with and into Columbia Blocker, with Columbia Blocker surviving the merger; (f) MS 6 to be merged with and into GS Blocker 1, with GS Blocker 1 surviving the merger; and (g) MS 7 to be merged with and into GS Blocker 2, with GS Blocker 2 surviving the merger. The aggregate number of shares to be issued in the Transactions will consist of, based on Holdings’ current capitalization, assuming no redemptions, an estimated 112.9 million shares of Shelf’s common stock, or assuming approximately $142.5 million (or approximately 14.0 million shares of our Class A common stock) in redemptions, an estimated 98.9 million shares of Shelf’s common stock, which includes the conversion of our common stock on a one-for-one basis into Shelf common stock. Our outstanding warrants shall, by their terms, automatically entitle the holders to purchase shares of Shelf common stock upon consummation of the Business Combination and Holdings option holders and Holdings warrant holders will receive options and warrants to purchase Shelf common stock, respectively.

The number of shares of Shelf common stock to be issued in the Business Combination will be based on a value of $10.00 per share. For additional information regarding the consideration payable in the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Consideration.”

We intend to fund the redemption price for any properly redeemed shares of our Class A common stock, or fees and expenses related to the Mergers and the other Transactions with the proceeds from the Trust Account and the PIPE Financing. Any additional amounts remaining in the Trust Account or from the PIPE Financing will be used for general corporate purposes, which may include, but not be limited to, working capital for operations, repayment of indebtedness, capital expenditures and future acquisitions.

Pre-Business Combination NextNav Structure

Pre-Business Combination Spartacus Structure

Shelf was formed by the Sponsor in May 2021 and, at this time, each Merger Entity is a wholly owned subsidiary of Shelf.

Post-Business Combination Shelf Structure

See the section entitled “Proposal No. 1 — The Business Combination Proposal” for more information regarding the Business Combination and the Business Combination Proposal.

Opinion of Scura Partners LLC to Spartacus’ Board of Directors

Although not required, Spartacus’ board of directors decided to obtain a financial fairness opinion to provide additional support to the board’s analysis that (i) the consideration to be paid by us in the Business Combination pursuant to the Merger Agreement was fair to Spartacus, from a financial point of view, and (ii) the fair market value of NextNav implied by the various financial analyses Scura Partners LLC (“Scura Partners”) conducted in connection with its opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the Trust Account). Spartacus concluded that the fairness opinion was not required because Spartacus’ board of directors concluded that NextNav is not affiliated entity, in part due to Mr. Subin’s indirect and small ownership in Holdings, (even though MILFAM CI LLC SPARTACUS, one of the two managing members of our Sponsor, is controlled by MILFAM CI Management LLC, which is owned and controlled by Neil Subin, who owns a 40% interest worth approximately $350,000 (which Mr. Subin owns a 40% economic interest, or $140,000) in Xiphius LLC, which owns 87,414 total units (or a 0.05% interest) in Holdings).

In connection with the Business Combination, our financial advisor, Scura Partners, delivered a written opinion, dated June 7, 2021 (the “Opinion”), to our board of directors that, as of June 7, 2021, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such opinion, (i) the consideration to be paid by us in the Business Combination pursuant to the Merger Agreement was fair to Spartacus, from a financial point of view, and (ii) the fair market value of NextNav implied by the various financial analyses Scura Partners conducted in connection with its opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the Trust Account).

The full text of the Opinion, which describes the assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications contained in such opinion, is attached to this proxy statement/prospectus as Annex F and is incorporated herein by reference. We urge you to read the Opinion carefully in its entirety. Scura Partners’ Opinion does not constitute a recommendation to any holder of shares of our common stock as to how such holder should vote or act with respect to the Merger Agreement or the Business Combination Proposal, whether such holder should exercise its redemption rights with respect to its shares of our common stock or as to any other matter.

Redemption Rights

Pursuant to our charter, holders of our public shares may elect to have their shares redeemed for cash at a redemption price per share calculated in accordance with our charter. As of June 30, 2021, this would have amounted to approximately $10.15 per share. If a holder of public shares properly exercises his, her or its redemption rights, then such holder will be exchanging his, her or its shares of our Class A common stock for cash and will no longer own such shares. See the section entitled “Special Meeting of Spartacus Stockholders — Redemption Rights and Procedures” for the procedures to be followed if you wish to redeem your shares for cash and not continue to own our Class A common stock following consummation of the Business Combination.

Notwithstanding the foregoing, a holder of public shares, together with any of its affiliates or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from exercising redemption rights with respect to 15% or more of the public shares.

We will not consummate the Transactions or redeem any public shares if public stockholders redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 or that would cause us to have insufficient funds under the Merger Agreement. It is a condition to closing under the Merger Agreement that the Company’s available closing date total cash (including cash in the Trust Account after giving effect to any redemptions and payment of transaction expenses, and the proceeds of the PIPE Financing) be equal to or greater than $250.0 million.

Impact of the Business Combination on Shelf’s Public Float

We anticipate that, upon completion of the Business Combination, assuming that none of our stockholders exercise redemption rights and that an aggregate of approximately 112.9 million shares of Shelf common stock will be issued as consideration in the Business Combination, (1) our Sponsor will hold approximately 4.4% of Shelf’s outstanding common stock, (2) our public stockholders will hold approximately 17.7% of Shelf’s outstanding common stock, (3) the PIPE Investors will hold approximately 18.2% of Shelf’s outstanding common stock, and (4) the Holdings Exchanging Parties will hold approximately 59.7% of Shelf’s outstanding common stock. If approximately 14.0 million shares of our Class A common stock are redeemed for cash, which assumes the maximum redemption of our shares while still providing for a minimum of $250.0 million of available cash on the closing date after giving effect to payments to redeeming stockholders and the Company’s and certain Sponsor transaction expenses and the proceeds from the PIPE Financing, and an aggregate of approximately 98.9 million shares of Shelf common stock will be issued as consideration in the Business Combination, upon completion of the Business Combination, (1) our Sponsor will hold approximately 5.1% of Shelf’s outstanding common stock, (2) our public stockholders will hold approximately 6.0% of Shelf’s outstanding common stock, (3) the PIPE Investors will hold approximately 20.7% of Shelf’s outstanding common stock, and (4) the Holdings Exchanging Parties will hold approximately 68.2% of Shelf’s outstanding common stock. These ownership percentages do not take into account (1) any warrants or options to purchase Shelf common stock that will be outstanding following the Business Combination, or (2) any equity awards that may be issued under our proposed Omnibus Plan and our Employee Stock Purpose Plan following the Business Combination. If any shares of our Class A common stock are redeemed by our public stockholders in connection with the Business Combination, the percentage of Shelf’s outstanding common stock held by our public stockholders will decrease and the percentage of Shelf’s outstanding common stock held by each of our initial stockholders, Sponsor and each Seller will increase. Similarly, if the number of shares issued as consideration in the Business Combination is greater than our estimates, the percentage of Shelf’s outstanding common stock held by our public stockholders, our initial stockholders will decrease and the percentage of Shelf’s outstanding common stock held by each Seller will increase.

Board of Directors of Shelf Following the Business Combination

Upon consummation of the Business Combination, Shelf’s board of directors will consist of Gary Parsons, Ganesh Pattabiraman, Peter Barris, Bandel Carano, James B. Fleming, Alan B. Howe, and Peter D. Aquino. Each of our incumbent directors, Peter D. Aquino, Igor Volshteyn, Alan B. Howe, Eric Edidin, Andrew Day, Shelly C. Lombard, and Skyler Wichers, have advised us that they will resign from our board of directors upon closing of the Business Combination. See the section entitled “Management Following the Business Combination” for additional information.

Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the related rules and regulations issued by the Federal Trade Commission (the “FTC”), certain transactions, including the Business Combination, may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the United States Department of Justice (the “DOJ”), and the applicable waiting period has expired or been terminated. The completion of the Business Combination is conditioned upon the expiration or early termination of the HSR Act waiting period. On June 17, 2021, we and Holdings filed our respective notification and report forms under the HSR Act with the DOJ and the FTC. The initial waiting period expired on July 19, 2021. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Additional Mutual Covenants” for additional information.

NextNav has submitted applications to the FCC for authorization to transfer control from NextNav to Shelf of certain FCC licenses, authorizations, approvals and registrations currently held indirectly by NextNav. The FCC must approve such transfer of control applications.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Under this method of accounting, Spartacus will be treated as the “acquired” company and NextNav will be considered the accounting acquiror for accounting purposes. The Business Combination will be treated as the equivalent of NextNav issuing security for the net assets of the Company, accompanied by a recapitalization. The net assets of NextNav and Spartacus will be stated at historical cost. No goodwill or intangible assets will be recorded in connection with the Business Combination.

Appraisal Rights

Appraisal rights are not available to our stockholders or warrant holders in connection with the Mergers. See the section entitled “Appraisal Rights” for additional information.

U.S. Federal Income Tax Considerations

For a discussion of the material U.S. federal income tax considerations of the exercise of redemption rights and the tax consequences to stockholders as a result of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Spartacus’ Reasons for the Business Combination

Our board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, has determined that the Merger Agreement and the transactions contemplated thereby are fair and in the best interest of the Company and our stockholders, and unanimously recommends that our stockholders vote “FOR” the Business Combination Proposal. For a description of the reasons considered by our board of directors in deciding to recommend adoption of the Merger Agreement, see the sections entitled

“Proposal No. 1 — The Business Combination Proposal — Spartacus’ Board of Directors’ Reasons for the Approval of the Business Combination” and “Proposal No. 1 — The Business Combination Proposal — Recommendation of the Board.”

The Charter Proposals

In connection with the Business Combination Proposal, and in order to allow us to complete the Business Combination, we are asking you to approve the NextNav Charter in its entirety, including, among other items, the authorized capital as indicated therein, the removal of certain blank check company provisions, and the change of name of “Spartacus Acquisition Corporation” to “NextNav Inc.” We encourage stockholders to carefully consult the information set out below under “Proposal Nos. 2A-2N — The Charter Proposals” of this proxy statement/prospectus and a complete copy of the NextNav Charter is attached hereto as Annex B.

The Incentive Plan Proposal

We are asking you to consider and vote upon a proposal to approve Omnibus Plan, in order to allow us to grant equity-based compensation awards to our directors, officers, employees, consultants and other service providers in recognition for their contributions and to align their interests with those of our future stockholders. We encourage stockholders to carefully consult the information set out below under “Proposal No. 3 — The Incentive Plan Proposal” of this proxy statement/prospectus and a complete copy of the Omnibus Plan is attached hereto as Annex D.

The Employee Stock Purchase Plan Proposal

We are asking you to approve adoption of the proposed Employee Stock Purchase Plan. An employee stock purchase plan encourages employees to acquire shares of common stock, thereby fostering broad alignment of employees’ interests with the interests of stockholders; fosters good employee relations; and provides a tool to recruit, retain, and reward employees in an extremely competitive environment. We encourage stockholders to carefully consult the information set out below under “Proposal No. 4 — The Employee Stock Purchase Plan Proposal” of this proxy statement/prospectus and a complete copy of the Omnibus Plan is attached hereto as Annex E.

The Existing Director Election Proposal

We are asking our holders of Class B common stock to consider and vote upon a proposal to elect three Class I directors to serve on our board of directors until the 2024 annual meeting of stockholders, or in each case until his or her respective successors are duly elected and qualified by our board of directors or until his or her earlier death, resignation, or removal from office. If the Business Combination is consummated, Spartacus will become a wholly owned subsidiary of Shelf and we expect each of Spartacus’ directors will resign. See the section entitled “Proposal No. 5 — The Existing Director Election Proposal” for more information.

The New Director Election Proposal

We are asking you to consider and vote upon a proposal to elect, effective as of, and contingent upon, the consummation of the Business Combination, seven persons to serve as directors on Shelf’s board of directors, until the expiration of their applicable term, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death. See the section entitled “Proposal No. 6 — The New Director Election Proposal” for more information.

The Nasdaq Proposal

Assuming the Business Combination Proposal is approved, we are asking our stockholders to approve the Nasdaq Proposal. The Nasdaq Proposal is a proposal to approve, assuming the Business Combination Proposal and the charter Proposals are approved and adopted, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of more than 20% of our issued and outstanding Class A common stock in connection with Subscription Agreements entered into for the PIPE Financing to be completed immediately prior to the consummation of the Business Combination. For additional information, see the section entitled “Proposal No. 7 — The Nasdaq Proposal”.

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the special meeting to permit us to approve the Business Combination Proposal, the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposals, or the Nasdaq Proposal, the Adjournment Proposal allows us to adjourn the special meeting to a later date, if necessary, to permit further solicitation of proxies. See the section entitled “Proposal No. 8 — The Adjournment Proposal” for more information.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting is represented online or by proxy. An abstention from voting, shares represented at the special meeting online or by proxy but not voted on one or more proposals or the failure of a stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee on one or more but less than all of the proposals set forth in this proxy statement/prospectus (a “broker non-vote”) will each count as present for the purposes of establishing a quorum. As of the date of this proxy statement/prospectus, our Sponsor (and their affiliates (as defined by Rule 405 under the Securities Act)), executive officers and directors own, in the aggregate, approximately 22% of our outstanding shares of common stock. All of such shares will be voted in favor of the Business Combination Proposal and other proposals described in this proxy statement/prospectus and presented at the special meeting.

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote on such proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of each of the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the total votes cast on such proposal. In order to be elected as a director as described in (i) the Existing Director Election Proposal, a nominee must receive a plurality of all the votes cast only by holders of Class B common stock at the special meeting, which means that the nominees with the most votes are elected and (ii) the New Director Election Proposal, a nominee must receive a plurality of all the votes cast at the special meeting, which means that the nominees with the most votes are elected. Accordingly, neither a stockholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the charter Proposals, Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposals, the Nasdaq Proposal, or the Adjournment Proposal.

The Business Combination Proposal is conditioned on the approval of the charter Proposals, the New Director Election Proposal and the Nasdaq Proposal. In addition, (i) the charter Proposals are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal, (ii) the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Business Combination Proposal, the charter Proposals and the Nasdaq Proposal, (iii) the New Director Election Proposal is conditioned on the approval of the Business Combination Proposal, the charter Proposals and the Nasdaq Proposal and (iv) the Nasdaq Proposal is conditioned on the Business Combination Proposal and the charter Proposals. Neither the Existing Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in the proxy statement/prospectus. It is important for you to note that if the Business Combination Proposal is not approved by our stockholders, or if any other proposal is not approved by our stockholders and we and NextNav do not waive the applicable closing condition under the Merger Agreement, then we will not consummate the Transactions. If we do not consummate the Business Combination and fail to complete an initial business combination by April 19, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders, unless our stockholders approve an amendment extending the period for us to complete a business combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Covenants of the Parties” for more information.

Recommendation to Spartacus Stockholders

Our board of directors believes that each of the Business Combination Proposal, the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposals, the Nasdaq Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interest of Spartacus and unanimously recommends that our stockholders vote “FOR” each of the proposals.

PIPE Financing

In connection with the execution of the Merger Agreement, on June 9, 2021, the Company and Shelf entered into the Subscription Agreements with each of the PIPE Investors for the PIPE Financing, pursuant to which the PIPE Investors agreed to purchase, and the Company and Shelf agreed to sell to the PIPE Investors, an aggregate of 20,500,000 PIPE Shares for a purchase price of $10.00 per PIPE Share and an aggregate purchase price of $205,000,000, in the PIPE Financing. In the PIPE Financing, PIPE Investors subscribed to purchase PIPE Shares for a purchase price of $10.00 per PIPE Share as compared to the IPO, where investors purchased public units (containing one public share and one-half of one Public Warrant) for $10.00 per public unit.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements will take place substantially concurrently with the closing of the business combination and is contingent upon, among other customary closing conditions, the subsequent consummation of the business combination. The purpose of the PIPE Financing is to raise additional capital for use by the post-combination company following the closing of the business combination.

The PIPE Shares are identical to the public shares; however, the Shelf shares to be issued in connection with the cancellation of the public shares, in connection with the mergers, are being registered under the Securities Act as part of this proxy statement/prospectus on Form S-4, whereas the PIPE Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Regulation D of the Securities Act. Shelf will grant the PIPE Investors certain registration rights in connection with the PIPE Financing, including agreeing to file (at Shelf’s sole cost and expense) a registration statement registering the resale of the Shelf common stock issuable in respect of the PIPE Shares with the SEC no later than the 15th business day following the closing date of the business combination (the “PIPE Resale Registration Statement”). Shelf will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but, in general, no later than the 60th calendar day following the closing date of the business combination (or, in the event the SEC notifies Shelf that it will “review” the PIPE Resale Registration Statement, the 90th calendar day following the date thereof).

For more information about the Subscription Agreements, see the subsection entitled “Proposal No.1 the Business Combination Proposal — Additional Agreements — Subscription Agreements” for more information.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of these proposals, you should also consider that our Sponsor and directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. As more fully set forth below, the Sponsor and its affiliates have approximately $8.7 million in the aggregate at risk that depends upon the completion of a business combination. Specifically, (i) $25,000 of such amount was paid for the 5,000,000 founders shares (which if unrestricted and freely tradable would be valued at approximately $50.0 million, based on the closing price of our Class A common stock on August 2, 2021), (ii) $8,104,244 for its 8,104,244 private placement warrants (which based on our quarterly third-party valuation was valued at $1.42 per private placement warrant, or approximately $11.5 million in the aggregate, as of June 30, 2021), and (iii) as of August 10, 2021, there was $600,000 drawn under a working capital loan from our Sponsor. The foregoing interests, and those set forth in more detail below, present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with public stockholders – as such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. These interests include, among other things, the interests listed below:

•        Our Sponsor and certain of our officers and directors will hold Shelf common stock following the Business Combination, subject to lock-up agreements.

•        Our Sponsor and certain of our officers and directors will hold private placement warrants to purchase shares of Shelf common stock.

•        MILFAM Investments LLC, an affiliate of MILFAM CI LLC SPARTACUS, one of the managing members of our Sponsor, paid $5.0 million for its 500,000 public units (which if unrestricted and freely tradable would be valued at approximately $5.3 million, based on the closing price of our public units on August 2, 2021) (MILFAM Investments LLC has not waived its redemption rights in connection with the underlying 500,000 public shares.).

•        Our Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of our initial business combination.

•        Our Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete our initial business combination by April 19, 2022 from the closing of our IPO. However, if our Sponsor, officers or directors acquire public shares in or after our IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination by April 19, 2022.

•        Our Sponsor paid (i) $25,000 for its 5,000,000 founder shares that it currently owns (which if unrestricted and freely tradable would be valued at approximately $50.0 million, based on the closing price of our Class A common stock on August 2, 2021) and (ii) $8,104,244 for its 8,104,244 private placement warrants (which based on our quarterly third-party valuation was valued at $1.42 per private placement warrant, or approximately $11.5 million in the aggregate, as of June 30, 2021) and that such securities are expected to have a significantly higher value at the time of the consummation Business Combination and will have little or no value if we do not complete the Business Combination.

•        The fact that given the differential in purchase price that our Sponsor paid for the founder shares as compared to the price of the public units sold in the IPO and the substantial number of shares of Shelf common stock that our Sponsor will receive upon conversion of the founder shares in connection with the Business Combination, our Sponsor and its affiliates may realize a positive rate of return on such investments even if other public stockholders experience a negative rate of return following the Business Combination.

•        If the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        The nomination of Peter D. Aquino and Alan B. Howe, two of our existing directors, as directors of Shelf following the closing.

•        As of August 10, 2021, there was $600,000 drawn under a working capital loan from our Sponsor (all of such working capital loan may be convertible into warrants at the price of $1.00 per warrant).

•        CCUR Holdings, Inc, one of the managing members of our Sponsor, and MILFAM Investments LLC, an affiliate of MILFAM CI LLC SPARTACUS, one of the managing members of our Sponsor, entered into a Subscription Agreement to each purchase 1,105,000 PIPE Shares in the PIPE Financing.

•        MILFAM CI LLC SPARTACUS, one of the two managing members of our Sponsor, is controlled by MILFAM CI Management LLC, which is owned and controlled by Neil Subin, who owns a 40% interest worth approximately $350,000 (which Mr. Subin owns a 40% economic interest, or $140,000) in Xiphius LLC, which owns 87,414 total units (or a 0.05% interest) in Holdings.

Additionally, all of the officers of NextNav and certain of the directors of NextNav will become officers and directors of Shelf following the Business Combination and will receive compensation from Shelf. Any equity interests in NextNav held by such officers and directors will be converted to interests in Shelf following the Business Combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding us, our securities or NextNav, our Sponsor, directors, officers and their respective affiliates may purchase our securities on the open market, and may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or who have elected or redeem, or indicate an intention to redeem, their shares in connection with the Business Combination. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per-share pro rata portion of the Trust Account. Our Sponsor, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of our common stock or vote their shares in favor of the Business Combination Proposal. While the exact nature of such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value. Our Sponsor, directors, officers or their respective affiliates will not effect any such purchases when they are in possession of any material non-public information relating to us or NextNav, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act.

The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved and to decrease the likelihood that holders will request redemption of public shares and cause us to have insufficient funds to pay the cash portion of the Business Combination consideration and other amounts required under the Merger Agreement. Entering into any such arrangements may have a depressive effect on the price of our common stock or the common stock of Shelf. For example, if as a result of these arrangements an investor or holder purchases shares for nominal value, the investor or holder may be more likely to sell such shares immediately following the closing of the Business Combination for a price below market value.

If such transactions are effected, the consequence could be to cause the Business Combination Proposal to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert disproportionate influence over the approval of the Business Combination Proposal and other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement/prospectus, no such agreements to sell or purchase shares prior to the record date have been entered into with any such investor or holder. We will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that are not described in this proxy statement/prospectus and that would materially affect the vote on the Business Combination Proposal.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, whether or not you plan to virtually attend the special meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 41.

Risk Factor Summary

The transactions described in this proxy statement/prospectus involve various risks, and you should carefully read and consider the factors discussed under “Risk Factors.” The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect Spartacus’ ability to effect a business combination, and may have an adverse effect on the business, cash flows, financial condition and results of operation of Spartacus and NextNav prior to the Business Combination and that of the Shelf subsequent to the Business Combination. Some of these principal risks include the following and may be further exacerbated by the COVID-19 pandemic:

Risks Related to the NextNav Business and the Industry

•        NextNav has incurred significant losses since inception. NextNav expects to incur losses in the future and NextNav may not be able to achieve or maintain profitability.

•        NextNav’s limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.

•        Pinnacle z-axis is a brand new capability, and adoption may be delayed by NextNav’s potential customers’ unfamiliarity with 3D position, a lack of ecosystem support (e.g., specific device sensors, 3D routing) and/or other factors.

•        The majority of NextNav’s business plan depends on selling services that must be licensed and integrated into its customers platforms for sales to end users, and NextNav typically only generates revenue from the arrangements when end users access those third party platforms and utilize NextNav’s services.

•        NextNav faces intense competition in its market, especially from competitors that offer their location services for free, which could make it difficult for it to acquire and retain customers and end users.

•        NextNav’s Pinnacle network infrastructure is dependent on a hosting arrangement with AT&T.

•        NextNav relies, in part, on AT&T for distribution of its services to FirstNet® customers.

•        NextNav’s services may not be adopted by wireless carriers for E911.

•        Distribution and marketing of, and access to, NextNav’s services in smartphones are contingent on its distribution partners’ and customers’ access to a variety of third-party platforms. If these third parties limit, prohibit, or otherwise interfere with or change their policies in any material way, it could adversely affect NextNav’s business, financial condition, and results of operations.

•        NextNav relies on a limited number of key vendors for timely supply of components or services for its service offerings. If these vendors experience problems, NextNav could fail to obtain the equipment and services NextNav requires to operate its business successfully.

•        NextNav’s services are available within defined network footprints, and if NextNav is not able to deploy new infrastructure NextNav will not be able to expand its service area.

•        Significant disruptions of NextNav’s information technology systems or data security incidents, or the perceived failure to adequately protect personal information or other confidential or proprietary data, could trigger contractual and legal obligations, harm NextNav’s reputation, subject NextNav to liability, cause NextNav to modify its business practices and otherwise adversely affect its business, financial condition and results of operations.

•        The failure to successfully obtain, maintain and enforce intellectual property rights and defend against challenges to NextNav’s intellectual property rights could adversely affect NextNav.

Risks Related to Legal and Regulatory Matters

•        NextNav’s business depends on access to radio spectrum to provide certain of NextNav’s location services and access to such spectrum on a nationwide basis is not a certainty.

•        NextNav’s Multilateration Location and Monitoring Service (“LMS”) licenses are subject to renewal and to end-of-term build-out requirements maintained by the FCC and no certainty exists that NextNav will be able to secure ongoing renewals of its licenses and no certainty exists that NextNav will be able to comply with the build out requirements and retain its licenses.

•        NextNav’s business is subject to a wide variety of additional extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on NextNav’s business.

•        NextNav is subject to stringent U.S. export control and economic sanctions laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, NextNav’s failure to secure timely U.S. government authorizations under these laws and regulations, or NextNav’s failure to comply with these laws and regulations could have a material adverse effect on NextNav’s business, financial condition and results of operations.

•        NextNav is exposed to risks related to geopolitical and economic factors, laws and regulations and NextNav’s international business subjects us to numerous political and economic factors, legal requirements, cross-cultural considerations and other risks associated with doing business globally.

Risks Relating to Spartacus and the Business Combination

•        The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an initial public offering and may create risks for our unaffiliated investors.

•        Following the consummation of the Business Combination, Shelf’s only significant asset will be ownership of NextNav’s business.

•        Nasdaq may not list Shelf’s securities on its exchange, and if they are listed, Shelf may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in its securities and subject it to additional trading restrictions.

•        Even if we consummate the Business Combination, the warrants may never be in the money, and they may expire worthless.

•        Shelf may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

•        Our stockholders will experience immediate dilution due to the issuance of Shelf common stock to the Holdings Exchanging Parties as consideration in the Business Combination. Having a minority share position likely reduces the influence that our current stockholders have on the management of Shelf.

•        Our Sponsor, directors and officers may have a conflict of interest in determining to pursue the acquisition of NextNav because certain of their interests are different from or in addition to (and which may conflict with) the interests of our public stockholders, and such interests may have influenced their decisions to approve the Business Combination and recommend that our stockholders approve the Business Combination Proposal.

•        Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

•        The unaudited pro forma financial information included in this proxy statement/prospectus may not be indicative of what our actual financial position or results of operations would have been.

•        Under the Merger Agreement, we have no right to seek indemnification from NextNav or the Holdings Exchanging Parties following the Business Combination.

Risks Relating to the Redemption

•        Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to 15% or more of the public shares.

•        If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the funds held in our Trust Account.

Risks if the Business Combination is Not Consummated

•        If we are not able to complete the Business Combination with NextNav by April 19, 2022, we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate, in which case our public stockholders may receive only $10.15 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.

•        If the Business Combination is not consummated, you will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

•        If the funds not being held in the Trust Account are insufficient to allow us to operate until at least April 19, 2022, we may be unable to complete our initial business combination.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SPARTACUS

Spartacus is providing the following selected historical financial information to assist the analysis of the financial aspects of the Business Combination.

Spartacus’ statement of operations data for the period from August 10, 2020 (inception) through December 31, 2020 and balance sheet data as of December 31, 2020 are derived from Spartacus’ audited financial statements included elsewhere in this proxy statement/prospectus. Spartacus’ statement of operations data for the six months ended June 30, 2021 and balance sheet data as of June 30, 2021 are derived from Spartacus’ unaudited financial statements included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with Spartacus’ consolidated financial statements and related notes and “Spartacus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Spartacus.

	For the six months ended June 30, 2021	For the period from August 10, 2020 (inception) through December 31, 2020
	(Unaudited)
Income Statement Data:
Loss from operations	$(2,673,311)	$(787,746)
Net loss	$(4,441,634)	$(3,733,764)
Basic and diluted weighted-average shares outstanding, Class A common stock subject to possible redemption	16,948,707	8,663,166
Basic and diluted net income per share	$—	$—
Basic and diluted weighted-average shares outstanding, non-redeemable common stock	8,051,293	6,546,624
Basic and diluted net loss per non-redeemable common share	$(0.55)	$(0.57)
Balance Sheet Data (at period end):
Cash	$141,508	$1,007,130
Cash and securities held in Trust Account	203,004,294	203,028,982
Total assets	203,563,961	204,201,203
Total liabilities	33,983,562	30,109,170
Class A common stock subject to possible redemption	164,580,398	169,092,032
Total stockholders’ equity	5,000,001	5,000,001

SELECTED HISTORICAL FINANCIAL INFORMATION OF HOLDINGS

The following table shows the selected historical financial information of Holdings for the periods and as of the dates indicated.

The selected statement of comprehensive loss of Holdings for the years ended December 31, 2020 and 2019 and the balance sheet data as of December 31, 2020 were derived from the audited historical consolidated financial statements of Holdings. The selected statement of comprehensive loss of Holdings for the six months ended June 30, 2021 and 2020 and the balance sheet data as of June 30, 2021 was derived from the unaudited interim consolidated financial statements of Holdings. The balance sheet data as of June 30, 2021 and as of June 30, 2020 were derived from unaudited interim information not included in this proxy statement/prospectus.

The following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “NextNav’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Holdings’ consolidated financial statements and the related notes. Holdings’ historical results are not necessarily indicative of Holdings’ future results, and Holdings’ results as of and for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.

As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Holdings, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results Shelf will see going forward. See the sections entitled “Summary of the Proxy Statement/Prospectus — The Parties to the Business Combination — NextNav Holdings, LLC” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In thousands except shares	For the year ended December 31, 2020	For the year ended December 31, 2019	For the six months ended June 30, 2021	For the six months ended June 30, 2020
Income Statement Data:
Revenue	$569	$164	$467	$262
Operating Expense	30,038	17,445	21,714	11,329
Income (loss) from operations	(29,469)	(17,281)	(21,247)	(11,067)
Interest expense	(10,037)	(2,960)	(5,858)	(4,588)
Other Income (expense)	(97,792)	1,958	(38,910)	(931)
Income tax benefit (expense)	(38)	(19)	(28)	(13)
Net income (loss)	$(137,336)	$(18,302)	$(66,043)	$(16,599)
Balance Sheet Data (at period end):
Cash and cash equivalents and restricted cash	$13,669	$14,481	$7,739	$23,642
Total assets	44,902	39,294	44,534	48,377
Total liabilities	165,676	30,117	230,431	55,763
Total preferred interests	369,604	336,532	383,435	352,731
Total member’s deficit	(490,378)	(327,355)	(569,332)	(360,117)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information (the “selected pro forma data”) gives effect to the Mergers as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization under the scope of ASC 805, in accordance with U.S. GAAP. Under this method of accounting, Spartacus will be treated as the “acquired” company and NextNav will be considered the accounting acquiror for accounting purposes. The Business Combination will be treated as the equivalent of NextNav issuing security for the net assets of the Company, accompanied by a recapitalization. The net assets of NextNav and Spartacus will be stated at historical cost. No goodwill or intangible assets will be recorded in connection with the Business Combination.

The selected unaudited pro forma condensed combined balance sheet data as of June 30, 2021 gives effect to the Business Combination and financing activities described above as if they had occurred on June 30, 2021. The selected unaudited pro forma condensed combined statement of comprehensive loss for the six months ended June 30, 2021 and for the year ended December 31, 2020 give effect to the Transactions as if they had occurred on January 1, 2020.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the “Pro Forma Financial Statements”) of Spartacus and Holdings appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the Pro Forma Financial Statements. In addition, the pro forma financial statements were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of the entities for the applicable periods included in this proxy statement/prospectus. The selected unaudited pro forma data has been presented for informational purposes only and are not necessarily indicative of what the combined financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. In addition, the selected unaudited pro forma data does not purport to project the future financial position or operating results of Shelf subsequent to the close of the Business Combination.

	Assuming No Redemptions		Assuming Maximum Redemptions(1)
In thousands except per share data	For six months ended June 30, 2021	For year ended December 31, 2020	For six months ended June 30, 2021	For year ended December 31, 2020
Selected Unaudited Pro Forma Condensed Combined Statement of Operations
Revenue	$467	$569	$467	$569
Weighted average shares outstanding – basic and diluted(2)	117,243	117,243	103,206	103,206
Net loss per share – basic and diluted	$(0.22)	$(0.30)	$(0.25)	$(0.34)
	June 30, 2021
In thousands	Assuming No Redemption	Assuming Maximum Redemption(1)
Selected Unaudited Pro Forma Combined Balance Sheet Data
Total assets	$334,879	$192,401
Total liabilities	35,355	35,355
Total stockholders’ equity	299,524	157,046

____________

(1)      This presentation assumes that the Company’s public stockholders will redeem the maximum number of Class A common stock subject to possible redemption, or approximately 14.0 million shares for aggregate redemption payments of $142.5 million, as this scenario results in Available Closing Date Total Cash in excess of the $250.0 million minimum requirement. The number of public redemption shares of approximately 14.0 million shares was calculated based on the estimated per share redemption value of $10.15 ($203.0 million in Trust Account divided by 20 million outstanding Company public shares).

(2)      This presentation includes 4,351,662 shares of Shelf common stock underlying the AT&T Shelf Warrant.

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical equity ownership information for Shelf and unaudited pro forma condensed consolidated combined per share ownership information of Shelf after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•        Assuming No Redemption — This presentation assumes that none of the Company’s public stockholders exercise redemption rights with respect to their shares for a pro rata portion of the funds in the Company’s Trust Account upon consummation of the Business Combination.

•        Assuming Maximum Redemption — This presentation assumes that the Company’s public stockholders will redeem the maximum number of Class A common stock subject to possible redemption, or approximately 14.0 million shares for aggregate redemption payments of $142.5 million, as this scenario results in Available Closing Date Total Cash in excess of the $250.0 million minimum requirement. The number of public redemption shares of approximately 14.0 million shares was calculated based on the estimated per share redemption value of $10.15 ($203.0 million in Trust Account divided by 20 million outstanding Company public shares).

The book value per share reflects the Business Combination as if it had occurred on June 30, 2021. The loss per share information reflects the Business Combination as if it had occurred at the beginning of the period indicated.

The historical information should be read in conjunction with the sections entitled “Selected Historical Financial Information of Spartacus” and “Selected Historical Financial Information of Holdings” and the historical consolidated and combined financial statements of the entities and the related notes thereto included in this proxy statement/prospectus. The unaudited pro forma condensed consolidated combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the date indicated or will be realized upon the completion of the Business Combination. The historical information contained in the following table for the six months ended June 30, 2021 should be read in conjunction with Spartacus’ and Holdings’ unaudited condensed consolidated statement of operations for the six months ended June 30, 2021 and the related notes included elsewhere herein. The historical information contained in the following table for the year ended December 31, 2020 should be read in conjunction with Spartacus’ and Holdings’ audited consolidated statement of operations for the year ended December 31, 2020 and the related notes included elsewhere herein.

		Combined Pro Forma
	Spartacus	Assuming No Redemption	Assuming Maximum Redemption
	(dollar amounts in thousands, except share and per share amounts)
As of and for the six months ended June 30, 2021 (Unaudited)
Book value per share(1)	$0.20	$2.56	$1.52
Weighted average shares of Common Stock outstanding – basic and diluted	N/A	117,243,340	103,206,053
Weighted average shares outstanding of Class A redeemable common stock	16,948,707	N/A	N/A
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	8,051,293	N/A	N/A
Basic and diluted net income (loss) per share, Class A	$0.00	$(0.22)	$(0.25)
Basic and diluted net income per share, Class A and Class B	$0.55	N/A	N/A

		Combined Pro Forma
	Spartacus	Assuming No Redemption		Assuming Maximum Redemption
	(dollar amounts in thousands, except share and per share amounts)
As of and for the year ended December 31, 2020
Book value per share(1)(2)	$0.20	N/A	(2)	N/A	(2)
Weighted average shares of Common Stock outstanding – basic and diluted	N/A	117,243,340	(3)	103,206,053	(3)
Weighted average shares outstanding of Class A redeemable common stock	8,663,166	N/A		N/A
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	6,546,624	N/A		N/A
Basic and diluted net income (loss) per share, Class A	$0.00	$(0.30)		$(0.34)
Basic and diluted net loss per share, Class A and Class B	$(0.57)	N/A		N/A

____________

(1)      Book value per share is calculated as Total Shareholders’ (Members’) Equity (Deficit) divided by Total Basic (or Diluted) Outstanding Shares.

(2)      Pro forma balance sheet as of December 31, 2020 not required and as such, no such calculation included in this table.

(3)      Includes 4,351,662 shares of Shelf common stock underlying the AT&T Shelf Warrant.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Spartacus’, NextNav’s or their respective management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. The words “may,” “will,” “anticipate,” “believe,” “expect,” “continue,” “could,” “estimate,” “future,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “aim,” “strive,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        Spartacus’ ability to consummate the Business Combination;

•        the benefits of the Business Combination;

•        Shelf’s financial performance following the Business Combination;

•        Shelf’s strategy, future operations, projected capital resources and financial position, estimated revenues and losses, projected costs and capital expenditures, prospects and plans;

•        projections of market growth and size;

•        expansion plans and opportunities; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•        the timing to complete the Transactions;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the outcome of any legal proceedings that have or may be instituted against us or NextNav in connection with the Mergers and related transactions;

•        the inability to complete the Mergers and the other transactions contemplated by the Merger Agreement due to the failure to obtain the requisite approval of our stockholders, or other conditions to closing in the Merger Agreement;

•        Shelf’s ability to obtain the listing of its common stock and warrants on Nasdaq following the Mergers;

•        the risk that the proposed Transactions disrupt NextNav’s current operations as a result of the announcement and consummation of the transactions described herein;

•        the development of the markets for NextNav’s geolocation services;

•        delays that Shelf or NextNav may face in the development, manufacture and deployment of next generation geolocation systems;

•        the ability to recognize the anticipated benefits of the Transactions, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably;

•        costs related to the Transactions;

•        changes in applicable laws or regulations;

•        the effects of the COVID-19 pandemic on Shelf after the Business Combination;

•        the possibility that we or NextNav may be adversely affected by other economic, business and/or competitive factors; and

•        other risks and uncertainties, including those described under the heading “Risk Factors.”

LEGAL MATTERS RELATED TO THE MERGERS

As of August 3, 2021, K&L Gates LLP, our legal counsel (“K&L Gates”), has received two stockholder demand letters against Spartacus and members of Spartacus’ board of directors. The two stockholders allege a variety of disclosure deficiencies in this proxy statement/prospectus and seek disclosures of additional information. The alleged omissions generally relate to (i) certain financial projections; (ii) certain valuation analyses performed by Scura Partners; and (iii) information regarding financial advisors and their compensation.

While Spartacus believes that the disclosures set forth in this proxy statement/prospectus comply fully with applicable law, in order to moot the purported stockholders’ disclosure claims in the demands, to avoid nuisance, cost and distraction and to preclude any future efforts to delay the closing of the Transactions, Spartacus has determined to voluntarily supplement this proxy statement/prospectus to, among other things, provide certain supplemental disclosures that are set forth below. Nothing in the supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Spartacus specifically denies all allegations in the demands that any additional disclosure is or was required. Spartacus believes that the allegations in the demands are without merit.

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair the business of Shelf following the Business Combination. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included elsewhere in this proxy statement/prospectus.

Risks Related to the Business and the Industry

The following risk factors apply to the business and operations of NextNav and its consolidated subsidiaries and will also apply to the business and operations of Shelf following the completion of the Business Combination.

The effects of the ongoing COVID-19 pandemic have had and could continue to have material adverse impacts on NextNav’s business, results of operations, cash flows, and financial position.

In March 2020, the World Health Organization declared COVID-19 a pandemic. For more than a year, the COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains, and created significant volatility and disruption in the financial and capital markets. Given the continued unpredictability pertaining to the COVID-19 pandemic and the corresponding government restrictions and customer behavior, the impact on NextNav’s business continues to be uncertain and depends on a number of evolving factors that NextNav may not be able to predict or effectively respond to.

The ongoing COVID-19 pandemic has had, and could continue to have, a delaying effect on NextNav’s services, its customers and service adoption. NextNav has experienced delays in complying with the build-out requirements imposed by the Federal Communications Commission (“FCC”) with respect to its LMS licenses due to distribution delays related to the COVID-19 pandemic. The COVID-19 pandemic could limit the ability of suppliers and business partners to perform, including third-party suppliers’ ability to provide components and materials. NextNav may also continue to experience an increase in the cost of raw materials. In addition, a significant customer of NextNav has secured from the FCC a limited waiver of the FCC’s rules requiring nationwide commercial mobile radio service (“CMRS”) providers to deploy dispatchable location or z-axis technology in each of the top 25 cellular market areas (“CMAs”) by April 3, 2021 in part due to the ongoing COVID-19 pandemic. Further, any resurgence of COVID-19 may slow down NextNav’s customer adoption and deployment of the TerraPoiNT network.

In addition, NextNav has implemented remote working protocols and offered work-issued devices to employees as a result of government guidelines and internal policies that have been put in place in response to the COVID-19 pandemic. The actions of NextNav’s employees while working remotely may have a greater effect on the security of NextNav’s systems and the personal data NextNav processes, including by increasing the risk of compromise to NextNav’s systems or data arising from employees’ combined personal and private use of devices, accessing NextNav’s systems or data using wireless networks that NextNav does not control, or the ability to transmit or store company-controlled data outside of NextNav’s secured network.

The COVID-19 pandemic has also resulted in ongoing volatility in the financial and capital markets. If NextNav’s access to capital is restricted or associated borrowing costs increase as a result of developments in financial markets relating to the COVID-19 pandemic, its operations and financial condition could be adversely impacted. Any future delays as a result of COVID-19 would delay NextNav’s ability to roll-out its services, which would negatively impact its business.

NextNav has incurred significant losses since inception. NextNav expects to incur losses in the future and NextNav may not be able to achieve or maintain profitability.

NextNav has incurred significant losses since inception and until the second quarter of 2021 had not widely commercially sold its solutions. For the years ended December 31, 2020 and 2019, NextNav incurred net losses of $137.3 million and $18.3 million, respectively. Further, its TerraPoiNT services are only operating in limited commercial deployment with the U.S. government. As a result, NextNav’s losses are expected to continue and it may not achieve profitability when expected, or at all. Even if it does, NextNav may not be able to maintain or increase profitability.

NextNav expects its operating expenses to increase over the next several years as it scales its operations, increases research and development efforts relating to new offerings and technologies, hires more employees, and operates through Shelf as a public company. These efforts may be more costly than NextNav expects and may not result in meaningful revenue or growth in NextNav’s business. Any failure to initiate and increase NextNav’s revenue sufficiently to keep pace with its investments and other expenses could prevent NextNav from achieving or maintaining profitability or positive cash flow. If NextNav’s future growth and operating performance fail to meet investor or analyst expectations, or if NextNav has future negative cash flow or losses resulting from expanding NextNav’s operations, this could have a material adverse effect on NextNav’s business, financial condition and results of operations.

NextNav’s limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.

NextNav has been focused on developing the next generation of geolocation services utilizing vertical (z-axis) location services and in order for it to be profitable, NextNav’s services require substantial adoption across disparate industries. NextNav has only recently begun to commercially market its services, so it is difficult, in consideration of its limited operating history to evaluate NextNav’s future prospects and the risks and challenges it may encounter. Risks and challenges NextNav have faced or expects to face include its ability to:

•        forecast its revenue and budget for and manage its expenses;

•        attract new customers and retain existing customers;

•        effectively manage its growth and business operations, including planning for and managing capital expenditures for its current and future infrastructure, and managing its supply chain and supplier relationships related to its services;

•        effectively manage its spending on sales and marketing in order to address a disparate set of industries;

•        comply with existing and new or modified laws and regulations applicable to its business;

•        anticipate and respond to macroeconomic changes and changes in the markets in which it operates;

•        maintain and enhance the value of its reputation and brand;

•        develop and protect intellectual property; and

•        hire, integrate and retain talented people at all levels of its organization.

If NextNav fails to address the risks and difficulties that it faces, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, its business, financial condition and results of operations could be adversely affected. Further, because NextNav has limited historical financial data and operates in a rapidly evolving market, any predictions about its future revenue and expenses may not be as accurate as they would be if it had a longer operating history or operated in a more developed market. Forecasting the revenue potential of NextNav’s services is made more difficult by the fact that legacy location technologies, such as the global positioning system (“GPS”), were developed by the federal government and made available to commercial users without charge. As a result, one of the adoption hurdles that must be overcome is convincing enterprise customers that the additional accuracy and security made available by NextNav’s services justifies paying for them. NextNav has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If NextNav’s assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition and results of operations could be adversely affected.

Pinnacle z-axis is a brand new capability, and adoption may be delayed by NextNav’s potential customers’ unfamiliarity with 3D position, a lack of ecosystem support (e.g., specific device sensors, 3D routing) and/or other factors.

NextNav does not sell its Pinnacle z-axis solutions directly to end users. Instead, NextNav provides location technology that integrates with devices and applications that are created or distributed by third parties. Accordingly, NextNav’s future growth significantly depends on third parties choosing to incorporate its technology into smartphone devices, applications and other new device types and markets, such as the Internet of Things, eVTOLs, UAVs and other markets that utilize location. NextNav also depends on its customers, resellers and licensees to develop products and services with value-added features to drive sales and demand. Because GPS has been viewed in the marketplace as a reliable geolocation service provided for free to end users, NextNav’s customers may not see a business need to integrate NextNav’s solutions into its devices and applications. Despite efforts to educate customers about the need for z-axis geolocation services, there can be no assurance that such efforts will be successful and as a result, a market for NextNav’s solutions may not be created.

The majority of NextNav’s business plan depends on selling services that must be licensed and integrated into its customers platforms for sales to end users, and NextNav typically only generates revenue from the arrangements when end users access those third-party platforms and utilize NextNav’s services.

NextNav’s business plans are dependent in part on the sale of location services to its customers, which are third-party developers who use NextNav services to create applications for use in mobile devices, on vehicles and in other platforms. For these types of contracts, NextNav recognizes revenue when end users access and use its customers’ applications. Contracts of this type do not contain purchase commitments and NextNav’s limited operating history makes estimating the future variable volume and revenue associated with these contracts difficult. If NextNav’s customers take longer than expected to integrate NextNav’s services into their applications or are unable to sell their applications in the volumes or timeframes NextNav expects, then the use of NextNav’s services by end users and the related recognition of revenue could be delayed or may never occur.

NextNav faces intense competition in its market, especially from competitors that offer their location services for free, which could make it difficult for it to acquire and retain customers and end users.

The market for development, distribution and sale of location services is highly competitive. Many of NextNav’s competitors have strong name recognition, sizable customer bases and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than NextNav does. These competitors often offer competing services for free and have the financial capabilities to continue to improve upon their location services offering without charging a fee. Certain of NextNav’s competitors are already vying for market share in the 3D location space through their participation in a federal regulatory proceeding involving the FCC in which wireless mobile telephony providers are being required to enter into relationships with 3D location vendors in order to enable accurate 3D location information to be conveyed to E911 emergency dispatchers with each wireless call made to E911 emergency services. Also, although NextNav’s services currently offer an improved functionality over the services offered for free, there is no certainty that NextNav will be able to achieve broad market appeal for NextNav’s 3D location services. In addition, there is no guarantee that NextNav’s services will be as reliable and with the same geographic coverage as the currently available geolocation services, which may impact NextNav’s ability to attract customers to utilize NextNav’s products over the free services offered by NextNav’s competitors. The performance of NextNav’s services may vary based on ambient conditions, both physical and environmental which may impact the timing and location accuracy of the system. If NextNav’s services are not meaningfully superior to those available at lower or no cost, NextNav may have difficulty selling its services, achieving widespread adoption of its services and its business, financial position and results of operations may be harmed.

NextNav faces competition from multiple sources.

NextNav’s services competes against (i) other satellite and terrestrial based location technology offerings, such as GPS, Observed Time Difference of Arrival and terrestrial beacons; (ii) other providers of WiFi and cell-based positioning, such as Google, Apple, Polaris and Skyhook; (iii) venue-based solutions such as Bluetooth Low Energy; and (iv) other in-house developed location solutions. In the smartphone location provider market, because Apple and Google control a large percentage of the market share for smartphone operating systems, already provide their services on a nationwide basis, and both offer location provider services free as part of the iOS and Android markets, NextNav is constrained in the distribution and monetization of its services in that market. As noted above, those vendors that secure access to wireless handsets for their 3D location services may be able to leverage a significant competition advantage over other location service vendors. There are also a number of new location technologies in development that may further increase competition to support location capabilities in various wireless devices (such as Internet of Things) and which may require NextNav to meet more stringent accuracy standards.

Certain of NextNav’s competitors are substantially larger than NextNav and have greater financial, technical, marketing and other resources. Thus, many of these large enterprises are in a better position to withstand any significant reduction in spending by customers in its markets, and often have broader product lines and market focus, have greater brand recognition and may not be as susceptible to downturns in a single market. These competitors may also be able to bundle their products together (such as with mapping software) to meet the needs of a particular customer, may be able to respond more rapidly to new or emerging technologies or changes in customer requirements and may be capable of delivering more complete solutions than NextNav is able to provide. If large enterprises that currently do not compete directly with NextNav choose to enter its markets by acquisition or otherwise, competition for both revenue and data would likely intensify. In addition, the growth of new location technologies currently in development may further increase competition to provide these new technologies. If NextNav is not able to compete successfully for customers, its financial position may be materially adversely affected.

NextNav’s Pinnacle network infrastructure is dependent on a hosting arrangement with AT&T.

NextNav has entered into an equipment hosting agreement with AT&T Services, Inc. (“AT&T”), expiring in 2026 (subject to earlier termination after three years in certain circumstances), and there is no assurance that the agreement will be renewed. This AT&T agreement provides for such important capabilities as the hosting of NextNav’s Pinnacle network at AT&T’s wireless sites, the provision of power to the Pinnacle network equipment and AT&T data service to enable the Pinnacle network equipment to communicate with NextNav. NextNav has no contractual right to require AT&T to continue its relationship with NextNav beyond the existing term of the equipment hosting agreement and AT&T may elect not to renew NextNav’s contracts or NextNav and AT&T may not be able to come to an agreement on renewal or extension terms at or before the end of agreement term. If NextNav cannot secure a renewal or extension of the equipment hosting agreement, NextNav may have to construct a new Pinnacle network prior to expiration of the equipment hosting agreement. Constructing a new network would require significant time and resources that NextNav may not be able to secure. In addition, if there is a delay in NextNav’s ability to build a new network, its Pinnacle services may experience lengthy disruptions and outages. If NextNav is unable to maintain its relationship with AT&T, its business, financial condition and results of operations would be harmed. NextNav’s ability to transmit data is dependent on AT&T’s wireless data network and on the associated power supply available within that network. NextNav has experienced temporary and geographically limited service outages due to issues with the AT&T wireless data network.

NextNav relies, in part, on AT&T for distribution of its services to FirstNet® customers.

Simultaneous with the equipment hosting agreement described above, NextNav has entered into a services agreement with AT&T, expiring in 2022, with no renewal terms. This AT&T agreement created a relationship in which AT&T purchases, markets and sells NextNav services to its FirstNet® subscribers. NextNav has no contractual right to require AT&T to continue its relationship with NextNav, and AT&T may decide not to renew NextNav’s services contract prior to the end of its term. If NextNav is not able to secure a renewal or extension of its services agreement with AT&T, its ability to sell or market products to FirstNet® and other public safety customers may be impacted, and its business, financial and results of operations may be harmed.

NextNav’s services may not be adopted by wireless carriers for E911.

NextNav has expended significant resources developing, testing and licensing software and solutions targeted towards E911 services, the primary customers for which are wireless carriers. Certain of these wireless carriers were the subject of an enforcement action by the FCC regarding their lack of compliance with rules requiring the provision of vertical location services in the top 25 CMAs by April 3, 2021. On June 3, 2021, the FCC adopted consent decrees with each of the named wireless carriers that effectively provided an extension of one year to the April 3, 2021 compliance date in the top 25 CMA’s, but also required the carriers to begin delivering any z-axis information that was available to them and to provide interim reports on their ongoing testing and deployment efforts. The ability of NextNav to sell its Pinnacle service to the wireless carriers for E911, a service NextNav believes to exceed the current FCC accuracy requirement, is dependent upon the willingness of these carriers to use NextNav’s service to comply with the FCC mandate, which has been impacted by the FCC’s one year extension and may be impacted by the development and testing of competing solutions to the NextNav technology.

NextNav’s ability to offer its service for E911 is also influenced by the willingness of wireless device manufacturers to incorporate NextNav’s software or services into their device platforms. Apple and Google exert significant market power over services on their respective platforms, and there is no assurance that they will approve or adopt the NextNav software or services in connection with their respective platforms. If Apple and/or Google do not provide such approval, there could be a material adverse impact to NextNav’s business, financial condition and results of operations.

NextNav’s Pinnacle service in smartphones relies on the availability of barometric pressure measurements and 2D location being made available to NextNav or NextNav’s customers.

In order for NextNav’s customers to be able to utilize NextNav’s Pinnacle service in smartphones, NextNav and its customers must have access to barometric pressure measurements and 2D location information, both of which are made available by Application Programming Interfaces provided by Google and Apple. If either Google or Apple meaningfully change their terms of service related to the use of this measurement and location data, choose not to provide this data to NextNav or its customers, or choose not to incorporate location sensors in their devices, NextNav’s ability to offer its Pinnacle service to its customers on these platforms will likely be impacted.

Mass-market adoption of NextNav’s TerraPoiNT service will require integration into smartphones, which requires both hardware and software.

Mass-market adoption of NextNav’s TerraPoiNT service will require integration into smartphones, which requires additions of both hardware and software. The U.S. market for smartphones, smartphone components, and software is highly concentrated. NextNav’s ability to integrate NextNav’s service into these devices is highly dependent upon (i) the availability of mass-market TerraPoiNT processors; (ii) the integration of such processors, and associated radio components or designs, into smartphones; and (iii) the integration of NextNav’s access control and service delivery software. Key manufacturers of devices and chipsets may be unwilling to integrate TerraPoiNT processors and required components into their devices. Further, even if NextNav is able to secure agreements with these leading manufacturers, the terms under which such integrations may occur may not be favorable to it.

Distribution and marketing of, and access to, NextNav’s services in smartphones are contingent on its distribution partners’ and customers’ access to a variety of third-party platforms, in particular, mobile application stores. If these third parties limit, prohibit, or otherwise interfere with or change their policies in any material way, it could adversely affect NextNav’s business, financial condition, and results of operations.

NextNav’s customers market and distribute its products (including related mobile applications) through a variety of third-party distribution channels. NextNav’s ability to achieve broad market reach is in part dependent on the ability of its distribution partners and customers to utilize mobile application stores, such as the Apple App Store and Google Play Store. Both Apple and Google have broad discretion to change their policies regarding their mobile operating systems and app stores in ways that may limit, eliminate or otherwise interfere with NextNav’s customers’ ability to distribute or market their applications through such stores. To the extent NextNav’s customers are unable to maintain a productive relationship with either or both of them, NextNav’s relationships with these customers may be impacted and its ability to achieve broad market reach will be impacted and its business, financial condition and results of operations could be adversely affected.

NextNav relies upon Amazon Web Services to operate its cloud platform and any disruption of or interference with NextNav’s use of Amazon Web Services or the need for additional cloud support would adversely affect NextNav’s business, results of operations and financial condition.

NextNav outsources its cloud infrastructure to Amazon Web Services (“AWS”). Customers of NextNav’s products need to be able to access NextNav’s platform at any time, without interruption or degradation of performance. AWS runs its own platform that NextNav accesses, and NextNav is, therefore, vulnerable to service interruptions at AWS. NextNav has experienced and expects that in the future it may experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. Capacity constraints could be due to a number of potential causes including technical failures, natural disasters, fraud or security attacks. In addition, if NextNav’s security, or that of AWS, is compromised, NextNav’s products or platform are unavailable or NextNav’s users are unable to use its products within a reasonable amount of time or at all, then NextNav’s business, results of operations and financial condition could be adversely affected. In some instances, NextNav may not be able to identify the cause or causes of these performance problems within a period of time acceptable to NextNav’s customers. To the extent that NextNav does not effectively address capacity constraints, either through AWS or alternative providers of cloud infrastructure, NextNav’s business, results of operations and financial condition may be adversely affected. In addition, any changes in service levels from AWS may adversely affect NextNav’s ability to meet its customers’ requirements. Further, NextNav’s customers may require it to support additional cloud platforms beyond AWS, which would result in additional costs to NextNav’s business.

Any of the above circumstances or events may harm NextNav’s reputation, possibly move customers to stop using NextNav products, impair NextNav’s ability to increase revenue from existing customers, impair NextNav’s ability to grow NextNav’s customer base, subject us to financial penalties and liabilities under NextNav’s service level agreements and otherwise harm NextNav’s business, results of operations and financial condition.

NextNav relies on a limited number of key vendors for timely supply of components or services for its service offerings. If these vendors experience problems, NextNav could fail to obtain the equipment and services NextNav requires to operate its business successfully.

The components required for NextNav’s Pinnacle altitude stations and its TerraPoiNT beacons are not available in high volume and are produced by a small number of vendors. NextNav also depends on certain third-party services, in addition to those described elsewhere, for the provision of the NextNav services. If NextNav is unable to procure these components or services or design or obtain effective alternatives, NextNav may be unable to produce additional Pinnacle altitude stations or TerraPoiNT beacons, or provide services to its customers, each of which will have a significant impact on its ability to achieve mass-market adoption of its services. As a result, NextNav is reliant upon a limited number of suppliers of these components and services. In the event it becomes necessary to seek alternative vendors, NextNav may be unable to obtain satisfactory replacement vendors on economically attractive terms on a timely basis, or at all, which could increase costs and may negatively impact NextNav’s ability to expand its service offering or cause disruption in service.

If vendors of NextNav’s equipment or providers of services on which NextNav relies experience financial difficulties, service or billing interruptions, patent litigation or other problems, NextNav’s growth and operating results could be negatively impacted.

NextNav’s services are available within defined network footprints, and if NextNav is not able to deploy new infrastructure NextNav will not be able to expand its service area.

NextNav’s services are available within defined network footprints. Unlike certain of its competitors that do not require the deployment of network infrastructure to provide location services, NextNav is not able to sell its services outside of these footprints where its customers may require services. In order to expand NextNav’s footprint, it would need to invest significant time and financial resources to build-out additional infrastructure and there is no certainty that even if NextNav were to be able to secure the financial resources to do so, that it would be able to expand its footprint successfully. In addition, as discussed in a subsequent section, certain of NextNav’s services, such as its TerraPoiNT service, depend on access to radio spectrum. Although NextNav holds FCC spectrum licenses covering the vast majority of the U.S. population, NextNav does not currently have access to licensed radio spectrum in every location in the United States, and has not yet secured access to radio spectrum in locations outside the United States. If NextNav is not able to deploy new infrastructure, it will not be able to expand NextNav’s service area, customers that require service outside of NextNav’s footprints may choose other service providers, or may combine NextNav service with other offerings, which may impact the value of NextNav’s business.

There is no guarantee that TerraPoiNT service will be sold to commercial users or achieve broad commercial support in the United States or internationally.

NextNav’s TerraPoiNT services have not been implemented for broad commercial use and there is no guarantee that TerraPoiNT services will be widely adopted. Further, there is no certainty that one of NextNav’s competitors will not develop and commercialize a different solution in the meantime supplanting NextNav’s market. In addition, NextNav’s ability to sell TerraPoiNT service may be impacted by political or technological preferences. Foreign countries, especially those with significant resources, may prefer solutions that originated in their country or region, which may limit NextNav’s global growth potential. There is no certainty that NextNav’s agreements and/or pending discussions with international strategic partners will result in operational systems, from which NextNav derives revenues or other economics, in other countries. If NextNav is unable to sell TerraPoiNT commercially or to an international market, this will have a negative impact on NextNav’s business.

NextNav’s solutions depend on the use of location by a wide range of applications, including mobile marketing applications. Privacy concerns relating to location data, generally, and NextNav’s technology could damage its reputation and deter current and potential users from using its products and applications.

NextNav’s business depends on the use of location by a wide range of applications, including mobile marketing applications. User perception about the sharing of location data and concerns, more broadly, about the collection of location data, or about the specific practices of NextNav or the mobile applications that use NextNav’s location services with regard to the collection, use, disclosure, or security of location information or other privacy related matters, even if unfounded, could damage its reputation and operating results, and could result in default and/or termination of agreements NextNav has with various counterparties.

Natural or man-made disasters or terrorist attacks could have an adverse effect on NextNav’s business.

NextNav’s services are built on a terrestrial-based technical infrastructure, which is vulnerable to damage or interruption from technology failures, power surges or outages, natural disasters, fires, human error, terrorism, intentional wrongdoing or similar events. As a geolocation services provider, there is an increased risk that NextNav’s technological infrastructure may be targeted in connection with terrorism or cyberattacks, either as a primary target, or as a means of facilitating additional attacks on other targets.

NextNav is increasingly dependent on information technology systems and infrastructure to operate its business, so earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events could materially disrupt NextNav’s business operations or its provision of service in one or more markets. Costs NextNav incurs to restore, repair or replace its network or technical infrastructure, as well as costs associated with detecting, monitoring or reducing the incidence of unauthorized use, may be substantial and increase NextNav’s cost of providing service.  In addition, any of the aforementioned risks may be augmented if NextNav’s business continuity and disaster recovery plans prove to be inadequate. If any of the above events were to occur, NextNav could experience an adverse impact to its business, financial condition or results of operations. Additionally, NextNav’s insurance may not be adequate to cover the costs associated with a natural disaster or terrorist attack. NextNav also relies on third-party providers for certain of its infrastructure, any of which could also be subject to natural or man-made disasters, which could have an adverse effect on NextNav’s business.

Significant disruptions of NextNav’s information technology systems or data security incidents, or the perceived failure to adequately protect personal information or other confidential or proprietary data, could trigger contractual and legal obligations, harm NextNav’s reputation, subject NextNav to liability, cause NextNav to modify its business practices and otherwise adversely affect its business, financial condition and results of operations.

NextNav is dependent on information technology systems and infrastructure to operate its business. NextNav also relies on third parties to operate its business, whether because NextNav has outsourced certain elements of its operations (including elements of its information technology infrastructure) to third parties, or may have incorporated third-party technology into NextNav’s platform, or rely on third parties to incorporate NextNav’s products and services into their offerings. As a result, a number of third parties may or could have access to NextNav’s information technology systems (including NextNav’s computer networks) or to NextNav’s confidential information. In addition, many of those third parties in turn subcontract or outsource some of their responsibilities to third parties. As a result, NextNav’s information technology systems, including the functions of third parties that are involved or have access to those systems, is large and complex. While all information technology operations are inherently vulnerable to inadvertent or intentional security breaches, incidents, attacks and exposures, the size, complexity, accessibility and distributed nature of NextNav’s information technology systems, and personal or confidential information stored on those systems, make such systems potentially vulnerable to unintentional or malicious internal and external threats on NextNav’s technology environment.

Vulnerabilities can be exploited from inadvertent or intentional actions of NextNav’s employees, third-party vendors, business partners, or by malicious third parties. Attacks of this nature are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives (including, but not limited to, industrial espionage) and expertise, including organized criminal groups, “hacktivists,” nation-states and others. For example, despite NextNav’s efforts to secure NextNav’s information technology systems and the data contained in those systems, including any efforts to educate or train NextNav’s employees, NextNav remains vulnerable to phishing attacks.

In addition to the threat of unauthorized access or acquisition of sensitive or personal information, other threats could include the deployment of harmful malware, ransomware attacks, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information. Some of these external threats may be amplified by the nature of third-party web hosting or cloud computing services or by the integration of NextNav’s product into a third party’s offerings. NextNav’s systems may experience directed attacks intended to interrupt NextNav’s operations; extract money from it; and/or obtain NextNav’s data (including without limitation end user or employee personal information or proprietary information).

Although NextNav has implemented certain systems, processes, and safeguards intended to protect its information technology systems and data from such threats and mitigate risks to NextNav’s systems and data, NextNav cannot be certain that threat actors will not have a material impact on its systems or services in the future. NextNav’s safeguards intended to prevent or mitigate certain threats may not be sufficient to protect NextNav’s information technology systems and data due to the developing sophistication and means of attack in the threat landscape. Recent developments in the threat landscape include an increased number of cyber extortion and ransomware attacks, with increases in the amount of ransom demands and the sophistication and variety of ransomware techniques and methodology. Additionally, NextNav’s third-party vendors or business partners’ information technology systems may be vulnerable to similar threats and NextNav’s business could be affected by those or similar third-party relationships. The risk of harm to NextNav’s business caused by security incidents may also increase as NextNav expands its product and service offerings and as NextNav enters into new markets. Implementing, maintaining, and updating security safeguards require substantial resources now and will likely be an increasing and substantial cost in the future.

In the event NextNav or one of its third-party providers were to suffer a security breach involving certain personal information, NextNav would have legal obligations (whether pursuant to law or contractual obligation) to notify certain regulatory authorities, affected individuals, customers and/or other entities. Such statutory and contractual disclosures are costly, could lead to negative publicity, may cause NextNav’s customers or the public to lose confidence in the effectiveness of NextNav’s security measures and require it to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach. Compliance with these obligations could delay or impede the development or distribution of new products and may cause reputational harm.

There is no way of knowing with certainty whether NextNav has experienced any data security incidents that have not been discovered. While NextNav has no reason to believe that NextNav has experienced a data security incident that NextNav has not discovered, attackers have become very sophisticated in the way they conceal their unauthorized access to systems, and many companies that have been attacked are not aware that they have been attacked. Any event that leads to unauthorized access, use or disclosure of personal information could disrupt NextNav’s business, harm NextNav’s reputation, compel it to comply with applicable federal and/or state breach notification laws and foreign law equivalents, subject it to time-consuming, distracting and expensive litigation, regulatory investigation and oversight, mandatory corrective action, require NextNav to verify the correctness of database contents, or otherwise subject it to liability under laws, regulations and contractual obligations, including those that protect the privacy and security of personal information. This could result in increased costs to NextNav and result in significant legal and financial exposure and/or reputational harm.

In addition, any actual or perceived failure by us or NextNav’s vendors or business partners to comply with NextNav’s privacy, confidentiality or data security-related legal or other obligations to third parties, or any security incidents or other unauthorized access events that result in the unauthorized access, release or transfer of sensitive information, may result in governmental investigations, enforcement actions, regulatory fines, litigation, or public statements against NextNav by advocacy groups or others, and could cause third parties, including current and potential partners, to lose trust in us including existing or potential customers’ perceiving NextNav’s platform, system or networks as less desirable. NextNav could also be subject to claims by third parties that it has breached NextNav’s privacy- or confidentiality-related obligations, which could harm NextNav’s reputation and materially and adversely affect NextNav’s business and prospects. There can be no assurance that the limitations of liability in NextNav’s contracts would be enforceable or adequate or would otherwise protect NextNav from liabilities or damages.

NextNav may become subject to litigation arising out of any security breaches, which may adversely affect NextNav’s business.

Litigation resulting from security breaches may adversely affect NextNav’s business. Unauthorized access to NextNav’s systems, networks, or physical facilities could result in litigation with NextNav’s customers or other relevant stakeholders and may result in liability of or claims for indemnification by NextNav with respect to the same. These proceedings could force NextNav to spend money in defense or settlement, divert management’s time and attention, increase NextNav’s costs of doing business, and/or adversely affect NextNav’s reputation. NextNav could be required to fundamentally change its business activities and practices or modify its products and/or platform capabilities in response to such litigation, which could have an adverse effect on NextNav’s business.  Any costs incurred as a result of this potential liability could harm NextNav’s business.

NextNav maintains insurance policies to cover certain losses relating to NextNav’s information technology systems, but there is no certainty that NextNav’s policy limits will be sufficient to cover all liabilities that it may face as the result of security incident and there is no assurance that NextNav will be able to maintain its current policies of secure new policies in the future.

NextNav maintains insurance policies to cover certain losses relating to its information technology systems. However, there may be exceptions to NextNav’s insurance coverage such that its insurance policies may not cover some or all aspects of a security incident. Even where an incident is covered by NextNav’s insurance, the insurance limits may not cover the costs of complete remediation and redress that NextNav may be faced with in the wake of a security incident and will not provide recovery for reputational harm. The successful assertion of one or more large claims against NextNav that exceeds its available insurance coverage, or results in changes to its insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on NextNav’s business. In addition, NextNav cannot be sure that its existing insurance coverage will continue to be available on acceptable terms or that NextNav’s insurers will not deny coverage as to any future claim.

NextNav depends on the availability of personnel with the requisite level of technical expertise in the telecommunications industry.

NextNav’s ability to develop and maintain NextNav’s solutions and execute NextNav’s business plan is dependent on the availability of technical engineering, information technology, service delivery and monitoring, product development, sales, management, finance and other key personnel within NextNav’s geographic location. The specialized engineers and other personnel required for NextNav’s growth are in high demand by companies with greater resources, so NextNav may have difficulty hiring and retaining critical personnel to develop and operate the NextNav services, which will have a negative impact on NextNav’s ability to grow and achieve widespread customer and user acceptance.

NextNav depends on key members of NextNav’s senior management team; NextNav’s performance could be adversely impacted if they depart and it cannot find suitable replacements.

NextNav’s success depends largely on the skills, experience and performance of key members of NextNav’s senior management team, including key members located in India (and subject to potential change in law), as well as NextNav’s ability to attract and retain other highly qualified management and technical personnel. There is competition for qualified personnel in NextNav’s industry, and NextNav may not be able to attract and retain the personnel necessary for the development of NextNav’s business. The loss of the services of key members of management and the inability or delay in hiring new key employees could adversely affect NextNav’s ability to manage its business and its future operational and financial results.

The failure to successfully obtain, maintain and enforce intellectual property rights and defend against challenges to NextNav’s intellectual property rights could adversely affect NextNav.

NextNav’s services, products and processes rely on intellectual property, including patents, copyrights, trademarks and trade secrets. In some cases, that intellectual property is owned by another party and licensed to NextNav. The value of NextNav’s intellectual property relies in part on its ability to maintain its proprietary rights to such intellectual property. If NextNav is unable to obtain or maintain the proprietary rights to its intellectual property, if it is unable to prevent attempted infringement against its intellectual property, or if it is unable to defend against claims that it is infringing on another party’s intellectual property, NextNav could be adversely affected. These adverse effects could include NextNav having to abandon, alter and/or delay the deployment of products, services or processes that rely on such intellectual property; having to procure and pay for licenses from the holders of intellectual property rights that NextNav seeks to use; and having to pay damages, fines, court costs and attorney’s fees in connection with intellectual property litigation.

Risks Related to Legal and Regulatory Matters

NextNav’s business depends on access to radio spectrum to provide certain of NextNav’s location services and access to such spectrum on a nationwide basis is not a certainty.

Certain of NextNav’s location services depend on NextNav’s ability to use portions of the radio spectrum licensed by the FCC. Through NextNav’s wholly owned affiliate, Progeny LMS, LLC, NextNav holds licenses issued by the FCC to use radio spectrum for location services within the 902-928 MHz band, identified by the FCC as Multilateration Location and Monitoring Service (“LMS”) licenses. NextNav’s LMS licenses provide coverage of most areas of the U.S. and the vast majority of populated areas within the U.S. NextNav’s licenses, however, do not provide nationwide coverage, which NextNav is likely to need to provide certain of its location services on a nationwide basis. Most of the geographic areas where NextNav lacks spectrum are generally rural in character, although NextNav does not hold licensed spectrum assets in two well populated locations, Minneapolis and Sacramento. Therefore, NextNav may need to secure additional spectrum licenses from the FCC for additional frequencies within the 902-928 MHz band or in other frequencies in order to achieve nationwide coverage or to serve every major city. Radio spectrum is a scarce public resource and no certainty exists that NextNav will be able to obtain additional licenses to provide nationwide coverage or obtain them at a reasonable cost. Although the FCC regularly issues new spectrum licenses, the FCC has not issued new LMS licenses for spectrum within the 902-928 MHz band since 2001 and it could decide to refrain from issuing any additional LMS licenses because the 902-928 MHz frequencies are also used by other services on a shared basis, including by certain unlicensed devices used in homes and for such enterprise services as utility meter reading. If the FCC does issue additional LMS licenses, the FCC is likely to distribute those licenses through an auction process, requiring NextNav to participate and compete with other bidders in such an auction, with no certainty of winning. If NextNav is unable to secure additional LMS licenses or suitable alternative spectrum in a different frequency band, NextNav’s ability to expand certain of NextNav’s services nationwide may be negatively impacted which may have a negative impact on NextNav’s business, financial condition and results of operations.

NextNav currently does not hold any rights to use licensed spectrum resources outside the U.S. The rules for securing access to spectrum rights vary in each country. Further, different portions of the radio frequency band are used for different purposes in different countries and regions. Therefore, no certainty exists that suitable spectrum resources can be identified or secured in international locations where NextNav would seek to expand its business. In those countries where suitable spectrum resources may be available, spectrum licenses are often distributed through an auction or tender process, meaning NextNav would have to compete with other applicants for access to spectrum rights, the success of which cannot be assured.

NextNav’s FCC licenses authorize the use of radio frequencies that are shared with other radio services, which could result in harmful interference and impairment to NextNav’s use of its licensed spectrum.

NextNav’s LMS licenses authorize it to use the upper portion of the 902-928 MHz band. This spectrum is a shared frequency band that is used for a number of purposes both by individuals, businesses and the federal government. Other services that are authorized to use these frequencies include federal radiolocation systems; industrial, scientific and medical devices; licensed amateur radio operations; and certain unlicensed devices. NextNav’s use of the spectrum is subject to FCC requirements that NextNav’s operations must accept harmful interference from other uses of the spectrum that have more senior rights to the spectrum. NextNav has been successful thus far in using its LMS spectrum to operate location services without experiencing material impairment of NextNav’s location services caused by more senior spectrum uses, but no certainty exists that it will be able to continue to do so. Moreover, for certain specialized uses, including with respect to aviation uses, the use of the NextNav spectrum would be subject to additional regulatory review, approvals and/or limitations. More senior uses of the 902-928 MHz band could become more numerous or could alter the characteristics of their transmissions in ways that could increase the interference to NextNav’s location services, resulting in diminished coverage, consistency and accuracy of NextNav’s location services.

In addition, NextNav is required to refrain from causing unacceptable levels of harmful interference to unlicensed wireless devices. The FCC issued a decision in 2013 that concluded that, based on field tests, NextNav had successfully demonstrated that its location services did not cause unacceptable levels of harmful interference to such unlicensed wireless devices. Third-party challenges to the FCC decision, are still pending. Further, changes in NextNav’s operations could alter the transmission characteristics of its location services, potentially requiring it to provide further demonstrations that NextNav’s location services do not cause unacceptable levels of harmful interference to those unlicensed devices. No certainty exists that the FCC would conclude in the future that NextNav remained successful in making such a demonstration a second time. If NextNav is unable to make this demonstration to the satisfaction of the FCC, NextNav may not be able to make changes to its operating characteristics, potentially preventing the future implementation of desirable innovations.

NextNav’s LMS licenses are subject to renewal by the FCC and no certainty exists that NextNav will be able to secure ongoing renewals of its licenses.

NextNav’s LMS licenses were issued by the FCC for renewable periods of ten years and the current term of NextNav’s LMS licenses expired on July 19, 2020. The FCC’s rules do not identify a specific threshold that must be demonstrated in order for NextNav to secure renewal of its LMS licenses, which means the applicable threshold is the FCC’s statutory obligation to grant a renewal of NextNav’s licenses if it serves the public interest. NextNav’s LMS licenses were initially required to be renewed on July 19, 2010. NextNav timely filed an application for renewal, which the FCC granted on January 17, 2017. The FCC’s renewal grant was expressly conditioned on NextNav’s compliance with build-out requirements, discussed further below. On July 7, 2020, NextNav filed a second request for renewal of its LMS licenses, which is still pending before the FCC. If NextNav secures the renewal of its LMS licenses, NextNav’s license renewal applications thereafter will be subject to new FCC rules placing additional conditions on license renewal applications. Specifically, in order to secure a third renewal of NextNav’s LMS licenses in 2030, NextNav will be required to demonstrate compliance with additional requirements, including that NextNav has satisfied its build-out construction requirements, that it uses its network to provide service to the public, and that the service provided is at least at the same level of service that was demonstrated at the time of NextNav’s build-out showing. No certainty exists that NextNav will receive the currently applied for renewal or continue to meet the requirements of such renewal for future applications. If NextNav fails to secure renewals for NextNav’s LMS licenses, NextNav will not be able to pursue its TerraPoiNT services as previously planned and NextNav’s business, financial condition and results of operations could be harmed.

NextNav’s LMS licenses are subject to end-of-term build-out requirements maintained by the FCC and no certainty exists that NextNav will be able to comply with the build out requirements and retain its licenses.

NextNav’s LMS licenses are subject to FCC rules that require licensees to make productive use of their licensed radio spectrum by a specific deadline and continue such use throughout the term of the licenses. If a licensee fails to satisfy one of its build-out deadlines, the FCC will declare its licenses to be null and void. Over the years, the FCC has revoked all the LMS licenses that the FCC issued to other parties for failing to satisfy their build-out requirements. In nearly all instances in which NextNav’s licenses have reached a deadline to demonstrate the build-out and use of the licensed spectrum, NextNav has either secured a favorable ruling from the FCC regarding the sufficiency of its build-out showing, or a waiver or extension of its build-out requirements. No certainty exists, however, that NextNav will be able to meet the FCC’s requirements in the future or secure waivers or extensions.

NextNav is currently required by the FCC’s build-out rules to satisfy build-out demonstrations on October 3, 2020 for NextNav’s 42 LMS licenses covering the largest 21 Economic Areas (“EAs”) in the United States, April 3, 2021 for 40 of NextNav’s LMS licenses covering the next largest 20 EAs and April 3, 2023 for NextNav’s remaining LMS licenses. The initial October 3, 2020 deadline identified above had been set for April 3, 2020, but NextNav filed a request for a six month extension of the deadline as a result of the COVID-19 pandemic, which the FCC granted on July 19, 2020, extending NextNav’s initial deadline to October 3, 2020. Based on the ongoing nature of the pandemic, on September 17, 2020, NextNav filed a request for a second six month extension of the build-out deadline. That request for extension is still pending.

To comply with its build-out requirements on each of the deadlines, NextNav must demonstrate for each of its LMS licenses either that the geographic area of its licensed network provides coverage of at least two-thirds of the population in each of the licensed areas or that NextNav is providing substantial service to end users in each of NextNav’s licensed areas. On February 2, 2021, NextNav filed a waiver request with the FCC seeking approval to use a third option, demonstrating that the geographic area of NextNav’s licensed network provides coverage of at least two-thirds of relatively tall buildings (those in excess of three stories) rather than two-thirds of the population. Although no certainty exists that the FCC will grant NextNav’s waiver request, precedent exists for such a waiver because the FCC previously adopted a rule that permits wireless carriers to demonstrate network coverage of tall buildings in order to show compliance with FCC rules addressing the provision of wireless vertical location services. The FCC has not yet acted on NextNav’s waiver request to use a two-thirds of tall buildings coverage approach. Nevertheless, NextNav employed its proposed tall building coverage approach with respect to the end-of-term build out showings that NextNav filed with the FCC for 78 of its 82 LMS licenses that were subject to an April 3, 2021 end-of-term building out deadline assuming NextNav’s September 17, 2020 second COVID-related extension is granted. On March 31, 2021, NextNav also filed a request for an additional six month extension of the April 3, 2021 build-out deadline to address the possibility that the FCC might refrain from granting NextNav’s request to demonstrate build-out compliance in some markets using network coverage of tall buildings, or might conclude that NextNav’s build-out showings are insufficient to demonstrate either two-thirds coverage of tall buildings or substantial service. No certainty exists that the FCC will conclude that NextNav’s April 3, 2021 build-out showings are satisfactory, or that it will grant a further extension of NextNav’s April 3, 2021 build-out deadline. Finally, NextNav remains subject to an April 3, 2023 deadline to demonstrate the build-out for its 144 LMS licenses covering less-populous markets. NextNav will need to secure and spend financial resources to develop network infrastructure to demonstrate compliance for these additional licenses in the 72 markets that they are authorized, or secure further extensions or waivers of the build-out requirements for these licenses. No certainty exists that NextNav will be able to comply with these requirements or secure additional extensions or waivers from the FCC of these requirements. If the FCC fails to deem NextNav’s build-out showings as acceptable and NextNav is unable to secure extensions to NextNav’s build-out deadlines or necessary waivers, the FCC will declare the applicable LMS licenses to be null and void, which will have a material adverse impact on NextNav’s ability to expand NextNav’s TerraPoiNT services as previously planned, and NextNav’s business, financial condition and results of operations will be harmed.

NextNav’s retention and use of its LMS licenses has been the subject of ongoing objections by third parties that could result in the revocation or non-renewal of NextNav’s LMS licenses.

The FCC’s oversight of radio spectrum is conducted using a largely public process that is generally governed by the Administrative Procedure Act and the FCC’s rules on public participation in spectrum allocation and licensing proceedings. As a result, NextNav’s retention and use of NextNav’s LMS licenses has been the subject of comments and objections from third parties, including other users of the 902-928 MHz frequencies and other current and former licensees of LMS spectrum. In the past, the FCC has regularly rejected and dismissed these objections to NextNav’s retention and use of NextNav’s LMS licenses, but no certainty exists that the FCC will continue to do so in the future. Certain of the previous objections remain pending before the FCC, meaning that the FCC could still act on them in a manner that is adverse to NextNav. The pending objections include pleadings that were filed on July 8, 2013 by a number of businesses that use unlicensed radio spectrum in their operations and were asking the FCC to suspend NextNav’s authority to use NextNav’s LMS spectrum for commercial purposes. In addition, several affiliated companies controlled by a former licensee of LMS spectrum have filed numerous objections and adverse pleadings against NextNav’s LMS licenses. A number of these adverse pleadings remain pending, including a recently filed petition, dated February 3, 2021, requesting the FCC to reallocate the 902-928 MHz band for other purposes. Although the FCC has consistently rejected the adverse pleadings that were filed by this individual in the past, no certainty exists that the FCC will continue to do so. If the FCC acts on any current or future objections by third parties, NextNav’s LMS licenses could be revoked or not renewed, which will have a material adverse impact on NextNav’s ability to expand TerraPoiNT as previously planned and NextNav’s business, financial condition and results of operations will be harmed.

A portion of NextNav’s business plan targets government customers, which subjects us to risks, including early termination, audits, investigations, sanctions and penalties.

One of NextNav’s business strategies is to develop business relationships with U.S. government agencies for the provision of NextNav’s products and services. NextNav currently contracts directly with U.S. government agencies, including NASA, and perform as a subcontractor to other contractors under U.S. government programs. As a U.S. government contractor, NextNav’s business is subject to statutes and regulations applicable to companies doing business with the U.S. government, including the Federal Acquisition Regulation, or FAR, and NASA FAR Supplement, or NFS.

The funding of U.S. government programs is subject to annual U.S. Congressional appropriations. Long-term government contracts and related orders are subject to cancellation if appropriations for subsequent performance periods are not made. In addition, the U.S. government may modify, curtail or terminate its contracts and subcontracts without prior notice at its convenience and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source. The termination of funding for a U.S. government program that NextNav supports, or any modification or curtailment of NextNav’s U.S. government prime contracts or subcontracts, would result in a loss of anticipated future revenue attributable to that program, which could have an adverse effect on NextNav’s operations, financial condition or U.S. government customer demand for NextNav’s products and services.

In addition, U.S. government contracts normally contain additional requirements that may increase NextNav’s costs of doing business, reduce NextNav’s profits, and expose it to liability for failure to comply with these terms and conditions. These compliance costs might further increase in the future, reducing NextNav’s margins, which could have a negative effect on NextNav’s financial condition. These requirements include, for example:

•        specialized disclosure and accounting requirements unique to U.S. government contracts;

•        financial and compliance audits;

•        public disclosures of certain contract and company information; and

•        mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

Failure to comply with these U.S. government contracting regulations and requirements may result in potential price adjustments, recoupment of U.S. government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from U.S. government contracting or subcontracting for a period of time and could have a material adverse effect on NextNav’s reputation and ability to secure future U.S. government contracts.

NextNav’s government contract activities are subject to audits and investigations by U.S. government agencies, including agency Inspectors General, regarding NextNav’s compliance with U.S. government contract requirements. If any audit, inquiry or investigation uncovers improper or illegal activities, NextNav may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, suspension of payments, fines, and suspension or debarment from doing business with the U.S. government.

In addition, if NextNav fails to comply with U.S. government contracting laws, regulations and contract requirements, its contracts may be subject to termination, and it may be subject to financial and/or other liability under its contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could adversely affect NextNav’s ability to operate NextNav’s business and NextNav’s financial results.

NextNav and its service providers collect, process, transmit, and store personal information, which creates legal obligations and may give rise to additional costs and liability. Failure to comply with federal, state and foreign laws and regulations relating to privacy and data protection could adversely affect NextNav’s business and its financial condition.

NextNav collects, processes, transmits and stores personal information, such as certain individual geolocation information, and other personal information relating to its business contacts, personnel, end users, and website visitors, and NextNav may rely in part on third parties that are not directly under its control to manage certain of these operations on its behalf. A variety of federal and state laws and regulations, as well as international laws and regulations (including as applicable General Data Protection Regulation) govern the collection, use, retention, sharing and security of this information.

The U.S. privacy and data protection legal landscape continues to evolve, with California and Virginia having enacted broad-based data privacy and protection legislation and with states and the federal government continuing to consider additional data privacy and protection legislation. The potential effects of this legislation are far-reaching and may require NextNav to modify its data processing practices and policies and to incur substantial costs and expenses in an effort to comply. The California Consumer Privacy Act (“CCPA”) went into effect in January 2020 and gives California residents certain rights with respect to their personal information such as rights to access and require deletion of their personal information, opt out of the sale of their personal information, and receive detailed information about how their personal information is used. The CCPA also provides for civil penalties for violations, as well as a private right of action for certain data breaches. The CCPA was amended, and the California Office of the Attorney General published final regulations to implement portions of the CCPA. Additionally, in November 2020, California voters passed the California Privacy Rights Act (“CPRA”) ballot initiative, which introduces significant amendments to the CCPA and confers enforcement power on a new state regulatory body to supplement the enforcement powers of the California Attorney General. The CPRA will go into effect on January 1, 2023 and new CPRA regulations are expected to be introduced. In addition, the Virginia legislature passed the Consumer Data Protection Act (“VCDPA”), which includes new consumer rights, an appeals process for certain aggrieved consumers, and data protection assessments for certain data processing activities. NextNav will need to implement mechanisms and internal processes to fulfill the new obligations under the VCDPA. Although NextNav does not have direct interaction with end users, NextNav may still be subject to these laws with respect to other personal information it processes, or by way of acting as a service provider to NextNav’s customers, which may bear additional obligations under these laws.

NextNav or its customers may also be subject to FCC rules regarding Customer Proprietary Network Information (“CPNI”) or other restrictions on NextNav’s ability to use certain data that it collects in connection with 911 or other calls. Further, the FCC’s wireless location rules subject NextNav to additional privacy restrictions with respect to its use of any location information resulting from the provision of location services to support 911 emergency services.

NextNav’s obligations under applicable data privacy laws, regulations, contracts, industry standards, self-certifications, and other documentation may include maintaining the confidentiality, integrity and availability of personal information or other data in NextNav’s possession or control, maintaining reasonable and appropriate security safeguards as part of an information security program, and limits on the use and/or cross-border transfer of such personal information or other data. These obligations create potential liability to regulators, NextNav’s business partners and customers, end users, and other relevant stakeholders and also may impact the attractiveness of NextNav’s services to existing and potential customers. Data protection laws around the world often require “reasonable”, “appropriate” or “adequate” technical and organizational security measures, and the interpretation and application of those laws are often uncertain and evolving, and there can be no assurance that NextNav’s security measures will be deemed adequate, appropriate or reasonable by a regulator or court.

Given the evolving nature of security threats and evolving safeguards, NextNav cannot be sure that its chosen safeguards will protect against security threats to its business, including the personal data that it processes. However, even security measures that are appropriate, reasonable, and/or in accordance with applicable legal requirements may not be able to fully protect NextNav’s information technology systems and the data contained in those systems, or NextNav’s data that is contained in third parties’ systems. Moreover, certain data protection laws impose on NextNav responsibility for its employees and third parties that assist with aspects of NextNav’s data processing. NextNav’s employees’ or third parties’ intentional, unintentional, or inadvertent actions may increase NextNav’s vulnerability or expose NextNav to security threats, such as phishing attacks, and NextNav may remain responsible for successful access, acquisition or other disclosure of NextNav’s data despite the quality and legal sufficiency of NextNav’s security measures.

In addition to the risk of data breaches and noncompliance with applicable law, NextNav may be exposed to additional liability for NextNav’s failure to adhere to the technical or operational security requirements of the Payment Card Industry Data Security Standards (“PCI DSS”) if and as applicable, imposed by the Payment Card Industry Security Standards Council to protect cardholder data. Penalties arising from PCI DSS enforcement are inherently uncertain as penalties may be imposed by various entities within the payment card processing chain without regard to any statutory or universally mandated framework. Such enforcement could threaten NextNav’s relationship with its banks, card brands it does business with, and its third-party payment processors.

NextNav publishes privacy policies, notices and other documentation regarding NextNav’s collection, processing, use and disclosure of personal information. Although NextNav endeavors to comply with its published policies and other published documentation, NextNav may at times fail to do so or may be perceived to have failed to do so. Moreover, despite NextNav’s efforts, it may not be successful in achieving compliance if NextNav’s employees or vendors fail to comply with NextNav’s published policies or other documentation. Such failures can subject NextNav to potential law enforcement or legal action if they are found to be deceptive, unfair, or misrepresentative of NextNav’s actual practices.

NextNav expects that new industry standards, laws and regulations will continue to be proposed regarding privacy, data protection and information security in many jurisdictions. NextNav cannot yet determine the impact such future laws, regulations and standards may have on its business. NextNav expects that the evolving regulatory interpretation and enforcement of data protection laws, such as the CCPA, CPRA, and VCDPA, as well as other domestic and foreign data protection laws, will lead to increased operational and compliance costs and may require us to make changes to NextNav’s operations, policies, and procedures.

NextNav’s business is subject to a wide variety of additional extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on NextNav’s business.

NextNav is subject to a wide variety of laws and regulations relating to various aspects of NextNav’s business, including with respect to NextNav’s wireless location services, employment and labor, health care, tax, privacy and data security, health and safety, customs and government contracting. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and NextNav cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. NextNav monitors these developments and devotes a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit NextNav’s ability to develop new business channels. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts NextNav’s business could require it to change the way it operates and could have a material adverse effect on NextNav’s sales, profitability, cash flows and financial condition.

Failure to comply with these laws or regulations or failure to satisfy any criteria or other requirement under such laws or regulations, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of NextNav’s business, may result in civil penalties or private lawsuits, or result in a delay or the denial, suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating NextNav’s business.

Additionally, regulation of NextNav’s industry is still evolving, and new or different laws or regulations could affect NextNav’s operations and increase direct compliance costs. Application of these laws to NextNav’s business may negatively impact NextNav’s performance in various ways, limiting the collaborations NextNav may pursue and increasing NextNav’s costs and the time necessary to obtain required authorization. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which NextNav is or may become subject, particularly where the layers are in conflict, could require alteration of NextNav’s services or operational parameters which may adversely impact NextNav’s business. NextNav may not be in complete compliance with all such requirements at all times and, even when NextNav believe it is in complete compliance, a regulatory agency may determine that NextNav is not.

NextNav is subject to stringent U.S. export control and economic sanctions laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, NextNav’s failure to secure timely U.S. government authorizations under these laws and regulations, or NextNav’s failure to comply with these laws and regulations could have a material adverse effect on NextNav’s business, financial condition and results of operations.

NextNav’s business plans are based in part on the distribution of NextNav’s services world-wide. NextNav is required to comply with U.S. export control laws and regulations, including the Export Administration Regulations (“EAR”) administered by the U.S. Department of Commerce’s Bureau of Industry and Security and the foreign asset control regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. Pursuant to these foreign trade control laws and regulations, NextNav is required, among other things, to (i) determine the proper licensing jurisdiction and export classification of products, software, and technology, (ii) obtain licenses or other forms of U.S. government authorization, or qualify for exceptions, to export NextNav’s products, software, and technology outside the United States, and (iii) avoid engaging in unauthorized transactions with certain sanctioned countries, territories, entities, and individuals. Violations of applicable export control and sanctions laws and related regulations, which are enforced on a strict liability basis, could result in criminal and administrative penalties, including fines and possible denial of export privileges. U.S. export licenses or license exceptions are required to transfer or make accessible certain of the Company’s software source code and technology to its non-U.S. employees (deemed exports).

In addition, U.S. export control laws and related licensing policies continue to change, further regulating the export and re-export of NextNav’s products, services, and technology from the U.S. and abroad, and increasing NextNav’s costs and the time necessary to obtain required authorization. For example, should exceptions or exemptions under the EAR be changed, NextNav’s activities otherwise authorized via these mechanisms may become unavailable and could result in the need for additional export authorizations.

Additionally, changes to the administrative implementation of export control laws at the agency level may suddenly change as a result of geopolitical events, which could result in existing or proposed export authorization applications being viewed in unpredictable ways, or potentially rejected, as a result of the changed agency level protocol. Increasing trade tensions with China and Russia, in particular, may affect NextNav’s supply chain, increase direct and indirect compliance costs, or significantly impact relations with business partners. The extensive and changing nature of these export control laws and related licensing policies may diminish NextNav’s ability to market its solutions in the certain markets.

NextNav is exposed to risks related to geopolitical and economic factors, laws and regulations and NextNav’s international business subjects us to numerous political and economic factors, legal requirements, cross-cultural considerations and other risks associated with doing business globally.

Although NextNav’s international business is still in its early stages, its development is subject to both U.S. and foreign laws and regulations, including, without limitation, laws and regulations relating to export/import controls (described above), sanctions, technology transfer restrictions, government contracts and procurement, data privacy and protection, anti-corruption laws, including the FCPA, the anti-boycott provisions of the U.S. Export Administration Act, security restrictions and intellectual property. Failure by us, NextNav’s employees, affiliates, partners or others with whom NextNav works to comply with applicable laws and regulations could result in administrative, civil, commercial or criminal liabilities, including suspension or debarment from government contracts or suspension of NextNav’s export/import privileges. New regulations and requirements, or changes to existing ones in the various countries in which NextNav operates can significantly increase NextNav’s costs and risks of doing business internationally.

Changes in laws, regulations, political leadership and environment, and/or security risks may dramatically affect NextNav’s ability to conduct or continue to conduct business in international markets, including sales to customers and purchases from suppliers outside the U.S. NextNav may also be impacted by U.S. and foreign national policies and priorities, political decisions and geopolitical relationships, any of which may be influenced by changes in the threat environment, political leadership, geopolitical uncertainties, world events, bilateral and multi-lateral relationships and economic and political factors, and any of which could impact NextNav’s operations and/or export authorizations, or delay purchasing decisions or payments and the provision of supplies, goods and services. Global economic conditions and fluctuations in foreign currency exchange rates could further impact NextNav’s business. For example, the tightening of credit in financial markets outside of the U.S. could adversely affect the ability of NextNav’s customers and suppliers to obtain financing and could result in a decrease in or cancellation of orders for NextNav’s products and services or impact the ability of NextNav’s customers to make payments.

NextNav also increasingly is dependent on in-country suppliers and it faces risks related to their failure to perform in accordance with the contracts and applicable laws, particularly where NextNav relies on a sole source supplier. The services NextNav provides internationally are sometimes in countries with unstable governments, economic or fiscal challenges, military or political conflicts and/or developing legal systems. This may increase the risk to NextNav’s employees, subcontractors or other third parties, and/or increase the risk of a wide range of liabilities, as well as loss of property or damage to NextNav’s products.

The occurrence and impact of these factors is difficult to predict, but one or more of them could have a material adverse effect on NextNav’s financial position, results of operations and/or cash flows.

Risks Relating to Spartacus and the Business Combination

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an initial public offering and may create risks for our unaffiliated investors.

An initial public offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of an initial public offering company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company does not involve any underwriters and may therefore result in less careful vetting of information that is presented to the public.

In addition, going public via a business combination with a special purpose acquisition company does not involve a book-building process as is the case in an initial public offering. In any initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a special purpose acquisition company transaction, the value of the company is established by means of negotiations between the target company, the special purpose acquisition company and, in many cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a special purpose acquisition company business combination may be less effective than an initial public offering bookbuilding process and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, initial public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the initial public offering. There is no such book of demand built up in connection with special purpose acquisition company transaction which may result in the share price being harder to sustain after the transaction.

Following the consummation of the Business Combination, Shelf’s only significant asset will be ownership of NextNav’s business through its indirect ownership interest in Holdings. If NextNav’s business is not profitably operated, Holdings may be unable to pay dividends or make distributions or loans to enable Shelf to pay any dividends on its common stock or satisfy its other financial obligations.

Following the consummation of the Business Combination, Shelf will have no direct operations and no significant assets other than the indirect ownership of Holdings, which will operate NextNav’s business. Shelf will depend on profits generated by NextNav’s business for distributions, debt repayment and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends with respect to its capital stock. Legal and contractual restrictions in agreements governing the indebtedness of Shelf, as well as the financial condition and operating requirements of Shelf, may limit its ability to receive distributions from Holdings and the NextNav business following the Business Combination.

Following the consummation of the Business Combination, provisions in the NextNav Charter, NextNav Bylaws and Delaware law may inhibit a takeover of Shelf, which could limit the price investors might be willing to pay in the future for its common stock and could entrench management.

Following the consummation of the Business Combination, the NextNav Charter and NextNav Bylaws will contain provisions to limit the ability of others to acquire control of Shelf or cause Shelf to engage in change-of-control transactions, including, among other things:

•        limited liability for, and providing for indemnification of, Shelf’s directors and officers;

•        the Shelf directors may be removed with or without cause and only by the affirmative vote of holders of at least two-thirds (2/3) of the voting power of all then outstanding shares of capital stock of Shelf entitled to vote generally in the election of directors, voting together as a single class;

•        the holders of shares of common stock shall not have cumulative voting rights with regard to election of directors;

•        provisions that impose advance notice requirements and other requirements and limitations on the ability of stockholders to propose matters for consideration at stockholder meetings;

•        the Shelf board of directors will be expressly authorized to adopt, alter, amend or repeal the NextNav Bylaws without a stockholder vote, and any adoption, alteration, amendment or repeal of the NextNav Bylaws by stockholders will require the affirmative vote of the holders of at two-thirds (2/3) of the voting power of all of the then-outstanding shares of the Shelf entitled to vote generally in the election of directors;

•        a prohibition on the ability of Shelf stockholders to call special meetings; and

•        provisions providing that vacancies on the Shelf board of directors may be filled only by the majority of directors then in office, even though less than a quorum, and not by Shelf stockholders, until the next election of directors and until such director’s successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

These provisions, and others, could have the effect of depriving Shelf’s stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of Shelf in a tender offer or similar transaction.

The NextNav Charter will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit Shelf stockholders’ ability to obtain a favorable judicial forum for disputes with Shelf or its directors, officers, or other employees.

The NextNav Charter will require, to the fullest extent permitted by law, that derivative actions brought in Shelf’s name, actions against its directors, officers and other employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, unless Shelf consents in writing to the selection of an alternative forum. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of Shelf shall be deemed to have notice of and consented to the forum provisions in the NextNav Charter. While the exclusive forum provision applies to state and federal law claims, Shelf stockholders will not be deemed to have waived our compliance with, and the exclusive forum provision will not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under, the federal securities laws, including the Exchange Act or the Securities Act and the rules and regulations promulgated thereunder.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Shelf or any of its directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the NextNav Charter to be inapplicable or unenforceable in an action, Shelf may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

A market for Shelf’s securities may not develop, which would adversely affect the liquidity and price of its securities.

Following the Business Combination, the price of Shelf’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for Shelf’s securities following the Business Combination may never develop or, if developed, it may not be sustained.

Nasdaq may not list Shelf’s securities on its exchange, and if they are listed, Shelf may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in its securities and subject it to additional trading restrictions.

As a result of the proposed Business Combination, Shelf intends to apply for listing of its common stock and warrants. While Shelf will apply to have its common stock and warrants listed on Nasdaq upon consummation of the Business Combination, it must meet Nasdaq’s initial listing requirements. Shelf may be unable to meet those requirements. Even if its securities are listed on Nasdaq following the Business Combination, Shelf may be unable to maintain the listing of its securities in the future.

If Shelf fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, or if Shelf is delisted, there could be significant materially adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        a limited amount of news and analyst coverage for Shelf; and

•        a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

We will incur increased costs and obligations as a result of being a public company.

As a privately held company, NextNav has not been required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, Shelf will incur significant legal, accounting and other expenses that NextNav was not required to incur in the recent past. These expenses will increase once Shelf is no longer an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies, including the Dodd-Frank Act, the Sarbanes-Oxley Act, regulations related thereto and the rules and regulations of the SEC and Nasdaq, have increased the costs and the time that must be devoted to compliance matters. We expect these rules and regulations will increase Shelf’s legal and financial costs and lead to a diversion of management time and attention from revenue-generating activities.

For as long as Shelf remains an “emerging growth company” as defined in the JOBS Act, it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” Shelf will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO (its predecessor), (b) in which it has total annual gross revenue of at least $1.07 billion, or (c) in which Shelf is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter, and (2) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. To the extent Shelf chooses not to use exemptions from various reporting requirements under the JOBS Act, or if it no longer can be classified as an “emerging growth company,” we expect that Shelf will incur additional compliance costs, which will reduce its ability to operate profitably.

As an “emerging growth company,” Shelf cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make its common stock less attractive to investors.

As an “emerging growth company,” Shelf may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to obtain an assessment of the effectiveness of its internal controls over financial reporting from its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which Shelf has elected to do.

Shelf cannot predict if investors will find its common stock less attractive because it will rely on these exemptions. If some investors find its common stock less attractive as a result, there may be a less active market for its common stock, its share price may be more volatile and the price at which its securities trade could be less than if Shelf did not use these exemptions.

As a public reporting company, Shelf will be subject to rules and regulations established from time to time by the SEC and Nasdaq regarding its internal control over financial reporting. If Shelf fails to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, it may not be able to accurately report Shelf’s financial results, or report them in a timely manner.

Following the Business Combination, Shelf will be a public reporting company subject to the rules and regulations established from time to time by the SEC and Nasdaq. These rules and regulations require, among other things, that Shelf establish and periodically evaluate procedures with respect to Shelf’s internal control over financial reporting. Public company reporting obligations place a considerable burden on Shelf’s financial and management systems, processes and controls, as well as on Shelf’s personnel.

In addition, as a public company Shelf will be required to document and test its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that its management can certify as to the effectiveness of its internal control over financial reporting, which will require Shelf to document and make significant changes to its internal control over financial reporting. Likewise, Shelf’s independent registered public accounting firm will be required to provide an attestation report on the effectiveness of its internal control over financial reporting at such time as it ceases to be an “emerging growth company,” as defined in the JOBS Act, if Shelf is an “accelerated filer” or “large accelerated filer” at such time.

Shelf expects to incur costs related to its internal control over financial reporting in the upcoming years to further improve its internal control environment. If Shelf identifies deficiencies in Shelf internal control over financial reporting or if Shelf is unable to comply with the requirements applicable to it as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, it may be unable to accurately report its financial results, or report them within the timeframes required by the SEC. If this occurs, it also could become subject to sanctions or investigations by the SEC or other regulatory authorities. In addition, if Shelf is unable to assert that its internal control over financial reporting is effective, or if its independent registered public accounting firm is unable to express an opinion as to the effectiveness of Shelf’s internal control over financial reporting, or express an adverse opinion, investors may lose confidence in the accuracy and completeness of Shelf’s financial reports, Shelf may face restricted access to the capital markets and Shelf’s stock price may be adversely affected.

Shelf may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interest in Shelf and may depress the market price of its common stock.

Shelf may issue additional shares of common stock or other equity securities in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or grants under the Omnibus Plan and Employee Stock Purchase Plan without stockholder approval in a number of circumstances.

The issuance of additional common stock or other equity securities could have one or more of the following effects:

•        Shelf’s existing stockholders’ proportionate ownership interest will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding share of common stock may be diminished; and

•        the market price of its common stock may decline.

If Shelf’s performance following the Business Combination does not meet market expectations, the price of its securities may decline.

If Shelf’s performance following the Business Combination does not meet market expectations, the price of our Class A common stock prior to the closing of the Business Combination may decline. The market value of Shelf common stock at the time of the Business Combination may vary significantly from the price of our Class A common stock on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which our stockholders vote on the Business Combination. Because the number of shares of Shelf common stock issued as consideration in the Business Combination will not be adjusted to reflect any changes in the market price of our Class A common stock, the value of Shelf common stock issued in the Business Combination may be higher or lower than the values of our shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of Shelf common stock could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the equity interests of Shelf or NextNav, and trading in our Class A common stock has not been active. Accordingly, the valuation ascribed to NextNav and Shelf common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for Shelf common stock develops and continues, the trading price of its common stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Any of the factors listed below could have a material adverse effect on your investment in Shelf common stock and its common stock may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of Shelf common stock following the Business Combination may include:

•        actual or anticipated fluctuations in Shelf’s quarterly and yearly financial results or the quarterly and yearly financial results of companies perceived to be similar to it;

•        changes in the market’s expectations about its operating results;

•        success of competitors;

•        its operating results failing to meet market expectations in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning Shelf or the geolocation industry and market in general;

•        operating and stock price performance of other companies that investors deem comparable to Shelf;

•        its ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting its business;

•        commencement of, or involvement in, litigation involving Shelf;

•        changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of its common stock available for public sale;

•        any significant change in its board or management;

•        sales of substantial amounts of common stock by its directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of Shelf common stock irrespective of its operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Shelf’s securities, may not be predictable. A loss of investor confidence in the market for geolocation stocks or the stocks of other companies which investors perceive to be similar to Shelf could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of Shelf common stock also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

Even if we consummate the Business Combination, the warrants may never be in the money, and they may expire worthless.

The exercise price for our warrants is $11.50 per share, subject to adjustment, which exceeds the market price of our Class A common stock, which was $10.00 per share based on the closing price on August 2, 2021. There can be no assurance that the warrants will ever be in the money prior to their expiration and, as such, the warrants may expire worthless. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The terms of our warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the majority of the holders of the then outstanding public warrants to make all other modifications or amendments. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least the majority of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least the majority of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our Class A common stock purchasable upon exercise of a warrant.

Shelf may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Following the Business Combination, Shelf will have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of its common stock in the event the shares of its common stock are not traded on any specific trading day) of its common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date Shelf sends proper notice of such redemption, provided that on the date it gives notice of redemption and during the entire period thereafter until the time Shelf redeems the warrants, Shelf has an effective registration statement under the Securities Act covering the shares of Shelf common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by Shelf, it may exercise its redemption right even if Shelf is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you, as a warrant holder: (i) to exercise your warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of your warrants.

Warrants to purchase Shelf common stock will become exercisable following the Business Combination, which could increase the number of shares eligible for future resale in the public market and result in dilution to its stockholders.

Outstanding Spartacus warrants to purchase an aggregate of 18,750,000 shares of Shelf common stock will become exercisable on the 30th day following the closing of the Business Combination in accordance with the terms of the warrant agreement governing those securities. These warrants consist of 10,000,000 public warrants originally included in the units issued in our IPO and 8,750,000 private placement warrants. Each warrant entitles its holder to purchase one share of our Class A common stock at an exercise price of $11.50 per share and will expire at 5:00 p.m., New York time, five years after the closing of the Business Combination or earlier upon redemption of our Class A common stock or our liquidation. In addition, a warrant for 4,351,662 shares of common stock will be issued to a holder of Holdings Warrants, which will be subject to a lock-up for a period of 180 days following the closing. To the extent warrants are exercised, additional shares of Shelf common stock will be issued, which will result in dilution to its then existing stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of Shelf common stock.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our Company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Our stockholders will experience immediate dilution due to the issuance of Shelf common stock to the Holdings Exchanging Parties as consideration in the Business Combination. Having a minority share position likely reduces the influence that our current stockholders have on the management of Shelf.

Based on Holdings’ current capitalization and assuming no redemptions, we anticipate issuing an aggregate of approximately 67.4 million shares of Shelf common stock, options to purchase approximately 2.0 million shares of Shelf’s common stock and a warrant to purchase approximately 4.4 million shares of Shelf’s common stock to the Holdings Exchanging Parties as consideration in the Business Combination. Assuming no redemptions, we anticipate that, immediately following completion of the Business Combination, our existing stockholders, together with the PIPE Investors, will hold in the aggregate approximately 40.3% of Shelf’s outstanding common stock (approximately 17.7% held by our public stockholders, approximately 18.2% held by our PIPE Investors and approximately 4.4% held by our Sponsor) and the Holdings Exchanging Parties will hold approximately 59.7% of Shelf’s outstanding common stock. These ownership percentages do not take into account:

•        any warrants or options to purchase Shelf common stock that will be outstanding following the Business Combination; or

•        any equity awards that may be issued under the proposed Omnibus Plan and Employee Stock Purchase Plan following the Business Combination.

If any shares of our Class A common stock are redeemed in connection with the Business Combination, the percentage of Shelf outstanding common stock held by our public stockholders will decrease and the percentages of Shelf outstanding common stock held immediately following the closing of the Business Combination by each of our Sponsor and the Holdings Exchanging Parties will increase. See the section entitled “Summary of the Proxy Statement/Prospectus — Impact of the Business Combination on Shelf’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the outstanding warrants or options is exercised for shares of Shelf common stock, or awards are issued under the proposed Omnibus Plan or the proposed Employee Stock Purchase Plan, our existing stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence Shelf’s management through the election of directors following the Business Combination.

Our Sponsor, directors and officers may have a conflict of interest in determining to pursue the acquisition of NextNav because certain of their interests are different from or in addition to (and which may conflict with) the interests of our public stockholders, and such interests may have influenced their decisions to approve the Business Combination and recommend that our stockholders approve the Business Combination Proposal.

When you consider the recommendation of Spartacus’ board of directors in favor of approval of the Business Combination Proposal and the other proposals included herein, you should keep in mind that our Sponsor, directors and officers have interests in such proposal that are different from, or in addition to, those of our stockholders and warrant holders generally. Our board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting, including the Business Combination Proposal. Our stockholders should take these interests into account in deciding whether to approve the proposals presented at the special meeting, including the Business Combination Proposal.

As more fully set forth below, the Sponsor and its affiliates have approximately $8.7 million in the aggregate at risk that depends upon the completion of a business combination. Specifically, (i) $25,000 of such amount was paid for the 5,000,000 founders shares (which if unrestricted and freely tradable would be valued at approximately $50.0 million, based on the closing price of our Class A common stock on August 2, 2021), (ii) $8,104,244 for its 8,104,244 private placement warrants (which based on our quarterly third-party valuation was valued at $1.42 per private placement warrant, or approximately $11.5 million in the aggregate, as of June 30, 2021), and (iii) as of August 10, 2021, there was $600,000 drawn under a working capital loan from our Sponsor. The foregoing interests, and those set forth in more detail below, present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with public stockholders – as such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. These interests include, among other things, the interests listed below:

•        If Spartacus does not consummate a business combination by April 19, 2022, Spartacus would (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of Spartacus’ remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,000,000 founder shares owned by our Sponsor would be worthless because following the redemption of the public shares, we would likely have few, if any, net assets and because the Sponsor and each of our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 8,104,244 private placement warrants that the Sponsor paid $8,104,244 for will expire worthless. All of our officers and directors have a direct or indirect economic interest in such shares and private placement warrants. The 5,000,000 shares of Shelf common stock that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of approximately $50.0 million based upon the closing price of $10.00 per share of Spartacus Class A common stock on Nasdaq on August 2, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Given such shares of common stock will be subject to certain restrictions, we believe such shares have less value. The 8,104,244 private placement warrants that the Sponsor will hold following the Business Combination, which based on our quarterly third-party valuation was valued at $1.42 per private placement warrant, or approximately $11.5 million in the aggregate, as of June 30, 2021.

•        Our Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of our initial business combination.

•        Our Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete our initial business combination by April 19, 2022 from the closing of our IPO. However, if our Sponsor, officers or directors acquire public shares in or after our IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination by April 19, 2022.

•        MILFAM Investments LLC, an affiliate of MILFAM CI LLC SPARTACUS, one of the managing members of our Sponsor, paid $5.0 million for its 500,000 public units (which if unrestricted and freely tradable would be valued at approximately $5.3 million, based on the closing price of our public units on August 2, 2021) (MILFAM Investments LLC has not waived its redemption rights in connection with the underlying 500,000 public shares.).

•        Our Sponsor paid an aggregate of $25,000 for its founder shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $50.0 million, based on the closing price of our Class A common stock on August 2, 2021.

•        The fact that given the differential in purchase price that our Sponsor paid for the founder shares as compared to the price of the public units sold in the IPO and the substantial number of shares of Shelf common stock that our Sponsor will receive upon conversion of the founder shares in connection with the Business Combination, our Sponsor and its affiliates may realize a positive rate of return on such investments even if other public stockholders experience a negative rate of return following the Business Combination.

•        If the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        The continuation of Peter D. Aquino and Alan B. Howe, two of our existing directors, as directors of Shelf following the Closing.

•        As of August 10, 2021, there was $600,000 drawn under a working capital loan from our Sponsor (all of such working capital loan may be convertible into warrants at the price of $1.00 per warrant).

•        CCUR Holdings, Inc, one of the managing members of our Sponsor, and MILFAM Investments LLC, an affiliate of MILFAM CI LLC SPARTACUS, one of the managing members of our Sponsor, entered into a Subscription Agreement to each purchase 1,105,000 PIPE Shares in the PIPE Financing.

•        MILFAM CI LLC SPARTACUS, one of the two managing members of our Sponsor is controlled by MILFAM CI Management LLC, which is owned and controlled by Neil Subin, who owns a 40% interest worth approximately $350,000 (which Mr. Subin owns a 40% economic interest, or $140,000) in Xiphius LLC, which owns 87,414 total units (or a 0.05% interest) in Holdings.

The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of Spartacus and its stockholders and what such director(s) may believe is best for such director(s) in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

Our directors and officers have discretion in agreeing to changes or waivers to the terms of the Merger Agreement and related transactions, which may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our public stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require us to agree to amend the Merger Agreement, to consent to certain actions taken by NextNav or to waive rights to which we are entitled to under the Merger Agreement. These events could arise because of changes in NextNav’s business, a request by NextNav to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on NextNav’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be at our discretion, acting through our board of directors, to consent to such a request or action or waive such rights. The existence of the financial and personal interests of the directors described elsewhere in these risk factors may result in a conflict of interest on the part of one or more of the directors between what such director may believe is best for the public stockholders and what such director may believe is best for such director in determining whether or not to take the requested action or waive our rights. As of the date of this proxy statement/prospectus, we do not believe there will be any requests, actions or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, we will circulate a new or amended proxy statement/prospectus and resolicit our stockholders if changes to the terms of the Mergers and other related transactions that would have a material impact on our stockholders are required prior to the vote on the Business Combination Proposal.

Our officers and directors will allocate their time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to complete the Business Combination.

Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and the closing of the Business Combination and their other businesses. Each of our officers is engaged in other business endeavors for which such officer may be entitled to substantial compensation and our officers are not obligated to contribute any specific number of hours per week to our affairs. Our independent directors may also serve as officers or board members for other entities. If our officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to our affairs which may have a negative impact on our ability to complete the Business Combination. For a complete discussion of our officers’ and directors’ other business affairs, please see the section entitled “Information about Spartacus — Management.”

Our initial stockholders have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.

Our Sponsor and our officers and directors have agreed to vote their founder shares, as well as any public shares purchased during or after the IPO (including in open market and privately negotiated transactions), in favor of the Business Combination. As a result, in addition to our initial stockholders’ founder shares, we would need only 7,500,001, or 37.5%, of the 20,000,000 public shares sold in our IPO to be voted in favor of an initial business combination (assuming all outstanding shares are voted and our Sponsor and our officers and directors do not purchase any public shares) in order to have the Business Combination Proposal approved. Our initial stockholders currently own shares representing 20% of our outstanding shares of common stock. Accordingly, it is more likely that the requisite stockholder approval will be received for the Business Combination than would be the case if our initial stockholders agreed to vote any shares of our common stock owned by them in accordance with the majority of the votes cast by our public stockholders.

We expect to incur significant, non-recurring costs in connection with consummating the Business Combination and related transactions.

We expect to incur significant, non-recurring costs in connection with consummating the Mergers and the other Transactions. We will pay all fees, expenses and costs we incur or incurred on our behalf in connection with the Merger Agreement and the Transactions (including the Mergers). Additionally, the Merger Agreement provides that if the Mergers are consummated, we will pay all fees, expenses and costs incurred by NextNav or on NextNav’s behalf, subject to certain limited exceptions, in connection with the Merger Agreement and the Transactions (including the Mergers). We currently estimate that transaction expenses will be approximately $35 million.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

If we are unable to complete the Transactions with NextNav or another business combination within the required time period, we must dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. We cannot assure you that we will properly assess all claims that may be potentially brought against us, nor can we assure you that third parties will not seek to recover from our stockholders amounts owed to them by us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the Trust Account to our public stockholders promptly after April 19, 2022, if we do not consummate the Transactions, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Moreover, our board may be viewed as having breached its fiduciary duties to our creditors and/or having acted in bad faith, and thereby exposing the board and us to claims for punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us or you for these reasons.

Actions taken by our Sponsor and our officers and directors to increase the likelihood of approval of the Business Combination Proposal and the other proposals presented in this proxy statement/prospectus could have a depressive effect on the price of our or the Shelf common stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Sponsor, directors, officers and their respective affiliates may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or enter into transactions with such investors and others to provide them with incentives to acquire shares of our Class A common stock or vote their shares in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, no such arrangement has been made with an existing investor. While the exact nature of any other incentive arrangements that may be entered into in the future has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the initial stockholders for nominal value. The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved and to decrease the likelihood that holders request redemption of public shares. Entering into any such arrangements may have a depressive effect on the price of our or Shelf common stock. For example, if as a result of these arrangements an investor or holder purchases shares for nominal value, the investor or holder may be more likely to sell such shares immediately following the closing of the Business Combination for a price below market value.

The unaudited pro forma financial information included in this proxy statement/prospectus may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will depend largely upon the efforts of certain key personnel, including the key personnel of NextNav, all of whom we expect to stay with Shelf following the Business Combination. The loss of such key personnel could adversely affect the operations and profitability of Shelf’s business.

Our ability to recognize certain benefits of the Business Combination and successfully operate NextNav’s business following the Business Combination will depend upon the efforts of certain key personnel of NextNav. Although we expect all of such key personnel to remain with Shelf following the Business Combination, the unexpected loss of key personnel may adversely affect the operations and profitability of Shelf. In addition, Shelf’s future success depends in part on its ability to identify and retain key personnel to succeed senior management. Furthermore, while we have closely scrutinized the skills, abilities and qualifications of the key NextNav personnel that will be employed by Shelf, our assessment may not prove to be correct. If such personnel do not possess the skills, qualifications or abilities we expect or those necessary to manage a public company, the operations and profitability of Shelf’s business may be negatively impacted.

The opinion of Scura Partners, our financial advisor does not reflect changes in circumstances between June 7, 2021, the date the opinion was issued, and the closing of the Business Combination.

Our financial advisor, Scura Partners, rendered an opinion dated June 7, 2021, to our board of directors that, as of such date, and subject to and based on the considerations referred to in its opinion, (i) the consideration to be paid by us in the Business Combination pursuant to the Merger Agreement was fair to us, from a financial point of view, and (ii) the fair market value of NextNav implied by the various financial analyses Scura Partners conducted in connection with its opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the Trust Account). The opinion was based on economic, market and other conditions in effect on, and the information made available to it as of, the date thereof.

Changes in the operations and prospects of NextNav, general market and economic conditions and other factors on which Scura Partners’ opinion was based, may significantly alter the value of NextNav by the time the Business Combination is completed. The opinion does not speak as of the time the Business Combination will be completed or as of any date other than the date of such opinion. For a description of the opinion issued by Scura Partners to our board, please see “Proposal No. 1 — The Business Combination Proposal — The Business Combination — Opinion of the Company’s Financial Advisor.”

Following the Business Combination, Shelf’s ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for its common stock.

The trading market for Shelf common stock will be influenced by the research and reports that industry or securities analysts may publish about it, its business, its market, or its competitors. If no securities or industry analysts commence coverage of Shelf, its stock price would likely be less than that which would be obtained if it had such coverage and the liquidity, or trading volume of its common stock may be limited, making it more difficult for a stockholder to sell shares at an acceptable price or amount. If any analysts do cover Shelf, their projections may vary widely and may not accurately predict the results it actually achieves. Shelf’s share price may decline if its actual results do not match the projections of research analysts covering it. Similarly, if one or more of the analysts who write reports on Shelf downgrades its stock or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of Shelf or fails to publish reports on it regularly, its share price or trading volume could decline.

Future sales of Shelf common stock issued to a Holdings Exchanging Party may reduce the market price of common stock that you might otherwise obtain.

Under the Merger Agreement, the equity interests of the Holdings Exchanging Parties in Holdings and Blockers will, among other things, convert into an estimated 67.4 million shares of Shelf common, stock options to purchase approximately 2.0 million shares of Shelf’s common stock and a warrant to purchase approximately 4.4 million shares of Shelf’s common stock, based on Holdings’ current capitalization.

The Merger Agreement provides that, at the closing of the Business Combination, Shelf will enter into a registration rights agreement with certain of our existing stockholders and certain Holdings Exchanging Parties (the “Registration Rights Agreement”), with respect to the shares of our common stock currently held or the Shelf common stock that will be issued under the Merger Agreement. The Holdings Exchanging Parties, either as parties to the Registration Rights Agreement or by virtue of the NextNav Charter, will be restricted from transferring (subject to limited exceptions) any shares of Shelf common stock that they receive as a result of the Business Combination for a period of 180 days following the closing, subject to early termination for 50% of the shares held thereby in the event that the closing sale price of Shelf’s common stock equals or exceeds $12.00 for 20 out of 30 consecutive trading days commencing at least 60 days after the closing of the Transactions.

Upon expiration of the lock-up period applicable to shares of Shelf common stock held by the Holdings Exchanging Parties, these parties may sell large amounts of Shelf common stock in the open market or in privately negotiated transactions. The registration and availability of such a significant number of shares of common stock for trading in the public market may increase the volatility in Shelf’s stock price or put significant downward pressure on the price of its stock. In addition, Shelf may use shares of its common stock as consideration for future acquisitions, which could further dilute the equity ownership interest of its stockholders.

Under the Merger Agreement, we have no right to seek indemnification from NextNav or the Holdings Exchanging Parties following the Business Combination.

The representations, warranties and covenants made by NextNav in the Merger Agreement do not survive closing and are not subject to indemnification. As a result, if NextNav is found to have breached any of its representations, warranties or covenants contained in the Merger Agreement, other than those covenants that by their terms apply or are to be performed in whole or in part at or after the closing of the Business Combination, we will have no recourse against any of them.

Subsequent to the consummation of the Business Combination, Shelf may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted a due diligence examination of NextNav, we cannot assure you that this examination revealed all material issues that may be present in NextNav’s business, or that factors outside of our and NextNav’s control will not later arise. As a result, Shelf may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Shelf’s liquidity, the fact that it reports charges of this nature could contribute to negative market perceptions about Shelf or its securities. In addition, charges of this nature may cause Shelf to be unable to obtain future financing on favorable terms or at all.

Shelf may be subject to securities litigation, which is expensive and could divert management’s attention and resources.

Following the Business Combination, Shelf’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Shelf may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on its business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject Shelf to significant liabilities.

Risks Relating to the Redemption

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to 15% or more of the public shares.

A public stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to an aggregate of 15% or more of the public shares. Accordingly, if you hold 15% or more of the public shares and the Business Combination Proposal is approved, you will not be able to exercise redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. If the Business Combination is consummated, the value of such excess shares may not appreciate over time and the market price of Shelf common stock may not exceed the per-share redemption price paid in connection with the Business Combination.

A stockholder’s decision as to whether to redeem such stockholder’s shares for a pro rata portion of the Trust Account may not put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell such stockholder’s public shares in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, such as the Business Combination, may cause an increase in Shelf’s share price, and may result in a lower value realized upon redemption than a stockholder might realize in the future had the stockholder not redeemed such stockholder’s shares. Similarly, if a stockholder does not redeem such stockholder’s shares, the stockholder will bear the risk of ownership of the public shares after the consummation of the Business Combination, and the risk that the stockholder may not be able, in the future, to sell such stockholder’s shares for a greater amount than the redemption price described in this proxy statement/prospectus. A stockholder should consult such stockholder’s tax and/or financial advisor for assistance on how this may affect such stockholder’s individual situation.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the funds held in our Trust Account.

In order to exercise redemption rights, holders of public shares are required to, among other requirements, submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their public shares will receive their pro rata portion of the amount on deposit in the Trust Account as of two business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of Spartacus Stockholders — Redemption Rights and Procedures” for additional information on how to exercise your redemption rights. If you do timely submit your redemption request and deliver your Class A common stock and comply with the other redemption requirements, you will not be entitled to redeem your Class A common stock.

Risks if the Business Combination is Not Consummated

If we are not able to complete the Business Combination with NextNav by April 19, 2022, we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate, in which case our public stockholders may receive only $10.15 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.

If we are not able to complete the Business Combination with NextNav by April 19, 2022 nor able to complete another initial business combination by such date, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may receive only $10.15 per share, or less than $10.15 per share, on the redemption of their shares, and our warrants will expire worthless.

If the Business Combination is not consummated, you will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Our public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (1) the completion of our initial business combination, and then only in connection with those shares of Class A common stock that such stockholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any shares of Class A common stock properly submitted in connection with a stockholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by April 19, 2022 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of all of our public shares if we are unable to complete our initial business combination by April 19, 2022, subject to applicable law and as further described herein. In addition, if we are unable to complete an initial business combination within the required time period for any reason, compliance with Delaware law may require that we submit a plan of dissolution to our then-existing stockholders for approval prior to the distribution of the proceeds held in our Trust Account. In that case, public stockholders may be forced to wait beyond the end of the required time period before they receive funds from our Trust Account. In no other circumstances will a public stockholder have any right or interest of any kind in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or public warrants, potentially at a loss.

If the funds not being held in the Trust Account are insufficient to allow us to operate until at least April 19, 2022, we may be unable to complete our initial business combination.

The funds available to us outside of the Trust Account may not be sufficient to allow us to operate until April 19, 2022, assuming that our initial business combination is not completed during that time. As of October 8, 2020, we borrowed $191,046 from our Sponsor under an unsecured promissory note, which was repaid in full on October 28, 2020. Further, as of August 10, 2021, there was $600,000 drawn under a working capital loan from our Sponsor. However, our Sponsor is not obligated to make further loans to us or invest in us in the future, and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.

If we are unable to complete our initial business combination, our public stockholders may receive only approximately $10.15 per share, or less in certain circumstances, on the liquidation of our Trust Account and our warrants will expire worthless. If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.15 per share (which was the offering price per unit in our IPO).

If we cease all operations because we were unable complete the Business Combination or another business combination by April 19, 2022, third parties may bring claims against us and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by our stockholders could be less than $10.00 per share.

Our charter provides that we must complete the Transactions or another business combination by April 19, 2022, or we must cease all operations except for the purposes of winding up, redeem our outstanding public shares and, subject to approval by our remaining stockholders and our board, dissolve and liquidate. In the event that we do not consummate a business combination or obtain an extension by April 19, 2022, third parties may bring claims against us for monies we owe for products or services provided to us. Although we have obtained waiver agreements from NextNav and from certain vendors and service providers that we have engaged and to which we owe money pursuant to which such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of our public stockholders.

In addition, there is no guarantee that vendors, service providers or other entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Our Sponsor has agreed that it will indemnify and be liable to us if, and to the extent, any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per public share or (ii) the actual amount per public share held in the Trust Account as of the date of its liquidation, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable. Such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.15 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in the bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share distribution from the Trust Account may be less than $10.15.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X to give effect to the acquisition of NextNav by Spartacus.

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of the Company and the historical consolidated financial statements of NextNav as adjusted to give effect to the Business Combination and related financing transactions. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Business Combination and the related proposed financing transactions were completed on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 give pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2020.

The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed combined financial information are described in the accompanying notes, which should be read in conjunction with the following:

•        The Company’s unaudited condensed financial statements and related notes as of and for the six months ended June 30, 2021 included elsewhere in this proxy statement/prospectus.

•        NextNav’s unaudited condensed consolidated financial statements and related notes as of and for the six months ended June 30, 2021 included elsewhere in this proxy statement/prospectus.

•        The Company’s audited financial statements and related notes for the period from August 10, 2020 (inception) through December 31, 2020 (as restated) included elsewhere in this proxy statement/prospectus.

•        NextNav’s audited consolidated financial statements and related notes for the year ended December 31, 2020 included elsewhere in this proxy statement/prospectus.

•        The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this proxy statement/prospectus.

•        NextNav’s Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this proxy statement/prospectus.

Certain direct and incremental costs related to the Business Combination will be recorded as a reduction of additional-paid-in-capital, consistent with the accounting for reverse recapitalizations. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination.

The unaudited pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the dates of the unaudited pro forma condensed combined financial information and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material.

The following describes the above entities:

Spartacus Acquisition Corporation

The Company is a blank check company incorporated in Delaware on August 10, 2020. The Company was formed for the purpose of acquiring, merging with, engaging in capital stock exchange with, purchasing all or substantially all of the assets of, engaging in contractual arrangements, or engaging in any other similar business combination with a single operating entity, or one or more related or unrelated operating entities operating in any sector. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

At June 30, 2021, the Company had not yet commenced operations. All activity through June 30, 2021 relates to the Company’s formation and its initial public offering (the “Initial Public Offering” or “IPO”), which is described below, and, since its IPO, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the IPO.

NextNav Holdings, LLC

NextNav was formed as a limited liability company under the laws of the state of Delaware on December 5, 2007 and has a principal business of developing and delivering next generation positioning, navigation and timing solutions. In early 2021, NextNav launched the first element of its next generation GPS service through initial commercial service on its nationwide Pinnacle network that was deployed in partnership with AT&T. The Pinnacle network provides “floor-level” altitude detection to over 90% of commercial structures over three stories in the U.S. using existing off-the-shelf Apple and Android smart phones. NextNav will be extending its capabilities by deploying its TerraPoiNT system, which is a nationwide network that overcomes the inherent limitations of traditional GPS. TerraPoiNT utilizes a network of specialized wide area location transmitters that broadcast an encrypted PNT signal on NextNav’s licensed 900 MHz spectrum with a signal that is 100,000 times stronger than GPS. NextNav has devoted substantially all of its efforts to date to planning and organizing, developing its network, ongoing research and development programs, and securing adequate capital for anticipated operations. NextNav is headquartered in McLean, Virginia and has operations in Sunnyvale, California and Bangalore, India.

Description of the Business Combination

Pursuant to the terms of the Merger Agreement, each NextNav member (or in the case of the members that are Blockers (as defined in the Merger Agreement), the owner of such member), subject to the limited exceptions described in the Merger Agreement, will receive for each unit of NextNav a number of Shelf Common Shares equal to the Holdings Per Share Merger Consideration (each as defined in the Merger Agreement) (subject to certain adjustments as described in the Merger Agreement). Upon the consummation of the Mergers, the Holdings Exchanging Parties will hold approximately 59.7% of Shelf’s outstanding common stock.

Prior to the signing of the Merger Agreement, pursuant to a public offering, the Company sold 20,000,000 units to certain investors at a price of $10.00 per unit (each, a “Unit”), generating gross proceeds of $200,000,000. Each Unit consists of one share of Class A Common Stock, par value $0.0001 per share, and one-half of one redeemable warrant (the “Public Warrant”). Each warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share. Each Public Warrant becomes exercisable on the later of 30 days from the completion of the initial business combination or 12 months from the closing of the public offering and expires five years after the completion of the initial business combination, or earlier upon redemption or liquidation.

Simultaneously with the closing of the IPO, the Company consummated the sale of 8,750,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement, generating gross proceeds of $8,750,000. The Company added a portion of the purchase price of the Private Placement Warrants to the proceeds from the public offering to be held in the Trust Account such that, at the time of closing of the IPO, $203.0 million was held in the Trust Account.

Concurrent with the Merger Agreement, the Company entered into subscriptions to sell 20,500,000 shares of Class A Common Stock to certain investors (the “PIPE Financing”). The Business Combination is expected to be financed with the proceeds from Company’s IPO and Private Placement Warrants currently held within a Trust Account and the PIPE Financing.

The Business Combination will be accounted for as a reverse recapitalization under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), in accordance with U.S. GAAP. Under this method of accounting, Spartacus will be treated as the “acquired” company and NextNav will be considered the accounting acquiror for accounting purposes. The Business Combination will be treated as the equivalent of NextNav issuing security for the net assets of the Company, accompanied by a recapitalization. The net assets of NextNav and Spartacus will be stated at historical cost. No goodwill or intangible assets will be recorded in connection with the Business Combination.

NextNav has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances under both the no redemption and the maximum redemption scenarios:

•        NextNav will supply the entirety of the management and employee base for the post-closing entity;

•        NextNav’s subsidiaries will comprise the ongoing operations of the post-closing entity;

•        NextNav’s pre-closing owners can appoint five of seven directors to the board of directors and will have a majority of voting interests;

•        Spartacus has more assets, but it has only cash and no operating assets;

•        NextNav’s senior management will comprise all key management positions in the post-closing entity.

The parties have agreed to a pre-money valuation of $750 million for NextNav.

Consideration to be paid to NextNav equity holders upon closing will consist of an estimated $673.9 million in the form of shares of Shelf’s common stock, which is the equivalent of approximately 67.4 million shares with a par value of $0.0001 per share, and stock options and warrants to holders of unexercised NextNav stock options and warrants of $62.5 million, assuming no redemptions. Up to $408 million of cash will be paid or made available to Shelf, the Company and/or NextNav upon closing of the PIPE Financing and the release of funds from the Company trust. After giving effect to the maximum number of redemptions as described below, the amount of cash will decrease by $142.5 million. Under both scenarios, former equity holders of NextNav are expected, collectively, to have the largest voting interest of Shelf’s common stock after close of the Business Combination. To the extent not used to pay the redemption price for any properly redeemed shares of Spartacus’ Class A common stock, fees and expenses related to the Business Combination, repayment of NextNav’s indebtedness and other transactions contemplated by the Merger Agreement, the proceeds from Spartacus’ Trust Account and the PIPE Financing will be used for general corporate purposes, which may include, but not be limited to, working capital for operations and capital expenditures.

The number of shares of Company common stock to be issued in the Business Combination will be based on a $10.00 per share value for its common stock. For additional information regarding the consideration payable in the Business Combination, see the section in this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Consideration.”

The following represents the aggregate consideration (in thousands):

	Assuming No Redemption Amounts	Assuming Maximum Redemption Amounts
Stock issuance to NextNav equity holders, at $10 per share	673,917	673,917
Stock options and warrants to NextNav employees and warrant holder	62,450	62,450
Consideration	$736,367	$736,367

In addition to the above consideration, subsequent to the closing of the Business Combination, NextNav employees will be granted awards for approximately 2.7 million restricted stock units and/or shares of restricted stock in Shelf under the Omnibus Plan. The awards are anticipated to have vesting periods ranging between six months and a year.

There is no specified maximum redemption threshold; however, the closing of the transaction is conditioned upon, among other things, minimum Available Closing Date Total Cash (as defined in the Merger Agreement) of $250.0 million, after giving effect to redemptions and certain other adjustments required under the Merger Agreement.

Furthermore, in no event will the Company redeem public shares in an amount that would cause net tangible assets to be less than $5,000,001. The unaudited condensed combined pro forma financial information has been prepared assuming two alternative levels of redemption:

•        Assuming No Redemption — This presentation assumes that none of the Company’s public stockholders exercise redemption rights with respect to their shares for a pro rata portion of the funds in the Company’s Trust Account upon consummation of the Business Combination.

•        Assuming Maximum Redemption — This presentation assumes that the Company’s public stockholders will redeem approximately 14.0 million of Class A common stock subject to possible redemption for aggregate redemption payments of $142.5 million. Aggregate redemption payments of $142.5 million were calculated as the difference between (i) available trust cash of $203 million plus PIPE Financing proceeds of $205 million and placement fees of $1.8 million less estimated Spartacus transaction expenses of $17.3 million and (ii) minimum required Available Closing Date Total Cash of $250.0 million. The number of public redemption shares of approximately 14.0 million shares was calculated based on the estimated per share redemption value of $10.15 ($203.0 million in Trust Account divided by 20 million outstanding Company public shares).

The following summarizes the pro forma shares of common stock outstanding under the no redemption and maximum redemption scenarios:

	Assuming No Redemption Amounts		Assuming Maximum Redemption Amounts
	Shares	%	Shares	%
NextNav Stockholders	67,391,678	59.7%	67,391,678	68.2%
Spartacus Founder Shares	5,000,000	4.4%	5,000,000	5.1%
Spartacus Public Stockholders	20,000,000	17.7%	5,962,713	6.0%
Spartacus PIPE Investors	20,500,000	18.2%	20,500,000	20.7%
Total Shares at Closing	112,891,678	100.0%	98,854,391	100.0%

In connection with, and effective upon the consummation of, the Business Combination, AT&T has elected to exchange its Class A Common Units warrant and two Class D Preferred Units warrants (collectively the “AT&T Holdings Warrants”) in NextNav to purchase an aggregate of 4,351,662 shares of Shelf’s common stock (the “AT&T Shelf Warrant”) at an exercise price of $0.01 per share. Refer to the Description of Securities — Warrants — AT&T Shelf Warrant” for a discussion of the warrants and their treatment in connection with the Business Combination. The table presented directly above does not include the AT&T Shelf Warrant as they do not convert to common stock until such point that AT&T elects to exercise the warrant, but are included in the denominator in the calculation of the pro forma loss per share as the AT&T Shelf Warrant can be exercised for little consideration and there are no other vesting conditions or contingencies associated with them. Refer to Note 4 — Loss Per Share for the detailed calculation of pro forma earnings per share.

SPARTACUS ACQUISITION CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2021
(In thousands, except share and per share data)

	Spartacus (Historical)	NextNav (Historical)	Pro Forma Adjustments (Assuming No Redemption)	Note 2	Combined Pro Forma (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Maximum Redemption)	Note 2	Combined Pro Forma (Assuming Maximum Redemption)
Assets
Current assets:
Cash and cash equivalents	$142	$7,739	$203,004	2(a)	$302,281	$(142,478)	2(n)	$159,803
			(27,639)	2(b)		—
			(85,665)	2(c)		—
			(300)	2(d)		—
			205,000	2(e)		—
Other current assets	419	9,708	(4,616)	2(b)	5,511	—		5,511
Total current assets	561	17,447	289,784		307,792	(142,478)		165,314
Cash and securities held in trust account	203,004	—	(203,004)	2(a)	—	—		—
Network under construction	—	16,853	—		16,853	—		16,853
Property and equipment, net	—	6,014	—		6,014	—		6,014
Intangible asset	—	4,067	—		4,067	—		4,067
Other assets	—	153	—		153	—		153
Total assets	$203,565	$44,534	$86,780		$334,879	$(142,478)		$192,401

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$1,859	$2,067	$—		$3,926	$—		$3,926
Accrued expenses and other current liabilities	—	5,398	—		5,398	—		5,398
Total current liabilities	1,859	7,465	—		9,324	—		9,324
Senior secured loan facility	—	76,087	(76,087)	2(c)	—	—		—
Warrants	24,825	145,673	(146,205)	2(h), 2(i)	24,825	—		24,825
			532	2(f)
Working capital loan	300	—	(300)	2(d)	—	—		—
Deferred underwriters’ discount	7,000	—	(7,000)	2(b)	—	—		—
Other long term liabilities	—	1,206	—		1,206	—		1,206
Total liabilities	33,984	230,431	(229,060)		35,355	—		35,355
Redeemable convertible preferred stock		383,435	(383,435)	2(o)	—	—		—
Class A Common Units, authorized 128,508,093 units; 10,753,375 units issued and outstanding at June 30, 2021 and December 31, 2020, respectively		2	(2)	2(p)	—	—		—

SPARTACUS ACQUISITION CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
As of June 30, 2021
(In thousands, except share and per share data)

	Spartacus (Historical)	NextNav (Historical)	Pro Forma Adjustments (Assuming No Redemption)	Note 2	Combined Pro Forma (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Maximum Redemption)	Note 2	Combined Pro Forma (Assuming Maximum Redemption)
Class A common stock subject to possible redemption, 16,214,818 shares at redemption at value June 30, 2021	164,580	—	(164,580)	2(j)	—	—		—

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—		—	—		—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized	—	—	11	2(e), 2(h), 2(i), 2(j), 2(k), 2(l)	11	(1)	2(n)	10
Class B common stock, $0.0001 par value; 20,000,000 shares authorized	1		(1)	2(k)	—	—		—
Accumulated other comprehensive loss	—	—	(96)	2(l)	(96)	—		(96)
Additional paid-in capital	13,175	—	204,998	2(e)	311,215	—		168,738
			146,205	2(h), 2(i)		—
			1,496	2(g)
			164,580	2(j)		(142,477)	2(n)
			(8,175)	2(m)		—
			(25,255)	2(b)		—
			(185,809)	2(l)		—
Accumulated Deficit	(8,175)	—	8,175	2(m)	(11,606)	—		(11,606)
			(9,578)	2(c)
			(532)	2(f)
			(1,496)	2(g)
						—
Total stockholders’ equity	5,001	—	294,523		299,524	(142,478)		157,046
Members’ deficit	—	(569,334)	569,334	2(l)	—	—		—
Total liabilities and stockholders’ equity (members’ deficit)	$203,565	$44,534	$86,780		$334,879	$(142,478)		$192,401

SPARTACUS ACQUISITION CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the six months ended June 30, 2021
(In thousands, except share and per share data)

	Spartacus (Historical)	NextNav (Historical)	Pro Forma Adjustments (Assuming No Redemption)	Note 3	Combined Pro Forma (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Maximum Redemption)	Note 3	Combined Pro Forma (Assuming Maximum Redemption)
Revenue	$—	$467	$—		$467	$—		$467

Operating expenses:
Costs of goods sold (exclusive of depreciation and amortization)	2,673	9,600	—		12,273	—		12,273
Research and development	—	4,914	—		4,914	—		4,914
Selling, general and administrative	—	6,529	—		6,529	—		6,529
Depreciation and amortization	—	671	—		671	—		671
Total operating expenses	2,673	21,714	—		24,387	—		24,387
Operating loss	(2,673)	(21,247)	—		(23,920)	—		(23,920)

Other income (expense):
Interest income (expense)	44	(5,858)	5,858	3(a)	44	—		44
Change in fair value of warrants	(1,813)	(38,841)	38,841	3(d), 3(e)	(1,813)	—		(1,813)
Other income (expense), net		(69)	—		(69)	—		(69)
Income (loss) before income taxes	(4,442)	(66,015)	44,699		(25,758)	—		(25,758)
Income tax benefit (expense)	—	(28)	—		(28)	—		(28)
Net income (loss)	$(4,442)	$(66,043)	$44,699		$(25,786)	$—		$(25,786)
Foreign currency translation adjustment	—	—	—		—	—		—
Comprehensive income (loss)	$(4,442)	$(66,043)	$44,699		$(25,786)	$—		$(25,786)

SPARTACUS ACQUISITION CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)
For the six months ended June 30, 2021 — (Continued)
(In thousands, except share and per share data)

	Spartacus (Historical)	NextNav (Historical)	Pro Forma Adjustments (Assuming No Redemption)	Note 3	Combined Pro Forma (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Maximum Redemption)	Note 3	Combined Pro Forma (Assuming Maximum Redemption)
Weighted average shares outstanding of Class A redeemable common stock	16,948,707	—	—		—	—		—
Basic and diluted net income (loss) per share, Class A	$—	—	—		—	—
Basic and diluted weighted average shares outstanding, non-redeemable common stock	8,051,293	—	—		117,243,340	—		103,206,053
Basic and diluted net income (loss) per non-redeemable common share	$(0.55)	—	—		(0.22)	—		(0.25)
Change in redemption value of preferred units	$—	$(13,831)	$—		$—	$—		$—
Net loss attributable to common unit holders	$—	$(79,874)	$—		$—	$—		$—
Weighted average shares outstanding – basic and diluted	—	20,459	—		—	—		—
Net loss attributable to common unit holder per share – basic and diluted	$—	$(3.90)	$—		$—	$—		$—

SPARTACUS ACQUISITION CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2020
(In thousands, except share and per share data)

	For the period from August 10, 2020 (inception) through December 31, 2020 (as restated) Spartacus (Historical)	For the year ended December 31, 2020 NextNav (Historical)	Pro Forma Adjustments (Assuming No Redemption)	Note 3	Combined Pro Forma (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Maximum Redemption)	Note 3	Combined Pro Forma (Assuming Maximum Redemption)
Revenue	$—	$569	$—		$569	$—		$569

Operating expenses:
Costs of goods sold (exclusive of depreciation and amortization)	788	7,770	532	3(b)	10,586	—		10,586
			1,496	3(c)
Research and development	—	8,777	—		8,777	—		8,777
Selling, general and administrative	—	13,256	—		13,256	—		13,256
Depreciation and amortization	—	235	—		235	—		235
Total operating expenses	788	30,038	2,028		32,854	—		32,854
Operating loss	(788)	(29,469)	(2,028)		(32,285)	—		(32,285)

Other income (expense):
Interest income (expense)	29	(10,037)	10,037	3(a)	29	—		29
Change in fair value of warrants	(2,975)	(97,604)	97,604	3(d), 3(e)	(2,975)	—		(2,975)
Other income (expense), net	—	(188)	—		(188)	—		(188)
Loss before income taxes	(3,734)	(137,298)	105,613		(35,419)	—		(35,419)
Income tax benefit (expense)	—	(38)	—		(38)	—		(38)
Net loss	$(3,734)	$(137,336)	$105,613		$(35,457)	$—		$(35,457)
Foreign currency translation adjustment	—	12	—		12	—		12
Comprehensive loss	$(3,734)	$(137,324)	$105,613		$(35,445)	$—		$(35,445)

SPARTACUS ACQUISITION CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)
For the year ended December 31, 2020 — (Continued)
(In thousands, except share and per share data)

	For the period from August 10, 2020 (inception) through December 31, 2020 (as restated) Spartacus (Historical)	For the year ended December 31, 2020 NextNav (Historical)	Pro Forma Adjustments (Assuming No Redemption)	Note 3	Combined Pro Forma (Assuming No Redemption)	Additional Pro Forma Adjustments (Assuming Maximum Redemption)	Note 3	Combined Pro Forma (Assuming Maximum Redemption)
Weighted average shares outstanding of Class A redeemable common stock	8,663,166	—	—		—	—		—
Basic and diluted loss per share, Class A	$—	—	—		—	—		—
Basic and diluted weighted average shares outstanding, non-redeemable common stock	6,546,624	—	—		117,243,340	—		103,206,053
Basic and diluted loss per non-redeemable common share	$(0.57)	—	—		(0.30)	—		(0.34)
Change in redemption value of preferred units	$—	$(33,072)	$—		$—	$—		$—
Net loss attributable to common unit holders	$—	$(170,408)	$—		$—	$—		$—
Weighted average shares outstanding – basic and diluted	—	16,853	—		—	—		—
Net loss attributable to common unit holder per share – basic and diluted	$—	$(10.11)	$—		$—	$—		$—

Note 1. Basis of Pro Forma Presentation

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the consolidated results of operation subsequent to the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor do they purport to project the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of the Company and NextNav.

There were no significant intercompany balances or transactions between Spartacus and NextNav as of the date and for the periods of these unaudited pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Spartacus and NextNav filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Spartacus’ shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2020.

Note 2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

a)      Reflects the reclassification of cash held in the Trust Account that becomes available following the Business Combination, assuming no redemption.

b)      Reflects the cash payment of Spartacus and NextNav’s transaction costs of $27.6 million, expected to be incurred and paid at the close of the Business Combination. Of that amount, $7 million relates to deferred underwriting compensation incurred as part of the IPO to be paid upon the consummation of a Business Combination. The remaining transaction costs of $20.6 million include direct and incremental costs, such as legal, third party advisory, and other miscellaneous fees associated with the Mergers.

As of June 30, 2021, approximately $4.6 million of legal and third party advisory costs associated with the Mergers were accrued on the historical balance sheet of NextNav and will be reclassified from other current assets to additional paid-in capital upon the close of the Mergers.

c)      Reflects the cash payoff of NextNav’s senior secured loan facility of $85.7 million and the elimination of the corresponding liability of $76.1 million, which is presented net of debt issuance costs and discount.

d)      Reflects the repayment of the Company’s working capital loan upon consummation of the Business Combination.

e)      Reflects the gross cash proceeds from PIPE Financing of 20.5 million shares of Spartacus Class A common stock for $205.0 million from the PIPE Investors.

f)      Reflects the unvested portion of the two Class D Preferred Units warrants issued by NextNav to AT&T which vest upon the consummation of the Business Combination. For purposes of the pro forma condensed combined balance sheet these warrants are deemed to vest as of June 30, 2021, and the value of the unvested portion is based on the valuation as of June 30, 2021. The information is provided for illustrative purposes only, and the fair value of the unvested portion may significantly differ upon the consummation of the Business Combination.

g)      Reflects the unvested portion of the Class A Common Units warrant issued by NextNav to AT&T which vest upon the consummation of the Business Combination. For purposes of the pro forma condensed combined balance sheet the warrant is deemed to vest as of June 30, 2021, and the value of the unvested portion is based on the valuation as of June 30, 2021. The information is provided for illustrative purposes only, and the fair value of the unvested portion may significantly differ upon the consummation of the Business Combination.

h)      Reflects the reclassification of NextNav’s redeemable warrant liability to additional paid-in capital and common stock for the exchange of the AT&T Holdings Warrants for the AT&T Shelf Warrant.

The value of the AT&T Shelf Warrant upon exchange date is assessed by the Company to closely approximate the combined value of the AT&T Holdings Warrants, which for purposes of the pro forma condensed combined balance sheet as of June 30, 2021 is deemed to be the fair value of the AT&T Holdings Warrants as of this date. The information is provided for illustrative purposes only, and the fair value of the AT&T Holdings Warrants may significantly differ upon the consummation of the Business Combination.

i)       Reflects the reclassification of NextNav’s redeemable warrant liability to additional paid-in capital and common stock as a result of: i) the exercise of outstanding warrants, other than the AT&T Holdings Warrants, immediately prior to the Mergers ii) as well as the reclassification of certain unexercised warrants, other than those held by AT&T, to permanent equity.

j)       Represents the reclassification of $164.6 million of Class A common stock subject to possible redemption to permanent equity assuming no redemptions.

k)      Reflects the reclassification of $1 thousand for the par value of Spartacus Class B common stock to the par account for Class A common stock to account for the conversion of all outstanding, non-forfeited Class B common stock to Class A common stock (see Note 4).

l)       Reflects the recapitalization of NextNav, including the reclassification of members’ equity to common stock, additional paid-in capital, and accumulated other comprehensive loss.

m)     Reflects the elimination of Spartacus’ historical retained earnings.

n)      Reflects $142.5 million withdrawal of funds from the Trust Account to fund the redemption of approximately 14.0 million shares of Spartacus Class A common stock at approximately $10.15 per share.

o)      Reflects the recapitalization of NextNav preferred convertible preferred stock.

p)      Reflects the recapitalization of NextNav common stock.

Note 3. Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the period from August 10, 2020 (inception) through December 31, 2020 (as restated), and for the year then ended are as follows:

a)      Reflects the reduction of interest expense for the six months ended June 30, 2021 and for the year ended December 31, 2020 as result of the payoff of NextNav’s senior secured loan facility.

b)      Reflects the incremental expense for the unvested portion of the two Class D Preferred Units warrants issued by NextNav to AT&T, which for the purposes of the pro forma condensed combined statement of operations for the year ended December 31, 2020 is assumed to have occurred on January 1, 2020. The unvested portion is deemed to be equivalent to the fair value of the vested portion of the two Class D Preferred Units warrants at June 30, 2021. The information is provided for illustrative purposes only, and the fair value of the unvested portion of the AT&T Holdings Warrants may significantly differ upon the consummation of the Business Combination.

c)      Reflects the incremental expense for the unvested portion of the Class A Common Units warrant issued by NextNav to AT&T which vests upon consummation of the Business Combination, and for the purposes of the pro forma condensed combined statement of operations for the year ended December 31, 2020 is assumed to have occurred on January 1, 2020. The unvested portion is deemed to be equivalent to the fair value of the vested portion of the Class A Common Units warrant at June 30, 2021. The information is provided for illustrative purposes only, and the fair value of the unvested portion of the AT&T Holdings Warrants may significantly differ upon the consummation of the Business Combination.

d)      Reflects the elimination of the AT&T Holdings Warrants based on the election made by AT&T to exchange its AT&T Holdings Warrants for the AT&T Shelf Warrant. The value of the AT&T Shelf Warrant upon the exchange date is assessed by the Company to closely approximate the combined value of the AT&T Holdings Warrants, which for the purposes of the pro forma condensed combined statement of operations for the year ended December 31, 2020, is assumed to have occurred on January 1, 2020. The information is provided for illustrative purposes only, and the fair value of the existing warrant may significantly differ upon the consummation of the Business Combination.

e)      Reflects the elimination of NextNav’s fair value adjustments related to warrants, other than the AT&T Holdings Warrants, accounted for as liabilities due to the i) exercise of the warrants upon the close of the Mergers and ii) the reclassification of the remaining unexercised warrants to permanent equity and discontinuing to account for these at fair value on a recurring basis.

Note 4. Loss Per Share

Pro Forma Weighted Average Shares (Basic and Diluted)

The following pro forma weighted average shares calculations have been performed for the six months ended June 30, 2021 and for the period from August 10, 2020 (inception) through December 31, 2020 (as restated). The unaudited condensed combined pro forma loss per share (“LPS”), basic and diluted, are computed by dividing loss by the weighted-average number of shares of common stock outstanding during the period.

Prior to the Business Combination, the Company has two classes of common stock shares: Class A shares and Class B shares. The Class B shares are held by the Sponsor. In connection with the closing of the Business Combination, each currently issued and outstanding share of Class B common stock not forfeited, will automatically convert on a one-for-one basis, into shares of Class A common stock. Immediately thereafter, each currently issued and outstanding share of Class A common stock will automatically convert one-for-one basis, into shares of Shelf.

The Company has 10 million outstanding public warrants sold during the initial public offering and 8.75 million warrants sold in a private placement to purchase an aggregate of 18.75 million Class A shares simultaneous to the initial public offering. The warrants are exercisable at $11.50 per share which exceeds the current market price of the Company’s Class A common stock. These warrants are considered anti-dilutive and excluded from the LPS calculation as the exercise price exceeds the average market value of the common stock price during the applicable period.

The AT&T Shelf Warrant issued by NextNav entitles AT&T to purchase an aggregate of 4,351,662 shares of Shelf’s common stock at an exercise price of $0.01. The exercise price represents little consideration compared to the estimated price of the Company’s Class A common stock of $10.00 and there are no other vesting conditions or contingencies associated with them. Accordingly, they will be included in the pro forma LPS calculation during the applicable period.

Prior to the closing, the board of directors will authorize and approve the grant of restricted stock and/or restricted stock units under the Omnibus Incentive Plan. Awards granted under the Omnibus Plan above are antidilutive and excluded from pro forma diluted LPS. As a result, pro forma diluted LPS is the same as pro forma basic LPS for the periods presented.

	For the six-months ended June 30, 2021		For the year ended December 31, 2020
	Pro-Forma Combined Assuming No Redemptions	Pro-Forma Combined Assuming Maximum Redemptions	Pro-Forma Combined Assuming No Redemptions	Pro-Forma Combined Assuming Maximum Redemptions
Pro forma net loss (in thousands)	$(25,786)	$(25,786)	$(35,457)	$(35,457)
Basic and Diluted weighted average shares outstanding	117,243,340	103,206,053	117,243,340	103,206,053
Pro Forma Basic and Diluted loss per share	$(0.22)	$(0.25)	$(0.30)	$(0.34)

Pro Forma Basic and Diluted weighted average shares
NextNav Stockholders	67,391,678	67,391,678	67,391,678	67,391,678
AT&T Shelf Warrant	4,351,662	4,351,662	4,351,662	4,351,662
Spartacus Founder Shares	5,000,000	5,000,000	5,000,000	5,000,000
Spartacus Public Stockholders	20,000,000	5,962,713	20,000,000	5,962,713
Spartacus PIPE Investors	20,500,000	20,500,000	20,500,000	20,500,000
Total Pro Forma Basic and Diluted weighted average shares	117,243,340	103,206,053	117,243,340	103,206,053

Certain Projected Financial Information

In connection with its consideration of the potential Business Combination, the Board was provided with prospective financial information prepared by management of NextNav (collectively, the “Projections”).

The Projections are included in this proxy statement/prospectus solely to provide the Company’s stockholders access to information made available in connection with the NextNav’s board of directors’ consideration of the proposed Business Combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the preparation of the Projections on March 31, 2021.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. None of the independent registered public accounting firms of NextNav or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of NextNav assume no responsibility for, and disclaim any association with, the Projections.

The Projections were prepared in good faith by NextNav management based on their reasonable best estimates and assumptions with respect to the expected future financial performance of NextNav at the time the Projections were prepared and speak only as of that time.

The Projections reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond the control of NextNav.

The revenue projections presented in the Projections are based on three major lines of business: (i) the sale of NextNav’s Pinnacle service to domestic customers; (ii) the sale of NextNav’s TerraPoiNT services to domestic customers, dependent in part on the deployment of the TerraPoiNT network; and (iii) the sale of Pinnacle and TerraPoiNT services and equipment to international customers.

NextNav’s Pinnacle revenue projections are based on pricing assumptions consistent with current prices either contracted with or quoted to existing and potential customers. NextNav has limited operating history and no historical basis from which to make volume adoption projections, therefore the Pinnacle volume assumptions are based on NextNav estimates about the usage of its services by potential customers with whom it has had discussions, and general estimates about adoption in the segments to which NextNav is selling. These segments include: mobile gaming, mobile data and analytics, the mobile app economy and enterprise and IOT asset tracking.

NextNav’s TerraPoiNT revenue projections are based on and take into consideration expenses related to the future deployment of a nationwide TerraPoiNT network, which is essential for service delivery, and pricing assumptions build on the additional value that NextNav believes that TerraPoiNT offers compared to its Pinnacle service for mass market services, and for value benchmarked against legacy location and mapping service pricing for aviation, automotive, timing and enterprise and IOT services. NextNav opportunistically may also provide service to enterprise campuses or facilities. TerraPoiNT competes in an emerging segment, and NextNav’s volume estimates are based on general industry penetration assumptions informed where possible with preliminary customer prospect discussions.

NextNav’s international revenue projections are based on a revenue share model with local partners, and benchmarked against U.S. revenue potential modified by, among other factors: (i) urbanization; (ii) GDP and per capita GDP; (iii) cellular penetration; and (iv) app economy mix and volume.

There are substantial risks associated with the adoption of NextNav’s Pinnacle services and TerraPoiNT services both domestically and internationally, which are described more fully in the section entitled “Risk Factors — Risks Related to the Business and the Industry.” Further, as the business evolves there can be no guarantee that the segment value or mix used by NextNav in its projections will be similar to the actual adoption of its services in the future.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and other future events, as well as matters specific to the businesses of NextNav, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

None of NextNav’s management has warranted the accuracy, reliability, appropriateness or completeness of the Projections to anyone. None of NextNav’s management nor any of their respective representatives has made or makes any representations to any person regarding the ultimate performance of NextNav relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of NextNav may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.

The Projections are not included in this proxy statement/prospectus in order to induce any Company stockholders to vote in favor of any of the proposals at the special meeting.

We encourage you to review the financial statements of NextNav included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Historical Consolidated Financial Information of NextNav,” “Selected Historical Consolidated Financial Information of NextNav” and “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure.

None of NextNav or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

These projections include certain non-GAAP financial measures that are not prepared in accordance with U.S. GAAP and that may be different from non-GAAP financial measures used by other companies. NextNav believes that the use of these non-GAAP financial measures provides an additional tool for investors and potential investors to use in evaluating its ongoing operating results and trends. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with U.S. GAAP. To the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

The key elements of the Projections provided to the Board are summarized in the table below.

Adjusted Statements of Operations
(In millions)
	Projected Year Ending December 31,
	2021	2022	2023	2024	2025	2026	2027	2028
Total Revenue	$2	$24	$75	$162	$308	$506	$698	$915

(-) Cost of Goods Sold	(2)	(6)	(47)	(103)	(132)	(138)	(144)	(150)
Gross Margin	0	18	28	59	176	367	554	765
% Gross Margin	18%	75%	37%	36%	57%	73%	79%	84%
(-) Operating Expenses	(44)	(61)	(77)	(96)	(115)	(135)	(152)	(171)
EBITDA	(44)	(43)	(49)	(37)	61	233	401	595
% EBITDA Margin	(1,764)%	(182)%	(66)%	(23)%	20%	46%	57%	65%
(-) Depreciation & Amortization	(3)	(4)	(18)	(71)	(80)	(83)	(85)	(74)
Operating Income	(47)	(47)	(67)	(108)	(19)	150	316	520
(-) Interest	—	—	—	(6)	(12)	(7)	(1)	—
EBT	(47)	(47)	(67)	(114)	(31)	143	315	520
(-) Taxes	—	—	—	—	—	(34)	(78)	(130)
Net Income	$(47)	$(47)	$(67)	$(114)	$(31)	$109	$237	$390

SPECIAL MEETING OF SPARTACUS STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting in lieu of the 2021 annual meeting of stockholders to be held on         , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about         , 2021.

Date and Time of Special Meeting

The special meeting will be held at         , Eastern Time, on         , 2021, or such other date and time to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice.

The special meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the special meeting online, vote and submit your questions during the special meeting by visiting         . The virtual meeting format allows attendance from any location in the world.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on         , 2021, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions. On the record date, there were          shares of our common stock outstanding, of which          are public shares and          are founder shares held by our Sponsor.

Vote of Spartacus’ Initial Stockholders

In connection with our IPO, we entered into an agreement with our Sponsor and our officers and directors pursuant to which they agreed to vote any shares of our common stock owned by them in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, our Sponsor (and their affiliates (as defined in Rule 405 under the Securities Act)), executive officers and directors own, in the aggregate, approximately 22% of the outstanding shares of our common stock.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum will be present at the special meeting if a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting are represented at the meeting online or by proxy. An abstention from voting, shares represented at the special meeting online or by proxy (but not voted on one or more proposals) or a broker non-vote (so long as the stockholder has given the broker or other nominee voting instructions on at least one proposal in this proxy statement/prospectus) will each count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the special meeting may adjourn the special meeting. As of the record date for the special meeting, the presence online or by proxy of          shares of our common stock would be required to achieve a quorum.

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote on such proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote online at the special meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of each of the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the total votes cast on such proposals. In order to be elected as a director as described in (i) the Existing Director Election Proposal, a nominee must receive a plurality of all the votes cast only by holders of Class B common stock at the special meeting, which means that the nominees with the most votes are elected and (ii) the New Director Election Proposal, a nominee must receive a plurality of all the votes cast at the special meeting, which means that the nominees with the most votes are elected. Accordingly, neither a stockholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Existing Director Election Proposal, the New Director Election Proposals, the Nasdaq Proposal, or the Adjournment Proposal.

The Business Combination Proposal is conditioned on the approval of the charter Proposals, the New Director Election Proposal and the Nasdaq Proposal. In addition, (i) the charter Proposals are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal, (ii) the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are conditioned on the approval of the Business Combination Proposal, the charter Proposals and the Nasdaq Proposal, (iii) the New Director Election Proposal is conditioned on the approval of the Business Combination Proposal, the charter Proposals and the Nasdaq Proposal and (iv) the Nasdaq Proposal is conditioned on the Business Combination Proposal and the charter Proposals. Neither the Existing Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in the proxy statement/prospectus. It is important for you to note that if the Business Combination Proposal is not approved by our stockholders, or if any other proposal is not approved by our stockholders and we and NextNav do not waive the applicable closing condition under the Merger Agreement, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by April 19, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Spartacus Stockholders

Our board of directors believes that each of the Business Combination Proposal, the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposals, the Nasdaq Proposal, and the Adjournment Proposal to be presented at the special meeting is fair to and in the best interests of us and our stockholders and unanimously recommends that our stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to our stockholders will be considered non-discretionary and, therefore, your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions to your bank, broker or other nominee, it may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

An abstention from voting, shares represented at the special meeting online or by proxy (but not voted on one or more proposals), or a broker non-vote (so long as the stockholder has given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement/prospectus) will each count as present for the purposes of establishing a quorum. A stockholder’s failure to vote by proxy or to vote online at the special meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the Business Combination Proposal and will have no effect on the outcome of each of the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposals, the Nasdaq Proposal, or the Adjournment Proposal.

Voting Your Shares

Each share of our common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your proxy card or cards show the number of shares of our common stock that you own. There are several ways to vote your shares of common stock:

•        You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our board of directors. Our board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” the charter Proposals, “FOR” the Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Director Election Proposals, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal.

•        You can attend the special meeting and vote online even if you have previously voted by submitting a proxy as described above. You will be able to virtually attend, vote your shares and submit questions during the special meeting via a live webcast available at         . You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company at the phone number or e-mail address below. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a legal proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock. Once you have your legal proxy, contact Continental Stock Transfer & Trust Company to have a control number generated. Continental Stock Transfer & Trust Company contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Igor Volshteyn, our Chief Financial Officer, by telephone at (770) 305-6434, by email at igorv@spartacus-ac.com or in writing to c/o Spartacus Acquisition Corporation, 6470 E Johns Crossing, Suite 490, Duluth, Georgia 30097, before the special meeting that you have revoked your proxy; or

•        you may virtually attend the special meeting, revoke your proxy, and vote online, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the Business Combination Proposal, the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposals, the Nasdaq Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Morrow Sodali LLC, our proxy solicitor, at (800) 662-5200 (toll free) for individuals. Banks and Brokerage Firms may call collect at: (203) 658-9400.

Redemption Rights and Procedures

Pursuant to our charter, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (calculated as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable). For illustrative purposes, based on funds in the Trust Account of approximately $203.0 million on June 30, 2021, the estimated per share redemption price would have been approximately $10.15.

In order to exercise your redemption rights, you must:

•        check the box on the enclosed proxy card to elect redemption;

•        submit a request in writing that we redeem your public shares for cash. The request must identify the beneficial owner of the shares to be redeemed and must be sent to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com; and

•        deliver your public shares either physically or electronically through DTC to our transfer agent at least two business days before the special meeting. Stockholders seeking to exercise redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

If you do not properly comply with the procedures and requirements to redeem your public shares described above, your shares will not be redeemed. Any demand for redemption, once made, may be withdrawn at any time until the date of the special meeting. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above prior to the date of the special meeting.

It is a condition to closing under the Merger Agreement that the Company’s available closing date total cash (including cash in the Trust Account after giving effect to any redemptions and payment of transaction expenses, and the proceeds of the PIPE Financing) be equal to or greater than $250.0 million. Any redemptions by our public stockholders will decrease the funds in the Trust Account available to us to consummate the Mergers and other related Transactions.

Prior to exercising redemption rights, stockholders should verify the market price of our common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights. We cannot assure you that you will be able to sell your shares of our common stock in the open market, even if the market price per share is higher than the redemption price, as there may not be sufficient liquidity in our common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of our common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Shelf following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by April 19, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our common stock or warrants in connection with the Business Combination.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Mergers. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below entitled “— The Merger Agreement,” for more detailed information concerning the Business Combination and the Merger Agreement. We also urge our stockholders to read carefully the Merger Agreement in its entirety before voting on this proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Because we are holding a stockholder vote on the Business Combination, our charter provides that we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the then outstanding shares of our common stock.

The Merger Agreement

This section describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Transactions.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that these schedules contain information that is material to an investment decision.

Structure of the Transactions

On June 9, 2021, we entered into the Merger Agreement with Shelf, Holdings, NextNav, LLC, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1 and GS Blocker 2, MS 1, MS 2, MS 3, MS 4, MS 5, MS 6, and MS 7, which provides for, among other things: (a) MS 1 to be merged with and into the Company, with the Company surviving the merger; (b) MS 2 to be merged with and into Holdings, with Holdings surviving the merger; (c) MS 3 to be merged with and into NEA Blocker, with NEA Blocker surviving the merger; (d) MS 4 to be merged with and into Oak Blocker, with Oak Blocker surviving the merger; (e) MS 5 to be merged with and into Columbia Blocker, with Columbia Blocker surviving the merger; (f) MS 6 to be merged with and into GS Blocker 1, with GS Blocker 1 surviving the merger; and (g) MS 7 to be merged with and into GS Blocker 2, with GS Blocker 2 surviving the merger. As a result of the Transactions, the Company, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1, GS Blocker 2 and Holdings and the various operating subsidiaries of Holdings (Holdings and its operating subsidiaries collectively “NextNav”), will become wholly owned direct or indirect subsidiaries of Shelf, with our former stockholders and the Holdings Exchanging Parties becoming stockholders of Shelf. In addition, each outstanding share of our common stock shall be converted into one share of common stock in Shelf and our outstanding warrants shall, by their terms, automatically entitle the holders to purchase shares of Shelf’s common stock upon consummation of the Business Combination. The number of shares of Shelf’s common stock to be issued as consideration in the Business Combination will be based on a $10.00 per share value for its common stock.

Shelf was formed by the Sponsor in May 2021 and, at this time, each Merger Entity is a wholly owned subsidiary of Shelf.

Pre-Business Combination NextNav Structure

Pre-Business Combination Spartacus Structure

Post-Business Combination Shelf Structure

Consideration

Pursuant to the Merger Agreement, the aggregate consideration to be paid in the Transactions will consist of 67.4 million shares of Shelf’s common stock delivered to the Holdings Exchanging Parties electronically through book entry-delivery (the “equity consideration”), options to purchase approximately 2.0 million shares of Shelf’s common stock and a warrant to purchase approximately 4.4 million shares of Shelf’s common stock, based on Holdings’ current capitalization.

The aggregate number of shares of Shelf common stock that will be issued to Sellers at the closing of the Transactions will be equal to (a) (i) $750,000,000 plus (ii) the amount, if any, actually paid to NextNav in connection with any issuance of Holdings Units (as defined below) in accordance with the terms of the Merger Agreement (including in connection with the exercise of any options to purchase common units of Holdings (the “Holdings Common Units”) granted pursuant to Holdings’ 2011 Unit Option and Profits Interest Plan and warrants to purchase Holdings Common Units or preferred units of Holdings (the “Holdings Preferred Units” and, together with the Holdings Common Units, the “Holdings Units”) (such warrants, the “Holdings Warrants”)) after the date of the Merger Agreement, plus (iii) the aggregate exercise price of all NextNav warrants and options that are unexercised as of immediately prior to the closing minus (iv) the dollar value of 50% of the Shelf common stock authorized and approved prior to closing by the board of directors of Shelf for issuance to executives, employees or individual service providers pursuant to the Omnibus Plan, assuming a dollar value per common share of Shelf of $10.00, divided by (b) $10.00 (the “Merger Consideration”). Based on Holdings’ current capitalization, this results in Merger Consideration of 67.4 million shares of Shelf common stock (approximately $672 million divided by $10.00).

No fractional shares of Shelf common stock or certificates or scrips representing such fractional shares will be issued.

The amount of equity consideration to be delivered at the closing will be determined by Holdings (subject to any comments proposed by the Company) based on the applicable definitions set forth in the Merger Agreement.

Treatment of Holdings Equity Interests

Capital Stock

In connection with the Mergers, each of Holdings’ equity interests (other than equity interests held by the Blockers) will be cancelled and automatically deemed for all purposes to represent the right to receive a portion of the Merger Consideration in accordance with the Merger Agreement and Holdings’ organizational documents. The Blockers will receive equity interests in Holdings in accordance with the Merger Agreement and Holdings’ organizational documents. Each of the Blockers’ equity interests will be cancelled and automatically deemed for all purposes to represent the right to receive a portion of the Merger Consideration in accordance with the Merger Agreement and Holdings’ organizational documents, and such portion will be equivalent to what each holder of a Blocker equity interest would have received if such holder directly held the Holdings equity interests held by the applicable Blocker.

Warrants

Under the terms of the Merger Agreement, each Holdings Warrant, other than the AT&T Holdings Warrants, that is outstanding and unexercised immediately prior to the effective time of the Mergers will, pursuant to and in accordance with the terms of an agreement between NextNav and the holder of such Holdings Warrant, be exchanged for a new warrant entitling the holder thereof to acquire common stock of Shelf in an amount equal to, and at a price per common share of Shelf equal to, the amount and price resulting from the application of the applicable adjustment mechanisms in such Holdings Warrant. See the section entitled “Certain Relationships and Related Transactions — NextNav Relationships and Related Person Transactions — AT&T Agreements.”

Vested and Unvested Options

Under the terms of the Merger Agreement, each Holdings option (whether vested or unvested) that is outstanding and unexercised immediately prior to the effective time of the Mergers will be assumed by Shelf and automatically converted into an option to purchase, on substantially the same terms and conditions as were applicable to such Holdings Option, common shares of Shelf in an amount equal to, at a price per common share of Shelf equal to, an amount and price intended to comply with Section 409A of the Code.

Restricted Units

Under the terms of the Merger Agreement, each Holdings restricted unit that has vested as of immediately prior to closing shall be entitled to receive common shares of Shelf in respect thereof. Each Shelf common share that would otherwise be issued pursuant to the Merger Agreement to a holder of a Holdings restricted unit that is unvested immediately prior to the effective time of the Mergers shall instead be a Shelf restricted common share, subject to the same vesting provisions in place prior to closing.

Profits Interests

Under the terms of the Merger Agreement, each Holdings profits interest that has vested as of immediately prior to closing shall be entitled to receive common shares of Shelf in respect thereof. Each Shelf common share that would otherwise be issued pursuant to the Merger Agreement to a holder of a Holdings profits interest that is unvested immediately prior to the effective time of the Mergers shall instead be a Shelf restricted common share, subject to the same vesting provisions in place prior to closing.

Closing of the Transactions

We expect to consummate the Transactions no later than two business days following the satisfaction or waiver of the conditions described below under the subsection entitled “— Conditions to the Closing of the Transactions.”

Conditions to the Closing of the Transactions

The Merger Agreement sets forth the various conditions which must be satisfied or waived prior to consummation of the Transactions. We cannot provide assurance as to when or if all of the conditions to the Transactions will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Mutual Conditions

The respective obligations of the parties to the Merger Agreement to consummate and effect the Transactions are subject to the satisfaction at or prior to the effective time of the Mergers of certain conditions, including principally the following:

•        No governmental authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the Transactions illegal, or otherwise restraining or prohibiting consummation of the Transactions or causing any of the Transactions to be rescinded following completion thereof.

•        The Company shall have received the requisite Company stockholder approval of the proposals contemplated by this proxy statement/prospectus, including approval of the Merger Agreement and the Business Combination; provided however that, solely with respect to Holdings, the Company, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1 and GS Blocker 2, the failure of the stockholders to approve the Omnibus Plan and Employee Stock Purchase Plan shall not on its own cause this condition to not have been satisfied.

•        The Company and Holdings shall have made any filings required by the HSR Act and the applicable waiting period and any extensions thereof shall have expired or terminated.

•        The registration statement of which this proxy statement/prospectus forms a part shall have become effective and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

•        NextNav shall have obtained the FCC’s consent to the entry into the Merger Agreement and the consummation of the Transactions without any material adverse conditions other than those of general applicability to a change of control transaction.

•        The Company shall have at least $5,000,001 of net tangible assets remaining after the closing of the Company’s redemption offer.

•        The shares of Shelf common stock that constitute the Merger Consideration (and the Company’s warrants and any common shares of Shelf issued thereunder) shall have been approved for listing on Nasdaq, subject to official notice of issuance.

Conditions to the Company’s, Shelf’s and Merger Entities’ Obligations

The obligations of the Company, Shelf and the Merger Entities to consummate the Transactions are subject to the satisfaction (or waiver by us), at or prior to the effective time of the Mergers, of certain conditions, including principally the following:

•        Holdings’ and NextNav’s representations and warranties, other than Holdings’ and NextNav’s fundamental representations and warranties (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of the Merger Agreement and as of the date of the closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect (as defined below under “— Material Adverse Effect”).

•        Holdings’ and NextNav’s fundamental representations and warranties (which relate to organization, authorization, capitalization, Material Adverse Effect and brokers’ fees) shall be true and correct in all material respects (provided that those relating to capitalization may have de minimis deviations) as of the date of the Merger Agreement and as of the date of the closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

•        Blockers’ representations and warranties other than each Blocker’s fundamental representations and warranties (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of the Merger Agreement and as of the date of the closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect (as defined below under “— Material Adverse Effect”).

•        Blockers’ fundamental representations and warranties (which relate to organization, authorization, capitalization and brokers’ fees) shall be true and correct in all material respects (provided that those relating to capitalization may have de minimis deviations) as of the date of the Merger Agreement and as of the date of the closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

•        Each of NextNav, Holdings and the Blockers shall have performed or complied, in each case, in all material respects with all agreements, obligations, covenants and conditions required by the Merger Agreement to be performed or complied with by them on or prior to the date of the closing.

•        No Material Adverse Effect shall have occurred since the date of the Merger Agreement (as defined below under “— Material Adverse Effect”).

•        NextNav shall have delivered to us a certificate as to the satisfaction of each of the conditions set forth in the bullets above.

•        NextNav shall have delivered certain governance documents and approvals of NextNav, Holdings and the Blockers certified by an authorized officer of each such entity as being true, correct, complete and in full force and effect as of the date of the closing.

•        NextNav shall have delivered an FCC opinion letter from its legal counsel stating the status of the FCC licenses and the likelihood of adoption for the FCC applications.

•        We and Shelf shall have received a duly executed counterpart signature page of each of the other parties to the Registration Rights Agreement.

•        Each of the Blockers shall have delivered a properly completed and executed certification stating that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code), and Holdings shall have delivered a certificate, duly completed and executed pursuant to section 1.1445-11T(d)(2)(i) of the Treasury Regulations, certifying that the interests of Holdings are not United States real property interests within the meaning of section 1445 of the Code.

Conditions to Holdings’, NextNav’s and each of the Blockers’ Obligations

The obligations of Holdings, NextNav and each of the Blockers to consummate the Transactions are subject to the satisfaction (or waiver by NextNav), at or prior to the effective time of the Mergers, of certain conditions, including principally the following:

•        The representations and warranties of Shelf, Spartacus and each Merger Entity other than their fundamental representations and warranties (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Acquiror Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of the Merger

Agreement and as of the date of the closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) an Acquiror Material Adverse Effect.

•        The fundamental representations and warranties of Shelf, Spartacus and each Merger Entity (which relate to organization, authorization, brokers’ fees, and capitalization), shall be true and correct in all material respects (provided that those relating to capitalization may have de minimis deviations), in each case as of the date of the Merger Agreement and the date of the closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

•        Shelf, Spartacus and each Merger Entity shall have performed or complied in all material respects with all agreements, covenants and conditions required to be performed or complied with by them under the Merger Agreement.

•        Spartacus shall have delivered a certificate as to the satisfaction of each of the conditions set forth in the bullets above.

•        Spartacus shall have delivered certain governance documents and approvals of Spartacus, Shelf and each Merger Entity certified by an authorized officer of Shelf, Spartacus and each Merger Entity as being true, correct, complete and in full force and effect as of the date of the closing.

•        Immediately prior to closing, Spartacus shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

•        No Acquiror Material Adverse Effect shall have occurred since the date of the Merger Agreement.

•        The Available Closing Date Total Cash shall be equal to or greater than $250,000,000.

•        Spartacus shall have made all reasonably necessary and appropriate arrangements with the trustee under the Trust Account to have all the funds contained therein disbursed to Spartacus, and all such funds shall be available to Spartacus in respect of all of the obligations of Spartacus set forth in the Merger Agreement and the payment of Spartacus’ fees and expenses incurred in connection with the Merger Agreement and there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any person (not including NextNav and its affiliates) with respect to or against the Trust Account that would reasonably be expected to have an Acquiror Material Adverse Effect.

•        Spartacus shall have delivered to Shelf and the transfer agent, an amendment to the Warrant Agreement, dated as of October 15, 2020, between Spartacus and Continental Stock Transfer & Trust Company, executed by Spartacus and Shelf.

•        Spartacus shall have delivered a properly completed and executed certification stating that Spartacus is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Internal Revenue Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

•        At least one day prior to the date of the closing, Shelf shall have delivered to the Company a written consent of the board of directors of Shelf (or a duly appointed committee thereof authorized to administer the Omnibus Plan), authorizing and approving the grant of awards of restricted stock and/or restricted stock units under the Omnibus Plan in an aggregate amount of up to 2,800,000 shares of Shelf common stock (with, for the avoidance of doubt, restricted stock units representing the equivalent of one share of Shelf common stock) to certain individuals that were executives, employees or individual service providers of NextNav as of immediately prior to the closing, which such awards shall be granted promptly after the filing and effectiveness of Shelf’s registration statement on Form S-8 covering Shelf’s compensation plans and Holdings’ equity plan, subject to such executives, employees or individual service providers’ continued service for NextNav as of the grant date.

Material Adverse Effect and Acquiror Material Adverse Effect

Under the Merger Agreement, an event, occurrence, fact, condition or change will be deemed to have a “Material Adverse Effect” on Holdings and its subsidiaries if, individually or in the aggregate, such events, occurrences, facts, conditions or changes, have had or would reasonably be expected to have a material adverse effect on (i) the business, financial condition, results of operations or assets of Holdings and its subsidiaries, taken as a whole, or (ii) the ability of NextNav, LLC, Holdings, and the Blockers to consummate the Transactions; provided, however, that no event, occurrence, fact, condition or change attributable to any of the following, either alone or in combination, will be taken into account in determining whether there has been a Material Adverse Effect under clause (i) above:

•        the announcement or execution of the Merger Agreement, pendency or completion of the transactions contemplated by the Merger Agreement;

•        conditions affecting the industry in which Holdings and its subsidiaries operate, general political or social conditions, the economy as a whole or the financial and capital markets in general (including currency fluctuations and interest rates);

•        compliance with the terms of, or the taking of any action required or permitted by, the Merger Agreement (including any action taken or omitted to be taken with the written consent of or at the written request of any of Shelf, Spartacus or any Merger Entity);

•        any changes in applicable laws or accounting rules or principles, including U.S. GAAP, or any interpretations thereof;

•        actions required to be taken pursuant to any directive, pronouncement or guideline issued by a governmental authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of a disease, outbreak, epidemic or pandemic (including the COVID-19 pandemic);

•        the failure of Holdings and its subsidiaries to meet or achieve the results set forth in any projection or forecast (provided that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from the definition of Material Adverse Effect));

•        acts of war (whether or not declared), armed hostilities or terrorism or the escalation or worsening thereof, riots, civil unrest or public disorders;

•        changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, disease outbreak, epidemic, pandemic (including the COVID-19 pandemic), weather condition, explosion or fire or other force majeure event or act of God; or

•        any of the matters disclosed on the schedules to the Merger Agreement;

provided further, that any change, effect, event, occurrence, state of facts or development referred to in the second, fourth and seventh bullet points above shall be taken into account only to the extent that such change, effect, event, occurrence, state of facts or development has a disproportionate effect on Holdings and its subsidiaries as compared to other persons or businesses that operate in the industry in which Holdings and its subsidiaries operate (in which case only the incremental disproportionate effect shall be taken into account).

Under the Merger Agreement, an event, occurrence, fact, condition or change will be deemed to have an “Acquiror Material Adverse Effect” on Spartacus if, individually or in the aggregate, such events, occurrences, facts, conditions or changes, have had or would reasonably be expected to have a material adverse effect on (i) the business, results of operations, financial condition or assets of Spartacus, or (ii) the ability of Spartacus to consummate the transactions contemplated by the Merger Agreement; provided, however, that no event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to any of the following, either alone or in combination, will be taken into account in determining whether there has been an Acquiror Material Adverse Effect under clause (i) above:

•        general economic, political or social conditions or conditions generally affecting the capital, credit or financial markets;

•        acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, riots, civil unrest or public disorders;

•        any action required or permitted by the Merger Agreement, or any action taken (or not taken) with the written consent of or at the request of any of NextNav, Holdings, or any Blocker;

•        any changes in applicable laws or accounting rules or principles, including U.S. GAAP, or any interpretations thereof; or

•        the announcement or execution of the Merger Agreement, pendency or completion of the transactions contemplated by the Merger Agreement;

provided further, that any event, occurrence, fact, condition or change referred to in the first, second and fourth bullet points above shall be taken into account only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Shelf, Spartacus and the Merger Entities, taken as a whole, as compared to other participants in the industries in which Shelf, Spartacus and the Merger Entities conduct their business (in which case only the incremental disproportionate effect shall be taken into account).

Representations and Warranties

Under the Merger Agreement, Shelf, Spartacus and the Merger Entities made customary representations and warranties, including those relating to: organization, authorization, no conflicts, consents, brokers, SEC filings, capitalization, litigation, compliance with laws, Nasdaq listing, transactions with related parties, Trust Account, information supplied, financial capability, taxes, organization of Shelf and each Merger Entity, PIPE Financing, takeover statutes and charter provisions and disclaimer of other representations and warranties.

Under the Merger Agreement, NextNav and Holdings made customary representations and warranties regarding NextNav, Holdings and Holdings’ subsidiaries, including those relating to: organization and qualification, subsidiaries, authority, board approval, no conflicts, consents, capitalization, financial statements, undisclosed liabilities, absence of certain changes or events, title, real property, condition and sufficiency of assets, intellectual property, privacy and data security, software and information technology, contracts, litigation, compliance with laws, permits, environmental matters, employee benefit matters, taxes, employee relations, transactions with related parties, insurance, brokers, employment contracts, contractor agreements, compensation arrangements, officers and directors, top suppliers, top customers, affiliate arrangements, regulatory compliance, ownership of Spartacus or Shelf securities, information supplied, investment company status, FCC matters, Indian tax matters and disclaimer of other representations and warranties.

Under the Merger Agreement, each Blocker made customary representations and warranties, including those relating to: organization, authorization, no conflicts, consents, brokers, conduct of business, taxes, capitalization, litigation and disclaimer of other representations and warranties.

Covenants of the Parties

Conduct of Business Prior to the Business Combination

NextNav has agreed that from the date of the Merger Agreement until the earlier of the closing of the Transactions or termination of the Merger Agreement, subject to certain exceptions or unless we provide our prior written consent, NextNav will and will cause Holdings and its other subsidiaries to use commercially reasonable efforts to (i) operate its business in all material respects in the ordinary course of business consistent with past practice (including in light of COVID-19), (ii) preserve their respective properties, assets, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, agents, lenders, regulators and any other persons having a material business relationship with Holdings or any of its subsidiaries, (iii) maintain in full force and effect its insurance policies, subject to variations required in the ordinary course of business, and (iv) comply in all material respects with applicable laws. In addition, NextNav, LLC will not and will cause Holdings and its other subsidiaries not to:

•        amend, modify or supplement such entity’s organizational documents or take or authorize any action to wind up the affairs or dissolve NextNav, LLC or Holdings or any of its other subsidiaries;

•        issue, sell, grant, redeem or repurchase any securities or make any changes (by combination, reorganization, reclassification or otherwise) in the capital structure of NextNav, LLC or Holdings or any of its other subsidiaries (other than (x) certain transactions involving equity awards to service providers of NextNav in the ordinary course of business or (y) issuances to existing NextNav investors as necessary to fund the ordinary operating expenses of the Company Entities);

•        enter into any contract or understanding or enter into or carry out any transaction that would be a “Company Affiliate Arrangement” (as defined in the Merger Agreement) if entered into prior to the Effective Date;

•        sell, lease, license or otherwise dispose of the material assets of NextNav, LLC or Holdings or its other subsidiaries other than in the ordinary course of business;

•        cause or allow the acceleration, termination, material modification or cancellation of any material contract to which any of NextNav or Holdings or its other subsidiaries is a party or by which such entity is bound, in each case other than in connection with the expiration of the term of such material contract in accordance with its terms or an acceleration, termination, material modification or cancellation that could not reasonably be expected to have an adverse effect on NextNav, LLC, Holdings or its other subsidiaries, as applicable;

•        except as required by applicable law or as required by the terms of any existing employee benefit plan, (i) materially increase the amount of any bonus, salary or other compensation or benefits payable or to become payable to any current or former employee, officer, director or other individual service provider for NextNav, LLC or Holdings or its other subsidiaries, other than in the ordinary course of business, (ii) take any action to accelerate the timing or vesting of any payments or benefits under an employee benefit plan, or the funding of any payments or benefits payable or to become payable to any current or former employee, officer, director or other individual service provider of NextNav, LLC or Holdings or its other subsidiaries under an employee benefit plan, in each case, other than in the ordinary course of business, (iii) grant, or promise to grant, any bonuses, change in control payments, deferred compensation, severance, retention or equity or equity-based rights to any current or former employee, officer, director or other individual service provider of NextNav, LLC or Holdings or its other subsidiaries, other than any short-term incentive bonus grants in the ordinary course of business consistent with past practice and other than any such rights listed on the schedules to the Merger Agreement, or (iv) establish, adopt, enter into, commence participation in, terminate, or materially amend any employee benefit plan (or any plan or arrangement that would be an employee benefit plan if in effect on the date of the Merger Agreement), in each case, other than in the ordinary course of business;

•        (i) negotiate, modify, extend, or enter into any collective bargaining agreement (or similar agreement) or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of NextNav or Holdings or its other subsidiaries;

•        implement any employee layoffs, furloughs, reductions in force, reduction in compensation or hours, work schedule changes or similar actions, in each case that would implicate the WARN Act;

•        terminate (without cause) the chief executive officer, chief technology officer, chief financial officer or chief operating officer;

•        (i) obtain or incur any loan or other “Indebtedness” (as defined in the Merger Agreement) (other than loans made on or after July 1, 2021 by existing direct debt investors in Holdings, in principal amounts not to exceed $3,000,000 per month, as necessary to fund the ordinary operating expenses of NextNav or Holdings or its other subsidiaries), (ii) forgive, cancel or compromise any material debt or claim, or waive or release any right of material value or (iii) grant any indemnity, bond or other guarantee for the benefit of any person, in each case other than in the ordinary course of business;

•        incur any lien on any assets or securities of NextNav or Holdings or its other subsidiaries, except for certain permitted encumbrances or the liens incurred in the ordinary course of business or pursuant to indebtedness permitted by the immediately preceding bullet;

•        make any capital investment in any other person in excess of $250,000 individually or $500,000 in the aggregate;

•        merge or consolidate with, or acquire a substantial portion of the assets or equity of, any business or person, or any division thereof, or be acquired by any other person;

•        extend any loans other than travel or other expense advances to employees in the ordinary course of business and other than participant loans under any tax-qualified employee benefit plans;

•        (i) make, change, or revoke any material tax election; (ii) enter into any settlement or compromise with any taxing authority relating to any material tax matter; (iii) file any amended tax return in respect of material taxes; (iv) consent to any extension or waiver of the statutory period of limitations applicable to any material tax or material tax return; (v) enter into any tax sharing agreement; (vi) adopt or change a method of tax accounting with respect to material taxes; or (vii) change an accounting period with respect to material taxes; or (viii) take any action that would reasonably be expected to cause the Transactions to fail to qualify for the specified tax treatment;

•        commence, pay, discharge, settle or compromise any legal proceeding requiring payment by NextNav or Holdings or its other subsidiaries of an amount in excess of $100,000 or that result in any other continuing obligation, restriction or undertaking of NextNav or Holdings or its other subsidiaries (other than de minimis obligations, restrictions or undertakings incidental to such settlement or compromise, including confidentiality obligations);

•        except for non-exclusive licenses granted in the ordinary course of business, assign, sell, transfer, abandon, let lapse, or otherwise dispose of, any material intellectual property of NextNav or Holdings or its other subsidiaries;

•        disclose any trade secrets (other than pursuant to a qualifying confidentiality arrangement entered into in the ordinary course of business);

•        make any material change in its accounting methodology, practice or policy other than changes required by U.S. GAAP;

•        make any material change in any cash management practices of NextNav or Holdings or its other subsidiaries and of their respective policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

•        waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor subject to certain exceptions;

•        declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities;

•        amend, modify or terminate any lease; or

•        authorize, agree to or undertake any legally binding obligation to do any of the foregoing.

Conduct of the Company Prior to the Business Combination

Shelf has agreed that from the date of the Merger Agreement until the earlier of the closing of the Transactions or termination of the Merger Agreement, subject to certain exceptions or unless NextNav provides prior written consent, Shelf will and will cause the Company and the Merger Entities to (i) operate its business in the ordinary course and consistent with past practice and (ii) preserve their respective business, operations and organization, in light of general activities that businesses similar to the Company’s business commonly undertake. In addition, Shelf will not and will cause the Company and the Merger Entities not to:

•        amend or alter the agreement governing the Trust Account or such entity’s organizational documents;

•        (a) make or declare any dividend or distribution to the stockholders of Shelf, the Company or any Merger Entity or make any other distributions in respect of any such entity’s capital stock, (b) split, combine, reclassify or otherwise amend any terms of any shares or series of capital stock of Shelf, the Company or any Merger Entity or (c) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests, warrants or other equity interests of Shelf, the Company or any Merger Entity, other than a redemption of shares of our Common Stock in connection with the Transactions;

•        incur or assume any “Indebtedness” (as defined in the Merger Agreement) or guarantee any Indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Shelf, the Company or any Merger Entity or guaranty any debt securities of another person, other than between Shelf, the Company or any Merger Entity (subject to exceptions for funds reasonably required to finance its ordinary course administrative costs and expenses and transaction expenses incurred in connection with the consummation of the Transactions);

•        (a) issue or agree to issue any shares of securities of Shelf, the Company or any Merger Entity or securities exercisable for or convertible into capital stock of Shelf, the Company or any Merger Entity, or (b) grant or agree to grant any additional options, warrants or stock appreciation rights with respect to securities of Shelf, the Company or any Merger Entity not outstanding on the date hereof;

•        make, change or rescind any material tax election or settle or compromise any material tax liability;

•        enter into, renew or amend in any material respect, any transaction or contract with an affiliate of Shelf, the Company or any Merger Entity (including, for the avoidance of doubt, (a) the Sponsor or anyone related by blood, marriage or adoption to any Sponsor and (b) any person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater), provided that such restriction will not prevent Shelf, the Company or any Merger Entity from borrowing funds reasonably required to finance its ordinary course administrative costs and expenses and transaction expenses incurred in connection with the Transactions; or

•        enter into any agreement, or otherwise become obligated, to take any action prohibited by the foregoing.

Additional NextNav Covenants

The Merger Agreement contains additional customary covenants of NextNav relating to: the granting of access to information; obtaining a “tail” officers’ and directors’ liability insurance policy for Holdings’ officers and directors; maintaining NextNav’s FCC licenses, keeping us informed regarding any communications with the FCC and diligently prosecuting any FCC applications; the taking of certain actions related to NextNav’s Indian company; and completion of the pre-closing restructuring.

Additional Company Covenants

The Merger Agreement contains additional customary covenants of the Company relating to: the granting of access to information; disbursement of funds in the Trust Account in connection with the Business Combination and the other transactions contemplated by the Merger Agreement; obtaining a “tail” officers’ and directors’ liability insurance policy for the Company’s officers and directors; continued listing of our common stock on Nasdaq; SEC compliance; actions required to be taken in connection with the PIPE financing; and preparation, filing and distribution of an extension proxy statement, if necessary.

Additional Mutual Covenants

The Merger Agreement contains additional customary mutual covenants of the parties relating to: the preparation and delivery of this document and the special meeting; preparation and filing of any submissions under the HSR Act or required to be made to any other governmental authority under any applicable law; the procurement of applicable third party consents; public announcements with respect to the Business Combination and the other transactions contemplated by the Merger Agreement; the filing of a Form 8-K and issuance of a press release relating to the closing of the Business Combination and related transactions; the filing of tax returns and other tax matters; exclusivity with respect to the acquisition of Holdings or the Company and the consideration of any alternative transactions; using reasonable best efforts to satisfy closing conditions under the Merger Agreement; Section 16 matters; the post-closing board of directors of Shelf; the appointment of certain Holdings executives as officers of Shelf; the listing of Shelf common stock on Nasdaq; changing the names of Shelf and the Company after closing to be “NextNav Inc.” and “NextNav Acquisition Corporation,” respectively; using commercially reasonable efforts to file FCC transfer applications and prosecute the same to obtain any required consent to the Transactions from the FCC. See the section entitled “Management Following the Business Combination” for additional information relating to the officers of Shelf following the Business Combination.

Board of Directors of Shelf following the Business Combination

Shelf’s board of directors following the Business Combination will include the individuals identified in the section entitled “Management Following the Business Combination.”

Termination

The Merger Agreement may be terminated at any time prior to the closing of the Business Combination:

•        By mutual written consent of the Company and NextNav.

•        By either the Company or NextNav if:

•        closing has not occurred on or before November 19, 2021 (the “Outside Date”), unless the failure to consummate the Transactions by the Outside Date is attributable to a failure on the part of the party seeking to terminate the Merger Agreement to perform any material obligation of such Party under the Merger Agreement, provided, that if any legal proceeding for equitable relief with respect to the Merger Agreement or the Transactions is commenced or pending on or before the Outside Date, the Outside Date will be automatically extended without any further action until the date that is 30 days following the date on which a final, non-appealable governmental order has been entered with respect to the applicable legal proceeding;

•        a governmental authority enacts, issues, promulgates, enforces or enters any law that has become final and non-appealable which permanently restrains, enjoins or otherwise prohibits the Transactions; or

•        the requisite Company stockholder approval of the proposals contemplated by this proxy statement/prospectus, including approval of the Merger Agreement and the Business Combination, is not obtained.

•        By Spartacus, if none of Shelf, Spartacus or any Merger Entity is in material breach of their obligations under the Merger Agreement and if (a) at any time any of the representations and warranties of any of NextNav, LLC, Holdings or the Blockers in the Merger Agreement become untrue or inaccurate or (b) there has been a breach on the part of any of NextNav, LLC, Holdings or the Blockers of any of its covenants or agreements contained in the Merger Agreement, and such breach is not cured within 30 days following written notice thereof and causes NextNav to be unable to satisfy its conditions to closing.

•        By NextNav, if none of NextNav, LLC, Holdings or any Blocker is in material breach of their obligations under the Merger Agreement and if (a) at any time any of the representations and warranties of any of Shelf, Spartacus or any Merger Entity in the Merger Agreement become untrue or inaccurate or (b) there has been a breach on the part of any of Shelf, Spartacus or any Merger Entity of any of its covenants or agreements contained in the Merger Agreement, and such breach is not cured within 30 days following written notice thereof and causes Spartacus to be unable to satisfy its conditions to closing.

•        By Holdings, within five business days after the board of directors of Spartacus (or any committee thereof) withdraws or modifies, or publicly proposes to resolve to withdraw or modify, the recommendation of the board of directors of Spartacus that the stockholders of Spartacus vote in favor of the matters to be voted upon.

Effect of Termination

If the Merger Agreement is terminated, all further rights and obligations of the parties under the Merger Agreement will terminate and become void and of no force and effect, except that the parties will, in all events, remain bound by and continue to be subject to the provisions of the Merger Agreement relating to public announcements, waiver of claims against the Trust Account, survival, notices, annexes, exhibits and schedules, computation of time, expenses, governing law, assignment, successors and assigns, no third party rights, counterparts, titles and headings, entire agreement, severability, specific performance, waiver of jury trial, failure or indulgence not waiver, amendments, non-recourse, acknowledgements, provision respecting legal representation and release.

Expenses

Regardless of whether the Mergers are consummated, except as otherwise provided in the Merger Agreement, each party to the Merger Agreement must pay its own expenses incident to the Merger Agreement and the transactions contemplated thereby; provided that if the closing occurs, NextNav shall pay all of our transaction expenses and all Holdings’ and the Blockers’ transaction expenses.

Amendments

The Merger Agreement may be amended at any time prior to the closing by an instrument in writing signed on behalf of the Company and Holdings; provided, however, that after the Merger Agreement is approved by the Company’s stockholders as contemplated by this proxy statement/prospectus, no amendment or waiver is permitted that would require further approval of the Company’s stockholders unless such approval is obtained.

Appraisal Rights

Appraisal rights are not available to the Company’s stockholders or warrant holders in connection with the Mergers.

Tax Consequences

For U.S. federal income tax purposes, the Spartacus Merger (a) is intended to be treated as a reorganization within the meaning of Section 368 of the Code, and (b) together with the other Mergers and the PIPE Financing, is intended to qualify as a Section 351 Exchange. For a detailed discussion of the material U.S. federal income tax consequences of the Business Combination, please see the section entitled “Material U.S. Federal Income Tax Consequences”.

Survival and Indemnification

The Merger Agreement does not provide for contractual indemnification rights for breaches of the representations, warranties and covenants contained in the Merger Agreement, which will not survive the closing except for those covenants contained therein that by their explicit terms apply or are to be performed in whole or in part after the closing (see the section entitled “— Effect of Termination”). There are no remedies available for any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the closing, except for covenants explicitly to be performed in whole or in part after the closing, and we will have no recourse against NextNav, Holdings or any Blocker.

Trust Account Waiver

NextNav has agreed to waive any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever; provided that the waiver does not apply to funds of the Company held outside of the Trust Account or a claim for equitable relief (including a claim for the Company to specifically perform its obligations under the Merger Agreement).

Additional Agreements

Registration Rights Agreement

The Merger Agreement provides that at the closing of the Transactions, Shelf will enter into a Registration Rights Agreement with B. Riley Investments, Sponsor, the Blockers, other than NEA Blocker, Fortress Investment Group, LLC, and certain other former owners of Holdings with respect to the shares of Shelf common stock and other equity securities (including certain warrants to purchase shares of common stock of Shelf and shares of common stock of Shelf issued or issuable upon the exercise of warrants) that will be issued as consideration pursuant to the Merger Agreement (the “Registration Rights Agreement”). The Registration Rights Agreement will require Shelf to, among other things, file a shelf registration statement on behalf of such stockholders promptly after the closing of the Transactions. The Registration Rights Agreement will also provide certain demand rights and piggyback rights to such stockholders, subject to underwriter cutbacks and issuer blackout periods. Shelf will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement. The Registration Rights Agreement will also prohibit the transfer (subject to limited exceptions) of the shares of Shelf’s common stock (a) received as equity consideration by certain stockholders of the Company for a period of one year following the closing of the Transactions, subject to early termination in the event that the closing sale price of Shelf’s common stock equals or exceeds $12.00 per share for 20 out of 30 consecutive trading days commencing at least 150 days after the closing and (b) received as equity consideration by certain former owners of Holdings for a period of 180 days following the closing, subject to early termination for 50% of the shares held thereby in the event that the closing sale price of Shelf’s common stock equals or exceeds $12.00 per share for 20 out of 30 consecutive trading days commencing at least 60 days after the Closing. The Registration Rights Agreement will also prohibit the transfer (subject to limited exceptions) of the Company’s warrants held by Sponsor and B. Riley Investments and shares issuable upon the exercise or conversion thereof for a period of 30 days following the closing of the Transactions.

Subscription Agreements

In connection with the execution of the Merger Agreement, on June 9, 2021, the Company and Shelf entered into the Subscription Agreements with each of the PIPE Investors for the PIPE Financing, pursuant to which the PIPE Investors agreed to purchase, and the Company and Shelf agreed to sell to the PIPE Investors, an aggregate of 20,500,000 PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $205,000,000, in the PIPE Financing. In the PIPE Financing, PIPE Investors subscribed to purchase PIPE Shares for a purchase price of $10.00 per PIPE Share as compared to the IPO, where investors purchased public units (containing one public share and one-half of one Public Warrant) for $10.00 per public unit.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements will take place substantially concurrently with the closing of the business combination and is contingent upon, among other customary closing conditions, the subsequent consummation of the business combination. The purpose of the PIPE Financing is to raise additional capital for use by the post-combination company following the closing of the business combination.

In connection with the PIPE Financing, we engaged B. Riley Securities and PJT Partners LP (“PJT”), as co-placement agents. In connection with performing services as co-placement agents, B. Riley Securities and PJT will receive fees and expense reimbursements customary for a PIPE transaction (subject to the terms and conditions of their engagement letters with Spartacus). PJT previously had been hired to advise NextNav in connection with the proposed business combination, and will receive customary compensation in connection therewith. Except in respect of the PIPE Financing, PJT did not provide any advice to Spartacus, including, but not limited to, regarding the valuation of NextNav or the terms of the business combination with NextNav. Spartacus and NextNav each signed agreements with PJT acknowledging PJT’s role as both financial advisor to NextNav in connection with the proposed business combination and as co-placement agent to Spartacus in connection with the PIPE Financing and waived any purported conflicts in connection with such dual roles. In addition, B. Riley Securities or PJT and their affiliates may provide investment banking and other financial services to Spartacus, NextNav and their respective affiliates in the future, for which they would expect to receive customary compensation.

The PIPE Shares are identical to the public shares; however, the Shelf shares to be issued in connection with the cancellation of the public shares, in connection with the mergers, are being registered under the Securities Act as part of this proxy statement/prospectus on Form S-4, whereas the PIPE Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Regulation D of the Securities Act. Shelf will grant the PIPE Investors certain registration rights in connection with the PIPE Financing, including agreeing to file (at Shelf’s sole cost and expense) the PIPE Resale Registration Statement with the SEC no later than the 15th business day following the closing date of the business combination. Shelf will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but, in general, no later than the 60th calendar day following the closing date of the business combination (or, in the event the SEC notifies Shelf that it will “review” the PIPE Resale Registration Statement, the 90th calendar day following the date thereof).

In addition, CCUR Holdings, Inc, one of the managing members of our Sponsor, and MILFAM Investments LLC, an affiliate of MILFAM CI LLC, one of the managing members of our Sponsor, entered into a Subscription Agreement to each purchase 1,105,000 PIPE Shares in the PIPE Financing.

Directors’ and Officers’ Insurance

Each of Spartacus and NextNav will purchase and maintain a fully pre-paid six-year “tail” officers’ and directors’ liability insurance policy for its respective directors and officers. Each party shall bear the cost of its own “tail” officers’ and directors’ liability insurance policy, provided that, if the Transactions close, NextNav will pay Spartacus’ expenses, including for such insurance policy.

Background of the Business Combination

We are a blank check company incorporated on August 10, 2020 as a Delaware corporation, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The proposed business combination is the result of an extensive search for a potential transaction utilizing a global network and the investing and operating experience of our management team, board of directors and Sponsor. The terms of the business combination are the result of extensive negotiations among our management team, K&L Gates, NextNav, Hogan Lovells US LLP, NextNav’s legal counsel (“Hogan Lovells”), and PJT, NextNav’s financial advisor. We also engaged B. Riley Advisory to provide confirmatory due diligence of NextNav as part of our evaluation of NextNav as a Potential Target (as defined below), and B. Riley Securities and PJT were engaged by us as co-placement agents for the PIPE Financing (as more fully described below). Finally, as described in more detail below, we engaged Scura Partners to provide a financial fairness opinion to our board regarding the potential business combination with NextNav. No firm other than B. Riley Advisory, B. Riley Securities, PJT, Scura Partners, and K&L Gates provided financial, legal or other advisory services to Spartacus as part of the process leading up to the proposed business combination with NextNav.

The following is a brief description of the background of these negotiations, the business combination and related transactions.

Prior to the consummation of our IPO, neither we, nor anyone on our behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with us.

On October 19, 2020, we consummated the IPO of 20,000,000 Units at $10.00 per Unit, generating gross proceeds of $200.0 million. Each Unit consists of one share of Class A common stock, and one-half of one redeemable warrant. Simultaneously with the closing of the IPO, we consummated the sale of 8,750,000 private placement warrants at a price of $1.00 per private placement warrant in a private placement, generating gross proceeds of $8,750,000. Following the IPO, a total of approximately $203.0 million was placed in the Trust Account for the benefit of our public stockholders, to be invested only in U.S. government securities, with a maturity of

180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act. The remaining approximately $1.75 million of the IPO proceeds were available to pay fees and expenses in connection with the closing of the IPO and for us to use as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

The prospectus for our IPO states that we intended to use the following general criteria for potential business combinations:

•        Middle-market telecommunications, media and technology (“TMT”)-focused business with an enterprise value of approximately $1 billion to $3 billion and capitalizing on current TMT tailwinds that are apparent in this digital revolution.

•        Strong anticipated cash-flow profile through scalability of operations and technology.

•        Compelling growth prospects that address increasing demand for a variety of TMT-related services.

•        Established businesses that are market leaders, have a large total available market and high long-term growth potential.

•        Platform businesses that can produce organic growth in their current state and will greatly benefit from synergistic add-on acquisitions.

•        Differentiated products or services that have a strong competitive advantage.

•        Strong management teams that can ensure successful future execution of our business strategy.

•        Businesses that benefit from being a public company through improved access to capital and an increased public profile.

Following the completion of our IPO on October 19, 2020, our Chief Executive Officer, Peter D. Aquino, and our Chief Financial Officer, Igor Volshteyn, with the assistance of our board members and Sponsor, began contacting 68 owners and/or other key personnel of businesses that could be potential partners in a business combination. This outreach included conversations and virtual meetings with numerous board members, private equity firms, venture capital firms, family offices, investment banks and business executives. During that period, Messrs. Aquino and Volshteyn with the assistance of our board members and Sponsor:

•        From October 16, 2020 through February 8, 2021, evaluated approximately 68 companies as possible targets (collectively, the “Potential Targets”) to establish if the Potential Targets fit the acquisition criteria stated above;

•        From October 16, 2020 through January 28, 2021, entered into confidentiality agreements with 25 Potential Targets (including NextNav);

•        Submitted non-binding indications of interest to two Potential Targets (including NextNav) with an indication of interest being submitted to the other Potential Target on January 20, 2021 followed by an initial and a final indication of interest being submitted to NextNav on February 9, 2021 and February 16, 2021, respectively; and

•        Agreed to exclusivity with one Potential Target: NextNav on February 16, 2021 after the other Potential Target that we submitted a non-binding indication of interest to other than NextNav decided to enter into a transaction with another entity.

After we consummated the IPO, in late October of 2020, Neil Subin, who indirectly controls one of the managing members of our Sponsor, contacted Mr. Fleming of Columbia Capital to begin discussing possible targets for Spartacus, including NextNav, a Columbia Capital portfolio company. Mr. Fleming was intimately familiar with NextNav as a member of NextNav’s board of directors. Mr. Subin was also familiar with NextNav’s business, having been involved as a minority investor in Progeny Wireless, which combined with Commlabs in 2011 to form NextNav. Both the merger of Progeny Wireless and Commlabs and subsequent equity raises by NextNav substantially diluted Mr. Subin’s equity interest, so that Mr. Subin’s only existing interest in NextNav is a 40% interest worth approximately $350,000 (which Mr. Subin owns a 40% economic interest, or $140,000) in Xiphius LLC, which owns 87,414 total units (or a 0.05% interest) in Holdings. Subsequent to the 2011 merger, Mr. Subin continued to monitor NextNav’s progress both due to his prior involvement in a predecessor company and for background information as an active investor in the wireless and telecom industry. The updates typically consisted of calls between senior NextNav executives, typically NextNav’s Chief Financial Officer, and analysts in Mr. Subin’s office. Mr. Subin did not participate in the update calls. Based on his knowledge of NextNav’s business and preliminary conversations with Mr. Fleming throughout December of 2020, Mr. Subin believed that NextNav could have many of the characteristics that Spartacus was seeking for a target, including many of the potential business combination criteria mentioned above. During these conversations in December of 2020, Mr. Subin expressed to Mr. Fleming an interest in learning more about this opportunity. On December 18, 2020, Mr. Subin brought this opportunity to the attention of our management and the board of directors of Spartacus.

Spartacus entered into confidentiality agreements with those Potential Targets that Spartacus believed best met the criteria mentioned above for a potential business combination. None of the 25 confidentiality agreements that Spartacus entered into with Potential Targets, including NextNav, contained standstill provisions or precluded Spartacus from having discussions with other Potential Targets about a potential business combination. After entering confidentiality agreements with 25 Potential Targets, Spartacus reviewed each Potential Target’s provided business materials and conducted conversations with each Potential Target’s management team to determine whether or not such Potential Target was an ideal fit for Spartacus and how thoroughly such Potential Target satisfied the potential business combination criteria mentioned above. After conducting further due diligence on the 25 Potential Targets and negotiating the terms of a potential business combination with them, Spartacus narrowed the number of Potential Targets to two. This reduction in Potential Targets was based, in part on the satisfaction of the potential business combination criteria mentioned above, and, in certain circumstances, we did not agree with the desired valuations proposed by such Potential Targets and their stakeholders. Ultimately, the other Potential Target that we submitted a non-binding indication of interest to other than NextNav decided to enter into a transaction with another entity. Therefore, following that process, NextNav emerged as the leading target to pursue in connection with a business combination, and we ultimately decided to discontinue discussions with the Potential Targets other than NextNav.

The substantial majority of Potential Targets we considered were located in the United States, consistent with our original intentions. We also evaluated Potential Targets in sectors other than TMT-focused businesses, including automotive, energy, financial services and software, amongst other opportunities.

On December 21, 2020, we executed a confidentiality agreement with NextNav and an introductory call was scheduled for December 23, 2020. Starting with the December 23, 2020 call and through February 5, 2021, NextNav and Spartacus participated in numerous in-depth diligence calls and virtual meetings that covered all aspects of business, financial and technical due diligence, including a detailed review of NextNav’s business plan, financial model, growth strategy, target markets, intellectual property, FCC licenses, and capital structure. These discussions were supported by presentations, financial models and other relevant diligence materials that were prepared by NextNav.

From February 4, 2021 to February 9, 2021, we had numerous discussions with Mr. Fleming and NextNav’s financial advisor, PJT, regarding the possibility of a transaction between Spartacus and NextNav, including potential transaction structure and valuation.

After comparing NextNav to other Potential Targets, our board of directors determined that NextNav satisfied the most of the potential business combination criteria mentioned above and concluded that NextNav provided an attractive opportunity for our stockholders. On February 5, 2021, our board of directors approved a non-binding proposal to enter into a business combination with NextNav. On February 9, 2021, we submitted a non-binding indication of interest to NextNav with respect to a business combination, which contemplated a pro forma enterprise value of $767 million and a pro forma equity value of $1.08 billion. Included in the letter was the assumption that NextNav would have approximately $317 million of cash to fund future operations and growth. The figures provided by Spartacus were based on Spartacus’ evaluation of comparable businesses across the TMT sector, customer verticals and other special-purpose acquisition companies, as well as NextNav’s underlying asset value, which allowed Spartacus to arrive at a highly attractive valuation for both our stockholders and from a general capital markets perspective.

On February 10, 2021, we received a counterproposal from NextNav. The counterproposal reflected a pro forma enterprise value of $942 million and a pro forma equity value of $1.25 billion.

From February 10, 2021 to February 16, 2021, with the support of K&L Gates, we had numerous discussions with Mr. Fleming and PJT. We discussed our initial proposal from February 9, 2021 and NextNav’s counterproposal from February 10, 2021. Among the issues discussed were the overall valuation of NextNav’s business, the anticipated future cash needs for the business, the ability to arrange a successful PIPE financing as part of the business combination, and certain other key terms of a potential transaction.

On February 16, 2021, we submitted a revised non-binding indication of interest to NextNav, which contemplated a pro forma enterprise value of $883 million and pro forma equity value of $1.2 billion. The indication of interest was executed by NextNav on February 16, 2021. From our February 9, 2021, non-binding indication of interest sent to NextNav, we increased NextNav’s valuation based on further evaluation and analysis. We also reviewed and analyzed NextNav’s February 10, 2021 counterproposal, and we determined that that the valuation still remained highly attractive even with the additional consideration proposed by NextNav. Spartacus ultimately determined that the NextNav pro forma equity value was between Spartacus’ valuation in its February 9, 2021, non-binding indication of interest and NextNav’s February 10, 2021 counterproposal.

On February 17, 2021, a kick-off call occurred with representatives from Spartacus, NextNav, K&L Gates, Hogan Lovells, Columbia Capital, and Ernst & Young LLP to discuss the logistics of the potential business combination.

Also between February 26, 2021 through June 9, 2021, our management and its advisors received access to the virtual due diligence data room of NextNav and began conducting further in-depth diligence on NextNav’s technology, intellectual property, financial conditions, material commercial relationships and the relative viability of its service, including its target markets and potential competitors. During this time period, we engaged in preliminary discussions with B. Riley Advisory regarding their potential engagement with respect to confirmatory due diligence of NextNav and, on March 4, 2021, we engaged B. Riley Advisory with respect thereto. We agreed to pay B. Riley Advisory a fixed fee of $50,000, $10,000 of which was due upon signing of an engagement letter and the balance was payable upon successful completion of the assignment.

On March 3, 2021, we engaged B. Riley Securities to be a co-placement agent for the PIPE Financing. Following the execution of the indication of interest, we executed an agreement with PJT on May 5, 2021 to engage PJT as co-placement agent alongside B. Riley Securities given PJT’s knowledge of NextNav. The agreement with PJT acknowledged PJT’s existing role as financial advisor to NextNav in connection with the proposed business combination and waived any conflicts relating to such role. In addition, on April 21, 2021, NextNav signed a conflict waiver and consent agreement with PJT acknowledging PJT’s role as financial advisor to NextNav in connection with the business combination and co-placement agent for Spartacus in connection with the PIPE Financing and waiving any conflicts in connection with PJT acting in such dual roles, as contemplated therein.

On March 13, 2021, Spartacus’ board of directors engaged Scura Partners to provide a fairness opinion to our board regarding the potential business combination with NextNav.

On March 22, 2021, K&L Gates sent NextNav and Hogan Lovells an initial draft of the Merger Agreement reflecting the terms of the non-binding indication of interest. On March 25, 2021, K&L Gates sent Hogan Lovells a revised version of the Merger Agreement containing comments on FCC matters. On April 1, 2021, Hogan Lovells sent K&L Gates a revised version of the Merger Agreement. K&L Gates and Hogan Lovells then proceeded to exchange revised drafts of the Merger Agreement on April 14, 2021, April 20, 2021, May 4, 2021, May 26, 2021, May 29, 2021 and June 7, 2021. Amongst other terms, K&L Gates and Hogan Lovells negotiated, on behalf of Spartacus and NextNav, the deal structure, the representations and warranties, closing conditions (including required third-party consents), pre-closing covenants and the allocation of various transaction expenses. Representatives of Spartacus and NextNav had separate discussions on the ability of NextNav to incur additional indebtedness prior to closing, and Spartacus and NextNav had a teleconference call to discuss the minimum net cash closing condition.

From April 27, 2021 to May 26, 2021, representatives of Spartacus and NextNav conducted confidential investor marketing meetings with approximately 25 potential PIPE investors, and solicited feedback on the transaction from investors.

From March 24, 2021 through May 5, 2021, K&L Gates, Hogan Lovells and Kirkland & Ellis LLP (“Kirkland”), legal counsel to the PIPE Financing co-placement agents, exchanged several drafts of the form of Subscription Agreement to be used in the PIPE Financing, including the terms of the closing process, the conditions to closing, the representations and warranties of Spartacus, the Shelf and the PIPE Investors, and the registration rights to be granted to the PIPE Investors.

On May 5, 2021, the PIPE Financing co-placement agents distributed draft documentation to PIPE Investors.

Between May 29, 2021 and June 9, 2021, K&L Gates and Hogan Lovells negotiated the terms of the Subscription Agreements with the prospective PIPE Investors, which included the timing and logistics of the relevant registration rights as well as the size of the PIPE Financing, and responded to follow-up questions and comments related thereto.

On June 1, 2021, a revised version of the form of Subscription Agreement was distributed to the PIPE Investors, which reflected the outcome of negotiations among the parties and the prospective PIPE Investors.

From March 22, 2021 to June 9, 2021, K&L Gates and Hogan Lovells negotiated the final terms of the Merger Agreement, which such negotiations primarily concentrated on (i) a minimum cash closing amount with NextNav proposing an amount of $300 million and Spartacus countering with an amount of $200 million and the parties eventually settling on $250 million of available cash on the closing date, (ii) the size of the PIPE Financing with discussions of the PIPE Financing ranging from $200 million to $225 million with the eventual agreement of a PIPE Financing of $205 million, and (iii) the size of equity awards under the Omnibus Plan to certain individuals that were executives, employees or individual service providers of NextNav as of immediately prior to closing of the Transactions, subject to such executives, employees or individual service providers’ continued service for NextNav as of the grant date, and the exhibits and ancillary agreements thereto. Also during this time, we, with the help of K&L Gates and our other advisors, finalized due diligence.

On May 27, 2021, our board of directors convened a videoconference meeting. All members of the board were present. Representatives from K&L Gates, B. Riley Advisory, and Scura Partners also attended. K&L Gates representatives reviewed with the board the terms of, and answered questions of board members regarding, the business combination, the Merger Agreement, and related ancillary agreements, and the legal due diligence performed. Representatives of Scura Partners reviewed the preliminary fairness opinion presentation. Our board of directors reviewed and discussed the potential transaction and asked questions of Scura Partners.

Between May 27, 2021 and June 7, 2021, the size of the PIPE Financing was finalized at $205 million and NextNav and Spartacus agreed on the size of equity awards under the Omnibus Plan to certain individuals that were executives, employees or individual service providers of NextNav as of immediately prior to closing of the Transactions with the parties agreeing to an aggregate amount of up to 2,800,000 shares of Shelf common stock to be granted promptly after the filing and effectiveness of Shelf’s registration statement on Form S-8 covering Shelf’s compensation plans and Holdings’ equity plan, subject to such executives, employees or individual service providers’ continued service for NextNav as of the grant date.

On June 7, 2021, our board of directors convened a videoconference meeting. All members of the board were present. Representatives from K&L Gates, B. Riley Advisory, and Scura Partners also attended. K&L Gates representatives reviewed with the board members their fiduciary duties in the context of the board’s consideration of and decisions and actions with respect to the business combination and reviewed with the board the terms of, and answered questions of board members regarding, the business combination, the Merger Agreement, and related ancillary agreements, and the legal due diligence performed. Representatives of Scura Partners reviewed the final fairness opinion presentation and presented their fairness opinion to the board. Our board of directors reviewed and discussed the potential transaction and asked questions of Scura Partners. Mr. Volshteyn provided an overview of the anticipated post announcement transaction timeline and overviewed the proposed transaction documentation and answered questions from the board of directors. Following review and discussion, the Merger Agreement and related documents and agreements were unanimously approved by our board of directors, and our board of directors determined to recommend the approval of the Merger Agreement to the stockholders of the Company. The board of directors also concluded that the fair market value of NextNav was equal to at least 80% of the funds held in the Trust Account. In making this determination, the board of directors considered, among other things, the implied valuation of NextNav based on the market valuation of comparable companies and other information presented by Scura Partners and discussed under “— Description of Fairness Opinion of Scura Partners.”

On June 9, 2021, the parties executed the Merger Agreement and the PIPE Investors that had chosen to participate in the PIPE Financing indicated their final subscription amounts and executed Subscription Agreements with respect to the PIPE Financing, which provided for binding subscriptions to purchase an aggregate of 20.5 million PIPE Shares at $10.00 per PIPE Share.

On June 10, 2021, the Company and NextNav issued a press release publicly announcing the Transactions.

The parties have continued and expect to continue regular discussions regarding the timing to consummate the Transactions.

The parties did not have any discussions about post-closing employment for any directors or officers of Spartacus. As discussed in the Section titled “Executive Officers and Board of Directors” beginning on page 213, all of the post-closing officers of NextNav will be persons currently employed by NextNav, not Spartacus. In addition, each of Spartacus’ incumbent directors, Peter D. Aquino, Igor Volshteyn, Alan B. Howe, Eric Edidin, Andrew Day, Shelly C. Lombard, and Skyler Wichers have advised us that they will resign from our board of directors upon closing of the Business Combination. However, Messrs. Aquino and Howe are expected to be directors of Shelf upon closing of the Business Combination.

The Private Placement

Spartacus and Shelf entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, Spartacus agreed to issue and sell in private placements an aggregate of $205 million of its Class A common stock. The PIPE Financing is expected to close immediately prior to the consummation of the Business Combination.

In connection with the PIPE Financing, we engaged B. Riley Securities and PJT, as co-placement agents. In connection with performing services as co-placement agents, B. Riley Securities and PJT will receive fees and expense reimbursements customary for a PIPE transaction (subject to the terms and conditions of their engagement letters with Spartacus). The Company estimates that the co-placement agents, B. Riley Securities and PJT, will be due an aggregate fee of approximately $5.9 million upon the closing of the PIPE Financing. The entire amount of such fee is contingent upon the closing of the PIPE Financing. PJT previously had been hired to advise NextNav in connection with the proposed business combination, and will receive customary compensation in connection therewith. Except in respect of the PIPE Financing, PJT did not provide any advice to Spartacus, including, but not limited to, regarding the valuation of NextNav or the terms of the business combination with NextNav. Spartacus and NextNav each signed agreements with PJT acknowledging PJT’s role as both financial advisor to NextNav in connection with the proposed business combination and as co-placement agent to Spartacus in connection with the PIPE Financing and waived any purported conflicts in connection with such dual roles. In addition, B. Riley Securities or PJT and their affiliates may provide investment banking and other financial services to Spartacus, NextNav and their respective affiliates in the future, for which they would expect to receive customary compensation.

Spartacus’ Board of Directors’ Reasons for the Approval of the Business Combination

Spartacus’ board of directors, in evaluating the business transaction, consulted with Spartacus’ management, K&L Gates, B. Riley Securities and PJT, as the co-placement agents for the PIPE Financing, and B. Riley Advisory. Spartacus’ board of directors also considered the financial analysis reviewed by Scura Partners with our board in connection with the opinion rendered by Scura Partners discussed under the section entitled “Opinion of the Company’s Financial Advisor” starting on page 116. In reaching its resolution to recommend that Spartacus’ stockholders approve the Merger Agreement and the Transactions contemplated thereby, including the Business Combination, our board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the complexity of those factors, Spartacus’ directors considered these factors as a whole, and did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Spartacus board may have given different weight to different factors. This explanation of the reasons for the board approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Spartacus board of directors reviewed the results of the due diligence review conducted by its management, employees of Sponsor and its affiliates and their respective advisors, which included:

•        numerous meetings and calls with the management team and advisors of NextNav regarding operations and forecasts;

•        review of material contracts, material liabilities and other material matters;

•        financial, legal, insurance, and accounting due diligence;

•        consultation with Spartacus management and legal counsel and financial advisor;

•        review of historical financial performance of NextNav (including audited and unaudited financials) and management projections for the combined business; and

•        Review of NextNav’s capital structure furnished to us by the management of NextNav both on a standalone basis pre-Transaction and on a pro forma basis giving effect to the Transactions; and

•        financial and valuation analyses of NextNav and the Business Combination.

In the prospectus for our IPO, Spartacus identified certain criteria that Spartacus believed would be important in evaluating prospective target businesses, namely a middle-market TMT-focused businesses that could benefit from being a public company with a strong anticipated cash-flow profile, compelling growth prospects, established business, opportunities for add-on acquisitions, differentiated products or services, and a strong management team.

Based on its review of the industry data and the operational, financial and other relevant information related to NextNav’s businesses, provided by NextNav and presented to our board, the factors considered by the Spartacus board of directors included, but were not limited to, the following:

•        NextNav’s Business is an Attractive Business Opportunity.    Our board considered the fact that the combined business (i) has a strong existing management team, (ii) has a significant total addressable market and growth expansion opportunities, and (iii) would benefit from the consummation of the Business Combination by becoming a public company, which the Spartacus board believed would improve the ability of the combined business to grow.

•        Deep Relationships with a Growing Blue-Chip Customer Base.    NextNav has a growing customer base of blue-chip customers, with clients located in the United States and increasingly all over the world.

•        Attractive Valuation.    Our board’s view, after consulting with its financial advisor, and supported by financial analysis performed by the Sponsor and its affiliates that the Business Combination offers an attractive valuation for Spartacus’ stockholders. In reaching this conclusion, the board considered various financial ratios of NextNav and its peer groups based on historical performance and projected financial performance.

•        Experienced and Proven Management Team.    Following completion of the business combination, the combined business will be led by a senior management team composed of the same senior management teams that have operated NextNav prior to the Business Combination and developed NextNav into the highly reputable and successful company that it is today. NextNav’s management teams have a proven track record of operational excellence, financial performance and growth.

•        Continued Ownership by the Key Holders.    Spartacus’ board considered that NextNav’s management would own approximately 3% of the economic interests in the Company following the Business Combination assuming no redemptions. Additionally, NextNav’s management will receive all of their share of the consideration from the Business Combination, in the form of equity, besides a de minimis amount of cash for fractional shares, and none are selling any equity interests in the contributed businesses in connection with the consummation of the Business Combination.

•        Due Diligence.    Due diligence examinations of NextNav conducted by Spartacus and its advisors, and related discussions between Spartacus and such advisors with NextNav’s management in connection therewith.

•        Terms and Conditions of the Merger Agreement.    The terms and conditions of the Merger Agreement and the Transactions contemplated thereby, including the Business Combination, were, in the opinion of our board, consistent with similar transactions and the product of arm’s-length negotiations between the parties.

•        Stockholder Liquidity.    The obligation in the Merger Agreement to have Shelf common stock issued as consideration listed on Nasdaq, a major U.S. stock exchange, which our board believes has the potential to offer stockholders enhanced liquidity.

•        Involvement of the PIPE Investors.    Our board considered that the Subscription Agreements of the PIPE Investors to invest $205 million in the combined business at closing at $10.00 per share was a validation of the valuation being ascribed to, and future prospects of, the combined business.

In the course of its deliberations, in addition to the various other risks associated with the combined business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, our board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the business combination, including the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on the combined company’s revenues and financial performance.

•        NextNav Integration Risks.    The risk that costs of integrating the NextNav business could be greater than anticipated and that the benefits and synergies anticipated from the combination of the business may not be achieved in the time frame and in the amount anticipated by management or at all.

•        Business Plan and Projections May Not Be Achieved.    The risk that the combined business may not be able to execute on its business plan, and realize the financial performance as set forth in the financial projections, in each case, presented to management and the board of directors of Spartacus.

•        Benefits May Not Be Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Growth Initiatives May Not be Achieved.    The risk that the growth initiatives of the combined business may not be fully achieved or may not be achieved within the expected timeframe, given NextNav will operate in an intensely competitive industry in terms of deal origination and execution, talent recruitment and retainment, as well as fundraising, among other factors.

•        Liquidation.    The risks and costs to Spartacus if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Spartacus being unable to effect a business combination within the completion window which would require Spartacus to liquidate.

•        Exclusivity.    The fact that the Merger Agreement includes an exclusivity provision that prohibits Spartacus from soliciting other initial business combination proposals or from changing its recommendation in favor of the Business Combination, subject to the fiduciary duties of our board of directors, which restricts NextNav’s ability to consider other potential initial business combinations or from changing its recommendation in favor of the Business Combination prior to the closing or termination of the Merger Agreement.

•        Stockholder Vote.    The risk that Spartacus’ stockholders may object to and challenge the Business Combination and take action that may prevent or delay the consummation of the Business Combination, including to vote down the proposals at the special meeting, or redeem their shares; and in the event the Business Combination is not consummated, the risk that Spartacus’ stockholders will not vote in favor of any extension of Spartacus’ time frame to complete an initial business combination.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Spartacus’ control.

•        Spartacus Stockholders Holding a Minority Position in Post-Business Combination Shelf.    Following completion of the Business Combination Spartacus’ public stockholders will own approximately 17.7% of the common stock of Shelf (assuming that no public shares are elected to be redeemed by the public stockholders).

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Redemptions.    The risk that current public stockholders would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•        Nasdaq Listing.    The potential inability to maintain listing of Shelf’s securities on Nasdaq following the Business Combination.

•        Potential Conflicts.    The potential conflicts of interest between our Sponsor, directors and executive officers that have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of our stockholders.

•        Distraction to Operations.    The risk that the potential diversion of the management of the combined business and employee attention as a result of the Business Combination may adversely affect operations of the combined business.

In addition to considering the factors described above, the Spartacus board also considered that:

•        Other Risks Factors.    Various other risk factors associated with the combined business described in the section entitled “Risk Factors — Risks Relating to Spartacus and the Business Combination” beginning on page 57 of this proxy statement/prospectus.

After considering the foregoing, the Spartacus board concluded that the potential benefits to Spartacus and its stockholders relating to the Business Combination outweighed the potentially negative factors relating to the business combination. Accordingly, the Spartacus board of directors determined that the Merger Agreement and the Transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of Spartacus and its stockholders.

Satisfaction of 80% Test

It is a requirement under our charter and under Nasdaq’s Listing Rules that any business we acquire have a fair market value equal to at least 80% of the balance of the funds in the Trust Account held for the benefit of our public stockholders at the time of the execution of a definitive agreement for an initial business combination. Our board of directors adopted the financial analysis reviewed by Scura Partners with our board, and the opinion of Scura Partners to our board, and determined that subject to and based on the assumptions, matters considered and limitations and qualifications set forth in the opinion, the enterprise value of Holdings implied by the various financial analyses Scura Partners conducted in connection with its opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account).

Opinion of the Company’s Financial Advisor

At the meeting of the Board on June 7, 2021 to evaluate and approve the Business Combination, Scura Partners delivered an oral opinion, which was confirmed by delivery of a written opinion, dated June 7, 2021, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, (i) the consideration to be paid by the Company in the Business Combination was fair, from a financial point of view, to the Company, and (ii) the fair market value of NextNav equals or exceeds 80% of the amount held by the Company in trust for benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account).

The full text of Scura Partners’ written opinion, dated June 7, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion (which are also summarized herein), is attached as Annex F to this proxy statement/prospectus and is incorporated herein by reference. Scura Partners’ opinion was provided for the use and benefit of the Board (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Scura Partners provided its consent to the inclusion of the text of its opinion as part of this proxy statement/prospectus). Scura Partners’ opinion is limited solely to the fairness, from a financial point of view, of the consideration (“Consideration”) to be paid by the Company in the Business Combination and does not address the Company’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or initial business combinations that might be available to the Company. Scura Partners’ opinion does not constitute a recommendation as to how any stockholder of the Company should vote or act with respect to the Business Combination or any other matter. Scura Partners’ opinion was approved by a Scura Partners fairness opinion committee.

In arriving at its opinion, Scura Partners, among other things:

•        reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of NextNav furnished to Scura Partners by the Company, including financial and other forecasts provided to, or discussed with, Scura Partners by the management of the Company;

•        reviewed certain internal information relating to expenses expected to result from the Business Combination;

•        conducted discussions with members of management of the Company concerning the information described in the foregoing, as well as the business and prospects of NextNav and the Company generally;

•        reviewed publicly available financial and stock market data of certain other companies in lines of business that Scura Partners deemed relevant;

•        reviewed a draft, dated May 29, 2021, of the Merger Agreement;

•        conducted such other financial studies and analyses and took into account such other information as Scura Partners deemed appropriate; and

•        reviewed, but did not rely on for purposes of its opinion, the financial terms of certain other transactions that it deemed relevant.

In connection with its review, Scura Partners, with the consent of the Board, relied on the information supplied to, discussed with or reviewed by it for the purpose of its opinion being complete and accurate in all material respects. Scura Partners did not assume any responsibility for independent verification of, and did not independently verify, any such information. With the consent of the Board, Scura Partners relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory, and accounting advisors with respect to legal, tax, regulatory, and accounting matters. With respect to the financial and other forecasts and other information relating to NextNav and the Company, Scura Partners assumed, at the Board’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of NextNav and the Company. Scura Partners also assumed, at the Board’s direction, that the future financial results reflected in such forecasts and other information will be achieved at the times and in the amounts projected. With the consent of the Board, Scura Partners assumed that, (i) the Consideration will have an aggregate value of $750,000,000; (ii) prior to the consummation of the Business Combination, NextNav will have debt net of cash of $68 million on its balance sheet; (iii) following consummation of the Business Combination, the Company would have cash, net of debt, of at least $250.0 million on its balance sheet; and (iv) any adjustments to the Consideration in accordance with the Merger Agreement or otherwise would not be material to its analysis or its opinion. In addition, Scura Partners relied, with the Board’s consent, on the assessments of the management of the Company as to the ability to retain key employees of NextNav. Scura Partners expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with the Board’s consent, Scura Partners did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of NextNav or the Company, nor was Scura Partners furnished with any such evaluation or appraisal.

Scura Partners’ opinion did not address the Company’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to the Company and did not address any legal, regulatory, tax, or accounting matters. At the direction of the Board, Scura Partners was not asked, nor did it offer, any opinion as to any terms of the Merger Agreement or any aspect or implication of the Business Combination, except for (i) the fairness of the consideration from a financial point of view to the Company, and (ii) whether the fair market value of NextNav equals or exceeds 80% of the amount held by the Company in trust for benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account). With the Board’s consent, Scura Partners expressed no opinion as to what the value of the shares of any stock of the Company or NextNav actually will be when issued pursuant to the Business Combination or the prices at which any securities of the Company may trade at any time. Scura Partners did not express any opinion as to fair value or the solvency of NextNav following the closing of the Business Combination. In rendering its opinion, Scura Partners assumed, with the Board’s consent, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that it reviewed, that the Business Combination would be consummated in accordance with the terms of the Merger Agreement without any waiver or modification that could be material to Scura Partners’ analysis, and that the parties to the Merger Agreement will comply with all the material terms of the Merger Agreement. Scura Partners assumed, with the Board’s consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Business Combination will be obtained except to the extent that could not be material to its analysis. In addition, representatives of the Company advised Scura Partners, and Scura Partners assumed, with the Board’s consent, that the Business Combination will qualify as a tax-free reorganization for federal income tax purposes. Scura Partners also was not requested to, and did not, participate in the structuring or negotiation of the Business Combination.

Except as described in this summary, the Board imposed no other instructions or limitations on Scura Partners with respect to the investigations made, or procedures followed, by Scura Partners in rendering its opinion.

Scura Partners’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Scura Partners as of, the date of the opinion, and Scura Partners assumed no responsibility to update the opinion for developments after the date of the opinion.

Scura Partners’ opinion did not address the fairness of the Business Combination or any aspect or implication of the Business Combination to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company or NextNav. In addition, Scura Partners did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Business Combination, or any class of such persons, whether relative to the Consideration or otherwise.

The following is a summary of the material financial analyses presented by Scura Partners to the Board at its meeting held on June 7, 2021, in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Scura Partners’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Scura Partners’ analyses.

Financial Analyses of NextNav

Financial data for NextNav was based on financial forecasts and other information and data provided by the Company’s management, including the Company’s projections of NextNav’s revenue and EBITDA for the fiscal years through FY2028, which Financial Projections (as defined herein) are disclosed in summary under the section entitled “Certain Projected Financial Information” starting on page 124. Estimates in this section focus on estimated revenue and EBITDA for FY2026, FY2027 and FY2028, which, based on the information provided by the Company’s management, are anticipated to be the years with respect to which significant commercialization occurs for NextNav.

Selected Public Companies Analysis.

Given that NextNav is a leader in wireless technology and next generation GPS, with the potential to serve the global markets in public safety, e911, mass market consumer apps, eVTOLs, UAVs and autonomous vehicles, IoT and critical infrastructure. In determining its reference range for its selected publicly traded companies analysis, Scura Partners believed, based on its experience and professional judgement, that the following companies are generally relevant in certain respects to NextNav for the purposes of its financial analyses:

(i)     wireless communication connectivity providers: Anterix Inc., Bandwidth Inc., DISH Network Corporation, Globalstar, Gogo Inc., Iridium Communications, ORBCOMM Inc. and T Mobile US, Inc. and Viasat, Inc.

(ii)    wireless technology providers: Arista Networks, Inc., Aviat Networks, Inc., Casa Systems, Inc., CalAmp Corp., Cambium Networks Corporation, Ciena Corporation, Cisco Systems, Inc., InterDigital, Inc. and Juniper Networks, Inc.

(iii)   companies with recent initial public offerings which share end markets with NextNav: Aeva Technologies, Inc., AST SpaceMobile, Hyliion Holding Corp., Innoviz Technologies Ltd., Luminar Technologies, Inc., Ouster, Inc., Roblox Corporation, Unity Software Inc., Velodyne Lidar, Inc. and Vuzix Corporation.

Although none of these selected public companies are directly comparable to NextNav, Scura Partners focused on these companies because, among other things, these companies have one or more similar operating and financial characteristics as NextNav including: (a) exposure to emerging wireless technologies, (b) high growth and scale, and (c) high levels of operating leverage and projected EBITDA margin expansion.

Scura Partners reviewed the enterprise value of each of the selected companies (calculated as market value of the relevant company’s diluted common equity based on its closing stock price on June 4, 2021, plus, as of the relevant company’s most recently reported quarter end (with pro forma adjustments for any publicly announced corporate actions following the most recent reporting quarter), preferred stock, net debt and, where applicable, book value of non-controlling interests) as (i) a multiple of estimated revenue for FY2026, FY2027 and FY2028 and (ii) a multiple of estimated EBITDA for FY2025 and FY2026. Revenue and EBITDA data for the selected companies was based on publicly available consensus research analysts’ estimates and enterprise value related data for the selected companies was based on public filings and other publicly available information, all as of June 4, 2021. Neither estimated revenue nor estimated EBITDA was publicly available for the relevant fiscal years for Anterix, Globalstar, Gogo, ORBCOMM, Viasat, InterDigital, Cambium Networks, Ceina, CalAmp, Aviat, AST SpaceMobile, Vuzix, or Hyliion. The enterprise value and estimated revenue and EBITDA multiples for the remaining companies (to the extent publicly available) are summarized in the table below:

Company	Enterprise Value (in millions)	Enterprise Value/Revenue			Enterprise Value/EBITDA
		FY 2024	FY 2025	FY 2026	FY 2025	FY 2026
Wireless Connectivity
Bandwidth Inc.	$3,036	4.0x
DISH Network Corporation	$36,277	1.9x	1.8x	2.6x	8.2x
T-Mobile US, Inc.	$284,448	3.3x	3.2x	3.0x	8.1x	7.5x
Iridium Communications	$6,386	8.7x	8.1x	7.6x

Wireless Technology
Arista Networks, Inc.	$23,777	6.3x	5.7x
Cisco Systems, Inc.	$216,821	3.9x	3.8x
Juniper Networks, Inc.	$9,668	2.0x	1.9x

Company	Enterprise Value (in millions)	Enterprise Value/Revenue			Enterprise Value/EBITDA
		FY 2024	FY 2025	FY 2026	FY 2025	FY 2026
Recent IPOs/Shared End Market
Aeva Techologies, Inc.	$1,682	6.2x	2.0x	0.9x	5.5x	2.2x
Unity Software Inc.	$25,055	11.8x	9.2x	7.3x
Roblox Corporation	$55,384				31.9x
Ouster, Inc.	$1,793	4.0x	2.2x		16.5x
Innoviz Technologies Ltd.	$1,491	6.8x	2.9x	1.6x	12.0x
Luminar Technologies, Inc.	$7,595	20.2x	10.3x	9.5x	24.6x
Velodyne Lidar, Inc.	$1,559	3.0x

Medium		4.0x	3.2x	3.0x	12.0x	4.8x
Upper		20.2x	10.3x	9.5x	31.9x	7.5x
Lower		1.9x	1.8x	0.9x	5.5x	2.2x

Selected Transactions Analysis.

Scura Partners also reviewed financial information for certain selected transactions in the wireless industry (service providers and technology providers) with a transaction value below $5 billion. In addition, Scura Partners reviewed recent SPAC transactions of companies in shared end markets with NextNav. Estimated revenue and EBITDA was not publicly available for the wireless industry transaction for the relevant period. The enterprise value and estimated revenue and EBITDA multiples for the companies and transactions are summarized in the table below:

Company	Enterprise Value (in millions)	Enterprise Value/Revenue			Enterprise Value/EBITDA
		FY 2024	FY 2025	FY 2026	FY 2025	FY 2026
Special Purpose Acquisition Company Transactions
Kore Wireless/Cerberus Telecom SPAC	$1,010	3.0x	2.4x		7.2x
Lucid Motors USA, Inc./Churchill Capital Corp. IV	$11,750	1.2x	0.8x	0.5x	7.0x	4.1x
Matterport, Inc./Gores Holdings VI, Inc.	$2,260	4.4x	3.0x		28.8x
Otonomo Technologies, LTD./Software Acquisition Group, Inc.	$1,101	4.2x	1.9x		9.3x

Median		3.6x	2.2x	0.5x	8.3x	4.1x
Upper		4.4x	3.0x	0.5x	28.8x	4.1x
Lower		1.2x	0.8x	0.5x	7.0x	4.1x

The announcement dates and closed dates for the Special Purpose Acquisition Company Transactions summarized above are set forth in the table below:

Target	Buyer	Announced	Closed
Kore Wireless	Cerberus Telecom SPAC	3/12/2021	Pending
Lucid Motors USA, Inc.	Churchill Capital Corp. IV	2/22/2021	7/23/2021
Matterport, Inc.	Gores Holdings VI, Inc.	2/8/2021	7/22/2021
Otonomo Technologies, LTD.	Software Acquisition Group, Inc.	2/1/2021	Pending

Summary of Public Company Analysis and Transaction Analysis

Based on this information, and using its professional judgment, Scura Partners selected reference range multiples of (i) 4.0x to 7.0x for the Company’s projected revenue related to NextNav for FY2024, (ii) 2.0x to 4.0x for the Company’s projected revenue related to NextNav for FY2025, (iii) 1.0x to 3.0x for the Company’s projected revenue related to NextNav for FY2026, (iv) 7.0x to 11.0x for the Company’s projected EBITDA related to NextNav for FY2025 and (v) 5.0x to 7.0x for the Company’s projected EBITDA related to NextNav for FY2026. No individual multiple was determinative of the reference range.

This analysis indicated the following implied total equity value ranges for NextNav as compared to the Consideration:

The Public Company Analysis and Transaction Analysis indicated the following implied total Equity Value ranges for NextNav as compared to the Consideration:

Reference Range	Implied Total Equity Value Range (in millions)	Consideration (in millions)
FY2024 Pro Forma Revenue	$579 – 1065	$750
FY2025 Pro Forma Revenue	$547 – 1162	$750
FY2026 Pro Forma Revenue	$437 – 1449	$750

FY2025 Pro Forma EBITDA	$360 – 604	$750
FY2026 Pro Forma EBITDA	$1096 – 1562	$750

The implied equity value for NextNav was arrived using the estimated enterprise value from the Public Company Analysis and Transaction Analysis and an assumption enterprise value of net debt of $68 million.

Discounted Cash Flow Analysis.

Scura Partners performed a discounted cash flow (“DCF”) analysis of NextNav using the financial forecast and other information and data provided by the Company’s management to calculate the estimated present value of the future unlevered after-tax free cash flows projected to be generated by NextNav. Based on the information provided by the Company’s management, with the consent of the Board, Scura Partners assumed that the Business Combination would close on or about September 1, 2021. Scura Partners performed DCF analyses for three sets of periods (i) the term of September 1, 2021 to December 31, 2021 (the “Stub Period”) through FY2026, (ii) the Stub Period through FY2027 and (iii) the Stub Period through FY2028.

In performing the DCF analysis of NextNav, Scura Partners utilized a range of discount rates between 8.0% and 12.0%. A mid-range discount rate of 10.5% was calculated based on an estimate of NextNav’s weighted average cost of capital (“WACC”), arrived at using the capital asset pricing model, incorporating:

(i)     an unlevered beta of 1.29x based on the unlevered beta of comparable companies;

(ii)    a risk-free rate of return of 1.63% based on the yield on the 10-year U.S. treasury bond as of June 4, 2021;

(iii)   a market return (Rm) of 6.75% as estimated by KPMG in a report dated March 31, 2021;

(iv)   a size premium of 2.25% estimated based on the market return premium assigned to business with an enterprise value between $500 million and $1.5 billion; and

(v)    the assumption that NextNav’s capital structure would be funded with equity through the end of each set of periods.

The assumption that a portion of the capital structure would be funded by debt would have led to a lower WACC and a higher DCF net present value for NextNav. Such a change would not have affected Scura Partners’ opinion. Scura Partners estimated the range of discount rates using the mid-range discount rate and based on its experience and professional judgement.

In performing the DCF analysis of NextNav, to arrive at a range of terminal values, Scura Partners applied terminal value multiples of between 12.0x and 22.0x to EBITDA in the final year. Scura Partners derived a mid-range terminal value multiple of 16.9x based on historical EBITDA trading multiples for selected publicly traded companies. Scura Partners estimated a range of terminal value multiples using the mid-range terminal value multiple and based on its experience and professional judgement.

In performing the DCF analysis of NextNav, Scura Partners utilized Company management’s estimated cash tax rate for NextNav of 25.5%.

After-tax free cash flows from each period in each set were discounted to September 1, 2021 using the mid-period convention. Terminal value for each set were discounted from the end of the relevant fiscal year to September 1, 2021.

The Discounted Cash Flow Analysis indicated the following implied total enterprise value ranges for NextNav:

(in millions)

	Weighted Average Cost of Capital
	8.0%	9.0%	10.4%	11.0%	12.0%
Enterprise Value	$2,400	$2,276	$2,105	$2,048	$1,943
	Terminal Value Multiple
	12.0x	14.5x	17.0x	19.5x	22.0x
Enterprise Value	$1,423	$1,765	$2,105	$2,447	$2,789
	Terminal Year
	FY2026	FY2027	FY2028
Enterprise Value	$2,105	$3,598	$5,052

Using an assumption of net debt of $68 million, the Discounted Cash Flow Analysis indicated the following implied total equity value for NextNav as compared to the Consideration:

(in millions)

	Weighted Average Cost of Capital					Consideration
	8.0%	9.0%	10.4%	11.0%	12.0%
Equity Value	$2,332	$2,208	$2,037	$1,980	$1,875	$750
	Terminal Value Multiple
	12.0x	14.5x	17.0x	19.5x	22.0x
Equity Value	$1,355	$1,697	$2,037	$2,379	$2,721	$750
	Terminal Year
	FY2026	FY2027	FY2028
Equity Value	$2,037	$3,530	$4,984	$750

The terminal value represents approximately 110% of NextNav’s equity value for the set of periods from the Stub Period through FY2026, assuming the mid-range WACC and terminal value multiple.

The Discounted Cash Flow Analysis indicated the following after-tax free cash flows for NextNav based on the Financial Projections.

	Management Projections
($ in millions)	2020	2021E	2022P	2023P	2024P	2025P	2026P	2027P	2028P
EBITDA	(24.7)	(43.7)	(43.4)	(49.5)	(37.1)	61.1	232.8	401.2	594.5
Less: Depreciation and Amortization	—	(3.7)	(4.0)	(17.4)	(70.7)	(80.6)	(82.8)	(84.8)	(73.6)
EBIT	(24.7)	(47.5)	(47.4)	(66.9)	(107.8)	(19.5)	150.0	316.4	520.9
Less: Cash Income Taxes	—	—	—	—	—	—	(7.7)	(37.6)	(132.8)
Unlevered Net Income	(24.7)	(47.5)	(47.4)	(66.9)	(107.8)	(19.5)	142.4	278.8	388.0
Plus: Depreciation and Amortization	—	3.7	4.0	17.4	70.7	80.6	82.8	84.8	73.6
Less: Capital Expenditure	—	(1.1)	(1.1)	(67.2)	(266.7)	(49.3)	(11.1)	(11.1)	(11.1)
Less: Increase in Working Capital	—	5.6	4.4	9.6	8.6	7.0	2.0	(4.0)	(16.8)
Unlevered Free Cash Flow	(24.7)	(39.3)	(40.1)	(107.0)	(295.2)	18.8	216.1	348.6	433.8

Miscellaneous

This summary of the analyses is not a complete description of Scura Partners’ opinion or the analyses underlying, and factors considered in connection with, Scura Partners’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Scura Partners’ opinion. In arriving at its fairness determination, Scura Partners considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Scura Partners made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in, or reviewed in connection with, the analyses described above is identical to NextNav or the Business Combination. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Scura Partners or any other person assumes responsibility if future results are materially different from those forecast.

The Consideration was determined through arms’ length negotiations between the Company and NextNav and was approved by the Board. Scura Partners did not recommend any specific consideration to the Company or the Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Business Combination.

Scura Partners was engaged by the Company to provide its opinion as to (i) the fairness, from a financial point of view, of the consideration to be paid by the Company in the Business Combination was fair, from a financial point of view, to the Company, and (ii) the fair market value of NextNav equals or exceeds 80% of the amount held by the Company in trust for benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account). Pursuant to the engagement letter between Scura Partners and the Company, dated as of March 13, 2021 (the “Engagement Letter”), and will receive a fee for its services of $150,000 which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein. No part of Scura Partners’ fee is conditioned upon the conclusion expressed in its opinion. The Company has also agreed in the Engagement Letter to reimburse Scura Partners for certain expenses Scura Partners has incurred in performing services pursuant to the Engagement Letter, and to indemnify Scura Partners for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Scura Partners’ affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and NextNav. Scura Partners in the future may provide services to such persons and have received and may receive compensation for such services. In the past three years prior to the date of the Opinion, Scura Partners has not provided any services to the Company or NextNav.

The Board selected Scura Partners as its financial advisor in connection with the Business Combination because Scura Partners has substantial experience in similar transactions and familiarity with the Company. Scura Partners is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Certain Projected Financial Information

In connection with its consideration of the potential Business Combination, the Spartacus board was provided with prospective financial information prepared by management of NextNav (collectively, the “Financial Projections”).

The Financial Projections are included in this proxy statement/prospectus solely to provide Spartacus’ stockholders access to information made available in connection with the Spartacus board’s consideration of the proposed Business Combination. The Financial Projections should not be viewed as public guidance. Furthermore, the Financial Projections do not take into account any circumstances or events occurring after the preparation of the Financial Projections on May 21, 2021.

The Financial Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Financial Projections have not been audited. None of the independent registered public accounting firms of NextNav, Shelf, or Spartacus or any other independent accountants, have compiled, examined or performed any procedures with respect to the Financial Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of NextNav, Shelf, and Spartacus assume no responsibility for, and disclaim any association with, the Financial Projections.

The Financial Projections were prepared in good faith by NextNav management based on their reasonable best estimates and assumptions with respect to the expected future financial performance of NextNav at the time the Financial Projections were prepared and speak only as of that time.

The Financial Projections reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond the control of NextNav, Shelf, and Spartacus.

The revenue projections presented in the Financial Projections are based on three major lines of business: (i) the sale of NextNav’s Pinnacle service to domestic customers; (ii) the sale of NextNav’s TerraPoiNT services to domestic customers, dependent in part on the deployment of the TerraPoiNT network; and (iii) the sale of Pinnacle and TerraPoiNT services and equipment to international customers.

NextNav’s Pinnacle revenue projections are based on pricing assumptions consistent with current prices either contracted with or quoted to existing and potential customers. NextNav has limited operating history and no historical basis from which to make volume adoption projections, therefore the Pinnacle volume assumptions are based on NextNav estimates about the usage of its services by potential customers with whom it has had discussions, and general estimates about adoption in the segments to which NextNav is selling. These segments include: mobile gaming, mobile data and analytics, the mobile app economy and enterprise and IOT asset tracking.

NextNav’s TerraPoiNT revenue projections are based on and take into consideration expenses related to the future deployment of a nationwide TerraPoiNT network, which is essential for service delivery, and pricing assumptions build on the additional value that NextNav believes that TerraPoiNT offers compared to its Pinnacle service for mass market services, and for value benchmarked against legacy location and mapping service pricing for aviation, automotive, timing and enterprise and IOT services. NextNav opportunistically may also provide service to enterprise campuses or facilities. TerraPoiNT competes in an emerging segment, and NextNav’s volume estimates are based on general industry penetration assumptions informed where possible with preliminary customer prospect discussions.

NextNav’s international revenue projections are based on a revenue share model with local partners, and benchmarked against U.S. revenue potential modified by, among other factors: (i) urbanization; (ii) GDP and per capita GDP; (iii) cellular penetration; and (iv) app economy mix and volume.

There are substantial risks associated with the adoption of NextNav’s Pinnacle services and TerraPoiNT services both domestically and internationally, which are described more fully in the section entitled “Risk Factors — Risks Related to the Business and the Industry.” Further, as the business evolves there can be no guarantee that the segment value or mix used by NextNav in its projections will be similar to the actual adoption of its services in the future.

While presented with numerical specificity, the Financial Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and other future events, as well as matters specific to the businesses of NextNav, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

NextNav has not warranted the accuracy, reliability, appropriateness or completeness of the Financial Projections to anyone, including Spartacus. None of NextNav’s management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of NextNav relative to the

Financial Projections. The Financial Projections are not fact. The Financial Projections are not a guarantee of actual future performance. The future financial results of NextNav and Shelf may differ materially from those expressed in the Financial Projections due to factors beyond either of their ability to control or predict.

The Financial Projections are not included in this proxy statement/prospectus in order to induce any Spartacus stockholders to vote in favor of any of the proposals at the special meeting.

We encourage you to review the financial statements of NextNav included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Historical Consolidated Financial Information of NextNav” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and not to rely on any single financial measure.

None of Spartacus, NextNav or Shelf or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Financial Projections to reflect circumstances existing or arising after the date such Financial Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Financial Projections are shown to be in error or any of the Financial Projections otherwise would not be realized.

These Financial Projections include certain non-GAAP financial measures that are not prepared in accordance with U.S. GAAP and that may be different from non-GAAP financial measures used by other companies. Each of NextNav, Shelf and Spartacus believes that the use of these non-GAAP financial measures provides an additional tool for investors and potential investors to use in evaluating its ongoing operating results and trends. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with U.S. GAAP. To the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

		Projections for Year Ending December 31,
$ in millions	2020	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E
Revenues
Revenue	$0.6	$2	$24	$75	$162	$308	$506	$698	$915

Expenses
Cost of Goods Sold	$10	$2	$6	$47	$103	$132	$138	$144	$150
Expenses	20	$44	$61	$77	$96	$115	$135	$152	$171
Total Expenses	$30	$46	$67	$124	$199	$247	$273	$296	$321

EBITDA	$(30)	$(44)	$(43)	$(49)	$(37)	$61	$233	$401	$595
Margin	NA	NA	NA	NA	NA	21%	46%	57%	65%

Capital Expenditures	$7	$1	$1	$67	$267	$49	$11	$11	$11

Interests of Certain Persons in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of the Business Combination, you should keep in mind that our Sponsor, board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. As more fully set forth below, the Sponsor and its affiliates have approximately $8.7 million in the aggregate at risk that depends upon the completion of a business combination. Specifically, (i) $25,000 of such amount was paid for the 5,000,000 founders shares (which if unrestricted and freely tradable would be valued at approximately $50.0 million, based on the closing price of our Class A common stock on August 2, 2021), (ii) $8,104,244 for its 8,104,244 private placement warrants (which based on our quarterly third-party valuation was valued at $1.42 per private placement warrant, or approximately $11.5 million in the aggregate, as of June 30, 2021), and (iii) as of August 10, 2021, there was $600,000 drawn under a working capital loan from our Sponsor. The foregoing interests, and those set forth in more detail below, present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with public stockholders — as such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate. These interests include, among other things, the interests listed below:

•        Our Sponsor and certain of our officers and directors will hold Shelf common stock following the Business Combination, subject to lock-up agreements.

•        Our Sponsor and certain of our officers and directors will hold private placement warrants to purchase shares of Shelf common stock.

•        MILFAM Investments LLC, an affiliate of MILFAM CI LLC SPARTACUS, one of the managing members of our Sponsor, paid $5.0 million for its 500,000 public units (which if unrestricted and freely tradable would be valued at approximately $5.3 million, based on the closing price of our public units on August 2, 2021) (MILFAM Investments LLC has not waived its redemption rights in connection with the underlying 500,000 public shares.).

•        Our Sponsor paid (i) $25,000 for its 5,000,000 founder shares that it currently owns (which if unrestricted and freely tradable would be valued at approximately $50.0 million, based on the closing price of our Class A common stock on August 2, 2021) and (ii) $8,104,244 for its 8,104,244 private placement warrants (which based on our quarterly third-party valuation was valued at $1.42 per private placement warrant, or approximately $11.5 million in the aggregate, as of June 30, 2021) and that such securities are expected to have a significantly higher value at the time of the consummation Business Combination and will have little or no value if we do not complete the Business Combination.

•        The fact that given the differential in purchase price that our Sponsor paid for the founder shares as compared to the price of the public units sold in the IPO and the substantial number of shares of Shelf common stock that our Sponsor will receive upon conversion of the founder shares in connection with the Business Combination, our Sponsor and its affiliates may realize a positive rate of return on such investments even if other public stockholders experience a negative rate of return following the Business Combination.

•        Our Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of our initial business combination.

•        Our Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete our initial business combination by April 19, 2022 from the closing of our IPO. However, if our Sponsor, officers or directors acquire public shares in or after our IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination by April 19, 2022.

•        If the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        The nomination of Peter D. Aquino and Alan B. Howe, two of our existing directors, as directors of Shelf following the closing.

•        As of August 10, 2021, there was $600,000 drawn under a working capital loan from our Sponsor (all of such working capital loan may be convertible into warrants at the price of $1.00 per warrant).

•        CCUR Holdings, Inc, one of the managing members of our Sponsor, and MILFAM Investments LLC, an affiliate of MILFAM CI LLC SPARTACUS, one of the managing members of our Sponsor, entered into a Subscription Agreement to each purchase 1,105,000 PIPE Shares in the PIPE Financing.

•        MILFAM CI LLC SPARTACUS, one of the two managing members of our Sponsor, is controlled by MILFAM CI Management LLC, which is owned and controlled by Neil Subin, who owns a 40% interest worth approximately $350,000 (which Mr. Subin owns a 40% economic interest, or $140,000) in Xiphius LLC, which owns 87,414 total units (or a 0.05% interest) in Holdings.

Additionally, all of the officers of NextNav and certain of the directors of NextNav will become officers and directors of Shelf following the Business Combination and will receive compensation from Shelf. Any equity interests in NextNav held by such officers and directors will be converted to interests in Shelf following the Business Combination.

Potential Purchases of Public Shares

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Sponsor, directors, officers and their respective affiliates may purchase our securities on the open market, and may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or who have elected to redeem, or indicate an intention to redeem, their shares in connection with the Business Combination. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per-share pro rata portion of the Trust Account. Our initial stockholders, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of our common stock or vote their shares in favor of the Business Combination Proposal. While the exact nature of such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value. Our initial stockholders, directors, officers or their respective affiliates will not effect any such purchases when they are in possession of any material non-public information relating to us or NextNav, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act.

The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved and to decrease the likelihood that holders request redemption of public shares and cause us to be unable to meet the minimum Available Closing Date Total Cash condition to closing the Business Combination and other amounts required under the Merger Agreement.

Total Shares of Shelf common stock to be Issued in the Business Combination

We anticipate that, upon completion of the Business Combination, including Class A common stock shares issued in connection with the PIPE Financing that in connection with the consummation of the Business Combination are immediately cancelled for Shelf common stock shares and assuming that none of our stockholders exercise redemption rights, an aggregate of approximately 112.9 million shares of Shelf common stock will be issued as consideration in the Transactions, (1) our existing stockholders, together with the PIPE Investors, will hold in the aggregate approximately 40.3% of Shelf’s outstanding common stock (approximately 17.7% held by our public stockholders, approximately 18.2% held by our PIPE Investors and approximately 4.4% held by our Sponsor) and (2) the Holdings Exchanging Parties will hold approximately 59.7% of Shelf’s outstanding common stock. If approximately 14.0 million shares of our Class A common stock are redeemed for cash, which assumes the maximum redemption of our shares while still providing for a minimum of $250.0 million of available cash on the closing date after giving effect to payments to redeeming stockholders and the Company’s and certain Sponsor transaction expenses and the proceeds from the PIPE Financing, and that an aggregate of approximately 98.9 million shares of Shelf’s common stock will be issued as consideration in the Transactions, upon completion of the Transactions, (1) our existing stockholders, together with the PIPE Investors, will hold in the aggregate approximately 31.8% of Shelf’s outstanding common stock (approximately 6.0% held by our public stockholders, approximately 20.7% held by our PIPE Investor and approximately 5.1% held by our Sponsor) and (2) the Holdings Exchanging Parties will hold approximately 68.2% of Shelf’s outstanding common stock. These ownership percentages do not take into account (1) any warrants or options to purchase Shelf’s common stock that will be outstanding following the Business Combination or (2) any equity awards that may be issued under our proposed Omnibus Plan and Employee Stock Purchase Plan following the Business Combination. If the actual facts are different than these assumptions (which is likely), the ownership percentages held by each of our existing stockholders, including Sponsor and Holdings Exchanging Parties, will be different. If the actual facts are different than these assumptions (which is likely), the ownership percentages held by each of our existing stockholders and Holdings Exchanging Parties will be different. See the sections entitled “Summary of the Proxy Statement/Prospectus — Impact of the Business Combination on Shelf’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Sources and Uses for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination as of June 30, 2021, based on our and NextNav’s capitalization and financial position as of that date.

Sources and Uses — As of June 30, 2021
(dollars in millions)

Sources	No Redemptions	Maximum Redemptions(2)	Uses	No Redemptions	Maximum Redemptions(2)
Rollover Equity(1)	$750.0	$750.0	Rollover Equity(1)	750.0	750.0
Trust Account	203.1	60.5	Cash to Balance Sheet	380.5	237.9
PIPE Financing	205.0	205.0	Transaction Fees and Expenses(3)	27.6	27.6
Total Sources	$1,158.1	$1,015.5	Total Uses	$1,158.1	$1,015.5

____________

(1)      The value of the rollover equity is based on an assumed $10.00 per share value for our Class A common stock.

(2)      Assumes the redemption of 14,037,287 shares of our Class A common stock, which represents the maximum redemption amount providing for Spartacus’ available closing date total cash being equal or greater than $250.0 million after giving effect to (i) redemptions, and (ii) payment of certain transaction and other expenses.

(3)      Includes (i) deferred underwriting commissions payable to B. Riley Securities, the underwriter in our IPO; (ii) fees payable to our financial advisors; (iii) legal fees and expenses; and (iv) fees, costs and expenses (including regulatory fees, accounting fees, expenses incurred to file, print and mail this proxy statement/prospectus, fees for proxy solicitation services, and other professional fees and miscellaneous expenses) that were incurred in connection with the Business Combination and the other transactions contemplated by the Merger Agreement, either by or on our behalf, or by or on behalf of NextNav.

Deferred Underwriting Fees

The underwriters performed additional services after our IPO and approximately $7.0 million of the underwriting fee was deferred and conditioned upon completion of a business combination. The following table illustrates the effective deferred underwriting fee on a percentage basis for public shares at each redemption level identified below.

Underwriting Fees	Assuming no redemption	Assuming maximum redemption
($ in millions, other than share numbers)
Unredeemed Public Shares	20,000,000	5,962,713
Trust Account Proceeds to Shelf	$203.0	$60.5
Deferred Underwriting Fees	$7.0	$7.0
Effective Deferred Underwriting Fee (%)	3.4%	11.6%

Board of Directors of Spartacus and Shelf Following the Business Combination

Each of Spartacus’ incumbent directors, Peter D. Aquino, Igor Volshteyn, Alan B. Howe, Eric Edidin, Andrew Day, Shelly C. Lombard, and Skyler Wichers have advised us that they will resign from our board of directors upon closing of the Business Combination. Upon consummation of the Business Combination, Shelf’s board of directors will initially consist of up to seven directors, with each director having a term that expires as described herein until the first annual meeting of Shelf’s stockholders following the Business Combination, or in each case until their respective successors are duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. Gary Parsons will serve as the Chairman of the Board. See the section entitled “Management Following the Business Combination” for additional information.

Rights of Stockholders

Spartacus is a corporation incorporated pursuant to the DGCL. The DGCL and Spartacus’ current charter and bylaws govern your rights as a stockholder. Spartacus’ current charter and bylaws will differ in certain material respects from the certificate of incorporation and bylaws of Shelf following the Business Combination. As a result, your rights following the Business Combination will differ in certain regards as compared to your current rights as a stockholder of Spartacus. See the section entitled “Proposal Nos. 2A – 2N — The Charter Proposals” for more information.

Name; Headquarters

The name of Shelf after the Business Combination will be NextNav Inc. and its headquarters will be located in McLean, Virginia.

Appraisal Rights

There are no appraisal rights available to our stockholders or warrant holders in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), in accordance with U.S. GAAP. Under this method of accounting, Spartacus will be treated as the “acquired” company and NextNav will be considered the accounting acquiror for accounting purposes. The Business Combination will be treated as the equivalent of NextNav issuing security for the net assets of the Company, accompanied by a recapitalization. The net assets of NextNav and Spartacus will be stated at historical cost. No goodwill or intangible assets will be recorded in connection with the Business Combination.

Redemption Rights

Pursuant to our charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our charter. For illustrative purposes, based on funds in our Trust Account of approximately $203.0 million on June 30, 2021, stockholders would have received a redemption price of approximately $10.15 per share of our Class A common stock. If a holder of public shares exercises redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of our Class A common stock and will not own shares of the common stock of Shelf following completion of the Business Combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described in this proxy statement/prospectus. See the section entitled “Special Meeting of Spartacus Stockholders — Redemption Rights and Procedures” for the procedures to be followed if you wish to redeem your shares for cash.

Vote Required for Approval

Along with approval of the charter Proposals and the Nasdaq Proposal, approval of this Business Combination Proposal is a condition to the completion of the Business Combination. If this Business Combination Proposal is not approved, the Business Combination will not take place. Approval of this Business Combination Proposal is also a condition to the charter Proposals, the New Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal. If the charter Proposals, the New Director

Election Proposal and the Nasdaq Proposal are not approved, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the special meeting or any adjournment or postponement thereof) and the Business Combination will not occur.

Assuming that a quorum is present at the special meeting, this Business Combination Proposal (and consequently, the Merger Agreement and the Transactions, including the Mergers) will be approved and adopted only if the holders of at least a majority of the outstanding shares of Company common stock entitled to vote on such proposal vote “FOR” the Business Combination Proposal.

Our initial stockholders have agreed to vote any shares of our common stock owned by them in favor of the Business Combination.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NOS. 2A — 2N — THE CHARTER PROPOSALS

At the closing, Shelf will adopt an amended and restated certificate of incorporation (the “proposed certificate”) in the form set forth in Annex B. Assuming the Business Combination Proposal is approved, Spartacus’ stockholders are also being asked to approve the amendments to the amended and restated certificate of incorporation that will be effected in the amended and restated certificate of incorporation of Shelf.

The 14 charter Proposals that we are asking stockholders to approve in connection with the Business Combination consist of approving the material differences between Spartacus’ current certificate and Shelf’s proposed certificate as described in the chart below, each of which would be effected by the filing of the proposed certificate.

Each of the charter Proposals are conditioned upon the approval and completion of the Business Combination Proposal and the Nasdaq Proposal. If the Business Combination Proposal is not approved, the charter Proposals will have no effect even if approved by our stockholders. Approval of each of the charter Proposals is a condition to the completion of the Business Combination. If each of the charter Proposals is not approved, the Business Combination will not occur.

The tables contained under each of Proposals 2A to 2N below set forth a summary of the material differences between Spartacus’ current certificate and Shelf’s proposed certificate, as well as our board of directors’ reasons for proposing the changes. These summaries are qualified by reference to the complete text of the proposed certificate. The proposed certificate, as will be in effect assuming approval of all of the charter Proposals, upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

Proposal	Current Certificate	Proposed Certificate	Reason for the Proposed Change
Name (Proposal 2A)	The Spartacus Charter provides that the company’s name is “Spartacus Acquisition Corporation” See Article I of the Spartacus Charter.	The NextNav Charter will provide that Shelf’s name is “NextNav Inc.” See Article I of the NextNav Charter.	The change in name will reflect the identity of Shelf’s business following the consummation of the Business Combination.
Removal of Blank Check Company Provisions (Proposal 2B)

The Spartacus Charter contains various provisions applicable only to blank check companies and includes in its purpose that Spartacus may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of Spartacus including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

See Articles II and IX of the Spartacus Charter.

The NextNav Charter will not include these provisions applicable only to blank check companies, including those provisions related to the purpose of the Company. Additionally, all references to such provisions the certificate shall be removed.

The provisions of the Spartacus Charter that relate to the operation of the Company as a special purpose acquisition company prior to the consummation of the business combination would not be applicable to the Shelf and would serve no purpose following the Business Combination.

Proposal	Current Certificate	Proposed Certificate	Reason for the Proposed Change
Capitalization (Proposal 2C)

Spartacus has 221,000,000 authorized shares of capital stock, par value $0.0001 per share, including (i) 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock, and (ii) 1,000,000 authorized shares of preferred stock.

See Section 4.1 of the Spartacus Charter.

The Spartacus Charter also currently provides for the existence of Class B common stock which automatically converts into shares of Class A common stock upon the closing of a business combination and contains various provisions outlining the rights, preferences and limitations of such Class B common stock.

See Section 4.3(b) of the Spartacus Charter.

Shelf will have 600,000,000 authorized shares of capital stock, par value $0.0001, including (i) 500,000,000 shares of common stock, and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then outstanding shares of capital stock of the Shelf.

See Article IV of the NextNav Charter.

Additionally, NextNav’s charter will eliminate all references to the Class B common stock, including but not limited to provisions relating to the rights, preferences and limitations of the Class B common stock.

Our board of directors believes that the greater number of authorized shares of capital stock is desirable for Shelf to have sufficient shares in order to complete the business combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Additionally, because following the Business Combination, all Class B shares of common stock in Spartacus will automatically convert to Class A shares of common stock, the board of directors proposes to eliminate Class B shares of common stock from the NextNav Charter. The board does not believe there is a need or benefit to having two classes of common stock, nor does Shelf have any plans or intentions to issue any shares of Class B common stock in the future, making the dual class structure unnecessary.

Authority to Increase Authorized Common Stock (Proposal 2D)

Under the DGCL, if an amendment would increase or decrease the aggregate number of authorized shares of a class of stock, only holders of outstanding shares of that class would be entitled to vote on such increase or decrease.

This is the default rule under the DGCL.

Under the NextNav Charter, the number of authorized shares of common stock will be able to be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then outstanding shares of capital stock entitled to vote thereon, irrespective of the provisions the DGCL.

See Section 4.1 of the NextNav Charter.

Our board of directors believes that all stockholders should have a say in Shelf’s ability to alter the amount of stock it is authorized to issue.
Elimination of Explicit Authority to Issue Rights, Warrants and Options (Proposal 2E)	The Spartacus Charter currently includes explicit authority to create and issue rights, warrants and options with such terms as set by the board of Spartacus. See Section 4.4 of the Spartacus Charter.	The NextNav Charter will have no such provision.	The board of directors does not believe the existence of such language is necessary as the removal of such language will not prevent the company from issuing rights, options or warrants.

Proposal	Current Certificate	Proposed Certificate	Reason for the Proposed Change
Declassifying Board (Proposal 2F)

The Spartacus Charter current provides for board of directors consisting of three classes of directors, with only one class of directors being elected in each year and, following the expiration of each class’s initial term, each class serving a three-year term.

See Section 5.2(b) of the Spartacus Charter.

Pursuant to the NextNav Bylaws, each director shall be elected annually for a one-year term. See Section 3.1 of the NextNav Bylaws.

The board of directors believes that a classified board is not in the best interest of stockholders as this structure limits the primary means through which stockholders can exercise influence over Shelf and its policies and hold directors accountable.

Newly Created Directorships and Vacancies (Proposal 2G)

The Spartacus Charter provides that newly created directorships resulting from an increase in the size of the board or any vacancy on the board may be filled solely and exclusively by a majority vote of the remaining directors then in office, and that such newly chosen director shall serve for the remainder of the full term of the class of directors to which he/she was added and until his or her successor has been elected and qualified.

See Section 5.3 of the Spartacus Charter.

The NextNav Charter will have no such provision. However, a similar provision has been added to the NextNav Bylaws, providing that newly created directorships resulting from an increase in the size of the board or any vacancy on the board may be filled solely and exclusively by a majority vote of the remaining directors then in office, and that such newly chosen director shall serve until the next election of directors and until his or her successor has been elected and qualified.

See Section 3.2 of the NextNav bylaws.

Our board of directors believes that the provision governing newly created directorships and vacancies is more commonly included in a company’s bylaws and not in its certificate of incorporation.
Removal of Directors (Proposal 2H)

The Spartacus Charter provides that any and all directors may be removed at any time but only for cause and by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock.

See Section 5.4 of the Spartacus Charter.

The NextNav Charter will provide that any and all directors may be removed at any time with or without cause and only by the affirmative vote of holders of at least two-thirds (2/3) of the voting power of all then outstanding shares of capital stock.

See Section 3.3 of the NextNav Bylaws.

The DGCL does not permit non-staggered boards to limit removal solely to cause. The voting standard was to limit arbitrary removal of directors.

Proposal	Current Certificate	Proposed Certificate	Reason for the Proposed Change
Requirements to Amend Bylaws (Proposal 2I)

The Spartacus Charter requires the affirmative vote of holders of at least a majority of the voting power of all then outstanding shares of capital stock voting as a single class to adopt, amend, alter or repeal the bylaws. The Spartacus Charter also allows for the board to adopt, amend, alter or repeal the bylaws by a majority vote.

See Article VI of the Spartacus Charter.

The NextNav Charter will require the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all the then outstanding shares of capital stock of Shelf to adopt, amend or repeal any provision of the bylaws. The NextNav Charter also allows for the board to adopt, amend, alter or repeal the bylaws by a majority vote.

See Article VI of the NextNav Charter.

The board believes the proposed provisions will protect key provisions of the bylaws from arbitrary amendment and prevent a simple majority of stockholders, by themselves, from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Special Meeting Matters (Proposal 2J)	The Spartacus Charter has no such provision explicitly limiting the matters brought before a special meeting.

The NextNav Charter provides that the business conducted at a special meeting will be limited to matters properly brought before the meeting by or at the direction of the board.

See Section 7.1 of the NextNav Charter.

The board of directors believes this is an important clarification to ensure special meetings run smoothly.
Indemnification (Proposal 2K)

The Spartacus Charter provides that Spartacus shall indemnify and hold harmless a person who is or was made or threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, by reason of the fact that such individual is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity.

See Section 8.2 of the Spartacus Charter.

Under the NextNav Charter, NextNav shall indemnify and hold harmless a person who is or was made or threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity.

See Section 8.2 of the NextNav Charter.

The language in the proposed certificate more closely aligns with the indemnification provisions in the DGCL. The board of directors believes it is important to indemnify our officers, directors, employees and agents to the maximum extent permitted by the DGCL in order to attract and retain the best employees and directors.

Proposal	Current Certificate	Proposed Certificate	Reason for the Proposed Change
Removal Corporate Opportunity Provisions (Proposal 2L)

The Spartacus Charter contains provisions whereby Spartacus renounces any expectancy that any of its directors or officers will offer any corporate opportunity of which he or she may become aware to Spartacus, except, with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of Spartacus, and is an opportunity that Spartacus could legally and contractually undertake and would be reasonable for Spartacus to pursue, and where the director or officer is permitted to refer that opportunity to Spartacus without violating any legal obligation.

See Article X of the Spartacus Charter.

The NextNav Charter will not include any such provision.

The board of directors believes that it is in the best interest of Shelf for its officers and directors to be prohibited from diverting business opportunities that rightly belong to Shelf to such director or officer or such director’s or officer’s affiliates.

Requirements to Amend the Charter (Proposal 2M)

Amendments to the Spartacus Charter are conducted in accordance with Delaware law, which generally requires the affirmative vote of the holders of the majority of the voting power of the outstanding capital stock, subject to certain exceptions.

This is the default rule under the DGCL.

Amendment of certain Articles in the NextNav Charter related to the Board of Directors, the Bylaws, Special Meetings of Stockholders and Action by Written Consent, Limited Liability; Indemnification, Amendment of the Amended and Restated Certificate of Incorporation and Exclusive Forum from Certain Lawsuits; Consent to Jurisdiction will require the vote of the holders of at least two-thirds (2/3) of the then outstanding shares of capital stock of Shelf. However, if two-thirds (2/3) of the board has approved of such change, then only the affirmative vote of a majority of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors shall be required to change such provision.

See Article IX of the NextNav Charter.

The board believes the proposed provisions will protect key provisions of the NextNav Charter is a prudent corporate governance measure to reduce the possibility that a relatively small number of NextNav stockholders could take action to change the proposed certificate in a manner that the board of directors deems undesirable.

Proposal	Current Certificate	Proposed Certificate	Reason for the Proposed Change
Transfer Restrictions (Proposal 2N)	The Spartacus Charter does not include any such provision.

The NextNav Charter will, subject to limited exceptions, prohibit the transfer of (i) common stock, warrants or shares issuable upon the exercise or conversion of warrants issued by Shelf pursuant to the Merger Agreement (a) received by our Sponsor, B. Riley Investments or their permitted transferees for a period of one year following the closing, and (b) received as equity consideration by equity holders of Holdings prior to the closing for a period of 180 days following the closing, and (ii) warrants issued in a private placement to our Sponsor and B. Riley Investments in October 2020 and the common stock issuable upon conversion or exercise of such warrants for a period of 30 days following the closing. These lock-up restrictions will not apply to our public stockholders unless such stockholders are in one of the categories of stockholders to whom these restrictions apply.

See Section 4.3(e) of the NextNav Charter.

The board believes the proposed transfer restriction provisions are consistent with market practice in order to manage the release of a significant number of shares of NextNav common stock, as sales of a significant number of shares could have a negative impact on the market price of our common stock.

Vote Required for Approval

Assuming that a quorum is present at the special meeting, the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the special meeting and entitled to vote on the charter Proposals is required to approve the charter Proposals. Accordingly, neither a stockholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

Each of the charter Proposals is conditioned upon the approval and completion of the Business Combination Proposal and the Nasdaq Proposal and each other charter Proposal. If the Business Combination Proposal and the Nasdaq Proposal are not approved, the charter Proposals will have no effect even if approved by our stockholders. Approval of each of the charter Proposals is a condition to the completion of the Business Combination.

A copy of Shelf’s amended and restated certificate of incorporation, as will be in effect assuming approval of all of the charter Proposals, upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

If each of the charter Proposals is not approved, the Business Combination will not occur.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” EACH OF THE CHARTER PROPOSALS.

PROPOSAL NO. 3 — THE INCENTIVE PLAN PROPOSAL

We are asking stockholders to consider and vote upon a proposal to approve Omnibus Plan.

On June 25, 2021, Shelf’s board of directors adopted the Omnibus Plan, subject to the receipt of stockholder approval at the special meeting. The ability to grant equity-based compensation awards is critical to attracting and retaining highly qualified individuals. Our board of directors believes that it is in the best interests of our stockholders for those individuals to have an ownership interest in Shelf in recognition for their contributions and to align their interests with those of our future stockholders.

Notable Features of the Omnibus Plan

As described in more detail below, certain notable features of the Omnibus Plan include:

•        granting of options and stock appreciation rights only at a per share exercise price at least equal to the fair market value of a share of common stock on the grant date;

•        granting of options with a ten-year maximum term;

•        awards are subject to potential clawback, forfeiture, repayment or other similar action pursuant to any clawback policy adopted by Shelf or an affiliate or applicable law;

•        no liberal share recycling;

•        no payment of dividends or dividend equivalent rights on options or stock appreciation rights, and no current payment of dividends or dividend equivalent rights on unvested performance-based awards; and

•        no repricing of options or stock appreciation rights without prior stockholder approval.

Summary of the Material Terms of the Omnibus Plan

A summary of the material terms of the Omnibus Plan is set forth below. The following is qualified in its entirety by the full text of the Omnibus Plan, which is attached to this proxy statement as Annex D and is incorporated by reference into this proposal. We encourage stockholders to read and refer to the complete plan document in Annex D for a more complete description of the Omnibus Plan.

Purpose and Eligibility

The purpose of the Omnibus Plan is (i) to provide eligible persons with an incentive to contribute to Shelf’s success and to operate and manage Shelf’s business in a manner that will provide for Shelf’s long-term growth and profitability and that will benefit Shelf’s stockholders and other important stakeholders, including Shelf’s employees and customers, and (ii) to provide a means of recruiting, rewarding, and retaining key personnel.

Equity awards may be granted under the Omnibus Plan to officers, directors, including non-employee directors, other employees, advisors, consultants or other service providers of Shelf or Shelf’s subsidiaries or other affiliates, and to any other individuals who are approved by the Committee (as defined below) as eligible to participate in the Omnibus Plan. As of August 12, 2021, there are no employees or directors that are eligible to participate in the Omnibus Plan, but we expect that [_____] employees, including each of Shelf’s named executive officers, and approximately [___] non-employee directors, consultants, and advisors of Shelf will be eligible to participate in the Omnibus Plan after the consummation of the Business Combination. Only Shelf’s employees or employees of Shelf’s corporate subsidiaries are eligible to receive incentive stock options.

Effective Date and Term

If approved by stockholders at the special meeting, the Omnibus Plan will be effective as of June 25, 2021, the date the plan was adopted by our board of directors (the “Effective Date”). The Omnibus Plan will terminate automatically at 11:59PM ET on the day before the tenth (10th) anniversary of the Effective Date unless earlier terminated by the board of directors of Shelf (the “Shelf Board”) or in accordance with the terms of the Omnibus Plan.

Administration, Amendment and Termination

The Omnibus Plan will generally be administered by a committee composed of not fewer than two directors of Shelf designated by Shelf’s Board, each of whom will be a “non-employee director” and satisfy the composition requirements under the listing rules of any stock exchange on which Shelf’s common stock is listed (the “Committee”).

Except where the authority to act on such matters is specifically reserved to the Shelf Board under the Omnibus Plan or applicable law, the Committee will have full power and authority to interpret and construe all provisions of the Omnibus Plan, any award, and any award agreement, and take all actions and to make all determinations required or provided for under the Omnibus Plan, any award, and any award agreement, including the authority to:

•        designate grantees of awards;

•        determine the type or types of awards to be made to a grantee;

•        determine the number of shares of common stock subject to an award or to which an award relates;

•        establish the terms and conditions of each award;

•        prescribe the form of each award agreement;

•        subject to limitations in the Omnibus Plan (including the prohibition on repricing of options or share appreciation rights without stockholder approval), amend, modify, or supplement the terms of any outstanding award; and

•        make substitute awards.

The Shelf Board will also be authorized to appoint one or more committees of the Shelf Board consisting of one or more directors of Shelf who need not meet the independence requirements above for certain limited purposes permitted by the Omnibus Plan, and to the extent permitted by applicable law, the Committee will be authorized to delegate authority to the Chief Executive Officer of Shelf and/or any other officers of Shelf for certain limited purposes permitted by the Omnibus Plan. The Shelf Board will retain the authority under the Omnibus Plan to exercise any or all of the powers and authorities related to the administration and implementation of the Omnibus Plan.

The Shelf Board may amend, suspend, or terminate the Omnibus Plan at any time; provided that with respect to awards that are granted under the Omnibus Plan, no amendment, suspension or termination may materially impair the rights of the award holder without such holder’s consent. No such action may amend the Omnibus Plan without the approval of stockholders if the amendment is required to be submitted for stockholder approval by the Shelf Board, the terms of the Omnibus Plan, or applicable law.

Awards

Awards under the Omnibus Plan may be made in the form of:

•        stock options, which may be either incentive stock options or nonqualified stock options;

•        stock appreciation rights or “SARs”;

•        restricted stock;

•        restricted stock units;

•        deferred stock units;

•        unrestricted stock;

•        dividend equivalent rights;

•        performance awards, including performance shares;

•        other equity-based awards; or

•        cash.

An incentive stock option is an option that meets the requirements of Section 422 of the Code, and a nonqualified stock option is an option that does not meet those requirements. A SAR is a right to receive upon exercise, in the form of stock, cash or a combination of stock and cash, the excess of the fair market value of one share on the exercise date over the exercise price of the SAR. Restricted stock is an award of common stock subject to restrictions over restricted periods that subject the shares to a substantial risk of forfeiture, as defined in Section 83 of the Code. A restricted stock unit or deferred stock unit is an award that represents a conditional right to receive shares in the future and that may be made subject to the same types of restrictions and risk of forfeiture as restricted stock. Unrestricted shares of stock are shares of stock free of restrictions other than those imposed under federal or state securities law. Dividend equivalent rights are awards entitling the grantee to receive cash, shares, other awards under the Omnibus Plan or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of stock. Performance awards are awards made subject to the achievement of one or more performance goals over a performance period established by the Committee. Other equity-based awards are awards representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to stock, other than an option, SAR, restricted stock, restricted stock unit, unrestricted stock, dividend equivalent right, or a performance award.

The Omnibus Plan provides that each award will be evidenced by an award agreement, which may specify terms and conditions of the award that differ from the terms and conditions that would otherwise apply under the Omnibus Plan in the absence of the different terms and conditions in the award agreement. In the event of any inconsistency between the Omnibus Plan and an award agreement, the provisions of the Omnibus Plan will control.

Awards under the Omnibus Plan may be granted alone or in addition to, in tandem with, or in substitution or exchange for any other award under the Omnibus Plan, other awards under another compensatory plan of Shelf or any of its affiliates (or any business entity that has been a party to a transaction with Shelf or any of Shelf’s affiliates), or other rights to payment from Shelf or any of its affiliates. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times.

The Committee may permit or require the deferral of any payment pursuant to any award into a deferred compensation arrangement, which may include provisions for the payment or crediting of interest or dividend equivalent rights, in accordance with rules and procedures established by the Committee. Awards under the Omnibus Plan generally will be granted for no consideration other than past services by the grantee of the award or, if provided for in the award agreement or in a separate agreement, the grantee’s promise to perform future services to Shelf or one of its subsidiaries or other affiliates.

Forfeiture; Clawback

Shelf may reserve the right in an award agreement to cause a forfeiture of the gain realized by a grantee with respect to an award on account of actions taken by, or failed to be taken by, such grantee in violation or breach of, or in conflict with, any employment agreement, non-competition agreement, agreement prohibiting solicitation of employees or clients of Shelf or any affiliate, confidentiality obligations with respect to Shelf or any affiliate, or otherwise in competition with Shelf or any affiliate, to the extent specified in such award agreement. If the grantee is an employee and is terminated for “Cause” (as defined in the Omnibus Plan), the Committee may annul the grantee’s award as of the date of the grantee’s termination.

In addition, any award granted pursuant to the Omnibus Plan will be subject to mandatory repayment by the grantee to Shelf to the extent (i) set forth in the Omnibus Plan or in an award agreement, or (ii) the grantee is or becomes subject to a Shelf or affiliate clawback policy, or any applicable laws which impose mandatory recoupment.

Shares Subject to the Omnibus Plan

Subject to adjustment as described below, the maximum number of shares of common stock reserved for issuance under the Omnibus Plan will be equal to the sum of (i) 12,818,902 shares, plus (ii) an annual increase to be added on the first business day of the calendar year beginning with the calendar year following the calendar year in which the Omnibus Plan becomes effective equal to the lesser of: (i) 5,636,259 shares of stock; or (ii) a lesser number of shares of stock as determined by the Committee. The maximum number of shares of Shelf’s common stock available for issuance pursuant to incentive stock options granted under the Omnibus Plan will be the same as the total number of shares of Shelf’s common stock reserved for issuance under the Omnibus Plan. Shares issued under the Omnibus Plan may be authorized and unissued shares, or treasury shares, or a combination of the foregoing.

Any shares covered by an award, or portion of an award, granted under the Omnibus Plan that are not purchased or forfeited or canceled, or expire or otherwise terminate without the issuance of shares or are settled in cash in lieu of shares, will again be available for issuance under the Omnibus Plan.

Shares subject to an award granted under the Omnibus Plan will be counted against the maximum number of shares reserved for issuance under the Omnibus Plan as one share for every one share subject to such an award. In addition, at least the target number of shares of stock issuable under a performance award will be counted against the maximum number of shares reserved for issuance under the Omnibus Plan as of the grant date, but such number will be adjusted to equal the actual number of shares of stock issued upon settlement of the performance award to the extent different from such number initially counted against the share reserve.

The number of shares available for issuance under the Omnibus Plan will not be increased by the number of shares of common stock: (i) tendered or withheld or subject to an award surrendered in connection with the purchase of shares upon exercise of an option; (ii) that were not issued upon the net settlement or net exercise of a stock-settled SAR; (iii) deducted or delivered from payment of an award in connection with Shelf’s tax withholding obligations; or (iv) purchased by Shelf with proceeds from option exercises.

Options

The Omnibus Plan authorizes the Committee to grant incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive stock options. An option granted under the Omnibus Plan will be exercisable only to the extent that it is vested. Each option will become vested and exercisable at such times and under such conditions as the Committee may approve consistent with the terms of the Omnibus Plan. No option may be exercisable more than ten years after the option grant date, or five years after the option grant date in the case of an incentive stock option granted to a “ten percent stockholder” (as defined in the Omnibus Plan); provided that, to the extent deemed necessary or appropriate by the Committee to reflect differences in local law, tax policy, or custom with respect to any option granted to a grantee who is a foreign national or is a natural person who is employed outside of the United States, such option may terminate, and all rights to purchase shares of stock thereunder may cease, upon the expiration of a period longer than ten (10) years from the date of grant of such option as the Committee shall determine. The Committee may include in the option agreement provisions specifying the period during which an option may be exercised following termination of the grantee’s service. The exercise price of each option will be determined by the Committee, provided that the per share exercise price will be equal to or greater than 100% of the fair market value of a share of Shelf’s common stock on the grant date (other than as permitted for substitute awards). If Shelf were to grant incentive stock options to any ten percent stockholder, the per share exercise price will not be less than 110% of the fair market value of a share of Shelf’s common stock on the grant date.

Incentive stock options and nonqualified stock options are generally non-transferable, except for transfers by will or the laws of descent and distribution. The Committee may, in its discretion, determine that a nonqualified stock option may be transferred to family members by gift or other transfers deemed not to be for value.

Share Appreciation Rights

The Omnibus Plan authorizes the Committee to grant SARs that provide the recipient with the right to receive, upon exercise of the SAR, cash, common stock, or a combination of the two. The amount that the recipient will receive upon exercise of the SAR generally will equal the excess of the fair market value of shares of common stock on the date of exercise over the fair market value of shares of common stock on the grant date. SARs will become exercisable in accordance with terms determined by the Committee. SARs may be granted in tandem with an option grant or independently from an option grant. The term of a SAR cannot exceed ten (10) years from the date of grant. The per share exercise price of a SAR will be no less than the fair market value of one share of Shelf’s common stock on the grant date of such SAR.

SARs will be nontransferable, except for transfers by will or the laws of descent and distribution. The Committee may determine that all or part of a SAR may be transferred to certain family members of the grantee by gift or other transfers deemed not to be for value.

Fair Market Value

For so long as the common stock remains listed on the Nasdaq, the fair market value of the common stock on an award’s grant date, or on any other date for which fair market value is required to be established under the Omnibus Plan, will be the closing price of the common stock as reported on the Nasdaq on such date. If there is no such reported closing price on such date, the fair market value of the common stock will be the closing price of the common stock as reported on such market on the next preceding date on which any sale of common stock will have been reported.

If the common stock ceases to be listed on the Nasdaq and is listed on another established national or regional stock exchange, or traded on another established securities market, fair market value will similarly be determined by reference to the closing price of the common stock on the applicable date as reported on such other stock exchange or established securities market.

If the common stock ceases to be listed on the Nasdaq or another established national or regional stock exchange, or traded on another established securities market, the Committee will determine the fair market value of the common stock by the reasonable application of a reasonable valuation method in a manner consistent with Section 409A of the Code.

As of August 2, 2021, the latest practicable date, the closing price per share of the Company common stock, each of which will be converted to one share of common stock of Shelf, as reported on the Nasdaq was $10.00.

No Repricing

Except in connection with a corporate transaction involving Shelf (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of stock, other securities or other property), stock split, extraordinary dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of stock or other securities or similar transaction), Shelf may not, without obtaining stockholder approval, (a) amend the terms of outstanding options or SARs to reduce the exercise price of such outstanding options or SARs, (b) cancel outstanding options or SARs in exchange for, or in substitution of, options or SARs with an exercise price that is less than the exercise price of the original options or SARs, or (c) cancel outstanding options or SARs with an exercise price above the current price of common stock in exchange for cash or other securities, in each case, unless such action is (i) subject to and approved by Shelf’s stockholders or (ii) would not be deemed to be a repricing under the rules of any stock exchange or securities market on which the common stock is listed or publicly traded.

Restricted Stock, Restricted Stock Units, and Deferred Stock Units

The Omnibus Plan authorizes the Committee to grant restricted stock, restricted stock units and deferred stock units. Subject to the provisions of the Omnibus Plan, the Committee will determine the terms and conditions of each award of restricted stock, restricted stock units, and deferred stock units, including the restricted period for all or a portion of the award, the restrictions applicable to the award, and the purchase price, if any, for the shares of stock subject to the award. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the Committee may determine. A grantee of restricted stock will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote the shares and receive dividends or distributions on the shares, except to the extent limited by the Committee. The Committee may provide in an award agreement evidencing a grant of restricted stock that (a) cash dividend payments or distributions paid on restricted stock will be reinvested in shares of stock, which may or may not be subject to the same vesting conditions and restrictions as applicable to such shares of restricted stock or (b) any dividend payments or distributions declared or paid on shares of restricted stock will only be made or paid upon satisfaction of the vesting conditions and restrictions applicable to such shares of restricted stock. Dividend payments or distributions declared or paid on shares of restricted stock which vest or are earned based on upon the achievement of performance goals will not vest unless such performance goals for such shares of restricted stock are achieved, and if such performance goals are not achieved, the grantee of such shares of restricted stock will promptly forfeit and, to the extent already paid or distributed, repay to Shelf such dividend payments or distributions. Grantees of restricted stock units and deferred stock units will have no voting or dividend rights or other rights associated with share ownership, although the Committee may award dividend equivalent rights on such units.

During the restricted period, if any, when restricted stock, restricted stock units, and deferred stock units are non-transferable or forfeitable, a grantee is prohibited from selling, transferring, assigning, pledging, exchanging, hypothecating, or otherwise encumbering or disposing of the grantees’ restricted stock, restricted stock units, and deferred stock units.

Unrestricted Stock

The Omnibus Plan authorizes the Committee to grant unrestricted stock, free of any restrictions such as vesting requirements, in such amounts and upon such terms as the Committee may determine. Unrestricted stock awards may be granted or sold in respect of past services.

Dividend Equivalent Rights

The Omnibus Plan authorizes the Committee to grant dividend equivalent rights. Dividend equivalent rights may be granted independently or in connection with the grant of any equity-based award, except that no dividend equivalent right may be granted in connection with, or related to an option or SAR. Dividend equivalent rights may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of stock or awards which may thereafter accrue additional dividend equivalent rights (with or without being subject to forfeiture or a repayment obligation) and may be payable in cash, common shares, or a combination of the two. Dividend equivalent rights granted as a component of another award may (a) provide that such dividend equivalent right will be settled upon exercise, settlement, or payment of, or lase of restriction on, such other award and that such dividend equivalent will expire or be forfeited or annulled under the same conditions as such award or (b) contain terms and conditions which are different from the terms and conditions of such other award, provided that dividend equivalent rights credited pursuant to a dividend equivalent right granted as a component of another award which vests or is earned based on the achievement of performance goals will not vest unless such performance goals for such underlying award are achieved, and if such performance goals are not achieved, the grantee of such dividend equivalent right will promptly forfeit and, to the extent already paid or distributed, repay to Shelf payments or distributions made in connection with such dividend equivalent rights.

Performance Awards

The Omnibus Plan authorizes the Committee to grant performance awards. The Committee will determine the applicable performance period, the performance goals, and such other conditions that apply to the performance award. Any performance measures may be used to measure the performance of Shelf and its subsidiaries and other affiliates as a whole or any business unit of Shelf, its subsidiaries, and/or its affiliates or any combination thereof, as the Committee may deem appropriate, or any performance measures as compared to the performance of a group of comparable companies, or published or special index that the Committee deems appropriate. Performance goals may relate to Shelf’s financial performance or the financial performance of Shelf’s operating units, the grantee’s performance, or such other criteria determined by the Committee. If the performance goals are met, performance awards will be paid in cash, shares of stock, other awards, or a combination thereof.

Other Equity-Based Awards

The Omnibus Plan authorizes the Committee to grant other types of stock-based awards under the Omnibus Plan. The terms and conditions that apply to other equity-based awards are determined by the Committee.

Forms of Payment

The exercise price for any option or the purchase price (if any) for restricted stock, vested restricted stock units, and/or vested deferred stock units is generally payable (i) in cash or in cash equivalents acceptable to Shelf, (ii) to the extent the award agreement provides, by the tender (or attestation of ownership) of shares of Shelf’s common stock having a fair market value on the date of tender (or attestation) equal to the exercise price or purchase price, (iii) to the extent permitted by law and to the extent permitted by the award agreement, through a broker-assisted cashless exercise, or (iv) to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable law, including net exercise or net settlement and service rendered to Shelf or Shelf’s affiliates.

Change in Capitalization

The Committee may adjust the terms of outstanding awards under the Omnibus Plan to preserve the proportionate interests of the holders in such awards on account of any recapitalization, reclassification, share split, reverse share split, spin-off, combination of share, exchange of shares, share dividend or other distribution payable in capital shares, or other increase or decrease in such shares effected without receipt of consideration by Shelf. The adjustments will include proportionate adjustments to (i) the number and kind of shares subject to outstanding awards and (ii) the per share exercise price of outstanding options or SARs.

Transaction not Constituting a Change in Control

If Shelf is the surviving entity in any reorganization, merger, or consolidation of Shelf with one or more other entities which does not constitute a “change in control” (as defined in the Omnibus Plan), any awards will be adjusted to pertain to and apply to the securities to which a holder of the number of common shares subject to such award would have been entitled immediately after such transaction, with a corresponding proportionate adjustment to the per share price of options and SARs so that the aggregate price per share of each option or SAR thereafter is the same as the aggregate price per share of each option or SAR subject to the option or SAR immediately prior to such transaction. Further, in the event of any such transaction, performance awards (and the related performance measures if deemed appropriate by the Committee) will be adjusted to apply to the securities that a holder of the number of common stock subject to such performance awards would have been entitled to receive following such transaction.

Effect of a Change in Control in which Awards are not Assumed

Except as otherwise provided in the applicable award agreement, in another agreement with the grantee, or as otherwise set forth in writing, upon the occurrence of a change in control in which outstanding awards are not being assumed or continued, the following provisions will apply to such awards, to the extent not assumed or continued:

•        Immediately prior to the occurrence of such change in control, in each case with the exception of performance awards, all outstanding shares of restricted stock and all restricted stock units, deferred stock units, and dividend equivalent rights will be deemed to have vested, and all shares of stock and/or cash subject to such awards will be delivered; and either or both of the following two actions will be taken:

•        At least fifteen (15) days prior to the scheduled consummation of such change in control, all options and SARs outstanding will become immediately exercisable and will remain exercisable for a period of fifteen (15) days. Any exercise of an option or SAR during this fifteen (15) day period will be conditioned on the consummation of the applicable change in control and will be effective only immediately before the consummation thereof, and upon consummation of such change in control, the Omnibus Plan and all outstanding but unexercised options and SARs will terminate, with or without consideration as determined by the Committee in its sole discretion; and/or

•        The Committee may elect, in its sole discretion, to cancel any outstanding awards of options, SARs, restricted stock, restricted stock units, deferred stock units, and/or dividend equivalent rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or capital stock having a value (as determined by the Committee acting in good faith), in the case of restricted stock, restricted stock units, deferred stock units, and dividend equivalent rights (for shares of stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of stock pursuant to such change in control and, in the case of options or SARs, equal to the product of the number of shares of stock such subject to such options or SARs multiplied by the amount, if any, which (i) the formula or fixed price per share paid to holders of shares of stock pursuant to such change in control exceeds (ii) the option price or SAR price applicable to such options or SARs.

•        For performance awards, if less than half of the performance period has lapsed, such awards will be treated as though the target performance thereunder has been achieved. If at least half of the performance period has lapsed, such performance awards will be earned, as of immediately prior to but contingent on the occurrence of such change in control, based on the greater of (i) deemed achievement of target performance or (ii) determination of actual performance as of a date reasonably proximate to the date of consummation of the change in control as determined by the Committee, in its sole discretion.

•        Other Equity-Based Awards will be governed by the terms of the applicable award agreement.

Effect of a Change in Control in which Awards are Assumed

Except as otherwise provided in the applicable award agreement, in another agreement with the grantee, or as otherwise set forth in writing, upon the occurrence of a change in control in which outstanding awards are being assumed or continued, the following provisions will apply to such awards, to the extent not assumed or continued: The Omnibus Plan and the options, SARs, restricted stock, restricted stock units, deferred stock units, dividend equivalent rights, and other equity-based equity awards granted under the Omnibus Plan will continue in the manner and under the terms so provided in the event of any change in control to the extent that provision is made in writing in connection with such change in control for the assumption or continuation of such awards, or for the substitution for such awards of new options, SARs, restricted stock, restricted stock units, deferred stock units, dividend equivalent rights, and other equity-based awards relating to the capital stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustment as to the number of shares and exercise price of options and SARs.

In general, a “change in control” means:

•        a transaction or series of related transactions whereby a person or group (other than Shelf or any of its affiliates) becomes the beneficial owner of 50% or more of the total voting power of the Shelf’s voting stock on a fully diluted basis;

•        individuals who, as of the Effective Date, constitute the Shelf Board (together with any new directors whose election was approved by at least a majority of the members of the Shelf Board then in office), cease to constitute a majority of the members of the Shelf Board then in office;

•        a merger or consolidation of Shelf, other than any such transaction in which the holders of Shelf’s voting stock immediately prior to the transaction own directly or indirectly at least a majority of the voting power of the surviving entity immediately after the transaction;

•        a sale of substantially all of Shelf’s assets to another person or entity; or

•        the consummation of a plan or proposal for the dissolution or liquidation of Shelf.

Notwithstanding the foregoing, the transactions contemplated by the Merger Agreement shall not, individually or collectively, constitute a change in control.

Certain Material U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of awards under the Omnibus Plan for grantees and Shelf will depend on the type of award granted. The summary does not contain a complete analysis of all the potential tax consequences relating to grants under the Omnibus Plan, including state, local or foreign tax consequences. This summary is intended for the information of our stockholders considering how to vote at the special meeting and not as tax guidance to grantees under the Omnibus Plan. This summary is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change, and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, grantees are advised to consult their own tax advisors with respect to the tax consequences of receiving grants under the Omnibus Plan.

Incentive Stock Options

An option holder will not realize taxable income upon the grant of an incentive stock option under the Omnibus Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. An option holder’s alternative minimum taxable income, however, will be increased by the amount by which the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option will cease to be treated as an incentive stock option and will be subject to taxation under the rules applicable to nonqualified stock options, as summarized below.

If an option holder sells the shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition will depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares will be a qualifying deposition if it is made at least two years after the date on which the incentive stock option was granted and at least one year after the date on which the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the option shares on the date of disposition over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, Shelf will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, Shelf will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if Shelf complies with applicable reporting requirements and subject to Section 162(m) of the Code.

If an option holder pays the exercise price of an incentive stock option by tendering shares with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment will not apply if the option holder acquired the shares being tendered pursuant to the exercise of an incentive stock option and has not satisfied the special holding period requirements summarized above. The tax basis of the shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares.

Nonqualified Stock Options

An option holder will not realize taxable income upon the grant of a nonqualified stock option. When an option holder exercises the option, however, the excess of the fair market value of the shares purchased pursuant to the option over the exercise price of the option will constitute compensation income taxable to the option holder. Shelf will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if Shelf complies with applicable reporting requirements and subject to Section 162(m) of the Code.

If an option holder tenders shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares tendered, even if the shares tendered were acquired pursuant to the exercise of an incentive stock option. In such an event, the option holder will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the shares received will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares. The excess of the fair market value of the shares received upon the exercise of the option over the exercise price will be taxed as ordinary income, just as if the option holder had paid the exercise price in cash.

Share Appreciation Rights

The grant of SARs will not result in taxable income to the grantee. Upon exercise of a SAR, the grantee will recognize ordinary income in an amount equal to the cash or the fair market value of the common shares received by the grantee. Shelf will be entitled to a deduction equal to the amount of any compensation income taxable to the grantee, subject to Section 162(m) of the Code and, if Shelf complies with applicable reporting requirements.

Restricted Stock and Restricted Stock Units

Upon the grant of restricted stock or restricted stock units, there will be no tax consequences to the grantee. Generally, the grantee will recognize ordinary income on the date the award vests, in an amount equal to, in the case of restricted stock, the value of the shares on the vesting date, or, in the case of restricted stock units, the amount of cash paid and the fair market value of any shares delivered upon vesting. With respect to restricted stock, under Section 83 of the Code, a grantee may elect to recognize income at the grant date rather than the date of vesting. If Shelf complies with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code, Shelf will be entitled to a deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Shares

A grantee of unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares on the date of grant, reduced by the amount, if any, paid for such shares. Shelf will be entitled to deduct the amount of any compensation income taxable to the grantee if it complies with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code.

Upon the grantee’s disposition of unrestricted stock, any gain realized in excess of the amount reported as ordinary income will be reportable by the grantee as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the grantee has held the shares for more than one year. Otherwise, the capital gain or loss will be short-term.

Dividend Equivalents

Grantees under the Omnibus Plan who receive awards of dividend equivalent rights will be required to recognize ordinary income in the amount distributed to the grantee pursuant to the award. If Shelf complies with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code, it will be entitled to a deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance Awards

A distribution of shares of common stock or a payment of cash in satisfaction of a performance award will be taxable as ordinary income when the distribution or payment is actually or constructively received by the grantee. The amount taxable as ordinary income is the aggregate fair market value of the shares of common stock determined as of the date they are received or, in the case of a cash award, the amount of the cash payment. Shelf will be entitled to deduct the amount of such payments when such payments are taxable as compensation to the grantee if Shelf complies with applicable reporting requirements and subject to the restrictions of Section 162(m) of the Code.

Tax Withholding

Payment of the taxes imposed on awards made under the Omnibus Plan may be made by withholding from payments otherwise due and owing to the grantee.

New Plan Benefits

Grants under the Omnibus Plan will be made at the discretion of the Committee, and therefore, the benefits or number of shares subject to awards that may be granted in the future to Shelf’s executive officers, employees and directors is not currently determinable. Therefore, a New Plan Benefits Table is not provided.

Vote Required for Approval

Assuming that a quorum is present at the special meeting, the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the special meeting and entitled to vote on this Incentive Plan Proposal is required to approve the Omnibus Plan. Accordingly, neither a stockholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

This Incentive Plan Proposal is conditioned upon the approval and completion of the Business Combination Proposal, the charter Proposals and the Nasdaq Proposal. If any of the Business Combination Proposal or any of the charter Proposals or the Nasdaq Proposal is not approved, this proposal will have no effect even if approved by our stockholders.

Because stockholder approval of this Incentive Plan Proposal is a condition to completion of the Business Combination under the Merger Agreement, if this proposal is not approved by our stockholders, the Business Combination will not occur unless NextNav waives the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 4 — THE EMPLOYEE STOCK PURCHASE PROPOSAL

We are asking our stockholders to approve adoption of the proposed Employee Stock Purchase Plan.

On June 25, 2021, Shelf’s board of directors adopted the Employee Stock Purchase Plan, subject to the receipt of stockholder approval at the special meeting. An employee stock purchase plan encourages employees to acquire shares of common stock, thereby fostering broad alignment of employees’ interests with the interests of stockholders; fosters good employee relations; and provides a tool to recruit, retain, and reward employees in an extremely competitive environment. Our board of directors believes that it is in the best interests of our stockholders for employees to have an ownership interest in Shelf in recognition of their contributions and to align their interests with those of our future stockholders.

Notable Features of the Employee Stock Purchase Plan

As described in more detail below, certain notable features of the Employee Stock Purchase Plan include:

•        reserves 1,000,000 shares of Shelf’s common stock for issuance under the Employee Stock Purchase Plan, plus an annual increase to be added on the first business day of the calendar year following the calendar year in which the Employee Stock Purchase Plan becomes effective equal to the lesser of: (i) 200,000 shares, or (ii) a lesser number of shares of Shelf’s common stock as determined by the Administrator (as defined below);

•        permits a participant to contribute up to 15% of his or her eligible compensation each pay period through after-tax payroll deductions;

•        unless otherwise determined by the Administrator, establishes two offering periods (with concurrent purchase periods) that commence each calendar year, which will each be approximately six months in duration, with the first such offering period beginning on the first trading day of January and ending on the last trading day of the immediately following June, and the second such offering period beginning on the first trading day of July and ending on the last trading day of the immediately following December;

•        permits participants to purchase shares of Shelf’s common stock at a discount, which will initially be a 15% discount on the lesser of (i) the fair market value of a share on the first trading day of the relevant offering period and (ii) the fair market value of a share on the last trading day of such offering period; and

•        limits the value of shares of Shelf’s common stock that a participant may purchase in a calendar year to $25,000 and, unless otherwise determined by the Administrator, the number of shares of Shelf’s common stock that a participant may purchase in an offering period to 10,000 shares.

Summary of the Material Terms of the Employee Stock Purchase Plan

A summary of the material terms of the Employee Stock Purchase Plan is set forth below. This summary is qualified in its entirety by the full text of the Employee Stock Purchase Plan, a copy of which is filed as Annex E to this proxy statement and which is incorporated by reference into this Proposal No 4. We encourage stockholders to read and refer to the complete plan document in Annex E for a more complete description of the Employee Stock Purchase Plan.

Interpretation

The Employee Stock Purchase Plan and the options granted under the Employee Stock Purchase Plan are intended to satisfy the requirements for an “employee stock purchase plan” under Section 423 of the Code. Notwithstanding the foregoing, Shelf is not obligated to, and is not promising that it will, maintain the qualified status of the Employee Stock Purchase Plan or any options granted thereunder. Options that do not satisfy the requirements for an “employee stock purchase plan” under Section 423 of the Code may be granted under the Employee Stock Purchase Plan pursuant to the rules, procedures, or sub-plans adopted by the Administrator.

Share Reserve.

Subject to adjustment in connection with certain corporate transactions, the maximum number of shares of Shelf’s common stock that may be purchased under the Employee Stock Purchase Plan will be 1,000,000 shares, plus an annual increase to be added on the first business day of the calendar year following the calendar year in which the Employee Stock Purchase Plan becomes effective equal to the lesser of: (i) 200,000 shares, or (ii) a lesser number of shares of Shelf’s common stock as determined by the Administrator. The shares of Shelf’s common stock reserved for issuance under the Employee Stock Purchase Plan may be authorized but unissued shares, treasury shares, or shares purchased on the open market.

Administration

The Employee Stock Purchase Plan will be administered, at Shelf’s expense, under the direction of Shelf’s Board or any other committee of Shelf’s Board designated by Shelf’s Board from time to time (any such entity, the “Administrator”). The Administrator will have the authority to take any actions it deems necessary or advisable for the administration of the Employee Stock Purchase Plan, including, without limitation, (i) interpreting and construing the Employee Stock Purchase Plan and options granted thereunder, (ii) prescribing, adopting, amending, suspending, waiving, and rescinding rules and regulations it deems appropriate to administer and implement the Employee Stock Purchase Plan, (iii) correcting any defect or supplying any omission or reconciling any inconsistency in the Employee Stock Purchase Plan or options granted thereunder, (iv) making determinations relating to eligibility, (v) determining the purchase price, (vi) establishing the timing and length of offering periods and purchase periods, (vii) establishing minimum and maximum contribution rates, (viii) establishing new or changing existing limits on the number of shares of Shelf’s common stock a participant may elect to purchase with respect to any offering period, if such limits are announced prior to the first offering period to be affected, (ix) delegating to one or more individuals such duties and functions related to the operation and administration of the Employee Stock Purchase Plan as the Administrator so determines, except to the extent prohibited by applicable law, (x) adopting such rules, procedures, or sub-plans as may be deemed advisable or necessary to comply with the laws of countries other than the United States, to allow for tax-preferred treatment of the options or otherwise to provide for the participation by eligible employees who reside outside of the United States, (xi) establishing the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars and permitting payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the processing of properly completed enrollment forms, and (xii) furnishing information to the custodian for the Employee Stock Purchase Plan as the custodian may require. The Administrator’s decisions will be final, conclusive, and binding upon all persons.

Eligibility

Generally, natural persons who have been full-time or part-time employees (including officers) of Shelf or any parent or subsidiary that has been designated by the Administrator as participating affiliates from time to time (a “participating affiliate”) for at least six months may be eligible to participate in the Employee Stock Purchase Plan. But, the following employees are ineligible to participate in the Employee Stock Purchase Plan: (i) employees whose customary employment is 20 hours or less per week; (ii) employees whose customary employment is for not more than five months in any calendar year; (iii) employees who, after exercising their options to purchase shares of Shelf’s common stock under the Employee Stock Purchase Plan, would own, directly or indirectly, shares of Shelf’s common stock (including shares that may be acquired under any outstanding options under the Employee Stock Purchase Plan) representing 5% or more of the total combined voting power of all classes of Shelf’s capital stock; (iv) employees who are citizens or residents of a foreign jurisdiction (without regard to whether such employees are also U.S. citizens or resident aliens), if the grant of an option under the Employee Stock Purchase Plan or an offering period to such employee is prohibited under the laws of such foreign jurisdiction or compliance with the laws of such foreign jurisdiction would cause the Employee Stock Purchase Plan or an offering period to violate the requirements of Section 423 of the Code; and (v) any other natural person whom the Administrator decides to exclude from an offering designed to satisfy the requirements of the Section 423 of the Code, provided such exclusion is permitted by such requirements and the guidance issued thereunder. The Administrator may, at any time in its sole discretion, if it deems advisable to do so, exclude the participation of the employees of a participating affiliate from eligibility to participate in a future offering period.

Notwithstanding the foregoing, for purposes of an offering under the Employee Stock Purchase Plan that is not intended to satisfy the requirements of Section 423 of the Code, the Administrator will have the authority to establish a different definition of eligible employee as it may deem advisable or necessary. In addition, the Administrator may determine that highly compensated employees (within the meaning of Section 414(q) of the Code) will not be eligible to participate in an offering period.

As of August 12, 2021, there are no employees or directors that are eligible to participate in the Employee Stock Purchase Plan, but we expect that [___] employees, including each of Shelf’s named executive officers, and approximately [___] non-employee directors, consultants, and advisors of Shelf will be eligible to participate in the Employee Stock Purchase Plan after the consummation of the Business Combination.

Participation Election

An eligible employee may become a participant for an offering period under the Employee Stock Purchase Plan by completing and submitting an enrollment form to Shelf or Shelf’s designee. Such enrollment form will authorize Shelf to make after-tax payroll deductions in whole percentages up to 15% of the participant’s eligible compensation on each pay day following enrollment in the offering period under the Employee Stock Purchase Plan. The Administrator will credit the deductions or contributions to the participant’s account under the Employee Stock Purchase Plan.

Subject to certain exceptions, a participant may cease his or her payroll deductions during an offering period, by properly completing and timely submitting a new enrollment form to Shelf or Shelf’s designee, at any time prior to the last day of such offering period. A participant may increase or decrease his or her payroll deductions to take effect on the first trading day of the next offering period, by properly completing and timely submitting a new enrollment form to Shelf or Shelf’s designee.

Once an eligible employee becomes a participant in the Employee Stock Purchase Plan, the participant will automatically participate in each successive offering period until such time as the participant ceases his or her payroll deductions or is no longer eligible to participate in the Employee Stock Purchase Plan or a specific offering period under the Employee Stock Purchase Plan.

A participant may withdraw from an offering period by submitting a notice of withdrawal in such form as Shelf requires, which notice must be received by Shelf prior to the end of the offering period in accordance with the withdrawal deadline and other procedures established by the Administrator. Upon withdrawal from an offering period by a participant, Shelf will distribute to the participant his or her remaining accumulated payroll deductions under the offering period, without interest. A participant’s withdrawal from an offering period will have no effect on his or her eligibility to participate in subsequent offering periods, but the participant will be required to submit a new enrollment form in order to participate in subsequent offering periods.

Offering Periods and Purchase Periods

The Administrator will determine the length and duration of the periods during which payroll deductions will accumulate to purchase shares of Shelf’s common stock, which period will not exceed 27 months. Each of these periods is known as an “offering period.” A “purchase period” is the period during an offering period designated by the Administrator on the last trading day of which purchases of shares of Shelf’s common stock are made under the Employee Stock Purchase Plan. An offering period may have one or more purchase periods. While the Administrator has discretion to establish the offering periods and purchase periods under the Employee Stock Purchase Plan, until otherwise determined by the Administrator, the Employee Stock Purchase Plan will have two offering periods (with concurrent purchase periods) that commence each calendar year, which will each be approximately six months in duration, with the first such offering period beginning on the first trading day of January and ending on the last trading day of the immediately following June, and the second such offering period beginning on the first trading day of July and ending on the last trading day of the immediately following December.

Purchase Price

The purchase price per share of Shelf’s common stock under the Employee Stock Purchase Plan will be 85% of the lesser of (i) the fair market value of a shares of Shelf’s common stock on the first trading day of the relevant offering period and (ii) the fair market value of a share on the last trading day of such offering period. The

Administrator has discretion to establish a different purchase price per offering period. However, the purchase price cannot be less than 85% of the lesser of (i) the fair market value per shares of Shelf’s common stock as determined on the first trading day of the offering period, or (ii) the fair market value per share as determined on the last trading day of the offering period (or, if an offering period has multiple purchase periods, on the last trading day of the applicable purchase period).

The fair market value of a share of Shelf’s common stock for purposes of the Employee Stock Purchase Plan will generally be the closing price per share as reported on the Nasdaq. As of August 2, 2021, the latest practicable date, the closing price per share of the Company common stock, each of which will be converted to one share of common stock of Shelf, as reported on the Nasdaq was $10.00.

Purchase of Shares.

On the last trading day of the offering period, a participant is deemed to purchase the number of whole shares of Shelf’s common stock determined by dividing the total amount of payroll deductions withheld from the participant’s paychecks during the offering period by the purchase price. Any cash not applied to the purchase of fractional shares will be accumulated and retained in the participant’s account for the subsequent offering period.

Purchase Limitations

No participant may purchase shares of Shelf’s common stock in any calendar year under the Employee Stock Purchase Plan and under all of Shelf’s and its subsidiaries’ other “employee stock purchase plans” having an aggregate fair market value in excess of $25,000, determined as of the first trading day of the offering period. In addition, no participant may purchase more than 10,000 shares of Shelf’s common stock in any one offering period; provided, however, that prior to the start of an offering period, the Administrator may impose a different limit on the number of shares a participant may purchase during the offering period.

If the Administrator determines that the total number of shares of Shelf’s common stock remaining available under the Employee Stock Purchase Plan is insufficient to permit all participants to exercise their options to purchase shares, the Administrator will make a participation adjustment and proportionately reduce the number of shares purchasable by all participants.

Termination of Participation

A participant will automatically be withdrawn by Shelf from an offering period under the Employee Stock Purchase Plan (i) upon a termination of employment with Shelf or a participating affiliate, (ii) in certain cases, following a leave of absence or a temporary period of ineligibility, and (iii) upon cessation of eligibility to participate in the Employee Stock Purchase Plan for any reason.

Stockholder Rights

A participant will not be a stockholder or have any rights as a stockholder with respect to shares of Shelf’s common stock subject to the participant’s options under the Employee Stock Purchase Plan until the shares are purchased pursuant to the options and such shares are transferred into the participant’s name on Shelf’s books and records. Shares of common stock purchased under the Employee Stock Purchase Plan will be held by the custodian designated under the Employee Stock Purchase Plan. Following purchase and transfer of shares into the participant’s name on Shelf’s books and records, a participant will become a stockholder with respect to the shares purchased and will thereupon have all dividend, voting, and other ownership rights incident thereto.

Notwithstanding the foregoing, the Administrator has the right to (i) provide that a participant may not request that all or part of the shares of Shelf’s common stock purchased by the participant under the Employee Stock Purchase Plan be reissued in the participant’s own name and the shares be delivered to the participant until two years (or such shorter period of time as the Administrator may designate) from the first trading day of the offering period in which the shares were purchased and until one year from the day on which the shares were purchased (the “holding period”), (ii) require that any sales of shares during the holding period be performed through a licensed broker acceptable to Shelf, and (iii) limit sales or other transfers of shares for up to two years from the date the participant purchases shares under the Employee Stock Purchase Plan. A participant who sells or otherwise transfers shares of Shelf’s common stock purchased under the Employee Stock Purchase Plan within two years after the beginning of the offering period in which the shares were purchased or within one year from the date the shares were purchased must, within 10 days of such transfer, notify Shelf in writing of such transfer.

Transferability

A participant’s options to purchase shares of Shelf’s common stock under the Employee Stock Purchase Plan may not be sold, pledged, assigned, or transferred in any manner, whether voluntarily, by operation of law, or otherwise. Any payment of cash or issuance of shares under the Employee Stock Purchase Plan may be made only to the participant (or, in the event of the participant’s death, to the participant’s estate or beneficiary).

During a participant’s lifetime, only such participant may exercise his or her options to purchase shares of Shelf’s common stock under the Employee Stock Purchase Plan.

Corporate Transactions.

If the number of outstanding shares of Shelf’s common stock is increased or decreased or the shares are changed into or exchanged for a different number or kind of Shelf’s shares or other securities by reason of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in shares of Shelf’s common stock effected without receipt of consideration by Shelf, the number and kinds of shares for which options may be made under the Employee Stock Purchase Plan will be adjusted proportionately and accordingly by the Administrator. In addition, the number and kind of shares for which options are outstanding will be similarly adjusted so that the proportionate interest of a participant immediately following such event will, to the extent practicable, be the same as immediately prior to such event.

Upon Shelf’s dissolution or liquidation, or upon Shelf’s merger, consolidation, or reorganization with one or more other corporations in which Shelf is not the surviving entity, or upon a “change in control” (as defined in the Omnibus Plan, as amended and/or restated from time to time or any successor omnibus incentive plan), the Employee Stock Purchase Plan and all options outstanding thereunder will terminate, except to the extent provision is made in writing in connection with such transaction for the continuation or assumption of the Employee Stock Purchase Plan, or for the substitution of the options under the Employee Stock Purchase Plan with new options covering the capital stock of the successor entity, with corresponding appropriate adjustments to the number and kinds of shares and purchase prices. Upon termination of the Employee Stock Purchase Plan in this circumstance, the offering period and the purchase period will end on the last trading day prior to such termination, and the options of each participant will automatically be exercised on such last trading day.

Subject to the foregoing, if Shelf is the surviving corporation in any reorganization, merger, or consolidation with one or more other corporations, all outstanding options under the Employee Stock Purchase Plan will pertain to and apply to the securities to which a holder of the number of shares of Shelf’s common stock subject to such options would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the purchase price per share so that the aggregate purchase price after such adjustment will be the same as the aggregate purchase price of the shares subject to such options immediately prior to such reorganization, merger or consolidation.

Term

If approved by our stockholders at the special meeting, the Employee Stock Purchase Plan will become effective as of the closing of the Transactions. The Employee Stock Purchase Plan will terminate on the earliest of (i) 11:59 PM ET on the day before the 10th anniversary of the effective date of the Employee Stock Purchase Plan, (ii) the date on which all shares of Shelf’s common stock reserved for issuance under the Employee Stock Purchase Plan have been issued, (iii) the date the Employee Stock Purchase Plan is terminated in connection with certain corporate transactions, and (iv) the date the Administrator terminates the Employee Stock Purchase Plan.

Amendment, Suspension, or Termination

The Administrator may, at any time and from time to time, amend, suspend, or terminate the Employee Stock Purchase Plan or an offering period under the Employee Stock Purchase Plan; provided, however, that no amendment, suspension, or termination will, without the consent of the participant, materially impair any vested rights of a participant. Without stockholder approval, the Administrator may not (i) increase the number of shares reserved for issuance under the Employee Stock Purchase Plan or (ii) change the eligibility requirements for participating in the Employee Stock Purchase Plan.

Certain Material U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences generally applicable to participation in the Employee Stock Purchase Plan. The summary does not contain a complete analysis of all the potential tax consequences relating to participation in the Employee Stock Purchase Plan, including state, local or foreign tax consequences. This summary is intended for the information of our stockholders considering how to vote at the special meeting and not as tax guidance to participants in the Employee Stock Purchase Plan. This summary is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change, and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, participants are advised to consult their own tax advisors with respect to the tax consequences of participating in the Employee Stock Purchase Plan.

The Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and options to purchase shares under the Employee Stock Purchase Plan are intended to qualify under the provisions of Section 423 of the Code. Amounts withheld from a participant’s earnings under the Employee Stock Purchase Plan will be taxable income to the participant in the year in which the amounts otherwise would have been received, but the participant will not be required to recognize additional income for U.S. federal income tax purposes either at the time the participant is deemed to have been granted an option to purchase shares of Shelf’s common stock on the grant date or when the option to purchase shares is exercised on the purchase date. No additional taxable income will be recognized for U.S. federal income tax purposes by a participant until the sale or other disposition of the shares of Shelf’s common stock acquired under the Employee Stock Purchase Plan. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to selling or disposing of them.

If a participant holds the shares of Shelf’s common stock purchased under the Employee Stock Purchase Plan for at least two years after the grant date and for at least one year from the purchase date of the shares, when the participant sells or disposes of the shares (a “qualifying disposition”), the participant will recognize as ordinary income an amount equal to the lesser of: (i) the excess of the fair market value of the shares on the date of such sale or disposition over the purchase price or (ii) the fair market value of the shares on the grant date multiplied by the discount percentage for share purchases under the Employee Stock Purchase Plan. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income, and the participant has a long-term capital loss for the difference between the sale price and the purchase price.

If a participant sells or disposes of the shares of Shelf’s common stock purchased under the Employee Stock Purchase Plan within two years after the grant date or before one year has elapsed since the purchase date (a “disqualifying disposition”), the participant will recognize as ordinary income an amount equal to the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to selling or disposing of them.

In connection with a qualifying disposition, Shelf will not receive any deduction for U.S. federal income tax purposes with respect to those shares or the option under which it was purchased. In connection with a disqualifying disposition, Shelf will be entitled to a deduction in an amount equal to the amount that is considered ordinary income, subject to the limitations of Section 162(m) of the Code and Shelf’s compliance with applicable reporting requirements.

New Plan Benefits

Because the number of shares of Shelf’s common stock that may be purchased under the Employee Stock Purchase Plan will depend on each participant’s voluntary election to participate and on the fair market value of the shares at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. No shares of Shelf’s common stock have been issued under the Employee Stock Purchase Plan as of the date of this proxy statement, and no shares will be issued under the Employee Stock Purchase Plan prior to approval of the Employee Stock Purchase Plan by our stockholders.

Vote Required for Approval

Assuming that a quorum is present at the special meeting, the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the special meeting and entitled to vote on this Employee Stock Purchase Plan Proposal is required to approve the Employee Stock Purchase Plan. Accordingly, neither a stockholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

This Employee Stock Purchase Plan Proposal is conditioned upon the approval and completion of the Business Combination Proposal, the charter Proposals and the Nasdaq Proposal. If any of the Business Combination Proposal or any of the charter Proposals or the Nasdaq Proposal is not approved, this proposal will have no effect even if approved by our stockholders.

Because stockholder approval of this Employee Stock Purchase Plan Proposal is a condition to completion of the Business Combination under the Merger Agreement, if this proposal is not approved by our stockholders, the Business Combination will not occur unless NextNav waives the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 5 — THE EXISTING DIRECTOR ELECTION PROPOSAL

Overview

Our board of directors is currently divided into three classes, Class I, Class II, and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first two annual meeting of stockholders) serving a three-year term. The term of office of the Class I directors, consisting of Messrs. Wichers, Howe, and Day, will expire at the special meeting. The term of office of the Class II directors, consisting of Ms. Lombard and Mr. Edidin, will expire at our second annual meeting of stockholders. The term of office of the Class III directors, consisting of Messrs. Aquino and Volshteyn, will expire at our third annual meeting of stockholders.

At the special meeting, stockholders are being asked to elect three Class I directors to our board of directors, with each Class I director having a term that expires at our annual meeting of stockholders in 2024, or in each case until their respective successors are duly elected and qualified by our board of directors or until their earlier death, resignation, or removal from office.

Our board of directors has nominated each of Skyler Wichers, Alan B. Howe, and Andrew Day to serve as Class I directors of Spartacus. For more information on the experience of Messrs. Wichers, Howe, and Day, see the section entitled “Information About Spartacus — Management — Directors and Executive Officers”.

If the Business Combination Proposal and each of the other proposals contained in this proxy statement/prospectus upon which it is conditioned are approved, each of our existing directors, including the directors elected at the special meeting, will resign from our board of directors upon the closing of the Business Combination and Spartacus will become a wholly owned subsidiary of Shelf. See the section entitled “Management Following the Business Combination” for more information.

Required Vote

Assuming that a quorum is present at the special meeting, directors are elected by a plurality of the votes cast only by holders of Class B common stock present in person or represented by proxy at the special meeting and entitled to vote on the Existing Director Election Proposal. This means that the three director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Accordingly, neither a stockholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

The Existing Director Election Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS AS PART OF THE EXISTING DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 6 — THE NEW DIRECTOR ELECTION PROPOSAL

Overview

Upon the consummation of the Business Combination, we intend for Shelf’s board of directors to consist of seven directors, Gary Parsons, Ganesh Pattabiraman, Peter Barris, Bandel Carano, James B. Fleming, Alan B. Howe, and Peter D. Aquino, with each director having a term that expires at the first annual meeting of stockholders of Shelf, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

If the Business Combination Proposal and each of the other proposals contained in this proxy statement/prospectus upon which it is conditioned are approved, each of Spartacus’ existing directors will resign from its board of directors upon the closing of the Business Combination and Spartacus will become a wholly owned subsidiary of Shelf.

See the section entitled “Management Following the Business Combination” for more information.

Required Vote

Assuming that a quorum is present at the special meeting, directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the special meeting and entitled to vote on the New Director Election Proposal. This means that the seven director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Accordingly, neither a stockholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

The New Director Election Proposal is a condition to completion of the Business Combination under the Merger Agreement. Accordingly, if this proposal is not approved by our stockholders, the Business Combination will not occur unless we and NextNav waive the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS OF SHELF AS PART OF THE NEW DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 7 — THE NASDAQ PROPOSAL

Overview

Assuming the Business Combination Proposal and each of the charter Proposals are approved, our stockholders are also being asked to approve the Nasdaq Proposal.

Spartacus’ units, shares of Class A common stock and public warrants are currently listed on Nasdaq and, as such, we are seeking stockholder approval for the issuance of 20,500,000 shares of Class A common stock in connection with the Subscription Agreements, in order to comply with the applicable listing rules of Nasdaq.

Why Spartacus Needs Stockholder Approval?

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b), (c), and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, Spartacus may issue 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of common stock in connection with the PIPE Financing. Under Nasdaq Listing Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Required Vote

Assuming that a quorum is present at the special meeting, the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the special meeting and entitled to vote on the Nasdaq Proposal is required to approve the Nasdaq Proposal. Accordingly, neither a stockholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

This Nasdaq Proposal is conditioned upon the approval and completion of the Business Combination Proposal and the charter Proposals. If any of the Business Combination Proposal or the charter Proposals is not approved, this proposal will have no effect even if approved by our stockholders.

Because stockholder approval of this Nasdaq Proposal is a condition to completion of the Business Combination under the Merger Agreement, if this proposal is not approved by our stockholders, the Business Combination will not occur unless we and NextNav waive the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the special meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the special meeting to approve the Business Combination Proposal, the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposals or the Nasdaq Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, the chairman will not adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the special meeting to approve the Business Combination Proposal, the charter Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, Director Election Proposals or the Nasdaq Proposal.

Required Vote

Assuming that a quorum is present at the special meeting, the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the special meeting and entitled to vote on the Adjournment Proposal is required to approve the Adjournment Proposal. Accordingly, neither a stockholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Subject to the limitations and qualifications set forth herein (including the limitations and qualifications set forth in the opinion attached as Exhibit 8.1), the following discussion of the material U.S. federal income tax consequences to holders of our common stock and warrants with respect to (i) an election by the holders to redeem for cash their shares of our common stock and (ii) the Spartacus Merger pursuant to the Business Combination, is the opinion of K&L Gates LLP, our U.S. federal income tax counsel, insofar as it expresses conclusions as to the application of U.S. federal income tax law. This opinion is based and on customary assumptions set forth in such opinion.

This discussion applies only to holders of our common stock and warrants that hold their shares of our common stock and warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is general in nature and does not constitute tax advice. This discussion does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder of our common stock and warrants in light of such holder’s circumstances or status, nor does it address tax consequences applicable to holders subject to special rules, such as:

•        dealers in securities or foreign currency;

•        broker-dealers;

•        traders in securities that elect to use a mark-to-market method of accounting;

•        tax-exempt organizations;

•        financial institutions, banks or trusts;

•        mutual funds;

•        life insurance companies, real estate investment trusts and regulated investment companies;

•        holders that actually or constructively own 10% or more of the Company’s voting stock;

•        holders that hold Company common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

•        holders that have a functional currency other than the U.S. dollar;

•        holders that received Company common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

•        U.S. expatriates;

•        controlled foreign corporations;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to Company common stock being taken into account in an applicable financial statement; or

•        passive foreign investment companies.

This discussion is based on the Code, applicable Treasury regulations, and judicial and administrative interpretations thereof, all as in effect as of the date of this proxy statement/prospectus, and all of which may change, possibly with retroactive effect. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the subjects addressed in this discussion. There can be no assurance that the IRS will not take positions inconsistent with the consequences discussed below or that any such positions would not be sustained by a court.

If a partnership (or any entity characterized as a partnership for U.S. federal income tax purposes) holds Company common stock and warrants, the tax treatment of such partnership and any person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold Company common stock and warrants and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences to them of an exercise of redemption rights or the Spartacus Merger.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF AN EXERCISE OF REDEMPTION RIGHTS AND THE BUSINESS COMBINATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

For purposes of this discussion, a U.S. Holder means a beneficial owner of Company common stock that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state therein or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (i) that is subject to the primary supervision of a court within the United States and all substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Exercise of Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder that exercises his, her or its redemption rights to receive cash from the Trust Account in exchange for all or a portion of his, her or its Company common stock will depend on whether the redemption qualifies as a sale or exchange of such Company common stock under Section 302(a) of the Code as described below under the section entitled “U.S. Holders — Exercise of Redemption Rights — Sale or Exchange Treatment” or is treated as a distribution under Section 301(a) of the Code as described below under the section entitled “U.S. Holders — Exercise of Redemption Rights — Distribution Treatment”.

Sale or Exchange Treatment

If the redemption qualifies as a sale or exchange of Company common stock under Section 302(a) of the Code, a U.S. Holder will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received and such holder’s adjusted tax basis in the Company common stock redeemed.

Whether the redemption qualifies for sale or exchange treatment will depend on the total amount of Company common stock treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder, as discussed below) relative to all of the Company common stock outstanding both before and after the redemption (including any Company common stock owned by Shelf after the Spartacus Merger). The redemption of Company common stock will generally be treated as a sale or exchange (rather than as a distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in the Company or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder must take into account not only the Company common stock actually owned by the U.S. Holder, but also Company common stock constructively owned by the U.S. Holder. A U.S. Holder may constructively own, in addition to shares of Company common stock owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include Company common stock which could be acquired pursuant to an exercise of Company warrants by such U.S. Holder.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Company common stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Company common stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares of Company common stock owned by certain family members and the U.S. Holder does not constructively own any other shares of Company common stock. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption (for this purpose, the shares outstanding after the redemption should take into account shares issued by Shelf in the Spartacus Merger). A redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. Whether a redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in the Company will depend on the holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction”.

Distribution Treatment

If the redemption does not qualify as a sale or exchange of Company common stock, the U.S. Holder will be treated as receiving a distribution from the Company under Section 301(a) of the Code. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid from the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of the Company’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in his, her or its shares of the Company common stock. Any remaining excess will be treated as gain realized from the sale or exchange of the Company common stock.

The Spartacus Merger

The Company intends that, for U.S. federal income tax purposes, (A) the Spartacus Merger will be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code (collectively, Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, “Section 368 of the Code”), and (B) the Spartacus Merger, together with the other Mergers and the PIPE Financing, will qualify as a transaction described in Section 351(a) of the Code (a “Section 351 Exchange”). The Company and the other parties to the Merger Agreement have adopted the Merger Agreement as a plan of reorganization for purposes of Section 368 of the Code.

The Receipt of Shelf Common Stock in the Spartacus Merger

If the Spartacus Merger qualifies as a reorganization pursuant to Section 368 of the Code, the U.S. federal income tax consequences to a U.S. Holder that surrenders his, her or its shares of Company common stock in exchange for shares of Shelf common stock pursuant to the Spartacus Merger will be the same as described below in the third paragraph of this section entitled “— The Receipt of Shelf Common Stock in the Spartacus Merger” regarding the U.S. federal income tax consequences of the Spartacus Merger pursuant to Section 351(a) of the Code, except that, in the case of a U.S. Holder who holds shares of Company common stock with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, the tax basis and holding period rules must be applied separately to each identifiable block of shares of Company common stock.

There are many requirements that must be satisfied in order for the Spartacus Merger to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Spartacus Merger, some of which are outside the control of the Company. For example, the requirements for reorganization treatment could be affected by the magnitude of Company common stock redemptions that occur in connection with the Spartacus Merger.

Subject to the discussion below regarding Company warrants, if the Spartacus Merger, together with the other Mergers and the PIPE Financing, qualifies as a Section 351 Exchange, a U.S. Holder should not recognize gain or loss on the exchange of his, her, or its shares of Company common stock for shares of Shelf common stock pursuant to the Spartacus Merger. The aggregate adjusted tax basis of the shares of Shelf common stock received by a U.S. Holder in the Spartacus Merger should be equal to the aggregate adjusted tax basis of the shares of Company common stock surrendered by such U.S. Holder in the Spartacus Merger. In addition, the holding period of such Shelf common stock should include the period during which the shares of Company common stock, surrendered in the Spartacus Merger, were held by such U.S. Holder, although the running of the holding period for the shares of Company common stock may be suspended as a result of any redemption rights with respect thereto.

The provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond our control. For example, if more than 20% of such Shelf common stock were subject to an arrangement or agreement to be sold or disposed of at the time of its issuance in the Business Combination, one of the requirements for Section 351(a) treatment would be violated. We do not expect that more than 20% of the Shelf common stock issued in the Business Combination will be subject to an arrangement or agreement to be sold or disposed of such shares upon the issuance of those shares in the Business Combination.

In the event that the Spartacus Merger qualifies neither as a Section 351 Exchange nor as a reorganization pursuant to Section 368 of the Code, generally, the Spartacus Merger will be treated as a taxable sale or exchange of Company common stock by U.S. Holders in exchange for Shelf common stock. In such case, subject to the discussion of backup withholding below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in his, her or its shares of Company common stock. Any such capital gain or loss generally will be long term capital gain or loss if the U.S. Holder’s holding period in the shares of Company common stock exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at preferential rates. The deductibility of capital losses realized by a U.S. Holder on a taxable sale or exchange of Company common stock is subject to certain limitations.

Generally the amount of gain or loss recognized by a U.S. Holder on a taxable sale or exchange of Company common stock pursuant to the Spartacus Merger will be an amount equal to the difference between (i) the fair market value of the Shelf common stock received by the U.S. Holder in the Spartacus Merger and (ii) the U.S. Holder’s adjusted tax basis in Company common stock surrendered thereof. A U.S. Holder’s adjusted tax basis in the shares of Company common stock generally will equal the U.S. Holder’s acquisition cost of such shares, reduced by any prior distributions with respect to such shares treated as a return of basis.

The Receipt of Shelf Warrants in the Spartacus Merger

The appropriate U.S. federal income tax treatment of the Company’s warrants in connection with the Spartacus Merger depends on whether the Spartacus Merger qualifies as a reorganization pursuant to Section 368 of the Code. If it does qualify as such a reorganization, a U.S. Holder of the Company’s warrants will not recognize gain or loss with respect to such warrants as a result of the Spartacus Merger, and the aggregate adjusted tax basis and holding period of the Shelf warrants of such U.S. Holder immediately after the Spartacus Merger will be equal to the adjusted tax basis and holding period of such U.S. Holder’s the Company’s warrants immediately prior to the Spartacus Merger; however, if the Spartacus Merger qualifies only as a Section 351 Exchange and not as a reorganization pursuant to Section 368 of the Code, the warrant-for-warrant exchange would be a taxable exchange.

If treated as a taxable exchange, a U.S. Holder of only Company warrants would realize and recognize gain or loss in such exchange in an amount equal to the difference between the fair market value of Shelf’s warrants received by such U.S. Holder in the Spartacus Merger and the adjusted tax basis of Company warrants surrendered by such U.S. Holder in the Spartacus Merger. If such U.S. Holder surrenders both Company common stock and Company warrants in the Spartacus Merger in exchange for both Shelf common stock and Shelf warrants, such U.S. Holder of Company common stock and Company warrants should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such U.S. Holder (generally, the excess of (x) the sum of the fair market value of the Company common stock and Company warrants over (y) such U.S. Holder’s aggregate adjusted tax basis in the Company common stock and Company warrants) and (ii) the fair market value of the Shelf warrants received by such U.S. Holder in such exchange. As a result of such an exchange, such U.S. Holder should have a tax basis in the Shelf common stock equal to the tax basis in the Company common stock and Company warrants surrendered, plus any gain recognized in the exchange, less the fair market value of the Shelf’s warrants received. In addition, such U.S. Holder’s tax basis in the Shelf’s warrants should be fair market value determined on the date of the Spartacus Merger. The holding period for the Shelf common stock should include the period during which the U.S. Holder held his, her or its Company common stock, and the holding period for the Shelf’s warrants should start on the day after the Spartacus Merger.

In the event that the Spartacus Merger qualifies neither as a Section 351 Exchange nor as a reorganization pursuant to Section 368 of the Code, generally, the Spartacus Merger will be treated as a taxable sale or exchange of Company warrants or Company warrants and Company common stock, as may be applicable to any particular U.S. Holder, by U.S. Holders in exchange for Shelf warrants or Shelf warrants and Shelf common stock, as may be applicable. In such case, the same rules as described above in the fifth and sixth paragraphs of the section entitled “— U.S. Holders — The Spartacus Merger — The Receipt of Shelf Common Stock in the Spartacus Merger,” will apply to U.S. Holders.

U.S. Holders of Company warrants are urged to consult with their tax advisors regarding the treatment of their warrants in connection with the Spartacus Merger.

Cash In Lieu of a Fractional Share

If a U.S. Holder receives cash in lieu of a fractional share of Shelf common stock, the U.S. Holder generally will be treated as having received the fractional share of Shelf common stock in the Spartacus Merger and then as having sold the fractional share of Shelf common stock for cash. As a result, the U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash received and the portion of the U.S. Holder’s aggregate tax basis allocable to the fractional share of Shelf common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held its shares of Company common stock for more than one year as of the effective time of the Spartacus Merger. In general, long-term capital gains for non-corporate taxpayers may be eligible to be taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

For purposes of this discussion, a non-U.S. Holder means a beneficial owner of Company common stock that is, for U.S. federal income tax purposes, neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Exercise of Redemption Rights

The U.S. federal income tax consequences to a non-U.S. Holder that exercises his, her or its redemption rights to receive cash from the Trust Account in exchange for all or a portion of his, her or its Company common stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Company common stock, as described immediately above under “— U.S. Holders — Exercise of Redemption Rights,” subject to the discussion below in the sections entitled “— Non-U.S. Holders — Exercise of Redemption Rights — Sale or Exchange Treatment,” and “— Non-U.S. Holders — Exercise of Redemption Rights — Distribution Treatment.”

Sale or Exchange Treatment

If the redemption qualifies as a sale or exchange of such non-U.S. Holder’s Company common stock under Section 302(a) of the Code, the holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized unless:

•        the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (or, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. Holder), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on that gain on a net income basis in the same manner as a U.S. Holder with respect to the redemption, and a corporate non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be provided by an applicable income tax treaty);

•        the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the redemption occurs and certain other conditions are met, in which case the non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

•        we are or have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (“USRPHC”) at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held the Company common stock, and, in the case where shares of Company common stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of the common stock of the Company at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of Company common stock.

With respect to the third bullet point above (if applicable to a particular non-U.S. Holder), gain recognized by such non-U.S. Holder on the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, the Company would be required to withhold U.S. federal income tax at a rate of 15% of the amount realized by such non-U.S. Holder. There can be no assurance that Company common stock will be treated as regularly traded on an established securities market. The Company does not believe that it is or has been a USRPHC for U.S. federal income tax purposes but there can be no assurance in this regard.

Distribution Treatment

If the redemption does not qualify as a sale or exchange, the non-U.S. Holder will be treated as receiving a distribution from the Company under Section 301(a) of the Code. Subject to the discussion below under “— Foreign Account Tax Compliance Act,” in general, any distributions we make, to the extent paid from the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of his, her or its eligibility for such reduced rate. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. Holder’s adjusted tax basis in the Company common stock (and, subject to the discussion below under “— Foreign Account Tax Compliance Act,” and the third bullet point above under “— Non-U.S. Holders — Exercise of Redemption Rights,” to the extent such distribution does not exceed the adjusted tax basis such amount will generally not be subject to withholding) and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or exchange of Company common stock, which will be treated as described above. Dividends paid to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be provided by an applicable income tax treaty).

The Receipt of Shelf Common Stock in the Spartacus Merger

The U.S. federal income tax consequences to the non-U.S. Holders as a result of the Spartacus Merger with respect to Company common stock generally are the same as to the U.S. Holders as described above in the section entitled “— U.S. Holders — The Spartacus Merger — The Receipt of Shelf Common Stock in the Spartacus Merger.” However, different U.S. federal income tax consequences will apply to the non-U.S. Holders as a result of the Spartacus Merger if the Company a USRPHC at any time during the lesser of (i) the five-year period ending on the date the Spartacus Merger occurs and (ii) the period during which the non-U.S. Holders held the shares of Company common stock ending on the date the Spartacus Merger occurs. Generally, if the Company is a USRPHC during the lesser of the two time periods described above, a non-U.S. Holder’s gain (or loss) realized on his, her or its transfer of the shares of Company common stock in exchange for the shares of Shelf common stock would be subject to tax in the United States in the same manner as if such non-U.S. Holder was engaged in a trade or business within the United States and such gain (or loss) was effectively connected with the conduct of such trade or business, unless certain exceptions apply. The Company does not believe that it is or has been a USRPHC, but there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the Company status as a USRPHC and the U.S. federal income tax consequences of the Spartacus Merger to them if the Company is a USRPHC.

In the event that the Spartacus Merger does not qualify as a Section 351 Exchange or as a reorganization pursuant to Section 368 of the Code, generally, the Spartacus Merger will be treated as a taxable sale or exchange of Company common stock by non-U.S. Holders in exchange for the Shelf common stock. In such case, subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. Holder on the taxable exchange of his, her or its Company common stock for the Shelf common stock in the Spartacus Merger generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (or, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. Holder), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on that gain on a net income basis in the same manner as a U.S. Holder with respect to the redemption, and a corporate non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be provided by an applicable income tax treaty);

•        the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the redemption occurs and certain other conditions are met, in which case the non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

•        we are or have been a USRPHC at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held the Company common stock, and, in the case where shares of Company common stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of the common stock of the Company at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of Company common stock.

With respect to the third bullet point above (if applicable to a particular non-U.S. Holder), gain recognized by such non-U.S. Holder on the taxable sale or exchange of Company common stock pursuant to the Spartacus Merger will be subject to tax on net basis at generally applicable U.S. federal income tax rates. In addition, the purchaser of the Company common stock would be required to withhold U.S. federal income tax at a rate of 15% of the amount realized by such non-U.S. Holder. There can be no assurance that Company common stock will be treated as regularly traded on an established securities market. The Company does not believe that it is or has been a USRPHC for U.S. federal income tax purposes but there can be no assurance in this regard.

The Receipt of Shelf Warrants in the Spartacus Merger

The U.S. federal income tax consequences to non-U.S. Holders as a result of the Spartacus Merger with respect to Company warrants will be the same as to the U.S. Holders as described above in the section entitled “— U.S. Holders — The Spartacus Merger — The Receipt of Shelf Warrants in the Spartacus Merger,” except, if any gain or loss is required to be recognized with respect to Company warrants, such gain or loss will be subject to the rules described above in the second and third paragraphs of the section entitled “— Non-U.S. Holders — The Spartacus Merger — The Receipt of Shelf Common Stock in the Spartacus Merger”. In addition, the rules described above regarding the Company’s status as a USRPHC are equally applicable to non-U.S. Holders of only Company warrants or Company warrants and Company common stock.

Holders of Company common stock are urged to consult with their own tax advisors regarding the tax consequences of the exercise of redemption rights and the Business Combination.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with the redemption of Company common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. For example, a non-U.S. Holder who is an individual may be required to provide a valid IRS Form W-8BEN, a non-U.S. Holder that is an entity may be required to provide a valid IRS Form W-8BEN-E, and, in the event of income treated as effectively connected to a U.S. trade or business, a non-U.S. Holder (whether an individual or an entity) may be required to provide a valid IRS Form W-8ECI. A U.S. Holder may also be subject to backup withholding and may be required to provide certain certification that it is a United States person for U.S. federal income tax purposes in order to avoid such backup withholding. For example, a U.S. Holder may be required to provide a valid IRS Form W-9. The amount of any backup withholding from a payment to a non-U.S. Holder or U.S. Holder will be allowed as a credit against such non-U.S. Holder’s or U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder or U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder or U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on certain “withholdable payments” in respect of securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., a U.S. source dividend) and also include the entire gross proceeds from the sale or other disposition of stock of U.S. corporations, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). The IRS has issued proposed Treasury Regulations that would eliminate the application of this regime with respect to payments of gross proceeds from dispositions of stock (but not dividends). Pursuant to these proposed Treasury Regulations, the corporation and any other withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final regulations are issued or until such proposed regulations are rescinded. Accordingly, the entity through which shares of Company common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, Company common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Company common stock.

INFORMATION ABOUT SPARTACUS

General

We are a blank check company incorporated on August 10, 2020 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (our “initial business combination”). While we could have targeted a company in any stage of its corporate evolution or in any industry or sector, we focused our search on telecommunications, media and technology (“TMT”) companies. Our management team, advisor and board of directors have had significant success sourcing, acquiring, expanding and monetizing these types of companies. We believe this experience makes us exceptionally well suited to identify, negotiate and successfully execute an initial business combination with the ultimate goal of generating attractive returns for our stockholders.

On October 19, 2020, we sold 20,000,000 public units in our IPO at $10.00 per unit generating gross proceeds of approximately $200,000,000 before underwriting discounts and expenses. Each Unit consists of one share of Class A common stock, and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Simultaneously with the closing of the IPO, we consummated the sale of 8,750,000 private placement warrants at a price of $1.00 per private placement warrant in a private placement, generating gross proceeds of $8,750,000. Our Sponsor holds an aggregate of 5,000,000 founder shares, all of which were issued in private placements prior to our IPO.

A total of $203,000,000, comprised of $196,000,000 of the proceeds from the IPO (which amount includes $7,000,000 of the underwriter’s deferred discount) and $7,000,000 of the proceeds of the sale of the private placement warrants, was placed in the Trust Account. The trust proceeds are invested in U.S. government securities with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to us to pay all of its tax obligations, the proceeds from the IPO will not be released from the Trust Account until the earliest to occur of: (a) the completion of an initial business combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend our amended and restated certificate of incorporation to (i) modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we do not complete an initial business combination by April 19, 2022 or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, and (c) the redemption of our public shares if we are unable to complete an initial business combination by April 19, 2022, subject to applicable law.

Effecting Our Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations prior to the Business Combination. We intend to effect the Business Combination using cash held in our Trust Account, proceeds from the PIPE Financing and any cash on hand. If any of the funds released from the Trust Account are not used to fund the fees and expenses relating to the Mergers and the other Transactions, or to fund redemptions of our Class A common stock, they will be used for general corporate purposes of Shelf.

Selection of a Target Business and Structuring of our Initial Merger

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. The fair market value of our initial business combination will be determined by our board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation, a valuation based on trading multiples of comparable public businesses or a valuation based on the financial metrics of merger and acquisition transactions of comparable businesses. If our board of directors is not able to independently determine the fair market value of our initial business combination, we will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. While we consider it unlikely that our board of directors will not be able to make an independent determination of the fair market value of our initial business combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of a target’s assets or prospects. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of our independent directors.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon the completion of the business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay all of our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. For illustrative purposes, based on funds in the Trust Account of approximately $203.0 million on June 30, 2021, the estimated per share redemption price would have been approximately $10.15. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. Our Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of our initial business combination.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing our public stockholders with redemption rights upon consummation of the Business Combination. Public stockholders electing to exercise redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the closing of the Business Combination, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus under “Special Meeting of Spartacus Stockholders — Redemption Rights and Procedures.” Unlike many other blank check companies, our public stockholders are not required to vote against the Business Combination in order to exercise redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise redemption rights will not be entitled to redeem the shares of Class A common stock and will not receive payment for any shares they elected to redeem.

Our initial stockholders have agreed to vote any shares of our common stock owned by them in favor of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, our charter provides that a public stockholder, together with its affiliates or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from exercising redemptions with respect to an aggregate of 15% or more of the shares sold in our IPO.

Employees

We currently have two officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Management

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Title	Served as a Director Since
Peter D. Aquino	60	Chairman and Chief Executive Officer	2020
Igor Volshteyn	44	Chief Financial Officer and Director	2020
Alan B. Howe	60	Director	2020
Eric Edidin	49	Director	2020
Andrew Day	56	Director	2020
Shelly C. Lombard	61	Director	2020
Skyler Wichers	28	Director	2020

Peter D. Aquino has served as our Chairman and Chief Executive Officer since inception. Mr. Aquino has over 30 years of experience in the TMT industry, with a history of guiding companies to effectively execute strategies in expansion, turnaround, restructuring, M&A, and other key initiatives at both public and private companies. Mr. Aquino has led several companies through exponential growth in fiber and wireless deployments, data center construction and consolidation, and overlay technologies designed to drive vertical product revenue. During the course of his career, Mr. Aquino has served as chairman, president, chief executive officer, and/or director of numerous TMT companies and has a track record of creating value for investors. Mr. Aquino has repeatedly transformed companies by repositioning them through operations initiatives and investment into high growth TMT trends. Mr. Aquino was one of the early innovators of creating metro-ring fiber deployments for the enterprise market. As President and CEO of RCN Corporation (formerly Nasdaq: RCNI) from December 2004 to August 2010, Mr. Aquino led the re-engineering and acquisition strategy to architect metro-rings in several tier one markets, including New York City, Chicago, Boston, Washington, DC, and Philadelphia, to form RCN Metro Optical Networks (now part of Crown Castle International Corp. (NYSE CCI)). RCN Corporation was one of the first companies to renegotiate programming contracts to increase operating margins. In addition, Mr. Aquino led the transformation of RCN Corporation’s residential cable properties, and created one of the first all-digital HDTV platforms utilizing advanced TIVO software for streaming — ahead of its time. RCN Corporation was sold to Abry Partners in a go-private transaction in 2010 for $1.2 billion. Mr. Aquino served as the Chairman and CEO of Internap Corporation (“INAP”) (formerly Nasdaq: INAP), a public data center portfolio company, from September 2016 to May 2020, and led the board through a restructuring and go-private transaction. Prior to INAP, Mr. Aquino served as Chairman and CEO of Primus Telecommunications Group, Inc. (“PTGI”) (formerly NYSE: PTGI) from October 2010 to April 2013, and expanded PTGI beyond its telecom and broadband properties to include metro fiber, and data center assets globally. Mr. Aquino founded Broad Valley Capital, LLC in 2013, which constructed an advanced WiFi network at Dover International Speedway, and Georgetown, Delaware’s first muni-fiber ring, and through which he continues to serve as an investor and restructuring advisor. Mr. Aquino began his career at Bell Atlantic Corp. (now Verizon (NYSE: VZ)) in 1983 and later joined Veninfotel, LLC (now NetUno) in 1995, to form one of the first hybrid fiber-coaxial and commercial fiber networks throughout nine cities in Venezuela. Mr. Aquino has served on several public boards that led to successful exit transactions, including Lumos Networks (formerly Nasdaq: LMOS), TIVO Inc. (formerly Nasdaq: TIVO), and Fairpoint Communications, Inc. (formerly Nasdaq: FRP). Mr. Aquino currently serves on the board of Alaska Communications Systems Group, Inc. (Nasdaq: ALSK), and served as chairman of the board of directors of the United Way U.S.A. from 2012 to 2015, a $3 billion private charity. Mr. Aquino holds a Master in Business Administration from George Washington University and a Bachelor of Sciences from Montclair State University. Mr. Aquino is well qualified to serve as a director due to his extensive TMT experience.

Igor Volshteyn has served as our Chief Financial Officer and a director since inception. Mr. Volshteyn has also served as interim Chief Operating Officer and President of CCUR Holdings, Inc. since June 2020 and previously served as senior vice president of business development of CCUR Holdings, Inc. from 2019 until June 2020. Mr. Volshteyn has served as the sole director of Shelf since its formation in May 2021. Mr. Volshteyn began his career as a research analyst and investment banker at Tejas Securities Group, Inc. focusing primarily on technology and telecommunications and has over 20 years of experience in the investment management industry. Mr. Volshteyn served as the Managing Partner and Chief Investment Officer at Echelon Investment Partners LP from May 2016 to

December 2018 and as an analyst and portfolio manager at Millennium Management from July 2007 to March 2016. From August 2019 to February 2020, Mr. Volshteyn served on the board of directors for Goodman Networks, Inc. Mr. Volshteyn holds a Bachelor of Business Administration in Finance, with highest honors, from the University of Texas at Austin. Mr. Volshteyn is well qualified to serve as a director due to his extensive investment and capital markets experience.

Alan B. Howe serves as one of our directors. He has served as co-founder and Managing Partner of Broadband Initiatives, LLC, a telecommunications consulting firm, since 2001. Mr. Howe also served as vice president of strategic and wireless business development for Covad Communications, Inc. (formerly Nasdaq: COVD), a national broadband telecommunications company, from May 2005 to October 2008, and as Chief Financial Officer and vice president of corporate development for Teletrac, Inc., a mobile data and location solutions provider, from April 1995 to April 2011. Previously, Mr. Howe held various executive management positions for Sprint Corporation (NYSE: S) and Manufacturers Hanover Trust Company. Mr. Howe has over 30 years of combined corporate finance, business development and corporate governance experience. Mr. Howe has a broad business background and has been exposed to a wide variety of complex business situations within large corporations, financial institutions, start-ups, small-caps and turnarounds. Mr. Howe is currently a member of the board of directors and serves on the audit committees of Resonant, Inc. (Nasdaq: RESN), Babcock and Wilcox (NYSE: BW), Sonim Technologies Inc. (Nasdaq: SONM), and Orion Energy Systems, Inc. (Nasdaq: OESX). Previously, Mr. Howe served on the boards of nineteen public companies, including Data I/O Corporation (Nasdaq: DAIO), Determine, Inc. (OTCMKTS: DTRM), Urban Communications, Inc. (formerly TSX-V: UBN), MagicJack, Vocaltec Communications Inc. (formerly Nasdaq: Call), WidePoint Corporation (NYSE American: WYY) and CafePress Inc. (formerly Nasdaq: PRSS). Mr. Howe holds a Bachelor of Science in Business Administration and Marketing from the University of Illinois, School of Commerce and a Master of Business Administration in Finance from the Indiana University, Kelley Graduate School of Business. Mr. Howe is well qualified to serve as a director due to his extensive financial capital markets and M&A experience, as well as his experience serving on the boards of directors of other public companies.

Eric Edidin serves as one of our directors. He is the co-founder and co-Chief Executive Officer of Council Advisors Capital, an investment partnership, and Executive Chairman of BH3 Management, a vertically integrated commercial real estate firm. Mr. Edidin was previously Co-Founder and Co-Managing Partner of Archer Capital Management, a private investment partnership with peak assets under management of $1.4 billion, from 2006 to 2019, investing in more than forty-five SPACs and in over ninety telecommunications companies. Prior to Archer, Mr. Edidin was a Portfolio Manager and Co-Head of Credit Investments at York Capital Management, from 2001 to 2006. While at Archer Capital Management and York Capital Management, Mr. Edidin focused on leading investments in numerous key industries, with a strong concentration in the telecommunications industry. Mr. Edidin also previously held an investment related position at Morgan Stanley Capital Partners and a restructuring advisory position at The Blackstone Group (NYSE: BX). Throughout his career, Mr. Edidin has served as a board member and credit committee member of numerous companies. Mr. Edidin currently serves on the investment committee of the Jewish Communal Fund of New York and the Jewish Federation of Los Angeles. Mr. Edidin holds a Bachelor in Business Administration from the University of Michigan and a Master in Business Administration from Harvard Business School. Mr. Edidin is well qualified to serve as a director due to his extensive asset management and capital markets experience.

Andrew Day serves as one of our directors. He is the President of ADAY Management Services, based in Oakville Ontario, which provides telecom and technology operational and strategic consulting services. From 2017 to 2020, Mr. Day was a member of the leadership team of INAP (formerly Nasdaq: INAP), serving as senior vice president & general manager of the cloud business unit, senior vice president and general manager of the international business unit and Chief Operating Officer & Executive Vice President. Prior to INAP, from 2013 to 2015, Mr. Day was senior vice president and head of consumer sales at Rogers Communications Inc. (NYSE: RCI). Mr. Day also served on the senior team at Primus Telecommunications Inc. (formerly NYSE: PTGI), as vice president from 1999 to 2000, senior vice president from 2000 to 2009, Chief Operating Officer of Primus Canada (a subsidiary of PTGI) from 2009 to 2011, Chief Executive Officer of Primus North America from 2011 to 2012 and as President and Chief Executive Officer in 2013. Mr. Day previously held positions at AT&T (NYSE: T), Gillette (NYSE: GILLETTE) and Xerox (NYSE: XRX). Mr. Day is a Chartered Public Accountant (CPA, CMA) and a Chartered Director (C. Dir.); Mr. Day holds an Honours Bachelor of Commerce from McMaster University. Mr. Day is well qualified to serve as a director due to his extensive TMT experience.

Shelly C. Lombard serves as one of our directors. She currently serves as a director of Alaska Communications Systems Group, Inc. (Nasdaq: ALSK), for which she serves on the audit and compensation committee, and HC2 Holdings, Inc. (NYSE: HCHC), for which she serves as chair of the audit committee and is also a member of the compensation and nominating/governance committee. From 2011 to 2014, Ms. Lombard was the director of research for Britton Hill Capital, a broker-dealer specializing in high yield bank debt and bonds and value equities. From 2003 to 2010, Ms. Lombard was a high yield bond analyst covering the media and automotive industries at Gimme Credit, a subscription bond research firm. From 1992 to 2001, Ms. Lombard analyzed, managed, and was involved in the restructurings of proprietary investments for ING (NYSE: ING), Chase Manhattan Bank (NYSE: JPM), Barclays Bank (NYSE: BCS), and Credit Lyonnais. Ms. Lombard began her career at Citibank (NYSE: C) in the leveraged buyout group. Ms. Lombard also works as independent consultant, and teaches executive education courses in corporate finance, financial analysis and financial markets at Columbia University, the Wharton School of Business and Moody’s. Ms. Lombard holds a Bachelor in Communications from Simmons College and a Master in Business Administration from Columbia University. Ms. Lombard is well qualified to serve as a director due to her extensive financial and capital markets experience, as well as her experience serving on the boards of other public companies.

Skyler Wichers serves as one of our directors. He is a portfolio manager at MILFAM LLC, a single family office where he is responsible for numerous investments in public and private markets across a wide range of industries and asset classes. Prior to MILFAM, from 2012 to 2018, Mr. Wichers served as a key member of the investment team at Broadbill Investment Partners LLC, a private investment partnership focused on distressed securities, where he started as a junior analyst and became a partner in 2015. Previously, Mr. Wichers served as an associate at Trendex Capital Management, a single family office. He currently serves a member of the board of Alimco Financial Corporation (OTCMKTS: ALMC), a reinsurance company, and Frontiersman Holdings, Inc., a startup company in the spirits and liquor industry. Mr. Wichers holds a Bachelor of Science in Accounting from the University of Florida. Mr. Wichers is well qualified to serve as a director due to his extensive investment experience.

No officers or directors have been involved in any legal proceedings that are reportable pursuant to Item 401(f) of Regulation S-K, except for Messrs. Aquino and Day, each in connection with INAP’s restructuring. INAP’s restructuring enabled it to emerge from its Chapter 11 bankruptcy, which was filed on March 16, 2020.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Alan B. Howe, Eric Edidin, Andrew Day, Skyler Wichers and Shelly C. Lombard are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Advisor

David Williams, since 2014 has served as the head of consultancy of Tech Mahindra, a multinational technology company. Mr. Williams served as Chief Executive Officer of Device Cloud Networks, an internet of things business, Chief Technology Officer of Stoke, a wireless infrastructure company, Senior Vice President Wireless Technology of Comcast Corporation and Chief Technology Officer of O2/Telefonica Europe. Mr. Williams was a member of the early technology team in Vodafone, from 1989 to 1994, where he worked on mobile core design. Mr. Williams then moved over to Orange PCS, where he developed the company’s operations structure. Mr. Williams built one of the GSM Networks in California for Pacific Bell. Upon acquisition by SBC, Mr. Williams became technology leader for the West Coast. During the creation by SBC/BellSouth of Cingular, Mr. Williams was a key player on the merger team and became head of technology strategy. Mr. Williams then became Chief Technology Officer of the newly formed O2, with the UK, Germany, Holland and Ireland as markets. As a key member of the executive team at O2, Mr. Williams helped turn the business around and enabled an exit in late 2005 to Telefonica. Mr. Williams became Chief Technology Officer of Telefonica Europe in 2003 and became Wireless Chief Technology Officer of Comcast in 2008, where over his time there he helped manage their spectrum assets including the sale to Verizon and was key driver in the rollout of Cable Wii, one of the largest network of WiFi hotspots in the United States.

Mr. Williams (i) assists us in sourcing and negotiating with potential business combination targets, (ii) provides his business insights when we assess potential business combination targets, including targets in and related to the wireless telecommunications industry, and (iii) upon our request, provides his business insights as we work to create additional value in the businesses that we acquire. In this regard, Mr. Williams fulfills some of the same functions as our directors. However, Mr. Williams has no written advisory agreement with us. Mr. Williams holds membership interests in the Sponsor but will receive no other compensation for his services. Our advisors will not be under any fiduciary obligations to us nor will they perform board or committee functions, nor will they have any voting or decision making capacity on our behalf. They also are not required to devote any specific amount of time to our efforts or be subject to the fiduciary requirements to which our directors are subject. Accordingly, if any of our advisors becomes aware of a business combination opportunity which is suitable for any of the entities to which he has fiduciary or contractual obligations (including other blank check companies), he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity.

Number and Terms of Office of Officers and Directors

We currently have seven directors. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first two annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Skyler Wichers, Alan B. Howe and Andrew Day, will expire at the special meeting. The term of office of the second class of directors, consisting of Shelly C. Lombard and Eric Edidin, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Peter D. Aquino and Igor Volshteyn, will expire at the third annual meeting of stockholders.

Board of Directors and Committees

Prior to the consummation of our IPO, our board of directors formed an audit committee and a compensation committee.

Audit Committee

We have established an audit committee of the board of directors. Alan B. Howe, Eric Edidin and Shelly C. Lombard serve as members of our audit committee, and Shelly C. Lombard chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Alan B. Howe, Eric Edidin and Shelly C. Lombard meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Ms. Shelly C. Lombard qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which detail the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Alan B. Howe and Andrew Day serve as members of our compensation committee, and Alan B. Howe chairs the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Our board of directors has determined that each of Messrs. Howe and Day are independent.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Other Board Committees

Our board of directors has not established a nominating and corporate governance committee. Our independent directors address any nominations process, as required by Nasdaq.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to our registration statement filed in connection with our initial public offering. You can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Executive Compensation

Compensation Discussion and Analysis

None of our officers has received any cash compensation for services rendered to us. We pay our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. No compensation of any kind, including any finder’s fee, reimbursement or consulting fee, will be paid by us to our Sponsor and our officers and directors, or any affiliate of our Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. We do not have a policy that prohibits our Sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Independent Auditors’ Fees

The firm of Marcum, LLP, or Marcum, acts as our independent registered public accounting firm for the year ended December 31, 2020. The following is a summary of fees paid or to be paid to Marcum for services rendered.

Audit Fees.    Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered for the audit of our annual financial statements, IPO balance sheet audit, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the period from August 10, 2020 (inception) through December 31, 2020 totaled approximately $81,375. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees.    Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation. We did not pay Marcum for audit-related fees for the period from August 10, 2020 (inception) through December 31, 2020.

Tax Fees.    We did not pay Marcum for tax planning and tax advice for the period from August 10, 2020 (inception) through December 31, 2020.

All Other Fees.    We did not pay Marcum for other services for the period from August 10, 2020 (inception) through December 31, 2020.

Audit Committee Pre-Approval Policies and Procedures

Our audit committee was formed upon the consummation of our IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other material legal proceeding currently pending or known to be contemplated against us, any of our property, or any members of our management team in their capacity as such. In addition, there is no material litigation, arbitration, governmental proceeding or any other material legal proceeding currently pending or known to be contemplated against Shelf, any of Shelf’s property, or any members of Shelf’s management team in their capacity as such.

SPARTACUS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “Spartacus’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to Spartacus Acquisition Corporation.

Overview

We are a blank check company incorporated on August 10, 2020 in Delaware and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more target businesses. We intend to use cash from the proceeds of our IPO and the private placement, our capital stock, debt or a combination of cash, stock and debt to effectuate our initial business combination. We have until April 19, 2022 to consummate our initial business combination. If we do not consummate the Business Combination or another business combination by April 19, 2022, we will distribute the aggregate amount then on deposit in the Trust Account pro rata to our public stockholders and cease all operations except for the purposes of winding up our affairs.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Recent Events

On June 9, 2021, we entered into the Merger Agreement. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement” for additional information.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities since our inception have been organizational activities and those necessary to prepare for our IPO, and identifying a target for our initial business combination. We do not expect to generate any operating revenues until after completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing our initial business combination.

For the three months ended June 30, 2021, we had a loss from operations of $2,023,151, which consists of formation and operating costs and costs associated with our initial business combination. For the six months ended June 30, 2021, we had a loss from operations of $2,673,311, which consists of formation and operating costs and costs associated with our initial business combination.

Liquidity and Capital Resources

Until the consummation of the IPO, the Company’s only sources of liquidity were the proceeds from the initial purchase of Class B common stock by our Sponsor and loans from our Sponsor.

On October 19, 2020, we consummated the IPO of an aggregate of 20,000,000 public units at a price of $10.00 per public unit generating gross proceeds of approximately $200,000,000 before underwriting discounts and expenses. Simultaneously with the consummation of the IPO, we consummated a private placement of 8,750,000 private placement warrants, each exercisable to purchase one share of our Class A common stock at $11.50 per share, to the Sponsor at a price of $1.00 per private placement warrant, generating gross proceeds, before expenses, of approximately $8,750,000.

For the six-month period ending June 30, 2021, cash used in operating activities was $1,165,622. Operating cash used during this period was primarily attributable to the payment of formation and operating costs and costs associated with our initial business combination.

As of June 30, 2021 we had cash in the Trust Account of $203,004,294. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions) to complete our initial business combination. We may withdraw interest to pay taxes. During the quarter, Spartacus was reimbursed $68,864 from the Trust Account for the 2020 Delaware Franchise Tax that was previously paid from its operating account. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2021, we had cash of $141,508 outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete our initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, our Sponsor has agreed to loan us funds as may be required in the form of working capital loans. Spartacus entered into an agreement with the Sponsor for the first working capital loan (“First Working Capital Loan”) of $1.0 million on May 17, 2021, with a maturity date of May 31, 2022. On July 19, 2021, the Company amended and restated the First Working Capital Loan by increasing the amount the Company can borrow to $2.5 million and extending the maturity to the earlier of (i) December 31, 2022 or (ii) the date on which the initial business combination is completed. As of August 10, 2021, there was $600,000 drawn under the First Working Capital Loan.

If we complete our initial Business Combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of Working Capital Loans may be convertible into warrants at the price of $1.00 per warrant.

Based on its currently available cash on hand and access to the working capital loans, the Company believes it has sufficient liquidity in order to meet the expenditures required for operating our business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to our initial business combination. Moreover, the Company may need to obtain additional financing either to complete an initial business combination or because it becomes obligated to redeem a significant number of the public shares upon consummation of our initial business combination, in which case the Company may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete our initial business combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt (other than the First Working Capital Loan), capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of our Sponsor a monthly fee of $10,000 for office space, utilities and administrative support provided to the Company. We began incurring these fees on October 15, 2020 and will continue to incur these fees monthly until the earlier of the completion of the initial Business Combination and the Company’s liquidation.

Our IPO underwriter, B. Riley Securities, is entitled to deferred commissions of $0.35 per unit of the gross proceeds from the units sold in our IPO, or $7,000,000 in the aggregate. The deferred commissions will become payable to the underwriter from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liability

Pursuant to Accounting Standards Codification Subtopic 815-40 the Company classifies its warrants as derivative liabilities in its financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As of June 30, 2021, we were not subject to any market or interest rate risk. Following the consummation of our IPO, the net proceeds of our IPO, including amounts in the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

INFORMATION ABOUT NEXTNAV

Unless the context otherwise requires, all references in this “Information About NextNav” section to NextNav,” “we,” “us,” “our” and the “Company” refer to NextNav Holdings, LLC and its subsidiaries prior to the consummation of the Business Combination.

Company Overview

NextNav is the market leader in delivering next generation positioning, navigation and timing (“PNT”) solutions that overcome the limitations of existing space-based GPS. The impact of GPS on the U.S. economy is approaching $1 trillion annually, according to a NextNav extrapolation of data from a National Institute of Standards and Technology (“NIST”) sponsored study conducted by RTI International (“RTI”). Based on the increasing reliance on PNT across many facets of the global economy, the world increasingly requires more accurate and resilient PNT capabilities. Higher performance will continue to expand the reach and value of PNT solutions, while resilience is essential to protect the vast economic activity that is reliant on GPS. NextNav is targeting a global addressable market that is greater than $100 billion.

We currently deliver differentiated PNT solutions through our network-based Pinnacle and TerraPoiNT solutions. Our Pinnacle system provides “floor-level” altitude service to any device with a barometric pressure sensor, including most off-the-shelf Android and iOS smartphones. This service enables full 3D location at national scale for the first time. Public safety, autonomous vehicles, electric vertical takeoff and landing vehicles (“eVTOLs”), unmanned aerial vehicles (“UAVs”), and the app economy all require precise 3D location solutions. Paramedics need to know which apartment a 911 call originated from, ride hailing and delivery apps need to know precisely where a customer is standing and game developers need precise 3D location data to deliver next generation augmented reality experiences.

In early 2021, we launched our Pinnacle service in approximately 4,400 cities and towns in the United States, covering over 90% of commercial properties with structures that exceed three stories. The Pinnacle network is being used for public safety by FirstNet®, built with AT&T, the first high-speed, nationwide wireless broadband network dedicated to public safety, as well as by a growing number of commercial apps and app development platforms, including Gimbal and the Unreal Engine. We believe that ramp up of customers using our existing Pinnacle network will support material revenue growth over the coming years.

NextNav’s TerraPoiNT system is a terrestrial-based, encrypted network designed to overcome the limitations inherent in the space-based nature of GPS, namely a faint, unencrypted signal, which is unavailable indoors, distorted in urban areas and vulnerable to both jamming and spoofing. TerraPoiNT overcomes these limitations through a network of specialized wide area location transmitters that broadcast an encrypted PNT signal on NextNav’s licensed 900 MHz spectrum with a signal that is 100,000 times stronger than GPS. Unlike GPS, the TerraPoiNT signal can be reliably received indoors and in urban areas, is difficult to jam, and is difficult to spoof. Further, the TerraPoiNT signal embeds Pinnacle information to provide a full 3D solution. In addition, TerraPoiNT provides redundancy for GPS, which is essential due to the economy’s reliance on GPS for location and precision timing. GPS redundancy is increasingly a U.S. national security priority. Critical infrastructure, including communications networks and power grids, require a reliable GPS signal for accurate timing. A failure of GPS could be catastrophic, and there is no comprehensive, terrestrial backup that is widely deployed today. TerraPoiNT received the highest scores in testing by the U.S. Department of Transportation reported in 2021 regarding potential PNT backup solutions, in each category tested.

As of June 2021, TerraPoiNT is initially deployed, with metro-wide service in San Francisco and service available in 51 total markets nationally. It is also in use by the National Aeronautics and Space Administration (“NASA”) at their Langley Research Center for drone operations research.

Since our inception in 2007, we have secured valuable licenses for a contiguous 8 MHz band of 900 MHz spectrum covering approximately 93% of the U.S. population, filed over 100 patents related to our systems and services, and standardized our TerraPoiNT technology in 3GPP, the global telecommunications standards-setting body.

We believe our unique approach to PNT, relying on terrestrial infrastructure deployed at existing wireless tower or antenna locations, provides an unrivaled quality-of-service and would be difficult to replicate.

Industry Background

PNT services are used in nearly every facet of our economy. Cellular and electrical distribution systems depend on GPS-based timing, the mobile app economy relies on location to create innovative services and to drive data and advertising revenue, and public safety and enhanced 911 (“E911”) saves lives every day with the use of location services.

GPS has powered the global economy for the nearly 40 years. Without high-precision timing from GPS, cellular systems would quickly fail and the distribution of electricity would be impacted, while GPS-based location powers everything from aviation and wireless 911 location to the mobile app economy. Based on research performed for NIST by RTI in 2019, for example, GPS alone is calculated to have provided nearly $1.4 trillion to the U.S. economy between 1984 and 2017, with nearly a quarter of that value, exceeding $300 billion, delivered in the last year of their analysis. Applying the average 2015-2017 growth rate from the NIST RTI analysis implies that the 2021 domestic value provided by GPS was approximately $700 billion.

GPS has also inherent limitations due to its faint signal and the geometry of the orbital satellites especially near the Earth’s surface. This results in poor performance, especially in urban environments, indoors, and other locations where precise altitude determination is essential. The increasing demand for location services has resulted in the development of a number of supplements and alternatives to traditional GPS. NextNav was founded in 2007 by a team of visionary engineers who, at the time had a combined 15-plus years in the technology space, including location systems, and a passion for resolving the issues with GPS and the patchwork of alternatives that still fail to meet important service requirements.

NextNav Market Opportunity

We believe that the market opportunity for our services is significant, with a total addressable market of over $50 billion in the United States and over $100 billion globally. Nearly every segment of the global economy relies on geolocation or high-precision timing, directly or indirectly, and in general those services are either: (a) expensive; (b) of limited performance; or (c) are derived only from GPS or global navigation satellite system (“GNSS”), and suffer from the limitations and vulnerabilities of those services.

We have divided the broad application of our services into five major verticals:

1)      mission critical public safety;

2)      mass market, mobile apps, and data analytics;

3)      eVTOLs, UAVs and autonomous vehicles;

4)      enterprise, Internet of Things (“IOT”) and critical infrastructure; and

5)      global expansion.

Mission Critical Public Safety

NextNav’s solutions are expected to provide a valuable services in the public safety market. Our Pinnacle service is currently being used by first responders enabling them to more accurately locate a caller with our 3D location services. When TerraPoiNT becomes broadly available, it is expected to provide significant additional value to first responders.

Based on information from the Bureau of Labor Statistics and the National Fire Protection Agency, we believe there are approximately 10 million primary first responders, extended primary first responders and non-military federal employees addressable by FirstNet®. NextNav believes that these potential customers represent a total addressable market of approximately $1.2 billion.

According to the National Emergency Number Association (NENA), E911, which is a FCC required service provided by telecommunications carriers to their subscribers, is dialed approximately 240 million times each year as citizens seek to summon aid for emergencies, including medical emergencies, fires and other incidents. Because FCC rules require E911 services to convey the caller’s telephone number and detailed location information to emergency responders, geolocation is an essential element of emergency response. Currently wireless customers pay through their wireless carrier approximately $0.70 per month, depending on the jurisdiction in which they reside, into state and local E911 pools. A vast majority of those fees collected are directed towards E911 call center equipment. Based on a state-by-state review of E911 and other regulatory fees collected by wireless carriers NextNav estimates a total addressable market for E911 location services in the United States of approximately $2.3 billion.

Based on an existing FCC order, we expect wireless carriers to have to provide altitude information along with horizontal location information with E911 calls. NextNav has the opportunity to sell its services to wireless carriers to satisfy their regulatory obligations and improve the safety of their customers, and offer certain related services to Public Safety Answering Points to enhance the usability of E911 location services directly and in partnership with other service providers.

Mass Market, Mobile Apps, and Data Analytics

The mobile app economy relies on the availability of location data for direct services to consumers, emerging augmented reality applications and for advertising, marketing and analytics-driven monetization. Mobile advertising in the United States alone is projected by eMarketer to reach nearly $208 billion by 2025, from approximately $130 billion in 2021, and according to customer discussions approximately 40% of ad inventory is location-enabled.

Mobile Ad Spending

Source: eMarketer, “Mobile Ad Spending, US 2021-2025”, March 2021

Beyond the mobile advertising, mobile applications use location services to enable a wide range of capabilities. According to Google, one-third, or approximately 1 million out of 3 million, apps on the Google Play Store use location. In 2019, nearly $1 billion was spent in app stores on approximately 10,000 applications hosting at least one direct location services software development kit (“SDK”) (e.g., a mapping SDK and SDKs to enhance user experiences in venues), a small subset of the total apps using location, according to Apptopia data.

Mobile gaming also increasingly relies on location. One example is Niantic’s Pokemon Go™, the location-based game that captured national attention in 2016 and continues to be the leading mobile game by revenue. Pokemon Go™ generated over $3 billion in revenue between 2016 and 2019 according to SensorTower research. According to Statista research, this augmented reality trend is expected to accelerate, from approximately 10% of mobile gaming revenue in 2020 to 75% in 2025, or approximately $7.5 billion in annual spend on augmented reality titles.

Data gathered from mass-market applications is also utilized for analytics, including foot-traffic and related analysis. Based on customer interactions and internal analysis, NextNav believes that the total addressable market value of location-enabled analytics data and reports exceeds $6 billion.

Finally, mCommerce in the U.S. is expected to reach nearly $600 billion in 2024 according to eMarketer, growing at a CAGR of 16% and is expected to result in significant online-to-offline and related opportunities.

Collectively, NextNav believes that the total addressable market for the mass-market segment in the United States is approximately $24 billion, and is characterized by multiple high-growth sectors.

eVTOLs, UAVs and Autonomous Vehicles

eVTOLs, UAVs and autonomous vehicles require reliable, accurate location data for navigation and timing services for control system synchronization.

Based on discussions with potential customers, including leading urban air mobility (“UAM”) providers, NextNav believes that its Pinnacle service will provide a superior altitude or pressure reference both to airframe, autopilot and autonomous systems providers, and to air traffic control and air data providers. NextNav believes that, when deployed broadly, its TerraPoiNT service will provide a resilient, supplementary signal for urban navigation, landing and takeoff. NextNav anticipates selling its services through a mix of per vehicle, monthly recurring and per-usage access fees.

According to a study by Booz Allen Hamilton in September 2019, the infrastructure-constrained UAM market in the United States could result in 1 million eVTOL trips per day. With this volume, which requires approximately 80,000 eVTOLs to be in operation, NextNav believes that the value of enhanced navigation and air traffic control could result in an addressable market of nearly $4 billion per year.

For autonomous vehicles, sensor-based approaches that do not incorporate reliable, independent location references are challenged in poor weather, ambiguous conditions, and GPS is vulnerable especially in urban environments.

NextNav has estimated the total addressable market in the United States for autonomous vehicle systems to be over $6 billion by 2030, based on research published by the Gartner Group and McKinsey, with over 5 million fully autonomous vehicles on the road. NextNav believes that each of these vehicles is a potential user of its services.

Enterprise, IOT and Critical Infrastructure

Enterprise and IOT services enable connectivity and coordination within a business or governmental agency. These systems enable intelligent machines, devices and fixed or mobile assets to communicate information from the machine, device, or fixed or mobile asset to and from back-office information systems of businesses and government agencies, as applicable, that track, monitor, control and communicate with them. Location and timing services are a critical element of these systems, and apply to a wide range of use cases including: asset tracking, inventory management, patient monitoring in healthcare, people and pet tracking, smart grid applications, smart parking applications, and health and well-being-oriented wearables, among others.

According to ABI Research’s “IOT Market Tracker,” as of the first quarter of 2018 there are expected to be nearly 1.3 billion connected devices in this sector by 2024, resulting in over $10 billion in service value in the United States – excluding equipment and data connectivity, and other enterprise and IOT applications. The number of devices in these areas is expected to grow at a CAGR of nearly 70% between 2020 and 2026, while addressable service revenue is expected to grow at a CAGR of 53% over the same period.

NextNav also believes that there is a significant market for its services on a private network basis, at ex-urban college campuses and industrial facilities. NextNav believes the total addressable market in enterprise and IOT in the United States is over $10 billion per year and growing rapidly.

GPS plays an outsized role in the U.S. economy and our critical infrastructure, including communications networks and power grids, require a reliable GPS signal for accurate timing. Given its importance, the U.S. Federal Government is actively exploring backup solutions to ensure that interruptions to GPS service do not impair the operation of critical infrastructure across various sectors identified by the U.S. Department of Homeland Security as well as other critical consumer sectors.

In a recent report published by the U.S. Department of Transportation, NextNav offered the highest performance among technologies tested for “alternate PNT.” NextNav is actively marketing its TerraPoiNT service to the U.S. Federal Government and other firms as a solution to ensure continuity of service across various industries including power generation and transmission, telecommunications, and aviation amongst others.

Global Expansion

NextNav has initiated marketing of its Pinnacle and TerraPoiNT services to potential partners and customers in Canada, East Asia, Europe and the Middle East, with a focus on countries with a high reliance on GPS and location services across highly urbanized populations. NextNav is seeing a similar emphasis globally on PNT services in (i) mission critical public safety and E911; (ii) mass market, mobile apps, and data analytics; (iii) autonomous vehicles, eVTOLs and UAVs; and (iv) enterprise, IOT and critical infrastructure.

NextNav’s services have been piloted in multiple countries already, and in Japan, NextNav’s joint venture partner MetCom has begun the process of securing a license to operate on the spectrum required for a TerraPoiNT system. MetCom’s access to facilities through its primary backers, Sony and Kyocera, create a strong opportunity for a nationwide deployment in Japan.

Based on our analysis, NextNav believes that the international market for its services, excluding China, Russia and Africa, is similar in size to that of the United States, and exceeds $50 billion.

NextNav’s Strategy

NextNav operates primarily as a facilities-based service provider. Our target customers are predominately businesses, including applications developers, and adjacent businesses selling location-based products and systems to end users. We deploy sensor and broadcast network capabilities, and license access to our customers for the data generated by our networks. The key elements of NextNav’s strategy include:

•        Ensure 3D Location is Market Standard.    Our PNT services offer improved accuracy, resiliency and service availability compared to GPS-based services. NextNav has developed its services to be easily integrated into applications, and sold to end users either as part of a standalone application, or for intermediate services used as part of a system or application (e.g., SDK-based products for mass-market apps, or the NASA drone system used as part of their aircraft systems). Our pricing plans are designed to encourage usage and adoption, and are tailored to the use case and business operations of its customers. Given the increasing importance of geolocation services to society and economy, we believe that our offerings should become the new standard in geolocation.

•        Commercialize TerraPoiNT.    NextNav anticipates that the expanded availability of its TerraPoiNT system will provide enhanced value to its existing customers and open new verticals. We have entered into agreements related to the commercialization of TerraPoiNT in the burgeoning UAM space, and are working with the U.S. Department of Transportation, U.S. Department of Homeland Security and the U.S. Congress to assess the suitability of TerraPoiNT as a national backup capability to GPS. NextNav also anticipates enterprise, IOT and critical infrastructure customers for TerraPoiNT, especially those that require either timing or dynamic navigation capabilities, or reliable urban and indoor reception of its signal. This includes industries such as transportation and telecommunications, which rely on position, navigation and timing to provide service and sectors such as the electrical grid which require timing — nearly every segment of the U.S. economy, most of which rely on GPS or GPS-derived services in one form or another.

•        Enable a Suite of Complementary Products.    As the first to market with a scalable 3D location service, NextNav also provides or partners with companies to deliver products and services that are adjacent to its basic location service. Our first product supporting 3D location is its altimeter software bundled with our SDK that enables a quick reference to a user’s relative height. NextNav anticipates building additional tools and capabilities to improve access and usability to application developers to both accelerate adoption and the use of full 3D location.

•        Enhance adoption, distribution and scale with Strategic Partners.    NextNav launched its services after securing its strategic agreement with AT&T to deploy its Pinnacle altitude network and to begin offering services to public safety customers. This relationship provided NextNav with a platform to offer a nationwide service capability and to deliver a crucial situational awareness capability to public safety customers as part of AT&T’s FirstNet® operations. NextNav’s public safety presence is supported by its own marketing, awareness built through AT&T’s marketing campaigns and its presence on the FirstNet® API Catalog.

NextNav has also received a Mega Grant from Epic Games to build a plug-in for its software to run with the Unreal Engine. Separately, NextNav has joined the Amazon AWS Partner Program, providing potential access to up to 2 million AWS customers, and plans to join the AWS Marketplace to broaden the distribution of its capabilities directly through Amazon. Through our relationship with Gimbal, our services may be distributed to up to 1,800 mobile applications as part of Gimbal’s service platform. These business relationships are important components to the expansion of NextNav’s business, and illustrative of our strategy to achieve distribution scale for our products and services.

•        Global Expansion.    In pursuit of our vision for NextNav services to form the standard for global PNT, we have commenced distribution of our service outside of the United States. We are focused on working with partners that can bring local scale as well as access to local authorities responsible for spectrum allocation and national critical infrastructure. NextNav’s joint venture in Japan, MetCom, backed by Sony and Kyocera, is emblematic of this approach. MetCom has access to significant local facilities to host NextNav’s Pinnacle and TerraPoiNT infrastructure, and has secured initial access to the required spectrum resources from the Japanese government for TerraPoiNT operations. We are also in discussions with multiple parties in Europe and the Middle East about bringing our services to those geographic areas.

Our Solutions

NextNav’s location systems have been engineered and deployed to provide comprehensive solutions to the limitations and vulnerabilities inherent in GPS-based services. Key GPS limitations include:

•        Low signal strength resulting in poor building/indoor penetration, limitations in urban areas;

•        Vulnerability to jamming;

•        Poor vertical accuracy in most devices, which impacts any service where altitude is relevant (e.g., multi-level structures, vertical separation in low-altitude aviation);

•        The primary consumer GPS signal is unencrypted, resulting in poor location security and spoofing;

•        Inherent physical vulnerability due to few, isolated transmitters; and

•        Single point of failure for a wide range of PNT services.

Isolated solutions to various aspects of the limitations to GPS-based positioning have been deployed, but none carry the primary benefit of GPS, which is high performance across a wide area.

NextNav’s current service platforms include Pinnacle, our altitude (z-axis) solution, and TerraPoiNT, which is similar to a terrestrial GPS constellation. Both systems offer metro-wide service, are inherently secure and can provide universal service access to all types of appropriately-equipped devices that use location services.

Pinnacle

Pinnacle is NextNav’s z-axis service, a dedicated vertical positioning network to cover entire metropolitan areas. Pinnacle provides devices equipped with a barometric pressure sensor with the highest quality wide-area altitude service available in the U.S. market today based on a CTIA/FCC “911 Location Test Bed, LLC Report on Stage Z” from 2018. Our service is now available in the top 105 major U.S. markets, which include over 4,400 cities and over 90% of commercial buildings that exceed three stories.

The Pinnacle service is based three primary components:

1)      An altitude station network, a managed network that consists of equipment designed, manufactured, deployed and operated by us, which measures key environmental variables associated with altitude to enable “floor level” altitude determination;

2)      Device software, which supports delivery of our z-axis service to mobile apps and other devices, calibration of the pressure sensors on individual devices and receipt of z-axis data from our cloud services platform; and

3)      A secure cloud services platform, which actively manages NextNav’s altitude station network, synthesizes data from NextNav’s network and devices to enable service delivery, and performs access management functions.

The diagram below illustrates the basic process flow of the z-axis service.

Pinnacle works by leveraging the physical principal that barometric pressure declines as altitude increases. By measuring the barometric pressure at a device, and comparing that measurement to the measurements from our network, we can accurately compute the altitude of the sensor. A Pinnacle altitude station is depicted below, and measures approximately 16” x 6” x 4”.

Because our Pinnacle technology relies on barometric pressure measurement, it works with the hardware currently used in most mobile phones and tablets. NextNav’s Pinnacle service can be delivered to customers in this segment over an applications programming interface (“API”) or via a SDK integrated into the relevant applications.

In order to expand access to and use of our Pinnacle services, NextNav works closely with sensor vendors to provide input on key sensor performance factors necessary to produce optimal Pinnacle services. NextNav also recently launched its NextNav Certified™

program. The NextNav Certified™ program allows pressure sensor vendors to perform a set of test monitored by NextNav. If a vendor meets the criteria for performance while adhering to the test procedures, the vendor can display the NextNav badge on its website and use the endorsement in its marketing to device vendors.

TerraPoiNT

TerraPoiNT is our full 3D PNT system, standardized in the global telecommunications standards group, 3GPP Release 13 as Metropolitan Beacon System (“MBS”). The technical specification for the standard MBS signal, or Interface Control Document, can be downloaded from ATIS, the North American affiliate to 3GPP. We license the technology to third-party chipset providers and device vendors typically with no per device royalty.

Positioning, navigation and timing are the core services provided by GPS, and TerraPoiNT can be thought of as a land-based GPS satellite constellation, but with the broadcast transmitters, which NextNav calls “beacons”. In the United States, this service operates on 8 MHz of contiguous spectrum licensed to NextNav in the 900 MHz band, and covering approximately 93% of the U.S. population (see “Radio Spectrum” for more information about these licenses). NextNav has deployed a wide area, commercial grade TerraPoiNT network in 2 markets in the San Francisco Bay Area and in smaller networks in 49 additional markets throughout the U.S. NextNav is also conducting a pilot program with our joint venture partner Metcom in Japan to support a possible spectrum allocation.

The key elements of the TerraPoiNT service are:

1)      TerraPoiNT beacons, which include high-precision timing and synchronization capabilities, designed, manufactured in the United States, deployed and operated by NextNav;

2)      Devices equipped to receive the TerraPoiNT signal, which include an appropriately-designed chip and 900 MHz radio elements; and

3)      Cloud services platform, which in the case of TerraPoiNT services provides high quality positioning, network management and service access functions to certain types of devices.

The TerraPoiNT beacons each include a high-precision atomic clocking source, and the ability to synchronize locally with nearby beacons by sharing their timing signals. The beacon network is also synchronized to Coordinated Universal Time, the global time standard broadcast by GPS and other sources.

This architecture is naturally resilient to service disruption and significantly more resistant to jamming than GPS. If GPS is disrupted, or completely eliminated, a TerraPoiNT transmitter continues to operate and provide similar service within the TerraPoiNT service area. If one TerraPoiNT beacon is disrupted, service continues from other nearby beacons. Thus there is both local and national resilience embedded in the basic system design. By operating terrestrially in the 900 MHz band, the TerraPoiNT signal is approximately 100,000 times stronger than GPS, and thus is significantly more difficult to disrupt.

TerraPoiNT was designed for maximum compatibility with GPS and other GNSS receivers. The TerraPoiNT signal can be processed by the hardware used to process GPS and GNSS signals, which has been demonstrated by Broadcom on a version of their 4775 platform and in the recently released GCT GDM7243I. We believe that most, if not all, mass-market GNSS platforms can be similarly configured. This means that the incremental production cost of adding TerraPoiNT to a multi-constellation GNSS integrated circuit is close to zero and the TerraPoiNT capability is typically marketed as a “feature addition” similar to Galileo and other satellite-based constellations.

The completion of the TerraPoiNT network build-out will require significant investment. However, once it is fully built-out, NextNav expects to incur minimal ongoing maintenance capital expenditures to maintain the network. As a result, NextNav’s business model provides significant operating leverage as the business scales due to low variable costs to adding incremental network traffic.

Privacy and Data Security

NextNav understands that protection of data and privacy is critically important to the end-users of its services. Our core privacy principles are:

1)      Transparency:    NextNav is transparent about its data practices, and it complies with its privacy policies and agreements so customers and business partners can make informed decisions.

2)      Control:    NextNav has implemented appropriate means for customers and business partners to control relevant personal and business information.

3)      Security:    NextNav endeavors to protect the data entrusted to it by using strong security protocols.

4)      Compliance:    NextNav respects and complies with local privacy laws, ensuring that privacy-by-design is a core consideration as NextNav develops its products and services.

5)      Consent:    NextNav requires appropriate opt-in consent for the provision of all of its services, consistent with the requirements of local law.

Based on industry best-practices, NextNav has implemented multilayered administrative, physical, and technical security measures to protect data. Data access is implemented with the rule of “least privilege,” and we isolate data by service, business function and customer agreement. Our data is encrypted both at rest (locally on the device and on the server) and in transit.

Manufacturing and Network Operations

Manufacturing

Our services are provided in part through equipment we design, generally manufactured under contract by domestic vendors in the United States. The Pinnacle altitude stations were designed to provide a very high performance reference for altitude determination at a low cost. The TerraPoiNT beacons are sophisticated broadcast transmitters that incorporate a very accurate timing system to provide a signal that is similar to that provided by GPS in a terrestrial transmitter. These units are designed to be integrated with NextNav’s cloud services platform, and managed by software that NextNav designed and created for these systems.

Network Operations

NextNav operates two separate and distinct networks. The Pinnacle network is primarily operated in partnership with AT&T. The Pinnacle altitude stations are co-located at AT&T wireless sites and take advantage of the power systems, including battery backup and generators, at the AT&T sites. NextNav monitors the Pinnacle network health through its network operations center (“NOC”) and works with AT&T to resolve any issues that may arise. Connectivity among the Pinnacle altitude stations, NextNav’s cloud service platform, and its NOC are enabled through cellular connections, currently provided by AT&T.

NextNav is not required to use AT&T wireless sites for network expansion, and may establish new service areas through independently-acquired site leases or with other partners.

Our TerraPoiNT network was deployed and is operated and maintained by NextNav. The equipment is installed at traditional wireless sites with a mix of towers and rooftops. NextNav monitors the network health through the same NOC as the Pinnacle network and directly dispatches its maintenance contractors if needed.

AT&T Relationship

We have entered into a series of agreements with AT&T to provide our Pinnacle services to FirstNet®, built with AT&T, and to enable the co-location of elements of our network at AT&T’s wireless sites. By co-locating the Pinnacle equipment at AT&T wireless sites, we were able to accelerate the nationwide deployment of our services and significantly reduce the ongoing operating costs associated with the Pinnacle system.

Our AT&T agreements provide for: (i) AT&T’s marketing and resale of Pinnacle services to FirstNet® subscribers and certain pricing requirements for our SDKs based on the quantity of usage, revenue sharing, compliance with data rights and privacy, and support requirements; and (ii) AT&T hosting of Pinnacle equipment for altitude determination at AT&T sites, at no recurring cost to us.

Our obligations to AT&T under these agreements include providing certain equipment to AT&T and an initial payment of $5 million to AT&T for deployment services for our Pinnacle network. We have provided AT&T with performance assurances and certain intellectual property and transition support rights in the event we are unable to continue providing services to AT&T, have significant service outages, or engage in transactions with certain persons. The parties agreed to enter into escrow arrangements on customary terms for intellectual property storage and verification of the deposited escrow materials in various different escrow “lockers,” which could be accessed by AT&T based on different conditions on which the draw down could be made.

In connection with our AT&T agreements, we also issued warrants exercisable for NextNav equity based on AT&T’s achievement of specified performance goals in deploying the NextNav network and including the NextNav software on AT&T devices to enable customer adoption. See the sections entitled “Certain Relationships and Related Transactions — NextNav Relationships and Related Person Transactions — AT&T Agreements,” “Proposal No. 1 — The Business Combination Proposal — Treatment of Holdings Equity Interests — Warrants” and “Description of Securities — Warrants — AT&T Shelf Warrant” for a discussion of the warrants and their treatment in connection with the Business Combination.

Our equipment hosting agreement with AT&T has a seven year term (subject to earlier termination after three years in certain circumstances), expiring in October 2026, with all site related services to be provided by AT&T at no charge to us for the later of a period of the later of three years or AT&T’s continued use of the service. However, if AT&T ceases to use our services after the first three years (i.e. October 2022), then NextNav may terminate the equipment hosting agreement or if NextNav is not in breach of the agreement NextNav may continue the agreement for the remainder of the term and NextNav will have to pay for power and, LTE connectivity and incremental lease costs incurred by AT&T to host the equipment, if any.

Competition and Competitive Advantages

The geolocation industry is highly competitive and we compete with incumbent geolocation services like GPS, Wi-Fi, and cellular signals, augmented by other sensor inputs, as well as other companies who are new entrants into the market seeking to provide a solution to the same needs as we are.

The increasing demand for location services has resulted in the development of a number of supplements and alternatives to traditional GPS. The primary candidates for GPS backup technologies are based on approaches that are significantly different than the technical approach adopted by NextNav. These competitive technologies include:

•        eLORAN.    eLORAN is an advanced version of the World War II-era hyperbolic radio navigation system that was developed in response to the perceived vulnerability of the GNSS systems. eLORAN, like its predecessor uses very low frequencies (in the 100 kHz range), but has an advanced receiver design and transmission characteristics, which increase the accuracy and usefulness of traditional LORAN. These enhancements make it a suitable substitute for GPS. Because eLORAN requires larger antennas and form factor for its receivers, it does not have the same reach as our solutions. It is more suitable for more rural and maritime types of environment.

•        LEO Satellite Systems.    Low Earth orbit (“LEO”) satellite systems offer primarily timing service based on signals transmitted from low earth orbit satellite constellations, transmitted in the L-Band. Because it is in a lower orbit, the LEO signal is much stronger than GPS, allowing for improved reception in urban areas and limited indoor reception. The primary limitation of LEO-based systems is that they remain a satellite-based signal, so the signal is not as strong as a terrestrial-based system. In addition, as an add-on technology, its design is not as flexible as a dedicated system.

•        Commercial Location Systems.    Commercial location systems generally include cellular systems, crowd-sourced systems and locally managed systems. Cellular systems may use localized millimeter wave transmitters in 5G which provides location performance in the immediate vicinity of such 5G transmitters, but the service area of this capability, if deployed, is expected to be limited. Cellular systems are typically used as a fallback when the GPS signal is not available (e.g., indoors), but do not provide the same accuracy that our solutions provide and are ultimately dependent on GPS. Crowd-sourced systems, such as those provided by Google and Apple through APIs in their mobile operation system platforms, rely on the application of machine learning techniques to location information gathered from mobile devices. These systems are “best-efforts systems” that compare GPS measurements to Wi-Fi access point signal strength, cellular signals and other signals gathered from millions of devices to estimate the location of the access points. Crowd-sourced systems vary considerably in accuracy, offer less accurate vertical positioning information and are subject to degradation if there is an issue with local power and local access points. Locally Managed Systems are systems that rely on the management of lower-power signals, managed WiFi, Bluetooth Low Energy, dedicated beacons with large bandwidth requirements and Ultrawideband to provide location services. These systems are centrally managed by the enterprise or a vendor, and typically offer high accuracy and reliability, but are expensive to deploy and manage, offer only limited coverage, are dependent upon local power sources and are usually only available to the entity that deployed them. Most commercial locations systems do not provide an independent timing source, so are limited in their ability to be a viable backup to GPS.

We believe our 3D solutions offer a superior alternative to each of these services. A summary of a report published in 2021 by the U.S. Department of Transportation characterizes and ranks the different available systems.

____________

(1)      Weighted score based upon accuracy, availability, product readiness, resilience and security.

(2)      Weighted score based upon accuracy, availability, product readiness, resilience and security.

(3)      Market readiness of Timing Performance using terrestrial RF broadcast.

(4)      Mass market readiness for Position AND Timing using terrestrial RF broadcast.

(5)      Mass market readiness of timing using RF broadcast.

(6)      Mass market readiness for Timing AND Positioning using RF broadcast.

As indicated by the aforementioned results, NextNav’s solutions offer a differentiated quality over its competitors. NextNav offers significantly better indoor and outdoor performance with receivers that, at production scale, have reduced power consumption and no incremental cost or size difference with GPS. NextNav’s system is also significantly more resilient due to its distributed, metro-oriented architecture. NextNav offers better performance and a much stronger signal, due to its terrestrial deployment. It is also more resilient, and has greater design flexibility as a dedicated system as opposed to a feature added to a legacy communications satellite network. Our solutions are not impacted by the density of third party access points, building power, or other issues, and are suitable for any device — from an airplane to a phone to an IOT tracking module.

While various competitors may provide individual elements such as altitude, or timing-only capability, we believe that NextNav provides the only solutions addressing full customer requirements around positioning, navigation and timing. NextNav’s solutions are consistently accurate in nearly all environments and conditions. We are well-positioned to compete in our industry based on our core competencies and on the following competitive strengths:

•        Physical altitude network that covers over 4,400 U.S. cities and towns and 90% of all commercial building in excess of three stories

•        Unique nationwide spectrum asset of 2.4 billion MHz-PoPs, covering 93% of the U.S. population

•        Technological innovation

•        Highest performing GPS backup solution provider as determined by Department of Transportation

•        Global IP portfolio of over 100 patents that covers the core technology, network design and services capability

•        Visionary and experienced management team

The combination of these elements puts us in a unique position that cannot be easily replicated. We believe that our collective expertise, coupled with the aforementioned strengths, will allow us to build our business and expand our market opportunity and addressable markets.

Intellectual Property

Our ability to drive innovation in PNT services depends in part upon our ability to protect our core technologies and intellectual property. We rely upon a combination of patent, trademark and trade secret laws in the United States and abroad, as well as license agreements and other contractual protections. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants and through non-disclosure agreements with business partners and other third parties.

We regularly file applications for patents and have a significant number of patents in the United States and other countries where we do business.

As of August 11, 2021, we have 117 issued patents domestically and internationally, which includes 79 issued patents in the US. In addition, we have 57 pending patent applications, which includes 25 pending patent applications in the US.

Sales and Marketing

We sell our solutions directly to customers or through partners. We plan to scale and accelerate our sales and marketing efforts and leverage our recent customer wins to grow our customer base using a global network of sales professionals and distribution relationships. Additionally, we expect existing customers to expand their contracts with us for the deployment of additional services. New service offerings and product features will be introduced over time to increase market share and grow the total addressable market for our services.

Our marketing strategies are focused on supporting sales growth by (i) driving awareness; (ii) developing comprehensive sales and marketing content; and (iii) scaling our efforts with our partners and customers. We drive awareness for our solutions and our customers’ successes through communications efforts and participation to leading industry standards.

In addition, our key customers have held webinars, issued press releases and raised the awareness of our service availability with their customers and in the public safety market. For example, AT&T may make further introductions to app developers and other service providers, and NextNav believes that AT&T’s adoption and marketing activities are resulting in the broader adoption of our services in the public safety market.

We also seek partnership to offer service internationally. For example, we have formed a joint venture in Japan with Metcom to operate our TerraPoiNT system for commercial services, leveraging Sony and Kyocera network infrastructure.

Research and Development

NextNav has significant in-house capabilities in the engineering and development of location-based technology. The services that NextNav provides are largely based on designs and technologies developed by us for our use, some of which we subsequently standardized. We invest significant resources into research and development programs because we believe our ability to maintain and extend our market share depends, in part, on our continuous innovations. These innovations offer a unique value proposition for our customers and differentiate us from our competitors. Our research and development team, which consists of 37 employees, is responsible for the development of both the Pinnacle and TerraPoiNT solutions. Our research and development team consists of talented engineers, scientists, and professionals who have been pioneers in location-based services. NextNav’s primary areas of focus in research and development include, but are not limited to:

•        Radiolocation position and navigation technologies;

•        Precision timing and time distribution;

•        Hybrid positioning and timing systems;

•        Altitude determination, including barometric altitude determination; and

•        Location verification techniques, including techniques to mitigate spoofing.

Human Capital

We pride ourselves on the quality of our world-class team and seek to hire employees dedicated to our strategic mission. Our employees typically have significant experience working with location systems. As of June 30, 2021, we employed 60 full-time employees, based primarily in our headquarters in McLean, Virginia and in our facility in Sunnyvale, California, and no part-time employees. Of our employee base, 15 employees are located outside the U.S., three in Canada and 12 in India. Over 35 of our employees are engaged in research and development and related functions, and more than half of these employees hold advanced engineering and scientific degrees, including many from the world’s top universities.

To date, NextNav has not experienced any work stoppages and considers its relationship with its employees to be good. None of NextNav’s employees are either represented by a labor union or subject to a collective bargaining agreement.

Facilities

NextNav maintains a distributed workforce with facilities in McLean, Virginia, Sunnyvale, California, Noida, India and Bangalore, India. Our principle executive office is in McLean, Virginia. Our corporate offices in Virginia include finance, regulatory and network deployment functions, while our California facility hosts our technology development functions among other functions. Our Indian location houses a mix of employees and contractors focused on software development and research and development functions. We may add additional facilities in other locations in the future.

Regulatory

There are government regulations pertaining to NextNav’s operation, use, and export of our vertical location and PNT solutions, some of which are currently applicable to us and others that will become applicable to us as we expand our operations. As NextNav expands service to additional countries and regions, we will become subject to additional governmental approvals and regulations.

Radio Spectrum

Certain of NextNav’s services rely on the use of radio communications spectrum, which is regulated in the United States and in most other countries. In the United States, spectrum access is licensed and regulated by the FCC. NextNav holds radio licenses issued by the FCC that authorize the use of 8 MHz of contiguous spectrum in the 900 MHz band covering the vast majority of the population in the United States. These licenses and the FCC rules impose obligations on us regarding the use of this spectrum, including power and operational limits, spectrum sharing and interference restrictions, build out and usage requirements, and a license renewal obligation. NextNav must comply with these requirements in order to retain access and use of its spectrum resources.

Privacy.

In developing highly accurate location information, NextNav collects, processes, transmits and stores personal information, such as certain individual geolocation information, and other personal information relating to its business contacts, personnel, end users, and website visitors. A variety of federal and state laws and regulations govern the collection, use, retention, sharing and security of this information. The U.S. privacy and data protection legal landscape continues to evolve, with California and Virginia having enacted broad-based data privacy and protection legislation and with states and the federal government continuing to consider additional data privacy and protection legislation.

Export

NextNav’s business plans are based in part on the distribution of its services worldwide. We are required to comply with U.S. export control laws and regulations, including the Export Administration Regulations (“EAR”) administered by the U.S. Department of Commerce’s Bureau of Industry and Security and the foreign asset control regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. Pursuant to these foreign trade control laws and regulations, NextNav is required, among other things, to (i) determine the proper licensing jurisdiction and export classification of products, software, and technology, (ii) obtain licenses or other forms of U.S. government authorization, or qualify for exceptions, to export our products, software, and technology outside the United States, and (iii) avoid engaging in unauthorized transactions with certain sanctioned countries, territories, entities, and individuals. Violations of applicable export control and sanctions laws and related regulations, which are enforced on a strict liability basis, could result in criminal and administrative penalties, including fines and possible denial of export privileges. U.S. export licenses or license exceptions are required to transfer or make accessible certain of our software source code and technology to our non-U.S. employees. In addition, U.S. export control laws and related licensing policies continue to change, further regulating the export and re-export of NextNav’s products, services, and technology from the United States and abroad, and increasing our costs and the time necessary to obtain required authorization.

See the section entitled “Risk Factors — Risks Related to Legal and Regulatory Matters” for additional information regarding the regulatory requirements applicable to NextNav.

Legal Proceedings

In the course of our business, we are involved in litigation and legal matters from time to time. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. We accrue liabilities for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. We do not believe that any such matters, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations, or cash flows.

Executive Compensation

This subsection provides compensation information pursuant to the scaled SEC disclosure rules applicable to “emerging growth companies” and “smaller reporting companies,” which require compensation disclosure for our principal executive officer and our two other most highly compensated executive officers, who we refer to as our “Named Executive Officers.”

Compensation Overview

For the year ended December 31, 2020, our Named Executive Officers and their positions were as follows:

•        Ganesh Pattabiraman, Chief Executive Officer and Director;

•        Christian Gates, Senior Vice President, Corporate Development and Strategy; and

•        David Knutson, Senior Vice President, Network Operations and Deployment.

Historically, the compensation of our Named Executive Officers has consisted of a base salary, an annual bonus, restricted Class B-4 Common Units (the “Restricted Units”), options to purchase our Class A Common Units (the “Options”), profits interests with respect to our Class B-1 Common Units (the “Profits Interests”), retirement benefits, and health and welfare benefits.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs, and the compensation reported in this summary compensation table below is not necessarily indicative of how NextNav will compensate its officers in the future. NextNav expects that it will continue to review, evaluate and modify its compensation framework as a result of becoming a publicly-traded company and the compensation program following the closing of the Business Combination could vary significantly from its historical practices or from the currently anticipated programs summarized in this discussion.

Summary Compensation Table at 2020 Fiscal Year-End

The following table summarizes the compensation paid to, awarded to, or earned by the Named Executive Officers for the fiscal year ended December 31, 2020:

Name and principal position	Salary	Bonus(1)	Stock awards(2)	Option awards ($)(5)	All other compensation ($)(3)	Total ($)
Ganesh Pattabiraman Chief Executive Officer	$293,750	$34,890	$1,072,817	789,120	$9,893	$2,200,470
Christian Gates(4) Senior Vice President, Corporate Development and Strategy	$259,192	$33,565	$723,793	1,001,563	$11,400	$2,029,513
David Knutson Senior Vice President, Network Operations and Deployment	$265,926	$34,570	$736,810	962,801	$11,041	$2,011,148

____________

(1)      Amounts represent cash bonus earned by each NEO in 2020 based on NextNav’s overall performance and the individual contributions of our NEOs.

(2)      Amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 (“FASB 718”), of the Restricted Units granted to Messrs. Pattabiraman, Gates and Knutson under our 2011 Unit Option and Profits Interest Plan (the “2011 Plan”).

(3)      Amounts represent the amount of safe harbor employer matching contributions under our 401(k) plan. See — “401(k) Plan” below.

(4)      Mr. Gates became the Chief Financial Officer in 2021.

(5)      Amounts reported in the “Option Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB 718, of the Options and the Profits Interests granted to Messrs. Pattabiraman, Gates and Knutson under the 2011 Plan. The Options are categorized as non-qualified stock options under the 2011 Plan. In addition, amounts shown in this column also reflect the incremental fair value, computed as of the modification date, in accordance with FASB ASC Topic 718, for each Option, in the case of Mr. Gates, and for each Profits Interest, in the case of Messrs. Pattabiraman, Gates and Knutson, which was repriced or replaced on October 21, 2020 or, for Mr. Gates’ Profits Interests, on December 15, 2020 to reduce the exercise price of the Options and the distribution hurdle of the Profits Interests, as applicable, to $0.10, a value that is more closely aligned to but was in excess of the fair market value of the units underlying such Options and/or Profits Interests as determined by NextNav’s board of directors on the applicable modification date.

Narrative Disclosure to Summary Compensation Table

The Named Executive Officers’ total compensation has typically been comprised of a base salary, a modest cash bonus, certain equity awards in the form of Restricted Units, Options, and/or Profits Interests, retirement plan benefits, and health and welfare benefits. Historically, NextNav has aimed to keep salaries of its Named Executive Officers competitive in order to retain and maintain talent while, at the same time, ensuring consistency with similarly situated pre-revenue companies such as itself. Each year, NextNav’s board of directors reviews the previous year’s salaries and adjusts any it feels necessary in order to correct for any off-market salaries, either upward or downward, as the case may be. Similarly, equity grants are made to our Named Executive Officers as a way to attract and maintain talent.

2020 Salaries

Our Named Executive Officers receive their respective base salaries to compensate them for services rendered to NextNav. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation. After the consummation of the Business Combination, Shelf’s board of directors is expected to approve an increase to the annual base salaries for 2022 in order better align the base salary of our Named Executive Officers to that of other similarly-situated executives in NextNav’s market.

Cash Incentive Compensation

In addition to base salaries, our Named Executive Officers are eligible to receive an annual discretionary cash bonus, which is designed to reward our executives for achievement of certain corporate and/or individual performance goals. At the end of the year, Mr. Pattabiraman reviews the performance of the other Named Executive Officers and recommends an actual bonus payout to our board of directors for approval. Following such recommendation, our board of directors reviews our corporate performance and Mr. Pattabiraman’s performance and determines the actual bonus payout to be awarded to him and each of our other Named Executive Officers. For 2020, each of our Named Executive Officers was eligible to receive a discretionary cash bonus at an annual target of approximately 15% of his annual base salary.

Equity Incentive Compensation

The goals of NextNav’s long-term, equity-based incentive awards are to align the interests of its executive’s with the interests of its equity holders. To reward and retain NextNav’s executives in a manner that aligns their interests with equity holders’ interests, NextNav has used a combination of Restricted Units, Options, and Profits Interests as the primary incentive vehicles for long-term compensation. Both Restricted Units and Profits Interests are outstanding units of NextNav, and such unit ownership aligns the interests of NextNav’s executives and other recipients with the interests of our equity holders. Because holders realize value from Options and Profits Interests only if NextNav’s value increases relative to the applicable strike price, in the case of Options, or the applicable distribution hurdle, in the case of Profits Interests, NextNav believes Options and Profits Interests provide meaningful incentives to achieve increases in the value of NextNav’s equity interests over time, thus further aligning the interests of NextNav’s executives and other recipients of Options and Profits Interests with the interests of our equity holders. In addition, because vesting is based on continued service, equity-based incentives also foster the retention of NextNav’s executives during the award vesting period.

Each of Messrs. Pattabiraman, Gates and Knutson currently holds Restricted Units, which were fully vested as of the date of grant. In connection with the Business Combination, and assuming Holdings current capitalization, we expect that Mr. Pattabiraman’s Restricted Units will be converted into 796,518 shares of Shelf’s common stock, Mr. Gates’ Restricted Units will be converted into 179,324 shares of Shelf’s common stock, and Mr. Knutson’s Restricted Units will be converted into 172,311 shares of Shelf’s common stock.

Each of Messrs. Gates and Knutson currently holds Options. The Options represent the opportunity for the holder to purchase our Class A Common Units at a prescribed exercise price, which is equal to or in excess of the fair market value of the underlying Class B-1 Common Units as of the applicable date of grant. The refresh Options granted to each of Messrs. Gates and Knutson in October 2020 generally vest over four years, with 25% of the total award vesting on the one-year anniversary of the grant date, and the remaining award vesting in equal monthly installments over the ensuing 36 months, subject to the employee’s continued service with NextNav on the applicable vesting dates. In October 2020, Mr. Gates’ Option granted on June 15, 2011 was canceled and replaced with an Option with an exercise price based on and in excess of the then-current fair market value of our Class A Common Units. The replacement Option granted to Mr. Gates in October 2020 was fully vested as of the date of grant based on a vesting commencement date of June 15, 2011, the date of grant of Mr. Gates’ original Option. We believe that cancellation and replacement of these Options was important for the growth and development of our business in order to provide the appropriate retention and motivation incentives for our employees holding these Options. The Options expire 10 years from the date of grant.

In connection with the Business Combination, and Holdings current capitalization, we expect that Mr. Gates’ Options will be converted into options to purchase 10,944 and 83,345 shares of Shelf’s common stock at an exercise price of approximately $0.28 per share for each, and Mr. Knutson’s Option will be converted into an option to purchase 84,890 shares of Shelf’s common stock at an exercise price of approximately $0.28 per share.

Each of Messrs. Pattabiraman, Gates and Knutson currently holds Profits Interests. The Profits Interests provide holders with right to participate in distributions by NextNav only to the extent such distributions represent distributions of profit from operations of NextNav following the date of the issuance of the Profits Interests and such aggregate distributions payable to all other NextNav equity holders exceed a dollar threshold specified by the board of directors of NextNav as of the date of grant (such threshold referred to as the “distribution hurdle”). The Profits Interests generally vest over four years, with 25% of the total award vesting on the one-year anniversary of the grant date or vesting commencement date, as applicable, and the remaining award vesting in equal monthly installments over the ensuing 36 months, subject to the employee’s continued service with NextNav on the applicable vesting dates. In October 2020, the Profits Interests of each of Messrs. Pattabiraman, Gates and Knutson were canceled and replaced with a Profits Interests with a distribution threshold based on and in excess of the then-current fair market value of our Class B-1 Common Units. The replacement Profits Interests have vesting commencement dates based on the grant dates of the canceled Profits Interests and in some cases were fully vested as of the date of grant. We believe that cancellation and replacement of these Profits Interest was important for the growth and development of our business in order to provide the appropriate retention and motivation incentives for our employees holding these Profits Interests.

In connection with the Business Combination, and assuming Holdings current capitalization and taking into account each such Profits Interest’s applicable distribution hurdle, we expect that Mr. Pattabiraman’s Profits Interests will be converted into 193,751 shares of Shelf’s common stock, Mr. Gates’ Profits Interests will be converted into 163,066 shares of Shelf’s common stock, and Mr. Knutson’s Interests will be converted into 166,925 shares of Shelf’s common stock.

Equity Compensation Plans

NextNav Holdings, LLC 2011 Unit Option and Profits Interest Plan

NextNav currently maintains the 2011 Unit Option and Profit Interests Plan (the “2011 Plan”) in order to provide additional incentives for employees, directors and consultants of NextNav, and to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to NextNav’s success. The 2011 Plan, which was originally adopted on June 8, 2011, has subsequently been amended and restated from time to time, with the latest such amendment and restatement effective as of October 21, 2020. The 2011 Plan reserves a total of 21,456,000 units for issuance to eligible participants. In connection with the completion of the Business Combination, no further awards will be granted under the 2011 Plan. However, the 2011 Plan will continue to govern the terms and conditions of the outstanding awards granted under it.

NextNav Inc. 2021 Omnibus Incentive Plan

In connection with the Business Combination, Spartacus’ board has adopted, subject to approval by its stockholders, the NextNav Inc. 2021 Omnibus Incentive Plan (the “Omnibus Plan”), in order to facilitate the grant of cash and equity incentives to qualified directors, employees (including named executive officers) and consultants of Shelf and certain affiliates, and to enable Shelf and certain affiliates to obtain and retain services of these individuals, which is essential to Shelf’s long-term success. For additional information about the Omnibus Plan, please see the section entitled “Proposal No. 3 — The Incentive Plan Proposal.”

NextNav Inc. 2021 Employee Stock Purchase Plan

In connection with the Business Combination, Spartacus’ board has adopted, subject to approval by its stockholders, the NextNav Inc. 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), in order to (i) encourage employees (including named executive officers) to acquire shares of common stock of Shelf, thereby fostering broad alignment of employees’ interests with the interests of Shelf’s stockholders, (ii) foster good employee relations, and (iii) provide a tool to recruit, retain, and reward employees in an extremely competitive environment. For additional information about the Employee Stock Purchase Plan, please see the section entitled “Proposal No. 4 — The Employee Stock Purchase Plan Proposal.”

Employment Agreements/Arrangements with our Named Executive Officers

Prior Arrangements

Mr. Pattabiraman, our Chief Executive Officer, entered into an at-will employment agreement with us when he started with the Company on October 30, 2007, which contained standard provisions including assignment of invention and a twelve-month employee non-solicitation provision following termination of employment for any reason. Messrs. Gates and Knutson do not have employment agreements with us; they each executed an offer letter upon their start with the Company on June 15, 2011 and April 29, 2011, respectively. Each of our Named Executive Officers are party to a Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during such Named Executive Officer’s employment with the Company, and non-disclosure of Company proprietary information.

New Employment Agreements

It is anticipated that each of the Named Executive Officers will enter into a new employment agreement with Shelf or an affiliate thereof, which will be contingent upon and effective as of the closing of the Business Combination (the “New Employment Agreements”) and will supersede each Named Executive Officer’s existing agreement(s) with NextNav.

401(k) Plan

NextNav currently maintains a 401(k) retirement savings plan, or 401(k) plan, for its U.S. employees. Our Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other U.S. employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The 401(k) permits each participant to contribute up to 85% of his or her eligible compensation (subject to the annual statutory limit, which is $19,500 for calendar year 2021), and participants who are 50 year or older can also make “catch-up” contributions (subject to the annual statutory limit, which is $6,500 for calendar year 2021). In addition, the 401(k) plan provides participants with safe harbor employer matching contributions equal to 100% of the first 3% of eligible earnings deferred and an additional 50% of the next 2% of eligible earnings deferred. NextNav believes that providing a vehicle for tax-deferred retirement savings through its 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes its employees, including Named Executive Officers, in accordance with its compensation policies.

Health/Welfare Plans

NextNav’s full-time U.S. employees who satisfy certain eligibility requirements are eligible to participate in NextNav’s health and welfare plans, including medical, dental and vision benefits; medical and dependent care flexible spending accounts; short-term and long-term disability insurance; and life insurance. Our Named Executive Officers are eligible to participate in such health and welfare benefits on the same terms as other full-time U.S. employees.

We generally do not provide perquisites or personal benefits to our Named Executive Officers, except in limited circumstances.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2020.

	Option Awards(1)
Name	Type of Award	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Ganesh Pattabiraman	Profits Interest(2)	62,500		62,500	0.10	—
	Profits Interest(3)	177,500		—	0.10
	Profits Interest(3)	250,000		—	0.10
Christian Gates	Option(4)	30,375	(4)	—	0.10	10/20/2030
	Option(5)	—		245,211	0.10	10/20/2030
	Profits Interest(6)	50,000		50,000	0.10
	Profits Interest(7)	40,000		—	0.10
	Profits Interest(7)	125,000		—	0.10
	Profits Interest(7)	200,000		—	0.10
David Knutson	Option(8)	—		235,620	0.10	10/20/2030
	Profits Interest(9)	37,500		37,500	0.10
	Profits Interest(10)	46,000		—	0.10
	Profits Interest(10)	125,000		—	0.10
	Profits Interest(10)	230,000		—	0.10

____________

(1)      All Options and Profit Interests were granted under the 2011 Plan. While each of our Named Executive Officers currently holds Restricted Units, such Restricted Units were fully vested as of the date of grant and are not reflected in this table.

(2)      Reflects a replacement Profits Interest with a distribution hurdle of $0.10 per Profits Interest and vesting commencement date of December 11, 2018, which Profits Interest vests 25% on the first anniversary of the vesting commencement date, and the remaining 75% of the Profits Interest vests in 36 equal monthly installments thereafter.

(3)      Reflects a replacement Profits Interest with a distribution hurdle of $0.10 per Profits Interest, which was fully vested on the date of grant.

(4)      Reflects a replacement Option, which was fully vested on the date of grant.

(5)      Reflect a refresh Option with a vesting commencement date of October 21, 2020, which Option vests 25% on the first anniversary of the vesting commencement date, and the remaining 75% of the Option vests in 36 equal monthly installments thereafter.

(6)      Reflects a replacement Profits Interest with a distribution hurdle of $0.10 per Profits Interest and vesting commencement date of December 11, 2018, which Profits Interest vests 25% on the first anniversary of the vesting commencement date, and the remaining 75% of the Profits Interest vests in 36 equal monthly installments thereafter.

(7)      Reflects a replacement Profits Interest with a distribution hurdle of $0.10 per Profits Interest, which was fully vested on the date of grant.

(8)      Reflects a refresh Option with a vesting commencement date of October 21, 2020, which Option vests 25% on the first anniversary of the vesting commencement date, and the remaining 75% of the Option vests in 36 equal monthly installments thereafter.

(9)      Reflects a replacement Profits Interest with a distribution hurdle of $0.10 per Profits Interest and vesting commencement date of December 11, 2018, which Profits Interest vests 25% on the first anniversary of the vesting commencement date, and the remaining 75% of the Profits Interest vests in 36 equal monthly installments thereafter.

(10)    Reflects a replacement Profits Interest with a distribution hurdle of $0.10 per Profits Interest, which was fully vested on the date of grant.

Non-Employee Director Compensation at 2020 Fiscal Year-End

The following table summarizes the 2020 compensation of the two non-employee directors of NextNav, LLC who served during the fiscal year ended December 31, 2020 and received compensation for their service. No other NextNav, LLC board members received compensation for their service on the board of directors of NextNav, LLC. Mr. Pattabiraman, the Company’s Chief Executive Officer, received no separate compensation for his service as a director of the Company for 2020. For information related to his compensation, please refer to the “Summary Compensation Table” included above.

Name	Option awards		All Other Compensation		Total
Gary Parsons	$2,365,132	(1)	$220,000	(2)	$2,585,132
Tamara Casey	$160,000	(1)	$—		$160,000

____________

(1)      Amounts reported in the “Option Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB 718, of the Options and the Profits Interests granted to Mr. Parsons and Ms. Casey under the 2011 Plan. The Options are categorized as non-qualified stock options under the 2011 Plan. In addition, amounts shown in this column also reflect the incremental fair value, computed as of the modification date, in accordance with FASB ASC Topic 718, for each of Mr. Parson’s Profits Interests which were repriced or replaced on October 21, 2020 to reduce the distribution hurdle of the Profits Interests to $0.10, a value that is more closely aligned to but was in excess of the fair market value of the Profits Interests as determined by NextNav’s board of directors on October 21, 2020.

(2)      Includes $120,000 paid in connection with consulting services and $100,000 in bonuses awarded.

NEXTNAV’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this “NextNav’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us,” or “our” refer to NextNav Holdings, LLC and its subsidiaries prior to the consummation of the Business Combination.

Overview

NextNav is the market leader in delivering next generation positioning, navigation and timing (“PNT”) solutions that overcome the limitations of existing space-based GPS. The world increasingly requires more accurate and resilient PNT capabilities. Public safety, autonomous vehicles, eVTOLs, UAVs, and the app economy all require precise 3D location solutions. Paramedics need to know which apartment a 911 call originated from, ride hailing and delivery apps need to know precisely where you are standing and game developers need precise 3D location data to deliver a next generation augmented reality experience.

In early 2021, NextNav launched the first element of its next generation GPS service through initial commercial service on its nationwide Pinnacle network that was deployed in partnership with AT&T. The Pinnacle network provides “floor-level” altitude detection to over 90% of commercial structures over three stories in the U.S. using existing off-the-shelf Apple and Android smart phones. The Pinnacle network is being utilized by FirstNet® for public safety, as well as a growing number of commercial apps and app development platforms, including Gimbal and the Unreal Engine. We believe that ramp up of services using our existing deployed network will support significant revenue growth over the coming years.

NextNav will be extending its capabilities by deploying its TerraPoiNT system, which is a nationwide network that overcomes the inherent limitations of traditional GPS. TerraPoiNT utilizes a network of specialized wide area location transmitters that broadcast an encrypted PNT signal on NextNav’s licensed 900 MHz spectrum with a signal that is 100,000 times stronger than GPS. TerraPoiNT is well suited for urban and indoor environments where existing GPS signals are either distorted or blocked all together. In addition, TerraPoiNT provides redundancy for GPS, which is vulnerable to spoofing and jamming. GPS redundancy is increasingly a U.S. national security priority. Critical infrastructure, including communications networks and power grids, require a reliable GPS signal for accurate timing. A failure of GPS would be catastrophic, and there is no back-up today.

Since its inception in 2007, NextNav has secured valuable licenses covering approximately 93% of the U.S. population for a continuous 8 MHz band of 900 MHz spectrum, filed over 100 patents related to its systems and services, deployed the nationwide Pinnacle network and launched commercial service. In addition, we have deployed our TerraPoiNT solution in 51 markets, which received the highest scores in testing by the Department of Transportation of potential PNT back-up solutions.

The Merger Agreement and Public Company Costs

On June 9, 2021, NextNav and Spartacus, and various other entities, entered into the Merger Agreement. Pursuant to the Merger Agreement, at the consummation of the Mergers, the MS 2 shall be merged with and into Holdings, with Holdings continuing as the surviving operating entity following the merger, as a wholly owned subsidiary of Shelf and the separate corporate existence of MS 2 shall cease.

While the legal acquirer in the Merger Agreement is Spartacus, for financial accounting and reporting purposes under U.S. GAAP, NextNav will be the accounting acquirer and the Mergers will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of Shelf will represent the continuation of the financial statements of NextNav in many respects. Under this method of accounting, Spartacus will be treated as the “acquired” company for financial reporting purposes.

Upon consummation of the Mergers and the PIPE Financing, the most significant change in Shelf’s future reported financial position and results of operations as compared to NextNav’s position is expected to be an estimated increase in cash (as compared to NextNav’s balance sheet at June 30, 2021) of approximately $146.1 million, assuming maximum stockholder redemptions of all 14,037,287 shares of common stock, or $288.6 million, assuming no redemptions, including up to $205.0 million in gross proceeds from the PIPE Financing by the PIPE Investors and after deducting $85.7 million of indebtedness to be repaid and approximately $27.6 million in total direct and incremental transaction costs of Spartacus and NextNav. Substantially all of the transaction costs will be offset to additional-paid-in-capital as costs related to the reverse recapitalization.

Upon completion of the Business Combination, Shelf will be the successor registrant to Spartacus with the SEC, meaning that NextNav financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC and will listed on NASDAQ. Upon becoming a publicly traded company, Shelf will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Shelf expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees that NextNav has not previously incurred.

Impact of COVID-19 on NextNav’s Business

In March 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization. There are many uncertainties regarding the current pandemic, and NextNav continue to closely monitoring the impact of the pandemic on all aspects of its business, including how it will impact its employees, suppliers, vendors and business partners. While the COVID-19 pandemic initially delayed the rollout of our Pinnacle network, the Pinnacle network has since been deployed.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact our employees and operations and the operations of our suppliers and business partners. In addition, various aspects of NextNav’s business cannot be conducted remotely. These measures by government authorities may continue to remain in place for a significant period of time and could adversely affect NextNav’s development plans, sales and marketing activities, and business operations.

The evolution of the virus is unpredictable at this point and any resurgence may slow down NextNav’s customer adoption and deployment of the TerraPoiNT network. The COVID-19 pandemic could limit the ability of suppliers and business partners to perform, including third-party suppliers’ ability to provide components and materials. NextNav may also continue to experience an increase in the cost of raw materials.

The full impact of the COVID-19 pandemic continues to evolve as of the date of this proxy statement/prospectus. As such, the full magnitude of the pandemic’s effect on NextNav’s financial condition, liquidity and future results of operations is uncertain. Management continues to actively monitor NextNav’s financial condition, liquidity, operations, suppliers, industry and workforce.

Key Components of Results of Operations

Revenue

NextNav has generated limited revenues since its inception. NextNav derives its revenue from “floor-level” altitude location data, products and services including revenue generated through technology demonstration and assessment contracts with government customers, support services provided to government customers, sales of equipment, and licensing of proprietary technology. NextNav recognizes revenue when an arrangement exists, services, equipment or access to licensed technology are delivered, the transaction price is determined, the arrangement has commercial substance, and collection of consideration is probable.

Operating Expense

Cost of Goods Sold

Cost of Goods Sold (“COGS”) consist of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated facility costs for our operations and manufacturing teams. COGS also includes expenses for site leases, cost of equipment, and professional services related to the maintenance of the equipment at each leased site. NextNav expects its operations costs to increase for the foreseeable future as it continues to invest in the expansion of its Pinnacle and TerraPoiNT networks.

Research and Development

Research and Development expenses consist of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated facility costs for our research and development functions. Research and development costs also include outside professional services for software and hardware development, cloud hosting costs, and software licensing costs. NextNav expects its research and development costs to increase for the foreseeable future as it continues to invest in research and development for its current products and future products.

Selling, General and Administrative

Selling, general and administrative expenses consist of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated facility costs for our business development, marketing, corporate, executive, finance legal, human resources, IT and other administrative functions. Selling, general and administrative expenses also include expenses for outside professional services, including legal, auditing and accounting services, recruitment expenses, travel expenses and certain non-income taxes, insurance and other administrative expenses.

NextNav expects its selling, general and administrative expenses to increase for the foreseeable future as it scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services. As a result, NextNav expects that its selling, general and administrative expenses will increase in absolute dollars but may fluctuate as a percentage of total revenue over time.

Depreciation and Amortization

Depreciation and amortization expense results from depreciation and amortization of NextNav’s property and equipment and intangible assets that is recognized over their estimated useful lives.

Other Income (expense)

Other income (expense) consists of miscellaneous non-operating items, such as change in fair value of warrants and derivatives.

Results of Operations

The following table sets forth NextNav’s statements of operations for the periods indicated:

	Year Ended December 31,		Six Months Ended June 30,
	2020	2019	2021	2020
	(in thousands)
Revenue	569	164	467	262
Operating Expense:
COGS(1)	7,770	5,687	9,600	3,981
Research and Development	8,777	6,615	4,914	3,206
Selling, general and administrative(1)	13,256	5,055	6,529	4,117
Depreciation and Amortization	235	88	671	25
Operating Loss	(29,469)	(17,281)	(21,247)	(11,067)
Interest Expense	(10,037)	(2,960)	(5,858)	(4,588)
Other Income (expense)	(97,792)	1,958	(38,910)	(931)
Loss before income taxes	(137,298)	(18,283)	(66,015)	(16,586)
Provision for income taxes	(38)	(19)	(28)	(13)
Net Loss	(137,336)	(18,302)	(66,043)	(16,599)

____________

(1)      COGS, research and development, and selling, general and administrative expense for the periods do not include depreciation and amortization but include stock-based compensation as follows.

	Year Ended December 31,		Six Months Ended June 30,
	2020	2019	2021	2020
	(in thousands)
COGS	893	16	54	4
Research and Development	1,994	41	273	28
Selling, general and administrative	4,476	13	362	6

Comparison of the Six Months ended June 30, 2021 and 2020

Revenue

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands)
Revenue	467	262	205	78%

Revenue increased by $205 thousand, or 78%, to $467 thousand for the six months ended June 30, 2021 from $262 thousand for the six months ended June 30, 2020. The increase was driven by increased revenue from technology contracts with government customers, and an assessment contract with a commercial customer. For the six months ended June 30, 2021, two customers accounted for 96% of total revenue. For the six months ended June 30, 2020, two customers accounted for 88% of total revenue.

Operating Expense

COGS

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands)
COGS	9,600	3,981	5,619	141%

COGS increased by $5.6 million, or 141%, to $9.6 million for the six months ended June 30, 2021 from $4.0 million for the six months ended June 30, 2020. The increase was primarily driven by a $5.3 million increase in rent expense related to contingent rent recorded for warrants vested in the six months ended June 30, 2021 (see Holdings Notes to the Consolidated Financial Statements - Note 2 for more information), a $0.5 million increase in site rental and maintenance expense for the TerraPoiNT Network deployed in 51 markets due to additional leases commencing in those markets, $0.5 million increase in outside consulting expense due to the Pinnacle network deployment, and $0.2 million increase in freight due to increased equipment shipments related to Pinnacle network deployment, offset by a decrease of $0.9 million in equipment costs.

Research and Development

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands)
Research and Development	4,914	3,206	1,708	53%

Research and development expenses increased by $1.7 million, or 53%, to $4.9 million for the six months ended June 30, 2021 from $3.2 million for the six months ended June 30, 2020. The increase was primarily driven by a $1.4 million increase in payroll related expenses as a result of increased headcount (including $0.3 million of stock compensation expense) and a $0.3 million increase in software licenses.

Selling, General and Administrative

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands)
Selling, general and administrative	6,529	4,117	2,412	59%

Selling, general and administrative expenses increased by $2.4 million, or 59%, to $6.5 million during the six months ended June 30, 2021, from $4.1 million in the six months ended June 30, 2020. The increase was primarily driven by a $1.1 million increase in payroll related expenses as a result of increased headcount (including $0.4 million of stock compensation expense), $0.6 million increase in outside consulting expense related to finance and IT, $0.2 million in legal expenses, and a $0.5 million increase in IT related expenses.

Depreciation and Amortization

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands)
Depreciation and Amortization	671	25	646	2,584%

Depreciation and amortization expenses increased by $646 thousand, or 2,584%, to $671 thousand during the six months ended June 30, 2021, from $25 thousand during the six months ended June 30, 2020. The increase in depreciation and amortization expense is primarily attributable to placing the Pinnacle network in service in the second half of 2020.

Interest Expense

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands)
Interest Expense	5,858	4,588	1,270	27.7%

Interest expenses increased by $1.3 million, or 28%, to $5.9 million during the six months ended June 30, 2021, from $4.6 million during the six months ended June 30, 2020. The increase in interest expense is primarily attributable to the increase in borrowing from NextNav’s senior secured loan facility.

Other Income (Expense)

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
	(in thousands)
Other Income (Expense)	(38,910)	(931)	(37,979)	4,079%

Other expense increased by $38.0 million, or 4,079%, to $38.9 million during the six months ended June 30, 2021, from $0.9 million during the six months ended June 30, 2020. The increase was primarily driven by the change of the fair value of warrants.

Comparison of the Fiscal Years Ended December 31, 2020 and 2019

Revenue

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Revenue	569	164	405	247%

Revenue increased by $0.4 million, or 247%, to $0.6 million for the year ended December 31, 2020 from $0.2 million for the year ended December 31, 2019. The increase was primarily driven by increased revenue from technology demonstration and assessment contracts with government customers. For the year ended December 31, 2020, three customers accounted for 53%, 27%, and 18% of total revenue. For the year ended December 31, 2019, one customer accounted for 93% of total revenue.

Operating Expense

COGS

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
COGS	7,770	5,687	2,083	37%

COGS increased by $2.1 million, or 37%, to $7.8 million for the year ended December 31, 2020 from $5.7 million for the year ended December 31, 2019. The increase was primarily driven by a $1.2 million increase in payroll-related expenses driven by increased headcount and stock-based compensation of $0.9 million; $0.4 million increase in outside professional services expenses related to Pinnacle network deployment and increased sales and marketing consulting; $0.4 million increase in site rental and maintenance expense for the TerraPoiNT Network deployed in 47 markets due to additional leases commencing in those markets.

Research and Development

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Research and Development	8,777	6,615	2,162	33%

Research and development expenses increased by $2.2 million, or 33%, to $8.8 million for the year ended December 31, 2020 from $6.6 million for the year ended December 31, 2019. The increase was primarily driven by a $2.0 million increase in payroll-related expenses driven by increased headcount and stock-based compensation of $2.0 million offset by capitalization of payroll related software development costs, and $0.3 million increase in equipment costs, offset by a $0.1 million decrease in various expenses such as travel and equipment.

Selling, General and Administrative

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Selling, general and administrative	13,256	5,055	8,201	162%

Selling, general and administrative expenses increased by $8.2 million, or 162%, to $13.2 million during the year ended December 31, 2020, from $5.1 million in the year ended December 31, 2019. The increase was primarily driven by an increase of $5.4 million in personnel-related expenses due to increased headcount and an increase in stock-based compensation of $4.4 million, $1.9 million increase in finance, legal, and human resources professional services, $0.3 million increase in audit and professional services fees in support of audit, $0.2 million increase in IT related expenses, $0.3 million increase in rent and other corporate services, and an increase of $0.1 million in recruiting expense.

Depreciation and Amortization

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Depreciation and Amortization	235	88	147	167%

Depreciation and amortization expenses increased by $147 thousand, or 167%, to $235 thousand during the year ended December 31, 2020, from $88 thousand during the year ended December 31, 2019. The increase in depreciation and amortization expense is primarily attributable to placing the Pinnacle network in service in the second half of 2020.

Interest Expense

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Interest Expense	10,037	2,960	7,077	239%

Interest expenses increased by $7.1 million or 239%, to $10.0 million during the year ended December 31, 2020, from $3.0 million during the year ended December 31, 2019. The increase in interest expense is primarily attributable to an increase in the borrowing from the financing arrangement.

Other Income (Expense)

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands)
Other Income (Expense)	(97,792)	1,958	(99,750)	(5094)%

Other income decreased by $99.8 million, or 5,094%, to ($97.8) million during the year ended December 31, 2020, from $2 million during the year ended December 31, 2019. The decrease was primarily attributable to the change of the fair value of warrants in 2020 offset by the change in fair value of a derivative (due to extinguishment of a derivative related to shareholder convertible notes) in 2019.

Liquidity and Capital Resources

NextNav has incurred losses since its inception and to date has generated only limited revenue. To date, NextNav has funded its operations primarily through the issuances of convertible preferred units and through borrowing under an existing senior secured loan facility with Fortress Credit Corporation (the “Fortress Facility”), which it entered in December 2019. NextNav has raised gross proceeds of $179 million from convertible preferred unit issuances and $77 million from borrowing under the Fortress Facility, inclusive of paid in-kind interest. Pursuant to the Fortress Facility, NextNav is entitled to borrow up to $105 million, $80 million of which is available to fund operations and the balance is available to fund costs incurred pursuant to the agreement, including legal and advisor costs, cash interest and PIK interest. As of June 30, 2021, NextNav had $15 million of principal remaining to be drawn under the Fortress Facility. The Fortress Facility contains loan options of either a reference rate loan with an interest rate floor of 6% or a LIBOR rate loan with an interest rate floor of 5%. Added to the reference rate and LIBOR loans, respectively, are applicable margins of 6% and 7%, respectively, resulting in combined interest and applicable margin rates of at least 12% per annum on all loans made pursuant to the financing agreement. The facility matures in December 2026, with repayment of all amounts due under the loan due at that time. In connection with the consummation of the Business Combination, all amounts outstanding under the Fortress Facility will be repaid and the Fortress Facility will be terminated.

During the years ended December 31, 2020 and 2019, NextNav incurred net losses of $137.3 million and $18.3 million, respectively. As of December 31, 2020, NextNav had an accumulated deficit of $490.3 million. NextNav expects to incur additional losses and higher operating expenses for the foreseeable future.

As of June 30, 2021, NextNav had cash and cash equivalents of $7.7 million. NextNav has devoted substantially all of its efforts to date to planning and organization, the development of its network, ongoing research and development programs, and securing adequate capital for anticipated operations. Since its inception, NextNav has incurred recurring losses and generated negative cash flows from operations and has primarily relied upon debt and equity financings to fund its cash requirements. Should the proposed Business Combination not close, NextNav has the ability and intent, if required, to reduce costs, refinance the existing Fortress Financing Agreement or obtain new term debt or equity financing, to meet its obligations.

NextNav’s primary uses of cash are to fund its operations as it continues to grow its business. NextNav will require a significant amount of cash for expenditures as it invests in ongoing research and development and the deployment of the TerraPoiNT network. We have experienced significant net losses since our inception and, given the significant operating and capital expenditures associated with our business plan, we anticipate that we will continue to incur net losses. However, we estimate that the net proceeds of the Trust Account and the Subscription Agreements will be sufficient to meet our liquidity needs for the foreseeable future. NextNav’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section entitled “Risk Factors.”

To the extent that current and anticipated sources of liquidity are insufficient to fund our future business activities and requirements, Shelf may be required to seek additional equity or debt financing after the closing of the Business Combination. The sale of additional equity would result in additional dilution to Shelf’s stockholders after the closing. The incurrence of debt financing would result in debt service obligation and instruments governing such debt could provide for operating and financial covenants that could restrict NextNav’s operations. There can also be no assurances that Shelf will be able to raise additional capital. The inability to raise capital could adversely affect our ability to achieve our business objections.

Cash Flows

The following table summarizes NextNav’s cash flows for the period indicated:

	Year Ended December 31,		Six Months Ended June 30
	2020	2019	2021	2020
	(in thousands)
Net cash (used in) operating activities	(28,405)	(15,515)	(21,659)	(14,820)
Net cash (used in) investing activities	(7,178)	(59)	(918)	(1,683)
Net cash provided by financing activities	34,771	24,003	16,647	25,664

Cash Flows from Operating Activities

NextNav’s cash flows from and used in operating activities are significantly affected by the growth of its business primarily related to research and development, sales and marketing, and selling, general and administrative activities. NextNav’s operating cash flows are also affected by its working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

For the six months ended June 30, 2021 and 2020.    During the six months ending June 30, 2021, net cash used in operating activities was $21.7 million, resulting primarily from a net loss of $66.0 million, adjusted for non-cash charge of $38.8 million for change in the fair value of warrant liability, non-cash charge of $5.5 million in contingent rent expense, non-cash charges of $2.6 million in interest expense, non-cash charges of $0.7 million in depreciation and amortization, non-cash charges of $0.5 million in amortization of debt issuances costs, $0.7 million in stock-based compensation, and decrease of $4.5 million in prepaid, accounts payable and accrued expense.

During the six months ending June 30, 2020, net cash used in operating activities was $14.8 million, resulting primarily from a net loss of $16.6 million, a non-cash charge of $0.7 million for change in the fair value of the warrant liability, non-cash charges of $1.4 million of interest expense, non-cash charges of $0.3 million in amortization of debt issuance costs, and increase of $0.8 million in prepaid, accounts payable and accrued expenses.

For the years ended December 31, 2020 and 2019.    Net cash used in operating activities during 2020 was $28.4 million, resulting from a net loss of $137.3 million and non-cash charge of $97.6 million for the change in fair value of warrant liability, adjusted for non-cash charges of $7.4 million in stock based compensation charges, non-cash charges of $3.6 million in interest expense that is primarily attributable to the increase in borrowing from the financing arrangement, non-cash charges of $0.7 million in amortization of debt issuance costs, non-cash charges of $0.2 million in depreciation, and a decrease of $0.9 million in accounts payable, prepaid and other current assets.

Net cash used in operating activities during 2019 was $15.5 million, resulting primarily from a net loss of $18.3 million, adjusted for $1.6 million decrease in accounts payable, accrued expenses, and other assets, $1.5 million in non-cash amortization of debt issuance costs, non-cash charges of $1.3 million for accrued interest on convertible shareholder notes, non-cash charges of $0.1 million for depreciation and amortization, stock based compensation, and deferred rent, offset by $1.9 million non-cash gain on extinguishment of a derivative related to shareholder convertible notes.

Cash Flows from Investing Activities

For the six months ended June 30, 2021 and 2020.    During the six months ending June 30, 2021, net cash used in investing activities was $918 thousand representing additions to property and equipment primarily related to the deployment of the Pinnacle Network. During the six months ending June 30, 2020, net cash used in investing activities was $1.7 million primarily related to the deployment of the Pinnacle Network.

For the years ended December 31, 2020 and 2019.    Net cash used in investing activities during 2020 was $7.2 million representing additions to property, equipment and related installation costs primarily related to the deployment of the Pinnacle Network. Net cash used in investing activities during 2019 was $59 thousand representing additions to property and equipment primarily related to the purchase of network assets.

Cash Flows from Financing Activities

For the six months ended June 30, 2021 and 2020.    During the six months ending June 30, 2021, net cash provided by financing activities was $16.6 million primarily reflecting borrowing from the Fortress Facility. During the six months ending June 30, 2020, net cash provided by financing activities was $25.7 million primarily reflecting $31.0 million in borrowing from the Fortress Facility offset by financing issuance costs.

For the years ended December 31, 2020 and 2019.    Net cash provided by financing activities during 2020 was $34.8 million primarily reflecting $40.3 million in borrowing from the Fortress Facility offset by $5.5 million in financing issuance costs. Net cash provided by financing activities during 2019 was $24.1 million primarily reflecting borrowing $26.8 million in Fortress Facility and proceeds from convertible notes offset by $2.8 million in financing issuance costs.

Contractual Obligations and Commitments

The following table summarizes NextNav’s contractual obligations and other commitments as of December 31, 2020, and the years in which these obligations are due:

	1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years	Total
Contractual Obligations:
Operating Lease Obligations(1)	$5,004	$4,838	$1,549	$897	$12,289

____________

(1)      Includes future minimum payments for an operating lease of corporate office facilities of $1.7 million and site leases for the TerraPoiNT network of $8.0 million.

Off-Balance Sheet Arrangements

NextNav did not have off-balance sheet arrangements during the periods presented, and does not currently have any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Significant Management Estimates

NextNav’s consolidated financial statements included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP.

Preparation of these financial statements requires NextNav to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. NextNav also makes estimates and assumptions on revenue generated and reported expenses incurred during the reporting periods. Its estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

While NextNav’s significant accounting policies are described in the notes to its financial statements included elsewhere in this proxy statement/prospectus, NextNav believes the following critical accounting policies are most important to understanding and evaluating its reported financial results.

Long Lived Assets

NextNav’s property and equipment and network under construction are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, impairment is determined by comparing the carrying value of these long-lived assets to management’s probability weighted estimate of the future undiscounted cash flows expected to result from the use of the assets or asset group. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset group.

Revenue Recognition

NextNav derives its revenue from indoor and dense-urban positioning technology, products and services including revenue generated through technology demonstration and assessment contracts with government customers, support services provided to government customers, sales of equipment, and licensing of proprietary technology.

NextNav recognizes revenue when an arrangement exists, services, equipment or access to licensed technology are delivered, the transaction price is determined, the arrangement has commercial substance, payment terms are determined and collection of consideration is probable.

NextNav sells software licenses and services through arrangements that may bundle software, equipment, and other services. When NextNav determines that it has separate distinct performance obligations, NextNav allocates the bundled contract price among the various performance obligations based on each deliverable’s stand-alone selling price. If the stand-alone selling price is not directly observable, NextNav estimates the amount to be allocated for each performance obligation based on observable market transactions. When NextNav determines the performance obligations are not distinct, NextNav recognizes revenue on a combined basis as the obligation is satisfied. To the extent NextNav’s contracts include variable consideration, the transaction price includes both fixed and variable consideration. The variable consideration contained within NextNav’s contracts with customers may include discounts, credits and other similar items. When a contract includes variable consideration, NextNav evaluates the estimate of the variable consideration to determine whether the estimate needs to be constrained; therefore, NextNav includes the variable consideration in the transaction price only to the extent that it is probable that a significant reversal of the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

NextNav recognizes equipment sales and the related costs when title to the equipment (and the risks and rewards of ownership) passes to the customer, typically upon shipment. Customers do not have rights of return without prior consent from NextNav. Revenue pursuant to licensing agreements for NextNav’s technology represent performance obligations that are satisfied over time. NextNav recognizes support services ratably over the periods in which the services are provided; the related costs are expensed as incurred.

The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled receivables, and deferred revenue on the Consolidated Balance Sheets. The Company bills amounts under its agreed-upon contractual terms at periodic intervals for services, upon shipment for equipment, or upon achievement of contractual milestones or as work progresses. Billing may occur subsequent to revenue recognition, resulting in accounts receivable. The Company may also receive payments from customers before revenue is recognized, resulting in deferred revenue.

Intangible Assets

NextNav holds wireless Multilateration Location and Monitoring Service (“LMS”) licenses. Certain general regulatory requirements apply to all licensed wireless spectrum, including, for example, certain build-out or “substantial service” requirements, which generally must be satisfied as a condition to the retention of the license. NextNav is actively engaged in either meeting such requirements currently or seeking an extension of such requirements from the FCC for each of its LMS licenses. Although licenses are issued for only a fixed time, ten years, such licenses are subject to renewal by the FCC, based on the achievement of certain milestones and a finding that such renewal would serve the public interest. Renewal of NextNav’s licenses has occurred previously and at nominal cost. As a result, NextNav treats its wireless LMS spectrum licenses as an indefinite-lived intangible asset. NextNav reevaluates the useful life determination for wireless licenses each year to determine whether events and circumstances continue to support an indefinite useful life. Costs incurred to maintain the FCC licenses are recorded in operating expenses.

NextNav assesses indefinite-lived intangible assets for potential impairment annually as of October 1, or during the year if an event or other circumstance indicates that NextNav may not be able to recover the carrying amount of the asset. In evaluating indefinite-lived intangible assets for impairment, NextNav first assesses qualitative factors to determine whether it is more likely than not that the fair value of the asset is less than its carrying amount. If NextNav concludes that it is not more likely than not that the fair value of the asset is less than its carrying value, then no further testing is required. However, if NextNav concludes that it is more likely than not that the fair value of the asset is less than its carrying value, then NextNav performs a two-step impairment test to identify potential impairment and measures the amount of impairment it will recognize, if any.

Convertible Redeemable Preferred Stock

Holders of NextNav preferred stock have certain preference rights relative to NextNav common stock. NextNav preferred stock contains certain redemption and conversion features that are evaluated for appropriate classification. NextNav preferred stock is not classified as a liability because it is not mandatorily redeemable and does not contain an obligation to issue a variable number of shares. However, the NextNav preferred stock can be redeemed upon the occurrence of a liquidation event which is not solely within NextNav’s control. As such, the preferred stock has been classified as redeemable interests outside of permanent equity (i.e., mezzanine) as a result of these features.

Warrants

Warrants are classified as non-current liabilities and reported at fair value at each reporting period. The fair value the warrants is accounted for using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires NextNav to make certain assumptions, including the fair value of the underlying units, the expected term, the expected volatility, the risk-free interest rate, and the dividend yield. The expected dividend rate of zero is based on the fact that the NextNav has not historically paid and does not expect to pay a dividend on its Class A Common Units or its Series D Preferred Units. The risk free rate was based on U.S. Treasury yields for securities with similar terms. Volatility was calculated based on the trading prices for a group of comparable public companies.

Stock-Based Compensation

NextNav measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. NextNav recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period. The straight-line method is used to recognize stock-based compensation over the applicable period. NextNav uses the Black-Scholes option-pricing model to determine the fair value of stock awards and the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of subjective assumptions to determine the fair value of share-based awards, including the fair value of the NextNav common stock, the option’s expected term, the price volatility of the underlying common stock, risk-free interest rates, and the expected dividend yield of the common stock. The assumptions used to determine the fair value of the stock awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

Equity Valuations

The fair value of our equity instruments has historically been determined based upon information available at the time of grant. Given the absence of a public trading market for NextNav capital stock and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, NextNav management has exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our equity instruments at each grant date.

These factors included:

•        NextNav’s operating and financial performance;

•        current business conditions and projections;

•        the likelihood of achieving a liquidity event for the underlying equity instruments, such as an initial public offering or sale of the company, given prevailing market conditions;

•        the lack of marketability of NextNav common stock; and

•        the market performance of comparable publicly traded companies.

Recently Issued and Adopted Accounting Standards

A discussion of recent accounting pronouncements is included in Note 1 to NextNav’s audited financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

NextNav had cash and cash equivalents of $7.7 million as of June 30, 2021. NextNav holds its cash and cash equivalent for working capital purposes. NextNav’s cash and cash equivalents are held in cash deposits and money market funds. Due to the short-term nature of these instruments, NextNav believes that it does not have any material exposure to changes in the fair value of its cash and cash equivalents due to changes in interest rates. Declines in interest rates, however, would reduce NextNav’s future interest income. The effect of a hypothetical 10% change in interest rates would not have a material impact on NextNav’s financial statements.

Concentration of Credit Risk

NextNav deposits its cash with financial institutions, and, at times, such balances may exceed federally insured limits. Management believes the financial institutions that hold NextNav’s cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Spartacus previously elected to avail itself of the extended transition period, and following the consummation of the Business Combination, Shelf will be an emerging growth company (for the period described in the immediately succeeding paragraph) and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare Shelf’s financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

Shelf will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2025, (b) the last date of Shelf’s fiscal year in which Shelf has total annual gross revenue of at least $1.07 billion, (c) the date on which Shelf is deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which Shelf has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Information about Director Resignations and Appointments

Upon consummation of the Business Combination, Spartacus will become a wholly owned subsidiary of Shelf. Each of Spartacus’ incumbent directors, Peter D. Aquino, Igor Volshteyn, Alan B. Howe, Eric Edidin, Andrew Day, Shelly C. Lombard, and Skyler Wichers, have advised Spartacus that they will resign from our board of directors upon the closing of the Business Combination.

Upon consummation of the Business Combination, Shelf’s board of directors will initially consist of up to seven directors, with each director having a term that expires at the first annual meeting of stockholders of Shelf, or in each case until their respective successors are duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. Gary Parsons is expected to serve as the Chairman of the Board. See “— Executive Officers and Board of Directors” for biographical information for these individuals.

Executive Officers and Board of Directors

The following persons are anticipated to be the executive officers and directors of Shelf, which will be renamed “NextNav Inc.,” following the consummation of the Business Combination:

Name	Age	Position
Ganesh Pattabiraman	48	Chief Executive Officer, President and Director
Christian Gates	48	Chief Financial Officer
Arun Raghupathy	49	Senior Vice President of Engineering
David Knutson	52	Senior Vice President of Operations and Deployment
Gary Parsons	71	Chairman
Peter D. Aquino	60	Director
Peter Barris	69	Director
Bandel Carano	59	Director
James B. Fleming	58	Director
Alan B. Howe	60	Director

The following includes a brief biography for each of our directors and executive officers (other than Messrs. Aquino and Howe whose biographies are included under Information About Spartacus — Management”), with each director biography including information regarding the experiences, qualifications, attributes or skills that caused our board of directors to determine that each member of our board of directors should serve as a director as of the date of this prospectus. There are no family relationships among any of our directors or executive officers.

Executive Officers

Ganesh Pattabiraman is the co-founder NextNav, and has served as its president since October 2007. Mr. Pattabiraman is the Chief Executive Officer of NextNav, serving in this role from October 2007 to June 2011, and then again since January 2016. Mr. Pattabiraman has also served on the NextNav board of directors since December 2007. Prior to NextNav, Mr. Pattabiraman worked as the Product Manager of Qualcomm, Inc.’s location-based service products from 1997 to 2006. Mr. Pattabiraman also served as Director of Product Management at Mobio Technologies from June 2006 to March 2008 where he was responsible for deployment and commercialization of location-based services & other applications. Mr. Pattabiraman has also served as a board member to private company Alliance for Telecommunications Industry Solutions (ATIS) since 2017. Over his twenty-plus year career, Mr. Pattabiraman has led various initiatives in launching terrestrial, satellite-based (GPS and LEO) and proximity-based location systems into mass market devices — including GPS and sensor based technologies. Mr. Pattabiraman currently holds ten issued patents.

Mr. Pattabiraman received his Master of Business Administration from the University of Pennsylvania, Wharton School and a Master’s in Electrical Engineering from George Mason University.

Mr. Pattabiraman’s knowledge of the company, as well as his experience with terrestrial, satellite-based and proximity-based location systems make him a valuable asset to our board.

Christian D. Gates is the Chief Financial Officer of NextNav, a position he has held since April 2021. In this position Mr. Gates leads the Company’s finance organization. Previously he served as Senior Vice President of Corporate Development and Strategy of NextNav, a position he had held since July 2020. In this position Mr. Gates led the business development team, managed the company’s corporate partnerships and contributed to its policy outreach efforts. Mr. Gates began his career at NextNav in June 2011 as Vice President of Strategy and Development. Prior to joining NextNav, Mr. Gates was Vice President of Strategy at SkyTerra Communications, Inc. (formerly Mobile Satellite Ventures, LP, currently Ligado Networks) from 2005 to 2010, an integrated satellite-terrestrial communications company. Prior to focusing on a range of telecommunications and technology ventures, Mr. Gates started his career in finance at Chase Securities from 1997 to 2000. Mr. Gates received his Bachelor of Arts from Dartmouth College.

Dr. Arun Raghupathy co-founded NextNav along with Mr. Pattabiraman and has served as the Senior Vice President of Engineering of NextNav since July 2020. Prior to July 2020, Dr. Raghupathy was the Vice President of Systems Engineering for NextNav from March 2010 to June 2020. Dr. Raghupathy heads the Engineering division at NextNav, spanning systems algorithms, hardware, firmware and software domains and has been a key contributor to the company’s critical intellectual property. Before co-founding NextNav, Dr. Raghupathy spent more than ten years as a technology leader, developing innovative ideas and maturing them into commercial products at companies such as Texas Instruments India Pvt. Ltd (“Texas Instruments”) and Qualcomm Inc. (Nasdaq: QCOM). While working as a systems and staff engineer at Qualcomm Inc from 1999 to 2004, Dr. Raghupathy was involved in the development of technology for cellular modems and direct conversion receivers. While working as a GPS Systems Engineering Manager at Texas Instruments from 2004 to 2007, Dr. Raghupathy led the GPS systems team and, as a System Architect from 2007 to 2009, developed innovative GPS measurement and positioning techniques which have been applied to multiple generations of smartphone multi-radio chipsets. Dr. Raghupathy currently holds more than fifty issued patents.

Dr. Raghupathy earned a Ph.D. in Electrical Engineering from the University of Maryland, College Park in 1999 and a Master of Science in Electrical Engineering, with a specialization in signal processing and communications, from the University of Maryland, College Park in 1996. Prior to that Dr. Raghupathy obtained a Bachelor of Technology in Electronics Engineering and a Communications degree from the Indian Institute of Technology, Madras in 1993.

David L. Knutson is the Senior Vice President of Network Operations and Deployment at NextNav, a position he has held since July 2020. In this position, Mr. Knutson is responsible for manufacturing, designing, building and operating the NextNav network. Mr. Knutson began his career at NextNav in July 2011 as the Vice President of Network Operations and Deployment. Prior to joining NextNav, Mr. Knutson worked for multiple startups. At American Personal Communications/Sprint Spectrum, where he worked from 1992 to 1997, he helped launch the first personal communications system network in the United States. At Telecorp PCS (AT&T Wireless’ largest affiliate), where he worked from 1997 to 2002, he was the head of Engineering and Operations. Mr. Knutson has also held roles as Senior Vice President of Outsourcing, Executive Vice President of Sales and Business Development and Chief Operating Officer for a global $250.0 million revenue services business unit of Wireless Facilities Inc. from 2003 to 2006, focusing on wireless network design and deployment for major carriers around the world. At Cyren Call Communications, where he worked from 2006 to 2009, he helped pave the way for what is now FirstNet®, the first nationwide wireless broadband communications platform dedicated to America’s first responders and public safety community. Mr. Knutson holds a Bachelor of Science in Electrical Engineering from Virginia Tech.

Directors

Gary M. Parsons served as the Chief Executive Officer of NextNav from July 2011 until January 2016 when he transitioned to the position of chairman of the NextNav board of directors. Mr. Parsons is the founder of XM Satellite Radio, serving as its chairman from 1997 to 2008 when it merged with Sirius Satellite Radio (Nasdaq: SIRI), and serving as SiriusXM Satellite Radio’s chairman of the board from 2008 until 2010. Mr. Parsons is currently the co-chairman of the National Alliance to End Homelessness and a venture partner of Columbia Capital, a capital investment firm operating in the communications, media and technology space.

Prior to Sirius XM Satellite Radio, Mr. Parsons served as Executive Vice President at MCI Communications (“MCI”) from 1990 to 1996. During his six-year tenure with MCI, he also served as its Senior Vice President of Engineering and President of MCI’s Southern Division. Mr. Parsons also served as Chief Executive Officer of MCImetro, Inc., the subsidiary responsible for MCI’s entry into local telephone service, from 1994 to 1996. Prior to MCI, Mr. Parsons was a founder and executive vice president of Telecom*USA, a start-up long distance venture founded in 1984, which Mr. Parsons helped grow the company into the nation’s fourth largest long-distance company. Mr. Parsons is currently a director of Omnispace LLC, Siden, Inc. and Torad Engineering LLC, where he is also chairman of its board. Mr. Parsons holds a Master of Business Administration from the University of South Carolina and a Bachelor of Science in Electrical and Computer Engineering from Clemson University.

Mr. Parsons’ extensive experience serving as a board chairman in the telecommunications industry makes him a valuable asset to our board.

Peter Barris has served as a director of NextNav since July 2014. Mr. Barris joined New Enterprise Associates (“NEA”), a global venture capital fund investing in technology and healthcare, in 1992 and was the firm’s Managing General Partner from 1999-2017. Mr. Barris has served as NEA’s chairman and General Partner since 2017. During his 18 years at its helm, NEA’s assets under management grew from $1B to over $20B and the organization scaled its operations to become one of the world’s largest venture capital firms. Under Mr. Barris’ leadership, NEA invested in industry-transforming technology companies. Mr. Barris has personally led investments in over two dozen technology companies that have successfully completed public offerings or mergers.

Prior to joining NEA, Mr. Barris was President and Chief Operating Officer of Legent Corporation and Senior Vice President of the Systems Software Division of UCCEL Corporation. Both companies were ultimately acquired at valuations that were record breaking for their time. Prior to his time at Legent Corporation, Mr. Barris spent almost a decade at General Electric Company (NYSE: GE) in a variety of management positions, including Vice President and General Manager at GE Information Services. Mr. Barris currently serves on the board of public companies Groupon (Nasdaq: GRPN) and Sprout Social (Nasdaq: SPT) and is currently a director of several private companies.

Mr. Barris is Vice-Chair of the Northwestern University Board of Trustees and serves on the boards of In-Q-Tel and The Brookings Institute. Mr. Barris previously served on the Executive Committee of the Board of the National Venture Capital Association and was also a founding member of Venture Philanthropy Partners, a philanthropic organization in the Washington D.C. area. Mr. Barris received his Bachelor of Science in Electrical Engineering from Northwestern University and his Master of Business Administration from the Tuck School of Business at Dartmouth.

Mr. Barris was originally appointed as a NextNav director pursuant to the Sixth Amended and Restated Operating Agreement of Holdings.

Mr. Barris’ long history of overseeing investments in multiple industry-transforming technology companies, his knowledge of the technology industry, and his previous public company board experience make him a valuable asset to our board.

Bandel Carano has been a director of NextNav since September 2014. Mr. Carano joined Oak Investment Partners, a multi-stage venture capital firm in 1985 and has been a General Partner of Oak Investment Partners since 1987. Mr. Carano has been a Managing Partner of Oak Investments Partners since 2010. From 1983 to 1985, Mr. Carano was a member of Morgan Stanley’s Venture Capital Group, where he was responsible for advising Morgan Stanley on high-tech new business development and sponsoring venture investments. As a venture capitalist, Mr. Carano has been involved with numerous technology companies in the telecommunications, wireless, rich media and semiconductor industries including 2Wire, Inc., Avici Systems, Qtera Corporation, Sentient Networks, Inc. and Wellfleet Communications, among others.

Mr. Carano currently serves on the board of public companies nLight, Inc. (Nasdaq: LASR), NeoPhotonics Corp. (Nasdaq: NPTN) and Airspan Networks, Inc. (OTCMKTS: AIRO). Mr. Carano served on the board of directors of Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) from 1998 to September 2019. Mr. Carano is also a director of the private company Centric Software. Mr. Carano has previously invested in and served on the board of directors of several public companies including Tele Atlas BV (acquired by TomTom (OTCMKTS: TMOAY) in 2007), Synopsys, Inc. (Nasdaq: SNPS), FiberTower Corporation (acquired by AT&T (NYSE: T) in 2018), Virata, Inc. (acquired by Globespan Inc. in 2001) and Polycom, Inc. (acquired by Plantronics,

Inc. (NYSE: PLT) in 2018). Mr. Carano serves on the Investment Advisory Board of the Stanford Engineering Venture Fund. Mr. Carano holds both a Master of Science and a Bachelor of Science in Electrical Engineering from Stanford University.

Mr. Carano was originally appointed as a NextNav director pursuant to the Sixth Amended and Restated Operating Agreement of Holdings.

Mr. Carano’s years of venture capital investing, his experience as a director of various public companies and his insights in building these businesses make him a valuable asset to our board.

James B. Fleming has been a director of NextNav since 2007. Mr. Fleming is an investor and partner at Columbia Capital, a capital investment firm operating in the communications, media and technology space, which he joined in 1994. Mr. Fleming has been a partner at Columbia Capital since 1996. Mr. Fleming focuses on investments in the cyber security, media and mobile sectors. He is currently a director of Capitol Power Group, Deep Edge Technologies, High Band Holdings, Karousel, LB Spectrum, Local Media, Omnispace, SoundHouse, and Vivacity Networks and has previously served as a director for a various companies in the media, cyber security and telecommunication industry. Mr. Fleming began in career in the audit department of PricewaterhouseCoopers from 1984 – 1988. Mr. Fleming received his Bachelor of Arts from Stanford University.

Mr. Fleming was originally appointed as a NextNav director pursuant to the Sixth Amended and Restated Operating Agreement of Holdings.

Mr. Fleming’s experience as an investor in the technology industry makes him a valuable asset to our board.

See the section entitled “Information about Spartacus — Management — Directors and Executive Officers” for information about Messrs. Aquino and Howe.

Director Independence

Nasdaq listing standards require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an executive officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We anticipate that, prior to our completion of the Business Combination, our Board will determine that all of Shelf’s directors, other than Messrs. Pattabiraman and Parsons will be independent under the Nasdaq rules upon consummation of the Business Combination. In making these determinations, we believe Shelf’s board of directors will consider the current and prior relationships that each non-employee director has with NextNav and will have with Shelf, and all other facts and circumstances its board of directors deems relevant in determining independence, including the beneficial ownership of Shelf common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Committees of the Board of Directors

Following the closing of the Business Combination, the standing committees of Shelf’s board of directors are expected to consist of an Audit Committee, a Compensation and Human Capital Committee, and a Nominating and Corporate Governance Committee. The expected composition of each committee following the Business Combination is set forth below. Following the closing of the Business Combination, charters for each of the committees will be available on our website. Each committee is expected to review its respective charter on an annual basis.

Audit Committee

Upon consummation of the Business Combination, Shelf’s Audit Committee is expected to be composed of Mr. Aquino, Mr. Fleming and Mr. Howe with Mr. Howe serving as chair of the committee. We intend to comply with the audit committee requirements of the SEC and Nasdaq. We anticipate that, prior to the completion of the Business Combination, our Board will determine that Mr. Howe, Mr. Fleming and Mr. Aquino meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq and that our Board will determine that Mr. Howe is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of Nasdaq. The Audit Committee’s responsibilities are expected to include:

•        appointing, approving the compensation of, and evaluating the work and independence of our independent registered public accounting firm;

•        pre-approving audit, audit-related and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•        overseeing Shelf’s risk assessment, risk management and risk mitigation policies and programs, including matters relating to privacy and cybersecurity;

•        reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•        recommending, based upon its review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•        reviewing and discussing with the independent registered public accounting firm the critical accounting policies and practices used by us, the auditor’s responsibilities under U.S. GAAP and the responsibilities of management in the audit process;

•        reviewing the adequacy of our internal control over financial reporting;

•        establishing procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls, auditing, and federal securities laws matters, and for the confidential, anonymous submission by employees and independent contractors of concerns regarding questionable accounting or auditing matters;

•        monitoring our compliance with legal and regulatory requirements;

•        preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

•        reviewing, and, if appropriate, approving or ratifying, all related party transactions for potential conflict of interest situations; and

•        reviewing and discussing with management and our independent registered public accounting firm any financial information and earnings guidance provided to analysts and rating agencies.

Compensation and Human Capital Committee

Upon consummation of the Business Combination, Shelf’s Compensation and Human Capital Committee is expected to be composed of Mr. Aquino, Mr. Carano and Mr. Fleming, with Mr. Fleming serving as chair of the committee. We anticipate that, prior to the completion of the Business Combination, our Board will determine that Mr. Fleming, Mr. Carano and Mr. Aquino meet the independence requirements of the applicable rules and regulations of the SEC and Nasdaq. The Compensation and Human Capital Committee’s responsibilities upon completion of the Business Combination are expected to include:

•        reviewing, determining and implementing Shelf’s compensation philosophy;

•        annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•        evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

•        reviewing and approving the compensation of our other executive officers;

•        administering Shelf’s equity and other incentive compensation plans and approving the adoption of any amendment to Shelf’s incentive-compensation and equity-based plans;

•        appointing, compensating and overseeing the work of any compensation consultant, external legal counsel or other advisor retained by the Compensation and Human Capital Committee;

•        conducting the independence assessment outlined in Nasdaq rules with respect to any compensation consultant, counsel or other advisor retained by the Compensation and Human Capital Committee;

•        annually reviewing and reassessing the adequacy of the committee charter and the structure, processes and membership requirements of the Compensation and Human Capital Committee;

•        overseeing and reporting to Shelf’s board of directors its review of its policies and strategies relating to culture and human capital management, including diversity, equity and inclusion; and

•        reviewing and discussing with management the compensation discussion and analysis and recommending to Shelf’s board of directors whether the compensation discussion and analysis and related executive compensation information be included in Shelf’s proxy statement or annual report on Form 10-K.

Nominating and Corporate Governance Committee

Upon consummation of the Business Combination, Shelf’s Nominating and Corporate Governance Committee is expected to be composed of Mr. Barris, Mr. Carano and Mr. Howe with Mr. Barris serving as chair of the committee. We anticipate that, prior to the completion of the Business Combination, our Board will determine that Mr. Barris, Mr. Carano and Mr. Howe meet the independence requirements of the applicable rules and regulations of the SEC and Nasdaq. The Nominating and Corporate Governance Committee’s responsibilities upon completion of the Business Combination are expected to include:

•        developing and recommending to the board of directors for its approval general criteria and qualifications for director candidates;

•        identifying, and recommending to the board of directors for selection, director nominees for election or re-election at Shelf’s annual meeting of stockholders in each fiscal year and to fill vacancies and newly created directorships;

•        developing and recommending to the board of directors a set of Corporate Governance Guidelines;

•        monitoring, reviewing and evaluating any change of circumstances or actual or potential conflict of interest relating to any director that may affect the independence of the director;

•        overseeing Shelf’s corporate governance programs, policies and practices; and

•        overseeing the evaluation of the board of directors, its committees and the Company’s management.

Code of Conduct and Ethics

Following the consummation of the Business Combination, we expect Shelf to adopt a code of conduct and ethics that will apply to its directors, officers and employees in accordance with applicable federal securities laws, a copy of which will be available on Shelf’s website at             . We anticipate Shelf will make a printed copy of the code of conduct and ethics available to any stockholder who so requests. Following the Business Combination, requests for a printed copy may be directed to:             , Attention:             .

If Shelf amends or grants a waiver of one or more of the provisions of its code of conduct and ethics, it intends to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of its code of ethics that apply to its principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions by posting the required information on Shelf’s website at             .The information on this website is not part of this proxy statement/prospectus.

Officer and Director Compensation Following the Business Combination

Following the closing of the Business Combination, we expect Shelf to adopt an executive compensation program that is designed to align compensation with NextNav’s business objectives and the creation of stockholder value, while enabling NextNav to attract, motivate and retain individuals who contribute to its long-term success.

Decisions on the executive compensation program are expected to be made by a compensation committee of the board of directors (the “Compensation Committee”) following the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Compensation Committee. The executive compensation program actually adopted will depend on the decisions of the members of the Compensation Committee and may differ from that set forth in the following discussion.

We anticipate that compensation for Shelf’s executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive-based compensation in the form of stock-based awards. We anticipate that decisions regarding executive compensation will reflect the belief that the executive compensation program must be competitive in order to attract and retain executive officers. We anticipate that the Compensation Committee may develop formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation, and among different forms of compensation.

We also expect the Compensation Committee will develop and adopt a compensation program for non-employee directors of Shelf following the closing of the Business Combination.

Non-Employee Director Compensation Arrangements

In connection with the Business Combination, we anticipate that the Shelf board of directors will adopt a new non-employee director compensation policy effective upon the closing of the Business Combination. The new policy is designed to attract and retain high quality non-employee directors by providing competitive compensation. Additionally, each non-employee director will receive an initial equity grant to align their interests with the interests of NextNav stockholders through equity awards. The new policy will be applicable to all non-employee directors, but some of our non-employee directors may choose to decline their compensation.

Specifically, the new policy will provide for the following annual cash retainers, which will be payable quarterly in arrears and pro-rated for partial quarters of service (including for the partial quarter of service performed following the closing of the Business Combination):

Annual Board Member Service Retainer:

•        All Outside Directors: $45,000

Annual Committee Member Service Retainer (per committee):

•        Members of each committee: $5,000

Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer)

•        Chair of the Audit Committee: $20,000

•        Chair of the Compensation and Human Capital Committee: $10,000

•        Chair of the Nominating and Corporate Governance Committee: $10,000

Chairman of the Board Service Retainer (in lieu of Annual Board Member Service Retainer and Annual Committee Member Service Retainer):

•        Chairman of the board: $250,000

Initial Equity Compensation

Non-employee directors are expected to receive an initial equity award under the Omnibus Plan upon their initial appointment to the NextNav Board. Other than Mr. Parsons, each non-employee director is expected to receive an award of restricted stock under the Omnibus Plan with a grant date value of $150,000, which will vest on the one year anniversary of the closing of the Business Combination, subject to the non-employee director’s continuous service through the vesting date. Mr. Parsons, who is expected to be the chairman of the NextNav board of directors, is expected to be granted 1,000,000 restricted stock units under the Omnibus Plan, which will vest on the one year anniversary of the grant date. While any subsequent equity grants to Mr. Parsons are expected to be comparable to other directors, the initial grant is in recognition of the instrumental role Mr. Parsons served in facilitating the Business Combination and PIPE investments, as well as active engagement in key strategic areas going forward. In light of Mr. Parson’s long service as the Company’s chief executive officer before becoming chairman, it is expected that he will continue to be active, continuing his ongoing engagements with the financial community and investor relations, as well as strategic initiatives, government and public policy.

DESCRIPTION OF SECURITIES

General

Upon the consummation of the Business Combination, Shelf’s authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of undesignated preferred stock, par value $0.0001 per share. As of             , 2021, Shelf had no shares of common stock outstanding held by no stockholders of record and no shares of preferred stock outstanding. Upon the consummation of the Business Combination, Shelf expects to have              shares of Shelf common stock outstanding and expects to have no shares of preferred stock outstanding. The following description of Shelf capital stock is intended as a summary only and is qualified in its entirety by reference to the NextNav Charter and NextNav Bylaws to be in effect upon the consummation of the Business Combination, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock will be entitled to receive dividends and other distributions (payable in cash, property or capital stock of Shelf) when, as and if declared thereon by the Shelf board of directors from time to time out of any assets or funds of Shelf legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Voting Rights

Except as otherwise required by law or Shelf’s proposed charter (including any preferred stock designation), each outstanding share of common stock will be entitled to one vote on any matter properly submitted to the stockholders. Holders of shares of Shelf’s common stock shall have no cumulative voting rights.

Preemptive Rights

Shelf’s common stock will not be entitled to preemptive or other similar subscription rights to purchase any of Shelf’s securities.

Conversion or Redemption Rights

Shelf’s common stock will be neither convertible nor redeemable.

Liquidation Rights

Subject to applicable law and the rights, if any, of the holders of any outstanding series of the preferred stock upon Shelf’s liquidation, the holders of Shelf’s common stock will be entitled to receive all the remaining assets of Shelf available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by each stockholder.

Preferred Stock

Shelf’s Board may, without further action by Shelf’s stockholders, from time to time, direct the issuance of up to 100,000,000 shares of preferred stock in one or more series and may, at the time of issuance, fix the voting rights, if any, and determine the designations, powers, preferences, and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. Accordingly, Shelf’s board of directors, without stockholder approval, may issue preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of Shelf’s common stock, may adversely affect the voting and other rights of the holders of Shelf’s common stock, and could have the effect of delaying, deferring or preventing a change of control of Shelf or other corporate action.

Warrants

Public Warrants

Upon consummation of the Business Combination, each whole warrant of Spartacus will automatically entitle the registered holder to purchase one whole share of Shelf’s common stock at a price of $11.50 per share, subject to adjustment as discussed below, on the later of (a) 30 days from the completion of a Business Combination or (b) 12 months from the closing of the IPO; provided in each case that Shelf has an effective registration statement under the Securities Act covering the common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or Shelf permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Shelf will not be obligated to deliver any shares of Shelf’s common stock pursuant to the exercise for cash of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Shelf’s common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to Shelf satisfying its obligations described below with respect to registration. No warrant will be exercisable and Shelf will not be obligated to issue shares of Shelf’s common stock upon exercise of a warrant unless Shelf’s common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants.

Once the warrants become exercisable, Shelf may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the Shelf’s common stock (or the closing bid price of Shelf’s common stock in the event shares of Shelf’s common stock are not traded on any specific day) equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three trading days before Shelf sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by Shelf, Shelf may exercise its redemption right even if Shelf is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Shelf has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Shelf issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Shelf’s common stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If Shelf calls the warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Shelf management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on Shelf’s stockholders of issuing the maximum number of shares of Shelf’s common stock issuable upon the exercise of the warrants. If Shelf’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Shelf’s common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Shelf’s common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Shelf’s common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Shelf’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Shelf’s common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Shelf believes this feature is an attractive option to Shelf if it does not need the cash from the exercise of the warrants after the Business Combination. If Shelf calls the warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify Shelf in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Shelf’s common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Shelf’s common stock is increased by a stock dividend payable in shares of Shelf’s common stock, or by a split-up of shares of Shelf’s common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Shelf’s common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Shelf’s common stock. A rights offering to holders of Shelf’s common stock entitling holders to purchase shares of Shelf’s common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Shelf’s common stock equal to the product of (i) the number of shares of Shelf’s common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Shelf’s common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Shelf’s common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Shelf’s common stock, in determining the price payable for Shelf’s common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Shelf’s common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Shelf’s common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Shelf, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Shelf’s common stock on account of such shares of Shelf’s common stock (or other shares of Shelf capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Shelf’s common stock in connection with a proposed Business Combination, (d) to satisfy the redemption rights of the holders of Shelf’s common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our common stock if we do not complete Business Combination by April 19, 2022, or (e) in connection with the redemption of our public shares upon our failure to complete our Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of Shelf’s common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Shelf’s common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Shelf’s common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Shelf’s common stock.

Whenever the number of shares of Shelf’s common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Shelf’s common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Shelf’s common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Shelf’s common stock (other than those described above or that solely affects the par value of such shares of Shelf’s common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which Shelf is the continuing corporation and that does not result in any reclassification or reorganization of Shelf’s outstanding shares of Shelf’s common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Shelf as an entirety or substantially as an entirety in connection with which Shelf dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Shelf’s common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Shelf’s common stock in such a transaction is payable in the form of Shelf’s common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least the majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders will not have the rights or privileges of holders of Shelf’s common stock and any voting rights until they exercise their warrants and receive shares of Shelf’s common stock. After the issuance of shares of Shelf’s common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of Shelf’s common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Shelf will, upon exercise, round down to the nearest whole number of shares of Shelf’s common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our Company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants will have terms and provisions that are identical to those of the public warrants sold as part of the public units in the IPO, including as to exercise price, exercisability and exercise period. The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination. They will also be exercisable on a cashless basis and will not be redeemable by us so long as they are held by the Sponsor, B. Riley Investments and/or its designees or any permitted transferees. If the private placement warrants are held by holders other than the Sponsor, B. Riley Investments and/or its designees or any permitted transferees, the private placement warrants will be redeemable by Shelf and exercisable by the holders on the same basis as the warrants included in the public units sold in the IPO.

Upon consummation of the Business Combination, if holders of the private placement warrants elect to exercise them on a cashless basis, they would surrender their warrants for that number of shares of Shelf’s common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Shelf common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of Shelf’s common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

In order to finance transaction costs in connection with the business combination, our Sponsor or an affiliate of our Sponsor or certain of our executive officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into up to an additional 1,500,000 warrants at a price of $1.00 per warrant (the “Working Capital Warrants”). The Working Capital Warrants would be identical to the private placement warrants.

Sponsor and B. Riley Investments have agreed not to transfer, assign or sell any of the private placement warrants (including the Shelf common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete the Business Combination, except, among other limited exceptions, including but not limited to transfers made to Spartacus’ officers and directors and other persons or entities affiliated with our Sponsor.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our Company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

AT&T Shelf Warrant

In connection with, and effective upon the consummation of, the Business Combination, AT&T has elected to exchange its three AT&T Holdings Warrants for one warrant to purchase an aggregate of 4,351,662 shares of Shelf’s common stock (the “AT&T Shelf Warrant”) at an exercise price of $0.01 per share, subject to adjustment to the extent necessary to reflect any share dividend, share split, reverse share split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares or in the event of certain reorganizations, consolidations, mergers or conversions of Shelf. After the consummation of the Business Combination, the AT&T Holdings Warrants will be canceled and, consistent with a public company warrant holder, AT&T will no longer have the equity participation rights, board or observer rights, information rights, anti-dilution protections, and other equityholder rights provided for prior to the consummation of the Business Combination.

The AT&T Shelf Warrant will be fully vested upon the consummation of the Business Combination. AT&T is entitled to exercise the AT&T Shelf Warrant in full (and not in part) for $0.01 per share at any time following consummation of the Business Combination and prior to the AT&T Shelf Warrant’s expiration date, which is 20 years from the date in which the first AT&T Holdings Warrant was issued, or October 2039, unless extended pursuant to the terms thereof (the “Exercisability Period”). In the event AT&T does not exercise the AT&T Shelf Warrant in full, the AT&T Shelf Warrant will be automatically exercised in full one business day prior to the earlier of the consummation of a “change of control” of Shelf (as defined in the warrant agreement) or the last day of the Exercisability Period.

Upon the consummation of the Business Combination, AT&T will be restricted from transferring (subject to limited exceptions) the AT&T Shelf Warrant and any shares of Shelf common stock issued upon the exercise thereof for a period of 180 days following the closing, subject to early termination for 50% of the shares underlying the AT&T Shelf Warrant upon exercise of the AT&T Shelf Warrant in the event that the closing sale price of Shelf’s common stock equals or exceeds $12.00 for 20 out of 30 consecutive trading days commencing at least 60 days after the closing of the Business Combination. Thereafter, any transfer of the AT&T Shelf Warrant or the underlying shares of common stock will be subject to the Securities Act.

AT&T will not have the rights or privileges of holders of Shelf’s common stock and any voting rights until it exercises the AT&T Shelf Warrant and receive shares of Shelf’s common stock. After the issuance of shares of Shelf’s common stock upon exercise of the AT&T Shelf Warrant, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Anti-Takeover Effects of the NextNav Charter and NextNav Bylaws

Following the consummation of the Business Combination, the NextNav Charter, the NextNav Bylaws and the DGCL will contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of Shelf’s board of directors. These provisions are intended to avoid costly takeover battles, reduce Shelf’s vulnerability to a hostile change of control and enhance the ability of Shelf’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Shelf by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

These provision include:

Special Meetings of Stockholders

The NextNav Charter and the NextNav Bylaws will provide that, except as required by law, special meetings of Shelf’s stockholders may be called at any time only by or at the direction of the chairman of Shelf’s board of directors, the chief executive officer of Shelf, or the Shelf’s board of directors pursuant to a resolution adopted by a majority of the Board. The NextNav Bylaws will also prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Advance Notice Procedures

The NextNav Bylaws will establish an advance notice procedure for stockholders proposals to be brought before an annual meeting, including proposed nominations of persons for election to Shelf’s board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of Shelf’s board of directors or by a stockholder who was a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice and on the record date for the meeting, who has given Shelf’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Additionally, the NextNav Bylaws will provide that if the stockholder does not appear at the annual meeting of stockholders of Shelf to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by Shelf. Although the bylaws will not give Shelf’s board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Shelf.

Removal of Directors; Vacancies

The NextNav Charter and the NextNav Bylaws will provide that directors may only be removed by the affirmative vote of at least two-thirds (2/3) of the voting power of all then outstanding shares of capital stock of Shelf entitled to vote generally in the election of directors, voting together as a single class. In addition, NextNav’s Bylaws will provide that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on Shelf’s board of directors that results from an increase in the number of directors and any vacancies on Shelf’s board of directors will be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, by a sole remaining director (and not by stockholders).

Supermajority Approval Requirements

The NextNav Charter and the NextNav Bylaws will provide that Shelf’s board of directors is expressly authorized to adopt, amend, alter or repeal the NextNav Bylaws without a stockholder vote, subject to limited exceptions. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the bylaws. The bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of Shelf entitled to vote on the election of directors in addition to any vote of the holders of any class or series of capital stock of Shelf required by law.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Shelf’s amended and restated certificate of incorporation will provide that, in addition to any vote of the holders of any class or series of Shelf’s stock required by law or by Shelf’s amended and restated certificate of incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend Article V (Board of Directors), Article VI (Bylaws), Article VII (Special Meeting of Stockholders; Action by Written Consent), Article VIII (Limited Liability; Indemnification), Article IX (Amendment of the Amended and Restated Certificate of Incorporation) or Article X (Exclusive Forum from Certain Lawsuits; Consent to Jurisdiction) of the Shelf’s amended and restated certificate of incorporation.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as Shelf’s common stock are listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Shelf’s common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, to facilitate acquisitions and for employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock may be to enable Shelf’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Shelf by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Shelf at prices higher than prevailing market prices.

Business Combinations

Shelf is and will continue to be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and certain employee stock plan; or

(3) at or after the time the stockholder became and interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Shelf for a three-year period. This provision may encourage companies interested in acquiring Shelf to negotiate in advance with Shelf’s board of directors because the stockholder approval requirement would be avoided if Shelf’s board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in Shelf’s board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Shelf’s stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of Shelf’s stockholders may bring an action in Shelf’s name to procure a judgment in Shelf’s favor, also known as a derivative action, provided that the stockholders bringing the action is a holder of Shelf’s shares at the time of the transaction to which the action relates or such stockholders’ stock thereafter devolved by operation of law.

Exclusive Forum

The NextNav Charter will provide that, unless Shelf consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on Shelf’s behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of Shelf’s directors, officers or other employees to us or Shelf’s stockholders, (3) any action asserting a claim against the Company or any director, officers or employees of the Company arising pursuant to any provision of the DGCL, the NextNav Charter, or the NextNav Bylaws or (4) any action asserting a claim against the Company, its directors, officers or employees that is governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (1) though (4) above, any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless Shelf consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. Although Shelf believes these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or Shelf’s directors and officers.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. NextNav’s Charter will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and Shelf’s stockholders, through stockholders’ derivative suits on Shelf’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The NextNav Bylaws will provide that Shelf must indemnify and advance expenses to Shelf’s directors and officers to the fullest extent authorized by the DGCL and NextNav’s Charter. Shelf also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for Shelf’s directors, officers and certain employees for some liabilities. Shelf believes that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions that will be included in the NextNav Charter and the NextNav Bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and Shelf’s stockholders. In addition, your investment may be adversely affected to the extent Shelf pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Shelf’s directors, officers or employees for which indemnification is sought.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Shelf’s common stock or warrants for at least six months would be entitled to sell his, her or its securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Shelf is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Shelf was required to file reports) preceding the sale. However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Rule 144 does include an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the initial holders and purchasers of placement units will be able to sell their founder shares, placement shares and placement warrants, as applicable, pursuant to and in accordance with Rule 144 without registration one year after Shelf has completed our initial business combination. However, if they remain one of our affiliates, during any three-month period, pursuant to rule 144, they will only be permitted to sell a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock then outstanding, which was              shares on the record date; or

•        the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Shelf’s affiliates under Rule 144 would also limited be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

As of the date of this proxy statement/prospectus, we had              shares of our common stock outstanding. Of these shares, the 20,000,000 shares of Class A common stock sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144. All of the 5,000,000 founder shares and 8,750,000 placement warrants are restricted securities under Rule 144 because they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are 18,750,000 warrants outstanding to purchase our Class A common stock, consisting of 10,000,000 public warrants originally sold as part of units in our IPO and 8,750,000 placement warrants in the private placement. Shelf has agreed to use reasonable best efforts to file a registration statement with respect to the common stock issuable upon exercise of the public warrants. See the section entitled“— Registration Rights” below for additional information.

Registration Rights

The holders of the private placement warrants that may be issued upon conversion of working capital loans (and any shares of Class A common stock issuable upon the exercise of the private placement warrants issued upon conversion of the working capital loans) have been granted registration rights in connection with our IPO as described under “Certain Relationships and Related Transactions — Spartacus Related Person Transactions.” On May 17, 2021, the Company and Sponsor entered into the First Working Capital Loan. On July 19, 2021, the Company amended and restated the First Working Capital Loan by increasing the amount the Company can borrow to $2.5 million and extending the maturity to the earlier of (i) December 31, 2022 or (ii) the date on which the initial Business Combination is completed. As of August 10, 2021, there was $600,000 drawn under the First Working Capital Loan.

At the closing, Shelf will enter into the Registration Rights Agreement with Sponsor, B. Riley Investments and certain former owners of Holdings with respect to the resale of shares of common stock that will be issued as consideration under the Merger Agreement. The Registration Rights Agreement will require Shelf to, among other things, file a resale shelf registration statement on behalf of the stockholders promptly after the closing of the Transactions. The Registration Rights Agreement will also provide certain demand rights and piggyback rights to the stockholders, subject to underwriter cutbacks and issuer blackout periods. Shelf will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Additional Agreements — Registration Rights Agreement” for additional information.

Registration Rights in Subscription Agreements

The PIPE Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Regulation D of the Securities Act. Shelf will grant the PIPE Investors certain registration rights in connection with the PIPE Financing, including agreeing to file (at Shelf’s sole cost and expense) the PIPE Resale Registration Statement with the SEC no later than the 15th business day following the closing date of the business combination. Shelf will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but, in general, no later than the 60th calendar day following the closing date of the business combination (or, in the event the SEC notifies Shelf that it will “review” the PIPE Resale Registration Statement, the 90th calendar day following the date thereof).

Transfer Agent and Registrar

The transfer agent and registrar for Shelf’s common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

Listing

Prior to the closing of the Business Combination, Shelf will apply to list, to be effective at the time of the business combination, Shelf’s common stock and warrants on Nasdaq. We expect its common stock and warrants to be listed under the symbols “NN” and “NNW,” respectively.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of Company common stock as of August 2, 2021 (prior to the Business Combination) and the expected beneficial ownership of Shelf common stock immediately following consummation of the Business Combination by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is or expected to be the beneficial owner of more than 5% of outstanding shares of common stock in Spartacus (prior to the Business Combination) and Shelf (immediately following consummation of the Business Combination);

•        each of Spartacus’ current named executive officers and directors;

•        each person who will become a named executive officer or a director of Shelf upon consummation of the Business Combination;

•        all of Spartacus’ current executive officers and directors as a group; and

•        all of Shelf’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.

The beneficial ownership of our common stock prior to the Business Combination is based on 25,000,000 shares of common stock issued and outstanding as of August 2, 2021, of which 20,000,000 shares were Class A common stock and 5,000,000 shares were Class B common stock.

The expected beneficial ownership of shares of our voting common stock immediately following consummation of the Business Combination assuming two redemption scenarios as follows:

•        Assuming No Redemptions: The expected beneficial ownership of shares of Shelf common stock immediately following the closing of the business combination and the PIPE Financing, assuming none of our public shares are redeemed, has been determined based upon the following assumptions: (i) no public stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its shares of Class A common stock; (ii) none of the investors set forth in the table below has purchased or purchases shares of Class A common stock in the open market; and (iii) there will be an aggregate of 112,891,678 shares of Shelf common stock issued and outstanding at the closing of the business combination (including (w) 20,000,000 shares of Shelf common stock issued to our holders of public shares upon the conversion of the public shares upon the closing of the business combination, (x) 5,000,000 shares of Shelf common stock issued to our initial stockholders upon the conversion of the Class B common stock shares upon the closing of the business combination, (y) 20,500,000 shares of Shelf common stock issued to our PIPE Investors upon the conversion of 20,500,000 Class A common stock shares of upon the closing of the business combination, and (z) 67,391,678 shares of Shelf common stock issued to the equity holders of Holdings, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1 and GS Blocker 2 in connection with the business combination).

•        Assuming Maximum Redemption: This scenario assumes that approximately 14,037,287 shares of Class A common stock are redeemed (the maximum redemption under which Spartacus believes it would be able to satisfy the minimum cash condition of $250.0 million). The expected beneficial ownership of shares of Shelf common stock immediately following the closing of the business combination and the PIPE Financing, assuming the maximum number of public shares are redeemed which Spartacus believes it would be able to satisfy the minimum cash condition of $250.0 million, has been determined based upon the following assumptions: (i) 14,037,287 shares of Class A common stock held by public stockholders are redeemed to receive cash from the Trust Account in exchange for shares of Class A common stock; (ii) none of the investors set forth in the table below has purchased or purchases shares of Class A common stock in the open market; and (iii) there will be an aggregate of 98,854,391 shares of Shelf common stock issued and outstanding at the closing of the business combination (including (w) 5,962,713 shares of Shelf common stock issued to our holders of public shares upon the conversion of the public shares upon the closing of the business combination), (x) 5,000,000 shares of Shelf common stock issued to our initial stockholders upon the conversion of the Class B common stock shares upon the closing of the business combination, (y) 20,500,000 shares of Shelf common stock issued to our PIPE Investors upon the conversion of 20,500,000 Class A common stock shares of upon the closing of the business combination, and (z) 67,391,678 shares of Shelf common stock issued to the equity holders of Holdings, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1 and GS Blocker 2 in connection with the business combination).

Unless otherwise indicated, (i) we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them; and (ii) the business address of each of the following entities or individuals is c/o Spartacus Acquisition Corporation, 6470 E Johns Crossing, Suite 490, Duluth, Georgia 30097.

	Before the Business Combination and PIPE Financing(1)				After the Business Combination and PIPE Financing(2)
					Assuming No Redemption			Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of Shares of Spartacus Class A Common Stock	% of Class	Number of Shares of Spartacus Class B Common Stock	% of Class	Number of Shares of Shelf common stock		% of Class	Number of Shares of Shelf Common Stock		% of Class
Directors and Executive officers Pre-Business Combination
Peter D. Aquino(4)	—	—%	—	—%	—		—%	—		—%
Alan Howe(4)	—	—%	—	—%	—		—%	—		—%
Eric Edidin(4)	65,000	* %	—	—%	65,000		* %	65,000		* %
Andrew Day(4)	—	—%	—	—%	—		—%	—		—%
Shelly C. Lombard(4)	—	—%	—	—%	—		—%	—		—%
Skyler C. Wichers(4)	—	—%	—	—%	—		—%	—		—%
Igor Volshteyn(3)(4)	—	—%	—	—%	—		—%	—		—%
All executive officers and directors as a group (7 individuals)	65,000	* %	—	—%	65,000		* %	65,000		* %
5% Beneficial Holders Pre-Business Combination
Spartacus Sponsor LLC(3)	—	—%	5,000,000	100%	13,104,244	(22)	10.8%	13,104,244	(22)	12.3%
Neil Subin(3)	500,000	2.5%	5,000,000	100%	6,605,000	(5)	5.9%	6,605,000	(5)	6.7%
CCUR Holdings, Inc.(3)	—	—%	5,000,000	100%	6,105,000	(6)	5.4%	6,105,000	(6)	6.2%
Karpus Investment Management(7)	3,003,909	15.0%	—	—%	3,003,909		2.7%	3,003,909		3.0%
Glazer Capital, LLC(8)	1,338,739	6.7%	—	—%	1,338,739		1.2%	1,338,739		1.4%
WOCAP Global Opportunity Investment Partners, L.P.(23)	—	—%	—	—%	6,500,000		5.8%	6,500,000		6.6%
Spring Creek Capital, LLC(24)	—	—%	—	—%	5,000,000		4.4%	5,000,000		5.1%
Highbridge Capital Management, LLC(25)	1,057,400	5.3%	—	—%	1,057,400		* %	1,057,400		1.1%

	Before the Business Combination and PIPE Financing(1)				After the Business Combination and PIPE Financing(2)
					Assuming No Redemption			Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of Shares of Spartacus Class A Common Stock	% of Class	Number of Shares of Spartacus Class B Common Stock	% of Class	Number of Shares of Shelf common stock		% of Class	Number of Shares of Shelf Common Stock		% of Class
Directors and Executive officers Post-Business Combination(9)
Peter D. Aquino(4)	—	—%	—	—%	—		—%	—		—%
Peter Barris	—	—%	—	—%	—		—%	—		—%
Bandel Carano	—	—%	—	—%	—		—%	—		—%
James B. Fleming	—	—%	—	—%	9,718,762	(16)	8.6%	9,718,762	(16)	9.8%
Christian Gates(10)	—	—%	—	—%	353,334		* %	353,334		*
Alan Howe(4)	—	—%	—	—%	—		—%	—		—%
David Knutson(11)	—	—%	—	—%	339,235		* %	339,235		*
Gary Parsons(12)	—	—%	—	—%	814,577		* %	814,577		*
Ganesh Pattabiraman(13)	—	—%	—	—%	1,620,613		1.4%	1,620,613		1.6%
All executive officers and directors as a group (10 individuals)(14)	—	—%	—	—%	13,611,420		12.0%	13,611,420		13.7%
5% Beneficial Holders Post-Business Combination
Fortress Credit Corp.(15)	—	—%	—	—%	11,679,991		12.6%	11,679,991		14.3%
Columbia Capital(16)	—	—%	—	—%	9,718,762(16)		8.6%	9,718,762	(16)	9.8%
GS Investment Strategies, LLC(17)	—	—%	—	—%	8,959,764		7.9%	8,959,764		9.1%
Telcom LMS Holdings LLC(18)	—	—%	—	—%	9,235,015		8.2%	9,235,015		9.3%
New Enterprise Associates(19)	—	—%	—	—%	8,161,952		7.2%	8,161,952		8.3%
Future Fund Investment Company No.3 Pty Ltd.(20)	—	—%	—	—%	7,055,580		6.2%	7,055,580		7.1%
Oak Investment Partners XIII, LP(21)	—	—%	—	—%	5,770,506		5.1%	5,770,506		5.8%
Spartacus Sponsor LLC(3)	—	—%	5,000,000	100%	13,104,244	(22)	10.8%	13,104,244	(22)	12.3%
Neil Subin(3)	500,000	2.5%	5,000,000	100%	6,605,000	(5)	5.9%	6,605,000	(5)	6.7%
CCUR Holdings, Inc.(3)	—	—%	5,000,000	100%	6,105,000	(6)	5.4%	6,105,000	(6)	6.2%
WOCAP Global Opportunity Investment Partners, L.P.(23)	—	—%	—	—%	6,500,000		5.8%	6,500,000		6.6%
Spring Creek Capital, LLC(24)	—	—%	—	—%	5,000,000		4.4%	5,000,000		5.1%

____________

(1)      The pre-Business Combination and pre-PIPE Financing percentage of beneficial ownership of Spartacus in this table is calculated based on 20,000,000 shares of Spartacus’ Class A common stock and 5,000,000 shares of Spartacus’ Class B common stock outstanding as of August 2, 2021.

(2)      Does not include up to 2,800,000 restricted shares of Shelf common stock or restricted stock units of Shelf that may be granted under the Omnibus Plan pursuant to the Merger Agreement.

(3)      Our sponsor is the record holder of such shares. MILFAM CI LLC SPARTACUS and CCUR Holdings, Inc. are the managing members of the sponsor. As such, each of MILFAM CI LLC SPARTACUS and CCUR Holdings, Inc. have voting and investment discretion with respect to the common stock held of record by our sponsor and may be deemed to share beneficial ownership of the common stock held directly by our sponsor. MILFAM CI LLC SPARTACUS is controlled by MILFAM CI Management LLC, which is owned and controlled by Neil Subin. CCUR Holdings, Inc. is controlled by its board of directors.

(4)      Each of these individuals holds a direct or indirect interest in our Sponsor. Each person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(5)      Includes 1,105,000 shares of Class A common stock bought by MILFAM Investments LLC, which in connection with the Business Combination such shares will convert to shares of Shelf common stock on a one-for-one basis. Mr. Subin is the President and Manager of MILFAM LLC, which serves as manager of Milfam Investments LLC, consequently, he may be deemed to share beneficial ownership of the shares of Class A common stock held by Milfam Investments LLC. Mr. Subin’s business address is 2336 SE Ocean Blvd, Suite 400, Stuart, Florida 34996.

(6)      Includes 1,105,000 shares of Class A common stock bought by CCUR Holdings, Inc. in the PIPE Financing, which in connection with the Business Combination such shares will convert to shares of Shelf common stock on a one-for-one basis.

(7)      According to the Schedule 13G filed on January 8, 2021 with the SEC by Karpus Management, Inc., d/b/a Karpus Investment Management (“KIM”), KIM is an investment adviser who has sole voting power with respect to 3,003,909 Class A shares and sole dispositive authority with respect to 3,003,909 Class A shares. The business address of KIM is 183 Sully’s Trail, Pittsford, New York 14534.

(8)      According to a Schedule 13G filed on February 16, 2021 by Glazer Capital LLC and Paul J. Glazer, the shares are held by certain funds and managed accounts to which Glazer Capital LLC serves as investment manager. Paul J. Glazer is the managing member of Glazer Capital LLC. The business address of each of these reporting persons is 250 West 55th Street, Suite 30A, New York, New York 10019.

(9)      The business address of each of the directors and executive officers following the Business Combination is c/o NextNav Inc., 1775 Tysons Blvd., 5th Floor, McLean, Virginia 22102.

(10)    Includes 9,893 restricted shares of Shelf common stock and 10,944 shares underlying vested Shelf options.

(11)    Includes 7,420 restricted shares of Shelf common.

(12)    Includes 144,078 shares of Shelf common stock to be issued to the Parsons Family Generation Skipping Trust upon the consummation of the Business Combination of which Gary Parsons’s spouse is the sole trustee.

(13)    Includes 630,344 shares of Shelf common stock to be issued to the Ganesh M Pattabiraman Family Trust upon the consummation of the Business Combination of which Ganesh Pattabiraman and Anuradha Srikantan are the trustees. Includes 15,220 restricted shares of Shelf common stock.

(14)    Includes 44,901 restricted shares of Shelf common stock and 213,257 shares underlying vested Shelf options.

(15)    11,679,991 shares of Shelf common stock to be issued to CF NNAV-E LLC and 2,500,000 shares of Shelf common stock to be issued to CF NNAV-P LLC, each an affiliate of Fortress Credit Corp., upon the consummation of the Business Combination. 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(16)    86,791 shares of Shelf common stock to be issued to Columbia Capital Employee Investors IV, L.P., 8,576,715 shares of Shelf common stock to be issued to Columbia Capital Equity Partners IV (ECI), Ltd. and 1,055,256 shares of Shelf common stock to be issued to Columbia Progeny Partners IV, Inc., in each case upon the consummation of the Business Combination. James B. Fleming, Jr. is the sole manager of Columbia Capital IV, LLC and as a result, he will exercise shared voting and investment control over all the common stock to be issued to Columbia Capital Employee Investors IV LP, Columbia Capital Equity Partners IV (ECI) Ltd., and Columbia Progeny Partners IV Inc. and may be deemed to have beneficial ownership over all those shares. The address for each entity is 204 South Union Street Alexandria, Virginia 22314.

(17)    1,137,101 shares of Shelf common stock to be issued to Global Long Short Partners Aggregating Holdings Del VII LLC, 2,242,388 shares of Shelf common stock to be issued to Global Long Short Partners Master LP, 866,744 shares of Shelf common stock to be issued to Global Private Opportunities Partners Holdings II Corp, 781 shares of Shelf common stock to be issued to Global Private Opportunities Partners Offshore Holdings LP and 4,712,750 shares to be issued to Global Private Opportunities Partners LP, in each case upon the consummation of the Business Combination. The address for each entity is 200 West Street, New York, NY 10282.

(18)    9,235,015 shares of Shelf common stock to be issued to Telcom LMS Holdings LLC upon the consummation of the Business Combination.  701 Brickell Avenue, Suite 1700, Miami, Florida 33131.  A majority of the units of Telcom LMS Holdings LLC are held by various trusts as to which the sole trustee is Mrs. Neera Singh. 204 South Union Street, Alexandria, Virginia 22314.  Mrs. Singh, as trustee, will exercise voting and investment control over all the common stock to be issued to Telcom LMS Holdings LLC and may be deemed to have beneficial ownership over all those share.

(19)    8,161,952 shares of Shelf common stock to be issued to New Enterprise Associates14, L.P. (“NEA 14”) upon the consummation of the Business Combination. The shares directly issued to NEA 14, are indirectly held by NEA Partners 14, L.P. (“Partners 14”), which is the sole general partner of NEA 14; NEA 14 GP, LTD (“NEA 14 LTD”), which is the sole general partner of Partners 14; and each of the individual directors of NEA 14 LTD. The individual Directors of NEA 14 LTD (the “NEA 14 Directors”) are Forest Baskett, Anthony A. Florence, Patrick Kerins, Scott D. Sandell, and Peter W. Sonsini. Partners 14, NEA 14 LTD, and the NEA 14 Directors share voting and dispositive power with regard to the shares owned directly by NEA 14. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The address for these entities is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(20)    7,055,580 shares of Shelf common stock to be issued to Future Fund Investment Company No.3 Pty Ltd (“FFIC3”) upon the consummation of the Business Combination. All of the shares of Shelf common stock will be held of record by The Northern Trust Company in its capacity as custodian for FFIC3. FFIC3 is a wholly owned subsidiary of the Future Fund

Board of Guardians (“FFBG”). Assets held by FFBG are held for and on behalf of the Commonwealth of Australia and therefore no individual is the beneficial owner of the shares held by FFIC3. FFBG makes decisions by a majority vote of the non-executive board of FFBG. The principal business address of FFIC3 and FFBG is Level 14, 447 Collins Street, Melbourne VIC 3000.

(21)    5,770,506 shares of Shelf common stock to be issued to Oak Investment Partners XIII, L.P. (“Oak XIII”) upon the consummation of the Business Combination. The shares directly issued to Oak XIII are indirectly held by Oak Associates XIII, LLC (“Oak Associates LLC”), which is the general partner of Oak XIII and may be deemed to share voting and dispositive power over the shares held by Oak XIII. Mr. Carano, a director post-Business Combination, is a managing partner of Oak XIII and a managing member of Oak Associates LLC, and as such, may be deemed to possess shared beneficial ownership of any shares held by Oak XIII. Mr. Carano has shared power to vote and dispose of the shares held by Oak XIII, along with Grace A. Ames, Edward W. Glassmeyer, Fredric W. Harman, and Ann H. Lamont, the other managing members of Oak Associates LLC. Mr. Carano and all the managing members listed above disclaim beneficial ownership of the shares held by Oak XIII except to the extent of their actual pecuniary interest therein. The principal business address of Oak XIII and Oak Associates LLC is c/o Oak XIII, 901 Main Avenue, Suite 600, Norwalk, CT 06851.

(22)    Includes 8,104,244 private placement warrants that are (after the later of (i) the date that is 30 days after the closing of the business combination, or (ii) the date that is 12 months from the date of the closing of the IPO, exercisable for 8,104,244 shares of Shelf common stock issuable upon the exercise or conversion of the private placement warrants.

(23)    Includes 6,500,000 shares of Class A common stock bought by WOCAP Global Opportunity Investment Partners, L.P. in the PIPE Financing, which in connection with the Business Combination such shares will convert to shares of Shelf common stock on a one-for-one basis. Timothy Presutti has voting and dispositive control over the securities held by this stockholder. The business address of WOCAP Global Opportunity Investment Partners, L.P. is 2802 Timmons Lane #27440, Houston, Texas 77227.

(24)    Includes 5,000,000 shares of Class A common stock bought by Spring Creek Capital, LLC in the PIPE Financing, which in connection with the Business Combination such shares will convert to shares of Shelf common stock on a one-for-one basis. These securities may be deemed to be beneficially owned by SCC Holdings, LLC by virtue of its 100% ownership of Spring Creek Capital, LLC, and these securities may be deemed to be beneficially owned by Koch Industries, Inc. by virtue of its indirect ownership of Spring Creek Capital, LLC. The business address of Spring Creek Capital, LLC is 14111 E. 37th Street North, Wichita, Kansas 67220.

(25)    The information for Highbridge Capital Management, LLC (“ Highbridge”) and certain affiliated persons is based solely on information furnished in the Schedule 13G filed by Highbridge with the SEC on June 24, 2021. Highbridge is the trading manager of Highbridge Tactical Credit Master Fund, L.P. and Highbridge SPAC Opportunity Fund, L.P. The business address of Highbridge is 277 Park Avenue, 23rd Floor, New York, New York 10172.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Spartacus Related Person Transactions

Founder Shares

On August 21, 2020, the Sponsor paid $25,000, or approximately $0.0035 per share, to cover certain offering costs in consideration for 7,187,500 shares of Class B common stock, par value $0.0001 (the “founder shares”). In October 2020, the Sponsor returned to the Company, at no cost, an aggregate of 1,437,500 founder shares, which were cancelled, resulting in an aggregate of 5,750,000 founder shares outstanding and held by the Sponsor. Up to 750,000 founder shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was to be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the founder shares will represent 20.0% of the Company’s issued and outstanding stocks after the IPO. On November 2, 2020, 750,000 founder shares were forfeited.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their Class A common stock for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”). Notwithstanding the foregoing, if (1) the closing price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the lock-up.

Additionally, in connection with the Spartacus IPO, the Sponsor and B. Riley Investments purchased an aggregate of 8,104,244 and 645,756 private placement warrants, respectively, at a price of $1.00 per warrant. Each warrant is exercisable to purchase one share of Spartacus’ Class A common stock at a price of $11.50 per share.

Promissory Note

The Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note. This loan was non-interest bearing and payable on the earlier of March 31, 2021 or the completion of the IPO. For the period from August 10, 2020 (inception) to December 31, 2020, the Company has borrowed $191,046 under the promissory note. The amount was paid if full on October 26, 2020.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into private placement warrants at a price of $1.00 per warrant. On May 17, 2021, the Company and Sponsor entered into the First Working Capital Loan. On July 19, 2021, the Company amended and restated the First Working Capital Loan by increasing the amount the Company can borrow to $2.5 million and extending the maturity to the earlier of (i) December 31, 2022 or (ii) the date on which the initial Business Combination is completed. As of August 10, 2021, there was $600,000 drawn under the First Working Capital Loan.

Administrative Support Agreement

Commencing on October 19, 2020, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the six months ended June 30, 2021, the Company incurred $60,000 administrative support fees.

Registration Rights

The holders of (i) the founder shares, which were issued in a private placement prior to the closing of the IPO, (ii) private placement warrants, which were issued in a private placement simultaneously with the closing of the IPO and the Class A common stock underlying such private placement warrants, and (iii) private placement warrants that may be issued upon conversion of working capital loans (and the securities underlying such securities) will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement executed on October 15, 2020 and expected to be superseded by a new registration rights agreement to be entered into in connection with the business combination. In the new registration rights agreement, these holders of these securities will provide certain demand rights and piggyback rights to such stockholders, subject to underwriter cutbacks and issuer blackout periods. Shelf will agree to pay certain fees and expenses incurred in connection with the filing of any such registration statements.

Private Placement Warrants

Our Sponsor purchased an aggregate of 8,104,244 private placement warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of our initial public offering with each warrant exercisable to purchase one share of our Class A common stock at a price of $11.50 per share. B. Riley Investments also purchased an aggregate of 645,756 identical private placement warrants at a purchase price of $1.00 per warrant. See the section entitled “Description of Securities — Warrants — Private Placement Warrants” for more information.

MILFAM CI LLC SPARTACUS

MILFAM CI LLC SPARTACUS, one of the two managing members of our Sponsor, is controlled by MILFAM CI Management LLC, which is owned and controlled by Neil Subin, who owns a 40% interest worth approximately $350,000 (which Mr. Subin owns a 40% economic interest, or $140,000) in Xiphius LLC, which owns 87,414 total units (or a 0.05% interest) in Holdings.

MILFAM Investments LLC

MILFAM Investments LLC, an affiliate of MILFAM CI LLC SPARTACUS, one of the managing members of our Sponsor, paid $5.0 million for its 500,000 public units. MILFAM Investments LLC has not waived its redemption rights in connection with the underlying 500,000 public shares.

Subscription Agreements

On June 9, 2021, concurrently with the execution of the Merger Agreement, CCUR Holdings, Inc, one of the managing members of our Sponsor, and MILFAM Investments LLC, an affiliate of MILFAM CI LLC SPARTACUS, one of the managing members of our Sponsor, entered into a Subscription Agreement to each purchase 1,105,000 PIPE Shares in the PIPE Financing.

Director and Officer Indemnification

Spartacus’ certificate of incorporation authorizes indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL.

Expense Reimbursement

Spartacus’ officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on Spartacus’ behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

NextNav Relationships and Related Person Transactions

Since January 1, 2020, there have been no transactions, to which NextNav has been a party, in which the amount involved in the transaction or series of related transactions exceeded $120,000, and in which any of NextNav’s directors, executive officers or beneficial owners of more than 5% of any class of NextNav’s securities or an affiliate or immediate family thereof, had or will have a direct or indirect material interest, other than employment, compensation, termination, indemnification and change in control arrangements as described herein.

Directorship Arrangements

Pursuant to the Sixth Amended and Restated Operating Agreement of Holdings dated December 27, 2019, certain equity holders of Holdings were granted contractual rights to designate members to the board of directors of Holdings. James B. Fleming, Dr. Rajendra Singh, Peter Barris and Bandel Carano, all of whom are current directors of Holdings, were appointed by Columbia Blocker, Telcom LMS Holdings LLC, NEA 14 NextNav Blocker, LLC and OAK NextNav Blocker, LLC, respectively. Messrs. Carano, Barris and Fleming are being nominated to the board of directors of Shelf pursuant to Proposal No. 6 of this proxy statement/prospectus. In connection with the Business Combination, these contractual rights will terminate in connection with the execution of the Seventh Amended and Restated Operating Agreement of Holdings.

Consulting Arrangement

On September 1, 2018, NextNav entered into a consulting agreement with Gary Parsons.  Pursuant to the consulting agreement, Mr. Parsons provides board level, regulatory and business development services to NextNav for $10,000 per month.  The consulting agreement contains customary confidentiality and intellectual property assignment provisions.

AT&T Agreements

In October 2019, NextNav entered in a series of agreements with AT&T Services, Inc. and certain of its affiliates. In connection with these agreements, on October 7, 2019, Holdings issued AT&T a warrant to purchase 21,221,299 Class D Preferred Units for an exercise price of $2.89 per Class D Unit and on March 5, 2020, Holdings issued AT&T warrants to purchase 7,416,126 Class A Common Units at an exercise price of $0.01 per Common Unit and a warrant to purchase 1,910,158 Class D Preferred Units for an exercise price of $2.89 per Class D Unit (collectively, the “AT&T Holdings Warrants”).  Through AT&T’s beneficial ownership of the AT&T Holdings Warrants, AT&T is a related person of Holdings.

Our AT&T agreements provide for: (i) AT&T’s marketing and resale of Pinnacle services to FirstNet® subscribers and certain pricing requirements for our SDKs based on the quantity of usage, revenue sharing, compliance with data rights and privacy, and support requirements; and (ii) AT&T hosting of Pinnacle equipment for altitude determination at AT&T sites, at no recurring cost to us.

Our obligations to AT&T under these agreements include providing certain equipment to AT&T and paying $5 million to AT&T for deployment services for our Pinnacle network. We have provided AT&T with performance assurances and certain intellectual property and transition support rights in the event we are unable to continue providing services to AT&T, have significant service outages, or engage in transactions with certain persons. The parties agreed to enter into escrow arrangements on customary terms for intellectual property storage and verification of the deposited escrow materials in various different escrow “lockers,” which could be accessed by AT&T based on different conditions upon which the draw down could be made. For additional information on these agreements and NextNav’s relationship with AT&T, see the section entitled “Information about NextNav — AT&T Relationship.”

Prior to the consummation of the Business Combination, the AT&T Holdings Warrants will be exercisable for equity in Holdings based on AT&T’s achievement of specified performance goals. The AT&T Holdings Warrants include equity participation rights, board or observer rights, information rights, anti-dilution protections, and other equityholder rights that apply prior to the consummation of the Business Combination. In connection with the Business Combination, the AT&T Holdings Warrants will become fully vested and AT&T has elected to have the AT&T Holdings Warrants exchanged for a warrant to purchase shares of Shelf common stock. After the consummation of the Business Combination, consistent with a public company warrant holder, AT&T will no longer have the equity participation rights, board or observer rights, information rights, anti-dilution protection and other equity holder rights provided for prior to the consummation of the Business Combination. Also in connection with the Business Combination, AT&T will enter into the Registration Rights Agreement. See the sections entitled “Proposal No. 1 — The Business Combination Proposal — Treatment of Holdings Equity Interests — Warrants”, “Proposal No. 1 — The Business Combination Proposal — Additional Agreements — The Registration Rights Agreement”, “Description of Securities — Warrants — AT&T Shelf Warrant” and “— Post-Combination Company Transactions — Registration Rights Agreement”.

Fortress Financing Agreement

Fortress Credit Corp. (“Fortress”) and NextNav are parties to a Financing Agreement dated as of December 27, 2019 (as amended, the “Fortress Financing Agreement”) whereby Fortress serves as the agent for the lenders party thereto to a multi-draw term loan, currently in the aggregate principal amount of $105,325,000. Certain entities affiliated with Columbia Blocker, Telcom LMS Holdings LLC, NEA 14 NextNav Blocker, LLC and OAK NextNav Blocker, LLC are lenders under the Fortress Financing Agreement.

In June of 2021, NextNav entered into an amendment to the Fortress Financing Agreement. Under the terms of the amendment, the amount available to fund operations of the NextNav was increased from $65 million to $80 million with the remainder available to fund costs incurred pursuant to the agreement, including legal and advisor costs and cash interest. The total amount committed under the agreement is unchanged at $105.3 million.

Expense Reimbursement

Holding’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on Holding’s behalf.

Post-Combination Company Transactions

Indemnification Agreement

Shelf intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the NextNav Charter and the NextNav Bylaws. These agreements, among other things, will require Shelf to indemnify its directors and executive officers for expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) in any action or proceeding arising out of their services as one of Shelf’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at Shelf’s request. Shelf believes that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Registration Rights Agreement

At the closing, Shelf will enter into the Registration Rights Agreement with Sponsor, B. Riley Investments and certain former owners of Holdings, including Fortress Credit Capital, Columbia Blocker, OAK NextNav Blocker, LLC, The Northern Trust Company in its capacity as custodian for Future Fund Investment Company No.3 Pty Ltd, Global Long Short Partners Master LP, Global Long Short Partners Aggregating Holdings Del VII LLC; Global Private Opportunities Partners LP, Global Private Opportunities Partners Holdings Del II LLC, Telcom LMS Holdings LLC, as well as any owners of Holdings who are affiliates of NextNav’s executive officers and directors listed in this proxy statement/prospectus. The Registration Rights Agreement will require Shelf to, among other things, file a shelf registration statement with respect to shares of Shelf common stock and other equity securities (including certain warrants to purchase shares of common stock of Shelf and shares of common stock of Shelf issued or issuable upon the exercise of such warrants) on behalf of the stockholders promptly after the closing of the Transactions. See the sections entitled “Proposal No. 1 — The Business Combination Proposal — Additional Agreements — The Registration Rights Agreement” for further information.

5% Holders

For information regarding on the beneficial owners of more than five percent of our common stock, including the basis for control and the percentage of voting securities owned, please see the section entitled “Beneficial Ownership of Securities.”

Policies and Procedures for Related Person Transactions

Prior to the consummation of the Business Combination, Shelf’s board of directors intends to adopt a policy with respect to the review, approval or disapproval and/or ratification of related party transactions. Under the policy, Shelf’s Audit Committee is responsible for reviewing and approving or disapproving related person transactions. In the course of its review and approval of related party transactions, Shelf’s Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, Shelf’s policy requires Shelf’s Audit Committee to consider, among other factors:

•        whether the terms of the related party transaction (taken together) are fair to the Company and on the same basis that would apply if the transaction did not involve a related person;

•        whether there are business reasons for Shelf to enter into the related party transaction;

•        whether the related party transaction would impair the independence of a non-employee director (including, if applicable, with respect to the director’s capacity as a committee member; and

•        whether the related party transaction would present an improper conflict of interest (or result in an inappropriate appearance of conflict of interest) for any director or executive officer, taking into account the size of the transaction or transactions, the overall financial position of the director, executive officer or other related person, the direct or indirect nature of the interest in the transaction or transactions of the director, executive officer or other related person, the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, the Company’s best interests and those of Shelf’s stockholders, as the Audit Committee determines in good faith.

In addition, under our code of business conduct and ethics, which will be adopted in connection with the consummation of the Business Combination, our employees, directors and director nominees will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

All of the transactions described above were entered into prior to the adoption of Shelf’s written related party transactions policy (which policy will be adopted in connection with the consummation of the Business Combination), but all were approved by the applicable board of directors, prior to the existence of the Shelf board of directors, considering similar factors to those described above.

INFORMATION ON SECURITIES AND DIVIDENDS

Spartacus

Market Information

Our units, Class A common stock, and warrants are each quoted on Nasdaq under the symbols “TMTSU,” “TMTS” and “TMTSW,” respectively. Our units commenced public trading on October 15, 2020 and our Class A common stock and warrants each commenced separate public trading on November 2, 2020.

On June 9, 2021, the trading date before the public announcement of the Business Combination, the closing price of our units, Class A common stock, and warrants, was $10.22, $9.96 and $0.75, respectively. The closing price of our units, Class A common stock, and warrants on August 2, 2021, was $10.52, $10.00 and $1.10, respectively.

Holders

On August 2, 2021, the numbers of record holders of our Class A common stock, units and warrants were 1, 1 and 3, respectively, not including beneficial holders whose securities are held in street name.

Dividend Policy of Spartacus

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination.

NextNav

Market Information

Historical market price information regarding NextNav is not provided because there is no public market for the equity interests of Holdings and the Blockers.

Shelf

Dividend Policy

Following completion of the Business Combination, Shelf’s board of directors will consider whether or not to institute a dividend policy. It is presently intended that Shelf retain its earnings for use in business operations and, accordingly, we do not anticipate Shelf’s board of directors declaring any dividends in the foreseeable future.

LEGAL MATTERS

K&L Gates LLP will provide an opinion for Shelf regarding the validity of the securities issued in connection with the Business Combination and as to certain U.S. federal income tax consequences of the Business Combination.

EXPERTS

The financial statements of Spartacus Acquisition Shelf Corp. as of May 31, 2021 and for the period from May 21, 2021 (inception) through May 31, 2021 (which contains an explanatory paragraph relating to substantial doubt about the ability of Spartacus Acquisition Shelf Corp. to continue as a going concern, as described in Note 1 to the financial statements), appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Spartacus Acquisition Corporation as of December 31, 2020 and for the period from August 10, 2020 (inception) to December 31, 2020, appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of NextNav Holdings, LLC and its subsidiaries as of and for the years ending December 31, 2020 and December 31, 2019, appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

If the Business Combination is completed, it is expected that Ernst & Young LLP will be engaged to audit the financial statements of Shelf for its 2021 fiscal year.

APPRAISAL RIGHTS

Our stockholders and warrant holders do not have appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus unless we have received contrary instructions from one or more of the stockholders sharing the same address. Upon written or oral request, we will promptly deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing us at our principal executive offices at (770) 305-6434 and 6470 E Johns Crossing, Suite 490, Duluth, Georgia 30097.

TRANSFER AGENT AND REGISTRAR

The transfer agent for the securities of Spartacus and Shelf is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

As a general rule, stockholders wishing to submit a proposal for the 2022 annual meeting of stockholders and have the proposal included in the proxy statement pursuant to Rule 14a-8(e) under the Exchange Act must submit the proposal not less than 120 days prior to the one-year anniversary of the release date of the proxy statement in connection with the special meeting (which is being held in lieu of our 2021 annual meeting of stockholders). Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, under our bylaws provide that stockholder proposals, other than director nominations, for the 2022 annual meeting of stockholders must be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the special meeting (which is being held in lieu of our 2021 annual meeting of stockholders),  or no earlier than         , 2022 or later than         , 2022. However, in the event that our 2022 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of special meeting (which is being held in lieu of our 2021 annual meeting of stockholders), to be timely a stockholder’s notice must be received by our secretary at our principal executive office not earlier than the close of business on the 120th day before the 2022 annual meeting of stockholders and not later than the later of (1) the close of business on the 90th day before the 2022 annual meeting of stockholders or (2) the close of business on the 10th day following the day on which public announcement of the date of the 2022 annual meeting of stockholders is first made by us.

Director nominations for the 2022 annual meeting of stockholders must be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of special meeting (which is being held in lieu of our 2021 annual meeting of stockholders). However, in the event that our 2022 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of our 2021 annual meeting of stockholders, to be timely a stockholder’s notice must be received by our secretary at our principal executive office not earlier than the close of business on the 120th day before the 2022 annual meeting of stockholders and not later than the later of (1) the close of business on the 90th day before the 2022 annual meeting of stockholders or (2) the close of business on the 10th day following the day on which public announcement of the date of the 2022 annual meeting of stockholders is first made by us.

In addition to the above, a stockholder proposal must otherwise comply with applicable SEC rules to be considered for inclusion in our proxy materials relating to our 2022 annual meeting of stockholders. You may contact our secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Spartacus’ SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Those filings are also available free of charge to the public on, or accessible through, our website under the “SEC Filings” heading, at https://www.spartacus-ac.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or prospectus supplement or the registration statement of which it forms a part.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Igor Volshteyn, Chief Financial Officer
Spartacus Acquisition Corporation
6470 E Johns Crossing, Suite 490
Duluth, Georgia 30097
Tel: (770) 305-6434
Email: igorv@spartacus-ac.com

You may also obtain these documents, without charge, by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Tel: Individuals can call toll-free at (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email: TMTS.info@investor.morrowsodali.com

If you are a stockholder of Spartacus and would like to request documents, please do so by [•], 2021, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Spartacus has been supplied by Spartacus, and all such information relating to NextNav has been supplied by NextNav. Information provided by either Spartacus or NextNav does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of Spartacus for the special meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us or NextNav that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

SPARTACUS ACQUISITION SHELF CORP.

SPARTACUS ACQUISITION CORPORATION

NEXTNAV HOLDINGS, LLC

Financial Statements as of June 30, 2021 and for the Six Months ended June 30, 2021 and 2020
Condensed Consolidated Balance Sheets as of June 30, 2021 (unaudited) and December 31, 2020	F-50
Condensed Consolidated Statements of Comprehensive Loss for the Six Months Ended June 30, 2021 and June 30, 2020 (unaudited)	F-52
Condensed Consolidated Statements of Changes in Preferred Interests and Members’ Deficit for the Six Months Ended June 30, 2021 and June 30, 2020 (unaudited)	F-53
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2021 and June 30, 2020 (unaudited)	F-55
Notes to Condensed Consolidated Financial Statements (unaudited)	F-56

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Spartacus Acquisition Shelf Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Spartacus Acquisition Shelf Corp. (the “Company”) as of May 31, 2021, the related statements of operations, deficit and cash flows for the period from May 21, 2021 (inception) through May 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2021, and the results of its operations and its cash flows for the period from May 21, 2021 (inception) through May 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company was formed by Spartacus Acquisition Corporation (the “SPAC”). The SPAC has until April 19, 2022 to complete its initial business combination. If the SPAC is unable to raise additional funds to alleviate liquidity needs as well as complete the initial business combination by April 19, 2022, the SPAC must cease all operations and dissolve and liquidate under Delaware law. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

We have served as the Company’s auditor since 2021

Philadelphia, Pennsylvania

June 15, 2021

SPARTACUS ACQUISITION SHELF CORP.
BALANCE SHEET
may 31, 2021

LIABILITIES AND DEFICIT

Current liabilities:
Accrued expenses	$2,792

Commitments and contingencies

Deficit:
Common stock, par value $0.0001; 100 shares authorized; 0 shares issued and outstanding	—
Accumulated deficit	(2,792)
Total deficit	(2,792)
Total liabilities and deficit	$—

The accompanying notes are an integral part of the financial statements.

SPARTACUS ACQUISITION SHELF CORP.
STATEMENT OF OPERATIONS
MAY 21, 2021 (INCEPTION) THROUGH MAY 31, 2021

Formation expenses	$2,792
Net loss	$(2,792)

The accompanying notes are an integral part of the financial statements.

SPARTACUS ACQUISITION SHELF CORP.
STATEMENT OF DEFICIT
MAY 21, 2021 (INCEPTION) THROUGH MAY 31, 2021

	Common Stock		Accumulated Deficit	Total Deficit
	Shares	Amount
Balance at May 21, 2021 (inception)	—	$—	$—	$—
Net loss	—	$—	(2,792)	(2,792)
Balance at May 31, 2021	—	$—	$(2,792)	$(2,792)

The accompanying notes are an integral part of the financial statements.

SPARTACUS ACQUISITION SHELF CORP.
STATEMENT OF CASH FLOWS
MAY 21, 2021 (INCEPTION) THROUGH MAY 31, 2021

Cash flows used in operating activities:
Net loss	$(2,792)
Adjustments to reconcile net loss to net cash from operating activities:
Increase in liabilities:
Accrued expenses	2,792
Net cash from operating activities	—

Net change in cash	$—
Cash – beginning of period	—

Cash – end of period	$—

The accompanying notes are an integral part of the financial statements.

SPARTACUS ACQUISITION SHELF CORP.
NOTES TO FINANCIAL STATEMENTS
MAY 21, 2021 (INCEPTION) THROUGH MAY 31, 2021

1.     Overview of the Business and Basis of Presentation

Business Operations

Spartacus Acquisition Shelf Corp. (the “Company”) is a Delaware corporation formed by Spartacus Acquisition Corporation, a Delaware corporation (the “SPAC”) on May 21, 2021 (inception). The Company has adopted a fiscal year-end of December 31. The Company has the authority to issue 100 shares of common stock with a par value of $0.0001 per share. The Company was formed to be the surviving company in connection with a contemplated business combination between the SPAC and a target company. The Company has no prior operating activities.

Going Concern

The Company was formed by the SPAC. The SPAC has until April 19, 2022 to complete its initial business combination. If the SPAC is unable to complete the initial business combination by April 19, 2022, the SPAC must cease all operations and dissolve and liquidate under Delaware law.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. If the SPAC is unable to raise additional funds to alleviate liquidity needs as well as complete a business combination by close of April 19, 2022, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.     Significant Accounting Policies

Basis of Presentation

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules of the Securities and Exchange Commission (the “SEC”).

In preparing the accompanying financial statements, the Company considered disclosures of events occurring after May 31, 2021 through June 15, 2021. Based on this review, other than those described in Note 4, the Company did not identify any subsequent events that would have required adjustment or disclosure in the accompanying financial statements.

Use of Estimates

The preparation of the accompanying financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a

SPARTACUS ACQUISITION SHELF CORP.
NOTES TO FINANCIAL STATEMENTS
MAY 21, 2021 (INCEPTION) THROUGH MAY 31, 2021

2.     Significant Accounting Policies (cont.)

tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of May 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from May 21, 2021 (inception) through May 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The provision for income taxes was deemed immaterial for the period ending May 31, 2021.

3.     Common Stock

The Company is authorized to issue up to 100 shares of common stock with a par value of $0.0001 per share. As of May 31, 2021, there were no shares issued or outstanding.

4.     Subsequent Events

On June 3, 2021, the Company formed the Merger Entities (as defined below) for the benefit of consummating the transactions described below. Each of the Merger Entities is a wholly owned subsidiary of the Company and has issued common stock and ownership interests to the Company in consideration of its payment of incorporation expenses.

On June 9, 2021, SPAC entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Company, NextNav, LLC, a Delaware limited liability company, NextNav Holdings, LLC, a Delaware limited liability company (“Holdings”), NEA 14 NextNav Blocker, LLC, a Delaware limited liability company (“NEA Blocker”), Oak NextNav Blocker, LLC, a Delaware limited liability company (“Oak Blocker”), Columbia Progeny Partners IV, Inc., a Delaware corporation (“Columbia Blocker”), Global Long Short Partners Aggregating Holdings Del VII LLC, a Delaware limited liability company (“GS Blocker 1”), Global Private Opportunities Partners Holdings II Corp., a Delaware corporation, (“GS Blocker 2,” and collectively with NEA Blocker, Oak Blocker, Columbia Blocker, and GS Blocker 1, the “Blockers”), SASC (SPAC) Merger Sub 1 Corporation, a Delaware corporation (“MS 1”), SASC (Target) Merger Sub 2 LLC, a Delaware limited liability company (“MS 2”), SASC (NB) Merger Sub 3 LLC, a Delaware limited liability company (“MS 3”), SASC (OB) Merger Sub 4 LLC, a Delaware limited liability company (“MS 4”), SASC (CB) Merger Sub 5 Corporation, a Delaware corporation (“MS 5”), SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company (“MS 6”) , and SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation (“MS 7,” and collectively with MS 1, MS 2, MS 3, MS 4, MS 5, and MS 6, the “Merger Entities”). The Merger Entities, are each wholly owned subsidiaries of the Company. The Merger Agreement provides for, among other things, (a) MS 1 to be merged with and into SPAC, with SPAC surviving the merger; (b) MS 2 to be merged with and into Holdings, with Holdings surviving the merger; (c) MS 3 to be merged with and into NEA Blocker, with NEA Blocker surviving the merger; (d) MS 4 to be shall be merged with and into Oak Blocker, with Oak Blocker surviving the merger; (e) MS 5 to be merged with and into Columbia Blocker, with Columbia Blocker surviving the merger; (f) MS 6 to be merged with and into GS Blocker 1, with GS Blocker 1 surviving the merger; and (g) MS 7 to be merged with and into GS Blocker 2, with GS Blocker 2 surviving the merger.

As a result of the transactions contemplated in the Merger Agreement, SPAC, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1, GS Blocker 2 and Holdings and the various operating subsidiaries of Holdings, will become wholly owned subsidiaries of the Company, and the SPAC’s stockholders, the equity holders of each of NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1, GS Blocker 2, and the equity holders of Holdings, will become stockholders of the Company.

SPARTACUS ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(unaudited)
Assets:
Current Assets:
Cash	$141,508	$1,007,130
Prepaid expenses	417,859	165,091
Due from Sponsor	300	—
Total current assets	559,667	1,172,221
Cash and securities held in Trust Account	203,004,294	203,028,982
Total Assets	$203,563,961	$204,201,203

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,858,170	$96,670
Due to related party	392	—
Total current liabilities	1,858,562	96,670
Warrant liability	24,825,000	23,012,500
Working capital loan	300,000	—
Deferred underwriters’ discount	7,000,000	7,000,000
Total liabilities	33,983,562	30,109,170

Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption, 16,214,818 and 16,659,314 shares at redemption value at June 30, 2021 and December 31, 2020, respectively	164,580,398	169,092,032

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 3,785,182 and 3,340,686 shares issued and outstanding (excluding shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	379	334
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	500	500
Additional paid-in capital	13,174,520	8,732,931
Accumulated deficit	(8,175,398)	(3,733,764)
Total stockholders’ equity	5,000,001	5,000,001
Total Liabilities and Stockholders’ Equity	$203,563,961	$204,201,203

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Operating costs	$2,023,151	$2,673,311
Loss from Operations	(2,023,151)	(2,673,311)

Other income (expense):
Interest earned on cash and marketable securities held in Trust Account	14,470	44,177
Change in fair value of warrant liability	(8,275,000)	(1,812,500)
Total other income (expense)	(8,260,530)	(1,768,323)

Net loss	$(10,283,681)	$(4,441,634)

Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	17,234,885	16,948,707
Basic and diluted net loss per share	$—	$—

Basic and diluted weighted average shares outstanding, non-redeemable common stock	7,765,115	8,051,293
Basic and diluted net loss per non-redeemable common share	$(1.32)	$(0.55)

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION CORPORATION
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

	For the Three Months Ended June 30, 2021
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Stock	Amount	Stock	Amount
Balance as of March 31, 2021 (unaudited)	2,765,115	$277	5,000,000	$500	$2,890,941	$2,108,283	$5,000,001
Net loss	—	—	—	—	—	(10,283,681)	(10,283,681)
Other offering expenses	—	—	—	—	(70,000)	—	(70,000)
Change in Class A common stock subject to possible redemption	1,020,067	102	—	—	10,353,579	—	10,353,681
Balance as of June 30, 2021 (unaudited)	3,785,182	$379	5,000,000	$500	13,174,520	$(8,175,398)	$5,000,001
	For the Six Months Ended June 30, 2021
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Stock	Amount	Stock	Amount
Balance as of December 31, 2020	3,340,686	$334	5,000,000	$500	$8,732,931	$(3,733,764)	$5,000,001
Net loss	—	—	—	—	—	(4,441,634)	(4,441,634)
Other offering expenses	—	—	—	—	(70,000)	—	(70,000)
Change in Class A common stock subject to possible redemption	444,496	45	—	—	4,511,589	—	4,511,634
Balance as of June 30, 2021 (unaudited)	3,785,182	$379	5,000,000	$500	13,174,520	$(8,175,398)	$5,000,001

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION CORPORATION
CONDENSED STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2021
(Unaudited)

For the Six Months Ended June 30, 2021
Cash flows from Operating Activities:
Net loss	$(4,441,634)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of interest on cash and marketable securities held in Trust Account	(44,177)
Change in fair value of warrant liability	1,812,500
Expenses paid by Sponsor	93
Changes in operating assets and liabilities:
Prepaid assets	(252,768)
Accounts payable and accrued expenses	1,760,364
Net cash used in operating activities	(1,165,622)

Cash flows from Investing Activities:
Purchase of marketable securities	(406,042,000)
Maturity of marketable securities	406,042,000
Net cash provided by investing activities	—

Cash flows from Financing Activities:
Proceeds from issuance of promissory note to related party	300,000
Net cash provided by financing activities	300,000

Net change in cash	(865,622)
Cash, beginning of period	1,007,130
Cash, end of period	$141,508

Supplemental disclosure of cash flow information:
Cash taxes paid	31,475
Transfer of cash from trust for payment of Delaware state franchise tax	68,864
Supplemental disclosure of non-cash financing activities:
Increase in accounts payable and accrued expenses for deferred offering costs	70,000
Change in value of Class A common stock subject to possible redemption	$(4,511,634)

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Note 1 — Organization and Business Operations

Spartacus Acquisition Corporation (the “Company”) is a newly organized blank check company incorporated as a Delaware company on August 10, 2020. The Company was formed for the purpose of acquiring, merging with, engaging in capital stock exchange with, purchasing all or substantially all of the assets of, engaging in contractual arrangements, or engaging in any other similar business combination with a single operating entity, or one or more related or unrelated operating entities operating in any sector (“Business Combination”).

As of June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021 relates to the Company’s formation and the initial public offering (“IPO”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

The Company’s sponsor is Spartacus Sponsor LLC, a Delaware limited liability company (the “Sponsor”).

IPO

On October 19, 2020, the Company consummated the IPO of 20,000,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit, generating gross proceeds of $200,000,000, which is discussed in Note 3. Each Unit consists of one share of Class A common stock (“public share(s)”), and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock, par value $0.0001 per share (“Class A common stock”), at a price of $11.50 per share, subject to adjustment as described in the IPO. Only whole warrants are exercisable.

Simultaneously with the closing of the IPO, the Company consummated the sale of 8,750,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement, generating gross proceeds of $8,750,000, which is described in Note 3.

Transaction costs of the IPO amounted to $11,516,309, consisting of $4,000,000 of the underwriting discount $7,000,000 of deferred underwriters’ discount and $516,309 of other offering costs. Effective on the date of the IPO, $604,606 of offering costs associated with the issuance of the warrants was expensed while the remaining $10,911,703 was classified as equity.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

Following the closing of the IPO on October 19, 2020, an amount equal to at least $10.15 per Unit sold in the IPO was held in a trust account (“Trust Account”), to be invested only in U.S. government securities, with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Note 1 — Organization and Business Operations (cont.)

proceeds from the IPO will not be released from the Trust Account until the earliest to occur of: (a) the completion of the Company’s initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) to (i) modify the substance or timing of the Company’s obligation to provide for the redemption of its public shares in connection with an initial Business Combination or to redeem 100% of its public shares if the Company does not complete its initial Business Combination within 18 months from the closing of the offering or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, and (c) the redemption of the Company’s public shares if the Company are unable to complete its initial Business Combination within 18 months from the closing of the IPO, subject to applicable law.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The common stock subject to redemption is recorded at a redemption value and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination.

If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its initial Business Combination and the Company does not conduct redemptions in connection with its initial Business Combination pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in this offering, without the Company’s prior consent.

The Company’s Sponsor, officers and directors (the “initial stockholders”) have agreed not to propose any amendment to the Amended and Restated Certificate of Incorporation (a) that would modify the substance or timing of the Company’s obligation to provide for the redemption of its public shares in connection with an initial Business Combination or to redeem 100% of the public shares if the Company does not complete its initial Business Combination within 18 months from the closing of the IPO (the “Combination Period”) or (b) with respect to any

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Note 1 — Organization and Business Operations (cont.)

other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provide its public stockholders with the opportunity to redeem their public shares in conjunction with any such amendment.

If the Company is unable to complete its initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under the law of the State of Delaware to provide for claims of creditors and the requirements of other applicable law.

The Company’s initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares (as defined below) held by them if the Company fails to complete its initial Business Combination within the Combination Period. However, if the initial stockholders acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination during the Combination Period.

Since November 2, 2020, the holders of the Company’s Units are able to elect to separately trade the shares of Class A common stock and warrants included in the Units. No fractional warrants are issued upon separation of the Units and only whole warrants trade. The shares of Class A common stock and the warrants currently trade on the Nasdaq Capital Market under the symbols “TMTS” and “TMTSW,” respectively. The Units not separated continue to trade on the Nasdaq Capital Market under the symbol “TMTSU.”

Proposed Business Combination and Related Transactions

On June 9, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Spartacus Acquisition Shelf Corp., a Delaware corporation (“Shelf”), NextNav, LLC, a Delaware limited liability company, NextNav Holdings, LLC, a Delaware limited liability company (“Holdings”), NEA 14 NextNav Blocker, LLC, a Delaware limited liability company (“NEA Blocker”), Oak NextNav Blocker, LLC, a Delaware limited liability company (“Oak Blocker”), Columbia Progeny Partners IV, Inc., a Delaware corporation (“Columbia Blocker”), Global Long Short Partners Aggregating Holdings Del VII LLC, a Delaware limited liability company (“GS Blocker 1”), Global Private Opportunities Partners Holdings II Corp., a Delaware corporation, (“GS Blocker 2,” and collectively with NEA Blocker, Oak Blocker, Columbia Blocker, and GS Blocker 1, the “Blockers”), SASC (SPAC) Merger Sub 1 Corporation, a Delaware corporation (“MS 1”), SASC (Target) Merger Sub 2 LLC, a Delaware limited liability company (“MS 2”), SASC (NB) Merger Sub 3 LLC, a Delaware limited liability company (“MS 3”), SASC (OB) Merger Sub 4 LLC, a Delaware limited liability company (“MS 4”), SASC (CB) Merger Sub 5 Corporation, a Delaware corporation (“MS 5”), SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company (“MS 6”) , and SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation (“MS 7,” and collectively with MS 1, MS 2, MS 3, MS 4, MS 5, and MS 6, the “Merger Entities”).

The Merger Entities are each wholly owned subsidiaries of Shelf. The Merger Agreement provides for, among other things, (a) MS 1 to be merged with and into the Company, with the Company surviving the merger; (b) MS 2 to be merged with and into Holdings, with Holdings surviving the merger; (c) MS 3 to be merged with and into NEA Blocker, with NEA Blocker surviving the merger; (d) MS 4 to be merged with and into Oak Blocker, with

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Note 1 — Organization and Business Operations (cont.)

Oak Blocker surviving the merger; (e) MS 5 to be merged with and into Columbia Blocker, with Columbia Blocker surviving the merger; (f) MS 6 to be merged with and into GS Blocker 1, with GS Blocker 1 surviving the merger; and (g) MS 7 to be merged with and into GS Blocker 2, with GS Blocker 2 surviving the merger.

As a result of the transactions contemplated in the Merger Agreement (collectively, the “Transactions”), the Company, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1, GS Blocker 2 and Holdings and the various operating subsidiaries of Holdings (we refer to Holdings and its operating subsidiaries collectively as “NextNav”), will become wholly owned subsidiaries of Shelf, and the Company’s stockholders, the equityholders of each of NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1, GS Blocker 2, and the equityholders of Holdings, will become stockholders of Shelf.

Consummation of the Transactions is subject to customary conditions of the respective parties, including, among others, that (i) there being no law or injunction prohibiting consummation of the Transactions; (ii) the Transactions be approved by the Company’s stockholders; (iii) all applicable waiting periods and any extensions thereof under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder will have expired or been terminated; (iv) the Registration Statement on Form S-4 of Shelf containing the proxy statement/prospectus for the Company’s special meeting of stockholders will have become effective; (v) receipt of consent to the Transactions from the Federal Communications Commission; (vi) the Company will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act immediately following the closing of the Transaction (the “Closing”) (after giving effect to the redemption of any public shares by the Company’s public stockholders); and (vii) the Shelf common stock shares and warrants to be issued in connection with the Transactions shall have been approved for listing on The Nasdaq Stock Market LLC (“Nasdaq”). In addition, the obligations of NextNav and the Company, respectively, to consummate the Transactions is conditioned upon no material adverse effect having occurred with respect to the other party, and NextNav’s obligations to consummate the Transactions are conditioned upon the Company’s available closing date total cash (including cash in the Trust Account after giving effect to any redemptions and payment of transaction expenses, and the proceeds of the PIPE Investment (as defined below)) being equal to or greater than $250 million.

The Merger Agreement provides that at the Closing, Shelf will enter into a Registration Rights Agreement with B. Riley Principal Investments, LLC, a Delaware limited liability company (“B. Riley”), and Sponsor, the Blockers, other than NEA Blocker, Fortress Investment Group, LLC and certain other former owners of Holdings with respect to the resale of shares of Shelf common stock and other equity securities (including certain warrants to purchase shares of common stock of Shelf and shares of common stock of Shelf issued or issuable upon the exercise of any other equity security) that will be issued as consideration pursuant to the Merger Agreement (the “Registration Rights Agreement”). The Registration Rights Agreement will require Shelf to, among other things, file a resale shelf registration statement on behalf of such stockholders promptly after the Closing. The Registration Rights Agreement will also provide certain demand rights and piggyback rights to such stockholders, subject to underwriter cutbacks and issuer blackout periods. Shelf will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement. The Registration Rights Agreement will also prohibit the transfer (subject to limited exceptions) of the shares of Shelf’s common stock (a) received as equity consideration by certain stockholders of the Company for a period of one year following the Closing, subject to early termination in the event that the closing sale price of Shelf’s common stock equals or exceeds $12.00 per share for 20 out of 30 consecutive trading days commencing at least 150 days after the Closing and (b) received as equity consideration by certain former owners of Holdings for a period of 180 days following the Closing, subject to early termination for 50% of the shares held thereby in the event that the closing sale price of Shelf’s common stock equals or exceeds $12.00 per share for 20 out of 30 consecutive trading days commencing at least 60 days after the Closing. The Registration Rights Agreement will also prohibit the transfer (subject to limited exceptions) of the Company’s warrants held by Sponsor and B. Riley and shares issuable upon the exercise or conversion thereof for a period of 30 days following the Closing.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Note 1 — Organization and Business Operations (cont.)

Concurrently with the execution and delivery of the Merger Agreement, certain “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or institutional “accredited investors” (as such term is defined in Rule 501 under the Securities Act) (collectively, the “PIPE Investors”), entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to subscribe for and purchase 20.5 million shares of Company Class A common stock (the “PIPE Shares”) at a purchase price per share of $10.00 for aggregate gross proceeds of $205 million (the “PIPE Investment”). The purchase of the PIPE Shares will be consummated immediately prior to the Closing, with such PIPE Shares immediately being cancelled in connection with the mergers and in consideration for newly issued Shelf common stock. In connection with the placement of the PIPE Shares, the Company’s co-placement agents, B. Riley Securities, Inc. and PJT Partners LP, will be due a fee of approximately $5.9 million upon the Closing.

The Merger Agreement and related agreements are further described in the Form 8-K filed by the Company on June 10, 2021.

On June 25, 2021, Shelf filed a registration statement on Form S-4 (File No: 333-257441) (the “Form S-4”) related to the proposed Business Combination. Once the SEC declares the registration statement effective, we will mail the definitive proxy statement/prospectus relating to the special meeting of our stockholders in connection with the proposed Business Combination. The proposed Business Combination is expected to close late in the third quarter of 2021 or early in the fourth quarter of 2021, subject to approval by our stockholders and other customary closing conditions.

Upon closing of the proposed Business Combination described above, our securities will be delisted from Nasdaq and it is expected that Shelf’s common stock and warrants will be listed on Nasdaq under the symbols “NN” and “NNW”, respectively. At the closing of the Transactions, any of the Units that are not already trading separately will automatically separate into their component shares of Shelf common stock and one-half of one redeemable warrant. Shelf will not have any units outstanding following the consummation of the Transactions.

Other than as specifically discussed, this report does not assume the closing of the proposed Business Combination.

Liquidity and Capital Resources

As of June 30, 2021, the Company had $141,508 in its operating bank account, and a working capital deficit of $(1,298,895).

Based on its currently available cash on hand, access to the Working Capital Loans (as defined below), and extended payment terms with certain vendors, the Company believes it has sufficient liquidity to meet the expenditures required for operating our business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to our Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because it becomes obligated to redeem a significant number of the public shares upon consummation of our Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet our obligations.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Note 1 — Organization and Business Operations (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, ( the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company and completing a Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. The interim results for the three months and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Amendment No. 1 to its Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on May 12, 2021 (the “10-K/A”), which contains the audited financial statements and notes thereto.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss in the statements of operations. The fair value of the warrants was estimated using a Monte Carlo simulation approach.

Investment Held in Trust Account

At June 30, 2021 and December 31, 2020, the assets held in the Trust Account were held in cash and U.S. Treasury securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Fair Value Measurements

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheet. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses, due to related parties are estimated to approximate the carrying values as of June 30, 2021 and December 31, 2020 due to the short maturities of such instruments.

At June 30, 2021, there were 10,000,000 Public Warrants and 8,750,000 Private Placement Warrants outstanding.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

Description	June 30, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Warrant Liability – Public Warrants	$12,400,000	$12,400,000	$—	$—

Warrant Liability – Private Placement Warrants	$12,425,000	$—	$—	$12,425,000
Description	December 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Warrant Liability – Public Warrants	$11,200,000	$11,200,000	$—	$—

Warrant Liability – Private Placement Warrants	$11,812,500	$—	$—	$11,812,500

The Company utilizes a Monte Carlo simulation model to value the warrants at each reporting period, with changes in fair value recognized in the statement of operations. If quoted prices exist for the Public Warrants, which was the case for June 30, 2021 and December 31, 2020, the quoted price is used. The estimated fair value of the warrant liability is determined using Level 3 inputs if quoted prices do not exist. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

There were no transfers between Levels 1, 2 or 3 during the three and six month periods ended June 30, 2021.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

The following table provides quantitative information regarding Level 3 fair value measurements for the Private Placement warrants as of June 30, 2021 and December 31, 2020:

	As of June 30, 2021	As of December 31, 2020
Private Placement Warrants
Stock price	$10.05	$10.06
Strike price	$11.50	$11.50
Term (in years)	5.3	6.3
Volatility (pre/post business combination)	12%/20%	10%/25%
Risk-free rate	0.9%	0.4%
Dividend yield	0.0%	0.0%
Probability of business combination	95%	85%
Redemption Price	$—	$—
Fair value of warrants	$1.42	$1.35

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, the Company used the market quote to calculate fair value, which was $1.24 at June 30, 2021 and $1.12 at December 31, 2020.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2020	$11,812,500	$11,200,000	$23,012,500
Change in fair value of warrant liability	612,500	1,200,000	1,812,500

Fair value as of June 30, 2021	$12,425,000	$12,400,000	$24,825,000

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. As of June 30, 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021, 16,214,818 Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for each of the periods. The calculation of diluted net loss per common share does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment and (iii) Private Placement since the exercise price of the warrants is in excess of the average common stock price for the period and therefore the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 18,750,000 shares of Class A common stock in the aggregate.

The Company’s statements of operations include a presentation of net loss per share for Class A common stock subject to possible redemption in a manner similar to the two-class method of net loss per common share. Net loss per common share, basic and diluted, for redeemable Class A common stock is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of redeemable Class A common stock outstanding since original issuance. Net loss per common stock, basic and diluted, for non-redeemable Class A and Class B common stock is calculated by dividing net loss, adjusted for loss attributable to redeemable Class A common stock, by the weighted average number of shares of non-redeemable Class A and Class B common stock outstanding for the periods. Shares of non-redeemable Class B common stock include the founder shares as these common shares do not have any redemption features and do not participate in the income earned on the Trust Account.

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Common stock subject to possible redemption
Numerator: Net loss allocable to Class A common stock subject to possible redemption
Amortized Interest income on marketable securities held in trust	$11,731	$35,814
Less: interest available to be withdrawn for payment of taxes	(11,731)	(35,814)
Net income allocable to Class A common stock subject to possible redemption	$—	$—
Denominator: Weighted Average Redeemable Class A common stock
Redeemable Class A Common Stock, Basic and Diluted	17,234,885	16,948,707
Basic and Diluted net income per share, Redeemable Class A Common Stock	$0.00	$0.00

Non-Redeemable Common Stock
Numerator: Net income minus redeemable net earnings
Net loss	$(10,283,681)	$(4,441,634)
Redeemable net earnings	—	—
Non-redeemable net income	$(10,283,861)	$(4,441,634)
Denominator: Weighted Average Non-Redeemable Common Stock
Basic and diluted weighted average shares outstanding, common stock	7,765,115	8,051,293
Basic and diluted net loss per share, common stock	$(1.32)	$(0.55)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements’ recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Private Placement Warrants

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 8,104,244 warrants at a price of $1.00 per warrant, with each warrant exercisable to purchase one share of the Class A common stock at a price of $11.50 per share, in a private placement. B. Riley purchased an aggregate of 645,756 identical warrants at a purchase price of $1.00 per warrant, generating aggregate gross proceeds of $8,750,000. A portion of the purchase price of the Private Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account such that, at the time of closing, $203.0 million was held in the Trust Account. If the Company does not complete the initial Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 4 — Related Party Transactions

Founder Shares

On August 21, 2020, the Sponsor paid $25,000, or approximately $0.0035 per share, to cover certain offering costs in consideration for 7,187,500 shares of Class B common stock, par value $0.0001 (the “founder shares”). In October 2020, the Sponsor returned to the Company, at no cost, an aggregate of 1,437,500 founder shares, which were cancelled, resulting in an aggregate of 5,750,000 founder shares outstanding and held by the Sponsor. Up to 750,000 founder shares were subject to forfeiture to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was to be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the founder shares will represent 20.0% of the Company’s issued and outstanding common stock after the IPO. On November 2, 2020, 750,000 founder shares were forfeited.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their Class A common stock for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”). Notwithstanding the foregoing, if (1) the closing price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations,

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Note 4 — Related Party Transactions (cont.)

recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the lock-up.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into Private Placement Warrants at a price of $1.00 per warrant.

Accordingly, on May 17, 2021, the Company and Sponsor entered into a Working Capital Loan for the Company to borrow up to $1.0 million, to be used to fund working capital needs over the next 12 months (“First Working Capital Loan”). The First Working Capital Loan will mature the earlier of (i) May 31, 2022 or (ii) the date on which the initial Business Combination is completed, will not accrue any interest while it remains outstanding, and is subject to standard terms and conditions. As of June 30, 2021, the Company had $300,000 of borrowings outstanding under the First Working Capital Loan.

On July 19, 2021, the Company amended and restated the First Working Capital Loan by increasing the amount the Company can borrow to $2.5 million and extending the maturity to the earlier of (i) December 31, 2022 or (ii) the date on which the initial Business Combination is completed. All other terms remain unchanged. No additional borrowings have been made under the First Working Capital Loan as of July 30, 2021.

Administrative Support Agreement

Commencing on October 19, 2020, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $30,000 and $60,000 of administrative support fees, respectively, during the three months and six months ended June 30, 2021.

Subscription Agreements

On June 9, 2021, concurrently with the execution of the Merger Agreement, CCUR Holdings, Inc, one of the managing members of our Sponsor, and MILFAM Investments LLC, an affiliate of MILFAM CI LLC SPARTACUS, one of the managing members of our Sponsor, entered into a PIPE Subscription Agreement to each purchase 1,105,000 shares of Class A common stock in the PIPE Investment.

Director and Officer Indemnification

The Company’s certificate of incorporation authorizes indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Note 4 — Related Party Transactions (cont.)

Expense Reimbursement

The Company’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combination targets.

Note 5 — Investment Held in Trust Account

As of June 30, 2021, investments in the Trust Account consisted of $203,004,294 in U.S. Money Market funds. The Company classifies its U.S. Treasury securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding loss, and fair value of held to maturity securities on June 30, 2021 and December 31, 2020 are as follows:

June 30, 2021	Carrying Value/Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of
U.S. Money Market	$203,004,294	$—	$—	$203,004,294
U.S. Treasury Securities	—	—	—	—
	$203,004,294	$—	$—	$203,004,294
December 31, 2020	Carrying Value/Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of
U.S. Money Market	$5,071	$—	$—	$5,071
U.S. Treasury Securities	203,023,911	6,784	—	203,030,695
	$203,028,982	$6,784	$—	$203,035,766

Note 6 — Commitments and Contingencies

Registration Rights

The holders of (i) the founder shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Placement Warrants, which were issued in a private placement simultaneously with the closing of the IPO and the Class A common stock underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of working capital loans (and the securities underlying such securities) will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement executed on October 15, 2020 and expected to be superseded by a new registration rights agreement to be entered into in connection with the initial Business Combination. In the new registration rights agreement, the holders of these securities will be entitled to certain demand rights and piggyback rights, subject to underwriter cutbacks and issuer blackout periods. Shelf will agree to pay certain fees and expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the price paid by the underwriters in the IPO. The underwriters were paid an underwriting discount of $0.20 per unit, or $4,000,000 upon the closing of the IPO. Additionally, a

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Note 6 — Commitments and Contingencies (cont.)

deferred underwriting discount of $0.35 per unit, or $7,000,000 in the aggregate will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The underwriters did not exercise the over-allotment option, and on November 2, 2020, 750,000 founder shares were forfeited.

Note 7 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021, there was no preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. At June 30, 2021, there were 3,785,182 shares of Class A common stock issued or outstanding, excluding 16,214,818 shares subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B common stock. At June 30, 2021, there were 5,000,000 shares of Class B common stock issued and outstanding.

Holders of the Class A common stocks and holders of the Class B common stocks will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law or stock exchange rule; provided that only holders of the Class B common stocks have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B common stocks may remove a member of the board of directors for any reason.

The Class B common stock will automatically convert into Class A common stock on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A common stock issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (a) the total number of all shares of Class A common stocks issued and outstanding (including any shares of Class A common stock issued pursuant to the underwriter’s over-allotment option) upon the consummation of the IPO, plus (b) the sum of all shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including any shares of Class A common stock issued pursuant to a forward purchase agreement), excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into Class A common stock issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, members of the Company’s management team or any of their affiliates upon conversion of Working Capital Loans, minus (c) the number of shares of Class A common stock redeemed in connection with the initial Business Combination, provided that such conversion of shares of Class B common stock shall never be less than the initial conversion ratio. In no event will the Class B common stock convert into Class A common stock at a rate of less than one-to one.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days from the completion of a Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A common stock until the warrants expire or are redeemed, as specified

SPARTACUS ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

Note 7 — Stockholders’ Equity (cont.)

in the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any warrants. If the Company is unable to complete the initial Business Combination within the combination period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

If (x) the Company issues additional Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any founder shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance)(the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Common Stocks during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Spartacus Acquisition Corporation:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Spartacus Acquisition Corporation (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 10, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 10, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

We have served as the Company’s auditor since 2020.

Philadelphia, Pennsylvania
March 23, 2021, except for the effects of the restatement discussed in Notes 2, 3 and 9, as to which the date is May 12, 2021

SPARTACUS ACQUISITION CORPORATION
BALANCE SHEET
DECEMBER 31, 2020
(AS RESTATED)

Assets
Cash	$1,007,130
Prepaid expenses	165,091
Total current assets	1,172,221

Cash and securities held in Trust Account	203,028,982
Total Assets	$204,201,203

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$96,670
Total current liabilities	96,670
Warrant liability	23,012,500
Deferred underwriters’ discount	$7,000,000
Total liabilities	30,109,170

Commitments and Contingencies
Class A common stock subject to possible redemption, 16,659,314 shares at redemption value	169,092,032

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 3,340,686 shares issued and outstanding	334
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding	500
Additional paid-in capital	8,732,931
Accumulated deficit	(3,733,764)
Total stockholders’ equity	5,000,001
Total Liabilities and Stockholders’ Equity	$204,201,203

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION CORPORATION
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 10, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(AS RESTATED)

Formation and operating costs	$787,746
Loss from operations	(787,746)

Other (expense) income
Interest income	28,982
Change in fair value of warrant liability	(2,975,000)
Total other expense	(2,946,018)

Net loss	$(3,733,764)

Basic and diluted weighted-average shares outstanding, Class A common stock subject to possible redemption	8,663,166
Basic and diluted net income per share	$—
Basic and diluted weighted-average shares outstanding, Class A and Class B common stock	6,546,624
Basic and diluted net loss per share	$(0.57)

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM AUGUST 10, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(AS RESTATED)

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance as of August 10, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Class B common stock issued to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Cancellation of Class B common stock	—	—	(1,437,500)	(144)	144	—	—
Sale of 20,000,000 Units on October 19, 2020 through public offering	20,000,000	2,000	—	—	199,998,000	—	200,000,000
Sale of 8,750,000 Private Placement Warrants on October 19, 2020	—	—	—	—	8,750,000	—	8,750,000
Forfeiture of Class B common stock			(750,000)	(75)	75	—	—
Underwriters’ discount	—	—	—	—	(4,000,000)	—	(4,000,000)
Deferred underwriters’ discount	—	—	—	—	(7,000,000)	—	(7,000,000)
Other offering costs	—	—	—	—	(516,309)	—	(516,309)
Initial classification of warrant liability					(20,037,500)		(20,037,500)
Transaction costs allocated to warrant liability					604,606		604,606
Reclassification of common stock subject to possible redemption	(16,659,314)	(1,666)	—	—	(169,090,366)	—	(169,092,032)

Net loss	—	—	—	—	—	(3,733,764)	(3,733,764)
Balance as of December 31, 2020	3,340,686	$334	5,000,000	$500	$8,732,931	$(3,733,764)	$5,000,001

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION CORPORATION
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 10, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(AS RESTATED)

Cash Flows from Operating Activities:
Net loss	$(3,733,764)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of interest on cash and marketable securities held in Trust Account	(28,982)
Change in fair value of warrant liability	2,975,000
Transaction costs allocated to warrant liability	604,606
Changes in current assets and liabilities:
Prepaid expenses	(165,091)
Accounts payable and accrued expenses	96,670
Net cash used in operating activities	(251,561)

Cash Flows from Investing Activities:
Purchase of investment held in Trust Account	(202,995,370)
Principal deposited in Trust Account	(4,630)
Net cash used in investing activities	(203,000,000)

Cash Flows from Financing Activities:
Proceeds from initial public offering, net of underwriting discounts paid	196,000,000
Proceeds from Private Placement Warrants	8,750,000
Proceeds from sale of common stock to initial stockholders	25,000
Proceeds from issuance of promissory note to Sponsor	191,046
Repayment of Promissory Note to Sponsor	(191,046)
Payment of offering costs	(516,309)
Net cash provided by financing activities	204,258,691

Net Change in Cash	1,007,130
Cash – Beginning	—
Cash – Ending	$1,007,130

Supplemental Disclosure of Non-cash Financing Activities:
Accrued deferred underwriting fee	$7,000,000
Initial classification of warrant liability	$20,037,500
Initial value of Class A common stock subject to possible redemption	$172,248,666
Change in value of Class A common stock subject to possible redemption	$3,156,634

The accompanying notes are an integral part of these financial statements.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 1 — Organization and Business Operation

Spartacus Acquisition Corporation (the “Company”) is a newly organized blank check company incorporated as a Delaware company on August 10, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 10, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the Initial Public Offering (“IPO”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

The Company’s sponsor is Spartacus Sponsor LLC, a Delaware limited liability company (the “Sponsor”).

IPO

The registration statement for the Company’s IPO was declared effective on October 15, 2020 (the “Effective Date”). On October 19, 2020, the Company consummated the IPO of 20,000,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit, generating gross proceeds of $200,000,000. Each Unit consists of one share of Class A common stock, and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as described in this IPO. Only whole warrants are exercisable. Simultaneously with the closing of the IPO, the Company consummated the sale of 8,750,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement, generating gross proceeds of $8,750,000, which is described in Note 4.

Transaction costs of the IPO amounted to $11,516,309 consisting of $4,000,000 of underwriting discount $7,000,000 of deferred underwriters’ discount and $516,309 of other offering costs.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

Following the closing of the IPO on October 19, 2020, an amount equal to at least $10.15 per Unit sold in the IPO was held in a trust account (“Trust Account”), to be invested only in U.S. government securities, with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from this offering will not be released from the Trust Account until the earliest to occur of: (a) the completion of the Company’s initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated memorandum and articles of association to (i) modify the substance or timing of the Company’s obligation to provide for the redemption of its public stocks in connection with an initial Business Combination or to redeem 100% of its public

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 1 — Organization and Business Operation (cont.)

stocks if the Company do not complete its initial Business Combination within 18 months from the closing of this offering or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, and (c) the redemption of the Company’s public shares if the Company are unable to complete its initial Business Combination within 18 months from the closing of this offering, subject to applicable law.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a stockholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The common stock subject to redemption is recorded at a redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Articles of Incorporation (the “Amended and Restated Memorandum and Articles of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination.

If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its initial Business Combination and the Company does not conduct redemptions in connection with its initial Business Combination pursuant to the tender offer rules, the Amended and Restated Articles of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in this offering, without the Company’s prior consent.

The Company’s Sponsor, officers and directors (the “initial stockholders”) have agreed not to propose any amendment to the Amended and Restated Articles of Incorporation (a) that would modify the substance or timing of the Company’s obligation to provide for the redemption of its public shares in connection with an initial Business Combination or to redeem 100% of the public shares if the Company does not complete its initial Business Combination within 18 months from the closing of the Public Offering (the “Combination Period”) or (b) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provide its public stockholders with the opportunity to redeem their common stock shares in conjunction with any such amendment.

If the Company is unable to complete its initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash,

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 1 — Organization and Business Operation (cont.)

equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under the law of the state of Delaware to provide for claims of creditors and the requirements of other applicable law.

The Company’s initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if the Company fails to complete its initial Business Combination within the Combination Period. However, if the initial stockholders acquire public shares in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a Business Combination during the Combination Period.

On October 29, 2020, the Company announced that, commencing on November 2, 2020, the holders of Units may elect to separately trade the shares of Class A common stock and warrants included in the Units. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The shares of Class A Common Stock and the warrants currently trade on the Nasdaq Capital Market under the symbols “TMTS” and “TMTSW,” respectively. The Units not separated will continue to trade on the Nasdaq Capital Market under the symbol “TMTSU.”

Liquidity and Capital Resources

As of December 31, 2020, the Company had cash of $1,007,130 not held in the Trust Account and available for working capital purposes.

The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating our business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to our Business Combination. Moreover, the Company may need to obtain additional financing or draw on the Working Capital Loans (as defined below) either to complete a Business Combination or because it becomes obligated to redeem a significant number of the public shares upon consummation of our Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet our obligations.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, ( the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 1 — Organization and Business Operation (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Restatement of Previously Issued Financial Statements

The Company previously accounted for its outstanding warrants as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).

Upon review of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (SPACs)” promulgated by the SEC on April 12, 2021, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. An instrument would be considered indexed to an entity’s own stock if its settlement amount were equal the difference between the fair value of a fixed number of the entity’s equity shares and a fixed monetary amount or an instrument that includes variables that would be inputs to the fair value of a fixed-for-fixed forward or option on equity shares. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s warrants are not indexed to the Company’s ordinary shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of October 19, 2020 (audited)
Warrant liability	$—	$20,037,500	$20,037,500
Class A common stock subject to possible redemption	192,286,166	(20,037,500)	172,248,666
Class A common stock	106	197	303
Additional paid-in-capital	5,002,442	604,409	5,606,851
Accumulated deficit	(3,122)	(604,606)	(607,728)
Balance sheet as of December 31, 2020 (audited)
Warrant liability	$—	$23,012,500	$23,012,500
Class A common stock subject to possible redemption	192,104,523	(23,012,491)	169,092,032
Class A common stock	107	227	334
Additional paid-in-capital	5,153,561	3,579,370	8,732,931
Accumulated deficit	(154,158)	(3,579,606)	(3,733,764)
Stockholders’ equity	5,000,010	(9)	5,000,001
Statement of operations for the period from August 20, 2020 (inception) to December 31, 2020 (audited)
Formation and operating costs	$183,140	$604,606	$787,746
Change in fair value of warrant liability	—	$(2,975,000)	$(2,975,000)
Net loss	(154,158)	(3,579,606)	(3,733,764)
Basic and diluted weighted-average shares outstanding, Class A common shares subject to possible redemption	9,670,943	(1,007,777)	8,663,166
Basic and diluted weighted-average shares outstanding, Class A and Class B common stock	5,538,847	1,007,777	6,546,624
Basic and diluted net loss per share	(0.03)	—	(0.57)
Statement of changes in stockholders’ equity for the period from August 10, 2020 (inception) through December 31, 2020
Class A common stock shares	1,073,446	2,267,240	3,340,686
Class A common stock amount	107	227	334
Additional paid-in-capital	5,153,561	3,579,370	8,732,931
Accumulated deficit	(154,158)	(3,579,606)	(3,733,764)
Total stockholders’ equity	5,000,010	(9)	5,000,001
Statement of cash flows for the period from August 10, 2020 (inception) to December 31, 2020
Net loss	$(154,158)	$(3,579,606)	$(3,733,764)
Change in fair value of warrant liability	—	2,975,000	2,975,000
Transaction costs allocated to warrant liability	—	604,606	604,606
Initial classification of warrant liability	—	20,037,500	20,037,500
Initial value of Class A common stock subject to possible redemption	192,286,166	(20,037,500)	172,248,666
Change in value of Class A common stock subject to possible redemption	(181,643)	3,338,277	3,156,634

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss in the statements of operations. The fair value of the warrants was initially estimated using a Monte Carlo simulation approach (see below in this Note 3).

Investment and Cash Held in Trust Account

At December 31, 2020, the assets held in the Trust Account were held in cash and U.S. Treasury securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with Financial Statements Accounting Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Summary of Significant Accounting Policies (cont.)

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

Fair Value Measurements

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheet. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses, due to related parties are estimated to approximate the carrying values as of December 31, 2020 due to the short maturities of such instruments.

At December 31, 2020, assets held in the Trust Account were comprised of $5,071 in money market funds and $203,023,911 in U.S. Treasury securities. During the year ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

At December 31, 2020, there were 10,000,000 Public Warrants and 8,750,000 Private Placement Warrants outstanding.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Summary of Significant Accounting Policies (cont.)

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2020, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

Description	December 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in trust Account	5,071	5,071	__	__
U.S. Treasury Securities held in Trust Account	203,023,911	203,023,911	—	—
Cash and marketable securities held in Trust Account	$203,028,982	$203,028,982	$—	$—

Liabilities:
Warrant Liability – Public Warrants	$11,200,000	$11,200,000	$—	$—

Warrant Liability – Private Placement Warrants	$11,812,500	$—	$—	$11,812,500

The Company utilizes a Monte Carlo simulation model to value the warrants at each reporting period, with changes in fair value recognized in the statement of operations. If quoted prices exist for the Public Warrants, which was the case for December 31, 2020, the quoted price is used. The estimated fair value of the warrant liability is determined using Level 3 inputs if quoted prices do not exist. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The aforementioned warrant liabilities are not subject to qualified hedge accounting.

There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2020.

The following table provides quantitative information regarding Level 3 fair value measurements for both the Public and Private Placement warrants at of October 19, 2020 and only the private placement warrants as of December 31, 2020:

Public Warrants	At October 19, 2020 (Initial Measurement)
Stock Price	$9.46
Strike Price	$11.50
Term (in years)	7.0
Volatility (pre/post business combination)	10%/22%
Risk-free rate	0.3%
Dividend yield	0.0%
Redemption price	18.00
Fair value of warrants	$1.05

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Summary of Significant Accounting Policies (cont.)

Private Placement Warrants	As of December 31, 2020	At October 19, 2020 (Initial Measurement)
Stock price	$10.06	$9.46
Strike price	$11.50	$11.50
Term (in years)	7.0	7.0
Volatility (pre/post business combination)	10%/25%	10%/22%
Risk-free rate	0.4%	0.3%
Dividend yield	0.0%	0.0%
Redemption Price	$—	$—
Fair value of warrants	$1.35	$1.09

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to the initial measurement, the Company used the market quote to calculate fair value, which was $1.12 at December 31, 2020.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of August 20, 2020	$—	$—	$—
Initial measurement on October 19, 2020	9,537,500	10,500,000	20,037,500
Change in valuation inputs or other assumptions	2,275,000	700,000	2,975,000

Fair value as of December 31, 2020	$11,812,500	$11,200,000	$23,012,500

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Summary of Significant Accounting Policies (cont.)

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees that are related to the IPO. Accordingly, on October 19, 2020, offering costs totaling $11,516,309 (consisting of $4,000,000 in underwriters’ discount, $7,000,000 in deferred underwriters’ discount, and $516,309 other offering expenses) have been allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities have been expensed and presented as non-operating expenses in the statement of operations and offering costs associated with the Class A common stock have been charged to stockholders’ equity.

Net Loss Per Common Share

Net loss per common stock is computed by dividing net loss by the weighted-average number of common stock outstanding for each of the periods. The calculation of diluted loss per common stock does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment and (iii) Private Placement since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 18,750,000 shares of Class A common stock in the aggregate.

The Company’s statements of operations include a presentation of loss per share for Class A Common Stock subject to possible redemption in a manner similar to the two-class method of loss per common stock. Net income per common stock, basic and diluted, for redeemable Class A Common Stock is calculated by dividing the interest income earned on the Trust Account, by the weighted-average number of redeemable Class A Common Stock outstanding since original issuance. Net loss per common stock, basic and diluted, for non-redeemable Class A and Class B Common Stock is calculated by dividing the net loss, adjusted for income attributable to redeemable Class A Common Stock, by the weighted-average number of non-redeemable Class A and Class B Common Stock outstanding for the periods. Non-redeemable Class B Common Stock include the Founder Shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.

For the Year ended December 31, 2020
Common stock subject to possible redemption
Numerator: Net income allocable to Class A common stock subject to possible redemption
Amortized Interest income on marketable securities held in trust	$24,142
Less: interest available to be withdrawn for payment of taxes	(24,142)
Net income allocable to Class A common stock subject to possible redemption	$—
Denominator: Weighted-Average Redeemable Class A common stock
Redeemable Class A Common Stock, Basic and Diluted	8,663,166
Basic and Diluted net income per share, Redeemable Class A Common Stock	$0.00

Non-Redeemable Common Stock
Numerator: Net Income minus Redeemable Net Earnings
Net Loss	$(3,733,764)
Redeemable Net Earnings	—
Non-Redeemable Net Loss	$(3,733,764)
Denominator: Weighted-Average Non-Redeemable Common Stock
Basic and diluted weighted-average shares outstanding, common stock	6,546,624
Basic and diluted net loss per share, common stock	$(0.57)

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 3 — Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes”. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company’s management determined that the United States is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from August 10, 2020 (inception) through December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4 — Private Placement

On October 19, 2020, simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 8,104,244 warrants at a price of $1.00 per warrant, with each warrant exercisable to purchase one share of the Class A common stock at a price of $11.50 per share, in a private placement. B. Riley Principal Investments, LLC purchased an aggregate of 645,756 identical warrants at a purchase price of $1.00 per warrant, generating aggregate gross proceeds of $8,750,000. A portion of the purchase price of the Private Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account such that, at the time of closing, $203.0 million was held in the Trust Account. If the Company does not complete the initial Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

On August 21, 2020, the Sponsor paid $25,000, or approximately $0.0035 per share, to cover certain offering costs in consideration for 7,187,500 shares of Class B common stock, par value $0.0001 (the “founder shares”). In October 2020, the Sponsor returned to the Company, at no cost, an aggregate of 1,437,500 founder shares, which were cancelled, resulting in an aggregate of 5,750,000 founder shares outstanding and held by the Sponsor. Up to 750,000 founder shares were subject to forfeiture to the extent that the over-allotment option was not exercised

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 5 — Related Party Transactions (cont.)

in full by the underwriters. The forfeiture was to be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the founder shares will represent 20.0% of the Company’s issued and outstanding stocks after the IPO. On November 2, 2020, 750,000 founder shares were forfeited.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their Class A common stock for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”). Notwithstanding the foregoing, if (1) the closing price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the lock-up.

Promissory Note — Related Party

The Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note. This loan was non-interest bearing and payable on the earlier of March 31, 2021 or the completion of the IPO. For the period from August 10, 2020 (inception) to December 31, 2020, the Company has borrowed $191,046 under the promissory note. The amount was paid in full on October 26, 2020.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into Private Placement Warrants at a price of $1.00 per warrant. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on October 19, 2020, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. As of December 31, 2020, the Company has incurred $25,000 administrative support fees.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 6 — Investment Held in Trust Account

As of December 31, 2020, investments in the Company’s Trust Account consisted of $5,071 in U.S. Money Market and $203,023,911 in U.S. Treasury Securities. All of the U.S. Treasury Securities mature on February 25, 2021. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. The carrying value approximates the fair value due to its short-term maturity. The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on December 31, 2020 are as follows:

	Carrying Value/Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2020
U.S. Money Market	$5,071	$—	$—	$5,071
U.S. Treasury Securities	203,023,911	6,784	—	203,030,695
	$203,028,982	$6,784	$—	$203,035,766

Note 7 — Commitments & Contingencies

Registration Rights

The holders of (i) the founder shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Placement Warrants, which were issued in a private placement simultaneously with the closing of the IPO and the Class A common stock underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of working capital loans (and the securities underlying such securities) will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO. These holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company, subject to certain limitations. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the price paid by the underwriters in the IPO. The underwriters were paid an underwriting discount of $0.20 per unit, or $4,000,000 upon the closing of the IPO. Additionally, a deferred underwriting discount of $0.35 per unit, or $7,000,000 in the aggregate will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The underwriters did not exercise the over-allotment option, and on November 2, 2020, 750,000 founder shares were forfeited.

Note 8 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. At December 31, 2020, there were 1,073,446 shares of Class A common stock issued or outstanding, excluding 18,926,554 shares subject to possible redemption.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 8 — Stockholders’ Equity (cont.)

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B common stock. At December 31, 2020, there were 5,000,000 shares of Class B common stock issued and outstanding.

Holders of the Class A common stocks and holders of the Class B common stocks will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law or stock exchange rule; provided that only holders of the Class B common stocks have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B common stocks may remove a member of the board of directors for any reason.

The Class B common stock will automatically convert into Class A common stock on the first business day following the consummation of the initial Business Combination at a ratio such that the number of Class A common stock issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (a) the total number of all shares of Class A common stocks issued and outstanding (including any shares of Class A common stock issued pursuant to the underwriter’s over-allotment option) upon the consummation of the IPO, plus (b) the sum of all shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including any shares of Class A common stock issued pursuant to a forward purchase agreement), excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into Class A common stock issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Shares issued to the Sponsor, members of the Company’s management team or any of their affiliates upon conversion of Working Capital Loans, minus (c) the number of shares of Class A common stock redeemed in connection with the initial Business Combination, provided that such conversion of shares of Class B common stock shall never be less than the initial conversion ratio. In no event will the Class B common stock convert into Class A common stock at a rate of less than one-to one.

Warrants — The Public Warrants will become exercisable on the later of (a) 30 days from the completion of a Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 8 — Stockholders’ Equity (cont.)

The Company may call the Public Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any Warrants. If the Company is unable to complete the initial Business Combination within the combination period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

If (x) the Company issues additional Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any founder shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance)(the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted-average trading price of the Company’s Common Stocks during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Note 9 — Income Tax

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax asset
Organizational costs and startup expenses	$21,924
Federal net operating loss	10,449
Total deferred tax asset	32,373
Valuation allowance	(32,373)
Deferred tax asset, net of allowance	$—

SPARTACUS ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Note 9 — Income Tax (cont.)

The income tax provision consists of the following:

December 31, 2020
Federal
Current	$—
Deferred	32,373

State
Current	—
Deferred	—
Change in valuation allowance	(32,373)
Income tax provision	$—

As of December 31, 2020, the Company has $49,757 of U.S. federal net operating loss carryovers, which do not expire, and no state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from August 10, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $32,373.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 is as follows:

Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of warrant liability	(20.1)%
Formation and operating costs	(0.9)%
Income tax provision	—%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued.  The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

NEXTNAV HOLDINGS, LLC
CONDENSED Consolidated Balance Sheets

	June 30 2021 (unaudited)	December 31 2020
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$7,739	$8,669
Restricted cash	—	5,000
Commitment fee asset	—	610
Other current assets	9,708	3,791
Total current assets	$17,447	$18,070
Network under construction	16,853	16,828
Property and equipment, net of accumulated depreciation of $1,933 and $1,262 at June 30, 2021 and December 31, 2020, respectively	6,014	5,706
Intangible assets	4,067	4,144
Other assets	153	154
Total assets	$44,534	$44,902

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$2,067	$680
Accrued expenses and other current liabilities	5,398	3,561
Total current liabilities	7,465	4,241
Warrants	145,673	101,325
Senior secured loan	76,087	58,871
Other long-term liabilities	1,206	1,239
Total liabilities	230,431	165,676

Preferred Interests:
Class C Convertible Preferred Units, authorized 13,400,000 units; 13,361,628 units issued and outstanding at June 30, 2021 and December 31, 2020; aggregate liquidation preference of $11,879,116 at both June 30, 2021 and December 31, 2020	11,879	11,879
Class D Convertible Preferred Units, authorized 94,550,000 units; 71,338,498 units issued and outstanding at June 30, 2021 and December 31, 2020; aggregate liquidation preference of $371,556,207 and $357,725,175 at June 30, 2021 and December 31, 2020, respectively	371,556	357,725
Total preferred interests	383,435	369,604

NEXTNAV HOLDINGS, LLC
CONDENSED Consolidated Balance Sheets (CONTINUED)

	June 30 2021 (unaudited)	December 31 2020
	(in thousands)
Members’ deficit:
Class A Common Units, authorized 128,508,093 units; 10,753,375 units issued and outstanding at June 30, 2021 and December 31, 2020	2	2
Class B-1 Common Units, authorized 5,199,202 units; 5,162,816 units issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Class B-2 Common Units, authorized 250,000 units; 250,000 units issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Class B-3 Common Units, authorized 250,000 units; 250,000 units issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Class B-4 Common Units, authorized 4,500,000 units; 4,483,971 issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(96)	(96)
Accumulated deficit	(569,238)	(490,284)
Total members’ deficit	$(569,332)	(490,378)
Total liabilities, preferred interests, and members’ deficit	$44,534	$44,902

See accompanying notes.

NEXTNAV HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Six Months Ended June 30,
	2021	2020
	(in thousands) (unaudited)
Revenue	$467	$262
Operating expenses
Cost of goods sold (exclusive of depreciation and amortization)	9,600	3,981
Research and development	4,914	3,206
Selling, general and administrative	6,529	4,117
Depreciation and amortization	671	25
Total operating expenses	21,714	11,329
Operating loss	(21,247)	(11,067)
Other expenses:
Interest expense	(5,858)	(4,588)
Change in fair value of warrants	(38,841)	(739)
Other expenses, net	(69)	(192)
Loss before income taxes	(66,015)	(16,586)
Provision for income taxes	(28)	(13)
Net loss	$(66,043)	$(16,599)
Foreign currency translation adjustment	—	(32)
Comprehensive loss	$(66,043)	$(16,631)

Net loss	$(66,043)	$(16,599)
Change in redemption value of preferred interest	(13,831)	(16,199)
Net loss attributable to common unit holders	$(79,874)	$(32,798)
Weighted average units outstanding – basic and diluted	20,459	15,969
Net loss attributable to common unit holder per unit – basic and diluted	$(3.90)	$(2.05)

See accompanying notes.

NEXTNAV HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN PREFERRED INTERESTS AND MEMBERS’ DEFICIT

(in thousands) (unaudited)	Redeemable Class C Convertible Preferred Units		Redeemable Class D Convertible Preferred Units		Total Preferred Interest	Class A Common Units		Class B-1 Common Units		Class B-2 Common Units		Class B-3 Common Units		Class B-4 Common Units		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss)	Members’ Deficit
	Units	Value	Units	Value	Value	Units	Value	Units	Value	Units	Value	Units	Value	Units	Value
Balance, December 31, 2019	13,361,628	$11,360	71,338,498	$325,172	$336,532	10,741,375	$1	5,174,897	$—	250,000	$—	250,000	$—	—	$—	$—	$(327,273)	$(84)	$(327,356)
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$22	—	—	$22
Issuance of common warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$31	—	—	$31
Change in Redemption Value	—	$216	—	$7,749	$7,965	—	—	—	—	—	—	—	—	—	—	$(53)	$(7,912)	—	$(7,965)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$(7,113)	—	$(7,113)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$(32)	$(32)
Balance, March 31, 2020	13,361,628	$11,576	71,338,498	$332,921	$344,497	10,741,375	$1	5,174,897	$—	250,000	$—	250,000	$—	0	$—	$(0)	$(342,298)	$(116)	$(342,413)
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	16	—	—	16
Exercise of Common Unit options	—	—	—	—	—	2,000	—	—	—	—	—	—	—	—	—	—	—	—
Change in Redemption Value	—	217	—	8,017	8,234	—	—	—	—	—	—	—	—	—	—	(16)	(8,218)	—	(8,234)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(9,486)	—	(9,486)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Balance, June 30, 2020	13,361,628	$11,793	71,338,498	$340,938	$352,731	10,743,375	$1	5,174,897	$—	250,000	$—	250,000	$—	—	$—	$—	$(360,002)	$(116)	$(360,117)

NEXTNAV HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN PREFERRED INTERESTS AND MEMBERS’ DEFICIT (CONTINUED)

(in thousands) (unaudited)	Redeemable Class C Convertible Preferred Units		Redeemable Class D Convertible Preferred Units		Total Preferred Interest	Class A Common Units		Class B-1 Common Units		Class B-2 Common Units		Class B-3 Common Units		Class B-4 Common Units		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss)	Members’ Deficit
	Units	Value	Units	Value	Value	Units	Value	Units	Value	Units	Value	Units	Value	Units	Value
Balance, December 31, 2020	13,361,628	$11,879	71,338,498	357,725	$369,604	10,753,375	$2	5,162,816	$—	250,000	$—	250,000	$—	4,483,971	$—	$0	$(490,284)	$(96)	$(490,378)
Equity-based compensation expense						—	—	—	—	—	—	—	—			$363	—	—	$363
Vesting of common warrants																$232			$232
Change in Redemption Value				$8,188	$8,188											$(595)	$(7,593)		$(8,188)
Net loss						—	—	—	—	—	—	—	—			—	$(27,068)	—	$(27,068)
Foreign currency translation adjustment						—	—	—	—	—	—	—	—			—	—	$(1)	$(1)
Balance, March 31, 2021	13,361,628	$11,879	71,338,498	$365,913	377,792	10,753,375	$2	5,162,816	$—	250,000	$—	250,000	$—	4,483,971	$—	$0	$(524,945)	$(97)	$(525,040)
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	325	—	—	325
Issuance of common warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Change in Redemption Value	—	—	—	5,643	5,643	—	—	—	—	—	—	—	—	—	—	(325)	(5,318)	—	(5,643)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(38,975)	—	(38,975)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1	1
Balance, June 30, 2021	13,361,628	$11,879	71,338,498	$371,556	$383,435	10,753,375	$2	5,162,816	$—	250,000	$—	250,000	$—	4,483,971	$—	$—	$(569,238)	$(96)	$(569,332)

See accompanying notes.

NEXTNAV HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
	2021	2020
	(in thousands) (unaudited)
Operating activities
Net loss	$(66,043)	$(16,599)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	671	25
Equity-based compensation	688	38
Change in fair value of warrant liability	38,841	739
Fixed asset write-off	64	—
Issuance of warrants for rent expense	5,504	—
Asset retirement obligation accretion	28	17
Amortization of debt issuance costs and discount	461	331
Accrued payment in kind (PIK) interest on debt	2,605	1,434
Changes in operating assets and liabilities:
Other current assets	(5,384)	635
Accounts payable	1,420	(236)
Accrued expenses and other liabilities	(514)	(1,204)
Net cash used in operating activities	(21,659)	(14,820)

Investing activities
Capitalization of costs and purchases of network assets,
property, and equipment	(889)	(1,683)
Purchase of internal use software	(29)	—
Cash used in investing activities	(918)	(1,683)

Financing activities
Proceeds from senior secured loan	16,647	31,042
Senior secured loan issuance costs	—	(5,378)
Net cash provided by financing activities	16,647	25,664

Net increase (decrease) in cash and cash equivalents and restricted cash	(5,930)	9,161

Cash, cash equivalents and restricted cash at beginning of period	13,669	14,481
Cash, cash equivalents and restricted cash at end of period	$7,739	$23,642

Non-cash financing information
Issuance of Warrants	5,504	190

See accompanying notes.

NEXTNAV HOLDINGS, LLC
Notes to CONDENSED Consolidated Financial Statements

1. Organization and Business

Principal Business

NextNav Holdings, LLC and its consolidated subsidiaries, (collectively “NextNav” or the “Company”) was formed as a limited liability company under the laws of the state of Delaware on December 5, 2007 and is headquartered in McLean, Virginia. NextNav shall continue in existence until written agreement of (i) the Company’s Board of Directors, (ii) the members holding a majority of the Common Units, and (iii) the members holding a majority of the Preferred Units to dissolve, or through judicial dissolution. The rights and obligations of the members are contained in the Company’s Sixth Amended and Restated Operating Agreement dated December 2019 (the “Operating Agreement”) and amendments thereof.

On June 9, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger”) with Spartacus Acquisition Corporation (“Spartacus”) and Spartacus Acquisition Shelf Corp. (“Shelf”). The consummation of the Merger is subject to the satisfaction or waiver of certain closing conditions contained in the Merger Agreement.

As of June 30, 2021, NextNav had authorized 300,050,000 units (“Units”). Of the authorized units, 107,950,000 are designated as preferred, of which 13,400,000 are designated as Class C Redeemable Preferred Units and 94,550,000 are designated as Class D Redeemable Preferred Units (collectively, the “Preferred Units”). The remaining 192,100,000 authorized units are designated as common units (“Common Units”), par value $0.0001, of which 128,508,093 are designated as Class A-1 Common Units, 5,199,202 are designated as Class B-1 Common Units, 250,000 are designated as Class B-2 Common Units, 250,000 are designated as Class B-3 Common Units, and 4,500,000 are designated as Class B-4 Common Units. The remainder of the Common Units (53,392,705) may be further designated as separate classes and series of Common Units by the NextNav board of directors (the “Board”) at its discretion.

NextNav delivers next generation positioning, navigation and timing (“PNT”) solutions through network-based solutions. The Pinnacle system provides “floor-level” altitude service to any device with a barometric pressure sensor, including most off-the-shelf Android and iOS smartphones. The TerraPoiNT system is a terrestrial-based, encrypted network designed to overcome the limitations inherent in the space-based nature of GPS through a network of specialized wide area location transmitters that broadcasts an encrypted PNT signal on a licensed 900 MHz spectrum.

NextNav has devoted substantially all of its efforts to date to planning and organization, the development of its network, ongoing research and development programs, and securing adequate capital for anticipated operations. Since its inception, NextNav has incurred recurring losses and generated negative cash flows from operations and has primarily relied upon debt and equity financings to fund its cash requirements. Should the proposed Merger not close, NextNav has the ability and intent, if required, to reduce costs, refinance the existing Fortress Financing Agreement or obtain new term debt or equity financing, to meet its obligations.

Summary of Significant Accounting Policies

The accompanying Condensed Consolidated Balance Sheet as of June 30, 2021, Condensed Consolidated Statements of Comprehensive Loss, Condensed Consolidated Statements of Changes in Preferred Interests and Members’ Deficit and Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and 2020 are unaudited. These unaudited condensed financial statements have been prepared in accordance with the rules and regulations of the Unites States Securities and Exchange Commission (the SEC) for interim financial information. Accordingly, they do not include all of the information of the information and footnotes requires by GAAP for complete annual financial statements. These financial statements should be read in conjunction with the audited financial statements and the accompanying notes for the year ended December 31, 2020. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management reflect all adjustments (consisting of normal recurring adjustments) necessary to state fairly the Company’s financial position as of June 30, 2021 and its results of operations, changes in its preferred interests and members’ deficit and cash flows for the six months ended June 30, 2021 and 2020. The December 31, 2020 balance sheet included herein was derived from audited financial statements but does not include all disclosures including notes required by GAAP for complete annual financial statements.

NEXTNAV HOLDINGS, LLC
Notes to CONDENSED Consolidated Financial Statements

1. Organization and Business (cont.)

Revenue

As of June 30, 2021, revenue expected to be recognized in the future related to performance obligations that are unsatisfied for non-cancellable contracts is $0.1 million. The Company expects to recognize this revenue in 2021.

Equity-Based Compensation

NextNav incurs equity-based compensation pursuant to units issued to employees and service providers under the 2011 Units Option and Profits Interest Plan, amended in 2020. Measurement of equity-based compensation with employees is based on the estimated grant date fair value of the equity instruments issued. NextNav recognizes equity-based compensation on a straight-line basis over the requisite service period of the grant, which is generally equal to the vesting period. NextNav accounts for forfeitures as they occur.

As part of determining the fair value of NextNav’s outstanding securities and stock-based compensation in the prior year, the Company relied on an Option Pricing Model (“OPM”) to determine the fair value of NextNav’s equity as of the reporting date. Given the increased potential of a merger transaction in 2021, the Company changed its equity allocation methodology from an OPM to a Probability Weighted Expected Return Method (“PWERM”). The PWERM estimates the value of the Company’s outstanding equity securities based upon an analysis of future values of a company, assuming various future liquidity event outcomes. Each unit’s value is based upon the probability-weighted present value of these expected outcomes, as well as the rights of each equity class. As of June 30, 2021, the Company utilized the PWERM to capture the discrete probabilities and values of the Company’s equity securities under the identified scenarios.

Basic and diluted net loss per common unit

Basic loss per unit (“EPU”) excludes dilution for common unit equivalents and is computed by dividing net loss available to common unit holders by the weighted-average number of common units outstanding for the period. Diluted EPU is based on the weighted-average number of units of common stock outstanding during each period, adjusted for the effect of dilutive common unit equivalents.

Restricted units are included in the computation of basic EPU as they vest and are included in diluted EPU, to the extent they are dilutive, determined using the treasury stock method.

The following details the determination of the diluted weighted average shares:

	Six Months Ended June 30,
	2021	2020
	(in thousands, except share and per share data)
Numerator
Net Loss	$(66,043)	$(16,599)
Less: Change in redemption value of preferred interests	(13,831)	(16,199)
Net Loss attributable to common unitholders	$(79,874)	$(32,798)

Denominator
Weighted Average Units – basic and diluted	20,459	15,969
Net loss attributable to common unit holder per unit – basic and diluted	$(3.90)	$(2.05)

NEXTNAV HOLDINGS, LLC
Notes to CONDENSED Consolidated Financial Statements

1. Organization and Business (cont.)

The following details anti-dilutive unvested restricted units, as well as the anti-dilutive effects of stock options and preferred units outstanding:

Antidilutive Units Excluded	Six Months Ended June 30,
	2021	2020
	(in thousands)
Warrants	62,373	53,209
Options	2,252	2,302
Restricted Stock Units	340	422
Preferred Units	84,700	84,700

2. Debt

In December 2019, NextNav entered into the Fortress Financing Agreement (“Agreement”) under which NextNav may borrow up to $100.0 million through a senior secured loan facility. An amendment to the Agreement (“First Amendment”) was entered into in January 2020, under which, related party investors were added as new lenders bringing the total commitment under the Agreement from $100.0 million to $105.3 million, $65 million of which is available to fund operations of NextNav with the rest available to fund costs incurred pursuant to the Fortress Financing Agreement, including legal and advisor costs, cash interest and paid-in-kind (“PIK”) interest.

In June 2021, NextNav entered into a second amendment (“Second Amendment”) to the Agreement. Under the terms of the Second Amendment, the amount available to fund the operations of NextNav was increased from $65.0 million to $80.0 million, with the remainder available to fund costs incurred pursuant to the Agreement, including legal and advisor costs and cash interest. The total amount committed under the Agreement is unchanged at $105.3 million.

Debt consists of the following:

	June 30, 2021	December 31, 2020
	(in thousands)
Senior secured loan, principal	$82,899	$63,964
Senior secured loan, paid-in-kind interest	1,423	3,554
Less unamortized discount and debt issuance costs	(8,236)	(8,647)
	$76,087	$58,871

Interest expense for the six months ended June 30, 2021 and 2020 was $5.4 million and $4.3 million, respectively.

Total amortized debt issuance costs is included in Interest expense on the Condensed Consolidated Statements of Comprehensive Loss. For the six months ended June 30, 2021 and 2020 total amortized debt issuance costs were $0.5 million and $0.3 million, respectively.

The fair value of the loan, which is designated as Level 3 in the fair value hierarchy, was $75.3 million and $59.1 million at June 30, 2021 and December 31, 2020, respectively.

3. Warrants and Warrant Liability

NextNav issued warrants to purchase 2,603,771 Class A Common Units at $0.01 per unit in January 2020 in connection with the amendment to Fortress Financing Agreement. 25% of the units underlying the warrants may be repurchased by NextNav for $1 in total upon meeting all of its obligations and termination of all lender commitments under the terms of the Fortress Financing Agreement prior to the end of the term. Another 25% of the underlying the warrants may be cancelled if NextNav repays 150% of the loan balance under the Fortress Financing

NEXTNAV HOLDINGS, LLC
Notes to CONDENSED Consolidated Financial Statements

3. Warrants and Warrant Liability (cont.)

Agreement. Warrants to purchase 2,135,092 units were issued in January 2020. These units were recorded as a liability with a fair value of $0.2 million at issuance. Warrants to purchase 468,679 units issued in January 2020 are recorded as a capital contribution.

In June 2021, NextNav entered into an amendment to the warrant agreement (“Vendor Warrants”) with AT&T Services, Inc. and certain of its affiliates (“AT&T”). The amendment provided that the unvested Vendor Warrants due to AT&T will vest upon the earlier of: i) the achievement of certain milestones, as outlined in the agreement; or ii) a capital transaction. Prior to the amendment, the vesting condition for the unvested Vendor Warrants were only upon the achievement of certain milestones.

4. Fair Value

NextNav uses observable and unobservable inputs to value fair value instruments. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, where applicable, is as follows:

•        Level 1 — Quoted prices in active markets for identical assets or liabilities

•        Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities

•        Level 3 — No observable pricing inputs in the market

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. NextNav’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. NextNav effectuates transfers between levels of the fair value hierarchy, if any, as of the date of the actual circumstance that caused the transfer.

The following table presents the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	Level 1	Level 2	Level 3	Total
June 30, 2021
Warrants	—	—	$145,673	$145,673
December 31, 2020
Warrants	—	—	$101,325	$101,325

The carrying values of cash and cash equivalents, accounts payable, accrued expenses, amounts included in other current assets, and current liabilities that meet the definition of a financial instrument, approximate fair value due their short-term nature.

Assets, liabilities, and equity instruments that are measured at fair value on a nonrecurring basis include fixed assets, intangible assets, and certain equity instruments. The Company recognizes these items at fair value when they are considered to be impaired or upon initial recognition. The fair value of these assets and liabilities are determined with valuation techniques using the best information available and may include quoted market prices, market comparables and discounted cash flow models.

Level 3 Liabilities:

The fair value of warrants issued to customers and in connection with financing activities are measured quarterly using unobservable inputs, the most significant of which is the underlying value of NextNav’s equity value. The Company engaged a third-party valuation firm to assist with the fair value analysis of the warrants. The analysis used commonly accepted valuation methodologies and best practices to determine the fair value of the equity, in accordance with fair value standards and U.S. GAAP. NextNav’s equity is allocated to the OPM to determine the fair value at each reporting date.

NEXTNAV HOLDINGS, LLC
Notes to CONDENSED Consolidated Financial Statements

4. Fair Value (cont.)

As of June 30, 2021, the fair value of the warrants were estimated using the Black-Scholes option-pricing model. The equity value of the Company used within the Black-Scholes option-pricing model was estimated using the PWERM and option-pricing model, estimating the probability-weighted value across multiple scenarios. Discrete future outcomes considered under the PWERM include an acquisition of the Company, as well as continued operation as a private company. The significant unobservable inputs into the valuation model include the timing and probability of occurrence of these discrete future outcomes and a discount for the lack of marketability.

As of December 31, 2020, the fair value of the warrants were estimated using the Black-Scholes option-pricing model. The equity value of the Company used within the Black-Scholes option-pricing model was estimated using discounted cash flow and guideline public company methodologies, while using an option-pricing model to estimate the allocation of value. The Company used the following assumptions within the model:

	June 30, 2021	December 31, 2020
Discount for lack of marketability	4.8% – 8.5%	10.0%
Equity value	$669,501,746 – $713,272,646	$525,034,000
Expected volatility	51.5% – 56.7%	59.50%
Dividend rate	—	—
Expected term (in years)	0.83 – 2.50	3.00
Risk-free interest rate	0.10% – 0.35%	0.17%

The table below provides a reconciliation of the beginning and ending balances for the liabilities measured at fair value using significant unobservable inputs (Level 3).

Warrants:	(in thousands)
Balance as of December 31, 2020	$101,325
Vesting of Vendor Warrants	5,504
Fair value adjustment for Vendor Warrants	(11,722)
Fair value adjustment for Financing Warrants	50,566
Balance as of June 30, 2021	$145,673

5. Common Units and Convertible Preferred Units

Upon a liquidation event, in the absence of a conversion of the Class C and Class D Redeemable Preferred Units into Common Units, distributions are to be made in the following order of priority: the cumulative preferred return on the Class D Redeemable Preferred Units; the Class D and Class B-4 Common Units Preference Amount; the cumulative preferred return on the Class C Redeemable Preferred Units; the Class C Units Preference Amount; and, finally, proportionately to the holders of the Common Units (both Class A and B). Holders of the Class B Units will receive distributions only if the per-unit value exceeds the stated distribution hurdle for the Class B Units. If the Preferred Units have converted to Common Units, distributions will be made proportionately to the holders of Common Units with the exception that, for the Class B Units, the per-unit price must exceed the stated distribution hurdle. The Senior Secured Debt Warrant Holder and AT&T are entitled to participate on a pari passu and on an as-exercised basis with respect to the distributions made to any of the holders of the Preferred Units and Common Units irrespective of any preference.

Rights of the Preferred Units

Cumulative Preferred Return — Class C Redeemable Preferred Units and Class D Redeemable Preferred Units are entitled to cumulative preferred return whether or not declared at an annual rate of 8% and 10%, respectively. As of June 30, 2021 and 2020, the Class C Preferred Units had cumulative undeclared preferred returns of $6.0 million and $5.9 million, respectively. As of June 30, 2021 and 2020, the Class D Redeemable Preferred Units had cumulative undeclared preferred returns of $160.0 million and $129.4 million, respectively.

NEXTNAV HOLDINGS, LLC
Notes to CONDENSED Consolidated Financial Statements

5. Common Units and Convertible Preferred Units (cont.)

Conversion — Preferred Units are convertible to Class A Common Units at any time at the option of the holder based on a stated conversion ratio. The initial conversion ratio is one Preferred Unit for one Class A Common Unit. The conversion ratio is subject to certain adjustments as defined in NextNav’s Operating Agreement. Preferred Units will automatically convert into Class A Common Units upon (i) in the case of the Class D Redeemable Preferred Units, the affirmative election of the holders of 66 2/3% of the outstanding Class D Redeemable Preferred Units or (ii) in the case of the Class C Redeemable Preferred Units, the affirmative election of the holders of 66 2/3% of the outstanding Class C Redeemable Preferred Units or (iii) a Public Offering (as defined in the Operating Agreement) where gross proceeds are at least $75.0 million.

Voting — The holders of Preferred Units are entitled to the number of votes equal to the number of common units into which the shares of Preferred Units held by each holder are then convertible. In addition, certain actions require the affirmative approval of 66 2/3% of Class C Redeemable Preferred Units and Class D Redeemable Preferred Units (each voting as a separate class), including liquidation or dissolution of NextNav, creation of a senior class of units, payment of preferred return, increasing the authorized number of Common or Preferred Units, or amendment of NextNav’s operating agreement.

Redemption — The Class C Redeemable Preferred Units are redeemable by NextNav, at the request of the majority of the then-outstanding Class C Redeemable Preferred Unit holders, over a three-year period commencing on or after the date upon which no Class D Redeemable Preferred Units are outstanding, at a per unit price of $0.44, plus any accrued and unpaid preferred return, whether or not declared. The Class D Redeemable Preferred Units are redeemable by NextNav, at the request of the holders of 66 2/3% of the then-outstanding Class D Redeemable Preferred Unit holders, over a three-year period commencing on or after September 1, 2021, at a per unit price of $2.13 for units issued in 2012, $2.56 for units issued in 2014, $2.89 for units issued in September 2016, and $5.78 and $11.56 for units issued in December 2019, plus any accrued and unpaid preferred return, whether or not declared.

Given the redemption rights contained within the Class C Redeemable Preferred Units and the Class D Redeemable Preferred Units, NextNav accounts for the outstanding preferred units as temporary equity in the Consolidated Balance Sheets. Class C Redeemable Preferred Units and the Class D Redeemable Preferred Units are initially recorded at fair value, net of transaction costs, at issuance. At each reporting period, the carrying amount is adjusted to equal what the redemption amount would be as if redemption were to occur at the end of the reporting date based on the conditions that exist as of that date. The recorded redemption value of the Preferred Units include accrued but unpaid dividends. At June 30, 2021 and December 31, 2020, the redemption value of the Class C Redeemable Preferred Units was $11.9 million, and the redemption value of the Class D Redeemable Preferred Units were $371.6 million and $357.7 million, respectively.

6. Other current assets

As of June 30, 2021 and December 31, 2020, Other current assets consists of the following (in thousands):

	June 30, 2021	December 31, 2020
Prepaid rent	$4,594	$3,511
Deferred transaction costs	4,630	—
Other	484	280
	$9,708	$3,791

NEXTNAV HOLDINGS, LLC
Notes to CONDENSED Consolidated Financial Statements

7. Contingencies

In the normal course of business, NextNav may be involved in lawsuits, claims, and administrative proceedings. Management believes any liability or loss associated with such matters, either individually or in the aggregate, will not materially affect NextNav’s consolidated results of operations or financial position. In the course of the Company’s business it may be involved in litigation and legal matters.

8. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were available to be issued, and determined that, there are no events that have occurred that would require adjustments to the disclosures in the unaudited condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of NextNav Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of NextNav Holdings LLC (the Company) as of December 31, 2020 and 2019, the related consolidated statements of comprehensive loss, changes in preferred interests and members’ deficit, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes, (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young, LLP

We have served as the Company’s auditor since 2012.

Tysons, Virginia

June 25, 2021

NextNav Holdings, LLC
Consolidated Balance Sheets

	December 31
	2020	2019
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$8,669	$14,481
Restricted cash	5,000	—
Commitment fee asset	610	3,795
Other current assets	3,791	914
Total current assets	18,070	19,190

Network under construction	16,828	16,464
Property and equipment, net	5,706	45
Intangible assets	4,144	3,467
Other assets	154	128
Total assets	$44,902	$39,294

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$680	$837
Accrued expenses and other current liabilities	3,561	8,729
Deferred revenue	—	14
Total current liabilities	4,241	9,580

Warrants	101,325	3,531
Senior secured loan	58,871	15,832
Other long-term liabilities	1,239	1,174
Total liabilities	165,676	30,117

Preferred Interests:
Class C Convertible Preferred Units, authorized 13,400,000 units; 13,361,628 units issued and outstanding at December 31, 2020 and 2019, aggregate liquidation preference of $11,879,116 and $11,359,921 outstanding at December 31, 2020 and 2019, respectively	11,879	11,360
Class D Convertible Preferred Units, authorized 94,550,000 units; 71,338,498 units issued and outstanding at December 31, 2020 and 2019, aggregate liquidation preference of $357,724,977 and $325,171,745 outstanding at December 31, 2020 and 2019, respectively	357,725	325,172
Total preferred interests	369,604	336,532

Members’ deficit:
Class A Common Units, authorized 128,508,093 units; 10,753,375 units and 10,741,375 units issued and outstanding at December 31, 2020 and 2019, respectively	2	1
Class B-1 Common Units, authorized 5,199,202 units; 5,162,816 units and 5,174,897 units issued and outstanding at December 31, 2020 and 2019, respectively	—	—
Class B-2 Common Units, authorized 250,000 units; 250,000 units issued and outstanding at December 31, 2020 and 2019	—	—
Class B-3 Common Units, authorized 250,000 units; 250,000 units issued and outstanding at December 31, 2020 and 2019	—	—
Class B-4 Common Units, authorized 4,500,000 units; 4,483,971 and 0 units issued and outstanding at December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(96)	(84)
Accumulated deficit	(490,284)	(327,272)
Total members’ deficit	(490,378)	(327,355)
Total liabilities, preferred interests, and members’ deficit	$44,902	$39,294

See accompanying notes.

NextNav Holdings, LLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended December 31
	2020	2019
	(In Thousands)
Revenue	$569	$164
Operating expenses:
Cost of goods sold (exclusive of depreciation and amortization)	7,770	5,687
Research and development	8,777	6,615
Selling, general and administrative	13,256	5,055
Depreciation and amortization	235	88
Total operating expenses	30,038	17,445
Operating loss	(29,469)	(17,281)
Other income (expense):
Interest expense	(10,037)	(2,960)
Change in fair value of derivative	—	1,918
Change in fair value of warrants	(97,604)	—
Other (loss) income, net	(188)	40
Loss before income taxes	(137,298)	(18,283)
Provision for income taxes	(38)	(19)
Net loss	$(137,336)	$(18,302)
Foreign currency translation adjustment	12	13
Comprehensive loss	$(137,324)	$(18,289)
Net loss	$(137,336)	$(18,302)
Change in redemption value of preferred interests	(33,072)	(80,468)
Net loss attributable to common unit holders	$(170,408)	$(98,770)
Weighted average of shares outstanding – basic and diluted	16,853	15,742
Net loss attributable to common unit holder per share – basic and diluted	$(10.11)	$(6.27)

See accompanying notes.

NextNav Holdings, LLC
Consolidated Statements of Changes in PREFERRED INTERESTS AND
Members’ DEFICIT

	Redeemable Class C Convertible Preferred Units		Redeemable Class D Convertible Preferred Units		Total Preferred Interests	Class A Common Units		Class B-1 Common Units		Class B-2 Common Units		Class B-3 Common Units		Class B-4 Common Units		Additional Paid-In Capital	Accumulated Deficit	Other Comprehensive (Loss)	Members’ Deficit
	Units	Value	Units	Value	Value	Units	Value	Units	Value	Units	Value	Units	Value	Units	Value
Balance, December 31, 2018	13,361,628	$10,520	63,218,089	$244,759	$255,279	10,733,375	$1	5,274,202	$—	250,000	$—	250,000	$—	—	$—	$—	$(246,799)	$(71)	$(246,869)
Exercise of Common Unit options	—	—	—	—	—	8,000	—	—	—	—	—	—	—	—	—	$4	—	—	$4
Cancellation of Common Units	—	—	—	—	—	—	—	(99,305)	—	—	—	—	—	—	—	—	—	—	—
Issuance of Preferred Class D Units in exchange for debt extinguishment (net of issuance costs)	—	—	8,120,409	$785	$785	—	—	—	—	—	—	—	—	—	—	$17,759	—	—	$17,759
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$70	—	—	$70
Issuance of common warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$464	—	—	$464
Change in Redemption Value	—	$840	—	$79,628	$80,468	—	—	—	—	—	—	—	—	—	—	$(18,297)	$(62,171)	—	$(80,468)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$(18,302)	—	$(18,302)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$(13)	$(13)
Balance, December 31, 2019	13,361,628	$11,360	71,338,498	$325,172	$336,532	10,741,375	$1	5,174,897	$—	250,000	$—	250,000	$—	—	$—	$—	$(327,272)	$(84)	$(327,355)
Exercise of Common Unit options	—	—	—	—	—	12,000	$1	—	—	—	—	—	—	—	—	$2	—	—	$3
Cancellation Common Units	—	—	—	—	—	—	—	(4,356,299)	—	(250,000)	—	(250,000)	—	—	—	—	—	—	—
Issuance of Common Units	—	—	—	—	—	—	—	4,344,218	—	250,000	—	250,000	—	4,483,971	—	—	—	—	—
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$7,363	—	—	$7,363
Issuance of common warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$31	—	—	$31
Change in Redemption Value	—	$519	—	$32,553	$33,072	—	—	—	—	—	—	—	—	—	—	$(7,396)	$(25,676)	—	$(33,072)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$(137,336)	—	$(137,336)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$(12)	$(12)
Balance, December 31, 2020	13,361,628	$11,879	71,338,498	$357,725	$369,604	10,753,375	$2	5,162,816	$—	250,000	$—	250,000	$—	4,483,971	$—	$—	$(490,284)	$(96)	$(490,378)

See accompanying notes.

NextNav Holdings, LLC
Consolidated Statements of Cash Flows

	Year Ended December 31
	2020	2019
	(In Thousands)
Operating activities
Net loss	$(137,336)	$(18,302)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	235	88
Equity-based compensation	7,363	70
Change in fair value of warrants	97,604	—
Change in fair value of derivative	—	(1,918)
Gain on extinguishment of debt	—	(18)
Asset retirement obligation accretion	71	27
Amortization of debt issuance costs and discount	748	1,485
Accrued payment in kind (PIK) interest on debt	3,554	1,331
Fixed asset write-off	259	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(860)	187
Deferred revenue	(14)	6
Accounts payable	(157)	520
Accrued expenses and other liabilities	128	1,009
Net cash used in operating activities	(28,405)	(15,515)

Investing activities
Capitalization of costs and purchases of network assets, property, and equipment	(6,419)	(59)
Purchase of internal use software	(759)	—
Cash used in investing activities	(7,178)	(59)

Financing activities
Proceeds from convertible notes, net	—	7,022
Proceeds from senior secured loan	40,307	23,635
Senior secured loan issuance costs	(5,539)	(2,857)
Convertible note repayment	—	(3,800)
Proceeds from exercise of Class A unit options	3	4
Net cash provided by financing activities	34,771	24,004
Effect of exchange rates on cash, cash equivalents and restricted cash	—	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	(812)	8,429
Cash, cash equivalents and restricted cash at beginning of period	14,481	6,052
Cash, cash equivalents and restricted cash at end of period	13,669	14,481

Non-cash financing information
Settlement of notes payable for Class D preferred shares	—	(18,544)
Financing costs accrued but not paid	—	(5,378)
Issuance of warrants	(222)	(3,531)

See accompanying notes.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

1. Organization and Business

Principal Business

NextNav Holdings, LLC and its consolidated subsidiaries, (collectively “NextNav” or “the Company”) was formed as a limited liability company under the laws of the state of Delaware in December 2007 and is headquartered in McLean, Virginia. NextNav shall continue in existence until written agreement of (i) the Company’s Board of Directors, (ii) the members holding a majority of the Common Units, and (iii) the members holding a majority of the Preferred Units, or through judicial dissolution. The rights and obligations of the members are contained in the Company’s Sixth Amended and Restated Operating Agreement dated December 2019 (“the Operating Agreement”) and amendments thereof.

NextNav delivers next generation positioning, navigation and timing (“PNT”) solutions through network-based solutions. The Pinnacle system provides “floor-level” altitude service to any device with a barometric pressure sensor, including most off-the-shelf Android and iOS smartphones. The TerraPoiNT system is a terrestrial-based, encrypted network designed to overcome the limitations inherent in the space-based nature of GPS through a network of specialized wide area location transmitters that broadcasts an encrypted PNT signal on a licensed 900 MHz spectrum.

NextNav has devoted substantially all of its efforts to date to planning and organization, the development of its network, ongoing research and development programs, and securing adequate capital for anticipated operations. Since its inception, NextNav has incurred recurring losses from operations and has primarily relied upon debt and equity financings to fund its cash requirements.

Summary of Significant Accounting Policies

Segments

NextNav operates as one operating segment. NextNav’s chief operating decision maker (“CODM”) is its Chief Executive Officer, who reviews financial information presented on an entity-wide basis for purposes of making operating decisions, assessing financial performance and allocating resources. Substantially all long-lived tangible assets are located in the United States.

For the year ended December 31, 2020, three customers accounted for 53%, 27%, and 18% of total revenue. For the year ended December 31, 2019, one customer accounted for 93% of total revenue.

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiaries is generally the local currency. Assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the Consolidated Balance Sheet date. Operating accounts are translated at an average rate of exchange for the respective accounting periods. Translation adjustments resulting from the process of translating foreign currency financial statements into U.S. dollars are reported as a component of accumulated other comprehensive loss. Transaction gains and losses reflected in the functional currencies are charged to income or expense at the time of the transaction.

Net transaction gains (losses) from foreign currency contracts recorded in the consolidated statements of comprehensive loss were immaterial for the fiscal years ended December 31, 2020 and 2019. The only components of other comprehensive loss are currency translation adjustments for all periods presented. No income tax expense was allocated to the currency translation adjustments.

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks and highly liquid investments with an original maturity of three months or less when purchased.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

1. Organization and Business (cont.)

Restricted Cash

Restricted cash represents deposits held in escrow in exchange for a letter of credit. The obligation under the letter of credit was satisfied subsequent to December 31, 2020 and the restriction has since been removed.

Property and Equipment and Network under Construction

Property and equipment and network under construction are recorded at cost, net of accumulated depreciation. Interest is capitalized during the construction phase of network capital projects. Employee-related costs for construction of network assets are also capitalized during the construction phase. Expenditures for maintenance and repairs that do not materially extend the useful lives of property and equipment are charged to Cost of Goods Sold (“COGS”) as incurred. When property or equipment is retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is included in the Consolidated Statements of Comprehensive Loss.

NextNav records asset retirement obligations associated with the contractually required removal of property and equipment assets from leased properties. When an asset retirement obligation is identified, NextNav records the fair value of the obligation discounted at present value as a liability. The fair value of the obligation is also capitalized as property and equipment, which is amortized over the estimated remaining useful life of the associated asset. Accretion expense on the liability is recognized over the estimated life of the related assets.

Asset retirement obligations for the years ended December 31, 2020 and 2019 are:

	Year Ended December 31,
	(in thousands)
	2020	2019 Restated
Beginning Balance	$501	$474
Liabilities incurred	55	—
Liabilities settled	(37)	—
Accretion	71	27
Ending Balance	$590	$501

Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Network under construction	5–10 years upon being placed into production
Office equipment and furniture	2–5 years
Leasehold improvements	Shorter of the useful life or lease term

Software Development Costs

Research and development costs to develop software to be sold, leased or marketed are expensed as incurred up to the point of technological feasibility for the related software product. We have not capitalized development costs for software to be sold, leased or marketed to date, as the software development process is essentially completed concurrent with the establishment of technological feasibility. As such, these costs are expensed as incurred and recognized in research and development costs in the Consolidated Statements of Comprehensive Loss.

Software developed for internal use, with no substantive plans to market such software at the time of development, are capitalized and included in intangible assets in the Consolidated Balance Sheets. Costs incurred during the preliminary planning and evaluation and post implementation stages of the project are expensed as incurred. Costs incurred during the application development stage of the project are capitalized. In 2020, we

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

1. Organization and Business (cont.)

capitalized $0.7 million of development costs related to internal use software. No costs were capitalized in 2019 related to internal use software. Internal use software is amortized over a 3 year useful life. Amortization was $63 thousand for the year ended December 31, 2020. There was no amortization expense for 2019.

Long Lived Assets

NextNav’s property and equipment and network under construction are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, impairment is determined by comparing the carrying value of these long-lived assets to management’s probability weighted estimate of the future undiscounted cash flows expected to result from the use of the asset or asset group. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset group.

Revenue

NextNav derives its revenue from indoor and dense-urban positioning technology, products and services including revenue generated through technology demonstration and assessment contracts with government customers, support services provided to government customers, sales of equipment, and licensing of proprietary technology.

NextNav recognizes revenue when an arrangement exists, services, equipment or access to licensed technology are delivered, the transaction price is determined, the arrangement has commercial substance, payment terms are determined and collection of consideration is probable.

The Company sells software licenses and services through arrangements that may bundle software, equipment, and other services. When the Company determines that it has separate distinct performance obligations, the Company allocates the bundled contract price among the various performance obligations based on each deliverable’s stand-alone selling price. If the stand-alone selling price is not directly observable, the Company estimates the amount to be allocated for each performance obligation based on observable market transactions. When the Company determines the performance obligations are not distinct, the Company recognizes revenue on a combined basis as the obligation is satisfied. To the extent the Company’s contracts include variable consideration, the transaction price includes both fixed and variable consideration. The variable consideration contained within the Company’s contracts with customers may include discounts, credits and other similar items. When a contract includes variable consideration, the Company evaluates the estimate of the variable consideration to determine whether the estimate needs to be constrained; therefore, the Company includes the variable consideration in the transaction price only to the extent that it is probable that a significant reversal of the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

NextNav recognizes equipment sales and the related costs when title to the equipment (and the risks and rewards of ownership) passes to the customer, typically upon shipment. Customers do not have rights of return without prior consent from NextNav. Revenue pursuant to licensing agreements for NextNav’s technology represent performance obligations that are satisfied over time. NextNav recognizes support services ratably over the periods in which the services are provided; the related costs are expensed as incurred.

The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled receivables, and deferred revenue on the Consolidated Balance Sheets. The Company bills amounts under its agreed-upon contractual terms at periodic intervals for services, upon shipment for equipment, or upon achievement of contractual milestones or as work progresses. Billing may occur subsequent to revenue recognition, resulting in accounts receivable. The Company may also receive payments from customers before revenue is recognized, resulting in deferred revenue.

NextNav recognized revenue under two customer contracts in 2019 and four in 2020.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

1. Organization and Business (cont.)

The following table presents the Company’s revenue disaggregated by category and source (in thousands):

	Year Ended December 31,
	2020	2019
	(in thousands)
Government contracts	$416	$152
Equipment sales	113	12
Other	40	—
Total revenue	$569	$164

As of December 31, 2020, revenues expected to be recognized in the future related to performance obligations that are unsatisfied for non-cancellable contracts is $303 thousand. The Company expects to recognize this revenue in 2021.

Cost of Goods Sold

Cost of Goods Sold (“COGS”) consist of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated facility costs for our operations and manufacturing teams. COGS also includes expenses for site leases, cost of equipment, and professional services related to the installation and maintenance of the equipment at each leased site.

Research and Development Costs

Research and development costs are expensed as incurred and primarily include the compensation and benefits costs incurred to develop NextNav’s first-generation beacon hardware and software, the TerraPoiNT service and the Pinnacle service.

Equity-Based Compensation

NextNav incurs equity-based compensation pursuant to units issued to employees and service providers under the 2011 Units Option and Profits Interest Plan, amended in 2020. Measurement of equity-based compensation with employees is based on the estimated grant date fair value of the equity instruments issued. NextNav recognizes equity-based compensation on a straight-line basis over the requisite service period of the grant, which is generally equal to the vesting period. NextNav accounts for forfeitures as they occur.

Basic and Diluted Net Loss per Common Unit

Basic loss per unit (“EPU”) excludes dilution for common unit equivalents and is computed by dividing net loss available to common unit holders by the weighted-average number of common units outstanding for the period. Diluted EPU is based on the weighted-average number of units of common stock outstanding during each period, adjusted for the effect of dilutive common unit equivalents.

Restricted units are included in the computation of basic EPU as they vest and are included in diluted EPU, to the extent they are dilutive, determined using the treasury stock method.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

1. Organization and Business (cont.)

The determination of the diluted weighted average shares is included in the following calculation of EPU:

	Year Ended December 31,
	2020	2019
	(in thousands)
Numerator
Net loss	$137,336	$18,302
Less cumulative change in redemption value of temporary equity	33,072	80,468
Net loss attributable to common unitholders	170,408	98,770

Denominator
Weighted average units – basic and diluted	16,853	15,742

Basic and diluted loss per unit	$10.11	$6.27

The following details anti-dilutive unvested restricted units, as well as the anti-dilutive effects of stock options and preferred units outstanding:

Antidilutive Units Excluded	December 31,
	2020	2019
	(in thousands)
Warrants	53,209	50,792
Options	2,024	2,302
Restricted stock units	484	504
Preferred units	84,700	84,700

Income Taxes

NextNav is a limited liability company, organized as a partnership, and as such, NextNav is generally not subject to federal, state or local income tax directly. Rather, each member is subject to income taxation based on the member’s portion of NextNav’s income or loss. NextNav’s non-operating subsidiary, Commlabs, is taxed as a U.S. corporation. NextNav’s Indian subsidiary, Commlabs Technology Centre Pvt. Ltd. (“Commlabs India”), is taxed as a corporation in India and, as such, is subject to Indian entity-level income tax.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment. Valuation allowances are recorded against deferred tax assets when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning in evaluating whether it is more likely than not that deferred tax assets will be realized.

NextNav determines whether a tax position is more likely than not to be sustained upon examination based on the technical merits of the position. Once it is determined that a position meets this recognition threshold, the position is measured to determine the amount of benefit to be recognized in the financial statements. NextNav adjusts its estimated liabilities for uncertain tax positions periodically because of ongoing examinations by, and settlements with, the various taxing authorities, as well as changes in tax laws, regulations and interpretations.

NextNav has not been assessed interest or penalties by taxing jurisdictions. In the event NextNav is assessed interest and/or penalties, those costs will be classified in the consolidated statements of comprehensive loss as income tax expense, when it is more likely than not it will be incurred.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

1. Organization and Business (cont.)

The U.S. Federal jurisdiction and the State of California are the major tax jurisdictions where the Company files income tax returns. The Company is generally subject to U.S. Federal or State examinations by tax authorities and for the Company’s tax returns from years 2017 to 2020 remain subject to examination by tax authorities.

Indefinite-Lived Intangible assets

NextNav holds wireless Multilateration Location and Monitoring Service (“LMS”) licenses. Certain general regulatory requirements apply to all licensed wireless spectrum, including, for example, certain build-out or “substantial service” requirements, which generally must be satisfied as a condition to the license. NextNav is actively engaged in either meeting such requirements currently or seeking an extension of such requirements from the Federal Communications Commission (“FCC”) for each of its LMS licenses. Although licenses are issued by the FCC for only a fixed time, ten years, such licenses are subject to renewal by the FCC, based on the achievement of certain milestones and a finding that such renewal would serve the public interest. Upon renewal, the licenses are granted for additional ten-year periods. All of NextNav’s licenses are up for renewal at the same time. Renewal of NextNav’s licenses has occurred previously and at nominal cost. As a result, NextNav treats its wireless LMS spectrum licenses as an indefinite-lived intangible asset. NextNav reevaluates the useful life determination for wireless licenses each year to determine whether events and circumstances continue to support an indefinite useful life. Costs incurred to maintain the FCC licenses are recorded in operating expenses.

NextNav assesses indefinite-lived intangible assets for potential impairment annually as of October 1 or during the year if an event or other circumstance indicates that NextNav may not be able to recover the carrying amount of the asset. In evaluating indefinite-lived intangible assets for impairment, NextNav first assesses qualitative factors to determine whether it is more likely than not that the fair value of the asset is less than its carrying amount. If NextNav concludes that it is not more likely than not that the fair value of the asset is less than its carrying value, then no further testing is required. However, if NextNav concludes that it is more likely than not that the fair value of the asset is less than its carrying value, then NextNav performs a two-step impairment test to identify potential impairment and measures the amount of impairment it will recognize, if any.

Based on its qualitative assessment performed for the years ended December 31, 2020 and 2019, NextNav concluded that it was not more likely than not that the fair value of its indefinite-lived asset is less than its carrying amount, and as such, no impairment exists.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions have been eliminated in consolidation.

Use of Estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period and accompanying notes including those related to the useful lives and recoverability of long-lived and intangible assets, valuation of warrants for preferred and common units, valuation of embedded derivatives, income taxes and equity-based compensation, among others. NextNav bases estimates on historical experience, anticipated results and various other assumptions, including assumptions of future events, it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets, liabilities, equity, revenue and expenses, that are not readily apparent from other sources. Actual results and outcomes could differ materially from these estimates and assumptions.

Adopted Accounting Pronouncements

Effective January 1, 2020, NextNav adopted ASU 2019-08 Compensation — Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements — Share-Based Consideration

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

1. Organization and Business (cont.)

Payable to a Customer Provides guidance specific to the recognition of share-based consideration payable to a customer. Adoption of ASU 2019-08 did not have a material impact on NextNav’s consolidated financial statements and related disclosures and no cumulative adjustment was recorded.

Recent Accounting Developments Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize lease assets and lease liabilities on the Consolidated Balance Sheet for those leases classified as operating leases under current U.S. GAAP. ASU 2016-02 requires that a lessee should recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the Consolidated Balance Sheet. The new guidance also requires qualitative and quantitative disclosures related to the nature, timing and uncertainty of cash flows arising from leases. The guidance is effective for the Company’s fiscal year beginning January 1, 2022, with early adoption permitted, and is required to be implemented using a modified retrospective approach. The Company is currently assessing the impact of the new standard on its financial statements, but anticipates a material increase in assets and liabilities due to the recognition of the required right-of-use asset and corresponding lease liability for all lease obligations that are currently classified as operating leases, such as real estate leases for corporate headquarters and site/shelter leases, as well as additional disclosure on all its lease obligations. The Consolidated Statement of Comprehensive Loss recognition of lease expense is not expected to significantly change from the current methodology.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), which requires that an entity measure and recognize expected credit losses for financial assets held at amortized cost and replaces the incurred loss impairment methodology in current U.S. GAAP with a methodology that requires consideration of a broader range of information to estimate credit losses. The guidance also modifies the impairment model for available-for-sale debt securities. ASU 2016-13 is effective for the Company’s fiscal year beginning January 1, 2023. The Company is continuing to assess the potential impacts of ASU 2016-13 on its financial statements.

2. AT&T Agreement

In October 2019, NextNav entered in a series of agreements with AT&T Services, Inc. and certain of its affiliates (“AT&T”) including an equipment agreement, a service agreement, and a warrant agreement (the “AT&T Agreements”). The AT&T Agreements provide for: (i) AT&T’s marketing and resale of services to FirstNet® subscribers and certain pricing requirements for our software development kits (“SDK”) based on the quantity of usage, revenue sharing, compliance with data rights and privacy, and support requirements; and (ii) AT&T hosting of weather measurement equipment for altitude determination at AT&T sites, at no recurring cost to NextNav for a 7-year lease term. The AT&T Agreements represent a single transaction, as they were all entered into at the same time and in contemplation of each other.

NextNav’s obligations to AT&T under the AT&T Agreements include providing certain equipment to AT&T in exchange for $2 thousand in cash consideration. NextNav has provided AT&T with certain intellectual property and transition support rights in the event NextNav is unable to continue providing services to AT&T, have significant service outages, or engage in transactions with certain persons. NextNav has also provided AT&T warrants to purchase Class D Redeemable Preferred Units, with a participation right to receive additional warrants to purchase Class D Redeemable Preferred Units and Class A Common Units (collectively the “AT&T Warrants”). Under the terms of the AT&T Agreements, there are no current obligations for NextNav to provide any licenses or other services to AT&T until they are requested by AT&T.

The equipment provided to AT&T is installed on real estate owned or leased by AT&T. NextNav’s exclusive right to access, use and manage the equipment for 7 years (subject to earlier termination after 3 years in certain circumstances) represents continuing involvement in real estate, and NextNav recognized the failed sale-leaseback under the financing method with the $4.7 million of equipment provided to AT&T recorded within property & equipment on the Consolidated Balance Sheet as of December 31, 2020. There were no related amounts recorded as of December 31, 2019, as NextNav purchased the equipment and provided it to AT&T in 2020.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

2. AT&T Agreement (cont.)

The hosting of the equipment at AT&T sites represents an operating lease. The minimum lease payments are comprised of two components, $5.0 million in cash paid to AT&T and the fair value of the AT&T Warrants at lease inception. The minimum lease payments incurred prior to lease commencement are recognized as prepaid rent and upon lease commencement are recognized as rent expense over the term of the lease on a straight-line basis. The AT&T Warrants are subject to certain vesting conditions including build-out of the network and execution of certain future service agreements. Additional lease expense associated with these warrants is recognized in the period that vesting becomes probable.

The AT&T Warrants, granted in October 2019, provided AT&T with the right to purchase 21,221,299 Class D Redeemable Preferred Units at an exercise price of $2.89 per unit. In December 2019, in accordance with the participation right in the AT&T Warrants, in conjunction with the execution of the Fortress Financing Agreement and the conversion of the 2018 Notes and 2019 Notes to Class D Redeemable Preferred Units (see Note 5), AT&T was granted additional warrants to purchase 1,910,158 Class D Redeemable Preferred Units under the same terms as the October 2019 warrants and 6,947,447 Class A Common Units under the same terms as the warrants issued in conjunction with the Fortress Financing Agreement (see Note 5), with the exception of the vesting terms. AT&T was granted an additional 468,678 warrants to purchase Class A Common Units in January 2020 in accordance with the participation right. All warrants granted to AT&T vest and are exercisable upon achievement of certain milestones. As of December 31, 2020 and 2019, 60% of the AT&T Warrants had vested.

The AT&T Class D Redeemable Preferred Warrants expire ten years from the date of issuance or the business day immediately prior to the date of an initial public offering of NextNav. The AT&T Class D Redeemable Preferred Warrants are liability-classified awards as they were issued to AT&T in exchange for goods and services and the AT&T Class D Redeemable Preferred Units allow for the redemption of the Class D Redeemable Preferred Units upon request of 66.6% of the Class D Preferred Unitholders which is outside the Company’s control. The fair value of the vested AT&T Class D Redeemable Preferred Warrants was $5 thousand at December 31, 2019 and $11 million at December 31, 2020.

The AT&T Class A Common Warrants expire on the earlier of twenty years from the date of issuance or the business day immediately prior to the date of an initial public offering of NextNav and have a redemption feature consistent with the warrants described in Note 5. The fair value of this liability at December 31, 2020 was de minimis. The non-callable portion of the AT&T Class A Common Warrants have no redemption features outside the control of NextNav, the underlying shares are not classified as liabilities, and there are no contingent events that are probable of occurring which would allow NextNav to settle the awards for cash or other assets. Accordingly, the AT&T Class A Common Warrants are classified in equity. The grant date fair value of the AT&T Class A Common Warrants was $774 thousand.

NextNav assessed the fair value of the AT&T Class D Redeemable Preferred Warrants at December 31, 2020 and 2019 and the grant-date fair value of the non-callable AT&T Class A Common Warrants. To determine the fair value of the warrants, NextNav used a third-party valuation firm to calculate NextNav’s overall equity value as determined by discounted cash flow and guideline public company methodologies. NextNav used a Black-Scholes option-pricing model, utilizing certain assumptions to allocate the equity value to the AT&T Class D Redeemable Preferred Warrants and the AT&T Class A Common Warrants. The following table shows the assumptions used:

	December 31, 2020	December 31, 2019
OPM Inputs/Assumptions	Values	Values
Equity Value	$525,034,000	20,369,000
Holding Period/Term (years)	3.00	5.00
Volatility	59.50%	51.00%
Risk-Free Rate	0.17%	1.67%
Discount for Lack of Marketability	10.0%	9.5%

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

3. Property, Equipment, Network Under Construction, and Software

Property and equipment consisted of the following:

	Year Ended December 31,
	2020	2019
	(in thousands)
Network under construction	$16,828	$16,464

Office equipment, furniture, and leasehold improvements	1,201	1,155
AT&T network	5,767	—
Accumulated depreciation	(1,262)	(1,110)

Property and equipment, net	$5,706	$45

Depreciation expense on property and equipment was $183 thousand and $86 thousand for the years ended December 31, 2020 and 2019, respectively.

Network under construction consisted of a tower and rooftop network of beacons with total balances of $16.8 million and $16.5 million as of December 31, 2020 and 2019, respectively. There was no depreciation expense on network under construction in 2020 or 2019. A loss on disposal of equipment of $182 thousand and $77 thousand was recorded in research and development and COGS, respectively, for the year ended December 31, 2020. No impairment was recorded for the years ended December 31, 2020 or 2019.

Capitalized software and expected amortization consists of the following:

	Year Ended December 31,
	2020	2019
	(in thousands)
Software	2,172	$1,425
Accumulated Amortization	(1,494)	(1,425)
Software Intangible, net	678	—
Future amortization is expected as follows:
For the twelve months ending December 31, 2021	256
For the twelve months ending December 31, 2022	241
For the twelve months ending December 31, 2023	181

4. Accrued Liabilities

Accrued liabilities consist of the following:

	Year Ended December 31,
	2020	2019
	(in thousands)
Accrued bonus	$702	$1,955
Accrued salary and other employee liabilities	625	428
Accrued accounts payable	968	6,210
Accrued cash interest and unfunded fees	1,068	—
Other accrued liabilities	198	136
	$3,561	$8,729

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

5. Debt

Debt consists of the following:

	Year Ended December 31,
	2020	2019
	(in thousands)
Senior secured loan, principal	$63,964	$23,683
Senior secured loan, paid-in-kind interest	3,554	—
Less unamortized discount and debt issuance costs	(8,647)	(7,851)
	$58,871	$15,832

Convertible Bridge Notes

In 2018, NextNav issued general, unsecured convertible bridge notes (“the 2018 Notes”) totalling $14 million to related parties bearing interest at the rate of 8% per annum. In 2019, NextNav issued general, unsecured convertible bridge notes (“the 2019 Notes”) totalling $7 million to related parties bearing interest at the rate of 8% per annum.

The 2018 and 2019 Notes contained a mandatory conversion feature in the event of a Qualified Equity Financing of not less than $35 million and a per share price of not less than $3. The equity securities issued to the holders of the 2018 Notes shall be on the same terms and conditions as given to such other investors in the Qualified Equity Financing except that the equity securities issued under the 2018 Notes will have a two times preference amount and shall convert at discounts of either 15 or 25 percent. The equity securities issued to the holders of the 2019 Notes shall be on the same terms and conditions as given to such other investors in the Qualified Equity Financing except that the equity securities issued under the 2019 Notes will have a four times preference amount and shall convert at a discount of 25 percent.

The mandatory and optional conversion features embedded in the 2018 and 2019 Notes were bifurcated, valued and recorded as liabilities totalling $1.6 million at issuance in 2018 and $0.7 million at issuance in 2019, respectively.

In December 2019, $18.8 million of the 2018 and 2019 Notes and accrued interest was converted into 8,120,409 shares of Series D Preferred Stock as a condition of a financing agreement entered into with Fortress Credit Corporation (“the Fortress Financing Agreement”). The Series D Preferred Stock issued had a fair value of $785 thousand on the date of issuance. Additionally, NextNav repaid the remaining 2018 and 2019 Notes and accrued interest totalling $3.9 million, extinguishing the debt. In conjunction with the conversion and repayment of all the outstanding convertible bridge notes, the associated embedded derivative was settled. The value of the embedded derivative was $2.3 million at issuance and $0.4 million at the time of extinguishment resulting in a gain of $1.9 million in the Consolidated Statement of Comprehensive Loss for the year ended December 31, 2019.

The remaining $3.8 million of 2019 Notes were mandatorily convertible into loan commitments under the Fortress Financing Agreement in amounts equal to the outstanding principal and accrued interest. These Notes and accrued interest were repaid in December 2019 and the Fortress Financing Agreement was amended in January 2020 to reflect the conversion of the Notes into loan commitments under the Fortress Financing Agreement. Loans and warrants issued pursuant to the conversion of these Notes were made on the same economic terms and conditions, including with respect to priority and security, as those given to Fortress.

The Fortress Financing Agreement

In December 2019, NextNav entered into the Fortress Financing Agreement under which NextNav may borrow up to $100 million through a senior secured loan facility. An amendment to the agreement was entered into in January 2020, under which, related party investors were added as new lenders bringing the total commitment under the Fortress Financing Agreement from $100 million to $105.3 million, $65 million of which is available to fund operations of NextNav with the rest available to fund costs incurred pursuant to the Fortress Financing

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

5. Debt (cont.)

Agreement, including legal and advisor costs, cash interest and paid-in-kind (“PIK”) interest. Debt issuance costs and debt discounts totalling $0.2 million and $6.8 million were incurred in 2020 and 2019, respectively. Additionally, the Company recorded a commitment fee asset of $1.4 million as of December 31, 2019. The Fortress Financing Agreement contains loan options of either a reference rate loan with an interest rate floor of 6% or a LIBOR rate loan with an interest rate floor of 5%. Added to the reference rate and LIBOR loans, respectively, are applicable margins of 6% and 7%, respectively, resulting in combined interest and applicable margin rates of at least 12% per annum on all loans made pursuant to the Fortress Financing Agreement. The loan facility matures in December 2026, with repayment of all amounts due under the facility due at that time. The fair value of the loan is $59.1 million and $23.7 million at December 31, 2020 and December 31, 2019, respectively.

In connection with the Fortress Financing Agreement, NextNav issued warrants to purchase 2,135,092 and 31,649,484 shares of Class A Common Units in 2020 and 2019, respectively, at $0.01 per Unit. The fair value of the warrants issued in 2020 was $0.2 million and was recorded as a discount on debt. The fair value of the warrants issued in 2019 was $3.5 million of which, $1.1 million was recorded as a discount on debt and $2.4 million was recorded as a commitment fee asset

As of December 31, 2020 and 2019 NextNav had borrowed $63.9 million and $23.7 million, respectively, against the loan facility. The total commitment fee asset balance was $0.6 million and $3.8 million at December 31, 2020 and 2019, respectively. The Fortress Financing Agreement contains financial covenants which set annual limits on capital expenditures beginning in 2019 and all direct and indirect selling expense and general and administrative expense beginning in 2020 along with setting minimum revenue requirements beginning December 2021. The Company is currently in compliance with all debt covenants in effect as of December 31, 2020. All of the Company’s assets are pledged as collateral under the terms of the agreement.

6. Warrants and Warrant Liability

The Class A warrants issued in connection with the Fortress Financing Agreement were recorded as liabilities. 25% of the Units underlying the warrants may be repurchased by NextNav for $1 in total upon meeting all of its obligations and termination of all lender commitments under the terms of the Fortress Financing Agreement prior to the end of the term. Another 25% of the Units underlying the warrants may be cancelled if NextNav repays 150% of the loan balance under the Fortress Financing Agreement. The Redeemable Preferred warrants issued to AT&T were recorded as a liability.

7. Fair Value

NextNav uses observable and unobservable inputs to determine the value of its assets and liabilities recorded at fair value. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. The three-tier hierarchy for inputs used to measure fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, where applicable, is as follows:

-        Level 1 — Quoted prices in active markets for identical assets or liabilities

-        Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities

-        Level 3 — No observable pricing inputs in the market

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. NextNav’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. NextNav effectuates transfers between levels of the fair value hierarchy, if any, as of the date of the actual circumstance that caused the transfer.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

7. Fair Value (cont.)

The following table presents the Company’s fair value hierarchy for its financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	Level 1	Level 2	Level 3	Total
	(in thousands)
December 31, 2020
Warrants	—	—	$101,325	$101,325

December 31, 2019
Warrants	—	—	$3,531	$3,531

The carrying values of cash and cash equivalents, accounts payable, accrued expenses, amounts included in other current assets, and current liabilities that meet the definition of a financial instrument, approximate fair value due their short-term nature.

Level 3 Liabilities

The fair value of warrants issued to vendors and in connection with financing activities are measured quarterly using unobservable inputs, the most significant of which is the underlying value of NextNav’s equity value. The Company engaged a third-party valuation firm to assist with the fair value analysis of the warrants. The analysis used commonly accepted valuation methodologies and best practices to determine the fair value of the equity, in accordance with fair value standards and U.S. GAAP. NextNav uses a Black Scholes option pricing model, utilizing certain assumptions to allocate the equity value to the warrants at each reporting date. The following table shows the assumptions used:

	December 31, 2020	December 31, 2019
OPM Inputs/Assumptions	Values	Values
Equity Value	$525,034,000	20,369,000
Holding Period/Term (years)	3.00	5.00
Volatility	59.50%	51.00%
Risk-Free Rate	0.17%	1.67%
Discount for Lack of Marketability	10.0%	9.5%

The table below provides a reconciliation of the beginning and ending balances for the liabilities measured at fair value using significant unobservable inputs (Level 3).

Warrants:	(in thousands)
Balance as of January 1, 2020	$3,531
Issuance of warrants in connection with Fortress Financing Agreement	190
Fair value adjustment of outstanding warrants	97,604
Balance as of December 31, 2020	$101,325

8. Common Units and Convertible Preferred Units

As of December 31, 2020, NextNav had authorized 300,050,000 units (“Units”). Of the authorized units, 107,950,000 are designated as preferred, of which 13,400,000 are designated as Class C Redeemable Preferred Units and 94,550,000 are designated as Class D Redeemable Preferred Units. The remaining 192,100,000 authorized units are designated as Common Units, of which 128,508,093 are designated as Class A-1 Common Units, 5,199,202 are designated as Class B-1 Common Units, 250,000 are designated as Class B-2 Common Units, 250,000 are designated as Class B-3 Common Units, and 4,500,000 are designated as Class B-4 Common Units. The remainder of the Common Units (53,392,705) may be further designated as separate classes and series of common units by the NextNav board of directors (“the Board”) at its discretion.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

8. Common Units and Convertible Preferred Units (cont.)

Upon a liquidation event, in the absence of a conversion of the preferred units into common units, distributions are to be made in the following order of priority: the cumulative preferred return on the Class D Redeemable Preferred Units; the Class D Units and Class B-4 Common Preference Amount; the cumulative preferred return on the Class C Redeemable Preferred Units; the Class C Units Preference Amount; and, finally, proportionately to the holders of the Common Units (both Class A and B). Holders of the Class B Units will receive distributions only if the per-unit value exceeds the stated distribution hurdle for the Class B Units. If the preferred units have converted to common units, distributions will be made proportionately to the holders of common units with the exception that, for the Class B Units, the per-unit price must exceed the stated distribution hurdle. The Senior Secured Debt Warrant Holder and AT&T are entitled to participate on a pari passu and on an as-exercised basis with respect to the distributions made to any of the holders of the Preferred Units and Common Units irrespective of any preference.

Below is summary information of Class C Redeemable Preferred Units and Class D Redeemable Preferred Units (collectively, Preferred Units) rights.

Cumulative Preferred Return — Class C Redeemable Preferred Units and Class D Redeemable Preferred Units are entitled to cumulative preferred return whether or not declared at an annual rate of 8% and 10%, respectively. As of December 31, 2020 and 2019, the Class C Preferred Units had cumulative undeclared preferred returns of $6.0 million and $5.5 million, respectively. As of December 31, 2020 and 2019, the Class D Redeemable Preferred Units had cumulative undeclared preferred returns of $146.2 million and $113.6 million, respectively.

Conversion — Preferred Units are convertible to Class A Common Units at any time at the option of the holder based on a stated conversion ratio. The initial conversion ratio is one Preferred Unit for one Class A Common Unit. The conversion ratio is subject to certain adjustments as defined in NextNav’s Operating Agreement. Preferred Units will automatically convert into Class A Common Units upon (i) in the case of the Class D Redeemable Preferred Units, the affirmative election of the holders of 66 2/3% of the outstanding Class D Redeemable Preferred Units or (ii) in the case of the Class C Redeemable Preferred Units, the affirmative election of the holders of 66 2/3% of the outstanding Class C Redeemable Preferred Units or (iii) a Public Offering (as defined in the Operating Agreement) where gross proceeds are at least $75 million.

Voting — The holders of Preferred Units are entitled to the number of votes equal to the number of common units into which the shares of Preferred Units held by each holder are then convertible. In addition, certain actions require the affirmative approval of 66 2/3% of Class C Redeemable Preferred Units and Class D Redeemable Preferred Units (each voting as a separate class), including liquidation or dissolution of NextNav, creation of a senior class of units, payment of preferred return, increasing the authorized number of Common or Preferred Units, or amendment of NextNav’s operating agreement.

Redemption — The Class C Redeemable Preferred Units are redeemable by NextNav, at the request of the majority of the then-outstanding Class C Redeemable Preferred Unit holders, over a three-year period commencing on or after the date upon which no Class D Redeemable Preferred Units are outstanding, at a per unit price of $0.44, plus any accrued and unpaid preferred return, whether or not declared. The Class D Redeemable Preferred Units are redeemable by NextNav, at the request of the holders of 66 2/3% of the then-outstanding Class D Redeemable Preferred Unit holders, over a three-year period commencing on or after the later of September 1, 2021 and the date that is 91 days after the earlier of December 27, 2026 and the date upon which the Company’ obligations under the Fortress Financing Agreement are satisfied in full, provided that in either case neither a qualified offering or a capital transaction has occurred prior to such request, at a per unit price of $2.13 for units issued in 2012, $2.56 for units issued in 2014, $2.89 for units issued in September 2016, and $5.78 and $11.56 for units issued in December 2019, plus any accrued and unpaid preferred return, whether or not declared.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

8. Common Units and Convertible Preferred Units (cont.)

NextNav classifies preferred units that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within NextNav’s control, as temporary equity. Given the redemption rights contained within the Class C Redeemable Preferred Units and the Class D Redeemable Preferred Units, NextNav accounts for the outstanding preferred units as temporary equity in the Consolidated Balance Sheets. Class C Redeemable Preferred Units and the Class D Redeemable Preferred Units are initially recorded at fair value, net of transaction costs, at issuance. At each reporting period, the carrying amount is adjusted to equal what the redemption amount would be as if redemption were to occur at the reporting date. The recorded redemption values ($11.9 million and $11.4 million at December 31, 2020 and December 31, 2019, respectively for Class C Redeemable Preferred Units and $357.7 million and $325.2 million at December 31, 2020 and December 31, 2019, respectively for Class D Redeemable Preferred Units) include accrued but undeclared dividends.

9. Equity-Based Compensation

NextNav Equity-Based Compensation Plans

NextNav adopted the 2011 Unit Option and Profit Interest Plan, amended in 2020 (“Incentive Plan”) for the purpose of granting options, profit interests and common equity units with 21.4 million common units currently authorized for issuance.

Unit Awards

NextNav issues three types of equity instruments under the plan:

-        Unit Options — These Unit Awards are granted with strike prices set at fair value on the date of grant, vesting periods of various lengths, but generally over four years, and contractual lives of 10 years.

-        Profit Interests Units (“Profit Interests”) — These Unit Awards are granted with profit hurdles set at fair value on the date of grant with vesting periods of various lengths, but generally over four years.

-        Series B-4 Units Restricted Units (“B-4s”) — These Unit Awards are granted at fair value on the date of grant, the majority of which are fully vested on the grant date.

On October 21, 2020 (“Modification Date”), NextNav modified the terms for Unit Options and Profit Interests outstanding for current employees and service providers. The modifications to the terms of the Unit Options consisted of reducing the exercise price for Unit Options with remaining contractual lives of at least 7 years. Unit Options with remaining contractual lives of less than 7 years were cancelled and re-granted with 10 year contractual lives and the exercise price was lowered. Further, the modifications to the Profit Interests consisted of lowering the hurdle. No other terms were changed. The modifications resulted in the options to 31 grantees being cancelled and re-granted with a reduced exercise price. Profit hurdles were reduced for 19 Profit Interest holders. The incremental compensation cost resulting from the modifications was $1.5 million.

Unit Options

The fair value of each employee award is estimated on the measurement date using the Black-Scholes option pricing model. NextNav records forfeitures at the time of occurrence.

The Black-Scholes option pricing model requires NextNav to make certain assumptions, including the fair value of the underlying units, the expected term, the expected volatility, the risk-free interest rate, and the dividend yield. The expected term of option awards is calculated as the midpoint between the vesting date and the end of the contractual term. Historical data is not sufficient to reasonably estimate the expected term of new grants. The expected dividend rate of zero is based on the fact that NextNav has not historically paid and does not expect to pay a dividend on its Class A Common Units. The risk-free interest rate was based on U.S. Treasury yields for securities with similar terms. Volatility was calculated based on the trading prices for a group of comparable public companies.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

9. Equity-Based Compensation (cont.)

Assumptions used in determining the fair value of Unit Options issued each year are as follows:

	Year Ended December 31
	2020	2019
Expected volatility	59.50%	55.00%
Expected term (years)	6.25	6.25
Expected dividends	None	None
Risk-free rate	0.65%	1.3%–3.1%

Activity under the plan is as follows:

	Options to Acquire Units	Weighted Average Exercise Price per Unit	Aggregate Intrinsic Value
	(in thousands, except per unit data)
Options outstanding at December 31, 2019	2,578	$1.32	$—
Granted	5,478	0.10
Cancelled	(2,422)	1.27
Exercised	(12)	0.28

Options outstanding at December 31, 2020	5,622	$0.15	$6,481

Options exercisable at December 31, 2020	1,990	$0.23	$2,205

The weighted average remaining life of Unit Options exercisable and expected to vest as of December 31, 2020, was 9.66 years. The weighted average remaining life of Unit Options exercisable as of December 31, 2020, was 9.47 years.

The weighted average grant date fair value of Unit Options granted during the years ended December 31, 2020 and 2019 was $1.19 and $0, respectively. The intrinsic value of Unit Options exercised during the years ended December 31, 2020 and 2019, was $12 thousand and $0, respectively. The total fair value of options vested during the years ended December 31, 2020 and 2019, was $2.2 million and $97 thousand, respectively.

Weighted average grant date fair value under the plan is as follows:

	Total	Weighted-Average Grant-Date Fair Value
	(in thousands, except per unit data)
Options nonvested at January 1, 2019	431	0.38
Options granted in 2019	34	—
Options vested in 2019	174	0.53
Options nonvested at December 31, 2019	247	0.21
Options granted in 2020	5,478	1.19
Options vested in 2020	1,878	1.17
Options nonvested at December 31, 2020	3,644	1.19

As of December 31, 2020, the total compensation cost related to nonvested awards not yet recognized was $4.1 million and the weighted-average period over which it is expected to be recognized was 3.64 years.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

9. Equity-Based Compensation (cont.)

Equity-based compensation expense of $974 thousand and $70 thousand related to the NextNav Unit Option equity awards was recognized during the years ended December 31, 2020 and 2019, respectively.

Profits Interest

NextNav has granted certain key employees and members of the Board Profits Interest. The Profits Interest entitle the holder to the economic rights available to Class B Common Units (“Profits Interest Unit”) under the Operating Agreement, subject to the following limitations: prior to the sale or liquidation of NextNav, such Profits Interest Units will participate in distributions by NextNav only to the extent that such distributions represent distributions of profit from operations as determined by the Board. In addition, upon any sale, liquidation, or other distribution of substantially all of the assets of NextNav, each Profits Interest Unit shall participate in proceeds from such transaction only to the extent the aggregate residual proceeds payable in connection with such transaction, liquidation, or distribution on Units of the same class and series exceed a dollar threshold per unit specified by the Board in the applicable grant notice (such threshold being referred to in the grant notice as the Distribution Hurdle).

The following table summarizes Profits Interest Unit activity during the year ended December 31, 2020:

	Profit Interest Units	Weighted Average Distribution Hurdle per Unit	Aggregate Intrinsic Value
	(in thousands, except per unit data)
Units outstanding at January 1, 2020	5,675	1.75	—
Granted	4,844	0.10
Cancelled	(4,856)	1.83

Units outstanding at December 31, 2020	5,663	0.26	5,923

Units vested at December 31, 2020	5,157	0.27	5,565

Weighted average grant date fair value under the plan is as follows:

	Total	Weighted-Average Grant-Date Fair Value
	(in thousands, except per unit data)
Units nonvested at January 1, 2019	810	$—
Units granted in 2019	—	—
Units vested in 2019	229	—
Units nonvested at December 31, 2019	482	—
Units granted in 2020	4,844	1.27
Units vested in 2020	5,011	1.27
Units nonvested at December 31, 2020	303	1.27

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

9. Equity-Based Compensation (cont.)

The table below reflects distribution hurdles per unit for Profits Interest Units outstanding:

	Distribution Hurdle	December 31,
		2020	2019
		(in thousands)
Class B-1 Common Units	0.10	4,345	—
Class B-1 Common Units	1.00	605	2,905
Class B-1 Common Units	2.00	164	1,561
Class B-1 Common Units	2.50	49	701
Class B-2 Common Units	0.10	250	—
Class B-3 Common Units	0.10	250	—
Class B-2 Common Units	3.38	—	250
Class B-3 Common Units	5.07	—	250
Total profit interests outstanding		5,663	5,667

Certain Profits Interest Unit grants were fully vested at the date of grant and others vest over a three or four year period, in each case subject to the continued employment or board service of the recipient.

The weighted average grant date fair value of Profits Interest Units granted during the years ended December 31, 2020 and 2019, was $1.27 and $0, respectively. The total fair value of units vested during the years ended December 31, 2020 and 2019, was $6.4 million and $0, respectively.

As of December 31, 2020, and 2019 the total compensation cost related to nonvested Profits Interest Units not yet recognized was $97 thousand and $0 respectively, and the weighted-average period over which it is expected to be recognized was 1.81 and 0 years, respectively.

Equity-based compensation expense of $859 thousand and $0 related to the NextNav Profit Interests awards was recognized during the years ended December 31, 2020 and 2019, respectively.

B-4 Restricted Common Units

The following table summarizes B-4 Restricted Common Units (“B-4s”) activity during the year ended December 31, 2020

	Total	Weighted-Average Grant-Date Fair Value
	(in thousands, except per unit data)
Units granted in 2020	4,484	1.28
Units vested in 2020	4,315	1.28
Units nonvested at December 31, 2020	169	1.28

The grant date fair value of B-4s granted during the year ended December 31, 2020 was $5.7 million. The total fair value of units vested upon grant and vested during the year ended December 31, 2020 was $5.5 million.

As of December 31, 2020, the total compensation cost related to B-4s not yet recognized was $211 thousand and the weighted-average period over which it is expected to be recognized was 1.81 years.

Equity-based compensation expense of $5.5 million related to the B-4s was recognized during the year ended December 31, 2020.

To determine the fair value of the Profits Interests and B-4s issued in 2020, the Company used a third-party valuation firm to calculate the Company’s equity value of $525 million as determined by discounted cash flow and

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

9. Equity-Based Compensation (cont.)

guideline public company valuation methodologies. A weighted average cost of capital of 38.0% was used in the discounted cash flow analysis. A multiple of 17.2x 2026 earnings before interest taxes depreciation and amortization (“EBITDA”) was utilized in the guideline public company analysis.

The Company used a related Black-Scholes Option Pricing Model, utilizing certain assumptions, such as the risk-free interest rate, term, dividends and volatility. The Company used a risk-free interest rate of 0.17% based on a 3-year term. The Company used a volatility of 59.5% based on comparable companies publicly traded common stock prices and the capital structure of the Company. The Company assumed no dividends as the Company has not historically paid dividends.

Total equity-based compensation expense by category:

	Year Ended December 31,
	2020	2019
	(in thousands)
Operations	$893	$16
Research and development	1,994	41
General and administrative	4,476	13
Total equity-based compensation	$7,363	$70

10. Commitments and Contingencies

Leases

NextNav leases office space under a non-cancellable lease as well as site leases for towers and shelters under operating leases related to its network under construction. Site leases are entered into throughout the United States under which NextNav receives the rights to install equipment used to transmit its services over its licensed spectrum. The site leases include options to extend or terminate the lease. NextNav establishes the number of renewal option periods used in determining the operating lease term based upon its assessment at the inception of the operating lease of the number of option periods for which failure to renew the lease imposes a penalty in such amount that renewal appears to be reasonably certain. The option to renew may be automatic, at the option of NextNav or mutually agreed to between the landlord and NextNav. Rent expense is recognized on a straight line basis over the over the operating lease term.

Monthly rent expense includes any site related utility payments or other fees such as administrative or up-front fees contained in the lease agreements that are determinable upon execution of the lease agreement.

The future minimum payments under these operating lease agreements are as follows (in thousands):

For the Twelve Months Ended December 31,	(in thousands)
2021	5,004
2022	2,881
2023	1,958
2024	1,016
Thereafter	1,430

During the years ended December 31, 2020 and 2019, rent expense was $3.8 million and $3.4 million, respectively.

NextNav Holdings, LLC
Notes to Consolidated Financial Statements

10. Commitments and Contingencies (cont.)

In the general course of business, The Company is involved in litigation and legal matters. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. The Company accrues liabilities for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. The Company does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations, or cash flows. The Company does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations, or cash flows.

11. Income Taxes

The provision for income taxes of $38 thousand and $19 thousand for the years ended December 31, 2020 and 2019, respectively, relates to Commlabs India.

NextNav’s consolidated temporary differences comprised of net deferred tax assets, resulting from net operating loss (“NOL”) carryforwards from the operations of Commlabs prior to the formation of NextNav, are as follows:

	Year Ended December 31,
	2020	2019
	(in thousands)
Deferred tax assets
Net operating loss carryforwards	$1,861	$1,861
Less valuation allowance	(1,861)	(1,861)
Total	$—	$—

As of December 31, 2020, Commlabs had unused U.S. NOL carryforwards of approximately $7.3 million, which begin to expire in 2027.

12. Retirement Plan

NextNav sponsors a defined contribution benefit plan to provide retirement benefits for its employees. Participants may make voluntary contributions not to exceed maximum allowable contribution amounts. NextNav made discretionary contributions and matching contributions, totaling $0.2 million and $0.2 million for the years ended December 31, 2020 and 2019, respectively.

13. Subsequent Events

The Company has completed an evaluation of all subsequent events through June 25, 2021, the date the financial statements were available to be issued to ensure that these financial statements include appropriate disclosure of events both recognized in the financial statements and events which occurred but were not recognized in the financial statements. Except as disclosed below, the Company has concluded that no subsequent event has occurred that require disclosure.

In June of 2021, NextNav entered into an amendment to the Fortress Financing Agreement. Under the terms of the amendment, the amount available to fund operations of the NextNav was increased from $65 million to $80 million with the remainder available to fund costs incurred pursuant to the agreement, including legal and advisor costs and cash interest. The total amount committed under the agreement is unchanged at $105.3 million.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

June 9, 2021

by and among

NEXTNAV, LLC,

NEXTNAV HOLDINGS, LLC,

SPARTACUS ACQUISITION CORPORATION,

SPARTACUS ACQUISITION SHELF CORP.

and

THE OTHER PARTIES HERETO

Annex Page No.
ARTICLE I CERTAIN DEFINITIONS		A-3

1.01	Certain Definitions	A-3
1.02	Interpretation	A-16
1.03	Equitable Adjustments	A-18

ARTICLE II THE MERGERS; CLOSING		A-18

2.01	Closing Date Certificate; Consideration Spreadsheet	A-18
2.02	Mergers	A-19
2.03	Closing	A-20
2.04	Effects of the Mergers	A-20
2.05	Organizational Documents of the Surviving Companies	A-21
2.06	Directors and Officers of the Surviving Company	A-22

ARTICLE III EFFECTS OF THE MERGERS		A-22

3.01	Conversion of Shares of Acquiror Common Stock and MS 1 Stock	A-22
3.02	Conversion of Holdings Units and MS 2 Equity Interests	A-23
3.03	Conversion of NEA Blocker Equity Interests and MS 3 Equity Interests	A-23
3.04	Conversion of Oak Blocker Equity Interests and MS 4 Equity Interests	A-23
3.05	Conversion of Columbia Blocker Equity Interests and MS 5 Stock	A-24
3.06	Conversion of GS Blocker 1 Equity Interests and MS 6 Equity Interests	A-24
3.07	Conversion of GS Blocker 2 Equity Interests and MS 7 Stock	A-25
3.08	Delivery of Per Share Merger Consideration	A-25
3.09	Treatment of Acquiror Warrants, Holdings Restricted Units, Holdings Profits Interests, Holdings Options and Holdings Warrants	A-26
3.10	Fractional Shares	A-27
3.11	Payment of Expenses and Payoff Debt	A-27
3.12	Full Satisfaction	A-27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE COMPANY		A-28

4.01	Organization and Qualification; Subsidiaries	A-28
4.02	Authority; Board Approval	A-28
4.03	No Conflict; Consents	A-29
4.04	Current Capitalization	A-29
4.05	Financial Statements	A-30
4.06	Undisclosed Liabilities	A-31
4.07	Absence of Certain Changes or Events	A-31
4.08	Title; Real Property	A-32
4.09	Condition and Sufficiency of Assets	A-33
4.10	Intellectual Property	A-33
4.11	Privacy and Data Security	A-34
4.12	Software and IT	A-35
4.13	Contracts	A-36
4.14	Litigation	A-37
4.15	Compliance with Laws; Permits	A-37
4.16	Environmental Matters	A-38
4.17	Employee Benefit Matters	A-38
4.18	Taxes	A-39

Annex A-i

Annex Page No.
4.19	Employee Relations	A-41
4.20	Transactions with Related Parties	A-42
4.21	Insurance	A-42
4.22	Brokers	A-43
4.23	Employment Contracts; Contractor Agreements; Compensation Arrangements; Officers and Directors	A-43
4.24	Top Suppliers & Customers	A-43
4.25	Affiliate Arrangements	A-43
4.26	Regulatory Compliance	A-43
4.27	Acquiror and Shelf Securities	A-44
4.28	Information Supplied	A-44
4.29	Not an Investment Company	A-45
4.30	FCC Matters	A-45
4.31	Indian Matters	A-45
4.32	No Other Representations or Warranties	A-46

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BLOCKERS		A-46

5.01	Organization	A-46
5.02	Due Authorization	A-46
5.03	No Conflict; Consent	A-47
5.04	Brokers’ Fees	A-47
5.05	Conduct of Business	A-47
5.06	Tax Matters	A-48
5.07	Current Capitalization	A-49
5.08	Litigation and Proceedings	A-49
5.09	No Other Representations or Warranties	A-50

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF ACQUIROR, SHELF AND THE MERGER SUBS		A-50

6.01	Organization	A-50
6.02	Due Authorization	A-50
6.03	No Conflict; Consents	A-51
6.04	Consents	A-51
6.05	Brokers	A-52
6.06	SEC Filings	A-52
6.07	Capitalization	A-53
6.08	Litigation	A-53
6.09	Compliance with Laws	A-54
6.10	Nasdaq Listing	A-54
6.11	Equity Securities	A-54
6.12	Transactions with Related Parties	A-54
6.13	Trust Account	A-54
6.14	Information Supplied	A-54
6.15	Financial Capability	A-55
6.16	Taxes	A-55
6.17	Organization of the Merger Subs and Shelf	A-56
6.18	PIPE Investment	A-56
6.19	Takeover Statutes and Charter Provisions	A-56
6.20	No Other Representations or Warranties	A-56

Annex A-ii

Annex Page No.
ARTICLE VII CERTAIN COVENANTS OF THE PARTIES		A-57

7.01	Inspection	A-57
7.02	Conduct of Business	A-57
7.03	Further Assurances	A-60
7.04	Public Announcements	A-61
7.05	Consents and Waivers	A-61
7.06	Director & Officer Indemnification	A-61
7.07	Proxy Statement; Acquiror Stockholders’ Meeting	A-62
7.08	Form 8-K Filings	A-65
7.09	Exclusivity	A-65
7.10	Trust Account	A-67
7.11	Tax Matters	A-68
7.12	Resignations; Acquiror D&O Tail Policy; Director & Officer Indemnification	A-69
7.13	Closing Conditions	A-70
7.14	Section 16 Matters	A-70
7.15	Access to, and Information of, Acquiror and Shelf	A-70
7.16	Conduct of Business by Acquiror	A-71
7.17	No Control of the Other Party’s Business	A-72
7.18	Post-Closing Directors and Officers of Shelf	A-72
7.19	Acquiror Common Stockholder Redemption Amount	A-72
7.20	Pre-Closing Restructuring	A-72
7.21	Nasdaq Listing	A-72
7.22	Acquiror Public Filings	A-72
7.23	PIPE Investment	A-72
7.24	Name Change	A-73
7.25	Communications License Matters	A-73
7.26	Indian Filings; Indian Company Shares	A-74
7.27	Equity Award Resolution	A-74

ARTICLE VIII CONDITIONS TO OBLIGATIONS		A-74

8.01	Mutual Conditions	A-74
8.02	Conditions to the Obligations of the Acquiror Parties	A-75
8.03	Conditions to the Obligations of the Company Parties	A-76

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		A-78

9.01	Termination	A-78
9.02	Manner of Exercise	A-78
9.03	Effect of Termination	A-78
9.04	Waiver	A-79

ARTICLE X MISCELLANEOUS		A-79

10.01	Survival	A-79
10.02	Notices	A-79
10.03	Annexes, Exhibits and Schedules	A-80
10.04	Computation of Time	A-80
10.05	Expenses	A-80
10.06	Governing Law	A-80
10.07	Assignment; Successors and Assigns; No-Third Party Rights	A-80
10.08	Counterparts	A-81

Annex A-iii

Annex Page No.
10.09	Titles and Headings	A-81
10.10	Entire Agreement	A-81
10.11	Severability	A-81
10.12	Specific Performance	A-81
10.13	Waiver of Jury Trial	A-81
10.14	Failure or Indulgence not Waiver	A-81
10.15	Amendments	A-81
10.16	Non-Recourse	A-81
10.17	Acknowledgements	A-82
10.18	Provision Respecting Legal Representation	A-82
10.19	Release	A-83

EXHIBITS

Exhibit A — Form of Registration Rights Agreement

Exhibit B-1 — Form of SPAC Certificate of Merger

Exhibit B-2 — Form of Holdings Certificate of Merger

Exhibit B-3 — Form of NEA Blocker Certificate of Merger

Exhibit B-4 — Form of Oak Blocker Certificate of Merger

Exhibit B-5 — Form of Columbia Blocker Certificate of Merger

Exhibit B-6 — Form of GS Blocker 1 Certificate of Merger

Exhibit B-7 — Form of GS Blocker 2 Certificate of Merger

Exhibit C — Form of Shelf Compensation Plans

Exhibit D — Form of Subscription Agreement

Exhibit E — Form of Revised Shelf Charter

Annex A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of June 9, 2021, is entered into by and among (i) NextNav, LLC, a Delaware limited liability company (the “Company”), (ii) NextNav Holdings, LLC, a Delaware limited liability company (“Holdings”), (iii) NEA 14 NextNav Blocker, LLC, a Delaware limited liability company (“NEA Blocker”), (iv) Oak NextNav Blocker, LLC, a Delaware limited liability company (“Oak Blocker”), (v) Columbia Progeny Partners IV, Inc., a Delaware corporation (“Columbia Blocker”), (vi) Global Long Short Partners Aggregating Holdings Del VII LLC, a Delaware limited liability company (“GS Blocker 1”), (vii) Global Private Opportunities Partners Holdings II Corp., a Delaware corporation (“GS Blocker 2”), (viii) SASC (SPAC) Merger Sub 1 Corporation, a Delaware corporation (“MS 1”), (ix) SASC (Target) Merger Sub 2 LLC, a Delaware limited liability company (“MS 2”), (x) SASC (NB) Merger Sub 3 LLC, a Delaware limited liability company (“MS 3”), (xi) SASC (OB) Merger Sub 4 LLC, a Delaware limited liability company (“MS 4”), (xii) SASC (CB) Merger Sub 5 Corporation, a Delaware corporation (“MS 5”), (xiii) SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company (“MS 6”), (xiv) SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation (“MS 7”), (xv) Spartacus Acquisition Corporation, a Delaware corporation (“Acquiror”), and (xvi) Spartacus Acquisition Shelf Corp., a Delaware corporation (“Shelf”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

WHEREAS, prior to the Closing, Global Private Opportunities Partners Holdings Del II LLC, Global Private Opportunities Partners Offshore Holdings LP and GS Blocker 2 will have consummated the transactions set forth on Section 1.01(a) of the Company Disclosure Schedules (the “Pre-Closing Restructuring”);

WHEREAS, immediately following the consummation of the Pre-Closing Restructuring and immediately prior to the Closing, the Persons identified on Schedule I as the Holdings Sellers (the “Holdings Sellers”), the Blockers, each holder of a Holdings Warrant or a Holdings Option that exercises such Holdings Warrant or Holdings Option prior to the Closing and each other Person who acquires a Holdings Unit prior to the Closing in accordance with the terms of this Agreement, will collectively be the record and beneficial owners of one hundred percent (100%) of the issued and outstanding Holdings Units;

WHEREAS, (i) New Enterprise Associates 14, LP, a Delaware limited partnership (“NEA Blocker Seller”) is the record and beneficial owner of one hundred percent (100%) of the issued and outstanding NEA Blocker Equity Interests, (ii) Oak Investment Partners XIII, L.P., a Delaware limited partnership (“Oak Blocker Seller”) is the record and beneficial owner of one hundred percent (100%) of the issued and outstanding Oak Blocker Equity Interests, (iii) Columbia Capital Equity Partners IV (QPCO), L.P., a Delaware limited partnership (“Columbia Blocker Seller”) is the record and beneficial owner of one hundred percent (100%) of the issued and outstanding Columbia Blocker Equity Interests, and (iv) Global Long Short Partners Aggregating Holdings Offshore LP, a Cayman Islands limited partnership (“GS Blocker 1 Seller”) is the record and beneficial owner of one hundred percent (100%) of the issued and outstanding GS Blocker 1 Equity Interests and (v) Global Private Opportunities Partners Offshore Holdings LP, a Cayman Islands limited partnership (“GS Blocker 2 Seller” and together with the Holdings Sellers, the NEA Blocker Seller, the Oak Blocker Seller, the Columbia Blocker Seller, the GS Blocker 1 Seller and the GS Blocker 2 Seller, the “Sellers”) is the record and beneficial owner of one hundred percent (100%) of the issued and outstanding GS Blocker 2 Equity Interests;

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Shelf is a newly formed entity, and was formed for the purpose of the Transactions, and the parties hereto have agreed that it is desirable to utilize Shelf to effectuate the Mergers and for Shelf to register with the SEC to become a publicly traded company upon the Closing;

WHEREAS, MS 1, MS 2, MS 3, MS 4, MS 5, MS 6 and MS 7 are each newly formed, wholly owned, direct subsidiaries of Shelf, and were formed for the sole purpose of the Mergers;

WHEREAS, subject to the terms and conditions hereof, MS 1 is to merge with and into Acquiror pursuant to Merger 1, with Acquiror surviving as the SPAC Surviving Company;

WHEREAS, subject to the terms and conditions hereof, MS 2 is to merge with and into Holdings pursuant to Merger 2, with Holdings surviving as the Holdings Surviving Company;

Annex A-1

WHEREAS, subject to the terms and conditions hereof, MS 3 is to merge with and into NEA Blocker pursuant to Merger 3, with NEA Blocker surviving as the NEA Blocker Surviving Company;

WHEREAS, subject to the terms and conditions hereof, MS 4 is to merge with and into Oak Blocker pursuant to Merger 4, with Oak Blocker surviving as the Oak Blocker Surviving Company;

WHEREAS, subject to the terms and conditions hereof, MS 5 is to merge with and into Columbia Blocker pursuant to Merger 5, with Columbia Blocker surviving as the Columbia Blocker Surviving Company;

WHEREAS, subject to the terms and conditions hereof, MS 6 is to merge with and into GS Blocker 1 pursuant to Merger 6, with GS Blocker 1 surviving as the GS Blocker 1 Surviving Company;

WHEREAS, subject to the terms and conditions hereof, MS 7 is to merge with and into GS Blocker 2 pursuant to Merger 7, with GS Blocker 2 surviving as the GS Blocker 2 Surviving Company;

WHEREAS, in connection with the Transactions, Shelf, Sponsor and certain Sellers (the “Supporting Sellers”) are to enter into the Registration Rights Agreement at Closing in substantially the form attached hereto as Exhibit A (the “Registration Rights Agreement”);

WHEREAS, to the extent required by the Delaware General Corporation Law (the “DGCL”) and/or the Delaware Limited Liability Company Act (“DLLCA”) and the applicable Organizational Documents, the respective boards of directors, boards of managers, managers, managing members or other governing bodies of each of Holdings, Columbia Blocker, GS Blocker 1, GS Blocker 2, NEA Blocker, Oak Blocker, MS 1, MS 2, MS 3, MS 4, MS 5, MS 6 and MS 7 have (i) declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and/or the DLLCA, as applicable, (ii) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and/or DLLCA, as applicable and (iii) adopted a resolution recommending the transactions set forth in this Agreement be adopted by the stockholder(s) or member(s), as applicable, of such Person;

WHEREAS, certain Sellers, as stockholders or members, as applicable, of Holdings or the applicable Blocker, have executed and delivered into escrow actions by written consent adopting this Agreement and approving the Transactions, which consents will each become effective by its terms immediately after the execution of this Agreement by the parties hereto;

WHEREAS, the Acquiror Board has (i) declared it advisable for Acquiror to enter into this Agreement providing for the Mergers in accordance with the DGCL, (ii) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, (iii) adopted a resolution recommending the transactions set forth in this Agreement be adopted by the Acquiror Stockholders and (iv) adopted a resolution recommending the Acquiror Stockholders vote in favor of the Voting Matters;

WHEREAS, there are no issued and outstanding shares of capital stock of Shelf and the Shelf Board has determined that it is in the best interests of Shelf to enter into this Agreement and has (i) declared it advisable to enter into this Agreement providing for the Mergers in accordance with the DGCL and/or the DLLCA, as applicable, and (ii) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and/or DLLCA, as applicable;

WHEREAS, Shelf, as the sole stockholder or member, as applicable, of each of MS 1, MS 2, MS 3, MS 4, MS 5, MS 6 and MS 7, has executed and delivered into escrow actions by written consent adopting this Agreement and approving the Transactions, which consent will become effective immediately following the execution of this Agreement by the parties hereto;

WHEREAS, in furtherance of the Transactions, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement/Prospectus in conjunction with, inter alia, obtaining approval from the Acquiror Stockholders for the Business Combination (the “Offer”); and

Annex A-2

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Acquiror Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements in substantially the form attached hereto as Exhibit D (each, a “Subscription Agreement”), such private placements to be consummated prior to the consummation of the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.01 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Acquisition Proposal” has the meaning set forth in Section 7.09(b).

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Class A Common Stock” means Acquiror’s Class A common stock, par value $0.0001 per share.

“Acquiror Class B Common Stock” means Acquiror’s Class B common stock, par value $0.0001 per share.

“Acquiror Common Share” has the meaning specified in Section 3.01(a).

“Acquiror Common Stock” means collectively, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Common Stockholder Redemption Amount” means, as of the date of determination, the aggregate amount of cash necessary to satisfy all Acquiror Common Stockholder Redemption Elections.

“Acquiror Common Stockholder Redemption Election” means the election of a holder of shares of Acquiror Class A Common Stock issued in Acquiror’s initial public offering to redeem such holder’s shares of Acquiror Class A Common Stock held by such holder in exchange for cash, in each case, in accordance with the Acquiror Organizational Documents, this Agreement, the Trust Agreement and the Proxy Statement/Prospectus.

“Acquiror Disclosure Schedules” means the confidential Acquiror Disclosure Schedules delivered by Acquiror in connection with, and constituting a part of, this Agreement.

“Acquiror Fundamental Representations” has the meaning set forth in Section 8.03(a).

“Acquiror’s Knowledge” means the actual knowledge of the individuals set forth in Section 1.01(a) of the Acquiror Disclosure Schedules, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

“Acquiror Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition or assets of Acquiror, or (b) the ability of Acquiror to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (a), “Acquiror Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic, political or social conditions or conditions generally affecting the capital, credit or financial markets; (ii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, riots, civil unrest or public disorders; (iii) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of a Company Party; (iv) any changes in applicable Laws or accounting rules or principles, including GAAP, or any interpretations thereof; or (v) the announcement or execution of this Agreement, pendency or completion of the transactions contemplated by this Agreement; provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii) and (iv) immediately above shall be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or would reasonably be expected

Annex A-3

to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Acquiror Parties, taken as a whole, compared to other participants in the industries in which the Acquiror Parties conduct their business.

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws.

“Acquiror Party” means each of Acquiror, Shelf and the Merger Subs.

“Acquiror Representations” means the representations and warranties of Acquiror, Shelf and the Mergers Subs expressly and specifically set forth in Article VI of this Agreement, as qualified by the Acquiror SEC Documents, Acquiror Disclosure Schedules, any agreement set forth in clause (a) of the definition of “Ancillary Agreements” or any certificate delivered by Acquiror pursuant to Section 8.03(c). For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror, Shelf and the Merger Subs.

“Acquiror SEC Documents” has the meaning specified in Section 6.06(a).

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approval” has the meaning set forth in Section 7.07(b).

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 7.07(a).

“Acquiror Transaction Expenses” means all out-of-pocket fees, commissions, costs and expenses of the Acquiror Parties incurred prior to and through the Closing Date in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Agreements, the performance and compliance with all Ancillary Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, commissions, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Acquiror Parties, whether paid or unpaid prior to the Closing.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per whole warrant.

“Acquiror Warrant Agreement” means that certain Warrant Agreement, dated as of October 15, 2020, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this Agreement, the Acquiror Parties, on the one hand, and the Company and its Subsidiaries, on the other hand, shall not be considered Affiliates of one another. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment to Acquiror Warrant Agreement” means the amendment to the Acquiror Warrant Agreement, made pursuant to Section 4.4 of the Acquiror Warrant Agreement, by and between Shelf, Acquiror and Continental Stock Transfer & Trust Company, to be in a form reasonably satisfactory to all parties and to be executed immediately prior to the Closing.

“Ancillary Agreements” means (a) the Registration Rights Agreement, (b) the Subscription Agreements, and (c) all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and any other similar Law governing bribery or corruption of domestic or foreign officials, including without limitation, laws enacted in accordance with the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Antitrust Laws” has the meaning specified in Section 4.03(a).

Annex A-4

“Audited Financial Statements” has the meaning specified in Section 4.05(a).

“Available Closing Date Total Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the Available Closing Date Trust Cash, plus (ii) the aggregate amount of cash that has been funded (or will be funded) to Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.

“Available Closing Date Trust Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the cash available to be released from the Trust Account, minus (ii) the Acquiror Common Stockholder Redemption Amount, minus (iii) the Acquiror Transaction Expenses, minus (iv) to the extent not included in the Acquiror Transaction Expenses, the sum of all outstanding deferred, unpaid or contingent underwriting, broker’s or similar fees, commissions or expenses owed by the Acquiror Parties or their respective Affiliates (to the extent the Acquiror Parties are responsible for or obligated to reimburse or repay any such amounts), minus (v) Indebtedness of the Acquiror, plus (vi) an amount equal to $1,750,000, representing a portion of the placement fees payable with respect to the PIPE Investment Amount, plus (vii) any cash used by Acquiror to pay the Payoff Debt pursuant to Section 3.11(c). For the avoidance of doubt, Available Closing Date Trust Cash shall not be reduced by the Company Transaction Expenses.

“Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, phantom equity, health, life, disability, group insurance, vacation, holiday, change of control, retention, severance and material fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by a Company Entity for the benefit of any current or former employee, director, officer or independent contractor of such Company Entity or under which such Company Entity has any liability (including on account of any ERISA Affiliate).

“Blocker” means, as the context requires, any of Columbia Blocker, GS Blocker 1, GS Blocker 2, NEA Blocker and/or Oak Blocker (and any two or more of the foregoing are, as the context requires, collectively referred to herein as the “Blockers”).

“Blocker Equity Interests” means, as the context requires, the Columbia Blocker Equity Interests, the GS Blocker 1 Equity Interests, the GS Blocker 2 Equity Interests, the NEA Blocker Equity Interests and/or the Oak Blocker Equity Interests.

“Blocker Representations” means the representations and warranties of the Blockers expressly and specifically set forth in Article V of this Agreement, as qualified by the Company Disclosure Schedules or any agreement set forth in clause (a) of the definition of “Ancillary Agreements”. For the avoidance of doubt, the Blocker Representations are solely made by each Blocker with respect to itself on a several (and not joint) basis.

“Blocker Surviving Company” means, as the context requires Columbia Blocker Surviving Company, GS Blocker 1 Surviving Company, GS Blocker 2 Surviving Company, NEA Blocker Surviving Company and/or Oak Blocker Surviving Company (and any two or more of the foregoing are, as the context requires, collectively referred to herein as the “Blocker Surviving Companies”).

“Business” shall mean the business of the Company Entities collectively as of the date hereof and through Closing; and references to “business of the Company,” “Company’s business” or phrases of similar import shall be deemed to refer to the business of the Company Entities collectively as of the date hereof and through Closing.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on October 15, 2020.

“Certificates of Merger” means, collectively, the SPAC Certificate of Merger, the Holdings Certificate of Merger, the NEA Blocker Certificate of Merger, the Oak Blocker Certificate of Merger, the Columbia Certificate of Merger, the GS Blocker 1 Certificate of Merger and the GS Blocker 2 Certificate of Merger.

Annex A-5

“Claim” has the meaning set forth in Section 7.10(b).

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Date Certificate” has the meaning specified in Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Columbia Blocker” has the meaning specified in the preamble hereto.

“Columbia Blocker Certificate of Merger” has the specified in Section 2.02(e).

“Columbia Blocker Equity Interests” means the shares of capital stock of Columbia Blocker.

“Columbia Blocker Seller” has the meaning specified in the Recitals hereto.

“Columbia Blocker Surviving Company” has the meaning specified in Section 2.02(e).

“Communications Act” means the Communications Act of 1934, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Affiliate Arrangement” has the meaning set forth in Section 4.25.

“Company Cash” means the aggregate amount of the fair market value of cash and cash equivalents held by the Company Entities, as adjusted for deposits in transit, outstanding checks and other proper reconciling items in accordance with GAAP, as of the opening of business on the Closing Date, as calculated in good faith by the Company.

“Company Disclosure Schedules” means the confidential Company Disclosure Schedules delivered by the Company in connection with, and constituting a part of, this Agreement.

“Company Entities” means, collectively, Holdings and its Subsidiaries.

“Company Fundamental Representations” has the meaning set forth in Section 8.02(a).

“Company Intellectual Property” means collectively, all Intellectual Property that is owned by any Company Entity.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration) relating to Intellectual Property to which any Company Entity is a party or beneficiary or is otherwise bound, but excluding (a) Contracts concerning “off the shelf,” “shrink wrap,” or other commercially available software, in each case, available to the public as of the Closing Date and (b) licenses granted to third parties in the ordinary course of business.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority in any jurisdiction, including registered trademarks, copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Party” means each of Holdings, the Company, NEA Blocker, Oak Blocker, Columbia Blocker, GS Blocker 1 and GS Blocker 2.

“Company Organizational Documents” means (a) the Certificate of Formation of NextNav, LLC, dated October 11, 2011 and (b) the NextNav, LLC Limited Liability Company Agreement, dated October 13, 2011 (as amended, modified, supplemented and/or restated).

“Company’s Knowledge” means the actual knowledge of the individuals set forth in Section 1.01(b) of the Company Disclosure Schedules, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Annex A-6

“Company Representations” means the representations and warranties of Holdings and the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Disclosure Schedules, any agreement set forth in clause (a) of the definition of “Ancillary Agreements” or any certificate delivered by or on behalf of the Company Entities pursuant to Section 8.02. For the avoidance of doubt, the Company Representations are made jointly and severally by Holdings and the Company.

“Company Software” means software owned or exclusively licensed by any Company Entity that is utilized in providing products or services to the Company’s customers.

“Company Transaction Expenses” means all out-of-pocket fees, commissions, costs and expenses of the Blockers, the Company Entities and each of their Affiliates, incurred prior to and through the Closing Date in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Ancillary Agreements, the performance and compliance with all Ancillary Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, commissions, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Blockers and the Company Entities, whether paid or unpaid prior to the Closing, and any transaction, change in control, retention or similar incentive bonuses or compensation obligations of any Company Entity or Blocker payable solely as a result of the Transactions, and the employer-paid portion of all payroll taxes thereon, to the extent unpaid as of the Closing. For the avoidance of doubt, Company Transaction Expenses shall not include any of the foregoing fees, commissions, costs and expenses of, or pursuant to any Contract entered into by, any Acquiror Party or Surviving Companies.

“Confidential Data” means such information, including Personal Information, held by any Company Entity and that a Company Entity is obligated, by applicable Law or contract, to protect from unauthorized access, use, disclosure, modification or destruction.

“Confidential Data Processor” means any Person other than an employee of a Company Entity (or the applicable Data Subject) that Processes any Confidential Data or Personal Information on behalf of a Company Entity.

“Confidentiality Agreement” has the meaning set forth in Section 7.01.

“Consideration Spreadsheet” has the meaning specified in Section 2.01(b).

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“COVID-19 Pandemic” means the SARS-CoV-2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“Data Subject” means any “person,” “individual,” or “data subject” as defined by applicable Privacy Laws.

“Deferred Underwriting Fees” means the amount of deferred underwriting fees in connection with Acquiror’s initial public offering payable to the underwriters upon consummation of a Business Combination.

“Effective Date” means the effective date of the Form S-4.

“Employment Contracts” has the meaning set forth in Section 4.23.

“Encumbrances” means any charge, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal or any other adverse restriction of any kind, including any adverse restriction on use of property or assets or exercise of any other attribute of ownership; provided, however, that any restrictions pursuant to applicable securities law shall not be considered Encumbrances.

Annex A-7

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).

“Environmental Permits” means any Permits required by applicable Environmental Laws.

“Equity Award Resolution” has the meaning set forth in Section 8.03(k).

“Equity Value” means (i) $750,000,000, plus (ii) the amount, if any, actually paid to the Company Entities in connection with any issuance of Holdings Units in accordance with the terms of this Agreement (including in connection with the exercise of any Holdings Option or Holdings Warrant) after the date of this Agreement and prior to the Closing, plus (iii) the aggregate exercise price that would be payable to Holdings upon exercise in full of all Holdings Options and Holdings Warrants that are not exercised as of the Merger 2 Effective Time, minus (iv) the dollar value of 50% of the Shelf Common Shares authorized and approved pursuant to the Equity Award Resolution, assuming a dollar value per Shelf Common Share equal to the Shelf Common Share Dollar Value; provided, however, that the amount set forth in this clause (iv) shall automatically be reduced to $0 if Shelf fails to deliver the Equity Award Resolution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with any Company Entity under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means shares of Acquiror Common Stock, if any, (i) held in the treasury of Acquiror, or (ii) for which a Redeeming Stockholder has demanded that Acquiror redeem such shares of Acquiror Class A Common Stock.

“Excluded Units” means Holdings Units, if any, held by a Blocker or a Blocker Surviving Company.

“FCC” means the United States Federal Communications Commission.

“FCC Applications” has the meaning set forth in Section 4.30(b).

“FCC Consent” means the FCC’s consent to the FCC Transfer Application pursuant to the FCC’s initial order, public notice, or other notice in the FCC’s Universal Licensing System or Experimental Licensing System without any material adverse conditions other than those of general applicability to a change of control transaction, as a result of the entry into this Agreement and the consummation of the Transactions.

“FCC Licenses” means all licenses, permits, approvals, certificates and other authorizations issued to the Company or any of its Affiliates by the FCC.

“FCC Opinion Letter” means an opinion letter from the Company’s counsel to Acquiror and its counsel stating the status of the FCC Licenses and likelihood of adoption for the FCC Applications.

“FCC Transfer Applications” means one or more applications with the FCC requesting FCC consent to the transfer of control of the Company Entities with respect to the FCC Licenses, as a result of the entry into this Agreement and the consummation of the Transactions.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Financial Statements” has the meaning specified in Section 4.05(a).

“First Lien Financing Agreement” means that certain Financing Agreement, dated as of December 27, 2019, by and among NextNav Holdings, LLC, each subsidiary of NextNav Holdings, LLC listed as a “Borrower” on the signature pages thereto, each subsidiary of NextNav Holdings, LLC listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto and Fortress Credit Corp, as amended by that certain First Amendment to Financing Agreement, dated as of January 24, 2020.

Annex A-8

“Form S-4” means the registration statement on Form S-4 of Shelf with respect to registration of the Shelf Common Shares to be issued in connection with the Transactions and the Acquiror Warrants and any Shelf Common Shares issued thereunder.

“Fraud” means common law fraud (and not constructive fraud or negligent misrepresentation or omission) by a Person in the making of the Company Representations, Blocker Representations or Acquiror Representations.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GS Blocker 1” has the meaning specified in the preamble hereto.

“GS Blocker 1 Certificate of Merger” has the meaning specified in Section 2.02(f).

“GS Blocker 1 Equity Interests” means the limited liability company interests in GS Blocker 1.

“GS Blocker 1 Seller” has the meaning specified in the Recitals hereto.

“GS Blocker 1 Surviving Company” has the meaning specified in Section 2.02(f).

“GS Blocker 2” has the meaning specified in the preamble hereto.

“GS Blocker 2 Certificate of Merger” has the meaning specified in Section 2.02(g).

“GS Blocker 2 Equity Interests” means the shares of capital stock of GS Blocker 2.

“GS Blocker 2 Seller” has the meaning specified in the Recitals hereto.

“GS Blocker 2 Surviving Company” has the meaning specified in Section 2.02(g).

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Holdings” has the meaning specified in the preamble hereto.

“Holdings Capitalization Table” has the meaning specified in Section 4.04(a).

“Holdings Certificate of Merger” has the meaning specified in Section 2.02(b).

“Holdings Closing Capitalization Table” has the meaning specified in Section 2.01(b)(i).

“Holdings Common Units” means the “Common Units” as defined in the Holdings LLC Agreement.

“Holdings Equity Plan” means Holdings’ 2011 Unit Option and Profits Interest Plan (as it has been amended and/or restated from time to time).

“Holdings LLC Agreement” means that certain Sixth Amended and Restated Operating Agreement of NextNav Holdings, LLC, dated December 27, 2019, as amended by that certain First Amendment to Sixth Amended and Restated Operating Agreement of NextNav Holdings, dated January 24, 2020, and that certain Second

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Amendment to Sixth Amended and Restated Operating Agreement of NextNav Holdings, LLC, dated October 21, 2020 and as may be further amended, modified, supplemented and/or restated (including in connection with the Pre-Closing Restructuring).

“Holdings Options” means each option to purchase Holdings Common Units granted pursuant to the Holdings Equity Plan.

“Holdings Organizational Documents” means the certificate of formation of Holdings (as amended) and the Holdings LLC Agreement.

“Holdings Per Share Merger Consideration” means a number of Shelf Common Shares equal to (x) the dollar amount that would be payable to a holder of Holdings Units in respect of each Holdings Unit held by such holder assuming that the Equity Value was distributed to the holders of each Holdings Unit pursuant to Section 10.3(b) of the Holdings LLC Agreement (subject to the application of Sections 8.16 and 10.4 of the Holdings LLC Agreement) divided by (y) the Shelf Common Share Dollar Value, as set forth in the Consideration Spreadsheet. For purposes of determining the Holdings Per Share Merger Consideration, (i) each Holdings Restricted Unit shall be treated as if it were fully vested, (ii) each Holdings Profits Interest shall be treated as if it were fully vested, (iii) each Holdings Option will be treated as if it were fully exercised and (iv) each Holdings Warrant will be treated as if it were fully exercised. For the avoidance of doubt, the Holding Per Share Merger Consideration in respect of any Holdings Unit held by a Blocker shall be determined without regard to the fact that such Holding Unit is an Excluded Unit for purposes of Section 3.02(a). For the further avoidance of doubt, the Holdings Per Share Merger Consideration (x) shall be determined by reference to the aggregate amounts payable to the holders of Holdings Units under the Holdings LLC Agreement (and may be reflected in this manner on the Consideration Spreadsheet), and therefore the Holdings Per Share Merger Consideration may vary from one Holdings Unit to another depending upon the holder therefor and the application of Sections 8.16, 10.3(b) and 10.4 of the Holdings LLC Agreement and (y) shall be calculated with respect to any amounts payable to any NEA Blocker Seller, Oak Blocker Seller, Columbia Blocker Seller, GS Blocker 1 Seller or GS Blocker 2 Seller pursuant to Article III as of immediately prior to the Merger 2 Effective Time as if such Seller were the holder of the Holdings Units held by the Blocker owned by such Seller (in proportion to such Seller’s ownership of such Blocker).

“Holdings Preferred Units” means the “Preferred Units” as defined in the Holdings LLC Agreement.

“Holdings Profits Interest” means a “Profits Interest” as defined in the Holdings LLC Agreement.

“Holdings Restricted Units” means each Holdings Common Unit designated as a restricted Standard Unit and granted under the Holdings Equity Plan.

“Holdings Seller” has the meaning specified in the Recitals hereto.

“Holdings Sellers’ Representative” means Columbia Capital Equity Partners IV (QPCO), L.P.

“Holdings Surviving Company” has the meaning specified in Section 2.02(b).

“Holdings Units” means, collectively, the Holdings Common Units and the Holdings Preferred Units.

“Holdings Warrant” means a warrant entitling the holder to purchase Holdings Units.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, all (a) outstanding principal and accrued and unpaid interest on, and other payment obligations for borrowed money (including all interests, fees and costs and prepayment and other penalties), or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) obligations for the deferred purchase price of property or services, including “earnout” payments; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) all obligations under conditional sale or other title retention agreements relating to purchased property; (f) all Indebtedness secured by any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) capital lease (including equipment lease) obligations; (h) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions (in each case to the extent drawn);

Annex A-10

(i) guarantees made by any Company Entity on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (h); and (j) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (i); provided, that Indebtedness shall not include (i) accounts payable to trade creditors in the ordinary course of business; and (ii) Indebtedness owing from one Company Entity to another Company Entity in the ordinary course of business.

“Indian Company Entity” means Commlabs Technology Centre Private Limited, incorporated on March 17, 2010 with corporate identification number U72900KA2010PTC052876, and with registered office at D 511-514, fifth floor, Delta Block, Sigma Soft-Tech Park, No. 7, Whitefield Road, Ramagondanahalli Village, Bangalore – 560 066.

“Insurance Policies” has the meaning set forth in Section 4.21(a).

“Intellectual Property” means all of the following intellectual property rights, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) copyrightable works of authorship, expressions, designs and design registrations, including copyrights, author, performer and moral rights, and all registrations, applications for registration and renewals of such copyrights; (c) inventions, discoveries, trade secrets and know-how, database rights, confidential and proprietary information and all rights therein; and (d) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“Intended Tax Treatment” has the meaning set forth in Section 7.11(e).

“Interim Balance Sheet” has the meaning set forth in Section 4.05(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“Interim Financial Statements” has the meaning set forth in Section 4.05(a).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Law” means any law, statute, directive, ordinance, regulation, rule, writ, judgment, Order, decree or other regulation of any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Company Entities under all leases, subleases, licenses, concessions and other agreements, pursuant to which any Company Entity holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property; provided, that any interest in real property held pursuant to a Site Lease shall not be Leased Real Property.

“Leases” has the meaning set forth in Section 4.08(c).

“Liabilities” has the meaning set forth in Section 4.06.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the Business, financial condition, results of operations or assets of the Company Entities, taken as a whole, or (b) the ability of the Company Parties to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or shall be, a Material Adverse Effect pursuant to clause (a): any event, occurrence, fact, condition or change attributable to (i) the announcement or execution of this Agreement, pendency or completion of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company Entities operate, general political or social conditions, the economy as a whole or the financial and capital markets in general (including currency fluctuations and interest rates); (iii) compliance with the terms of, or the taking of any action required or permitted by, this Agreement (including any action taken

Annex A-11

or omitted to be taken with the written consent of or at the written request of any Acquiror Party); (iv) any changes in applicable Laws or accounting rules or principles, including GAAP, or any interpretations thereof; (v) actions required to be taken pursuant to any directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of a disease, outbreak, epidemic or pandemic (including the COVID-19 Pandemic); (vi) the failure of the Company Entities to meet or achieve the results set forth in any projection or forecast (provided, that this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (vii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, riots, civil unrest or public disorders; (viii) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, disease outbreak, epidemic, pandemic (including the COVID-19 Pandemic), weather condition, explosion or fire or other force majeure event or act of God; or (ix) any of the matters disclosed on the Company Disclosure Schedules; provided that, in the case of clauses (ii), (iv) and (vii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Company Entities as compared to other Persons or businesses that operate in the industry in which the Company Entities operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has or shall occur.

“Material Commercial Relationships” means relationships between the Company Entities and the Top Suppliers or Top Customers.

“Material Contracts” has the meaning set forth in Section 4.13.

“Merger 1” has the meaning specified in Section 2.02(a).

“Merger 1 Effective Time” has the meaning specified in Section 2.02(a).

“Merger 2” has the meaning specified in Section 2.02(b).

“Merger 2 Effective Time” has the meaning specified in Section 2.02(b).

“Merger 3” has the meaning specified in Section 2.02(c).

“Merger 3 Effective Time” has the meaning specified in Section 2.02(c).

“Merger 4” has the meaning specified in Section 2.02(d).

“Merger 4 Effective Time” has the meaning specified in Section 2.02(d).

“Merger 5” has the meaning specified in Section 2.02(e).

“Merger 5 Effective Time” has the meaning specified in Section 2.02(e).

“Merger 6” has the meaning specified in Section 2.02(f).

“Merger 6 Effective Time” has the meaning specified in Section 2.02(f).

“Merger 7” has the meaning specified in Section 2.02(g).

“Merger 7 Effective Time” has the meaning specified in Section 2.02(g).

“Mergers” means, collectively, Merger 1, Merger 2, Merger 3, Merger 4, Merger 5, Merger 6 and Merger 7.

“Merger Subs” means, collectively, MS 1, MS 2, MS 3, MS 4, MS 5, MS 6 and MS 7.

“Money Laundering Laws” has the meaning set forth in Section 4.26(g).

“MS 1” has the meaning specified in the preamble hereto.

“MS 2” has the meaning specified in the preamble hereto.

“MS 3” has the meaning specified in the preamble hereto.

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“MS 4” has the meaning specified in the preamble hereto.

“MS 5” has the meaning specified in the preamble hereto.

“MS 6” has the meaning specified in the preamble hereto.

“MS 7” has the meaning specified in the preamble hereto.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NEA Blocker” has the meaning specified in the preamble hereto.

“NEA Blocker Certificate of Merger” has the meaning specified in Section 2.02(c).

“NEA Blocker Equity Interests” means the limited liability company interests in NEA Blocker.

“NEA Blocker Seller” has the meaning specified in the Recitals hereto.

“NEA Blocker Surviving Company” has the meaning specified in Section 2.02(c).

“Oak Blocker” has the meaning specified in the preamble hereto.

“Oak Blocker Certificate of Merger” has the meaning specified in Section 2.02(d).

“Oak Blocker Equity Interests” means the limited liability company interests in Oak Blocker.

“Oak Blocker Seller” has the meaning specified in the Recitals hereto.

“Oak Blocker Surviving Company” has the meaning specified in Section 2.02(d).

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Offer” has the meaning specified in the Recitals hereto.

“Pass-Through Income Tax Return” means any Tax Return reporting the income of any Company Entity that is allocable to, and reportable as income of, the Company’s direct or indirect equityholders under applicable Tax Law.

“Permits” means any consent, franchise, approval, permit, filing, authorization, license, order, registration, certificate, exemption, variance and other similar permit or rights obtained from any Governmental Authority necessary for the operations of the Business and all pending applications therefor.

“Permitted Encumbrances” means (a) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not in the aggregate detracting materially from the use or value of the assets subject thereto, (b) Encumbrances for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Encumbrances arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith, (d) any statutory lien arising in the ordinary course of business by operation of applicable Laws with respect to a liability that is not yet due or delinquent or that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (e) purchase money Encumbrances securing rental payments under capital lease arrangements, (f) leases for Leased Real Property to which a Company Entity is a party, (g) zoning, building codes or other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property or the operation of the business that do not, individually or in the aggregate, materially interfere with the current use of the Leased Real Property, (h) non-exclusive licenses to Intellectual Property granted to third parties in the ordinary course of business, (i) Encumbrances securing surety bonds incurred in the ordinary course of business and (j) any Encumbrance affecting the fee interest of any Leased Real Property not created or imposed by, or in connection with any action or inaction of, a Company Entity.

Annex A-13

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Personal Information” means a natural person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by a Company Entity allows the identification of or contact with a natural person or can be used to identify a natural person.

“PIPE Investment Amount” has the meaning set forth in Section 6.18.

“PIPE Investors” has the meaning set forth in Section 6.18.

“Pre-Closing Restructuring” has the meaning specified in the Recitals hereto.

“Pre-Closing Tax Period” means a taxable period ending on or prior to the Closing Date and, with respect to any tax period that does not end on the Closing Date, the portion of such period ending on and including the Closing Date.

“Privacy and Data Security Requirement” means all (i) privacy and data security requirements pursuant to any applicable Privacy Law; (ii) any privacy policies pursuant to which the Company Entities collect any information, in each case, to the extent related to privacy, security, data collection, data protection, data sharing, direct marketing and behavioral marketing and workplace privacy, including the collection, processing, storage, protection, transfer or disclosure of Personal Information or Confidential Data and (iii) any contractual requirements that govern the collection, processing, storage, protection, transfer or disclosure of any Personal Information or Confidential Data and/or that otherwise require compliance with any applicable Privacy Laws, in each case, as applicable to the Company Entities.

“Privacy Laws” means all Laws governing the collection, storage, transmission, transfer, disclosure, privacy, data security and use of Personal Information (including, without limitation, the GDPR and the CCPA), in each case, to the extent applicable to the Company Entities.

“Proceeding” means any claim, action, cause of action, audit, assessment, suit, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, or criminal, administrative, civil or governmental audit, subpoena, administrative enforcement proceeding or investigation.

“Process” means to acquire, transmit or store Confidential Data or Personal Information.

“Proxy Statement” means the proxy statement filed by Acquiror with respect to the Acquiror Stockholders’ Meeting to approve the Voting Matters.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form S-4, including the Proxy Statement, relating to the transactions contemplated by this Agreement, which shall constitute a proxy statement of Acquiror to be used for the Acquiror Stockholders’ Meeting to approve the Voting Matters (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Class A Common Stock in conjunction with a stockholder vote on the Business Combination) and a prospectus with respect to the Shelf Common Shares to be offered and issued as part of the transactions contemplated by this Agreement, in all cases in accordance with and as required by the Acquiror Organizational Documents, applicable Law, and the rules and regulations of Nasdaq.

“Redeeming Stockholder” means a holder of Acquiror Class A Common Stock who demands that Acquiror redeem its Acquiror Class A Common Stock into cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents, this Agreement, the Trust Agreement and the Proxy Statement/Prospectus.

“Registration Rights Agreement” has the meaning set forth in the Recitals hereto.

Annex A-14

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Restricted Shelf Common Share” means a Shelf Common Share that is a restricted share of Shelf common stock under the Holdings Equity Plan and any applicable participation agreement, grant agreement or other similar agreement in connection with such Shelf Common Share.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that it has no further comments on the Proxy Statement/Prospectus.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Incident” has the meaning set forth in Section 4.11(g).

“Sellers” has the meaning set forth in the Recitals hereto.

“Shelf” has the meaning specified in the preamble hereto.

“Shelf Board” means the board of directors of Shelf.

“Shelf Common Share” means a share of common stock, par value $0.0001 per share, of Shelf.

“Shelf Common Share Dollar Value” means $10.00.

“Shelf Revised Charter” means the Amended and Restated Certificate of Incorporation of Shelf to be filed with the Secretary of State of the State of Delaware immediately prior to the Merger 1 Effective Time, in substantially the form of Exhibit E.

“SPAC Certificate of Merger” has the meaning specified in Section 2.02(a).

“SPAC Per Share Merger Consideration” means one Shelf Common Share.

“SPAC Surviving Company” has the meaning specified in Section 2.02(a).

“Sponsor” means Spartacus Sponsor LLC, a Delaware limited liability company.

“Subscription Agreement” has the meaning specified in the preamble hereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons shall be allocated a majority of partnership, association, limited liability company or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

Annex A-15

“Sunnyvale Lease” means that certain Lease dated August 5, 2011, by and between SV Landlord, as landlord, and Company (as successor-in-interest to Commlabs, Inc., a Delaware company), as tenant, as amended by (i) Addendum “A”, dated April 12, 2016, and (ii) Addendum “B,” executed on August 30, 2019 and September 3, 2019.

“Sunnyvale Lease Notice” means all notifications required to be obtained or provided by the Company pursuant to the Sunnyvale Lease, as a result of the entry into this Agreement and the consummation of the Transactions.

“Supporting Sellers” has the meaning specified in the Recitals hereto.

“Surviving Companies” means, collectively, the SPAC Surviving Company, the Holdings Surviving Company, the Columbia Blocker Surviving Company, the GS Blocker 1 Surviving Company, the GS Blocker 2 Surviving Company, the NEA Blocker Surviving Company and the Oak Blocker Surviving Company.

“SV Landlord” means Oakmead Properties, LLC, a California limited liability company, as successor-in-interest to Silicon Valley CA-I, LLC, a Delaware limited liability company.

“Systems” means all material software, servers, sites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services that are used in or necessary for the conduct of the Business.

“Tax” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes of any kind whatsoever, together with any interest, additions to tax or penalties with respect thereto.

“Tax Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Top Customers” has the meaning set forth in Section 4.24.

“Top Suppliers” has the meaning set forth in Section 4.24.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements to occur at the Closing, including the Mergers.

“Transfer Taxes” means any real property transfer, transfer gains, documentary, sales, use, stamp, registration or similar Taxes, fees or charges (including any penalties and interest) which become payable in connection with the Transactions pursuant to this Agreement.

“Treasury Regulations” means the treasury regulations promulgated under the Code, including any temporary regulations.

“Trust Account” has the meaning set forth in Section 6.13

“Trust Agreement” has the meaning specified in Section 6.13.

“Trustee” has the meaning set forth in Section 6.13.

“Voting Matters” has the meaning specified in Section 7.07(b).

1.02 Interpretation.

(a) References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(b) A “month” or a “quarter” means a calendar month or quarter (as the case may be).

(c) References to “$” or “dollars” refer to lawful currency of the United States.

Annex A-16

(d) “Writing” includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form including in electronic form.

(e) The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” means “including without limitation”).

(f) Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby,” “hereunder,” “hereto” and any derivative thereof or similar words refer to this entire Agreement, (iii) words of any gender include each other gender, (iv) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof, (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days, and (vi) the word “or” shall be disjunctive but not exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items.

(g) With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

(h) The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a suborder or other thing extends, and such phrase shall not mean simply “if.”

(i) Unless the context requires otherwise, “party” means a party signatory hereto.

(j) An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.

(k) Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(l) The term “foreign” means non-United States.

(m) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(n) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(o) The phrases “ordinary course of business,” “ordinary course of business consistent with past practice” and similar phrases will mean, with respect to any Person, the ordinary course of such Person’s business consistent with past custom and practice (and giving effect to any adjustments and modifications thereto taken in response to or as a result of the COVID-19 Pandemic and in all cases with respect to the Company Entities, taken as a whole, taking into account their collective business plan in connection with establishing and building their network).

(p) Except as otherwise indicated, when reference is made to a Company Entity in this Agreement, such phrase shall mean the Company Entities after giving effect to the Pre-Closing Restructuring.

(q) Reference herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 1.02(q) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(r) References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(s) References herein to any contract (including this Agreement) mean such contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof.

Annex A-17

(t) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than 11:59 p.m. on June 7, 2021 to the party (or a representative thereof) to which such information or material is to be provided or furnished in the virtual “data room” set up by the Company Entities in connection with this Agreement.

1.03 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Shelf Common Shares or Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Shelf Common Shares or shares of Acquiror Common Stock will be appropriately adjusted to provide to the Acquiror, Holdings, the Blockers and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.03 shall not be construed to permit Acquiror, Shelf or the Merger Subs to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE II
THE MERGERS; CLOSING

2.01 Closing Date Certificate; Consideration Spreadsheet.

(a) Closing Date Certificate. No sooner than five (5) or later than three (3) Business Days prior to the Closing, Acquiror shall deliver to Holdings a certificate (the “Closing Date Certificate”), duly executed and certified by an executive officer of Acquiror, which sets forth Acquiror’s good faith calculation of the Available Closing Date Trust Cash and Available Closing Date Total Cash (including reasonable supporting detail thereof), in each case determined in accordance with the definitions set forth in this Agreement. Acquiror shall consider in good faith Holdings’ comments to the Closing Date Certificate delivered to Acquiror no less than two (2) Business Days prior to the Closing.

(b) No sooner than five (5) or later than three (3) Business Days prior to the Closing, Holdings shall deliver to the Acquiror a certificate (the “Consideration Spreadsheet”), duly executed and certified by an executive officer of Holdings, which sets forth:

(i) the calculation of the Equity Value, including each component thereof in reasonable detail;

(ii) the Holdings Per Share Merger Consideration;

(iii) as of both immediately after the Pre-Closing Restructuring and immediately prior to the Closing, the record and beneficial owners of Holdings Units and the capitalization of Holdings, including the (A) issued and outstanding Holdings Common Units (including the class or series designation of such Holdings Common Units), (B) issued and outstanding Holdings Preferred Units (including the class or series designation of such Holdings Preferred Units), (C) issued and outstanding Holdings Restricted Units (including the class or series designation of such Holdings Restricted Units and the number of such Holding Restricted Units that will be vested and unvested as of the Merger 2 Effective Time), (D) issued and outstanding and unexercised Holdings Options (including the class or series designation of the Holdings Units purchasable under such Holdings Options and the number of such Holding Options that will be vested and unvested as of the Merger 2 Effective Time), (E) issued and outstanding and unexercised Holdings Warrants (including the class or series designation of the Holdings Units purchasable under such Holdings Warrants or other stock purchase rights) and (F) issued and outstanding and unexercised Holdings Profits Interests (including the class or series designation of such Holdings Profits Interests and the number of such Holdings Profits Interests that will be vested and unvested as of the Merger 2 Effective Time) (the “Holdings Closing Capitalization Table”); and

(iv) with respect to each Seller or holder of unexercised Holdings Option or Holdings Warrant, (A) the name and address of record of such Person, including email address, if available, (B) the number and type(s) of Holdings Units, unexercised Holdings Options, unexercised Holdings Warrants and/or Blocker Equity Interests held by such Person (on a certificate-by-certificate basis, if applicable), (C) the net number of Shelf Common Shares to be issued by Shelf to such Person (including the number of

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such Shelf Common Shares that will be Restricted Shelf Common Shares), which number shall not include any fractional Shelf Common Shares, (D) the number of options and/or warrants to acquire Shelf Common Shares issuable to such Person pursuant to Sections 3.09(d) and 3.09(e) and (E) whether such Seller is a United States person within the meaning of Section 7701(a)(30) of the Code and the social security number or employer identification number of such Seller (if any);

in each case as reasonably determined by Holdings in accordance with the definitions set forth in this Agreement. Holdings shall consider in good faith the Acquiror’s comments to the Consideration Spreadsheet delivered to Holdings no less than two (2) Business Days prior to the Closing.

2.02 Mergers.

(a) Merger 1. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror, Shelf and MS 1 shall cause MS 1 to be merged with and into Acquiror (“Merger 1”), with Acquiror being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Merger 1 Effective Time as the “SPAC Surviving Company”) following Merger 1 and the separate corporate existence of MS 1 shall cease. Merger 1 shall be consummated in accordance with this Agreement and the DGCL and evidenced and effected by a Certificate of Merger in the form of Exhibit B-1 (the “SPAC Certificate of Merger”), such Merger 1 to be consummated immediately upon filing of the SPAC Certificate of Merger or at such later time as may be agreed by Acquiror and Holdings in writing and specified in the SPAC Certificate of Merger (the “Merger 1 Effective Time”).

(b) Merger 2. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Holdings, Shelf and MS 2 shall cause MS 2 to be merged with and into Holdings (“Merger 2”), with Holdings being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Merger 2 Effective Time as the “Holdings Surviving Company”) following Merger 2 and the separate existence of MS 2 shall cease. Merger 2 shall be consummated in accordance with this Agreement and the DLLCA and evidenced and effected by a Certificate of Merger in the form of Exhibit B-2 (the “Holdings Certificate of Merger”), such Merger 2 to be consummated immediately upon filing of the Holdings Certificate of Merger or at such later time as may be agreed by Acquiror and Holdings in writing and specified in the Holdings Certificate of Merger (the “Merger 2 Effective Time”).

(c) Merger 3. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, NEA Blocker, Shelf and MS 3 shall cause MS 3 to be merged with and into NEA Blocker (“Merger 3”), with NEA Blocker being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Merger 3 Effective Time as the “NEA Blocker Surviving Company”) following Merger 3 and the separate existence of MS 3 shall cease. Merger 3 shall be consummated in accordance with this Agreement and the DLLCA and evidenced and effected by a Certificate of Merger in the form of Exhibit B-3 (the “NEA Blocker Certificate of Merger”), such Merger 3 to be consummated immediately upon filing of the NEA Blocker Certificate of Merger or at such later time as may be agreed by Acquiror and Holdings in writing and specified in the NEA Blocker Certificate of Merger (the “Merger 3 Effective Time”).

(d) Merger 4. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Oak Blocker, Shelf and MS 4 shall cause MS 4 to be merged with and into Oak Blocker (“Merger 4”), with Oak Blocker being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Merger 4 Effective Time as the “Oak Blocker Surviving Company”) following Merger 4 and the separate existence of MS 4 shall cease. Merger 4 shall be consummated in accordance with this Agreement and the DLLCA and evidenced and effected by a Certificate of Merger in the form of Exhibit B-4 (the “Oak Blocker Certificate of Merger”), such Merger 4 to be consummated immediately upon filing of the Oak Blocker Certificate of Merger or at such later time as may be agreed by Acquiror and Holdings in writing and specified in the Oak Blocker Certificate of Merger (the “Merger 4 Effective Time”).

(e) Merger 5. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Columbia Blocker, Shelf and MS 5 shall cause MS 5 to be merged with and into Columbia Blocker (“Merger 5”), with Columbia Blocker being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Merger 5 Effective Time as the “Columbia Blocker Surviving Company”) following Merger 5 and the separate corporate existence of MS 5 shall cease. Merger 5 shall be consummated in accordance with this Agreement and the DGCL and evidenced and effected by a Certificate of Merger in the

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form of Exhibit B-5 (the “Columbia Blocker Certificate of Merger”), such Merger 5 to be consummated immediately upon filing of the Columbia Blocker Certificate of Merger or at such later time as may be agreed by Acquiror and Holdings in writing and specified in the Columbia Blocker Certificate of Merger (the “Merger 5 Effective Time”).

(f) Merger 6. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, GS Blocker 1, Shelf and MS 6 shall cause MS 6 to be merged with and into GS Blocker 1 (“Merger 6”), with GS Blocker 1 being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Merger 6 Effective Time as the “GS Blocker 1 Surviving Company”) following Merger 6 and the separate existence of MS 6 shall cease. Merger 6 shall be consummated in accordance with this Agreement and the DLLCA and evidenced and effected by a Certificate of Merger in the form of Exhibit B-6 (the “GS Blocker 1 Certificate of Merger”), such Merger 6 to be consummated immediately upon filing of the GS Blocker 1 Certificate of Merger or at such later time as may be agreed by Acquiror and Holdings in writing and specified in the GS Blocker 1 Certificate of Merger (the “Merger 6 Effective Time”).

(g) Merger 7. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, GS Blocker 2, Shelf and MS 7 shall cause MS 7 to be merged with and into GS Blocker 2 (“Merger 7”), with GS Blocker 2 being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Merger 7 Effective Time as the “GS Blocker 2 Surviving Company”) following Merger 7 and the separate corporate existence of MS 7 shall cease. Merger 7 shall be consummated in accordance with this Agreement and the DGCL and evidenced and effected by a Certificate of Merger in the form of Exhibit B-7 (the “GS Blocker 2 Certificate of Merger”), such Merger 7 to be consummated immediately upon filing of the GS Blocker 2 Certificate of Merger or at such later time as may be agreed by Acquiror and Holdings in writing and specified in the GS Blocker 2 Certificate of Merger (the “Merger 7 Effective Time”).

2.03 Closing. In lieu of an in-person meeting, the closing of the Transactions (the “Closing”) shall be accomplished by teleconference and electronic exchange of documents (in .pdf or image format) on the date which is two (2) Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and Holdings may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII of this Agreement, and provided that this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, Shelf, the Merger Subs, Holdings, and the Blockers shall cause the Certificates of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with and pursuant to Sections 251 and 103 of the DGCL and Sections 18-204, 18-206 and 18-209 of the DLLCA, as applicable.

2.04 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, (a) at the Merger 1 Effective Time, all the property, rights, privileges, powers and franchises of MS 1 shall vest in the SPAC Surviving Company, and all debts, liabilities and duties of MS 1 shall become the debts, liabilities and duties of the SPAC Surviving Company, (b) at the Merger 2 Effective Time, all the property, rights, privileges, powers and franchises of MS 2 shall vest in the Holdings Surviving Company, and all debts, liabilities and duties of MS 2 shall become the debts, liabilities and duties of the Holdings Surviving Company, (c) at the Merger 3 Effective Time, all the property, rights, privileges, powers and franchises of MS 3 shall vest in the NEA Blocker Surviving Company, and all debts, liabilities and duties of MS 3 shall become the debts, liabilities and duties of the NEA Blocker Surviving Company, (d) at the Merger 4 Effective Time, all the property, rights, privileges, powers and franchises of MS 4 shall vest in the Oak Blocker Surviving Company, and all debts, liabilities and duties of MS 4 shall become the debts, liabilities and duties of the Oak Blocker Surviving Company, (e) at the Merger 5 Effective Time, all the property, rights, privileges, powers and franchises of MS 5 shall vest in the Columbia Blocker Surviving Company, and all debts, liabilities and duties of MS 5 shall become the debts, liabilities and duties of the Columbia Blocker Surviving Company, (f) at the Merger 6 Effective Time, all the property, rights, privileges, powers and franchises of MS 6 shall vest in the GS Blocker 1 Surviving Company, and all debts, liabilities and duties of MS 6 shall become the debts, liabilities and duties of the GS Blocker 1 Surviving Company and (g) at the Merger 7 Effective Time, all the property, rights, privileges, powers and franchises of MS 7 shall vest in the GS Blocker 2 Surviving Company, and all debts, liabilities and duties of MS 7 shall become the debts, liabilities and duties of the GS Blocker 2 Surviving Company.

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2.05 Organizational Documents of the Surviving Companies.

(a) At the Merger 1 Effective Time, (i) the certificate of incorporation of Acquiror as in effect immediately prior to the Merger 1 Effective Time shall be amended and restated to read in its entirety as set forth in Exhibit A to the SPAC Certificate of Merger attached hereto and, as so amended and restated, shall be the certificate of incorporation of Acquiror from and after the Merger 1 Effective Time until thereafter amended in accordance with its terms and as provided by the DGCL, and (ii) the bylaws of Acquiror as in effect immediately prior to the Merger 1 Effective Time shall be amended and restated to be identical to the bylaws of MS 1 in effect immediately prior to the Merger 1 Effective Time, except that references to the name of MS 1 shall be replaced with references to the name of Acquiror, and, as so amended and restated, shall be the bylaws of Acquiror from and after the Merger 1 Effective Time until thereafter amended as provided therein or by the DGCL.

(b) At the Merger 2 Effective Time, (i) the certificate of formation of Holdings as in effect immediately prior to the Merger 2 Effective Time shall be amended and restated in its entirety as set forth in Exhibit A to the Holdings Certificate of Merger, until thereafter amended in accordance with its terms and as provided by the DLLCA, and (ii) the limited liability company agreement of Holdings as in effect immediately prior to the Merger 2 Effective Time shall be amended and restated to be identical to the limited liability company agreement of MS 2 in effect immediately prior to the Merger 2 Effective Time, except that references to the name of MS 2 shall be replaced with references to the name of Holdings Surviving Company as set forth in the Holdings Certificate of Merger, and, as so amended and restated, shall be the amended and restated limited liability company agreement of Holdings from and after the Merger 2 Effective Time until thereafter amended as provided therein or by the DLLCA.

(c) At the Merger 3 Effective Time, (i) the certificate of formation of NEA Blocker as in effect immediately prior to the Merger 3 Effective Time shall be amended and restated in its entirety as set forth in Exhibit A to the NEA Blocker Certificate of Merger, until thereafter amended in accordance with its terms and as provided by the DLLCA, and (ii) the limited liability company agreement of NEA Blocker as in effect immediately prior to the Merger 3 Effective Time shall be amended and restated to be identical to the limited liability company agreement of MS 3 in effect immediately prior to the Merger 3 Effective Time, except that references to the name of MS 3 shall be replaced with references to the name of NEA Blocker Surviving Company as set forth in the NEA Blocker Certificate of Merger, and, as so amended and restated, shall be the limited liability company agreement of NEA Blocker from and after the Merger 3 Effective Time until thereafter amended as provided therein or by the DLLCA.

(d) At the Merger 4 Effective Time, (i) the certificate of formation of Oak Blocker as in effect immediately prior to the Merger 4 Effective Time shall be amended and restated in its entirety as set forth in Exhibit A to the Oak Blocker Certificate of Merger, until thereafter amended in accordance with its terms and as provided by the DLLCA, and (ii) the limited liability company agreement of Oak Blocker as in effect immediately prior to the Merger 4 Effective Time shall be amended and restated to be identical to the limited liability company agreement of MS 4 in effect immediately prior to the Merger 4 Effective Time, except that references to the name of MS 4 shall be replaced with references to the name of the Oak Blocker Surviving Company as set forth in the Oak Blocker Certificate of Merger, and, as so amended and restated, shall be the amended and restated limited liability company agreement of Oak Blocker from and after the Merger 4 Effective Time until thereafter amended as provided therein or by the DLLCA.

(e) At the Merger 5 Effective Time, (i) the certificate of incorporation of Columbia Blocker as in effect immediately prior to the Merger 5 Effective Time shall be amended and restated to read in its entirety as set forth in Exhibit A to the Columbia Blocker Certificate of Merger attached hereto and, as so amended and restated, shall be the certificate of incorporation of Columbia Blocker Surviving Company from and after the Merger 5 Effective Time until thereafter amended in accordance with its terms and as provided by the DGCL, and (ii) the bylaws of Columbia Blocker as in effect immediately prior to the Merger 5 Effective Time shall be amended and restated to be identical to the bylaws of MS 5 in effect immediately prior to the Merger 5 Effective Time, except that references to the name of MS 5 shall be replaced with references to the name of the Columbia Blocker Surviving Company as set forth in the Columbia Blocker Certificate of Merger, and, as so amended and restated, shall be the bylaws of Columbia Blocker Surviving Company from and after the Merger 1 Effective Time until thereafter amended as provided therein or by the DGCL.

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(f) At the Merger 6 Effective Time, (i) the certificate of formation of GS Blocker 1 as in effect immediately prior to the Merger 6 Effective Time shall be amended and restated in its entirety as set forth in Exhibit A to the GS Blocker 1 Certificate of Merger, until thereafter amended in accordance with its terms and as provided by the DLLCA, and (ii) the limited liability company agreement of GS Blocker 1 as in effect immediately prior to the Merger 6 Effective Time shall be amended and restated to be identical to the limited liability company agreement of MS 6 in effect immediately prior to the Merger 6 Effective Time, except that references to the name of MS 6 shall be replaced with references to the name of the GS Blocker 1 Surviving Company as set forth in the GS Blocker 1 Certificate of Merger, and, as so amended and restated, shall be the amended and restated limited liability company agreement of GS Blocker 1 from and after the Merger 6 Effective Time until thereafter amended as provided therein or by the DLLCA.

(g) At the Merger 7 Effective Time, (i) the certificate of incorporation of GS Blocker 2 as in effect immediately prior to the Merger 7 Effective Time shall be amended and restated as set forth in Exhibit A to the GS Blocker 2 Certificate of Merger, until thereafter amended in accordance with its terms and as provided by the DGCL, and (ii) the bylaws of GS Blocker 2 as in effect immediately prior to the Merger 7 Effective Time shall be amended and restated to be identical to the bylaws of MS 7 in effect immediately prior to the Merger 7 Effective Time, except that references to the name of MS 7 shall be replaced with references to the name of the GS Blocker 2 Surviving Company as set forth in the GS Blocker 2 Certificate of Merger, until thereafter amended as provided therein or by the DGCL.

2.06 Directors and Officers of the Surviving Company. Each of Shelf and the Merger Subs shall cause the individuals set forth on Section 2.06 of the Company Disclosure Schedules to be designated or appointed as the directors, managers and/or officers, as applicable, of the Merger Subs immediately prior to the Merger 1 Effective Time, the Merger 2 Effective Time, the Merger 3 Effective Time, the Merger 4 Effective Time, the Merger 5 Effective Time, the Merger 6 Effective Time and the Merger 7 Effective Time, as applicable, and each of Shelf, the Merger Subs, the Blockers and Holdings, as applicable, shall take all action within its power as may be necessary or appropriate such that immediately after the Merger 1 Effective Time, the Merger 2 Effective Time, the Merger 3 Effective Time, the Merger 4 Effective Time, the Merger 5 Effective Time, the Merger 6 Effective Time and the Merger 7 Effective Time such individuals shall be the directors, managers and/or officers of the applicable Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE III
EFFECTS OF THE MERGERS

3.01 Conversion of Shares of Acquiror Common Stock and MS 1 Stock.

(a) At the Merger 1 Effective Time, by virtue of Merger 1 and without any action on the part of any Acquiror Stockholder or any other Person, each share of Acquiror Common Stock (an “Acquiror Common Share”) that is issued and outstanding immediately prior to the Merger 1 Effective Time (other than any Excluded Shares, which shall not constitute “Acquiror Common Shares” for purposes of this Section 3.01(a)), shall thereupon be automatically converted into the right to receive the SPAC Per Share Merger Consideration. All of the shares of Acquiror Common Stock converted into the right to receive the SPAC Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such shares of Acquiror Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the SPAC Per Share Merger Consideration into which such shares of Acquiror Common Stock shall have been converted in Merger 1.

(b) At the Merger 1 Effective Time, by virtue of Merger 1 and without any action on the part of Shelf or MS 1 or any other Person, each share of common stock, par value $0.0001 per share, of MS 1 shall no longer be outstanding and shall thereupon be automatically converted into and become one share of common stock, par value $0.0001 per share, of the SPAC Surviving Company.

(c) At the Merger 1 Effective Time, without any action on the part of any holder of Excluded Shares or any other Person, each Excluded Share shall be automatically surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

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3.02 Conversion of Holdings Units and MS 2 Equity Interests.

(a) At the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of any holder of Holdings Units or any other Person, each Holdings Unit that is issued and outstanding immediately prior to the Merger 2 Effective Time (other than Excluded Units, which shall not constitute “Holdings Units” for purposes of this Section 3.02(a)), shall thereupon be automatically converted into the right to receive the Holdings Per Share Merger Consideration. All of the Holdings Units converted into the right to receive the Holdings Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such Holdings Units, if any, shall thereafter cease to have any rights with respect to such securities, except the right to receive the Holdings Per Share Merger Consideration into which such Holdings Units shall have been converted in Merger 2.

(b) At the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of Shelf or MS 2 or any other Person, the limited liability company interest of MS 2 shall no longer be outstanding and shall thereupon be automatically converted into and become limited liability company interests of the Holdings Surviving Company in an amount sufficient to represent a percentage of all limited liability company interests of the Holdings Surviving Company equal to 100% minus the percentage issued to the holders of Excluded Units pursuant to Section 3.02(c).

(c) At the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of any holder of Excluded Units or any other Person, each Excluded Unit that is issued and outstanding immediately prior to the Merger 2 Effective Time shall thereupon be automatically converted into, and the holder of each such Excluded Unit shall be entitled to receive the limited liability company interests of the Holdings Surviving Company in an amount sufficient to represent a percentage of all limited liability company interests of the Holdings Surviving Company equal to the percentage reflected in the Consideration Spreadsheet.

(d) At the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of any Person being required, all Persons receiving limited liability company interests in the Holdings Surviving Company pursuant to Section 3.02(b) shall be admitted to the Holdings Surviving Company as members of the Holdings Surviving Company and shall continue Holdings Surviving Company without dissolution.

3.03 Conversion of NEA Blocker Equity Interests and MS 3 Equity Interests.

(a) At the Merger 3 Effective Time, by virtue of Merger 3 and without any action on the part of NEA Blocker Seller or any other Person, the NEA Blocker Equity Interests that are issued and outstanding immediately prior to the Merger 3 Effective Time, shall thereupon be automatically converted into the right to receive the Holdings Per Share Merger Consideration. The NEA Blocker Equity Interests converted into the right to receive the Holdings Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any NEA Blocker Equity Interests, if any, shall thereafter cease to have any rights with respect to such securities, except the right to receive the Holdings Per Share Merger Consideration into which such NEA Blocker Equity Interests shall have been converted in Merger 3.

(b) At the Merger 3 Effective Time, by virtue of Merger 3 and without any action on the part of Shelf or MS 3 or any other Person, the limited liability company interest of MS 3 shall no longer be outstanding and shall thereupon be automatically converted into and become 100% of the limited liability company interest of the NEA Blocker Surviving Company.

(c) At the Merger 3 Effective Time, by virtue of Merger 3 and without any action on the part of any Person being required, all Persons receiving limited liability company interests in the NEA Blocker Surviving Company pursuant to 3.03(b) shall be admitted to the NEA Blocker Surviving Company as members of the NEA Blocker Surviving Company and shall continue NEA Blocker Surviving Company without dissolution.

3.04 Conversion of Oak Blocker Equity Interests and MS 4 Equity Interests.

(a) At the Merger 4 Effective Time, by virtue of Merger 4 and without any action on the part of the Oak Blocker Seller or any other Person, the Oak Blocker Equity Interests that are issued and outstanding immediately prior to the Merger 4 Effective Time shall thereupon be automatically converted into the right to

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receive the Holdings Per Share Merger Consideration. All of the Oak Blocker Equity Interests converted into the right to receive the Holdings Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such Oak Blocker Equity Interests, if any, shall thereafter cease to have any rights with respect to such securities, except the right to receive the Holdings Per Share Merger Consideration into which such Oak Blocker Equity Interests shall have been converted in Merger 4.

(b) At the Merger 4 Effective Time, by virtue of Merger 4 and without any action on the part of Shelf or MS 4 or any other Person, the limited liability company interest of MS 4 shall no longer be outstanding and shall thereupon be automatically converted into and become 100% of the limited liability company interest of the Oak Blocker Surviving Company.

(c) At the Merger 4 Effective Time, by virtue of Merger 4 and without any action on the part of any Person being required, all Persons receiving limited liability company interests in the Oak Blocker Surviving Company pursuant to 3.04(b) shall be admitted to the Oak Blocker Surviving Company as members of the Oak Blocker Surviving Company and shall continue Oak Blocker Surviving Company without dissolution.

3.05 Conversion of Columbia Blocker Equity Interests and MS 5 Stock.

(a) At the Merger 5 Effective Time, by virtue of Merger 5 and without any action on the part of any Columbia Blocker Seller or any other Person, the Columbia Blocker Equity Interests that are issued and outstanding immediately prior to the Merger 5 Effective Time, shall thereupon be automatically converted into the right to receive the Holdings Per Share Merger Consideration. All of the Columbia Blocker Equity Interests converted into the right to receive the Holdings Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such Columbia Blocker Equity Interests, if any, shall thereafter cease to have any rights with respect to such securities, except the right to receive the Holdings Per Share Merger Consideration into which such Columbia Blocker Equity Interests shall have been converted in Merger 5.

(b) At the Merger 5 Effective Time, by virtue of Merger 5 and without any action on the part of Shelf or MS 5 or any other Person, each share of common stock, par value $0.0001 per share, of MS 5 shall no longer be outstanding and shall thereupon be automatically converted into and become one share of common stock, par value $0.0001 per share, of the Columbia Blocker Surviving Company.

3.06 Conversion of GS Blocker 1 Equity Interests and MS 6 Equity Interests.

(a) At the Merger 6 Effective Time, by virtue of Merger 6 and without any action on the part of the GS Blocker 1 Seller or any other Person, the GS Blocker 1 Equity Interests that are issued and outstanding immediately prior to the Merger 6 Effective Time, shall thereupon be automatically converted into the right to receive the Holdings Per Share Merger Consideration. All of the GS Blocker 1 Equity Interests converted into the right to receive the Holdings Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such GS Blocker 1 Equity Interests, if any, shall thereafter cease to have any rights with respect to such securities, except the right to receive the Holdings Per Share Merger Consideration into which such GS Blocker 1 Equity Interests shall have been converted in Merger 6.

(b) At the Merger 6 Effective Time, by virtue of Merger 6 and without any action on the part of Shelf or MS 6 or any other Person, the limited liability company interest of MS 6 shall no longer be outstanding and shall thereupon be automatically converted into and become 100% of the limited liability company interest of the GS Blocker 1 Surviving Company.

(c) At the Merger 6 Effective Time, by virtue of Merger 6 and without any action on the part of any Person being required, all Persons receiving limited liability company interests in the GS Blocker 1 Surviving Company pursuant to 3.06(b) shall be admitted to the GS Blocker 1 Surviving Company as members of the GS Blocker 1 Surviving Company and shall continue GS Blocker 1 Surviving Company without dissolution.

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3.07 Conversion of GS Blocker 2 Equity Interests and MS 7 Stock.

(a) At the Merger 7 Effective Time, by virtue of Merger 7 and without any action on the part of the GS Blocker 2 Seller or any other Person, the GS Blocker 2 Equity Interests that are issued and outstanding immediately prior to the Merger 7 Effective Time shall thereupon be automatically converted into the right to receive the Holdings Per Share Merger Consideration. All of the GS Blocker 2 Equity Interests converted into the right to receive the Holdings Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such GS Blocker 2 Equity Interests, if any, shall thereafter cease to have any rights with respect to such securities, except the right to receive the Holdings Per Share Merger Consideration into which such GS Blocker 2 Equity Interests shall have been converted in Merger 7.

(b) At the Merger 7 Effective Time, by virtue of Merger 7 and without any action on the part of Shelf or MS 7 or any other Person, each share of common stock, par value $0.0001 per share, of MS 7 shall no longer be outstanding and shall thereupon be automatically converted into and become one share of common stock, par value $0.0001 per share, of the GS Blocker 2 Surviving Company.

3.08 Delivery of Per Share Merger Consideration.

(a) The holders of Acquiror Common Shares shall be entitled to receive in exchange therefor (i) the SPAC Per Share Merger Consideration into which such Acquiror Common Shares have been converted pursuant to Section 3.01(a) and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 3.10 plus dividends declared by Shelf on the Shelf Common Shares after the Merger 1 Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 3.08(a), each Acquiror Common Share shall be deemed at any time from and after the Merger 1 Effective Time to represent only the right to receive upon such surrender the SPAC Per Share Merger Consideration which the holders of Acquiror Common Shares were entitled to receive in respect of such shares pursuant to this Section 3.08(a) (and cash in lieu of fractional shares pursuant to Section 3.10 plus any dividends declared by Shelf on the Shelf Common Shares after the Merger 1 Effective Time which are unpaid, if any). Notwithstanding the foregoing, if a certificate evidencing Acquiror Common Shares is held in electronic form, then surrender of such certificate shall be effected upon delivery of a confirmation of cancellation of such certificate from Acquiror’s transfer agent.

(b) Subject to Section 3.09(b) (in the case of Holdings Restricted Units) and Section 3.09(c) (in the case of Holdings Profits Interests), the holders of Holdings Units (other than the Excluded Units, but including the Holdings Restricted Units and Holdings Profits Interests) shall be entitled to receive in exchange therefor (i) the Holdings Per Share Merger Consideration into which such Holdings Units have been converted pursuant to Section 3.02(a) and (ii) any dividends declared by Shelf on the Shelf Common Shares after the Merger 2 Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 3.08(b), each Holdings Unit shall be deemed at any time from and after the Merger 2 Effective Time to represent only the right to receive upon such surrender the Holdings Per Share Merger Consideration which the holders of Holdings Units were entitled to receive in respect of such units pursuant to this Section 3.08(b) (and any dividends declared by Shelf on the Shelf Common Shares after the Merger 2 Effective Time which are unpaid, if any).

(c) The NEA Blocker Seller shall be entitled to receive in exchange therefor (i) the Holdings Per Share Merger Consideration into which such NEA Blocker Equity Interests have been converted pursuant to Section 3.03(a) and (ii) any dividends declared by Shelf on the Shelf Common Shares after the Merger 3 Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 3.08(c), the NEA Blocker Equity Interests shall be deemed at any time from and after the Merger 3 Effective Time to represent only the right to receive upon such surrender the Holdings Per Share Merger Consideration which the NEA Blocker Seller was entitled to receive in respect of such NEA Blocker Equity Interests pursuant to this Section 3.08(c) (and any dividends declared by Shelf on the Shelf Common Shares after the Merger 3 Effective Time which are unpaid, if any).

(d) The Oak Blocker Seller shall be entitled to receive in exchange therefor (i) the Holdings Per Share Merger Consideration into which the Oak Blocker Equity Interests have been converted pursuant to Section 3.04(a) and (ii) any dividends declared by Shelf on the Shelf Common Shares after the Merger 4

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Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 3.08(d), the Oak Blocker Equity Interests shall be deemed at any time from and after the Merger 4 Effective Time to represent only the right to receive upon such surrender the Holdings Per Share Merger Consideration which the Oak Blocker Seller was entitled to receive in respect of such Oak Blocker Equity Interests pursuant to this Section 3.08(d) (and any dividends declared by Shelf on the Shelf Common Shares after the Merger 4 Effective Time which are unpaid, if any).

(e) The Columbia Blocker Seller shall be entitled to receive in exchange therefor (i) the Holdings Per Share Merger Consideration into which the Columbia Blocker Equity Interests have been converted pursuant to Section 3.05(a) and (ii) any dividends declared by Shelf on the Shelf Common Shares after the Merger 5 Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 3.08(e), the Columbia Blocker Equity Interests shall be deemed at any time from and after the Merger 5 Effective Time to represent only the right to receive upon such surrender the Holdings Per Share Merger Consideration which the Columbia Blocker Seller was entitled to receive in respect of such Columbia Blocker Equity Interests pursuant to this Section 3.08(e) (and any dividends declared by Shelf on the Shelf Common Shares after the Merger 5 Effective Time which are unpaid, if any).

(f) The GS Blocker 1 Blocker Seller shall be entitled to receive in exchange therefor (i) the Holdings Per Share Merger Consideration into which the GS Blocker 1 Blocker Equity Interests have been converted pursuant to Section 3.06(a) and (ii) any dividends declared by Shelf on the Shelf Common Shares after the Merger 6 Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 3.08(f), the GS Blocker 1 Blocker Equity Interests shall be deemed at any time from and after the Merger 6 Effective Time to represent only the right to receive upon such surrender the Holdings Per Share Merger Consideration which the GS Blocker 1 Blocker Seller was entitled to receive in respect of such GS Blocker 1 Blocker Equity Interests pursuant to this Section 3.08(f) (and any dividends declared by Shelf on the Shelf Common Shares after the Merger 6 Effective Time which are unpaid, if any).

(g) The GS Blocker 2 Blocker Seller shall be entitled to receive in exchange therefor (i) the Holdings Per Share Merger Consideration into which the GS Blocker 2 Blocker Equity Interests have been converted pursuant to Section 3.07(a) and (ii) any dividends declared by Shelf on the Shelf Common Shares after the Merger 7 Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 3.08(g), the GS Blocker 2 Blocker Equity Interests shall be deemed at any time from and after the Merger 7 Effective Time to represent only the right to receive upon such surrender the Holdings Per Share Merger Consideration which the GS Blocker 2 Blocker Seller was entitled to receive in respect of such GS Blocker 2 Blocker Equity Interests pursuant to this Section 3.08(g) (and any dividends declared by Shelf on the Shelf Common Shares after the Merger 7 Effective Time which are unpaid, if any).

3.09 Treatment of Acquiror Warrants, Holdings Restricted Units, Holdings Profits Interests, Holdings Options and Holdings Warrants.

(a) Acquiror Warrants. At the Merger 1 Effective Time, by virtue of Merger 1 and without any action on the part of any holder of the Acquiror Warrants or any other Person, each Acquiror Warrant that is outstanding immediately prior to the Merger 1 Effective Time shall, pursuant to and in accordance with Section 4.4 of the Acquiror Warrant Agreement, automatically and irrevocably be modified to provide that such Acquiror Warrant shall no longer entitle the holder thereof to purchase the amount of share(s) of Acquiror Common Stock set forth therein and in substitution thereof such Acquiror Warrant shall entitle the holder thereof to acquire such equal number of Shelf Common Share(s) per Acquiror Warrant.

(b) Holdings Restricted Units. Notwithstanding anything herein to the contrary, at the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of any holder of the Holdings Restricted Units or any other Person, each Shelf Common Share that would otherwise be issued pursuant to Section 3.08(b) to a holder of Holdings Restricted Units in respect of a Holdings Restricted Unit that is unvested as of the Merger 2 Effective Time shall instead be a Restricted Shelf Common Share and such holder of Holdings Restricted Units shall not be entitled to receive Shelf Common Shares in respect thereof.

(c) Holdings Profits Interests. Notwithstanding anything herein to the contrary, at the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of any holder of the Holdings Profits Interests or any other Person, each Shelf Common Share that would otherwise be issued pursuant to Section 3.08(b) to a

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holder of Holdings Profits Interests in respect of a Holdings Profits Interest that is unvested as of the Merger 2 Effective Time shall instead be a Restricted Shelf Common Share and such holder of Holdings Profits Interests shall not be entitled to receive Shelf Common Shares in respect thereof.

(d) Holdings Options. At the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of any holder of the Holdings Options or any other Person, each Holdings Option that is outstanding and unexercised prior to the Merger 2 Effective Time, whether vested or unvested, shall be assumed by Shelf and automatically converted into an option to purchase, on substantially the same terms and conditions as were applicable to such Holdings Option, Shelf Common Shares in an amount equal to, and at a price per Shelf Common Share equal to, an amount and price intended to comply with Section 409A of the Code.

(e) Holdings Warrants. At the Merger 2 Effective Time, by virtue of Merger 2 and without any action on the part of any holder of Holdings Warrants or any other Person, each Holdings Warrant that is outstanding and unexercised prior to the Merger 2 Effective Time shall, pursuant to and in accordance with the terms of an agreement between the Company and the holder of such Holdings Warrant, be exchanged for a new warrant to provide that such Holdings Warrant shall no longer entitle the holder thereof to purchase the amount of Holdings Units set forth therein and in substitution thereof such new warrant shall entitle the holder thereof to acquire Shelf Common Shares in an amount equal to, and at a price per Shelf Common Share equal to, the amount and price resulting from the application of the applicable adjustment mechanisms in such Holdings Warrant.

3.10 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional shares of Shelf Common Shares or certificates or scrips representing such fractional shares shall be issued upon the conversion of any Acquiror Common Stock, Holdings Units or Blocker Equity Interests, as applicable, and any such fractional shares or interests therein, as applicable, shall not entitle the owner thereof to vote or to any other rights of a stockholder of Shelf. Notwithstanding any other provision of this Agreement, each holder of Acquiror Common Shares converted pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a Shelf Common Share shall receive, in lieu thereof, cash, without interest, in an amount equal to the amount of fractional shares of a Shelf Common Share to which such holder otherwise would have been entitled but for this Section 3.10 multiplied by the Shelf Common Share Dollar Value.

3.11 Payment of Expenses and Payoff Debt.

(a) On or prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date.

(b) On or prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of the Acquiror Transaction Expenses, solely to the extent such fees and expenses are incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date.

(c) On or prior to the Closing Date, the Company shall provide to Acquiror (i) an executed payoff letter in customary form reasonably satisfactory to Acquiror (the “Payoff Letter”) with respect to all Indebtedness of the Company Entities that is outstanding immediately prior to the Closing under the First Lien Financing Agreement (if any) (the “Payoff Debt”) and customary Encumbrance release documents with respect to all Encumbrances in or upon the assets or properties of the Company Entities pursuant to the First Lien Financing Agreement, all of which will be released upon the repayment of such Indebtedness. The Payoff Debt shall be paid by Acquiror immediately following the Merger 1 Effective Time and immediately before the Merger 2 Effective Time.

3.12 Full Satisfaction. The merger consideration issued (and paid) in accordance with the terms of this Article III upon delivery and conversion of any Acquiror Common Shares, Holdings Units and Blocker Equity Interests shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such Acquiror Common Shares, Holdings Units and Blocker Equity Interests (other than the right to receive dividends or other distributions, if any, in accordance with this Article III).

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE COMPANY

Except with respect to matters set forth in the Company Disclosure Schedules (it being agreed that any matter disclosed in the Company Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent from the face of such disclosure), Holdings and the Company jointly and severally represent and warrant to each Acquiror Party as of the date of this Agreement, as follows:

4.01 Organization and Qualification; Subsidiaries.

(a) Each Company Entity is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation, as applicable, and has full corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Each Company Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have a Material Adverse Effect. Section 4.01(a) of the Company Disclosure Schedules sets forth a complete and accurate list of the name and jurisdiction of organization of each Company Entity and its authorized, issued and outstanding membership or equity interests (all of which are free and clear of Encumbrances, except for Permitted Encumbrances) and the legal, record (including pursuant to any statutory registers, as applicable) and beneficial ownership of each such Company Entity. Except as set forth in Section 4.01(a) of the Company Disclosure Schedules, Holdings directly or indirectly owns 100% of the membership or equity interests in its Subsidiaries. Holdings does not own or have any ownership interest in any other Person other than the Subsidiaries set forth on Section 4.01(a) of the Company Disclosure Schedules.

(b) True and complete copies of the certificate of incorporation, bylaws or equivalent organizational documents of each Company Entity have been made available to Acquiror. Such organizational documents are in full force and effect and no Company Entity is in material violation of any provision of its organizational documents.

4.02 Authority; Board Approval. Each of Holdings and the Company has all requisite organizational and limited liability company power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Holdings or the Company, as applicable, of this Agreement and any Ancillary Agreement to which such entity is a party and the consummation by Holdings or the Company, as applicable, of the transactions contemplated hereby and thereby have been duly authorized by the board of managers of Holdings or the board of managers of the Company, as applicable, and no other company proceeding on the part of either Holdings or the Company is necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreement to which such entity is a party or the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Holdings and the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Holdings and the Company enforceable against such entity in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). When each Ancillary Agreement to which Holdings or the Company, as applicable, is or will be a party has been duly executed and delivered by Holdings or the Company, as applicable (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Holdings or the Company, as applicable, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).
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4.03 No Conflict; Consents.

(a) The execution, delivery and performance by each of Holdings and the Company, as applicable, of this Agreement and the Ancillary Agreements to which such entity is a party, and the consummation of the Transactions, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Holdings Organizational Documents or Company Organizational Documents, as applicable; (ii) assuming the making of all filings and notifications as may be required in connection with the transactions described herein under the HSR Act and any foreign antitrust, merger control, or competition laws (collectively with the HSR Act, the “Antitrust Laws”) and the receipt of all approvals, consents, authorizations, clearances, and waiting period expirations or terminations as may be required in connection with the transactions described herein under the Antitrust Laws, conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to any Company Entity; (iii) except as set forth in Section 4.03(a) of the Company Disclosure Schedules, require the consent, permit, clearance, approval, acknowledgement, authorization, waiver or notice by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Company Entity is a party or by which any Company Entity is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or Business; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Company Entity, except with respect to the foregoing clauses (ii), (iii), and (iv) as would not reasonably be expected to have a Material Adverse Effect.

(b) No material consent, approval, waiver, authorization, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Company Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for (i) the FCC Consent; and (ii) such filings as may be required under the Antitrust Laws.

4.04 Current Capitalization.

(a) The authorized capital of Holdings consists of 300,050,000 “Units” as defined in the Holdings LLC Agreement. Of such authorized Units, 107,950,000 are designated as “Preferred Units” as defined in the Holdings LLC Agreement and 192,100,000 are designated as “Common Units” as defined in the Holdings LLC Agreement. Of such Preferred Units, 13,400,000 are designated as “Class C Preferred Units” as defined in the Holdings LLC Agreement and 94,550,000 are designated as “Class D Preferred Units” as defined in the Holdings LLC Agreement. Of such Common Units, 128,508,093 are designated as “Class A-1 Common Units” as defined in the Holdings LLC Agreement, 5,199,202 are designated as “Class B-1 Common Units” as defined in the Holdings LLC Agreement, 250,000 are designated as “Class B-2 Common Units” as defined in the Holdings LLC Agreement, 250,000 are designated as “Class B-3 Common Units” as defined in the Holdings LLC Agreement, and 4,500,000 are designated as “Class B-4 Common Units” as defined in the Holdings LLC Agreement. Section 4.04(a) of the Company Disclosure Schedules sets forth, as of the date hereof, the capitalization of Holdings (the “Holdings Capitalization Table”), including the following: (i) issued and outstanding Holdings Common Units, (ii) issued and outstanding Holdings Preferred Units, (iii) issued and outstanding Holdings Restricted Units, (iv) issued and outstanding Holdings Options, and (v) issued and outstanding Holdings Warrants or other stock purchase rights, if any. The Holdings Closing Capitalization Table sets forth, both as of immediately after the Pre-Closing Restructuring and immediately prior to the Closing, the capitalization of Holdings, including the following: (A) issued and outstanding Holdings Common Units, (B) issued and outstanding Holdings Preferred Units, (C) issued and outstanding Holdings Restricted Units, (D) issued and outstanding Holdings Options, and (E) issued and outstanding Holdings Warrants or other stock purchase rights, if any.

(b) Except as disclosed in the Holdings Capitalization Table or on Section 4.04(b) of the Company Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Holdings or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by Holdings or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights or to distribute to holders of any of their respective equity securities any evidence of indebtedness or

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asset, to repurchase or redeem any securities of Holdings or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Holdings Units.

(c) All issued and outstanding Holdings Units are (i) duly authorized and validly issued; (ii) not subject to any preemptive rights created by statute or any agreement to which Holdings is a party other than the Holdings Organizational Documents; and (iii) free of any Encumbrances other than Permitted Encumbrances. All issued and outstanding Holdings Units were issued in compliance with applicable Law.

(d) Except as set forth on Section 4.04(d) of the Company Disclosure Schedule, (i) no outstanding Holdings Units are subject to vesting or forfeiture rights or repurchase by Holdings and (ii) there are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to Holdings or any of its securities.

(e) All distributions, dividends, repurchases and redemptions in respect of the equity interests of Holdings were undertaken in compliance with the Holdings Organizational Documents then in effect, any agreement to which Holdings then was a party and in compliance with applicable Law.

4.05 Financial Statements.

(a) Section 4.05(a) of the Company Disclosure Schedules sets forth (i) the audited consolidated financial statements of Holdings and its Subsidiaries consisting of consolidated balance sheets as of December 31, 2019, including the related consolidated statements of comprehensive loss, changes in members’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of December 31, 2020 and March 31, 2021, and the related consolidated statements of comprehensive loss, changes in members’ equity and cash flows for the twelve (12)-month period and three (3)-month period then ended, respectively (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes. The Financial Statements are based on the books and records of Holdings and its Subsidiaries, and fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the respective dates they were prepared and the results of the operations of Holdings and its Subsidiaries for the periods indicated. The consolidated statement of financial position of the Company and its Subsidiaries as of March 31, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b) Holdings maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Financial Statements in accordance with GAAP (the “Internal Controls”). The Internal Controls that are designed to provide reasonable assurance that (i) transactions are executed only in accordance with Holdings management’s authorization; and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for Holding’s assets. Neither the Company Entities nor an independent auditor of the Company Entities has identified or been made aware of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Company Entities which could adversely affect the ability of Holdings or its Subsidiaries to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves a Company Entity’s management or other employees who have a role in the preparation of the Financial Statements or the Internal Controls utilized by the Company Entities, or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, a Company Entity’s ability to record, process, summarize and report financial information, and there is no fraud that involves the management of the Company Entities.

(c) All accounts, books and ledgers of the Company Entities that form the basis of the Financial Statements have been properly and accurately kept and completed in all material respects.

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4.06 Undisclosed Liabilities. Except as set forth in Section 4.06 of the Company Disclosure Schedules, Holdings and its Subsidiaries have no liabilities, debts, obligations or commitments (whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, direct or indirect, matured or unmatured) (“Liabilities”) that would be required to be set forth on a balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP, consistently applied, except (a) those which are reflected or reserved against in the Financial Statements or disclosed in the notes thereto, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date (none of which results from or arises out of any material breach of or material default under any Contract), (c) obligations of future performance under Contracts, (d) those arising under this Agreement and/or the performance by the Company Entities of their obligations hereunder, and (e) those which are not or would not be material to the Company Entities, taken as a whole.

4.07 Absence of Certain Changes or Events.

(a) Except as set forth in Section 4.07(a) of the Company Disclosure Schedules or as reflected in the Interim Financial Statements, from the Interim Balance Sheet Date until the date hereof, each Company Entity has conducted the Business in the ordinary course of business consistent with past practice.

(b) Other than as set forth in Section 4.07(b) of the Company Disclosure Schedules or as reflected in the Interim Financial Statements, from the Interim Balance Sheet Date until the date hereof, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to each of the Company Entities, any:

(i) event, occurrence or development that has had or would be reasonably expected to have a Material Adverse Effect;

(ii) amendment of such Company Entity’s charter or bylaws or equivalent organizational documents;

(iii) split, combination or reclassification of any shares of its capital stock or units, as applicable;

(iv) issuance, sale or other disposition of any equity security or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity securities;

(v) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or units, as applicable; or redemption, purchase or acquisition of its capital stock or units, as applicable;

(vi) material change in any method of accounting or accounting practice, except as required by GAAP, securities laws and regulations or PCAOB standards or as disclosed in the notes to the Financial Statements;

(vii) material change in such Company Entity’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(viii) other than under and in accordance with the First Lien Financing Agreement in the ordinary course of business, incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of $250,000 by such Company Entity except Liabilities incurred in the ordinary course of business consistent with past practice;

(ix) except in the ordinary course of business or for write-offs required by GAAP, transfer, assignment, sale or other disposition of any tangible or intangible assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements, in each case, with a value in excess of $250,000 individually or $500,000 in the aggregate;

(x) transfer, assignment or grant of any exclusive license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

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(xi) capital investment in any other Person in excess of $250,000 individually or $500,000 in the aggregate;

(xii) loan to any other Person, other than in the ordinary course of business consistent with past practice;

(xiii) acceleration, termination, material modification to or cancellation of any Material Contract to which such Company Entity is a party or by which it is bound;

(xiv) imposition of any material Encumbrance upon any of such Company Entity’s properties, capital stock or assets, tangible or intangible;

(xv) (A) grant of any change in control, transaction, retention or similar bonuses, or material increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors or individual consultants, other than as provided for in any written agreements or required by applicable Law, (B) termination of any employees for which the aggregate costs and expenses exceed $250,000, or (C) action to accelerate the vesting or payment of any material compensation or benefit for any current or former employee, officer, director or individual consultant;

(xvi) hiring or promoting any individual as or to be (as the case may be) an officer, or hiring or promoting any employee whose total compensation exceeds $250,000, except in the ordinary course of business consistent with past practice;

(xvii) adoption, material modification or termination of any: (A) Employment Contract or Contactor Agreement, (B) material Benefit Plan or (C) collective bargaining or other agreement with a union;

(xviii) loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(xix) entry into a new line of business that is unrelated to the current Business or abandonment or discontinuance of an existing line of business;

(xx) except for the Transactions, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xxi) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $250,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory, services or supplies in the ordinary course of business consistent with past practice;

(xxii) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xxiii) action by such Company Entity to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Shelf in respect of any post-Closing Tax period; or

(xxiv) Contract to do any of the foregoing.

4.08 Title; Real Property.

(a) No Company Entity owns a fee estate in any real property.

(b) Each Company Entity, as applicable, has good and valid title to, or a valid leasehold interest in, each Leased Real Property and material tangible personal property and other material assets reflected in the Interim Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets

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(including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances. Except as set forth in Section 4.08(b) of the Company Disclosure Schedules, all such properties and assets (including leasehold interests) are in the possession of or under the control of a Company Entity.

(c) Section 4.08(c)(1) of the Company Disclosure Schedules lists with respect to each Leased Real Property (i) the street address; (ii) the landlord under the lease; (iii) the rental amount currently being paid; (iv) the security deposit; (v) the term of such lease or sublease; and (vi) the current use of such property. With respect to the Leased Real Property, the Company has delivered or made available to Acquiror true, complete and correct copies of the applicable lease, sublease, license or other agreement (including any amendments, modifications or supplements thereto) associated with each Leased Real Property location (the “Leases”). Section 4.08(c)(2) of the Company Disclosure Schedule sets forth a true and correct list of all sites where the Company leases, subleases, licenses or sublicenses form a third party space for purposes of placing the Company’s geolocation equipment (but not for general administrative, manufacturing, or research and development purposes) (the “Site Leases”). The Leases and Site Leases are in full force and effect, and are binding and enforceable against each Company Entity that is party thereto and, to the Company’s Knowledge, the other parties thereto, in accordance with their respective terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). Each applicable Company Entity enjoys peaceful and undisturbed possession of the premises with regard to each Leased Real Property. The Company is not a sublessor, licensor, or grantor under any sublease, license, or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use of the Leased Real Property in the conduct of the Business does not violate in any material respect any provision of any applicable Lease, Law, covenant, condition, restriction, easement of record, license, permit or agreement relating thereto. There are no Proceedings pending nor, to the Company’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. No Company Entity is in material breach of or material default under any Lease and, to the Company’s Knowledge, no landlord is in material breach of or material default under any Lease. There are no unsatisfied obligations to construct or install any tenant improvements with regard to any applicable Lease.

4.09 Condition and Sufficiency of Assets. Except as set forth in Section 4.09 of the Company Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Entities are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles or other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

4.10 Intellectual Property.

(a) Section 4.10(a) of the Company Disclosure Schedules lists all (i) Company IP Registrations, indicating as to each item as applicable: (A) the owner; (B) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective issuance, registration, or application number of the item, and (D) the dates of application, issuance or registration of the item; (ii) Company Software that is material to the operation of the Business; and (iii) internet domain names owned by any Company Entity.

(b) Section 4.10(b) of the Company Disclosure Schedules lists all Company IP Agreements that are material to the operation of the Business or otherwise involving annual payments in excess of $250,000. No Company Entity nor, to the Company’s Knowledge, any other party thereto is in default under, or has provided or received any notice of material breach or default of any Company IP Agreement.

(c) Except as set forth in Section 4.10(c) of the Company Disclosure Schedules, a Company Entity is the sole and exclusive legal and record owner of all right, title and interest in and to the Company IP Registrations, and has the right to use all other material Intellectual Property used in the conduct of the Business, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into written agreements with every current and former employee who has contributed material Intellectual Property to the Business, and with every current and former independent

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contractor that has contributed material Intellectual Property to the Business, whereby such employees and independent contractors: (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) as between the Company and such employee or independent contractor, acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any material Company Intellectual Property. To the Company’s Knowledge, the Company’s rights in the Company IP Registrations are valid, subsisting and enforceable. The Company has taken commercially reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(d) To the Company’s Knowledge, in the past six (6) years the conduct of the Business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated or diluted the Intellectual Property of any Person. To the Company’s Knowledge, in the past six (6) years no Person has infringed, misappropriated or diluted, or is currently infringing, misappropriating or diluting, any Company Intellectual Property.

(e) Except as set forth in Section 4.10(e) of the Company Disclosure Schedules, no Company Software includes, comprises or was developed using any software subject to open source, “copyleft” or similar licensing terms, including the GNU General Public License, where such use or incorporation would (i) dedicate to the public domain such software, or (ii) otherwise require the free licensure of such software or public disclosure of the source code of such software to other Persons.

(f) There are no Proceedings (including any oppositions, interferences or re-examinations) settled, pending or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company Entities; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property; in each case other than as reasonably expected during the ordinary course of prosecution of such Intellectual Property. To the Company’s Knowledge, no Company Entity is subject to any Governmental Order that does or would restrict or impair the use of any Company Intellectual Property.

4.11 Privacy and Data Security.

(a) Except as set forth in Section 4.11(a) of the Company Disclosure Schedules, each Company Entity has complied at all times in all material respects with all applicable Privacy and Data Security Requirements regarding the collection, retention, use and protection of Personal Information and Confidential Data and, to the Company’s Knowledge, there is no claim pending or threatened in writing against any Company Entity regarding any violation of or noncompliance with such applicable Privacy Laws. Each Company Entity has all requisite legal authority to Process, use and hold Personal Information in the manner it is now Processed by the Company Entity or any Confidential Data Processor on behalf of the Company Entity, except as would not reasonably be expected to result in noncompliance with any Privacy and Data Security Requirement in any material respect. Except as set forth in Section 4.11(a) of the Company Disclosure Schedules, each Company Entity has entered into valid and enforceable written contracts with any third party to which a Company Entity discloses Personal Information.

(b) Each Company Entity has taken commercially reasonable measures designed to prevent unauthorized use, access or unlawful alteration of Personal Information in its possession or control, including administrative, technical and physical safeguards, which measures are in compliance in all material respects with applicable Privacy and Data Security Requirements.

(c) Each Company Entity has not received any written notice that it is or has been in breach in any material respect of any contractual or other obligation to limit its use of, secure or otherwise safeguard Confidential Data and, to the Company’s Knowledge, no such breach has occurred within the applicable statute of limitation for a claim arising out of such a breach.

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(d) Each Company Entity has in place and follows commercially reasonable procedures designed to ensure that all written contracts with Confidential Data Processors require that such Confidential Data Processors Process Confidential Data in material compliance with applicable Privacy and Data Security Requirements.

(e) Except as set forth in Section 4.11(e) of the Company Disclosure Schedules, to the Company’s Knowledge, no Person (including any Governmental Authority) has commenced any Proceeding relating to any Company Entity’s information privacy or data security practices relating to Personal Information of consumers or compliance with any Privacy and Data Security Requirement, including with respect to the access, disclosure or use of Personal Information maintained by or on behalf of any Company Entity, or, to the Company’s Knowledge, threatened any such Proceeding, or made any complaint, investigation or inquiry relating to such practices. To the Company’s Knowledge, no Proceeding has been filed, commenced or threatened against any Confidential Data Processor with respect to any Confidential Data Processed for each Company Entity.

(f) Each Company Entity does not sell, rent or otherwise make available to any Person any Personal Information, other than in compliance with all applicable Privacy and Data Security Requirements and pursuant to valid and enforceable written contracts. The Company’s execution, delivery and performance of this Agreement with respect to Personal Information, and the consummation of the contemplated transactions, including a Company Entity’s transfer of Personal Information resulting from such transactions, is not materially prohibited by applicable Privacy Laws. Immediately following the Closing, the Company Entities will continue to be permitted to collect, store, use and disclose Personal Information held by the Company Entities on terms substantially similar to those in effect as of the date of this Agreement and to the same extent they would have been able to had the transactions contemplated by this Agreement not occurred.

(g) In the past three (3) years, to the Company’s Knowledge, no Company Entity has experienced any unauthorized access to, deletion or other misuse of any Personal Information in its possession or control (a “Security Incident”) pursuant to which the Company Entity has made or been required to make any disclosure or notification under any applicable Privacy and Data Security Requirement in connection with any Security Incident. To the Company’s Knowledge, no Confidential Data Processor has experienced any Security Incident pursuant to which such Confidential Data Processor has made or been required to make any disclosure or notification or take any other action under any applicable Privacy and Data Security Requirement in connection with any Security Incident with respect to any Confidential Data Processed by it for a Company Entity. Each Company Entity has made all notifications to Persons required to be made by the Company Entity under any applicable Privacy and Data Security Requirement arising out of or relating to any event of unauthorized access to or disclosure or acquisition of any Personal Information by any Person of which the Company has Knowledge.

4.12 Software and IT.

(a) The Company Entities’ Systems: (i) are in good working order and condition and are sufficient in all material respects for the purposes for which they are used in the conduct of the Business, provided that, with respect to the Company Entities’ Systems licensed by the Company Entities from third parties, such representation and warranty is made to the Company’s Knowledge, and (ii) include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for material software, in each case as necessary for the conduct of the Business as currently conducted.

(b) To the Knowledge of the Company, in the last three (3) years, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of the Company Entities’ Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Systems or the conduct of the Business of the other Company Entities; or (ii) material loss, destruction, damage or harm to any Company Entity or any of their operations, personnel, property or other assets. Each Company Entity has taken all reasonable actions, consistent with industry practices, to protect the integrity and security of the Company Entities’ Systems and the data and other information stored thereon. Each Company Entity has established one or more incident response plans to address any actual or threatened security incident or data breach.

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(c) The Company Entities maintain commercially reasonable backup and data recovery, disaster recovery and business continuity plans, procedures and facilities and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

4.13 Contracts. Section 4.13 of the Company Disclosure Schedules sets forth a complete and accurate list of all of the following Contracts (other than Benefit Plans, Employment Contracts, Contractor Agreements and Leases) to which any Company Entity is a party or by which it is bound as of the date hereof (such Contracts being “Material Contracts”):

(a) Contracts for the purchase or sale of any of the assets or services of any Company Entity with a value in excess of $250,000 individually or $500,000 in the aggregate, other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of such assets other than in the ordinary course of business;

(b) Contracts for joint ventures, partnerships or sharing of profits;

(c) Contracts containing covenants not to compete in any line of business or with any Person in any geographical area;

(d) Contracts containing covenants not to solicit or hire any Person with respect to employment, except for any such Contracts entered into in the ordinary course with suppliers;

(e) Contracts entered into during the past three (3) years relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) by any Company Entity of any business or a material amount of stock or assets of any other Person;

(f) Contracts evidencing Indebtedness in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset);

(g) Contracts that contain exclusivity obligations, “most favored nation” provisions or other similar restrictions, rights or obligations, binding on any of the Company Entities;

(h) Except for standard indemnification provisions in Contracts entered in the ordinary course of business, any Contract under which any Company Entity is required to provide continuing indemnification or a guarantee of obligations of any Person (other than any other Company Entity) or the assumption of any Tax, environmental or other Liability of any Person;

(i) any Contract under which any Company Entity has advanced or loaned any amount to any of its equity-holders, members, managers, directors or executive officers (and any of their family members or Affiliates) and such advance or loan remains outstanding;

(j) any Contract between any Company Entity, on the one hand, and any of its equity-holders, members, managers, directors or executive officers (and any of their family members or Affiliates), on the other hand, other than the Employment Contracts and Contractor Agreements;

(k) collective bargaining agreements or Contracts

(l) Contracts of any Company Entity that involve contractual commitments by a Company Entity to make annual payments in excess of $250,000 per year and that cannot be canceled by a Company Entity without penalty or without more than thirty (30) days’ notice;

(m) any Contract with a Governmental Authority in excess of $100,000, which, for the purposes of this Section 4.13(m), shall also include Contracts with government-owned or government-controlled commercial entity, or other instrumentality of government, including any subcontract with a government prime contractor or higher-tier subcontractor under a prime contract with any Governmental Authority, government-owned or government-controlled commercial entity, or other instrumentality of government;

(n) any Contract under which any Company Entity is obligated to make any payment or expenditure in excess of $250,000 in any twelve-month period;

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(o) any Contract with a Top Customer or Top Supplier (other than those listed in clause (l)of this Section 4.13); and

(p) other Contracts (other than those listed in clauses (a) through (o) of this Section 4.13) (A) that involve aggregate consideration in excess of $250,000 per year, and (B) that cannot be canceled by the Company without penalty or without more than 30 days’ notice.

Except as set forth in Section 4.13 of the Company Disclosure Schedules, each Material Contract, Contractor Agreement and Employment Contract is valid, binding and enforceable on the applicable Company Entity in accordance with its terms and, to the Company’s Knowledge, each other party thereto (assuming the valid execution by such party), and is in full force and effect, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No Company Entity, nor to the Company’s Knowledge, any other party thereto is in breach of or default under in any material respect, or has provided or received any written notice of any intention to modify, amend or terminate, any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default in any material respect under any Material Contract by the Company Entity party thereto. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) have been made available to Acquiror.

4.14 Litigation. Except as set forth in Section 4.14 of the Company Disclosure Schedules, there are, and during the past three (3) years there have been, no Proceedings pending or, to the Company’s Knowledge, threatened in writing (a) against any Company Entity or any of its officers or directors in their capacities as such, that if determined adversely would result in Liabilities that are material to the Company Entities, taken as a whole, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, at law, in equity or otherwise. Except as set forth in Section 4.14 of the Company Disclosure Schedules, there are no outstanding Governmental Orders that would reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole. Notwithstanding the foregoing, for all purposes of this Agreement, neither Holdings nor the Company makes any representation or warranty (pursuant to this Section 4.14 or elsewhere in this Agreement) as to whether any of the transactions contemplated by this Agreement will be the subject of any actual or threatened Actions, investigations, or Orders after the date hereof or will be challenged under any Antitrust Laws.

4.15 Compliance with Laws; Permits.

(a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedules, each Company Entity is now, and for the past three (3) years has been, in compliance with all Laws applicable to it or its Business, properties or assets except for such non-compliance that has not resulted and would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole. Notwithstanding the foregoing, for all purposes of this Agreement, the Company does not make any representation or warranty (pursuant to Section 4.14, this Section 4.15, or elsewhere in the Agreement) regarding the effect of the applicable Antitrust Laws on its ability to execute, deliver, or perform its obligations under this Agreement or to consummate the transactions described in this Agreement as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any Antitrust Law with respect to the consummation of the transactions described in this Agreement.

(b) (i) All Permits required for the Company Entities to conduct the Business have been obtained and are valid and in full force and effect; (ii) all fees and charges with respect to such Permits have been paid in full; (iii) Section 4.15(b) of the Company Disclosure Schedules lists all current Permits issued to the Company Entities, including the names of the Permits and their respective dates of issuance and expiration; and (iv) to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.15(b) of the Company Disclosure Schedules, except in the case of clause (i), clause (ii) and clause (iv) as would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

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4.16 Environmental Matters. Except as set forth in Section 4.16 of the Company Disclosure Schedules:

(a) Each Company Entity has been and is currently in compliance, in all material respects, with all Environmental Laws (including obtaining any Environmental Permits required for its operations) and has not received from any Person any: (i) environmental claim (and, to the Company’s Knowledge, no such environmental claim is threatened); or (ii) written request for information pursuant to Environmental Law, which, in each case, remains either pending or unresolved.

(b) To the Company’s Knowledge, no real property currently or formerly owned or leased by any Company Entity is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act, or any similar state list.

(c) To the Company’s Knowledge, (i) there has been no Release of Hazardous Substances in contravention of Environmental Law with respect to the Business at any Company Entity or on any real property currently or formerly owned or leased by any Company Entity, and (ii) no Company Entity has received a written notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) or an off-site property to which wastes were sent has been contaminated with any Hazardous Substances; in each case, which would reasonably be expected to result in an environmental claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Company Entity.

(d) To the Company’s Knowledge, (i) no Company Entity owns or operates or has owned or operated any active or abandoned aboveground or underground storage tanks in violation in any material respect of any applicable Environmental Law; (ii) none of the Company Entities uses or has used any off-site Hazardous Substance treatment, storage or disposal facilities or locations in violation of, or reasonably likely to result in liability under, any applicable Environmental Law; and (iii) none of the Company Entities possess any environmental reports, studies, audits, sampling data, site assessments or any other similar documents pertaining to any of the Leased Real Property.

(e) No Company Entity has retained or assumed, by contract or by operation of Law, any ongoing material liabilities or obligations of third parties under Environmental Law.

4.17 Employee Benefit Matters.

(a) Section 4.17(a) of the Company Disclosure Schedules sets forth a list, as of the date hereof, of each material Benefit Plan.

(b) As applicable with respect to the material Benefit Plans, the Company has delivered or made available to Acquiror, true and complete copies of (i) each such Benefit Plan, including all amendments thereto (and in the case of an unwritten material Benefit Plan, a written description thereof), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service determination or opinion letter, (iv) the most recent summary annual reports, financial statements and trustee reports, (v) the three (3) most recently filed annual reports (Form 5500 and all schedules thereto), (vi) the three (3) most recent nondiscrimination testing reports and (vii) all records, notices and filings made, or received, by the Company Entities during the last three (3) years concerning IRS or DOL audits or investigations and non-exempt “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(c) Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA, the Code and the Patient Protection and Affordable Care Act of 2020, as amended. Each Benefit Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code, has received a determination letter from the IRS or is entitled to rely upon an opinion or advisory letter from the IRS to the effect that such plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code.

(d) Each Company Entity has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code.

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(e) No Company Entity has engaged in any transaction with respect to any Benefit Plan which would subject any Company Entity to a tax, penalty or liability for a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(f) No Benefit Plan is now or has in the past six (6) years been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. No asset of any Company Entity is subject to any lien under Code Section 401(a)(29), ERISA Section 302(f), Code Section 412(n) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(g) No Benefit Plan provides medical, life or similar welfare benefits beyond termination of service or retirement other than coverage mandated by Law.

(h) The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or in connection with any other event(s)), (i) result in any payment under a Benefit Plan becoming due to any employee, former employee, director, officer, or individual independent contractor of the Company Entities, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, or (iv) limit the right to merge, amend or terminate any Benefit Plan. No payment which is or may be made by, from, or with respect to any Benefit Plan, to any employee, former employee, director, officer, or individual independent contractor of the Company Entities, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code. The Company Entities are not parties to any Contracts with any employee, former employee, director, officer, or individual independent contractor of the Company Entities that provides for any “gross up” or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments.” No employee, former employee, director, officer, agent or independent contractor of the Company Entities has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any violation of Section 409A of the Code.

(i) There are no pending audits or investigations by any Governmental Authority involving any Benefit Plan and, to the Company’s Knowledge, no threatened or pending material claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan, nor, to the Company’s Knowledge, are there any facts which could reasonably give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

(j) No Company Entity or any ERISA Affiliate thereof has any commitment to modify or amend any Benefit Plan (except as required by Law or to retain the tax qualified status of any Benefit Plan). No Company Entity or any ERISA Affiliate thereof has any commitment to establish any new benefit plan, program or arrangement.

4.18 Taxes. Except as set forth in Section 4.18 of the Company Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed by the Company Entities have been timely filed (giving effect to all extensions). Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by the Company Entities (whether or not shown on any Tax Return) have been timely paid.

(b) The Company Entities have withheld and paid each material Tax required to have been withheld and paid by them in connection with amounts paid or owing to any employee, independent contractor, agent, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) In the past three (3) years, no written claim has been made by any Tax Authority in any jurisdiction where the Company Entities do not file Tax Returns that any Company Entity is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company Entities, which extension or waiver is still in effect.

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(e) The amount of the Company Entities’ Liability for unpaid Taxes for all periods ending on or before June 30, 2020 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company Entities’ Liability for unpaid Taxes for all periods following the end of the period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company Entities.

(f) Section 4.18(f) of the Company Disclosure Schedules sets forth those taxable years for which examinations by any Tax Authority are presently being conducted.

(g) All deficiencies asserted, or assessments made, against any Company Entity as a result of any completed examinations by any Tax Authority have been fully paid.

(h) No Company Entity is a party to any Proceeding by any Tax Authority. There are no pending or threatened Proceedings against any Company Entity by any Tax Authority.

(i) Each Company Entity has delivered to Acquiror copies of all federal and material state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any Company Entity for all Tax periods ending after December 31, 2017.

(j) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company Entities.

(k) No Company Entity is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to any Company Entity.

(m) No Company Entity has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is the Company or another Company Entity). No Company Entity has Liability for Taxes of any Person (other than a Person that is a member of a group of which any Company Entity is the common parent) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by contract.

(n) No Company Entity will be required to include any item of income in, or exclude any item or deduction from, taxable income for a taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing;

(ii) an installment sale or open transaction occurring prior to the Closing;

(iii) a prepaid amount received on or before the Closing;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law, executed prior to the Closing; or

(v) the application of Section 965 of the Code (or any similar provision of state, local or foreign Tax law).

(o) No Company Entity has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) No Company Entity is or has been a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

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(q) Section 4.18(q) of the Company Disclosure Schedules sets forth all foreign jurisdictions in which the Company Entities are subject to Tax, are engaged in business or have a permanent establishment. No Company Entity has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. No Company Entity has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(r) No property owned by the Company Entities is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a “disqualified leaseback” or “long-term agreement” as defined in Section 467 of the Code.

(s) None of the Company Entities has taken, or agreed to take, any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(t) Each Company Entity’s principal reason for participating in the Transactions is a bona fide business purpose not related to Taxes.

4.19 Employee Relations.

(a) Except as set forth in Section 4.19(a) of the Company Disclosure Schedules, no Company Entity is: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement; (ii) a party to, involved in, the subject of, or to the Company’s Knowledge, threatened by, any labor dispute, unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which any Company Entity is or would be a party. No Company Entity has experienced any strike, lockout, slowdown or work stoppage at any time, nor, to the Company’s Knowledge, is any such action threatened. There is not pending, nor has there ever been, any union election petition, demand for recognition, or, to the Company’s Knowledge, union-organizing activity by or for the benefit of the employees of any Company Entity or otherwise affecting any Company Entity.

(b) Each Company Entity has been and is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all applicable Laws respecting terms and conditions of employment, wages and hours, unemployment insurance, workers’ compensation, equal employment opportunity, discrimination and retaliation, immigration, and the payment and withholding of Taxes. No Company Entity has been or is engaged in any unfair labor practice. Except as set forth in Section 4.19(b) of the Company Disclosure Schedules, there are no pending or to the Company’s Knowledge, threatened, claims against any Company Entity (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of a Company Entity (including by any Governmental Authority) on account of or for (i) unpaid overtime pay, other than overtime pay for work done in the current payroll period, (ii) unpaid wages or salary for a period other than the current payroll period, (iii) any amount of unpaid vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any unpaid amount of severance pay or similar benefits, (v) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations or layoffs, including the Worker Adjustment and Retraining Notification (WARN) Act and any similar state, local or foreign law, (vi) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (vii) any violation of any statute, ordinance, order, rule or regulation relating to the employment obligations of federal contractors or subcontractors, (viii) any violation of any regulation relating to minimum wages or maximum hours of work, (ix) discrimination, retaliation or any other violation of any Law relating to fair employment practices or equal employment opportunities, (x) any violation pertaining to immigration status or eligibility to work in the United States, or (xi) any violation of any other Law relating to labor, employment or employment practices. The Company Entities are in compliance with and have complied with, in all material respects, all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. In the past three (3) years, to the Company’s Knowledge, there have been no sexual harassment investigations against any of the Company Entities’ executives. The Company Entities have complied in all material respects with the WARN Act. With respect to each Contract with a Governmental Authority, each of the Company Entities is and has been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment

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Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company Entities maintain and comply with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company Entities are not, and have not been for the past three (3) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Contract with a Governmental Authority or related compliance with E.O. 11246, Section 503 or VEVRAA. None of the Company Entities have been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

(c) Except as set forth in Section 4.19(c) of the Company Disclosure Schedules or as would not reasonably be expected to give rise to a Material Adverse Effect, each Company Entity has properly classified all employees and independent contractors for purposes of employee versus independent contractor status and for purposes of the Fair Labor Standards Act. Except as set forth in Section 4.19(c) of the Company Disclosure Schedules, the employment of each employee of a Company Entity is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law or under an Employment Contract or Contractor Agreement.

(d) Section 4.19(d) of the Company Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company Entities as of the date hereof including any employee who is on a leave of absence of any nature and sets forth for each such individual, the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation targets; and (vi) a description of the fringe benefits provided to each such individual.

(e) Except as set forth in Section 4.19(e) of the Company Disclosure Schedules, the Company Entities are not delinquent and have paid in full all compensation, including wages, commissions, bonuses, fees and other compensation, which are due and payable to all employees, independent contractors or consultants of the Company Entities, for services performed as of the date hereof.

4.20 Transactions with Related Parties. Except for agreements related to employment with Company Entities, and except as set forth in Section 4.20 of the Company Disclosure Schedules, there are no transactions, agreements, arrangements or understandings between any Company Entity, on the one hand, and any director, officer, member or stockholder (or Affiliate thereof) of any Company Entity, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (if the Securities Act were applicable to such Company Entity).

4.21 Insurance.

(a) Section 4.21(a) of the Company Disclosure Schedules contains a complete and correct list of all policies and contracts for insurance of which any Company Entity is the owner, insured or beneficiary or covering any of the assets of any Company Entity (the “Insurance Policies”), copies of which have been made available or previously delivered to Acquiror. Except as set forth in Section 4.21(a) of the Company Disclosure Schedules, (i) all premiums due and payable with respect to such Insurance Policies have been paid, (ii) the Insurance Policies are in full force and effect, (iii) no Company Entity has received any written notice of cancellation, termination, revocation or non-renewal thereunder, (iv) in the past three (3) years, no notice of cancellation, termination, revocation or non-renewal with respect to, or disallowance or denial (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received, (v) the Company has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three (3) years, (vi) the Insurance Policies are sufficient to comply with applicable Law and contracts or agreements to which any Company Entity is a party, (vii) all claims for which any Company Entity is seeking payment or coverage under any of the Insurance Policies have been timely filed, and (viii) to the Company’s Knowledge, no event has occurred which would reasonably be expected to result in the cancellation, termination, revocation, non-renewal of coverage or default under any of the Insurance Policies.

(b) Except as set forth in Section 4.21(b) of the Company Disclosure Schedules: (i) all of such coverages are provided on an “occurrence” (as opposed to “claims made”) basis; (ii) there are no outstanding claims under such Insurance Policies; and (iii) in the past three (3) years, no Company Entity has received a denial of coverage or reservation of rights letter with respect to any claim.

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4.22 Brokers. No broker, finder, investment banker or other intermediary is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon any arrangement made by or on behalf of any Company Entity.

4.23 Employment Contracts; Contractor Agreements; Compensation Arrangements; Officers and Directors. Section 4.23 of the Company Disclosure Schedules sets forth (i) a complete and correct copy of each form of all employment agreements, offer letters, and/or service agreement to which any Company Entity is bound providing for the employment of any individual, (ii) a complete and correct list of individuals who are party to each such form, (iii) a complete and correct list of services agreements and/or consulting agreements to which any Company Entity is bound providing for the engagement of any current individual independent contractor or current individual consultant, in each case whose annual compensation is in excess of $250,000, (iv) a complete and correct list of any employment agreements, offer letters and/or service agreements providing for severance, retention, change in control, transaction bonus or other similar payments to individual employees (in each case, to the extent obligations of a Company Entity remain outstanding thereunder) (the “Employment Contracts”) and (v) a complete and correct list of any service agreements and/or consulting agreements providing for severance, retention, change in control, transaction bonus or other similar payments to individual contractors or consultants (in each case, to the extent obligations of a Company Entity remain outstanding thereunder) (the “Contractor Agreements”). The Company has made available to Acquiror, true and complete copies of each Employment Contract and Contractor Agreement. Each Employment Contract complies with all applicable laws, including but not limited to the Code. Except as would not reasonably be expected to give rise to a Material Adverse Effect, each Contractor Agreement complies with all applicable laws, including but not limited to the Code.

4.24 Top Suppliers & Customers. Section 4.24 of the Company Disclosure Schedules sets forth a complete and correct list of the names of (a) the ten (10) largest suppliers of goods or services to the Company Entities during the twelve (12)-month period ended December 31, 2020 and the dollar amount of such goods or services purchased by the Company with respect to each such supplier during such period (the “Top Suppliers”), and (b) customers of greater than $100,000 of goods or services provided by the Company Entities during the twelve (12)-month period ended December 31, 2020 and the dollar amount of such goods or services purchased from the Company Entities with respect to each such customer during such period (the “Top Customers”). During the last twelve (12) months, no Company Entity has received any written notice from any Top Supplier or Top Customer that any such supplier or customer has terminated or cancelled, or intends to terminate or cancel, its business relationship with the Company Entities or will materially reduce the annual volume of goods or services sold, provided to, purchased or received from the Company Entities. To the Company’s Knowledge, no Top Supplier or Top Customer has filed for or is threatened with bankruptcy, insolvency or dissolution or any similar proceedings.

4.25 Affiliate Arrangements. No officer, director or Affiliate of any of the Company Entities, and to the Company’s Knowledge, no individual in such officer’s or director’s immediate family, (a) is a party to any contract (other than employment or employment related agreements) with any of the Company Entities, (b) has any interest in any material property or asset used by the Company Entities or necessary for the Business, (c) has outstanding indebtedness owed to or from any of the Company Entities or (d) is the beneficiary of any guarantee provided by any of the Company Entities, in each case in the foregoing clauses (a) to (d), except for liabilities that will be extinguished as of the Closing (any such arrangement, a “Company Affiliate Arrangement”). No Affiliate of the Company Entities and, to the Company’s Knowledge, no officer or director of the Company Entities, has any direct or indirect financial interest in any Material Commercial Relationships (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent (5%) of the outstanding voting power of any Person shall not be deemed a “financial interest” in any such Person). To the Company’s Knowledge, no officer or director of any member of a Company Entity is an officer, director, manager, employee or consultant of any Material Commercial Relationship.

4.26 Regulatory Compliance.

(a) For the past five (5) years, none of the Company Entities, nor, any of their respective directors, officers, employees, or other persons acting on behalf of any Company Entity: (i) has given, offered, promised or authorized (A) any payment or provision of money or anything of value (including any loan, reward, advantage or benefit of any kind), either directly or indirectly, to any officer or employee of any Governmental Authority or of any department, agency or instrumentality (including any business or corporate entity owned, controlled, or managed by a Governmental Authority) thereof, or any Person acting in an official

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capacity or performing public duties or functions on behalf of any such Governmental Authority, department, agency or instrumentality, (B) any political party or official thereof, (C) any candidate for public office, or (D) any officer, employee or agent of a public international organization, including, but not limited to, the United Nations, the International Monetary Fund, or the World Bank (“Government Official”) or Person to improperly influence or induce any act, decision or omission of any Government Official or Person, to obtain or retain business, to direct business to the Company Entities or to gain any advantage or benefit for the Company Entities and not in breach of the Government Official’s duties (“Prohibited Payment”); (ii) has given, offered, promised or authorized the giving of money or anything of value, directly or indirectly, to any Person while knowing or being aware of a probability that all or a portion of such money or thing of value would be used to make a Prohibited Payment; (iii) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; or otherwise (iv) has made, offered, agreed, requested or taken an act in furtherance of any conduct that could be construed as a bribe, unlawful rebate, payoff, inducement, influence payment, kickback or other unlawful or corrupt payment.

(b) Each of the Company Entities has complied in all respects with Anti-Corruption Laws. Company Entities have not entered into or obtained any contracts or received any licenses, permits, or regulatory approvals, or secured any other business advantages or favors in violation of the Anti-Corruption Laws.

(c) No unitholder, equity-holder, officer, director, or employee of the Company Entities is a Government Official of any country in which the business of Company Entities is presently conducted.

(d) The Company Entities are not currently and have never been the subject of any investigation (internal or external), inquiry, allegations, or Proceedings by any Governmental Authority or by any third party regarding actual or alleged violations of the Anti-Corruption Laws. No such investigation, inquiry, allegations, or Proceeding is pending or threatened, and there are no circumstances which are likely to give rise to any such investigation, inquiry, allegations, or Proceeding.

(e) For the past five (5) years, no Company Entity has made voluntary disclosures to any Government Authorities under any Anti-Corruption Laws, or received notice of any enforcement actions or threats of enforcement actions against it under any Anti-Corruption Laws, and no Governmental Authority has notified any Company Entity of any actual or alleged violation or breach by it.

(f) Each of the Company Entities has instituted and maintains policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the Anti-Corruption Laws.

(g) The operations of the Company Entities are and for the past five (5) years have been conducted at all times in material compliance with applicable financial record-keeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of other jurisdictions where the Company Entities conduct the Business, the applicable rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”), and no Proceeding by or before any court or Governmental Authority involving the Company Entities, or, to the Company’s Knowledge, any employee or other Person acting on behalf of the Company Entities, with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

(h) None of the Company Entities nor, to the Company’s Knowledge, any director, officer, employee, affiliate or representative of the Company Entities, is currently subject to any U.S. sanctions administered by OFAC or any similar sanctions imposed by any other Governmental Authority to which any of the Company Entities is subject.

4.27 Acquiror and Shelf Securities. No Company Entity owns beneficially or of record any Shelf Common Shares or Acquiror Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any Shelf Common Shares or Acquiror Common Stock.

4.28 Information Supplied. The information relating to the Company Entities furnished by or on behalf of the Company Entities in writing for inclusion in the Proxy Statement/Prospectus will not, as of the date of mailing

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of the Proxy Statement to the holders of Acquiror Common Stock or at the time of the Acquiror Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, except for any change disclosed in writing by or on behalf of a Company Entity to Acquiror or its counsel prior to such mailing date pursuant to Section 7.07 hereof. Notwithstanding the foregoing, the Company Entities make no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by any Acquiror Party for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

4.29 Not an Investment Company. None of the Company Entities is an “investment company” within the meaning of the Investment Company Act.

4.30 FCC Matters.

(a) Section 4.30(a) of the Company Disclosure Schedules lists all FCC Licenses held by the Company or its Subsidiaries, and with respect to each FCC License, the licensee name, description of the type of license and current expiration date. Such FCC Licenses constitute all of the authorizations required under the Communications Act or the rules, regulations and policies of the FCC for the present operation of the Business. The FCC Licenses are not subject to any condition except for those conditions appearing on the face of the FCC Licenses, in the FCC’s rules, in the orders issued by the FCC addressing waivers and extensions of the FCC’s rules granted to the Licensee, and in the FCC order finding the Licensee in compliance with its obligations under 47 C.F.R. § 90.353(d), and to the extent that such conditions are material to the effectiveness of the license and not disclosed in the above, such conditions have been disclosed on Section 4.30(a) of the Company Disclosure Schedules. Except as disclosed on Section 4.30(a) of the Company Disclosure Schedules, (i) the FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, (ii) there is no pending or, to the Company’s Knowledge, threatened action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the FCC Licenses (other than proceedings relating to FCC rules of general applicability), (iii) there is no order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint pending or, to the Company’s Knowledge, threatened against the Company Entities by the FCC, (iv) each of the Company Entities is in compliance in all material respects with the FCC Licenses, the Communications Act and the rules, regulations and policies of the FCC, (v) all material reports and filings required to be filed with, and all regulatory fees required to be paid to, the FCC by any of the Company Entities have been timely filed and paid, and (vi) all such reports and filings are accurate and complete in all material respects. No FCC Licenses are held by Holdings.

(b) Section 4.30(b) of the Company Disclosure Schedules describes all applications, waivers, petitions, requests and evidence of build-out compliance filed by the Company Entities (the “FCC Applications”) that are pending at the FCC. The FCC Applications have been timely filed, and to the Company’s Knowledge and except as indicated in Section 4.30(b) of the Company Disclosure Schedules, there are no facts or circumstances relating to any of the Company Entities that would or might reasonably be expected to, under the Communications Act and the existing rules, regulations and policies of the FCC, (i) result in the FCC’s refusal to grant any of the FCC Applications, (ii) materially delay obtaining the grants of the FCC Applications or (iii) cause the FCC to impose an adverse material condition or conditions on its granting of any of the FCC Applications. The Company Entities have no reason to believe that such extensions and waivers will not be granted. The Company Entities have shared all correspondence from the FCC since December 31, 2019 to the Company Entities and to the advisers of the Company Entities in respect of the FCC Applications, with the exception of automatically-generated reminder notices regarding renewal and build out deadlines.

(c) Section 4.30(c) of the Company Disclosure Schedules describes all FCC Applications that the Company currently intends to file to support the Business, other than the FCC Transfer Applications.

4.31 Indian Matters. The Holdings Units (including as they may be exchanged or converted pursuant to the transactions contemplated in this Agreement or the Ancillary Agreements) do not derive their value, directly or indirectly, substantially from any Company Entity’s assets located in India in accordance with Section 9 of the (Indian) Income-Tax Act, 1961.

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4.32 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF AN ACQUIROR PARTY, EACH OF HOLDINGS AND COMPANY HEREBY ACKNOWLEDGES THAT NEITHER THE ACQUIROR PARTIES NOR ANY OF THEIR RESPECTIVE AFFILIATES, HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO HOLDINGS, COMPANY OR ANY OF THEIR AFFILIATES. WITHOUT LIMITING THE FOREGOING, EACH OF HOLDINGS AND COMPANY ACKNOWLEDGES THAT HOLDINGS AND COMPANY, TOGETHER WITH THEIR RESPECTIVE ADVISORS, HAVE MADE THEIR OWN INVESTIGATION OF THE ACQUIROR PARTIES.

(B) NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY ACQUIROR PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS OR OTHER INFORMATION (IN ANY FORM OR THROUGH ANY MEDIUM), THE COMPANY AND ITS AFFILIATES ARE MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER. IT IS UNDERSTOOD THAT ANY FINANCIAL ESTIMATE, FORECAST, PROJECTION OR OTHER PREDICTION AND ALL OTHER INFORMATION OR MATERIALS IN RESPECT OF THE BUSINESS, THE COMPANY OR ITS ASSETS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED BY OR ON BEHALF OF THE COMPANY OR THE COMPANY’S UNITHOLDERS TO ACQUIROR OR ANY OF ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES, WHETHER WRITTEN OR ORAL, ARE NOT, AND SHALL NOT BE RELIED UPON AS OR DEEMED TO BE, REPRESENTATIONS AND WARRANTIES OF THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF BLOCKERS

Except with respect to matters set forth in the Company Disclosure Schedules (it being agreed that any matter disclosed in the Company Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent from the face of such disclosure), each Blocker hereby represents and warrants, severally but not jointly, to the Acquiror Parties as of the date of this Agreement, as follows:

5.01 Organization . Such Blocker is duly organized or formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation or incorporation, as applicable, and has full corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Such Blocker has full requisite company power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, including the Pre-Closing Restructuring, as applicable.

5.02 Due Authorization. The execution, delivery and performance by such Blocker of this Agreement and any Ancillary Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby, as applicable, have been duly authorized by such entity’s board of directors, board of managers, manager or managing member, as applicable, and no other company proceedings on the part of such entity is necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or the transactions contemplated hereby and thereby, as applicable. This Agreement has been duly executed and delivered by such Blocker and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of such entity enforceable against such entity in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of

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creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). When each Ancillary Agreement to which such Blocker is or will be a party has been duly executed and delivered by such entity (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of such entity, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

5.03 No Conflict; Consent.

(a) The execution, delivery, and performance by such Blocker of this Agreement, and any Ancillary Agreement to which such Blocker is a party, and the consummation by such Blocker of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time, or both, (i) assuming the making of all filings and notifications as may be required in connection with the transactions described herein under the Antitrust Laws and the receipt of all approvals, consents, authorizations, clearances, and waiting period expirations or terminations as may be required in connection with the transactions described herein under the Antitrust Laws, conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to such entity, (ii) conflict with or result in a violation or breach of, or default under, any provision of such entity’s certificate of incorporation, bylaws or equivalent organizational documents, (iii) except as set forth in Section 5.03(a) of the Company Disclosure Schedules, require the consent, approval, authorization, waiver or notice by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate or modify, or cancel any Contract to which such entity is a party or by which it may be bound, or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances upon any assets or property of such entity; except in the case of clauses (i), (iii) and (iv) as would not reasonably be expected to have a Material Adverse Effect.

(b) (i) Assuming the making of all filings and notifications as may be required in connection with the transactions described herein under the Antitrust Laws and the receipt of all approvals, consents, authorizations, and waiting period expirations or terminations as may be required in connection with the transactions described herein under the Antitrust Laws and (ii) except for the filing of the applicable Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Blocker in connection with the execution, delivery and performance of this Agreement and any Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby.

5.04 Brokers’ Fees. Such Blocker has not retained any broker, finder or investment banking firm to act on its behalf which is entitled to any fee or commission from such Blocker upon consummation of the transactions contemplated by this Agreement.

5.05 Conduct of Business. Such Blocker is a holding company and was formed for the purpose of investing, directly or indirectly, in Holdings. As of immediately prior to the Closing and after the consummation of the Pre-Closing Restructuring, as applicable, such Blocker shall hold no material assets except for Holdings Units, indebtedness of a Company Entity payable to such Blocker under the First Lien Financing Agreement that will be paid pursuant to Section 3.11(c), cash and other assets typical of a holding company. Since formation, such Blocker has not engaged in any material business activities, including those conducted by any of the Company Entities, and has not directly owned any material assets or properties, other than cash and other assets typical of a holding company. Except for liabilities incurred in connection with the formation, incorporation, organization and capitalization of such Blocker and its investment Holdings (whether directly or indirectly), such Blocker has not incurred and is not presently liable for, directly or indirectly, any material liabilities (other than with respect to non-delinquent Taxes incurred in the ordinary course of business and other liabilities typical of a holding company), nor has such Blocker at any time been engaged in any material business activities of any type or kind.

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5.06 Tax Matters. Except as set forth in Section 5.06 of the Company Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed by such Blocker have been timely filed (giving effect to all extensions). Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by such entity (whether or not shown on any Tax Return) have been timely paid.

(b) Such Blocker has withheld and paid each material Tax required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, agent, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) In the past three (3) years, no written claim has been made by any Tax Authority in any jurisdiction where such Blocker does not file Tax Returns that such entity is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of such Blocker which extension or waiver is still in effect (other than any automatic extension of a due date to file a Tax Return).

(e) Section 5.06(e) of the Company Disclosure Schedules sets forth those taxable years for which examinations by any Tax Authority are presently being conducted.

(f) All deficiencies asserted, or assessments made, against such Blocker as a result of any completed examinations by any Tax Authority have been fully paid.

(g) Such Blocker is not a party to any Proceeding by any Tax Authority. There is no pending or threatened Proceedings against such Blocker by any Tax Authority.

(h) Such Blocker has delivered to Acquiror copies of all federal and material state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, such Blocker for all Tax periods ending after December 31, 2017.

(i) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of such Blocker.

(j) Such Blocker is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

(k) No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Tax Authority with respect to such Blocker.

(l) Such Blocker has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Such Blocker does not have any Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by contract.

(m) Such Blocker will not be required to include any item of income in, or exclude any item or deduction from, taxable income for a taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing;

(ii) an installment sale or open transaction occurring prior to the Closing;

(iii) a prepaid amount received on or before the Closing;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law, executed prior to the Closing; or

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(v) the application of Section 965 of the Code (or any similar provision of state, local or foreign Tax law).

(n) Such Blocker has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(o) Such Blocker is not and has not been a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(p) Section 5.06(p) of the Company Disclosure Schedules sets forth all foreign jurisdictions in which such Blocker is subject to Tax, are engaged in business or have a permanent establishment (excluding, however, any jurisdictions in which Blocker is subject to Tax or treated as engaged in business or as having a permanent establishment solely by virtue of Blocker’s ownership of an interest in Holdings). Such Blocker has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Such Blocker has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(q) No property owned by such Blocker is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a “disqualified leaseback” or “long-term agreement” as defined in Section 467 of the Code.

(r) Such Blocker has not taken, or agreed to take, any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(s) Such Blocker’s principal reason for participating in the Transactions is a bona fide business purpose not related to Taxes.

5.07 Current Capitalization.

(a) Section 5.07(a) of the Company Disclosure Schedules sets forth, as of the date hereof, and under the name of each Blocker, the authorized Blocker Equity Interests of such Blocker and the record and beneficial owner of the Blocker Equity Interests. All issued and outstanding Blocker Equity Interests are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, such Blocker’s organizational documents or any agreement to which such Blocker is a party; and (iii) free of any Encumbrances other than Permitted Encumbrances. All issued and outstanding Blocker Equity Interests were issued in compliance with applicable Law.

(b) Except as disclosed on Section 5.07(b) of the Company Disclosure Schedules, as of the date hereof, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire Blocker Equity Interests of such Blocker is authorized or outstanding, and (ii) there is no commitment by such Blocker to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights or to distribute to holders of any Blocker Equity Interests of such Blocker any evidence of indebtedness or asset, to repurchase or redeem any securities of such Blocker or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. Except with respect to the declaration of a dividend in respect of indebtedness of a Company Entity payable to such Blocker under the First Lien Financing Agreement (or the right to receive the amounts payable thereunder) or a distribution thereof, as of the date hereof, there are no declared or accrued unpaid dividends with respect to such Blocker.

(c) All issued and outstanding Blocker Equity Interests are (i) duly authorized, validly issued and, if a such Blocker is a corporation, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, its organizational documents or any agreement to which such Blocker is a party; and (iii) free of any Encumbrances other than Permitted Encumbrances. All issued and outstanding Blocker Equity Interests of such Blocker were issued in compliance with applicable Law.

5.08 Litigation and Proceedings. There are no Proceedings pending or, to such Blocker’s knowledge, overtly threatened against such entity at law or in equity, or before or by any Governmental Authority, which would have

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a material adverse effect on such entity’s ability to consummate the Transactions at the Closing. No such entity is subject to any outstanding judgment, order or decree of any Governmental Authority which would have a material adverse effect on such entity’s ability to consummate the Transactions at the Closing.

5.09 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF AN ACQUIROR PARTY, EACH BLOCKER HEREBY ACKNOWLEDGES THAT NEITHER THE ACQUIROR PARTIES NOR ANY OF THEIR RESPECTIVE AFFILIATES, HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO ANY BLOCKER OR ANY OF THEIR AFFILIATES. WITHOUT LIMITING THE FOREGOING, EACH BLOCKER ACKNOWLEDGES THAT EACH BLOCKER, TOGETHER WITH THEIR RESPECTIVE ADVISORS, HAS MADE THEIR OWN INVESTIGATION OF THE ACQUIROR PARTIES.

(B) NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY ACQUIROR PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS OR OTHER INFORMATION (IN ANY FORM OR THROUGH ANY MEDIUM), NO BLOCKER NOR ANY OF SUCH BLOCKER’S AFFILIATES IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT TO WHICH SUCH BLOCKER IS A PARTY OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF SUCH ENTITY HEREUNDER. IT IS UNDERSTOOD THAT ANY FINANCIAL ESTIMATE, FORECAST, PROJECTION OR OTHER PREDICTION AND ALL OTHER INFORMATION OR MATERIALS IN RESPECT OF A BLOCKER OR ITS ASSETS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED BY OR ON BEHALF OF SUCH ENTITY TO ACQUIROR OR ANY OF ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES, WHETHER WRITTEN OR ORAL, ARE NOT, AND SHALL NOT BE RELIED UPON AS OR DEEMED TO BE, REPRESENTATIONS AND WARRANTIES OF SUCH BLOCKER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT TO WHICH SUCH ENTITY IS A PARTY OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF SUCH ENTITY HEREUNDER.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR, SHELF AND THE MERGER SUBS

Except with respect to matters (a) as disclosed in the publicly available Acquiror SEC Documents; or (b) set forth in the Acquiror Disclosure Schedules (it being agreed that any matter disclosed in the Acquiror SEC Documents or the Acquiror Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent from the face of such disclosure), each Acquiror Party jointly and severally represents and warrants to the Company, Holdings and each Blocker as of the date of this Agreement, as follows:

6.01 Organization. Each Acquiror Party is a corporation or limited liability company duly organized or formed, as applicable, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate, company or organizational, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, and subject to obtaining the Acquiror Stockholder Approval, has full requisite corporate or company power and authority, as applicable, to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

6.02 Due Authorization.

(a) The execution, delivery and performance by each Acquiror Party of this Agreement, and each Ancillary Agreement to which such Acquiror Party is a party, and the consummation by each Acquiror Party of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or company action, as applicable, on the part of such Acquiror Party and, except as set forth in Section 6.02 of the Acquiror Disclosure Schedules, no other corporate or company proceedings, as applicable, on the part of

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such Acquiror Party are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which such Acquiror Party is a party or to consummate the Transactions, subject only to the receipt of the Acquiror Stockholder Approval. This Agreement has been duly executed and delivered by each of the Acquiror Parties, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of each Acquiror Party enforceable against such Acquiror Party in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity). When each Ancillary Agreement to which any Acquiror Party is or will be a party has been duly executed and delivered by such Acquiror Party (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of such Acquiror Party enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) At a meeting duly called and held or by action duly taken by written consent, the governing body of each Acquiror Party has unanimously: (i) determined that this Agreement, each Ancillary Agreement to which such Acquiror Party is a party, and the transactions contemplated hereby and thereby (including the Mergers) are fair to, advisable and in the best interests of such Acquiror Party and its stockholders or unitholders, as applicable; (ii) approved the transactions contemplated by this Agreement as a Business Combination and (iii) as applicable or required under applicable law, resolved to recommend to the stockholders or unitholders of such Acquiror Party adoption and approval of each of the matters requiring such stockholder or unitholder’s approval.

6.03 No Conflict; Consents. Except as set forth in Section 6.03 of the Acquiror Disclosure Schedules, assuming the Acquiror Stockholder Approval is obtained and the effectiveness of the Shelf Revised Charter, the execution, delivery, and performance by each Acquiror Party of this Agreement, and any Ancillary Agreement to which such Acquiror Party is a party, and the consummation by each Acquiror Party of the transactions contemplated hereby and thereby do not and will not (i) assuming the making of all filings and notifications as may be required in connection with the transactions described herein under the Antitrust Laws and the receipt of all approvals, consents, authorizations, clearances, and waiting period expirations or terminations as may be required in connection with the transactions described herein under the Antitrust Laws, conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to any Acquiror Party, (ii) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or equivalent organizational documents of any Acquiror Party, (iii) result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration or create in any party the right to accelerate, terminate or modify, or require the consent of any third party under any provision of, any Contract to which any Acquiror Party is a party or by which it may be bound, or (iv) result in the creation or imposition of any Encumbrance, except for Permitted Encumbrances of any nature whatsoever upon any assets or property of any Acquiror Party; except in the case of clauses (i), (iii) and (iv) for violations that would not reasonably be expected to have an Acquiror Material Adverse Effect.

6.04 Consents. Except (i) as set forth in Section 6.04 of the Acquiror Disclosure Schedules, (ii) the making of all filings and notifications as may be required in connection with the transaction described herein under the Antitrust Laws and the receipt of all approvals, consents, authorizations and waiting period expirations or terminations as may be required in connection with the transactions described herein under the Antitrust Laws, (iii) the filing of the applicable Certificate of Merger with the Secretary of State of the State of Delaware and (iv) such filings as may be required under the Securities Act and the Exchange Act, no material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Acquiror Party in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions or the taking of any other action contemplated hereby and thereby.

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6.05 Brokers. Except for B. Riley Securities, Inc. and PJT Partners LP, and fees, expenses or commissions owed to them (such as the Deferred Underwriting Fee), no Acquiror Party has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from any Company Entity, Blocker or any Acquiror Party upon consummation of the transactions contemplated by this Agreement.

6.06 SEC Filings.

(a) Acquiror has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Acquiror SEC Documents”). As of their respective effective dates (in the case of Acquiror SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Acquiror SEC Documents), the Acquiror SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Acquiror SEC Documents contain true and complete copies of the audited balance sheet of the Acquiror as of December 31, 2020, and statements of operations, cash flows and changes in stockholders’ equity of Acquiror for the period commencing August 10, 2020 and ending December 31, 2020 (collectively, the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Documents, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror as at the respective dates thereof, and the results of operations and cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c) (i) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) and such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer by others within Acquiror, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and (ii) Acquiror has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no liabilities of any Acquiror Party, whether fixed, contingent or otherwise, other than liabilities (i) disclosed and provided for in the balance sheet included in the Form 10-K filed by Acquiror for the year ended December 31, 2020, (ii) incurred in the ordinary course of business since December 31, 2020, (iii) incurred in connection with the transactions contemplated by this Agreement or (iv) which are not material, individually or in the aggregate, to Acquiror. There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act involving Acquiror. Except as set forth in Section 6.06(d) of the Acquiror Disclosure Schedules, no Acquiror Party has any Indebtedness.

(e) Since August 10, 2020, (i) Acquiror has not received any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or its internal accounting controls, including any compliant, allegation, assertion or claim that Acquiror has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Acquiror has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Acquiror or its officers, directors or employees to the Acquiror Board or any committee thereof or to any director or officer of Acquiror pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

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(f) Notwithstanding anything to the contrary, Acquiror makes no representation or warranty as to (i) the accounting treatment of Acquiror’s issued and outstanding warrants, (ii) any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Acquiror’s financial statements, or (iii) the impact of such accounting treatment on any of the other representations and warranties contained in this Article 6.

6.07 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Acquiror consists of (i) 200,000,000 shares of Acquiror Class A Common Stock, of which 20,000,000 shares are outstanding; (ii) 20,000,000 authorized shares of Acquiror Class B Common Stock, of which 5,000,000 shares are outstanding; (iii) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share, none of which are outstanding; and (iv) warrants to purchase 18,750,000 shares of Acquiror Class A Common Stock, all of which are issued and outstanding. All shares of Acquiror Common Stock are validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth in this Section 6.07(a), there are no other outstanding shares of capital stock of or other voting securities or ownership interests in Acquiror.

(b) As of the date of this Agreement the authorized capital stock of Shelf consists of 100 shares of Shelf Common Shares. As of immediately prior to the Mergers, the authorized capital stock of Shelf will be as set forth in the form of the Shelf Revised Charter attached hereto as Exhibit E. There are no outstanding shares of capital stock of or other voting securities or ownership interests in Shelf. Section 6.07(b) of the Acquiror Disclosure Schedules sets forth the directors and officers of Shelf.

(c) As of the date of this Agreement, Shelf owns all of the issued and outstanding shares of capital stock (or other securities) of each of the Merger Subs, as set forth in Section 6.07(c) of the Acquiror Disclosure Schedules.

(d) Except as described in the Acquiror SEC Documents or by virtue of the transactions contemplated herein, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of any Acquiror Party, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating any Acquiror Party to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock of any Acquiror Party, other than Encumbrances created by the Company. Except as described in the Acquiror SEC Documents or by virtue of the transactions contemplated herein, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between any Acquiror Party on the one hand and any Person on the other hand with respect to the capital stock of any Acquiror Party, including the Merger Subs. Except by virtue of the transactions contemplated herein, neither Acquiror nor the Merger Subs own, directly or indirectly, any stock or other equity interest of any other Person.

(e) The Shelf Common Shares to be issued pursuant to this Agreement, assuming the Acquiror Stockholder Approval is obtained and the effectiveness of the Shelf Revised Charter and Form S-4, will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.

(f) Except as described in the Acquiror SEC Documents, there are no outstanding contractual obligations of any Acquiror Party to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in any Acquiror Party. All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of Acquiror were undertaken in compliance with the Acquiror Organizational Documents then in effect, any agreement to which Acquiror is a party (as disclosed in the Acquiror SEC Documents) and in compliance with applicable Law.

6.08 Litigation. There is no (a) Proceeding pending or, to Acquiror’s Knowledge, threatened, against any Acquiror Party at Law, in equity or otherwise, or in, before, or by, any Governmental Authority or (b) material judgment or outstanding order, injunction, decree, stipulation or award against any Acquiror Party.

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6.09 Compliance with Laws. (a) The business of each of the Acquiror Parties has been conducted in all material respects in accordance with all applicable Laws, and (b) no Acquiror Party has received any written notice of any violation of Law.

6.10 Nasdaq Listing. Since October 15, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Proceeding pending or, to Acquiror’s Knowledge, threatened against any Acquiror Party by Nasdaq, the SEC or the Financial Industry Regulatory Authority to prohibit, suspend or terminate the listing of the Acquiror Class A Common Stock on Nasdaq. No Acquiror Party has taken any action designed to terminate the registration of Acquiror Class A Common Stock.

6.11 Equity Securities. Except as set forth in Section 6.11 of the Acquiror Disclosure Schedules or in the Acquiror SEC Documents, immediately following the Closing, no Acquiror Party will have outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of any Acquiror Party, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests or other arrangements or commitments obligating any Acquiror Party to issue or dispose of any of its respective equity securities or any other ownership interest in any Acquiror Party.

6.12 Transactions with Related Parties. Except as set forth in Section 6.12 of the Acquiror Disclosure Schedules, there are no transactions, agreements, arrangements or understandings between Acquiror, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Acquiror, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

6.13 Trust Account. Acquiror has made available to the Company a true, correct and complete copy of the fully executed Investment Management Trust Agreement (the “Trust Agreement”), dated as of October 15, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Acquiror has at least $203,000,000 in the account established by Acquiror for the benefit of certain stockholders of Acquiror and the underwriter(s) of Acquiror’s initial public offering (the “Trust Account”), with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to Acquiror’s Knowledge, the Trustee, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Documents to be inaccurate or (ii) entitle any Person (other than (A) the underwriter(s) of Acquiror’s initial public offering and (B) holders of Acquiror Common Stock who have elected to redeem their Acquiror Common Stock in accordance with the Acquiror Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, except to pay certain taxes (including income and franchise taxes) from any interest earned in the Trust Account and to redeem Acquiror Common Stock in accordance with the provisions of the Acquiror Organizational Documents. There is no Proceeding pending or, to Acquiror’s Knowledge, threatened with respect to the Trust Account.

6.14 Information Supplied. The information relating to the Acquiror Parties furnished by or on behalf of the Acquiror Parties in writing for inclusion in the Proxy Statement/Prospectus will not, as of the date of mailing of the Proxy Statement/Prospectus to the holders of Acquiror Common Stock or at the time of the Acquiror Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, except for any change disclosed in writing by or on behalf of Acquiror to the Company or its counsel prior to such mailing date pursuant to Section 7.07 hereof. Notwithstanding the foregoing, the Acquiror Parties make no representation, warranty or covenant with respect

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to (a) information or statements made or incorporated by reference therein based on information supplied by the Company Entities for inclusion or incorporation by reference in the Proxy Statement/Prospectus, or (b) any projections or forecasts included in the Proxy Statement/Prospectus.

6.15 Financial Capability. The amounts to be contributed to Acquiror from the Trust Account together with the PIPE Investment Amount and any other sources of financing provided for in Section 7.16(c) hereof, constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient to permit Acquiror to fund its obligations hereunder. The obligations of Acquiror under this Agreement are not subject to any conditions regarding Acquiror or its Affiliates’ ability to obtain financing for the consummation of the transactions contemplated hereby.

6.16 Taxes. Except as set forth in Section 6.16 of the Acquiror Disclosure Schedules:

(a) All income and other material Tax Returns required to be filed by the Acquiror Parties have been timely filed (giving effect to all extensions). Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by the Acquiror Parties (whether or not shown on any Tax Return) have been timely paid.

(b) The Acquiror Parties have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, agent, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Acquiror Parties, which extension or waiver is still in effect.

(d) All deficiencies asserted, or assessments made, against any Acquiror Parties as a result of any completed examinations by any Tax Authority have been fully paid.

(e) No Acquiror Party is a party to any Proceeding by any Tax Authority. There is no pending or threatened Proceedings against any Acquiror Party by any Tax Authority.

(f) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of any Acquiror Party.

(g) No Acquiror Party is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

(h) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to any Acquiror Party.

(i) No Acquiror Party has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is or was an Acquiror Party). No Acquiror Party has any Liability for Taxes of any Person (other than a Person that is a member of a group of which any Acquiror Party is or was the common parent) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor or by contract.

(j) No Acquiror Party has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(k) No Acquiror Party is or has been a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) No Acquiror Party has taken, or agreed to take, any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(m) Shelf has no plan or intention at the Closing to acquire or redeem, either directly or through any transaction, agreement, or arrangement with any other person, any Shelf Common Shares issued in the transactions contemplated by this Agreement.

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(n) Shelf has no plan or intention to cause any Surviving Company that is classified as a corporation for U.S. federal income tax purposes after a Merger to issue additional shares of stock of such Surviving Company that would result in Shelf losing “control” of such Surviving Company within the meaning of Section 368(c) of the Code.

(o) Shelf has no plan or intention at the Closing to cause any Surviving Company to cease its separate legal existence for U.S. federal income tax purposes after a Merger.

(p) Each Acquiror Party’s principal reason for participating in the Transactions is a bona fide business purpose not related to Taxes.

6.17 Organization of the Merger Subs and Shelf. Each of the Merger Subs and Shelf was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

6.18 PIPE Investment. Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Shelf and Acquiror with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $205,000,000 (the “PIPE Investment Amount”). To Acquiror’s Knowledge, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror or Shelf. Each Subscription Agreement is a legal, valid and binding obligation of Shelf and, to Acquiror’s Knowledge, each PIPE Investor. There are no other agreements, side letters, or arrangements between Acquiror or Shelf, on the one hand, and any PIPE Investor, on the other hand, relating to any Subscription Agreement that would reasonably be expected to affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investor. To Acquiror’s Knowledge, no event has occurred that, with or without notice, lapse of time or both, would constitute a material default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

6.19 Takeover Statutes and Charter Provisions. The Acquiror Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions contemplated hereby. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to Acquiror or any of its Subsidiaries (if any) in connection with this Agreement or any of the transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Acquiror or any of its Subsidiaries (if any) is subject, party or otherwise bound.

6.20 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF A COMPANY ENTITY, OR BLOCKER, EACH ACQUIROR PARTY HEREBY ACKNOWLEDGES THAT NEITHER THE COMPANY ENTITIES NOR ANY OF THE BLOCKERS OR ANY OF THEIR RESPECTIVE AFFILIATES, HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO ANY ACQUIROR PARTY OR THEIR AFFILIATES. WITHOUT LIMITING THE FOREGOING, EACH ACQUIROR PARTY ACKNOWLEDGES THAT THE ACQUIROR PARTIES, TOGETHER WITH THEIR RESPECTIVE ADVISORS, HAVE MADE THEIR OWN INVESTIGATION OF THE COMPANY ENTITIES AND THE BLOCKERS.

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(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF ANY ACQUIROR PARTY HEREUNDER, NO ACQUIROR PARTY MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO ANY ACQUIROR PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

ARTICLE VII
CERTAIN COVENANTS OF THE PARTIES

7.01 Inspection . From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, subject to applicable Law, the Company shall: (i) permit each Acquiror Party and their respective advisers and other representatives to have reasonable access to the Company Entities’ properties and facilities, books and records, Contracts and other documents and data related to the Company Entities; and (ii) furnish, or cause to be furnished, to Acquiror any financial and operating data and other information (including Tax information) with respect to any Company Entity as Acquiror shall from time to time reasonably request; provided, however, that any such access or furnishing of information shall be (A) upon no less than three (3) Business Days’ prior written notice from Acquiror to the Company and (B) conducted at Acquiror’s sole cost and expense, during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of each of the Company Entities. No information provided to or obtained by Acquiror pursuant to this Section 7.01 shall limit or otherwise affect the remedies available hereunder to Acquiror, or act as a waiver or otherwise affect the representations or warranties of the Company Parties in this Agreement. All information provided to or obtained by Acquiror heretofore or hereafter, including pursuant to this Section 7.01 or pursuant to the Company Disclosure Schedules, shall be held in confidence by Acquiror in accordance with and subject to the terms of the Mutual Nondisclosure Agreement, dated December 17, 2020, between Acquiror and the Company (the “Confidentiality Agreement”) and nothing herein shall modify or limit the obligations of Acquiror set forth therein. Notwithstanding anything herein to the contrary, the Company shall not be required to take any action, provide any access or furnish any information that would be reasonably likely to (1) cause or constitute a waiver of the attorney-client or other privilege or (2) violate any Contract to which the Company or any Company Entity is a party or bound, provided, that the parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishing in a manner that does not result in the events set out in clauses (1) and (2) above.

7.02 Conduct of Business.

(a) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except as otherwise provided in this Agreement (including the Pre-Closing Restructuring) or the Ancillary Agreements, required by Law, or as consented to in writing by Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed) the Company shall use commercially reasonable efforts to, and shall cause each Company Entity to use commercially reasonable efforts to, (w) operate the Business in all material respects in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of the COVID-19 Pandemic), (x) preserve their respective properties, assets, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, agents, lenders, regulators and any other Persons having a material business relationship with any Company Entity, (y) maintain in full force and effect the Insurance Policies, subject to variations required in the ordinary course of business, and (z) comply in all material respects with all Laws applicable to each of them (the “Ordinary Course Requirements”). Without limiting the foregoing, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except as otherwise provided in this Agreement (including the Pre-Closing Restructuring) or the Ancillary Agreements, required by Law or consented to in writing by Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each other Company Entity not to, take or permit any of the following actions (the “Specified Actions”):

(i) amend, modify or supplement such entity’s organizational documents or take or authorize any action to wind up the affairs or dissolve any of the Company Entities;

(ii) issue, sell, grant, redeem or repurchase any securities or make any changes (by combination, reorganization, reclassification or otherwise) in the capital structure of any of the Company Entities

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(other than (x) issuances, sales, grants, redemptions or repurchases of Company Entity equity awards to service providers of the Company Entities in the ordinary course of business or (y) issuances of Company Entity Equity to existing direct or indirect equity or debt investors in Holdings as necessary to fund the ordinary operating expenses of the Company Entities);

(iii) enter into any contract or understanding or enter into or carry out any transaction that would be a Company Affiliate Arrangement if entered into prior to the Effective Date;

(iv) sell, lease, license or otherwise dispose of any of the Company Entities’ material assets other than in the ordinary course of business;

(v) accelerate, terminate, materially modify or cancel any Material Contract to which a Company Entity is a party or by which it is bound, in each case other than (x) in connection with the expiration of the term of a Material Contract in accordance with its terms or (y) an acceleration, termination, material modification or cancellation that could not reasonably be expected to have an adverse effect on such Company Entity;

(vi) except as required by applicable Law or as required by the terms of any existing Benefit Plan, (A) materially increase the amount of any bonus, salary or other compensation or benefits payable or to become payable to any current or former employee, officer, director or other individual service provider for the Company Entities, other than in the ordinary course of business, (B) take any action to accelerate the timing or vesting of any payments or benefits under a Benefit Plan, or the funding of any payments or benefits payable or to become payable to any current or former employee, officer, director or other individual service provider of a Company Entity under a Benefit Plan, in each case, other than in the ordinary course of business, (C) grant, or promise to grant, any bonuses, change in control payments, deferred compensation, severance, retention or equity or equity-based rights to any current or former employee, officer, director or other individual service provider of a Company Entity, other than any short-term incentive bonus grants in the ordinary course of business consistent with past practice and other than any such rights listed on Section 7.02(a)(v) of the Company Disclosure Schedules, or (D) establish, adopt, enter into, commence participation in, terminate, or materially amend any Benefit Plan (or any plan or arrangement that would be a Benefit Plan if in effect on the date of this Agreement), in each case, other than in the ordinary course of business;

(vii) (A) negotiate, modify, extend, or enter into any collective bargaining agreement (or similar agreement) or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of a Company Entity;

(viii) implement any employee layoffs, furloughs, reductions in force, reduction in compensation or hours, work schedule changes or similar actions, in each case that would implicate the WARN Act;

(ix) terminate (without cause) the Chief Executive Officer, Chief Technology Officer, Chief Financial Officer or Chief Operating Officer;

(x) (A) obtain or incur any loan or other Indebtedness (other than loans made on or after July 1, 2021 by existing direct debt investors in Holdings, in principal amounts not to exceed $3,000,000 per month, as necessary to fund the ordinary operating expenses of the Company Entities), (B) forgive, cancel or compromise any material debt or claim, or waive or release any right of material value or (C) grant any indemnity, bond or other guarantee for the benefit of any Person, in each case other than in the ordinary course of business;

(xi) incur any lien on a Company Entity’s assets or securities, except for Permitted Encumbrances or the liens incurred in the ordinary course of business or pursuant to Indebtedness permitted by clause (ix) above;

(xii) make any capital investment in any other Person in excess of $250,000 individually or $500,000 in the aggregate;

(xiii) merge or consolidate with, or acquire a substantial portion of the assets or equity of, any business or Person, or any division thereof, or be acquired by any other Person;

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(xiv) extend any loans other than travel or other expense advances to employees in the ordinary course of business and other than participant loans under any tax-qualified Benefit Plans;

(xv) (A) make, change, or revoke any material Tax election; (B) enter into any settlement or compromise with any taxing authority relating to any material Tax matter; (C) file any amended Tax Return in respect of material Taxes; (D) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return; (E) enter into any Tax sharing agreement; (F) adopt or change a method of Tax accounting with respect to material Taxes; or (G) change an accounting period with respect to material Taxes; or (H) take any action that would reasonably be expected to cause the Transactions to fail to qualify for the Intended Tax Treatment;

(xvi) commence, pay, discharge, settle or compromise any Proceeding requiring payment by the Company Entities of an amount in excess of $100,000 or that results in any other continuing obligation, restriction or undertaking of any Company Entity (other than de minimis obligations, restrictions or undertakings incidental to such settlement or compromise, including confidentiality obligations);

(xvii) except for non-exclusive licenses granted in the ordinary course of business, assign, sell, transfer, abandon, let lapse, or otherwise dispose of, any material Company Intellectual Property;

(xviii) disclose any trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Company Entities in, such trade secrets);

(xix) make any material change in its accounting methodology, practice or policy other than changes required by GAAP;

(xx) make any material change in any Company Entity’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(xxi) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor (other than any waiver of noncompetition or similar obligations for any former employee or independent contractor who had annual base compensation not in excess of $250,000 during his or her tenure with a Company Entity);

(xxii) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities;

(xxiii) amend, modify or terminate any Lease; or

(xxiv) authorize, agree to or undertake any legally binding obligation to do any of the foregoing.

(b) Notwithstanding anything to the contrary in this Section 7.02, (i) no action taken by the Company Entities with respect to the Specified Actions shall be deemed a breach of the Ordinary Course Requirements unless such action would constitute a breach of one or more of the Specified Actions, (ii) the Company Entities’ failure to take any action prohibited by the Specified Actions will not be in breach of the Ordinary Course Requirements, (iii) the Company Entities may undertake (x) the Pre-Closing Restructuring and (y) any actions set forth in Section 7.02(b) of the Company Disclosure Schedules, (iv) any reasonable good faith action taken, or omitted to be taken, by any of the Company Entities in relation to the COVID-19 Pandemic (other than a Specified Action) that is outside the ordinary course of business shall not be deemed to be a breach of Section 7.02, require the consent of Acquiror, or serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to Closing herein have not been satisfied, but the applicable Company Entity shall notify Acquiror in writing (email shall suffice) at least five (5) Business Days prior to taking any such action (unless prior notice is not reasonably practicable), and (v) with respect to any Specified Action or other action requiring Acquiror’s consent hereunder proposed to be taken by any Company Entity in relation to the COVID-19 Pandemic, Acquiror shall provide a response to the Company specifying the Acquiror’s approval or disapproval no later than two (2) Business Days following delivery of a request with

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respect thereto by email in accordance with Section 10.02; provided, further, that if Acquiror fails to provide a response specifying its disapproval within such two (2) Business Day period, Acquiror shall be deemed to have consented to any such action. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the parties hereto shall not, and shall cause its respective Affiliates not to, take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

7.03 Further Assurances.

(a) Each party hereto shall, as promptly as reasonably practicable, (i) make, or cause to be made, all filings and submissions required under any applicable Law to consummate the transactions contemplated hereunder (including those under the HSR Act); (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, waiting period expirations or terminations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements, and (iii) use reasonable best efforts to do or cause to be done all things, necessary, proper or advisable on its part under this Agreement to consummate the transactions contemplated by this Agreement and the Ancillary Agreements by or before the Outside Date. In the case of any filings required under the HSR Act, each party shall, and shall cause its ultimate parent entity as that term is defined in the HSR Act to, make such filings in no event later than ten (10) Business Days from the execution of this Agreement, and any filing fees for one such filing associated therewith shall be paid 50% by the Company and 50% by Acquiror, with the remainder to be paid by the party incurring such fee. Each party shall use reasonable best efforts to cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, waiting period expirations or terminations, orders and approvals. Each party agrees not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party not to be unreasonably withheld, conditioned or delayed.

(b) Without limiting the generality of the parties’ undertakings pursuant to subsection (a) above, each of the parties hereto shall use its commercially reasonable efforts to (i) respond to any inquiries by any Governmental Authority as promptly as practicable regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Agreement; and (ii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Agreement has been issued, to have such Governmental Order vacated or lifted. No party shall, and each party shall cause its controlled Affiliates not to, directly or indirectly enter into any merger, acquisition or joint venture or agreement to effect any merger, acquisition or joint venture that would reasonably be expected to make it materially more difficult, or to materially increase the time required to obtain all consents, authorizations, waiting period expirations or terminations, orders and approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement.

(c) To the extent reasonably practicable and upon request, all material analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any notification and report forms under the HSR Act including documents responsive to Item 4(c) or Item 4(d) of the HSR Act notification and report form, any interactions between any of the Acquiror Parties or Company and Governmental Authorities in the ordinary course of business unrelated to the transactions contemplated hereunder, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall, to the extent not prohibited by applicable Law, give notice to the other party with respect to any meeting, discussion, appearance, contact, or any material communication with any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. The Parties may, as they deem advisable and necessary, designate any competitively sensitive

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materials provided to the other under this Section 7.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent (not to be unreasonably withheld, conditioned or delayed) of the party providing such materials.

7.04 Public Announcements. Except as otherwise provided herein, the timing and content of all public announcements regarding any aspect of this Agreement, the Transactions and the other transactions contemplated hereby, whether to the financial community, Governmental Authorities, the general public or otherwise shall be mutually agreed upon in advance by the Company and Acquiror; provided, however, that each party hereto may make any such public announcement which, based on advice of counsel, is required by applicable Law. Notwithstanding the foregoing, each party shall use its reasonable best efforts to consult with the other parties prior to any such public announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such public announcement. This Section 7.04 shall not apply to communications by any party to its counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require Acquiror to file a Form 8-K and/or make a disclosure under Regulation FD promulgated under the Exchange Act, to employees.

7.05 Consents and Waivers. The Company Parties shall use commercially reasonable efforts obtain all consents, permits, clearances, approvals, acknowledgements, authorizations, waivers or provide all notices set forth in Section 7.05(a) of the Company Disclosure Schedules (including the Sunnyvale Lease Notice). Any consents, waivers, approvals, authorizations, clearances and notices necessary, proper or advisable to consummate the transactions described herein shall be in form and substance reasonably satisfactory to Holdings and Acquiror, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party as promptly as reasonably practicable after receipt thereof, and copies of such notices shall be delivered to the other party as promptly as reasonably practicable after the making thereof. Except with respect to costs that constitute Company Transaction Expenses or Acquiror Transaction Expenses (which such expenses will be handled as otherwise set forth in this Agreement), any costs incurred as payments to any Person with respect to such consents, waivers, approvals and notices shall be borne by the party seeking such consents, waivers, approvals or notices. In the event the Closing does not occur, any such costs shall be borne by the Person incurring such costs.

7.06 Director & Officer Indemnification.

(a) Prior to the Closing, the Company shall use commercially reasonable efforts to obtain, in consultation with Acquiror, and pay for a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Closing with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors, managers, officers, employees and agents of each Company Party and each of such Company Entity’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Closing (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). Company shall bear the cost of the D&O Tail Policy as a Company Transaction Expense. During the term of the D&O Tail Policy, Shelf shall not (and shall cause the Surviving Companies not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived. Shelf shall also ensure (and shall cause the Surviving Companies to ensure that) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.06 shall be continued in respect of such claim until the final disposition thereof.

(b) From and after the Closing, Shelf shall, and shall cause each of its Subsidiaries to, indemnify, defend, exculpate and hold harmless, to the fullest extent permitted under applicable Law, any individual who, at or prior to the Closing, is or was a director, officer, manager, employee or agent of a Company Party or any of its Subsidiaries or who, at the request of a Company Party or any of its Subsidiaries, served as a director, officer, manager, member, trustee or fiduciary of another limited liability company, corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) with respect to all acts and omissions occurring or alleged to have occurred whether at or prior to the Closing, including the execution of, and the transactions contemplated by, this Agreement, whether asserted or claimed prior to, at or after the Closing. Without limitation of the foregoing, in the event that any such Indemnified Person is or becomes involved, in any capacity, in any actual or threatened action, suit or proceeding, whether civil, criminal,

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administrative or investigative, in connection with any matter for which indemnification is available pursuant to the foregoing sentence, including the transactions contemplated by this Agreement, Shelf, from and after the Closing, shall pay, as incurred, such Indemnified Person’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, within thirty (30) days after any request for advancement (including attorneys’ fees which may be incurred by any Indemnified Person in enforcing this Section 7.06), subject to receipt of an undertaking from such Indemnified Person to repay such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(c) Shelf shall, for a period of six (6) years from and after the Closing, cause the organizational documents of each Company Party and each of their respective Subsidiaries (including each surviving entity under the Mergers) to contain provisions no less favorable to the Indemnified Persons with respect to indemnification, exculpation from liabilities and rights to advancement of expenses than those set forth as of the date of this Agreement in the organizational documents of such entity, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any Indemnified Party.

(d) Notwithstanding any other provisions hereof, the obligations of the Company and Shelf contained in this Section 7.06 shall be binding upon the successors and assigns of the Company and Shelf. In the event the Company or Shelf or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or Shelf, as the case may be, honor the indemnification and other obligations set forth in this Section 7.06.

(e) On the Closing Date, Shelf shall enter into customary indemnification agreements reasonably satisfactory to Acquiror and Holdings with the individuals set forth on Section 7.06(e) of the Company Disclosure Schedules, which indemnification agreements shall continue to be effective following the Closing.

(f) This Section 7.06 shall survive the consummation of the Transactions, is intended to benefit, and shall be enforceable by each Indemnified Person and their respective successors, heirs and representatives, and shall not be amended in any manner that is adverse to an Indemnified Person without the prior written consent of the Company.

7.07 Proxy Statement; Acquiror Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement, Shelf shall, and Acquiror shall cause Shelf to, in consultation with the Company, prepare and file with the SEC the Form S-4, which shall include the Proxy Statement/Prospectus, for the purposes of (i) registering under the Securities Act the Shelf Common Shares issuable hereunder and the Acquiror Warrants and any Shelf Common Shares issued thereunder, (ii) providing Acquiror’s stockholders with the opportunity to redeem their Acquiror Class A Common Stock in connection with the Transactions and (iii) soliciting proxies from Acquiror Stockholders to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the holders of Acquiror Common Stock to be called and held for such purpose within 30 days after notice thereof and in compliance with the Acquiror’s Organizational Documents and applicable Laws (the “Acquiror Stockholders’ Meeting”). As promptly as reasonably practicable after the execution of this Agreement, Acquiror and Shelf shall, in consultation with the Company, prepare and file any other filings required under, and in accordance with, the Exchange Act, the Securities Act, the applicable NASDAQ listing rules or any other Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). Shelf or Acquiror, as applicable, shall notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Form S-4 or the Proxy Statement/Prospectus or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Shelf or Acquiror, as applicable, shall provide the Company and its counsel with copies of all written correspondence between Shelf, Acquiror or any of their representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Form S-4 or the Proxy Statement/Prospectus or any Other Filing; provided, however, that no such information will be required to be provided where it would be reasonably likely to (A) cause or constitute a waiver of attorney-client or other privilege; (B) result in a violation of any Law; or (C) result in a transfer of any confidential information which is not materially related to the Agreement or Transaction.

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Shelf and Acquiror shall permit the Company and its counsel to review the Form S-4, the Proxy Statement/Prospectus and any exhibits, amendments or supplements thereto and shall consult with the Company and its advisors, in good faith, concerning any comments from the SEC with respect thereto, and shall reasonably consider and take into account the reasonable suggestions, comments or opinions of the Company and its advisors, and shall not file the Form S-4 or the Proxy Statement/Prospectus or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Shelf or Acquiror, as applicable, shall be permitted to make such filing or response in the absence of such consent if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Acquiror, is required by the SEC and United States securities Laws to be included therein. Whenever any event occurs which would reasonably be expected to result in the Form S-4 or Proxy Statement/Prospectus containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Shelf, Acquiror or the Company, as the case may be, shall promptly inform the other parties of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Acquiror, an amendment or supplement to the Form S-4 or Proxy Statement/Prospectus.

(b) The Proxy Statement/Prospectus will be mailed to the Acquiror Stockholders as soon as practicable following the SEC Clearance Date (but in any event, such mailing shall be commenced within five Business Days following such date) for the purpose of soliciting proxies from holders of Acquiror Common Stock to vote at the Acquiror Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval and consummation of the Mergers and other transactions contemplated hereby; (ii) approval of material differences between the Shelf Revised Charter and the Certificate of Incorporation (if any); (iii) approval of the Shelf 2021 Employee Stock Purchase Plan and Shelf 2021 Omnibus Incentive Plan in the form attached hereto as Exhibit C (collectively the “Shelf Compensation Plans”), (iv) approval of any matters as agreed by Acquiror and the Company and (v) the adjournment of the Acquiror Stockholders’ Meeting if necessary to solicit additional proxies to obtain the Acquiror Stockholder Approval, whether or not there are sufficient shares of Acquiror Common Stock to constitute a quorum necessary to conduct the business of the Acquiror Stockholders’ Meeting (the matters described in clauses (i) through (v), shall be referred to as the “Voting Matters” and approval of the Voting Matters by the Acquiror Stockholders at the Acquiror Stockholders’ Meeting or any postponement or adjournment thereof shall be referred to as the “Acquiror Stockholder Approval”). Acquiror shall keep the Company reasonably informed regarding all matters relating to the Voting Matters and the Acquiror Stockholders’ Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions.

(c) The Company shall promptly provide Acquiror and Shelf with such information concerning the Company Parties and Company Entities as may be reasonably necessary for the information concerning the Company Parties and Company Entities in the Form S-4, the Proxy Statement/Prospectus and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act, the DGCL and the DLLCA in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus, the solicitation of proxies thereunder, the calling and holding of the Acquiror Stockholders’ Meeting and the preparation and filing of the Other Filings. The information relating to the Company Parties and Company Entities furnished by or on behalf of the Company Parties and Company Entities for inclusion in the Form S-4 and the Proxy Statement/Prospectus will not, as of the date of mailing of the Proxy Statement/Prospectus to the holders of Acquiror Common Stock, as of the Effective Date or at the time of the Acquiror Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Without limiting the foregoing, Acquiror and Shelf shall use their reasonable best efforts to ensure that the Form S-4 and Proxy Statement/Prospectus do not, as of the date on which the Proxy Statement/Prospectus is distributed to the holders of Acquiror Common Stock, as of the Effective Date, and as of the date of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading

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(provided that Acquiror and Shelf shall not be responsible for the accuracy or completeness of any information relating to the Company Entities or Company Parties or any other information furnished in writing by any Company Entity or Company Party for inclusion in the Form S-4 or Proxy Statement/Prospectus).

(d) With respect to any Acquiror Stockholder outreach in connection with the Acquiror Stockholders’ Meeting, the Company Entities and Company Parties shall use their commercially reasonable efforts to provide to Acquiror, and the Company Entities and Company Parties shall use their commercially reasonable efforts to cause their Affiliates and Representatives, including legal and accounting representatives, to provide to Acquiror, all cooperation reasonably requested by Acquiror that is customary in connection with Acquiror Stockholder outreach for the Acquiror Stockholders’ Meeting, which commercially reasonable efforts shall include, among other things, (i) furnishing Acquiror promptly following Acquiror’s request, with information reasonably available to it regarding the Company Parties and Company Entities (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company Parties and Company Entities) customary for such outreach activities, (ii) causing each of their Representatives with appropriate seniority and expertise to participate in a reasonable number of virtual meetings (including customary one-on-one virtual meetings), presentations and due diligence sessions and drafting sessions in connection with such outreach activities, (iii) assisting with the preparation of marketing materials and similar documents required in connection with any such outreach activities, (iv) providing reasonable assistance to Acquiror in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in any outreach activities, and (v) cooperating with requests for due diligence to the extent customary and reasonable.

(e) Subject to Section 7.07(f) and Section 7.07(h), (i) Acquiror shall include in the Proxy Statement the unanimous recommendation of its board of directors that the Acquiror Stockholders vote in favor of the adoption of this Agreement and the approval of the Mergers and the other Voting Matters, and shall otherwise take all lawful action to solicit and obtain the Acquiror Stockholder Approval and (ii) neither the Acquiror Board nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify, the recommendation of the Acquiror Board that the Acquiror Stockholders vote in favor of the Voting Matters (a “Modification in Recommendation”). If the Acquiror Board makes a Modification in Recommendation, it will not alter the obligation of Acquiror to submit the Voting Matters to the Acquiror Stockholders at the Acquiror Stockholders’ Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Acquiror Stockholders’ Meeting. Acquiror shall not adjourn or postpone the Acquiror Stockholders’ Meeting without the consent of Holdings; provided that Acquiror may adjourn or postpone the Acquiror Stockholders’ Meeting, (A) if as of the time for which the Acquiror Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Acquiror Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Acquiror Stockholders’ Meeting, (B) to allow additional time for the filing and distribution of any supplement or amendment to the or Proxy Statement/Prospectus which the Acquiror Board has determined in good faith, after consultation with outside legal counsel, is necessary or advisable under applicable Law for such amended or supplemental disclosure to be reviewed by the stockholders of Acquiror prior to the Acquiror Stockholders’ Meeting, (C) after consultation with Holdings, on one or more occasions for up to ten (10) Business Days each to solicit additional proxies if necessary to obtain the Acquiror Stockholder Approval, (D) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the transactions contemplated hereby or (E) with Holdings’ consent (not to be unreasonably withheld, conditioned or delayed).

(f) Notwithstanding anything to the contrary contained in this Agreement, the Acquiror Board may, at any time prior to, but not after, obtaining the Acquiror Stockholder Approval, make a Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the Acquiror Board to the Acquiror Stockholders under applicable Law, provided, that: (i) Holdings shall have received written notice from Acquiror of Acquiror’s intention to make an Intervening Event Change in Recommendation at least four (4) Business Days prior to the taking of such action by Acquiror (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (ii) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by Holdings, Acquiror and its representatives shall have negotiated in good faith with Holdings and its Representatives regarding any revisions or adjustments

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proposed by Holdings to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (iii) if Holdings requested negotiations in accordance with clause (ii), Acquiror may make an Intervening Event Change in Recommendation only if the Acquiror Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that Holdings shall have, prior to the expiration of the 4-Business Day period, offered in writing in a manner that would form a binding contract if accepted by Acquiror (and the other applicable parties hereto), continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would be reasonably likely to constitute a breach of its fiduciary duties to the Acquiror Stockholders under applicable Law.

(g) An “Intervening Event” shall mean any material event, state of facts, development, change, circumstance, occurrence or effect that (i) was not known to the Acquiror Board as of the date of this Agreement and (ii) does not relate to any Acquiror Acquisition Proposal.

(h) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.09(b)), the Acquiror Board may, at any time prior to, but not after, obtaining the Acquiror Stockholder Approval, make a Modification in Recommendation in response to a Superior Proposal (a “Superior Proposal Change in Recommendation”) if the Acquiror Board determines after consultation with outside counsel that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of the Acquiror Board to the Acquiror Stockholders under applicable Law, provided, that: (i) Holdings shall have received written notice from Acquiror of Acquiror’s intention to make a Superior Proposal Change in Recommendation at least four (4) Business Days prior to the taking of such action by Acquiror (the “Superior Proposal Notice Period”), which notice shall specify the Superior Proposal in reasonable detail, and (ii) if, prior to the expiration of the Superior Proposal Notice Period, Holdings provides Acquiror with a written proposal to adjust the terms and conditions of this Agreement, Acquiror shall not make a Superior Proposal Change in Recommendation unless the Acquiror Board, after considering in good faith such written proposal from Holdings, continues to reasonably determine in good faith that such Superior Proposal continues to be a Superior Proposal and after consultation with outside counsel determines that failure to make a Superior Proposal Change in Recommendation would be reasonably likely to constitute a breach of its fiduciary duties to the Acquiror Stockholders under applicable Law.

(i) A “Superior Proposal” shall mean an unsolicited, bona fide written Acquiror Acquisition Proposal that the Acquiror Board reasonably determines in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) is reasonably capable of being consummated in accordance with its terms and (ii) would, if consummated, be more favorable to the Acquiror Stockholders from a financial point of review than the Transactions (including any adjustments proposed by Holdings during the Superior Proposal Notice Period in accordance with Section 7.07(h)); provided, that, for purposes of hereof, “Acquiror Acquisition Proposal” shall be deemed to exclude any issuance, sale or acquisition of less than fifty percent (50%) of the shares of capital stock or other equity securities of an Acquiror Party.

7.08 Form 8-K Filings. Acquiror and the Company shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Acquiror shall file with the SEC, a Current Report on Form 8-K to report the execution of this Agreement. Shelf, Acquiror and the Company shall cooperate in good faith with respect to the preparation of, and at least five (5) days prior to the Closing, Shelf shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Transaction Form 8-K”). Prior to Closing, Shelf, Acquiror and the Company shall prepare the press release announcing the consummation of the transactions contemplated hereby (the “Press Release”). Promptly upon the Closing (but in any event, on the Closing Date), Shelf shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

7.09 Exclusivity.

(a) Exclusivity Obligations of the Company Parties.

(i) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, the Company Parties shall not, and shall not authorize or permit any of

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their Affiliates (including the Company’s members) or any of its or their Representatives to, directly or indirectly, (A) encourage, solicit, initiate, facilitate or continue inquiries regarding a Company Acquisition Proposal; (B) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Company Acquisition Proposal; or (C) enter into any agreements or other instruments (whether or not binding) regarding a Company Acquisition Proposal. The Company Parties shall immediately cease and cause to be terminated, and the Company Parties shall cause their Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Company Acquisition Proposal. For purposes hereof, “Company Acquisition Proposal” shall mean any inquiry, proposal, offer or any indication of interest in making a proposal or offer from any Person (other than Acquiror or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange, joint venture, partnership or other business combination transaction (including by way of an issuance of debt securities) involving any Company Entity or Company Party; (2) the issuance, sale or acquisition of shares of capital stock, or other equity securities of any Company Entity or Company Party; or (3) the sale, lease, exchange or other disposition of all or substantially all of any Company Party’s or Company Entity’s properties or assets.

(ii) In addition to the other obligations under this Section 7.09(a), the Company shall promptly (and in any event within two (2) Business Days after receipt thereof by the Company or its Representatives) advise Acquiror orally and in writing of any Company Acquisition Proposal, any request for information with respect to any Company Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Company Acquisition Proposal, and the material terms and conditions of such request, Company Acquisition Proposal or inquiry.

(iii) The Company agrees that the rights and remedies for noncompliance with this Section 7.09(a) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Acquiror and that money damages would not provide an adequate remedy to Acquiror.

(b) Exclusivity Obligations of Acquiror Parties.

(i) From the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Closing, each Acquiror Party shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (A) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquiror Acquisition Proposal; (B) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquiror Acquisition Proposal; or (C) enter into any agreements or other instruments (whether or not binding) regarding an Acquiror Acquisition Proposal. Each Acquiror Party shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquiror Acquisition Proposal. For purposes hereof, “Acquiror Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Company or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange, joint venture, partnership or other business combination transaction (including by way of an issuance of debt securities) involving any Acquiror Party; (2) the issuance, sale or acquisition of shares of capital stock or other equity securities of any Acquiror Party; or (3) the sale, lease, exchange or other disposition of all or substantially all of any Acquiror Party’s properties or assets.

(ii) In addition to the other obligations under this Section 7.09(b), each Acquiror Party shall promptly (and in any event within two (2) Business Days after receipt thereof by Acquiror or its Representatives) advise the Company orally and in writing of any Acquiror Acquisition Proposal, any request for information with respect to any Acquiror Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquiror Acquisition Proposal and the material terms and conditions of such request, Acquiror Acquisition Proposal or inquiry.

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(iii) Each Acquiror Party agrees that the rights and remedies for noncompliance with this Section 7.09(b) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company Parties and that money damages would not provide an adequate remedy to the Company Parties.

7.10 Trust Account.

(a) At the Closing, Acquiror shall take all actions necessary, and shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: the redemption of any shares of Acquiror Class A Common Stock in connection with the Transactions in accordance with the terms set forth in the Proxy Statement/Prospectus; the payment of the Deferred Underwriting Fees; the payment of the Available Closing Date Trust Cash; the payment of expenses to the third parties to which they are owed and the balance of the assets in the Trust Account, after payment of the amounts required hereunder, to be disbursed to Acquiror.

(b) Notwithstanding anything else in this Agreement, the Company acknowledges that it has received a copy of the Prospectus and understands that Acquiror has established the Trust Account and that, except for a portion of the interest earned on the amounts held in the Trust Account, Acquiror may disburse monies from the Trust Account only: (i) to the public stockholders (as defined in the Prospectus) in the event they elect to redeem their public shares in connection with the consummation of a Business Combination (as defined in the Prospectus), (ii) to the public stockholders if Acquiror liquidates or fails to consummate a Business Combination within 18 months from the closing date of Acquiror’s initial public offering, (iii) to Acquiror or any of its Representatives after or concurrently with the consummation of a Business Combination, or (iv) as otherwise contemplated in Section 9.1(b) of the Certificate of Incorporation. Each Company Party hereby agrees, on behalf of the Company, its Subsidiaries, and their respective officers, directors, managers, shareholders, members, partners, affiliates, agents and other representatives (collectively, “Representatives”), that the Company Parties and their respective Representatives do not have (other than their rights upon the Closing) any right, title, interest or claim of any kind in or to any monies in the Trust Account (including any distributions therefrom) regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror Parties or any of their Representatives, on the one hand, and the Company Parties or any of their Representatives, on the other hand, or any other matter, and regardless of whether such right, title, interest or claim arises based on contract, tort, equity or any other theory of legal liability (each, a “Claim”) and hereby irrevocably waive any Claim they may have as a result of, or arising out of, any negotiations, contracts or agreements with an Acquiror Party and will not at any time, seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. Each Company Party’s and their respective Representatives’ right to pursue a claim against any Acquiror Party for legal relief shall solely be against monies or other assets held outside the Trust Account or for specific performance or other equitable relief (including a claim for an Acquiror Party to specifically perform its obligations under this Agreement and a claim for Acquiror to specifically perform its obligations under the Trust Agreement, including distribution of funds from the Trust Account upon the Closing in accordance with the terms of this Agreement), and nothing herein shall serve to limit or prohibit any claims that the Company Parties or their respective Representatives may have in the future against an Acquiror Party’s assets or funds that are not held in the Trust Account. In the event that a Company Party or any Subsidiary of Company commences a Proceeding based upon, in connection with, relating to or arising out of any matter relating to an Acquiror Party or any of their Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the public stockholders (as defined in the Prospectus), whether in the form of money damages or injunctive relief, such Acquiror Party and any of its Representatives, as applicable, shall be entitled to recover from any Company Party, any Subsidiary of Company and any of its or their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Proceeding, in the event an Acquiror Party or its Representatives, as applicable, prevails in such Proceeding. Notwithstanding the foregoing, (x) nothing herein shall serve to limit or prohibit the Company Parties’ right to pursue a claim against Acquiror for legal relief against monies or other assets that are held outside the Trust Account and other than distributions from the Trust Account directly or indirectly to the Acquiror’s stockholders, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated by this Agreement so long as

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such claim would not affect Acquiror’s ability to fulfill its obligations to effectuate the redemptions of the Acquiror Common Stock or comply with the Trust Agreement or Acquiror Organizational Documents and (y) nothing herein shall serve to limit or prohibit any claims that the Company Parties may have in the future against Acquiror’s assets or funds that are not held in the Trust Account and other than distributions from the Trust Account directly or indirectly to Acquiror’s public stockholders. This Section 7.10(b) shall survive the termination of this Agreement and will not expire and may not be altered in any way prior to the Closing without the express written consent of Acquiror.

7.11 Tax Matters.

(a) Responsibility for Filing Tax Returns. In the event Holdings is required to file any Pass-Through Income Tax Return for a Tax period that includes the Closing Date (a “Straddle Return”), Shelf shall prepare or cause to be prepared and timely file or cause to be timely filed such Straddle Return. In preparing any such Straddle Returns (i) items of taxable income, gain, loss, deduction and credit of Holdings for such Straddle Period shall be allocated using the “closing of the books” method (as described in Treasury Regulations Section 1.706-1(c)) as of the end of the Closing Date, (ii) Holdings shall deduct the Company Transaction Expenses to the extent permitted by Law at a “more likely than not” or higher level and shall allocate any such deductions to the portion of such Straddle Period ending on the Closing Date pursuant to Section 706 of the Code, and (iii) seventy percent (70%) of any success-based fees shall be deducted in accordance with Rev. Proc. 2011-29. At least thirty (30) days prior to the due date for filing such Straddle Returns, Shelf shall deliver drafts to Holdings Sellers’ Representative of any such Straddle Returns for Holdings Sellers’ Representative’s review and consent. Shelf shall cause such Straddle Returns to reflect any reasonable comments of Holdings Sellers’ Representative to the extent such comments relate to a Pre-Closing Tax Period.

(b) Filing and Amendment of Tax Returns. Without the prior written consent of Holdings Sellers’ Representative, which shall not be unreasonably withheld, conditioned or delayed, Shelf shall not, and shall cause its Subsidiaries to not: (i) except as set forth in Section 7.11(a), file or amend any Pass-Through Income Tax Return of any Company Entity relating to any Pre-Closing Tax Period, (ii) engage in any voluntary disclosure or similar process or initiate communications with any Tax authority with respect to Taxes of any Company Entity attributable to a Pass-Through Income Tax Return for a Pre-Closing Tax Period, (iii) extend or waive, or cause to be extended or waived, or permit any Company Entity to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pass-Through Income Tax Return for a Pre-Closing Tax Period,(iv) make or change any Tax election or accounting method relating to any Pass-Through Income Tax Return that has retroactive effect to any Pre-Closing Tax Period or (v) with respect to any audit or other examination by a Tax Authority of a Pass-Through Income Tax Return that relates in whole or in part to a Pre-Closing Tax Period, make an election under Section 6226 of the Code or under Treasury Regulations Section 301.6227-2(c) (in each case, or under similar or successor provision of Tax law in any jurisdiction), or elect under Section 6226(b)(4)(A)(ii)(I) or Treasury Regulations Section 301.6226-3(c)(3) to furnish statements to Holdings Sellers’ Representative for the “reviewed year” (as defined in Section 6225(d)(1) of the Code), or make any similar election under any similar or successor provision of Tax Law in any jurisdiction. Shelf shall not, and shall cause any Company Entity that is a pass-through entity for U.S. federal income tax purposes not to, take any action outside the ordinary course of business and not contemplated by this Agreement on the Closing Date after the Closing.

(c) Cooperation. Following the Closing, each party shall, and shall cause its Affiliates to, cooperate, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns and any audit or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If any Company Entity is required to file a Straddle Return, Shelf and its Subsidiaries will use reasonable best efforts to (i) complete such Straddle Returns by February 15 of the following year and (ii) provide Holdings Sellers’ Representative with any information or estimates reasonably required by it or its Affiliates for tax reporting purposes promptly upon request by Holdings Sellers’ Representative. The Company shall reimburse the Holdings Sellers’ Representative for any and all reasonable and documented out-of-pocket costs, fees and expenses incurred by the Holdings Seller’s Representative in connection with the performance of any duties or obligations under this Section 7.11.

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(d) Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement shall be borne by Shelf. Shelf, Acquiror, Holdings, and the Blockers shall cooperate in filing, when required by applicable Law, all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(e) The parties intend that, for U.S. federal income tax purposes, (i) each of Merger 1, Merger 3, Merger 4, Merger 5, Merger 6 and Merger 7 shall be treated as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code, and that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), and (ii) together, the Mergers and the PIPE Investment qualify as a transaction described in Section 351(a) of the Code (the foregoing clauses (i) and (ii) the PIPE Investors’ beneficial ownership of Acquiror Common Stock will be disregarded as transitory, the PIPE Investment Amount will be treated as transferred by the PIPE Investors to Shelf for Shelf Common Shares as part of the same plan as the Mergers, and together, the Mergers and the PIPE Investment qualify as a single integrated transaction described in Section 351(a) of the Code are collectively referred to herein as, the “Intended Tax Treatment”). The Parties shall, and shall cause their Affiliates to, use reasonable efforts to cause the Mergers to comply with the Intended Tax Treatment and shall not, and shall not cause their Affiliates to, treat or report the Transactions in a manner inconsistent with the Intended Tax Treatment unless required by a “determination” as defined in Section 1313(a) of the Code.

(f) Following the Mergers, for at least six (6) months following the Closing Date, Shelf shall either (i) continue each Surviving Company’s “historic business” (with the meaning of Treasury Regulations Section 1.368-1(d)(2)), or (ii) use a significant portion of each such Surviving Company’s “historic business assets” (within the meaning of Treasury Regulations Section 1.368-1(d)(3)) in a business.

(g) Within two (2) years following the Closing, Shelf will not cause any of the Surviving Companies (other than the Holdings Surviving Company) to (i) dispose of more than 50% of the assets held by it at Closing pursuant to one or more distributions or other transfers where such Surviving Company does not receive an exchange of net value in such transfer, (ii) make any distribution or other transfer that fails to satisfy the requirements of Treasury Regulations Section 1.368-2(k)(1)(i) (in the case of a distribution), Treasury Regulations Section 1.368-2(k)(1)(ii) (in the case of a transfer other than a distribution), or (iii) otherwise take any action that would result in an actual or deemed liquidation of such Surviving Company for U.S. federal income tax purposes.

(h) Shelf shall, no later than three Business Days before the earlier to occur of (x) the Closing Date and (y) the date that is 75 days after the date of formation of each of the Merger Sub that is a limited liability company, cause to be filed IRS Form 8832 (Entity Classification Election), prepared and executed in duplicate electing for each such Merger Sub to be classified as a corporation under Treasury Regulation Section 301.7701-3 with an effective date of the date of formation of such Merger Sub.

7.12 Resignations; Acquiror D&O Tail Policy; Director & Officer Indemnification.

(a) At or prior to Closing, Acquiror shall deliver to the Company written resignations, effective as of the Closing, of the officers and directors of Acquiror set forth on Section 7.12 of the Acquiror Disclosure Schedules. Prior to the Closing, Acquiror shall obtain and pay for a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Closing with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of each of the Acquiror Parties as Acquiror’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Closing (including in connection with the transactions contemplated by this Agreement) (the “Acquiror D&O Tail Policy”). Acquiror shall bear the cost of the Acquiror D&O Tail Policy as an Acquiror Transaction Expense. During the term of the Acquiror D&O Tail Policy, Shelf shall not (and shall cause the Surviving Companies not to) take any action following the Closing to cause the Acquiror D&O Tail Policy to be cancelled or any provision therein to be amended or waived. Shelf shall also ensure (and shall cause the Surviving Companies to ensure that) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.12 shall be continued in respect of such claim until the final disposition thereof.

(b) From and after the Closing, Shelf shall, and shall cause each of its Subsidiaries to, indemnify, defend, exculpate and hold harmless, to the fullest extent permitted under applicable Law, any individual who, at or prior to the Closing, is or was a director, officer, manager, employee or agent of an Acquiror Party or any of its

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Subsidiaries or who, at the request of an Acquiror Party or any of its Subsidiaries, served as a director, officer, manager, member, trustee or fiduciary of another limited liability company, corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Acquiror Indemnified Persons”) with respect to all acts and omissions occurring or alleged to have occurred whether at or prior to the Closing, including the execution of, and the transactions contemplated by, this Agreement, whether asserted or claimed prior to, at or after the Closing. Without limitation of the foregoing, in the event that any such Acquiror Indemnified Person is or becomes involved, in any capacity, in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with any matter for which indemnification is available pursuant to the foregoing sentence, including the transactions contemplated by this Agreement, Shelf, from and after the Closing, shall pay, as incurred, such Acquiror Indemnified Person’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, within thirty (30) days after any request for advancement (including attorneys’ fees which may be incurred by any Acquiror Indemnified Person in enforcing this Section 7.12), subject to receipt of an undertaking from such Acquiror Indemnified Person to repay such advancement if such Acquiror Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(c) Shelf shall, for a period of six (6) years from and after the Closing, cause the organizational documents of each Acquiror Party and each of their respective Subsidiaries (including each surviving entity under the Mergers) to contain provisions no less favorable to the Acquiror Indemnified Persons with respect to indemnification, exculpation from liabilities and rights to advancement of expenses than those set forth as of the date of this Agreement in the organizational documents of such entity, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any Indemnified Party.

(d) This Section 7.12 shall survive the consummation of the Transactions, is intended to benefit, and shall be enforceable by each Acquiror Indemnified Person and their respective successors, heirs and representatives, and shall not be amended in any manner that is adverse to an Acquiror Indemnified Person without the prior written consent of Sponsor.

7.13 Closing Conditions. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms and upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, such actions as are necessary, proper or advisable to satisfy the conditions to the Closing set forth in Article VIII hereof and to consummate the transactions contemplated hereby. Each of the parties shall execute or deliver any additional instruments as reasonably requested by the other party necessary to consummate the transactions contemplated by this Agreement.

7.14 Section 16 Matters. Prior to the Closing, each of Acquiror and the Company shall take all such reasonable steps (to the extent permitted under applicable Law) to cause any dispositions of Acquiror Common Stock or acquisitions of Shelf Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.15 Access to, and Information of, Acquiror and Shelf. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Closing, subject to applicable Law, Acquiror and Shelf shall: (a) permit the Company and its advisers and other representatives to have reasonable access to Acquiror’s and Shelf’s properties and facilities, books and records, Contracts and other documents and data related to the Acquiror or Shelf, as applicable; and (b) furnish, or cause to be furnished, to the Company any financial and operating data and other information (including Tax information) with respect to Acquiror or Shelf, as applicable, as the Company shall from time to time reasonably request; provided, however, that any such access or furnishing of information shall be (i) upon no less than three (3) Business Days’ prior written notice from the Company to Acquiror or Shelf, as applicable, and (ii) conducted at the Company’s sole cost and expense, during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of Acquiror or Shelf, as applicable. No information provided to or obtained by the Company pursuant to this Section 7.15 shall limit or otherwise affect the remedies available hereunder to the Company, or act as a waiver or otherwise affect the representations or warranties of Acquiror or Shelf in this Agreement. All information provided to or obtained

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by the Company heretofore or hereafter, including pursuant to this Section 7.15, shall be held in confidence by the Company in accordance with and subject to the terms of the Confidentiality Agreement and nothing herein shall modify or limit the obligations of the Company set forth therein. At any time prior to the Closing, Acquiror agrees to disclose, promptly upon a reasonable written request from the Company, via a Form 8-K filing or press release, any information that the Company reasonably believes is material for the purchase or sale of Acquiror Common Stock, which purchase or sale the Company reasonably believes in good faith is not detrimental to or will not adversely affect the successful consummation of the transactions contemplated hereby. Notwithstanding anything herein to the contrary, neither Acquiror nor Shelf shall be required to take any action, provide any access or furnish any information that would be reasonably likely to (A) cause or constitute a waiver of the attorney-client or other privilege or (B) violate any Contract to which Acquiror or Shelf is a party or bound, provided, that the parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishing in a manner that does not result in the events set out in clauses (A) and (B) above.

7.16 Conduct of Business by Acquiror . From the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Closing, except as otherwise provided or required in connection with this Agreement including the Ancillary Agreements, required by Law or consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) Shelf shall, and shall cause each other Acquiror Party to, (x) operate its business in the ordinary course and consistent with past practice and (y) preserve their respective business, operations and organization, in light of general activities that businesses similar to Acquiror’s business commonly undertake. Without limiting the foregoing, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Closing, except as otherwise provided or required in connection with this Agreement including the Ancillary Agreements, required by Law or consented to in writing by the Company (which consent shall not be unreasonably withheld conditioned or delays), Shelf shall not, and shall cause each other Acquiror Party not to:

(a) amend or alter the Trust Agreement, certificate of incorporation, bylaws or equivalent organizational documents of any Acquiror Party;

(b) (i) make or declare any dividend or distribution to the stockholders of any Acquiror Party or make any other distributions in respect of any Acquiror Party’s capital stock, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of any Acquiror Party’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests, warrants or other equity interests of any Acquiror Party, other than a redemption of shares of Acquiror Common Stock in connection with the Transactions in accordance with the terms set forth in the Proxy Statement/Prospectus;

(c) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Acquiror Party or guaranty any debt securities of another Person, other than any Indebtedness or guarantee incurred between Acquiror Parties; provided that this Section 7.16(c) shall not prevent an Acquiror Party from borrowing funds reasonably required to finance its ordinary course administrative costs and expenses and transaction expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (provided that in no event shall such outstanding amounts be convertible into Acquiror Common Stock or equity securities of any other Acquiror Party);

(d) (i) issue or agree to issue any shares of any Acquiror Party’s securities or securities exercisable for or convertible into capital stock, or (ii) grant or agree to grant any additional options, warrants or stock appreciation rights with respect to any Acquiror Party’s securities not outstanding on the date hereof;

(e) make, change or rescind any material Tax election or settle or compromise any material Tax liability;

(f) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of any Acquiror Party (including, for the avoidance of doubt, (i) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (ii) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater); provided that this Section 7.16(f) shall not prevent an Acquiror Party from borrowing funds reasonably required to finance its ordinary course

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administrative costs and expenses and transaction expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (provided that in no event shall such outstanding amounts be convertible into Acquiror Common Stock or equity securities of any other Acquiror Party); or

(g) enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 7.16.

7.17 No Control of the Other Party’s Business. Nothing contained in this Agreement shall give any Acquiror Party, directly or indirectly, the right to control or direct any Company Party’s or Company Entity’s operations prior to the Closing, and nothing contained in this Agreement shall give any Company Party or Company Entity, directly or indirectly, the right to control or direct any Acquiror Party’s operations prior to the Closing. Prior to the Closing, each Acquiror Party and each Company Party or the Company, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Notwithstanding anything to the contrary set forth in this Agreement, (a) no consent of Acquiror shall be required with respect to any matter set forth in Section 7.02 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Law and (b) no consent of the Company shall be required with respect to any matter set forth in Section 7.16 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Law.

7.18 Post-Closing Directors and Officers of Shelf.

(a) The Parties shall use commercially reasonable efforts to ensure that the individuals listed on Section 7.18(a) of the Company Disclosure Schedules and the other persons identified by the applicable Party following the date hereof are elected and appointed as directors of Shelf effective at the Closing; provided, that any such individuals not listed on Section 7.18(a) of the Company Disclosure Schedules shall be identified as promptly as practicable following the date hereof (but in no event later than the date on which the Proxy Statement/Prospectus is filed with the SEC).

(b) The initial officers of Shelf as of the Closing shall be as set forth on Section 7.18(b) of the Company Disclosure Schedules, subject to any such individual’s death, resignation, removal or refusal to serve, in which case such position shall be determined by the Shelf Board following the Closing.

7.19 Acquiror Common Stockholder Redemption Amount. Acquiror shall prepare and deliver to Company promptly following the Acquiror Stockholders’ Meeting, but in any event no later than three (3) Business Days after the Acquiror Stockholders’ Meeting, notification of the Acquiror Common Stockholder Redemption Amount, certified by an executive officer of Acquiror.

7.20 Pre-Closing Restructuring. The Company Parties shall, and shall cause their respective Subsidiaries and Affiliates to, effectuate and consummate the Pre-Closing Restructuring prior to the Closing in accordance with the terms set forth on Section 1.01(a) of the Company Disclosure Schedules.

7.21 Nasdaq Listing. From the date hereof through the Closing, (a) Acquiror shall use commercially reasonable efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Class A Common Stock to be listed on, Nasdaq, and (b) Acquiror and Company shall each use commercially reasonable efforts to cause the Shelf Common Shares to be issued in connection with the Transactions and the Acquiror Warrants and any Shelf Common Shares issued thereunder to be approved for listing on Nasdaq as of the Closing Date.

7.22 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.23 PIPE Investment. Except to the extent provided in writing by the Company (such consent or approval not to be unreasonably withheld, delayed or conditioned), no Acquiror Party shall permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any of the Subscription Agreements, where such amendment, modification, waiver or replacement shall cause a detriment to the Company. Acquiror shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including

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maintaining in effect the Subscription Agreements and to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply in all material respects with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing; (iii) confer with the Company regarding timing of the Closing Date (as defined in the Subscription Agreements); (iv) deliver notices to counterparties to the Subscription Agreements at least two (2) Business Days prior to the Closing and no later than four (4) Business Days prior to the Acquiror Stockholders’ Meeting to cause them to fund their obligations no later than one (1) Business Day prior to the date that the Closing is scheduled to occur hereunder and (v) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (B) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; and (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement. Acquiror shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment immediately prior to the Closing.

7.24 Name Change. Promptly following the Closing, Acquiror and Shelf shall file certificates of amendment to their respective certificates of incorporation with the Secretary of State of the State of Delaware, which such amendments will change each of Acquiror and Shelf’s entity names to be “NextNav Acquisition Corporation” and “NextNav, Inc.”, respectively.

7.25 Communications License Matters.

(a) From the date hereof through the Closing Date, the Company shall, and shall cause its Subsidiaries to:

(i) maintain the Company Entities’ FCC licenses;

(ii) operate in accordance with the terms of the FCC Licenses and in compliance in all material respects with the Communications Act, FCC rules, regulations and policies, except as expressly waived by the FCC;

(iii) keep Acquiror fully informed and on a timely basis of any material communications and inquiries (whether written or oral) received by any of the Company Entities from, or given by any of the Company Entities to, the FCC, and of any material communication received or given in connection with any action by a private party, in each case with respect to the FCC Licenses, the FCC Applications, the FCC Transfer Application or the Company Entities, and promptly provide Acquiror with true and complete copies of all documents filed with, submitted to or received from the FCC with respect to FCC Licenses, the FCC Applications, the FCC Transfer Application or the Company Entities; and

(iv) (A) diligently prosecute the FCC Applications to favorable conclusions (including without limitation promptly providing all information requested by the FCC and opposing any third-party comments or filings that request denial or adverse variations to or conditions on the Company Entities or the Business), (B) not amend or withdraw the FCC Applications without the prior written consent of Acquiror, and (C) not take any action that would, or fail to take any action the failure of which to take would, reasonably be expected to have the effect of preventing or materially delaying the receipt of grants of the FCC Applications.

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(b) Acquiror and Company agree to make good faith commercially reasonable efforts to work together to file the FCC Transfer Applications as expeditiously as possible after the date of this Agreement. The parties to the FCC Transfer Applications shall diligently prosecute the FCC Transfer Applications and otherwise use their commercially reasonable efforts to obtain the FCC Consent prior to the Closing Date. The parties to the FCC Transfer Applications shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation and prosecution of the FCC Transfer Applications.

(c) From the date hereof through the Closing Date, Holdings shall not hold, nor shall it apply for, one or more FCC Licenses.

7.26 Indian Filings; Indian Company Shares.

(a) Promptly following the Closing, the Company shall use reasonable best efforts to ensure that (i) Mr. Arun Raghupathy and NextNav LLC notify (in prescribed Form MGT-4 and Form MGT-5, respectively) the Indian Company Entity of the Closing divesture of beneficial interest in one share of the Indian Company Entity from Mr. Arun Raghupathy and NextNav LLC, and (ii) the Indian Company Entity attends to the timely filing of all necessary forms (including in prescribed Form MGT-6) to notify all appropriate Governmental Authorities with respect to transactions contemplated herein and the divesture of beneficial interest in one share of the Indian Company Entity from Mr. Arun Raghupathy and NextNav LLC.

(b) The Company shall use reasonable best efforts to ensure that, prior to the Closing, the transfers of (i) 1 share in the Indian Company Entity from Mr. Ralph C Robert to Mr. Arun Raghupathy and (ii) 9,999 shares in the Indian Company Entity from Mr. Arun Raghupathy to Commlabs Inc., USA shall each have been duly recorded in the register of share transfers and the overleaf of the applicable share certificates shall been signed by an authorized signatory.

7.27 Equity Award Resolution. Between the date of this Agreement and the Closing Date, Shelf shall work with Holdings (including, if requested by Holdings, Company management) in good faith to identify the recipients of awards, and the terms of such awards, for inclusion in the Equity Award Resolution.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS

8.01 Mutual Conditions. The respective obligations of each party to this Agreement to consummate and effect the Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained; provided, however, that solely with respect to the Acquiror Parties, the failure of the Acquiror Stockholders to approve the Shelf Compensation Plans shall not on its own cause this condition to not have been satisfied.

(c) HSR Filings. The filings of Acquiror and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(d) Registration Statement. The Form S-4 containing the Proxy Statement/Prospectus shall have become effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(e) FCC Consent. The Company Parties shall have obtained the FCC Consent from the FCC and such FCC Consent shall be in form and substance reasonably satisfactory to each of the Company and the Acquiror.

(f) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

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(g) Nasdaq Approval. The Shelf Common Shares to be issued in connection with the Transactions and the Acquiror Warrants and any Shelf Common Shares issued thereunder shall have been approved for listing on Nasdaq, subject to official notice of issuance.

8.02 Conditions to the Obligations of the Acquiror Parties. The obligations of the Acquiror Parties to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by Acquiror to the extent permitted by applicable Law:

(a) Representations and Warranties.

(i) Other than the representations and warranties set forth in Section 4.01 (Organization), Section 4.02 (Authority; Board Approval), Section 4.04 (Capitalization), Section 4.07(b)(i) (Material Adverse Effect) and Section 4.22 (Brokers) (together, the “Company Fundamental Representations”), the representations and warranties of the Company and Holdings in Article IV of this Agreement (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect. The Company Fundamental Representations shall be true and correct in all material respects (provided that Section 4.04 (Capitalization) may have de minimis deviations) as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

(ii) Other than the representations and warranties set forth in Section 5.01 (Organization), Section 5.02 (Due Authorization), Section 5.04 (Brokers’ Fees) and Section 5.07 (Capitalization) (together, the “Blocker Fundamental Representations”), the representations and warranties of each Blocker contained in Article V of this Agreement (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect. The Blocker Fundamental Representations shall be true and correct in all material respects (provided that Section 5.07 (Capitalization) may have de minimis deviations) as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

(b) Agreements and Covenants. Each Company Party shall have performed or complied, in each case, in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered a certificate, dated as of the Closing Date and signed by an authorized representative of each Company Party, that each of the conditions set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(e) has been satisfied.

(d) Secretary’s Certificate. At Closing, the Company shall have delivered to Acquiror copies of the following, all certified by an authorized officer of each Company Party to be true, correct, complete and in full force and effect as of the Closing Date:

(i) the certificate of incorporation or formation of each Company Party and Company Entity, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of organization or incorporation, as applicable;

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(ii) the Company Organizational Documents, Holdings Organizational Documents and equivalent documents for each other Company Entity and Blocker;

(iii) the bylaws or equivalent document of each Company Entity, Company Party and Blocker;

(iv) the resolutions of the board of managers, directors or other governing body and of the unitholders, equity-holders, interest-holders or members of each Company Party, Company Entity and Blocker authorizing, adopting and approving this Agreement, the Ancillary Agreements and all of the transactions contemplated hereby and thereby (including the treatment of Holdings Options, Holdings Restricted Units and Holdings Profits Interests contemplated by Sections 3.09(b), 3.09(c) and 3.09(d)).

(e) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

(f) FCC Matters. The Company shall have delivered to the Acquiror an FCC Opinion Letter, in form and substance reasonably satisfactory to the Acquiror.

(g) Registration Rights Agreement. Each Supporting Seller shall have delivered to Shelf and Acquiror, its duly executed counterpart signature page to the Registration Rights Agreement.

(h) FIRPTA. (A) Each Blocker shall have delivered a properly completed and executed certification of such Blocker in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (B) Holdings shall have delivered a certificate, duly completed and executed pursuant to Section 1.1445-11T(d)(2)(i) of the Treasury Regulations, certifying that the interests of Holdings are not United States real property interests within the meaning of section 1445 of the Code.

8.03 Conditions to the Obligations of the Company Parties. The obligations of the Company Parties to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by the Company to the extent permitted by applicable Law:

(a) Representations and Warranties. Other than the representations and warranties set forth in Section 6.01 (Organization), Section 6.02 (Authorization), Section 6.05 (Brokers), and Section 6.07 (Capitalization) (together, the “Acquiror Fundamental Representations”), the representations and warranties of the Acquiror Parties contained in Article VI of this Agreement (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Acquiror Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) an Acquiror Material Adverse Effect. The Acquiror Fundamental Representations shall be true and correct in all material respects (provided that Section 6.07 (Capitalization) may have de minimis deviations) as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date).

(b) Agreements and Covenants. Each Acquiror Party shall have performed or complied, in each case, in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

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(c) Officer’s Certificate. Acquiror shall have delivered a certificate, dated as of the Closing Date and signed by an authorized officer of Acquiror, that each of the conditions set forth in Section 8.03(a), Section 8.03(b), Section 8.03(f) and Section 8.03(g) has been satisfied.

(d) Secretary’s Certificate. At Closing, the Acquiror shall have delivered to the Company copies of the following, all certified by an authorized officer of Acquiror, to be true, correct, complete and in full force and effect as of the Closing Date:

(i) the certificate of incorporation or equivalent document of each Acquiror Party, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of incorporation or formation, as applicable;

(ii) the bylaws or equivalent document of each Acquiror Party; and

(iii) resolutions of the board of directors or other governing body of each Acquiror Party authorizing, adopting and approving this Agreement, the Ancillary Agreements and all of the transactions contemplated hereby and thereby.

(e) SEC Compliance. Immediately prior to Closing, Acquiror shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

(f) Acquiror Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement.

(g) Minimum Funds. The Available Closing Date Total Cash shall be equal to or greater than $250,000,000.

(h) Trust Account. (i) Acquiror shall have made all reasonably necessary and appropriate arrangements with the Trustee to the Trust Account to have all of the funds contained in the Trust Account disbursed to Acquiror, and all such funds shall be available to Acquiror in respect of all of the obligations of Acquiror set forth in this Agreement and the payment of Acquiror’s fees and expenses incurred in connection with this Agreement and the transactions contemplated hereunder and (ii) there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have an Acquiror Material Adverse Effect.

(i) At Closing, Acquiror shall have delivered to Shelf and Continental Stock Transfer & Trust Company, the Amendment to Acquiror Warrant Agreement executed by Acquiror and Shelf.

(j) FIRPTA. Acquiror shall have delivered a properly completed and executed certification in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that the Acquiror is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) Equity Award Resolution. At least one day prior to Closing, Shelf shall have delivered to Acquiror a written consent of the board of directors of Shelf (or a duly appointed committee thereof authorized to administer the Shelf 2021 Omnibus Incentive Plan), authorizing and approving the grant of awards of Restricted Stock and/or Restricted Stock Units under the Shelf 2021 Omnibus Incentive Plan in an aggregate amount of 2,800,000 Shelf Common Shares (with, for the avoidance of doubt, Restricted Stock Units representing the equivalent of one Shelf Common Share) to certain individuals that were executives, employees or individual service providers of the Company Parties as of immediately prior to the Closing, which such awards shall be granted promptly after the filing and effectiveness of the registration statement on Form S-8 of Shelf covering the Shelf Compensation Plans and the Holdings Equity Plan, subject to such executives, employees or individual service providers’ continued service for the Company Parties as of the grant date (the “Equity Award Resolution”).

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ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Acquiror and Holdings;

(b) by either Acquiror or Holdings:

(i) if the Closing has not occurred on or before November 19, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; provided, further, however, that if any Proceeding for specific performance or other equitable relief by any Party with respect to this Agreement, any other Ancillary Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Outside Date, then the Outside Date shall be automatically extended without any further action by any Party until the date that is 30 days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Proceeding and the Outside Date shall be deemed to be such later date for all purposes of this Agreement; or

(ii) if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or order which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby; or

(iii) if the Acquiror Stockholder Approval is not obtained upon a vote taken thereon at the Acquiror Stockholders’ Meeting (as such meeting may have been adjourned or postponed in accordance with this Agreement) (provided, that Acquiror may not terminate this Agreement pursuant to this clause (iii) solely as a result of the failure of the Acquiror Stockholders to approve the Shelf Compensation Plans);

(c) by Acquiror, if no Acquiror Party is in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of any Company Party contained herein become untrue or inaccurate such that Section 8.02(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.01(c)); or (ii) there has been a breach on the part of any Company Party of any of its covenants or agreements contained in this Agreement such that Section 8.02(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.01(c)), and, with respect to both clause (i) and clause (ii), such breach has not been cured within 30 days after written notice thereof to Holdings, if curable;

(d) by Holdings, if none of the Company Parties are in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of the Acquiror Parties contained herein becomes untrue or inaccurate such that Section 8.03(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.01(d)); or (ii) there has been a breach on the part of any Acquiror Party of any of their covenants or agreements contained in this Agreement such that Section 8.03(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.01(d)), and, with respect to both clause (i) and clause (ii), such breach has not been cured within 30 days after written notice thereof to Acquiror, if curable; or

(e) by Holdings, within five (5) Business Days after there has been a Modification in Recommendation.

9.02 Manner of Exercise. In the event of termination by Acquiror or Holdings, or both, in accordance with Section 9.01, written notice thereof shall be given to the other party by the terminating party and this Agreement shall terminate.

9.03 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, all further obligations and liabilities of the parties under this Agreement will terminate and become void and of no force and effect, except that the obligations in Section 7.04, Section 7.10(b), this Section 9.03, Article X, and any obligations pursuant to the terms of the Confidentiality Agreement will survive termination of this Agreement; provided, however, nothing in this Section 9.03 shall be deemed to release any party from any liability for Fraud prior to such termination.

Annex A-78

9.04 Waiver. At any time prior to the Closing Date, the parties may, to the fullest extent permitted by applicable Law, by action taken by its board of directors or managers or officers thereunto duly authorized (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed by such party (who has the right hereunder to provide such waiver or extension), but such extension or waiver or failure to insist on strict compliance by such party with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, or otherwise prevent, preclude, impede or delay such party, whether wholly or partially, from asserting any rights, claims, interests or actions it may have pursuant to this Agreement and in law or in equity.

ARTICLE X
MISCELLANEOUS

10.01 Survival. The representations, warranties and covenants of the parties hereto contained herein shall not survive the Closing, except for those covenants contained herein that by their explicit terms apply or are to be performed in whole or in part after the Closing (which includes Section 7.10(b), Section 7.12 and this Article X). There are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement after the Closing, except for covenants explicitly to be performed in whole or in part after the Closing. Subject to the last sentence of this Section 10.01, notwithstanding anything to the contrary in this Agreement, no party shall, in any event, be liable to the other party for any consequential, special or punitive damages. Nothing herein shall restrict or limit any Proceeding or liability in the case of Fraud.

10.02 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by email to the extent email is listed below, or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile or email upon electronic confirmation of receipt (excluding automatic acknowledgements of receipt), or if mailed by overnight courier service guaranteeing next day delivery, one Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

If to any Acquiror Party prior to the Closing, to:

Spartacus Acquisition Corporation
6470 East Johns Crossing, Suite 490
Duluth, GA 30097
Attention:     Igor Volshteyn, CFO
Email: igorv@spartacus-ac.com

in each case, with a copy (which shall not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue
New York, NY 10022
Attention:     Robert S. Matlin, Esq., and Jonathan M. Barron, Esq.
Phone: (212) 536-3900
Email: Robert.Matlin@klgates.com
jonathan.barron@klgates.com

If to any Company Party, to:

NextNav, LLC
1775 Tysons Blvd.
5th Floor
Tysons, VA 22102
Attention: Ganesh Pattabiraman
Email: ganesh@nextnav.com

Annex A-79

in each case, with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

8350 Broad Street, 17th Floor

Tysons, VA 22102

Attention: Randy Segal and Adam Brown

Phone:     (703) 610-6237

(703) 610-6140

Email:     randy.segal@hoganlovells.com

adam.brown@hoganlovells.com

10.03 Annexes, Exhibits and Schedules. All annexes, exhibits and schedules attached hereto, the Acquiror Disclosure Schedules, and the Company Disclosure Schedules are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.04 Computation of Time. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

10.05 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, the Company shall bear and pay at or promptly after Closing, (a) all Acquiror Transaction Expenses, and (b) all Company Transaction Expenses.

10.06 Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.02 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

10.07 Assignment; Successors and Assigns; No-Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the (i) Indemnified Persons who are not otherwise party to this Agreement shall be third-party beneficiaries of Section 7.06; and (ii) Acquiror Indemnified Persons who are not otherwise party to this Agreement shall be third-party beneficiaries of Section 7.12. Notwithstanding the foregoing, each Acquiror Party may assign this Agreement without the consent of any Person to any lender (or agent therefor) to such Acquiror Party or their subsidiaries or Affiliates thereof as security for obligations to such lender (or lenders) in respect of any financing agreements or arrangements entered into by any Acquiror Party or their subsidiaries and affiliates with such lenders or to an acquirer of all or substantially all of the assets or business of the Acquiror Parties in any form of transaction, which assignment shall not relieve such Acquiror Party of its obligations hereunder.

Annex A-80

10.08 Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format or electronic signature complying with the U.S. Federal ESIGN Act of 2000, including without limitation, electronic signature affixed via DocuSign®, shall be effective as delivery of a mutually executed counterpart to this Agreement.

10.09 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

10.10 Entire Agreement. Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the exhibits, annexes, schedules, the Acquiror Disclosure Schedules and the Company Disclosure Schedules (other than an exception expressly set forth as such in the Acquiror Disclosure Schedules or the Company Disclosure Schedules, as applicable), the statements in the body of this Agreement shall control.

10.11 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 10.06, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity; for the avoidance of doubt, the parties may argue that no breach has occurred. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 10.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.13 Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement and the Ancillary Agreements or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

10.14 Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.15 Amendments. This Agreement may be amended, at any time prior to the Closing, by an instrument in writing signed on behalf of Acquiror and Holdings; provided, however, that after the Acquiror Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the stockholders of Acquiror, without the receipt of such further approvals.

10.16 Non-Recourse . This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations

Annex A-81

set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, sponsor or representative or Affiliate of any named party to this Agreement and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, sponsor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Holdings, the Blockers, Acquiror, Shelf or the Merger Subs under this Agreement or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

10.17 Acknowledgements.

(a) Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company or Holdings in connection with the transactions contemplated hereby; (iii) the Blocker Representations constitute the sole and exclusive representations and warranties of the applicable Blocker, in connection with the transactions contemplated by this Agreement; (iv) the Acquiror Representations constitute the sole and exclusive representations and warranties of the Acquiror Parties; (v) except for the Company Representations by the Company and Holdings, the Blocker Representations by the applicable Blocker and the Acquiror Representations by the Acquiror Parties, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Subsidiaries) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature express or implied (including (A) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (B) relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (vi) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and Holdings, the Blocker Representations by the applicable Blocker and the Acquiror Representations by the Acquiror Parties.

(b) Each party hereto shall have the right to enforce this Section 10.17 on behalf of any Person that would be benefitted or protected by this Section 10.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 10.17 shall limit, modify, restrict or operate as a waiver with respect to, any rights any party hereto may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including the Ancillary Agreements.

10.18 Provision Respecting Legal Representation.

(a) It is acknowledged by each of the Parties, on its own behalf and on behalf of its respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that the Company Entities, Sellers and the Blockers have retained Hogan Lovells US LLP (collectively, the “Retained Counsel”) to act as their counsel in connection with the Transactions and that the Retained Counsel has not acted as counsel for any other Party in connection with the Transactions and that none of the other Parties has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof. Each Acquiror Party hereby agrees, on their own behalf and on behalf of their respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing

Annex A-82

between any Acquiror Party, the Company Entities, the Blockers and/or their Subsidiaries, on the one hand, and any Seller and/or any of their respective Affiliates, on the other hand, the Retained Counsel may represent such Seller and/or their respective Affiliates in such dispute even though the interests of such Seller or their respective Affiliates may be directly adverse to the Acquiror Parties, the Company Entities or their respective Subsidiaries.

(b) It is acknowledged by each of the Parties, on its own behalf and on behalf of its respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that the Acquiror Parties, Sponsor and its Affiliates have retained K&L Gates LLP (collectively, the “Other Retained Counsel”) to act as their counsel in connection with the Transactions and that the Other Retained Counsel has not acted as counsel for any other Party in connection with the Transactions and that none of the other Parties has the status of a client of the Other Retained Counsel for conflict of interest or any other purposes as a result thereof. Each Party hereby agrees, on their own behalf and on behalf of their respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between any Party and/or their Subsidiaries or their respective Affiliates, on the one hand, and Sponsor and/or any of its Affiliates, on the other hand, the Other Retained Counsel may represent Sponsor and/or its Affiliates in such dispute even though the interests of Sponsor and/or any of its Affiliates may be directly adverse to the Acquiror Parties, the Company Parties or their respective Subsidiaries.

10.19 Release.

(a) Effective upon the Closing, each Company Party, for itself and on behalf of each of their respective successors and assigns, hereby releases and forever discharges each Acquiror Party and each Acquiror Party’s direct or indirect equityholders, controlling Persons, controlling Affiliates and representatives (and any representatives of any of the foregoing), in each case solely in their capacities as such, of and from any and all actions, causes of action, suits and liabilities relating to or arising out of any matter, occurrence, action or activity on or prior to the Closing Date other than (i) any rights, claims or causes of action under this Agreement or any Ancillary Agreement, (ii) any employment, severance, bonus or similar agreement or arrangement between a Company Party and a current officer or director that continues to remain in effect following the Closing, or (iii) claims of Fraud.

(b) Effective upon the Closing, each Acquiror Party, for itself and on behalf of each of their respective successors and assigns, hereby releases and forever discharges each Company Party and each Company Party’s direct or indirect equityholders, controlling Persons, controlling Affiliates and representatives, in each case solely in their capacities as such, of and from any and all actions, causes of action, suits and liabilities relating to or arising out of any matter, occurrence, action or activity on or prior to the Closing Date other than (i) any rights, claims or causes of action under this Agreement or any Ancillary Agreement, (ii) any employment, severance, bonus or similar agreement or arrangement between an Acquiror Party and a current officer or director that continues to remain in effect following the Closing, or (iii) claims of Fraud.

Annex A-83

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

ACQUIROR
SPARTACUS ACQUISITION CORPORATION
By:	/s/ Peter D. Aquino
Name:	Peter D. Aquino
Title:	Chief Executive Officer

[Signature page to Merger Agreement]

Annex A-84

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

SHELF
SPARTACUS ACQUISITION SHELF CORP.
By:	/s/ Igor Volshteyn
Name:	Igor Volshteyn
Title:	President

[Signature page to Merger Agreement]

Annex A-85

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

MS 1
SASC (SPAC) MERGER SUB 1 CORPORATION
By:	/s/ Igor Volshteyn
Name:	Igor Volshteyn
Title:	President

[Signature page to Merger Agreement]

Annex A-86

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

MS 2
SASC (TARGET) MERGER SUB 2 LLC
By:	Spartacus Acquisition Shelf Corp., its sole member
By:	/s/ Igor Volshteyn
Name:	Igor Volshteyn
Title:	President

[Signature page to Merger Agreement]

Annex A-87

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

MS 3
SASC (NB) MERGER SUB 3 LLC
By:	Spartacus Acquisition Shelf Corp., its sole member
By:	/s/ Igor Volshteyn
Name:	Igor Volshteyn
Title:	President

[Signature page to Merger Agreement]

Annex A-88

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

MS 4
SASC (OB) MERGER SUB 4 LLC
By:	Spartacus Acquisition Shelf Corp., its sole member
By:	/s/ Igor Volshteyn
Name:	Igor Volshteyn
Title:	President

[Signature page to Merger Agreement]

Annex A-89

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

MS 5
SASC (CB) MERGER SUB 5 CORPORATION
By:	/s/ Igor Volshteyn
Name:	Igor Volshteyn
Title:	President

[Signature page to Merger Agreement]

Annex A-90

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

MS 6
SASC (GB1) MERGER SUB 6 LLC
By:	Spartacus Acquisition Shelf Corp., its sole member
By:	/s/ Igor Volshteyn
Name:	Igor Volshteyn
Title:	President

[Signature page to Merger Agreement]

Annex A-91

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

MS 7
SASC (GB2) MERGER SUB 7 CORPORATION
By:	/s/ Igor Volshteyn
Name:	Igor Volshteyn
Title:	President

[Signature page to Merger Agreement]

Annex A-92

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

COMPANY
NEXTNAV, LLC
By:	/s/ Ganesh Pattabiraman
Ganesh Pattabiraman
Chief Executive Officer, President and Treasurer
HOLDINGS
NextNav Holdings, LLC
By:	/s/ Ganesh Pattabiraman
Ganesh Pattabiraman
Chief Executive Officer

[Signature page to Merger Agreement]

Annex A-93

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

NEA BLOCKER
NEA 14 NEXTNAV BLOCKER, LLC
By:	New Enterprise Associates 14, Limited Partnership, its Managing Member
By:	NEA Partners 14, Limited Partnership, its general partner
By:	NEA 14 GP, LTD, its general partner
By:	/s/ Louis Citron
Name:	Louis Citron
Title:	Chief Legal Officer

[Signature page to Merger Agreement]

Annex A-94

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

OAK BLOCKER
OAK NEXTNAV BLOCKER, LLC
By:	Oak Investment Partners XIII, Limited Partnership, its Managing Member
By:	Oak Associates XIII, LLC, its General Partner
By:	/s/ Bandel Carano
Name:	Bandel Carano
Title:	Managing Member

[Signature page to Merger Agreement]

Annex A-95

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

COLUMBIA BLOCKER
COLUMBIA PROGENY PARTNERS IV, INC.
By:	/s/ Donald A. Doering
Name:	Donald A. Doering
Title:	CFO and Secretary

[Signature page to Merger Agreement]

Annex A-96

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

GS BLOCKER 1
GLOBAL LONG SHORT PARTNERS AGGREGATING HOLDINGS DEL VII LLC
By:	GS Investment Strategies, LLC, its investment manager
By:	/s/ Raanan Agus
Name:	Raanan Agus
Title:	Authorized Signatory
GS BLOCKER 2
GLOBAL PRIVATE OPPORTUNITIES PARTNERS HOLDINGS II CORP
By:	GS Investment Strategies, LLC, its investment manager
By	/s/ Raanan Agus
Name:	Raanan Agus
Title:	Authorized Signatory

[Signature page to Merger Agreement]

Annex A-97

Annex B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SPARTACUS ACQUISITION SHELF CORP.

[•], 2021

Spartacus Acquisition Shelf Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.     The Corporation was originally incorporated under the name “Spartacus Acquisition Shelf Corp.” by the filing of the Corporation’s original certificate of incorporation with the office of the Secretary of State of the State of Delaware on May 21, 2021 (the “Original Certificate”).

2.     The corporation has not received any payment for any of its stock.

3.     The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) herein certified has been duly adopted by the sole director in the manner and by the vote prescribed by Section 241 and Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.     This Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

5.     The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is NextNav Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is [251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.]

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 600,000,000 shares, consisting of 500,000,000 shares of common stock (the “Common Stock”) and 100,000,000 shares of preferred stock (the “Preferred Stock”). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting

Annex B-1

powers, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(c) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(e) Transfer Restrictions.

(i)     For purposes of this Section 4.3(e), the following terms shall have the meaning ascribed to them.

(a)     “Applicable Lock-Up Period” means:

(1)     With respect to the Transaction Shares held by the Sponsor, B. Riley Principal Investments, LLC, a Delaware limited liability company (“B. Riley”) or their respective Permitted Transferees, one year after the Closing Date; provided, however, that such Applicable Lock-Up Period shall terminate earlier if, for at least 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like);

(2)    With respect to the Transaction Shares, Shelf Warrants and Shelf Warrant Shares held by any other holder of Transaction Shares, Shelf Warrants and Shelf Warrant Shares, respectively, 180 days after the Closing Date; provided, however, that such Applicable

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Lock-Up Period shall terminate earlier with respect to 50% of the Transactions Shares or Shelf Warrant Shares held by each of the holders thereof if, for at least 20 trading days within any 30-trading day period commencing at least 60 days after the Closing Date, the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

(3)    With respect to the Private Placement Warrants and Private Warrant Shares, 30 days after the Closing Date.

(b)    “Closing Date” means [•], 2021.

(c)     “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of June 9, 2021, by and among (i) NextNav, LLC, a Delaware limited liability company, (ii) NextNav Holdings, LLC, a Delaware limited liability company, (iii) NEA 14 NextNav Blocker, LLC, a Delaware limited liability company, (iv) Oak NextNav Blocker, LLC, a Delaware limited liability company, (v) Columbia Progeny Partners IV, Inc., a Delaware corporation, (vi) Global Long Short Partners Aggregating Holdings Del VII LLC, a Delaware limited liability company, (vii) Global Private Opportunities Partners Holdings II Corp., a Delaware corporation, (viii) SASC (SPAC) Merger Sub 1 Corporation, a Delaware corporation, (ix) SASC (Target) Merger Sub 2 LLC, a Delaware limited liability company, (x) SASC (NB) Merger Sub 3 LLC, a Delaware limited liability company, (xi) SASC (OB) Merger Sub 4 LLC, a Delaware limited liability company, (xii) SASC (CB) Merger Sub 5 Corporation, a Delaware corporation, (xiii) SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company, (xiv) SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation, (xv) Spartacus Acquisition Corporation, a Delaware corporation (“Spartacus”), and (xvi) the Corporation.

(d)    “Permitted Transferees” means any person or entity to whom a holder of Restricted Securities is permitted to transfer such securities prior to the expiration of the Applicable Lock-Up Period pursuant to Section 4.3(e)(iii).

(e)     “Private Placement Warrants” means, collectively, (1) warrants exercisable for Common Stock issued pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of October 15, 2020, by and between Spartacus and Spartacus Sponsor LLC, a Delaware limited liability company (“Sponsor”), and (2) warrants exercisable for Common Stock issued pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of October 15, 2020, by and between Spartacus and B. Riley.

(f)     “Private Warrant Shares” means shares of Common Stock issuable upon exercise or conversion of the Private Placement Warrants.

(g)    “Restricted Securities” means, collectively, Transaction Shares, Private Placement Warrants, Shelf Warrants, Private Warrant Shares and Shelf Warrant Shares.

(h)    “Shelf Warrant Shares” means shares of Common Stock issuable upon exercise or conversion of the Shelf Warrants.

(i)     “Shelf Warrants” means, collectively, warrants exercisable for Common Stock issued as contemplated by Merger Agreement to holders of warrants to purchase equity of NextNav Holdings, LLC prior to the Closing Date.

(j)     “Transaction Shares” means shares of the Common Stock issued by the Corporation pursuant to the Merger Agreement to Sponsor, B. Riley, and any person or entity that was an equity holder of NextNav Holdings, LLC prior to the Closing Date. For the avoidance of doubt, with respect to the Sponsor, only Common Stock issued in exchange for 5,000,000 founder shares shall be considered Transaction Shares, and any other Common Stock held by the Sponsor or any of its affiliates shall not be considered Transaction Shares or be subject to this Section 4.3(e) (other than the Private Warrant Shares).

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(k)    “Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

(ii)    Subject to Section 4.3(e)(iii), the holders (the “Restricted Holders”) of Restricted Securities may not Transfer any Restricted Securities until the end of the Applicable Lock-Up Period.

(iii)   Notwithstanding the restriction set forth in Section 4.3(e)(ii), the Restricted Holders or their respective Permitted Transferees may Transfer the Restricted Securities during the Applicable Lock-Up Period: (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, (iii) any direct or indirect partners, members or equity holders of the Sponsor or any related investment funds or vehicles controlled or managed by such persons or their respective affiliates, or (iv) any direct or indirect partners, members or equity holders of any such Restricted Holder, any affiliates of such Restricted Holder or any related investment funds or vehicles controlled or managed by such persons or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (g) to the Corporation; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares Common Stock for cash, securities or other property; provided, however, that in the case of clauses (a) through (e), Restricted Securities acquired by these Permitted Transferees will be bound by the restrictions contained in this Section 4.3(e).

(iv)   Any transfer in violation of the restrictions contained in this Section 4.3(e) shall be void ab initio.

(v)    Each certificate, if any, for and of the Restricted Securities shall bear a legend summarizing the restrictions on transfer and ownership contained herein. Instead of a legend, the certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

(f)     Transfers in Trust.

(i)     If at any time a Restricted Holder purports to transfer Restricted Securities to a person other than a Permitted Transferee (a “Purported Transferee”) that, if effective, would violate the restrictions contained in Section 4.3(e), then, (a) the Restricted Securities purported to be transferred shall be automatically transferred to a trust (the “Trust”) for the exclusive benefit of an organization described in each of Section 501(c)(3), Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Internal Revenue Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust (“Charitable Beneficiary”), effective (to the fullest extent permitted by law) as of the close of business on the business day prior to the date of such purported Transfer, (b) the intended transferee shall acquire no rights in such Restricted Securities, and (iii) such Restricted Securities shall be registered on the books of the Corporation in the name of the trustee of the Trust.

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(ii)    The Purported Transferee shall have no rights in the Restricted Securities held by the Trust. The Purported Transferee shall not benefit economically from ownership of any Restricted Securities held by the Trust, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Restricted Securities held by the Trust. The Trust shall have all voting powers and rights to dividends or other distributions with respect to Restricted Securities held by the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.

(iii)   Within 30 days of the expiration of the Applicable Lock-Up period or receipt of notice from the Corporation, the Trust shall sell the Restricted Securities. Upon such sale, the Trust shall distribute the net proceeds of the sale to the Purported Transferee and the Charitable Beneficiary as provided in this Section 4.3(f)(iii). The Purported Transferee shall receive the lesser of (1) the price paid by the Purported Transferee for the Restricted Securities or, if the Purported Transferee did not give value for the Restricted Securities in connection with the purported Transfer causing the Restricted Securities to be held in the Trust, the Market Price of the Restricted Securities on the day of the purported Transfer causing the Restricted Securities to be held in the Trust and (2) the net proceeds received by the Trust from the sale or other disposition of the Restricted Securities. Any nets sales proceeds in excess of the amount payable to the Purported Transferee shall be immediately paid to the Charitable Beneficiary. “Market Price” means, with respect to any of the Restricted Securities, the last reported sales price of such securities reported on Nasdaq on the trading day immediately preceding the relevant date or, if such securities are not then traded on Nasdaq, then the market price of shares of such series on the relevant date as determined in good faith by the Board of Directors of the Corporation.

(iv)   Nothing in Sections 4.3(e) or (f) shall preclude the settlement of any transaction entered into through the facilities of Nasdaq or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of Sections 4.3(e) or (f) and any Purported Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Sections 4.3(e) and (f).

(v)    The Corporation is authorized to seek equitable relief, including injunctive relief, to enforce the provisions of Sections 4.3(e) and (f). No delay or failure on the part of the Corporation in exercising any right hereunder shall operate as a waiver of any right, except to the extent specifically waived in writing. If any provision of Sections 4.3(e) and (f) or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected, and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the whole Board. The use of the phrase “whole Board” herein refers to the total number of directors which the Corporation would have if there were no vacancies or newly created directorships.

(b) Unless and except to the extent that the Amended and Restated Bylaws of the Corporation (“Bylaws”) shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting powers with regard to election of directors.

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Section 5.3 Removal. Subject to Section 5.4 hereof, any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of at least two-thirds (2/3) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.4 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation).

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, except as otherwise provided in the Bylaws, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws without any action on the part of the stockholders. The affirmative vote of a majority of the whole Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the Corporation entitled to vote generally in the election of directors shall be required to adopt, amend or repeal any provision of the Bylaws. However, no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the whole Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons. Any business transacted at any special meeting of the stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.

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Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Notwithstanding any other provision of this Amended and Restated Certificate (including any Preferred Stock Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any class or series of the stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal or adopt any provision inconsistent with Article V, Article VI, Article VII, Article VIII, Article X or this Article IX (the

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“Specified Provisions”); provided, that if two-thirds (2/3) of the whole Board has approved such amendment or repeal or adoption, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.

ARTICLE X
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION

Section 10.1 Forum. Subject to the last sentence in this Section 10.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) though (iv) above, any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 10.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 10.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 10.1 immediately above (other than the last sentence thereof) is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.3 Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Section 10.4 Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X.

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IN WITNESS WHEREOF, NextNav Inc. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

NEXTNAV INC.
By:	/s/ [•]
Name: [•]
Title: [Chief Executive Officer]

[Signature Page to Amended and Restated Certificate of Incorporation]

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Annex C

BYLAWS
OF
Nextnav inc.
(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware will be located in such place as may be provided from time to time in the Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”).

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chair of the Board, or a Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the whole Board, and may not be called by any other person. The use of the phrase “whole Board” herein refers to the total number of directors which the Corporation would have if there were no vacancies or newly created directorships. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed or adjourned, and any meeting of stockholders as to which notice has been given may be cancelled by the Board or the Chair of the meeting.

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding

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capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chair of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chair of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

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(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the affirmative vote of holders of a majority of the voting power of the shares of stock present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chair of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board, or (iii) otherwise properly brought before the annual meeting by any stockholder of the

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Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.4 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business, (F) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to the securities of the Corporation, (G) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination, (H) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, and (I) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation

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to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chair of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.4.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chair of each annual and special meeting of stockholders shall be the Chair of the Board or, in the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of a Chief Executive Officer or if a Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chair of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chair of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chair of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chair of the meeting may appoint any person to act as secretary of the meeting.

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ARTICLE III

DIRECTORS

Section 3.1. Powers; Number; Terms of Office. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. At any regular meeting or at any special meeting called for that purpose, a majority of the whole Board may establish, increase or decrease the number of directors constituting the entire Board; provided, that the tenure of office of a director shall not be affected by any decrease in the number of directors. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board. At each annual meeting of stockholders, the directors shall be elected to hold office until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Section 3.2. Newly Created Directorships and Vacancies. Except as otherwise set forth in the Certificate of Incorporation and subject to the rights of the holders of any series of Preferred Stock of the Corporation then outstanding, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the next election of directors and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 3.3. Removal. Subject to the rights of any holders of any class or series of capital stock then outstanding and except as otherwise set forth in the Certificate of Incorporation, any director may be removed from office, any or all of the directors may be removed from office at any time, with or without cause, and only by the affirmative vote of holders of at least two-thirds (2/3) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 3.4. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the election of directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.4 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.4.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.4.

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(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.4 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person, (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (E) if any such nominee is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, or has received any compensation or other payment from any person or entity other than the Corporation, in each case in connection with candidacy or service as a director of the Corporation, a reasonably detailed description of such agreement, arrangement or understanding and its terms or of any such compensation received, and (F) such person’s written consent to being named in the Corporation’s proxy statement as a nominee of the stockholder and to serving as a director if elected; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chair of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.4, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.4, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.4, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.4, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.4 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.5. Chair of the Board. The Board of Directors shall annually elect one of its members to be its chair (the “Chair of the Board”) and shall fill any vacancy in the position of Chair of the Board at such time and in such manner as the Board of Directors shall determine. The Chair of the Board shall preside when present at all meetings of the stockholders and the Board. The Chair of the Board shall perform such other duties and services as shall be assigned to or required of the Chair of the Board by the Board of Directors. The powers and duties of the Chair of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chair of the Board and Chief Executive Officer may be held by the same person and may be held by more than one person.

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Section 3.6. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chair of the Board or President and (b) shall be called by the Chair of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chair of each meeting of the Board shall be the Chair of the Board or, in the absence (or inability or refusal to act) of the Chair of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of a Chief Executive Officer or if a Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chair elected from the directors present at such meeting.

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The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chair of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

Section 5.5. Subcommittees. Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, any committee of the Board may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except for references to committees and members of committees in Section 5.2 and Section 5.3, every reference in these Bylaws to a committee of the Board or a member of a committee shall be deemed to include a reference to a subcommittee or member of a subcommittee.

ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chair of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers

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shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chief Executive Officer. One Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chair of the Board pursuant to Section 3.5 above. The position of Chief Executive Officer and President may be held by the same person and may be held by more than one person.

(b) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(c) Other Officer. In the absence (or inability or refusal to act) of the Chief Executive Officer, such other officer as designated by the Board (or in the event there be more than one such other officer, such other officers in the order designated by the Board) shall perform the duties and have the powers of the Chief Executive Officer. Any one or more of the Directors may be given an additional designation of rank or function.

(d) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chair of the Board, the Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(e) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(f) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(g) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

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Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of capital stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation, by any two authorized officers of the Corporation which authorized officers shall include the Chief Executive Officer, the President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the

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certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation; and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

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ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law and the Certificate of Incorporation, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

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Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the of the Corporation entitled to vote generally in the election of directors. However, if two-thirds (2/3) of the Board has approved such amendment or repeal of this Article VIII, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors shall be required.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

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ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (A) if given by hand delivery, orally, or by telephone, when actually received by the director, (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (D) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation, including as required by the Certificate of Incorporation or the Bylaws, may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the corporation and shall be given: (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid; (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address; or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has

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notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the DGCL. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to also be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or properly authorized proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and properly authorized proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or properly authorized proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of telephone, video conference or such other communications equipment whereby all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chair of the Board, the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer, any Director or Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

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Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chair of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.14. Amendments. Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, or the adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as provided by the Certificate of Incorporation and applicable law.

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Annex D

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Nextnav inc.

2021 OMNIBUS INCENTIVE PLAN

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Annex D-ii

Annex D-iii

NEXTNAV INC.
2021 OMNIBUS INCENTIVE PLAN

1.     PURPOSE

The Plan is intended to (a) provide eligible individuals with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability and that will benefit its stockholders and other important stakeholders, including its employees and customers, and (b) provide a means of recruiting, rewarding, and retaining key personnel. To this end, the Plan provides for the grant of Awards of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Unrestricted Stock, Dividend Equivalent Rights, Other Equity-Based Awards, and cash bonus awards. Any of these Awards may, but need not, be made as performance incentives to reward the holders of such Awards for the achievement of performance goals in accordance with the terms of the Plan. Options granted under the Plan may be Nonqualified Stock Options or Incentive Stock Options.

2.     DEFINITIONS

For purposes of interpreting the Plan documents, including the Plan and Award Agreements, the following capitalized terms shall have the meanings specified below, unless the context clearly indicates otherwise:

2.1     “Affiliate” shall mean any Person that controls, is controlled by, or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary. For purposes of making a grant of Options or Stock Appreciation Rights, an entity shall not be considered an Affiliate unless the Company holds a Controlling Interest in such entity. The preceding sentence does not, however, apply for purposes of determining whether Service is uninterrupted for purposes of vesting, exercisability, or expiration of Options and Stock Appreciation Rights.

2.2     “Applicable Laws” shall mean the legal requirements relating to the Plan and the Awards under (a) applicable provisions of the Code, the Securities Act, the Exchange Act, any rules or regulations thereunder, and any other laws, rules, regulations, and government orders of any jurisdiction applicable to the Company or its Affiliates, (b) applicable provisions of the corporate, securities, tax, and other laws, rules, regulations, and government orders of any jurisdiction applicable to Awards granted to residents thereof, and (c) the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

2.3     “Award” shall mean a grant under the Plan of an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Deferred Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, a Performance Share or other Performance Award, an Other Equity-Based Award, or cash.

2.4     “Award Agreement” shall mean the written agreement, in such written, electronic, or other form as determined by the Committee, between the Company and a Grantee that evidences and sets forth the terms and conditions of an Award.

2.5      “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

2.6     “Benefit Arrangement” shall mean any formal or informal plan or other arrangement for the direct or indirect provision of compensation to a Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee.

2.7     “Board” shall mean the Board of Directors of the Company.

2.8     “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Effective Date or issued thereafter, including, without limitation, all shares of Stock.

2.9     “Cause” shall have the meaning set forth in an applicable agreement between a Grantee and the Company or an Affiliate, and in the absence of any such agreement, shall mean, with respect to any Grantee and as determined by the Committee, (a) gross negligence or willful misconduct in connection with the performance of duties; (b) conviction of, or pleading guilty or nolo contendere to, a criminal offense (other than minor traffic
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offenses); (c) engagement in material dishonesty which is injurious to the Company or an Affiliate; (d) engagement in misconduct or gross neglect that causes material harm to the Company or an Affiliate; (e) material violation of the Company’s or an Affiliate’s written policies relating to sexual harassment; or (f) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property, or non-competition agreements, if any, between such Grantee and the Company or an Affiliate. Any determination by the Committee regarding whether an event constituting Cause shall have occurred shall be final, binding, and conclusive.

2.10     “Change in Control” shall mean, subject to Section 18.11, the occurrence of any of the following:

(a)     A transaction or a series of related transactions whereby any Person or Group (other than the Company or any Affiliate) becomes the Beneficial Owner of fifty percent (50%) or more of the total voting power of the Voting Stock of the Company, on a Fully Diluted Basis;

(b)     Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) (together with any new directors whose election by such Incumbent Board or whose nomination by such Incumbent Board for election by the stockholders of the Company was approved by a vote of at least a majority of the members of such Incumbent Board then in office who either were members of such Incumbent Board or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board then in office;

(c)     The Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company (regardless of whether the Company is the surviving Person), other than any such transaction in which the Prior Stockholders own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation immediately after such transaction;

(d)     The consummation of any direct or indirect sale, lease, transfer, conveyance, or other disposition (other than by way of reorganization, merger, or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or Group (other than the Company or any Affiliate), except any such transaction or series of transactions in which the Prior Stockholders own directly or indirectly at least a majority of the voting power of the Voting Stock of such Person or Group immediately after such transaction or series of transactions; or

(e)     The consummation of a plan or proposal for the liquidation, winding up, or dissolution of the Company.

Notwithstanding the foregoing, the transactions contemplated by that certain Merger Agreement, dated as of June 9, 2021, by and among the Company, Spartacus Acquisition Corporation, NextNav Holdings, LLC, NextNav, LLC and the other parties thereto shall not, individually or collectively, constitute a Change in Control.

The Board shall have full and final authority, in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto.

2.11     “Code” shall mean the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Section shall be deemed to include, as applicable, regulations and guidance promulgated under such Code Section.

2.12     “Committee” shall mean a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1.2 and Section 3.1.3 (or, if no Committee has been so designated, the Board).

2.13      “Company” shall mean NextNav Inc., a Delaware corporation, and any successor thereto.

2.14     “Controlling Interest” shall have the meaning set forth in Treasury Regulation Section 1.414(c)-2(b)(2)(i); provided that (a) except as specified in clause (b) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i), and (b) where a grant of Options or Stock Appreciation

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Rights is based upon a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).

2.15     “Deferred Stock Unit” shall mean a Restricted Stock Unit, the terms of which provide for delivery of the underlying shares of Stock, cash, or a combination thereof subsequent to the date of vesting, at a time or times consistent with the requirements of Code Section 409A.

2.16     “Disability” shall mean the inability of a Grantee to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months; provided that, with respect to rules regarding the expiration of an Incentive Stock Option following termination of a Grantee’s Service, Disability shall mean the inability of such Grantee to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

2.17     “Disqualified Individual” shall have the meaning set forth in Code Section 280G(c).

2.18     “Dividend Equivalent Right” shall mean a right, granted to a Grantee pursuant to Article 12, entitling the Grantee thereof to receive, or to receive credits for the future payment of, cash, Stock, other Awards, or other property equal in value to dividend payments or distributions, or other periodic payments, declared or paid with respect to a number of shares of Stock specified in such Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) as if such shares of Stock had been issued to and held by the Grantee of such Dividend Equivalent Right as of the record date of the declaration thereof.

2.19     “Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval of the Plan by the Company’s stockholders in accordance with Section 5.1.

2.20     “Employee” shall mean, as of any date of determination, an employee (including an officer) of the Company or an Affiliate.

2.21     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended, and any successor thereto.

2.22     “Fair Market Value” shall mean the fair market value of a share of Stock for purposes of the Plan, which shall be, as of any date of determination:

(a)     If on such date the shares of Stock are listed on a Stock Exchange, or are publicly traded on another Securities Market, the Fair Market Value of a share of Stock shall be the closing price of the Stock as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the next preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.

(b)     If on such date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.

Notwithstanding this Section 2.22 or Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 18.3, the Fair Market Value shall be determined by the Committee in good faith using any reasonable method it deems appropriate, to be applied consistently with respect to Grantees; provided that the Committee shall determine the Fair Market Value of shares of Stock for tax withholding obligations due in connection with sales, by or on behalf of a Grantee, of such shares of Stock subject to an Award to pay the Option Price, SAR Price, and/or any tax withholding obligation on the same date on which such shares may first be sold pursuant to the terms of the applicable Award Agreement (including broker-assisted cashless exercises of Options and Stock Appreciation Rights, as described in Section 14.3, and sell-to-cover transactions)

Annex D-3

in any manner consistent with applicable provisions of the Code, including, without limitation, by using the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date) as the Fair Market Value of such shares, so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.

2.23      “Family Member” shall mean, with respect to any Grantee as of any date of determination, (a) a Person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of such Grantee, (b) any Person sharing such Grantee’s household (other than a tenant or employee), (c) a trust in which any one or more of the Persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the beneficial interest, (d) a foundation in which any one or more of the Persons specified in clauses (a) and (b) above (and such Grantee) control the management of assets, and (e) any other entity in which one or more of the Persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the voting interests.

2.24     “Fully Diluted Basis” shall mean, as of any date of determination, the sum of (x) the number of shares of Voting Stock outstanding as of such date of determination plus (y) the number of shares of Voting Stock issuable upon the exercise, conversion, or exchange of all then-outstanding warrants, options, convertible Capital Stock or indebtedness, exchangeable Capital Stock or indebtedness, or other rights exercisable for or convertible or exchangeable into, directly or indirectly, shares of Voting Stock, whether at the time of issue or upon the passage of time or upon the occurrence of some future event, and whether or not in-the-money as of such date of determination.

2.25     “Grant Date” shall mean, as determined by the Committee, the latest to occur of (a) the date as of which the Committee approves the Award, (b) the date on which the recipient of an Award first becomes eligible to receive an Award under Article 6 hereof (for example, in the case of a new hire, the first date on which such new hire performs any Service), or (c) such date later than the dates specified in clauses (a) and (b) specified by the Committee in the corporate action approving the Award.

2.26     “Grantee” shall mean a Person who receives or holds an Award under the Plan.

2.27     “Group” shall have the meaning set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.

2.28     “Incentive Stock Option” shall mean an “incentive stock option” within the meaning of Code Section 422.

2.29     “Nonqualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.30     “Non-Employee Director” shall have the meaning set forth in Rule 16b-3 under the Exchange Act.

2.31     “Officer” shall have the meaning set forth in Rule 16a-1(f) under the Exchange Act.

2.32      “Option” shall mean an option to purchase one or more shares of Stock at a specified Option Price awarded to a Grantee pursuant to Article 8.

2.33     “Option Price” shall mean the per share exercise price for shares of Stock subject to an Option.

2.34     “Other Agreement” shall mean any agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Code Section 280G and/or Code Section 4999.

2.35     “Other Equity-Based Award” shall mean an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Stock, other than an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Deferred Stock Unit, Unrestricted Stock, a Dividend Equivalent Right, or a Performance Share or other Performance Award.

2.36      “Parachute Payment” shall mean a “parachute payment” within the meaning of Code Section 280G(b)(2), or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

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2.37     “Performance Award” shall mean an Award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Other Equity-Based Awards, or cash made subject to the achievement of Performance Measures (as provided in Article 13) over a Performance Period specified by the Committee.

2.38      “Performance Measures” shall mean performance criteria on which performance goals under Performance Awards are based.

2.39     “Performance Period” shall mean the period of time, up to ten (10) years, during or over which the Performance Measures under Performance Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance Awards.

2.40     “Performance Shares” shall mean a Performance Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Stock, made subject to the achievement of Performance Measures (as provided in Article 13) over a Performance Period of up to ten (10) years.

2.41     “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; provided that, for purposes of Section 2.10(a) and Section 2.10(d), Person shall have the meaning set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.

2.42     “Plan” shall mean this NextNav Inc. 2021 Omnibus Incentive Plan, as amended and/or restated from time to time.

2.43     “Prior Stockholders” shall mean the holders of equity securities that represented one hundred percent (100%) of the Voting Stock of the Company immediately prior to a reorganization, merger, or consolidation involving the Company or any sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (or other equity securities into which the Stock or such other equity securities are converted as part of such reorganization, merger, or consolidation transaction).

2.44      “Restricted Period” shall mean a period of time established by the Committee during which an Award of Restricted Stock, Restricted Stock Units, or Deferred Stock Units is subject to restrictions.

2.45     “Restricted Stock” shall mean shares of Stock awarded to a Grantee pursuant to Article 10.

2.46     “Restricted Stock Unit” shall mean a bookkeeping entry representing the equivalent of one (1) share of Stock awarded to a Grantee pursuant to Article 10 that may be settled, subject to the terms and conditions of the applicable Award Agreement, in shares of Stock, cash, or a combination thereof.

2.47     “SAR Price” shall mean the per share exercise price of a SAR.

2.48     “Securities Act” shall mean the Securities Act of 1933, as amended, as now in effect or as hereafter amended, and any successor thereto.

2.49     “Securities Market” shall mean an established securities market.

2.50     “Separation from Service” shall have the meaning set forth in Code Section 409A.

2.51     “Service” shall mean service qualifying a Grantee as a Service Provider to the Company or an Affiliate. Unless otherwise provided in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, any determination by the Committee whether a termination of Service shall have occurred for purposes of the Plan shall be final, binding, and conclusive. If a Service Provider’s employment or other Service relationship is with an Affiliate and the applicable entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when such entity ceases to be an Affiliate unless the Service Provider transfers his or her employment or other Service relationship to the Company or any other Affiliate.

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2.52     “Service Provider” shall mean (a) an Employee or director of the Company or an Affiliate, or (b) a consultant or adviser to the Company or an Affiliate (i) who is a natural person, (ii) who is currently providing bona fide services to the Company or an Affiliate, and (iii) whose services are not in connection with the Company’s sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s Capital Stock.

2.53     “Service Recipient Stock” shall have the meaning set forth in Code Section 409A.

2.54     “Share Limit” shall have the meaning set forth in Section 4.1.

2.55     “Short-Term Deferral Period” shall have the meaning set forth in Code Section 409A.

2.56     “Stock” shall mean the common stock, par value $0.0001 per share, of the Company, or any security into which shares of Stock may be changed or for which shares of Stock may be exchanged as provided in Section 16.1.

2.57     “Stock Appreciation Right” or “SAR” shall mean a right granted to a Grantee pursuant to Article 9.

2.58     “Stock Exchange” shall mean the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or another established national or regional stock exchange.

2.59     “Subsidiary” shall mean any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of Voting Stock. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America and (b) in the case of an Award of Options or Stock Appreciation Rights, such Award would be considered to be granted in respect of Service Recipient Stock under Code Section 409A.

2.60     “Substitute Award” shall mean an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan of the Company, an Affiliate, or a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

2.61     “Ten Percent Stockholder” shall mean a natural Person who owns more than ten percent (10%) of the total combined voting power of all classes of Voting Stock of the Company, the Company’s parent (if any), or any of the Company’s Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

2.62     “Unrestricted Stock” shall mean Stock that is free of any restrictions.

2.63     “Voting Stock” shall mean, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers, or other voting members of the governing body of such Person. Without limiting the generality of the foregoing, the Stock shall be Voting Stock of the Company.

3.     ADMINISTRATION OF THE PLAN

3.1     Committee.

3.1.1     Powers and Authorities.

The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws. Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award, or any Award Agreement and shall have full power and authority to take all such other actions and to make all such other determinations not inconsistent with the specific terms and provisions of the Plan which the Committee deems to be necessary or appropriate to the administration of the Plan, any Award, or any Award Agreement. All such actions and determinations shall be made by (a) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (b) the unanimous consent of the members of the Committee executed in writing or evidenced by electronic transmission in accordance with the Company’s certificate of incorporation and bylaws and Applicable Laws. Unless otherwise expressly determined by the Board, the Committee shall have

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the authority to interpret and construe all provisions of the Plan, any Award, and any Award Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Committee shall be final, binding, and conclusive on all Persons, whether or not expressly provided for in any provision of the Plan, such Award, or such Award Agreement.

In the event that the Plan, any Award, or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to such Committee.

3.1.2     Composition of the Committee.

The Committee shall be a committee composed of not fewer than two (2) directors of the Company designated by the Board to administer the Plan. Each member of the Committee shall (a) be a Non-Employee Director and (b) satisfy the composition requirements of any Stock Exchange on which the Stock is listed. Any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1.2 or otherwise provided in any charter of the Committee. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof.

3.1.3     Other Committees.

The Board also may appoint one or more committees of the Board, each composed of one or more directors of the Company, which (a) may administer the Plan with respect to Grantees who are not Officers or directors of the Company, (b) may grant Awards under the Plan to such Grantees, and (c) may determine all terms of such Awards subject, if applicable, to the requirements of Rule 16b-3 under the Exchange Act and the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

3.1.4     Delegation by the Committee.

If and to the extent permitted by Applicable Laws, the Committee, by resolution, may delegate some or all of its authority with respect to the Plan and Awards to the Chief Executive Officer of the Company and/or any other officer of the Company designated by the Committee, provided that the Committee may not delegate its authority hereunder (a) to make Awards to directors of the Company, (b) to make Awards to Employees who are (i) Officers or (ii) officers of the Company who are delegated authority by the Committee pursuant to this Section 3.1.4, or (c) to interpret the Plan, any Award, or any Award Agreement. Any delegation hereunder will be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan will be construed as obligating the Committee to delegate authority to any officer of the Company, and the Committee may at any time rescind the authority delegated to an officer of the Company appointed hereunder and delegate authority to one or more other officers of the Company. At all times, an officer of the Company delegated authority pursuant to this Section 3.1.4 will serve in such capacity at the pleasure of the Committee. Any action undertaken by any such officer of the Company in accordance with the Committee’s delegation of authority will have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the “Committee” will, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to each such officer.

3.2     Board.

The Board, from time to time, may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws.

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3.3     Terms of Awards.

3.3.1     Committee Authority.

Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(a)     designate Grantees;

(b)     determine the type or types of Awards to be made to a Grantee;

(c)     determine the number of shares of Stock to be subject to an Award or to which an Award relates;

(d)     establish the terms and conditions of each Award (including the Option Price of any Option, the SAR Price for any Stock Appreciation Right, and the purchase price for applicable Awards, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a Change in Control (subject to applicable agreements), and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);

(e)     prescribe the form of each Award Agreement evidencing an Award;

(f)     subject to the limitation on repricing in Section 3.4, amend, modify, or supplement the terms of any outstanding Award, which authority shall include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural Persons who are foreign nationals or are natural Persons who are employed outside the United States to reflect differences in local law, tax policy, or custom; provided that, notwithstanding the foregoing, no amendment, modification, or supplement of the terms of any outstanding Award shall, without the consent of the Grantee thereof, impair such Grantee’s rights under such Award; and

(g)     make Substitute Awards.

3.3.2     Forfeiture; Recoupment.

The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of, or in conflict with, any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of Employees or clients of the Company or an Affiliate, (d) confidentiality obligation with respect to the Company or an Affiliate, (e) policy or procedure of the Company or an Affiliate, (f) other agreement, or (g) other obligation of such Grantee to the Company or an Affiliate, as and to the extent specified in such Award Agreement. If the Grantee of an outstanding Award is an Employee of the Company or an Affiliate and such Grantee’s Service is terminated for Cause, the Committee may annul such Grantee’s outstanding Award as of the date of the Grantee’s termination of Service for Cause.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company (x) to the extent set forth in the Plan or an Award Agreement or (y) to the extent the Grantee is, or in the future becomes, subject to (1) any Company or Affiliate “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Laws, or (2) any Applicable Laws which impose mandatory recoupment, under circumstances set forth in such Applicable Laws.

3.4     No Repricing Without Stockholder Approval.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Stock, other securities, or other property), stock split, extraordinary dividend, recapitalization, Change in Control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Stock, or other securities or similar transaction), the Company may not: (a) amend the terms of outstanding Options or SARs to reduce the Option Price or SAR Price, as applicable, of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for, or in substitution of, Options or SARs with an Option Price or SAR Price, as applicable, that is less than the Option Price or SAR Price, as applicable, of the original Options or SARs; or (c) cancel outstanding Options or SARs with an Option Price or SAR Price, as applicable, above the current Fair Market Value in exchange for cash or other

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securities, in each case, unless such action (i) is subject to and approved by the Company’s stockholders or (ii) would not be deemed to be a repricing under the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

3.5     Deferral Arrangement.

The Committee may permit or require the deferral of any payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into Deferred Stock Units and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV), provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Any such deferrals shall be made in a manner that complies with Code Section 409A, including, if applicable, with respect to when a Separation from Service occurs.

3.6     Registration; Share Certificates.

Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates.

4.     STOCK SUBJECT TO THE PLAN

4.1     Number of Shares of Stock Available for Awards.

Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Section 4.2 and Section 4.3(c), and subject to adjustment pursuant to Article 16, the maximum number of shares of Stock reserved for issuance under the Plan shall be equal to the sum of (a) 12,818,902 shares of Stock and (b) an annual increase to be added on the first business day of the calendar year beginning with the calendar year following the calendar year in which the Plan becomes effective equal to the lesser of: (i) 5,636,259 shares of Stock; or (ii) a lesser number of shares of Stock as determined by the Committee (collectively, the “Share Limit”). Such shares of Stock may be authorized and unissued shares of Stock, treasury shares of Stock, or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the shares of Stock reserved and available for issuance under the Plan may be used for any type of Award under the Plan, and any or all of the shares of Stock reserved for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options.

4.2     Adjustments in Authorized Shares of Stock.

In connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan of another business entity that is a party to such transaction and to grant Substitute Awards under the Plan for such awards. The Share Limit pursuant to Section 4.1 shall be increased by the number of shares of Stock subject to any such assumed awards and Substitute Awards. Shares available for issuance under a stockholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

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4.3     Share Usage.

(a)     Shares of Stock covered by an Award shall be counted as used as of the Grant Date for purposes of calculating the number of shares of Stock available for issuance under Section 4.1.

(b)     Any shares of Stock that are subject to Awards, including shares of Stock acquired through dividend reinvestment pursuant to Article 10, will be counted against the Share Limit set forth in Section 4.1 as one (1) share of Stock for every one (1) share of Stock subject to an Award. The number of shares of Stock subject to an Award of SARs will be counted against the Share Limit set forth in Section 4.1 as one (1) share of Stock for every one (1) share of Stock subject to such Award regardless of the number of shares of Stock actually issued to settle such SARs upon the exercise of the SARs. At least the target number of shares of Stock issuable under a Performance Award grant shall be counted against the Share Limit set forth in Section 4.1 as of the Grant Date, but such number shall be adjusted to equal the actual number of shares of Stock issued upon settlement of the Performance Award to the extent different from such target number of shares of Stock.

(c)     If any shares of Stock covered by an Award granted under the Plan are not purchased or are forfeited or expire or if an Award otherwise terminates without delivery of any Stock subject thereto or is settled in cash in lieu of shares, then the number of shares of Stock counted against the Share Limit with respect to such Award shall, to the extent of any such forfeiture, termination, expiration, or settlement, again be available for making Awards under the Plan.

(d)     The number of shares of Stock available for issuance under the Plan will not be increased by the number of shares of Stock (i) tendered, withheld, or subject to an Award granted under the Plan surrendered in connection with the purchase of shares of Stock upon exercise of an Option, (ii) that were not issued upon the net settlement or net exercise of a Stock-settled SAR granted under the Plan, (iii) deducted or delivered from payment of an Award granted under the Plan in connection with the Company’s tax withholding obligations as provided in Section 18.3, or (iv) purchased by the Company with proceeds from Option exercises.

5.     TERM; AMENDMENT AND TERMINATION

5.1     Term.

The Plan shall become effective as of the Effective Date, subject to approval of the Plan by the Company’s stockholders within twelve (12) months of the Effective Date. Upon approval of the Plan by the Company’s stockholders, all Awards made under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Effective Date. If the Stockholders do not approve the Plan within twelve (12) months of the Effective Date, any Awards made under the Plan on or after the Effective Date shall not be exercisable, settleable, or deliverable, except to the extent such Awards could have otherwise been made under the Plan. The Plan shall terminate on the first to occur of (a) 11:59PM ET on the day before the tenth (10th) anniversary of the Effective Date, (b) the date determined in accordance with Section 5.2, and (c) the date determined in accordance with Section 16.3. Upon such termination of the Plan, all outstanding Awards shall continue to have full force and effect in accordance with the provisions of the terminated Plan and the applicable Award Agreement (or other documents evidencing such Awards).

5.2     Amendment, Suspension, and Termination.

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan; provided that, with respect to Awards theretofore granted under the Plan, no amendment, suspension, or termination of the Plan shall, without the consent of any Grantee affected thereby, impair the rights or obligations under any such Award. The effectiveness of any amendment to the Plan shall be conditioned upon approval of such amendment by the Company’s stockholders to the extent provided by the Board or required by Applicable Laws; provided that no amendment shall be made to the no-repricing provisions of Section 3.4, the Option pricing provisions of Section 8.1, or the SAR pricing provisions of Section 9.1 without the approval of the Company’s stockholders.

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6.     AWARD ELIGIBILITY AND LIMITATIONS

6.1     Eligible Grantees.

Subject to this Article 6, Awards may be made under the Plan to (a) any Service Provider, as the Committee shall determine and designate from time to time, and (b) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Committee.

6.2     Stand-Alone, Additional, Tandem, and Substitute Awards.

Subject to Section 3.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, or (c) any other right of a Grantee to receive payment from the Company or an Affiliate. Such additional, tandem, exchange, or Substitute Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, or for an award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such exchange or Substitute Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or an Affiliate. Notwithstanding Section 8.1 and Section 9.1, but subject to Section 3.4, the Option Price of an Option or the SAR Price of a SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original Grant Date; provided that such Option Price or SAR Price is determined in accordance with the principles of Code Section 424 for any Incentive Stock Option and consistent with Code Section 409A for any other Option or SAR.

7.     AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, which shall be in such form or forms as the Committee shall from time to time determine. Award Agreements utilized under the Plan from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Nonqualified Stock Options or Incentive Stock Options, and, in the absence of such specification, such Options shall be deemed to constitute Nonqualified Stock Options. In the event of any inconsistency between the Plan and an Award Agreement, the provisions of the Plan shall control.

8.     TERMS AND CONDITIONS OF OPTIONS

8.1     Option Price.

The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of one (1) share of Stock on the Grant Date; provided that, in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of one (1) share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of one (1) share of Stock.

8.2     Vesting and Exercisability.

Subject to Sections 8.3 and 16.3, each Option granted under the Plan shall become vested and/or exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement, in another agreement with the Grantee, or otherwise in writing; provided that no Option shall be granted to Grantees who are entitled to overtime under Applicable Laws that will vest or be exercisable within a six (6)-month period starting on the Grant Date.

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8.3     Term.

Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, on the tenth (10th) anniversary of the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided that, in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the fifth (5th) anniversary of the Grant Date of such Option; and provided, further, that, to the extent deemed necessary or appropriate by the Committee to reflect differences in local law, tax policy, or custom with respect to any Option granted to a Grantee who is a foreign national or is a natural Person who is employed outside the United States, such Option may terminate, and all rights to purchase shares of Stock thereunder may cease, upon the expiration of a period longer than ten (10) years from the Grant Date of such Option as the Committee shall determine.

8.4     Termination of Service.

Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee thereof, if at all, shall have the right to exercise such Option following termination of such Grantee’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5     Limitations on Exercise of Option.

Notwithstanding any provision of the Plan to the contrary, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Article 16 which results in the termination of such Option.

8.6     Method of Exercise.

Subject to the terms of Article 14 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which such Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which such Option is being exercised, plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.

8.7     Rights of Holders of Options.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other Person holding or exercising an Option shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option, to direct the voting of the shares of Stock subject to such Option, or to receive notice of any meeting of the Company’s stockholders) until the shares of Stock subject thereto are fully paid and issued to such Grantee or other Person. Except as provided in Article 16, no adjustment shall be made for dividends, distributions, or other rights with respect to any shares of Stock subject to an Option for which the record date is prior to the date of issuance of such shares of Stock.

8.8     Delivery of Stock.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive such evidence of such Grantee’s ownership of the shares of Stock subject to such Option as shall be consistent with Section 3.6.

8.9     Transferability of Options.

Except as provided in Section 8.10, during the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

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8.10     Family Transfers.

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights, or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable thereto immediately prior to such transfer. Subsequent transfers of transferred Options shall be prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The provisions of Section 8.4 relating to termination of Service shall continue to be applied with respect to the original Grantee of the Option, following which such Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11     Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (a) if the Grantee of such Option is an Employee of the Company or any corporate Subsidiary, (b) to the extent specifically provided in the related Award Agreement, and (c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed one hundred thousand dollars ($100,000). Except to the extent provided in the regulations under Code Section 422, this limitation shall be applied by taking Options into account in the order in which they were granted.

8.12     Notice of Disqualifying Disposition.

If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances provided in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition immediately but in no event later than ten (10) days thereafter.

9.     TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1     Right to Payment and SAR Price.

A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one (1) share of Stock on the date of exercise, over (b) the SAR Price as determined by the Committee. The Award Agreement for a SAR shall specify the SAR Price, which shall be no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award, or without regard to any Option or other Award; provided that a SAR that is granted in tandem with all or part of an Option will have the same term, and expire at the same time, as the related Option; provided, further, that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR.

9.2     Other Terms.

The Committee shall determine, on the Grant Date or thereafter, the time or times at which, and the circumstances under which, a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements); the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions; the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be granted in tandem or in combination with any other Award; and any and all other terms and conditions of any SAR; provided that no SARs shall be granted to Grantees who are entitled to overtime under Applicable Laws that will vest or be exercisable within a six (6)-month period starting on the Grant Date.

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9.3     Term.

Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, on the tenth (10th) anniversary of the Grant Date of such SAR or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR.

9.4     Rights of Holders of SARs.

Unless otherwise stated in the applicable Award Agreement, a Grantee or other Person holding or exercising a SAR shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock underlying such SAR, to direct the voting of the shares of Stock underlying such SAR, or to receive notice of any meeting of the Company’s stockholders) until the shares of Stock underlying such SAR, if any, are issued to such Grantee or other Person. Except as provided in Article 16, no adjustment shall be made for dividends, distributions, or other rights with respect to any shares of Stock underlying a SAR for which the record date is prior to the date of issuance of such shares of Stock, if any.

9.5     Transferability of SARs.

Except as provided in Section 9.6, during the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such SAR. Except as provided in Section 9.6, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.6     Family Transfers.

If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.6, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights, or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 9.6, any such SAR shall continue to be subject to the same terms and conditions as were in effect immediately prior to such transfer. Subsequent transfers of transferred SARs shall be prohibited except to Family Members of the original Grantee in accordance with this Section 9.6 or by will or the laws of descent and distribution.

10.     TERMS AND CONDITIONS OF RESTRICTED STOCK, RESTRICTED STOCK UNITS, AND DEFERRED STOCK UNITS

10.1     Grant of Restricted Stock, Restricted Stock Units, and Deferred Stock Units.

Awards of Restricted Stock, Restricted Stock Units, and Deferred Stock Units may be made for consideration or for no consideration, other than the par value of the shares of Stock, which shall be deemed paid by past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate.

10.2     Restrictions.

At the time a grant of Restricted Stock, Restricted Stock Units, or Deferred Stock Units is made, the Committee may, in its sole discretion, (a) establish a Restricted Period applicable to such Restricted Stock, Restricted Stock Units, or Deferred Stock Units and (b) prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the achievement of corporate or individual performance goals, which may be applicable to all or any portion of such Restricted Stock, Restricted Stock Units, or Deferred Stock Units as provided in Article 13. Awards of Restricted Stock, Restricted Stock Units, and Deferred Stock Units may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.

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10.3     Registration; Restricted Stock Certificates.

Pursuant to Section 3.6, to the extent that ownership of Restricted Stock is evidenced by a book-entry registration or direct registration (including transaction advices), such registration shall be notated to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement. Subject to Section 3.6 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Stock. The Committee may provide in an Award Agreement with respect to an Award of Restricted Stock that either (a) the Secretary of the Company shall hold such certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each certificate, or (b) such certificates shall be delivered to such Grantee, provided that such certificates shall bear legends that comply with Applicable Laws and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement.

10.4     Rights of Holders of Restricted Stock.

Unless the Committee provides otherwise in an Award Agreement and subject to the restrictions set forth in the Plan, any applicable Company program, and the applicable Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividend payments or distributions declared or paid with respect to such shares of Restricted Stock. The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock that (a) any cash dividend payments or distributions paid on Restricted Stock shall be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions as applicable to such underlying shares of Restricted Stock or (b) any dividend payments or distributions declared or paid on shares of Restricted Stock shall only be made or paid upon satisfaction of the vesting conditions and restrictions applicable to such shares of Restricted Stock. Dividend payments or distributions declared or paid on shares of Restricted Stock which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such shares of Restricted Stock are achieved, and if such performance goals are not achieved, the Grantee of such shares of Restricted Stock shall promptly forfeit and, to the extent already paid or distributed, repay to the Company such dividend payments or distributions. All stock dividend payments or distributions, if any, received by a Grantee with respect to shares of Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the same vesting conditions and restrictions as applicable to such underlying shares of Restricted Stock.

10.5     Rights of Holders of Restricted Stock Units and Deferred Stock Units.

10.5.1     Voting and Dividend Rights.

Holders of Restricted Stock Units and Deferred Stock Units shall have no rights as stockholders of the Company (for example, the right to receive dividend payments or distributions attributable to the shares of Stock underlying such Restricted Stock Units and Deferred Stock Units, to direct the voting of the shares of Stock underlying such Restricted Stock Units and Deferred Stock Units, or to receive notice of any meeting of the Company’s stockholders). The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock Units or Deferred Stock Units that the holder of such Restricted Stock Units or Deferred Stock Units, as applicable, shall be entitled to receive Dividend Equivalent Rights, in accordance with Article 12.

10.5.2     Creditor’s Rights.

A holder of Restricted Stock Units or Deferred Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Stock Units and Deferred Stock Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6     Termination of Service.

Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, but prior to termination of Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Stock, Restricted Stock Units, or Deferred Stock Units held by

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such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of such Restricted Stock, Restricted Stock Units, or Deferred Stock Units, the Grantee thereof shall have no further rights with respect thereto, including any right to vote such Restricted Stock or any right to receive dividends or Dividend Equivalent Rights, as applicable, with respect to such Restricted Stock, Restricted Stock Units, or Deferred Stock Units.

10.7     Purchase of Restricted Stock and Shares of Stock Subject to Restricted Stock Units and Deferred Stock Units.

The Grantee of an Award of Restricted Stock, vested Restricted Stock Units, or vested Deferred Stock Units shall be required, to the extent required by Applicable Laws, to purchase such Restricted Stock or the shares of Stock subject to such vested Restricted Stock Units or Deferred Stock Units from the Company at a purchase price equal to the greater of (x) the aggregate par value of the shares of Stock represented by such Restricted Stock or such vested Restricted Stock Units or Deferred Stock Units or (y) the purchase price, if any, specified in the Award Agreement relating to such Restricted Stock or such vested Restricted Stock Units or Deferred Stock Units. Such purchase price shall be payable in a form provided in Article 14 or, in the sole discretion of the Committee, in consideration for Service rendered or to be rendered by the Grantee to the Company or an Affiliate.

10.8     Delivery of Shares of Stock.

Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, including, without limitation, any performance goals or delayed delivery period, the restrictions applicable to Restricted Stock, Restricted Stock Units, or Deferred Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration (including transaction advices) or a certificate evidencing ownership of such shares of Stock shall, consistent with Section 3.6, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Restricted Stock Unit or Deferred Stock Unit once the shares of Stock represented by such Restricted Stock Unit or Deferred Stock Unit have been delivered in accordance with this Section 10.8.

11.     TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER EQUITY-BASED AWARDS

11.1     Unrestricted Stock Awards.

The Committee may, in its sole discretion, grant (or sell at the par value of a share of Stock or at such other higher purchase price as shall be determined by the Committee) an Award to any Grantee pursuant to which such Grantee may receive shares of Unrestricted Stock under the Plan. Awards of Unrestricted Stock may be granted or sold to any Grantee as provided in the immediately preceding sentence in respect of Service rendered or, if so provided in the related Award Agreement or a separate agreement, to be rendered by the Grantee to the Company or an Affiliate or other valid consideration, in lieu of or in addition to any cash compensation due to such Grantee.

11.2     Other Equity-Based Awards.

The Committee may, in its sole discretion, grant Awards in the form of Other Equity-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this Section 11.2 may be granted with vesting, value, and/or payment contingent upon the achievement of one or more performance goals. The Committee shall determine the terms and conditions of Other Equity-Based Awards on the Grant Date or thereafter. Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, but prior to termination of Grantee’s Service, upon the termination of a Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of any Other Equity-Based Award, the Grantee thereof shall have no further rights with respect to such Other Equity-Based Award.

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12.     TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

12.1     Dividend Equivalent Rights.

A Dividend Equivalent Right may be granted hereunder, provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement therefor. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of Stock or Awards, which may thereafter accrue additional Dividend Equivalent Rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment shall be at the Fair Market Value thereof on the date of such reinvestment. Dividend Equivalent Rights may be settled in cash, shares of Stock, or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may (a) provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award or (b) contain terms and conditions which are different from the terms and conditions of such other Award, provided that Dividend Equivalent Rights credited pursuant to a Dividend Equivalent Right granted as a component of another Award which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such underlying Award are achieved, and if such performance goals are not achieved, the Grantee of such Dividend Equivalent Rights shall promptly forfeit and, to the extent already paid or distributed, repay to the Company payments or distributions made in connection with such Dividend Equivalent Rights.

12.2     Termination of Service.

Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon such Grantee’s termination of Service for any reason.

13.     TERMS AND CONDITIONS OF PERFORMANCE AWARDS

13.1     Grant of Performance Awards.

Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Awards in such amounts and upon such terms as the Committee shall determine.

13.2     Value of Performance Awards.

Each grant of a Performance Award shall have an initial cash value or an actual or target number of shares of Stock that is established by the Committee as of the Grant Date. The Committee shall set performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the amount of cash or value and/or number of shares of Stock that will be paid out to the Grantee thereof.

13.3     Earning of Performance Awards.

Subject to the terms of the Plan, after the applicable Performance Period has ended, the Grantee of a Performance Award shall be entitled to receive a payout of the value earned under such Performance Award by such Grantee over such Performance Period, to be determined based on the extent to which the corresponding performance goals have been achieved.

13.4     Form and Timing of Payment of Performance Awards.

Payment of the value earned under a Performance Award shall be made, as determined by the Committee, in the form, at the time, and in the manner described in the applicable Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, (a) may pay the value earned under Performance Awards in the form of cash, shares of Stock, other Awards, or a combination thereof, including shares of Stock and/or Awards that are subject to any restrictions deemed appropriate by the Committee, and (b) shall pay the value earned under Performance Awards at the close of the applicable Performance Period, or as soon as reasonably practicable after

Annex D-17

the Committee has determined that the performance goal or goals relating thereto have been achieved; provided that, unless specifically provided in the Award Agreement for such Performance Awards, such payment shall occur no later than the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which such Performance Period ends. Any shares of Stock paid out under a Performance Award may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement for the Performance Award.

13.5     Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Performance Award, and the timing thereof, may be subject to the achievement of such Performance Measures as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

13.6     Performance Measures.

Performance under any Performance Measures (a) may be used to measure the performance of (i) the Company, its Subsidiaries, and other Affiliates as a whole, (ii) the Company, any Subsidiary, and/or any other Affiliate or any combination thereof, or (iii) any one or more business units or operating segments of the Company, any Subsidiary, and/or any other Affiliate, in each case as the Committee, in its sole discretion, deems appropriate and (b) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate. In addition, the Committee, in its sole discretion, may select a Performance Measure for comparison to performance under one or more stock market indices designated or approved by the Committee. The Committee shall also have the authority to provide for accelerated vesting of any Performance Award based on the achievement of performance goals pursuant to any Performance Measures. For the avoidance of doubt, nothing herein is intended to prevent the Committee from granting Awards subject to subjective performance conditions (including individual performance conditions).

14.     FORMS OF PAYMENT

14.1     General Rule.

Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock, vested Restricted Stock Units, and/or vested Deferred Stock Units shall be made in cash or in cash equivalents acceptable to the Company.

14.2     Surrender of Shares of Stock.

To the extent that the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock, vested Restricted Stock Units, and/or vested Deferred Stock Units may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which such Option Price or purchase price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.

14.3     Cashless Exercise.

To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price and/or any withholding taxes described in Section 18.3.

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14.4     Other Forms of Payment.

To the extent that the applicable Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for shares of Stock purchased pursuant to exercise of an Option or the purchase price, if any, for Restricted Stock, vested Restricted Stock Units, and/or vested Deferred Stock Units may be made in any other form that is consistent with Applicable Laws, including (a) with respect to Restricted Stock, vested Restricted Stock Units, and/or vested Deferred Stock Units only, Service rendered or to be rendered by the Grantee thereof to the Company or an Affiliate and (b) with the consent of the Company, by withholding the number of shares of Stock that would otherwise vest or be issuable in an amount equal in value to the Option Price or purchase price and/or the required tax withholding amount.

15.     REQUIREMENTS OF LAW

15.1     General.

The Company shall not be required to offer, sell, or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option, a SAR, or otherwise, if the offer, sale, or issuance of such shares of Stock would constitute a violation by the Grantee, the Company, an Affiliate, or any other Person of any provision of the Company’s certificate of incorporation or bylaws or of Applicable Laws, including any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration, or qualification of any shares of Stock subject to an Award upon any Stock Exchange or Securities Market or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, sale, issuance, or purchase of shares of Stock in connection with any Award, no shares of Stock may be offered, sold, or issued to the Grantee or any other Person under such Award, whether pursuant to the exercise of an Option, a SAR, or otherwise, unless such listing, registration, or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award. Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell, or issue such shares of Stock unless the Committee shall have received evidence satisfactory to it that the Grantee or any other Person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination by the Committee in connection with the foregoing shall be final, binding, and conclusive. The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed to be conditioned upon the effectiveness of such registration or the availability of such an exemption.

15.2     Rule 16b-3.

During any time when the Company has any class of common equity securities registered under Section 12 of the Exchange Act, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of such Rule 16b-3, such provision or action shall be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee and shall not affect the validity of the Plan. In the event that such Rule 16b-3 is revised or replaced, the Committee may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.

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16.     EFFECT OF CHANGES IN CAPITALIZATION

16.1     Changes in Stock.

If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of Capital Stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares of Capital Stock for which grants of Options and other Awards may be made under the Plan, including the Share Limit set forth in Section 4.1, which includes the number and kinds of issued shares of Capital Stock by which the Plan reserve may be increased annually, shall be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of shares of Capital Stock for which Awards are outstanding shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee constituted pursuant to Section 3.1.2 shall, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of shares of Capital Stock subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding SARs as required to reflect such distribution.

16.2   Transaction in Which the Company is the Surviving Entity Which Does not Constitute a Change in Control.

Subject to Section 16.3, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Award theretofore granted pursuant to the Plan shall pertain to and apply to the Capital Stock to which a holder of the number of shares of Stock subject to such Award would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the per share Option Price or SAR Price of any outstanding Option or SAR so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Stock remaining subject to the Option or SAR as in effect immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, any restrictions applicable to such Award shall apply as well to any replacement shares of Capital Stock subject to such Award received by the Grantee as a result of such reorganization, merger, or consolidation. In the event of any reorganization, merger, or consolidation of the Company referred to in this Section 16.2, Performance Awards shall be adjusted (including any adjustment to the Performance Measures or other performance goals applicable to such Awards deemed appropriate by the Committee) so as to apply to the Capital Stock that a holder of the number of shares of Stock subject to the Performance Awards would have been entitled to receive immediately following such reorganization, merger, or consolidation.

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16.3     Change in Control in which Awards are not Assumed.

Except as otherwise provided in the applicable Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are not being assumed or continued, the following provisions shall apply to such Awards, to the extent not assumed or continued:

(a)     Immediately prior to the occurrence of such Change in Control, in each case with the exception of Performance Awards, all outstanding shares of Restricted Stock and all Restricted Stock Units, Deferred Stock Units, and Dividend Equivalent Rights shall be deemed to have vested, and all shares of Stock and/or cash subject to such Awards shall be delivered; and either or both of the following two (2) actions shall be taken:

(i)     At least fifteen (15) days prior to the scheduled consummation of such Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days. Any exercise of an Option or SAR during this fifteen (15)-day period shall be conditioned upon the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof, and upon consummation of such Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate, with or without consideration (including, without limitation, consideration in accordance with clause (ii) below) as determined by the Committee in its sole discretion. The Committee shall send notice of an event that shall result in such a termination to all Persons who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders.

and/or

(ii)     The Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, and/or Dividend Equivalent Rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or Capital Stock having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock, Restricted Stock Units, Deferred Stock Units, and Dividend Equivalent Rights (for shares of Stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to such Options or SARs multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (y) the Option Price or SAR Price applicable to such Options or SARs.

(b)     For Performance Awards, if less than half of the Performance Period has lapsed, such Awards shall be treated as though the target performance thereunder has been achieved. If at least half of the Performance Period has lapsed, such Performance Awards shall be earned, as of immediately prior to but contingent on the occurrence of such Change in Control, based on the greater of (i) deemed achievement of target performance or (ii) determination of actual performance as of a date reasonably proximate to the date of consummation of the Change in Control as determined by the Committee, in its sole discretion. After application of this Section 16.3(b), if any Awards arise from application of this Article 16, such Awards shall be settled under the applicable provision of Section 16.3(a).

(c)     Other Equity-Based Awards shall be governed by the terms of the applicable Award Agreement.

16.4     Change in Control in which Awards are Assumed.

Except as otherwise provided in the applicable Award Agreement, in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are being assumed or continued, the following provisions shall apply to such Award, to the extent assumed or continued:

The Plan and the Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Dividend Equivalent Rights, and Other Equity-Based Awards granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Dividend Equivalent Rights, and Other Equity-Based Awards, or for the substitution for such Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Dividend Equivalent Rights, and Other Equity-Based Awards of new stock options, stock appreciation rights,

Annex D-21

restricted stock, restricted stock units, deferred stock units, dividend equivalent rights, and other equity-based awards relating to the Capital Stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices of options and stock appreciation rights.

16.5     Adjustments.

Adjustments under this Article 16 related to shares of Stock or other Capital Stock of the Company shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee may provide in the applicable Award Agreement as of the Grant Date, in another agreement with the Grantee, or otherwise in writing at any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those provided in Sections 16.1, 16.2, 16.3, and 16.4. This Article 16 shall not limit the Committee’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of a change in control event involving the Company that is not a Change in Control.

16.6     No Limitations on Company.

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or to engage in any other transaction or activity.

17.     PARACHUTE LIMITATIONS

If any Grantee is a Disqualified Individual, then, notwithstanding any other provision of the Plan or of any Other Agreement to the contrary and notwithstanding any Benefit Arrangement, any right of such Grantee to any exercise, vesting, payment, or benefit under the Plan shall be reduced or eliminated:

(a)     to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to such Grantee under the Plan to be considered a Parachute Payment; and

(b)     if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.

Except as required by Code Section 409A or to the extent that Code Section 409A permits discretion, the Committee shall have the right, in the Committee’s sole discretion, to designate those rights, payments, or benefits under the Plan, all Other Agreements, and all Benefit Arrangements that should be reduced or eliminated so as to avoid having such rights, payments, or benefits be considered a Parachute Payment; provided, that, to the extent any payment or benefit constitutes deferred compensation under Code Section 409A, in order to comply with Code Section 409A, except as otherwise provided in an applicable agreement between a Grantee and the Company or an Affiliate, the Company shall instead accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock, Restricted Stock Units, or Deferred Stock Units, then by reducing or eliminating any other remaining Parachute Payments.

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18.     GENERAL PROVISIONS

18.1     Disclaimer of Rights.

No provision in the Plan, any Award, or any Award Agreement shall be construed (a) to confer upon any individual the right to remain in the Service of the Company or an Affiliate, (b) to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any Person at any time, or (c) to terminate any Service or other relationship between any Person and the Company or an Affiliate. In addition, notwithstanding any provision of the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee thereof, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein. The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise to hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2     Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board or the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board or the Committee in their discretion determine desirable.

18.3     Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by Applicable Laws to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to any other Award. At the time of such vesting, lapse of restrictions, or exercise, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided that if there is a same-day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day on which such same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or such Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (b) by delivering to the Company or such Affiliate shares of Stock already owned by the Grantee. The shares of Stock so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy such Grantee’s withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state, or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state, or local taxing authority with respect to such exercise, vesting, lapse of restrictions, or payment of shares of Stock; provided, however, that for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Board or the Committee has full discretion to choose, or to allow a Grantee to elect, to withhold a number of Shares having an aggregate Fair Market Value that is greater than the applicable minimum statutory required withholding obligation (but such withholding may in no event be in excess of the maximum required statutory withholding amount(s) in such Grantee’s relevant tax jurisdiction).

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18.4     Captions.

The use of captions in the Plan or any Award Agreement is for convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5     Construction.

Unless the context otherwise requires, all references in the Plan to “including” shall mean “including without limitation.”

18.6     Other Provisions.

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

18.7     Number and Gender.

With respect to words used in the Plan, the singular form shall include the plural form, and the masculine gender shall include the feminine gender, as the context requires.

18.8     Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.9     Governing Law.

The Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.10     Foreign Jurisdictions.

To the extent the Committee determines that the material terms set by the Committee imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such additional terms and conditions as the Committee determines to be necessary, appropriate, or desirable to accommodate differences in local law, policy, or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices, or supplements to, or amendments, restatements, or alternative versions of the Plan as in effect for any other purposes. The special terms and any sub-plans, appendices, supplements, amendments, restatements, or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Company’s stockholders.

18.11     Section 409A of the Code.

The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan will be interpreted and administered to be in compliance with Code Section 409A. Any payments described in the Plan that are due within the Short-Term Deferral Period will not be treated as deferred compensation unless Applicable Laws require otherwise. Any grant of an Option or SAR pursuant to the Plan is intended to comply with the “stock rights” exemption from Code Section 409A. Notwithstanding any provision of the Plan to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the Grantee’s Separation from Service will instead be paid on the first payroll date after the six (6)-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier).

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Furthermore, notwithstanding anything in the Plan to the contrary, in the case of an Award that is characterized as deferred compensation under Code Section 409A, and pursuant to which settlement and delivery of the cash or shares of Stock subject to the Award is triggered based on a Change in Control, in no event will a Change in Control be deemed to have occurred for purposes of such settlement and delivery of cash or shares of Stock if the transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). If an Award characterized as deferred compensation under Code Section 409A is not settled and delivered on account of the provision of the preceding sentence, the settlement and delivery shall occur on the next succeeding settlement and delivery triggering event that is a permissible triggering event under Code Section 409A. No provision of this paragraph shall in any way affect the determination of a Change in Control for purposes of vesting in an Award that is characterized as deferred compensation under Code Section 409A.

Notwithstanding the foregoing, neither the Company nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Code Section 409A, and neither the Company or an Affiliate nor the Board or the Committee will have any liability to any Grantee for such tax or penalty.

18.12     Limitation on Liability.

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award, or any Award Agreement. Notwithstanding any provision of the Plan to the contrary, neither the Company, an Affiliate, the Board, the Committee, nor any person acting on behalf of the Company, an Affiliate, the Board, or the Committee will be liable to any Grantee or to the estate or beneficiary of any Grantee or to any other holder of an Award under the Plan by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Code Section 422 or Code Section 409A or by reason of Code Section 4999, or otherwise asserted with respect to the Award; provided, that this Section 18.12 shall not affect any of the rights or obligations set forth in an applicable agreement between the Grantee and the Company or an Affiliate.

[Remainder of Page Intentionally Left Blank]

Annex D-25

To record adoption of the Plan by the Board as of [_____________] and approval of the Plan by the Company’s stockholders as of [_____________], the Company has caused its authorized officer to execute the Plan.

NextNav Inc.
By:
Name:
Title:

Signature Page to the NextNav Inc. 2021 Omnibus Incentive Plan

Annex D-26

Annex E

________________________________________________________

nextnav inc.

2021 EMPLOYEE STOCK PURCHASE PLAN

________________________________________________________

Nextnav inc.
2021 Employee Stock Purchase Plan

1.     Purpose and Interpretation

(a)     The purpose of the Plan is to encourage and to enable Eligible Employees of the Company and its Participating Affiliates, through after-tax payroll deductions, to acquire proprietary interests in the Company through the purchase and ownership of shares of Stock. The Plan is intended to benefit the Company and its stockholders by (a) incentivizing Participants to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability and that will benefit its stockholders and other important stakeholders and (b) encouraging Participants to remain in the employ of the Company or its Participating Affiliates.

(b)    The Plan and the ESPP Options granted under the Plan are intended to satisfy the requirements for an “employee stock purchase plan” under Code Section 423. Notwithstanding the foregoing, the Company makes no undertaking to, nor representation that it will, maintain the qualified status of the Plan or any ESPP Options granted under the Plan. In addition, ESPP Options that do not satisfy the requirements for an “employee stock purchase plan” under Code Section 423 may be granted under the Plan pursuant to the rules, procedures, or sub-plans adopted by the Administrator, in its sole discretion, for certain Eligible Employees.

2.     Definitions

(a)     “Account” shall mean a bookkeeping account established and maintained to record the amount of funds accumulated pursuant to the Plan with respect to a Participant for the purpose of purchasing shares of Stock under the Plan.

(b)    “Administrator” shall mean the Board, the Compensation Committee of the Board, or any other committee of the Board designated by the Board to administer the Plan.

(c)     “Board” shall mean the Board of Directors of the Company.

(d)    “Change in Control” shall have the meaning set forth in the NextNav Inc. 2021 Omnibus Incentive Plan, as amended and/or restated from time to time, or any successor omnibus incentive plan.

(e)     “Code” shall mean the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Section shall be deemed to include, as applicable, regulations and guidance promulgated under such Code Section.

(f)     “Company” shall mean NextNav Inc., a Delaware corporation, and any successor thereto.

(g)    “Custodian” shall mean the third-party administrator designated by the Administrator from time to time.

(h)    “Effective Date” shall mean June 25, 2021, subject to approval of the Plan by the Company’s stockholders on such date.

(i)     “Eligible Compensation” shall mean, unless otherwise established by the Administrator prior to the start of an Offering Period, regular base compensation paid to a Participant by the Company or a Participating Affiliate as compensation for services to the Company or Participating Affiliate, including such amounts of base compensation as are deferred by the Participant: (x) under a qualified cash or deferred arrangement described in Section 401(k) of the Code; or (ii) to a plan qualified under Section 125 of the Code. Unless otherwise determined by the Administrator prior to the start of an Offering Period, “Eligible Compensation” does not include overtime, bonuses, annual awards, equity-based awards, other incentive payments, reimbursements or other

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expense allowances, fringe benefits (cash or non-cash), moving expenses, deferred compensation, contributions (other than contributions described in the first sentence) made on the Participant’s behalf by the Company or one or more Participating Affiliates under any employee benefit or welfare plan now or hereafter established, and any other payments not specifically referenced in the first sentence.

(j)     “Eligible Employee” shall mean a natural person who has been a full-time or part-time employee (including an officer) of the Company or a Participating Affiliate for at least six (6) months as of an Offering Date, except the following, who shall not be eligible to participate under the Plan: (i) an employee whose customary employment is twenty (20) hours or less per week, (ii) an employee whose customary employment is for not more than five (5) months in any calendar year, (iii) an employee who, after exercising his or her rights to purchase shares of Stock under the Plan, would own (directly or by attribution pursuant to Code Section 424(d)) shares of Stock (including shares that may be acquired under any outstanding ESPP Options) representing five percent (5%) or more of the total combined voting power of all classes of stock of the Company, (iv) an employee who is a citizen or resident of a foreign jurisdiction (without regard to whether such employee is also a U.S. citizen or resident alien), if the grant of an ESPP Option under the Plan or an Offering Period to such employee is prohibited under the laws of such foreign jurisdiction or compliance with the laws of such foreign jurisdiction would cause the Plan or an Offering Period to violate the requirements of Code Section 423 and (v) any other natural person whom the Administrator determines to exclude from an offering designed to satisfy the requirements of Code Section 423, provided such exclusion is permitted by Code Section 423. The Administrator may, at any time in its sole discretion, if it deems it advisable to do so, exclude the participation of the employees of a particular Participating Affiliate from eligibility to participate in a future Offering Period. Notwithstanding the foregoing, for purposes of a Non-423(b) Offering under the Plan, if any, the Administrator shall have the authority, in its sole discretion, to establish a different definition of Eligible Employee as it may deem advisable or necessary.

(k)    “Enrollment Form” shall mean the agreement(s) between the Company and an Eligible Employee, in such written, electronic, or other format and/or pursuant to such written, electronic, or other process as may be established by the Administrator from time to time, pursuant to which an Eligible Employee elects to participate in the Plan or to which a Participant elects to make changes with respect to the Participant’s participation as permitted by the Plan.

(l)     “Enrollment Period” shall mean that period of time prescribed by the Administrator, which period shall conclude prior to the Offering Date, during which Eligible Employees may elect to participate in an Offering Period. The duration and timing of Enrollment Periods may be changed or modified by the Administrator from time to time.

(m)   “ESPP Option” shall mean the right granted to Participants to purchase shares of Stock pursuant to an offering under the Plan.

(n)    “Fair Market Value” shall mean the value of each share of Stock subject to the Plan on a given date determined as follows: (i) if on such date the shares of Stock are listed on an established national or regional stock exchange or are publicly traded on an established securities market, the Fair Market Value of the shares of Stock shall be the closing price of the shares of Stock on such exchange or in such market (the exchange or market selected by the Administrator if there is more than one such exchange or market) on such date or, if such date is not a Trading Day, on the Trading Day immediately preceding such date, or, if no sale of the shares of Stock is reported for such Trading Day, on the next preceding day on which any sale shall have been reported; or (ii) if the shares of Stock are not listed on such an exchange or traded on such a market, the Fair Market Value of the shares of Stock shall be determined by the Administrator in good faith.

(o)    “Holding Period” shall have the meaning set forth in Section 10(c)(i).

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(p)    “Non-423(b) Offering” shall mean the rules, procedures, or sub-plans, if any, adopted by the Administrator, in its sole discretion, as a part of the Plan, pursuant to which ESPP Options that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Code Section 423 may be granted to Eligible Employees as a separate offering under the Plan.

(q)    “Offering Date” shall mean the first day of any Offering Period under the Plan.

(r)     “Offering Period” shall mean the period determined by the Administrator pursuant to Section 7, which period shall not exceed twenty-seven (27) months, during which payroll deductions are accumulated for the purpose of purchasing Stock under the Plan.

(s)     “Outstanding Election” shall mean a Participant’s then-current election to purchase shares of Stock in an Offering Period, or that part of such an election which has not been cancelled (including any voluntary cancellation under Section 6(c) and deemed cancellation under Section 11) prior to the close of business on the last Trading Day of the Offering Period (or if an Offering Period has multiple Purchase Periods, the last Trading Day of the Purchase Period) or such other date as determined by the Administrator.

(t)     “Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in Code Section 424(e).

(u)    “Participant” shall mean an Eligible Employee who has elected to participate in the Plan pursuant to Section 5.

(v)    “Participating Affiliate” shall mean any Parent or Subsidiary designated by the Administrator from time to time, in its sole discretion, whose employees may participate in the Plan or in a specific Offering Period under the Plan, if such employees otherwise qualify as Eligible Employees.

(w)    “Plan” shall mean this NextNav Inc. 2021 Employee Stock Purchase Plan, as it may be amended from time to time.

(x)    “Purchase Period” shall mean the period during an Offering Period designated by the Administrator on the last Trading Day of which purchases of Stock are made under the Plan. An Offering Period may have one or more Purchase Periods.

(y)    “Purchase Price” shall mean the purchase price at which shares of Stock may be purchased under the Plan, which shall be set by the Administrator from time to time.

(z)     “Stock” shall mean the common stock, $0.0001 par value per share, of the Company, or any security into which shares of Stock may be changed or for which shares of Stock may be exchanged as provided in Section 12.

(aa)   “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Effective Date shall be considered a Subsidiary commencing as of such date.

(bb)  “Termination of Employment” shall mean, with respect to a Participant, a cessation of the employee-employer relationship between the Participant and the Company or a Participating Affiliate for any reason,

(i)     including, without limitation, (A) a termination by resignation, discharge, death, disability, retirement, or the disaffiliation of a Parent or Subsidiary, (B) unless otherwise determined or provided by the Administrator, a transfer of employment to a Parent or Subsidiary that is not a Participating Affiliate as of the first day immediately following the three (3)-month

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period following such transfer, and (C) a termination of employment where the individual continues to provide certain services to the Company or a Parent or Subsidiary in a non-employee role, but

(ii)    excluding (A) such termination of employment where there is a simultaneous reemployment of the Participant by the Company or a Participating Affiliate and (B) any bona fide and Company-approved or Participating Affiliate-approved leave of absence, such as family leave, parental leave, medical leave, personal leave, and military leave, or such other leave that meets the requirements of Treasury Regulations section 1.421-1(h)(2); provided, however, where the period of leave exceeds three (3) months and the employee’s right to reemployment is not guaranteed either by statute or by contract, the employee-employer relationship will be deemed to have terminated on the first day immediately following such three (3)-month period.

(cc)   “Trading Day” shall mean a day on which The Nasdaq Capital Market is open for trading.

3.     Shares Subject to the Plan

(a)     Share Reserve.    Subject to adjustment as provided in Section 12, the maximum number of shares of Stock that may be issued pursuant to ESPP Options granted under the Plan (including any Non-423(b) Offering established hereunder) is one million (1,000,000) shares, plus an annual increase to be added on the first business day of the calendar year beginning with the calendar year following the calendar year in which the Plan becomes effective equal to the lesser of: (i) 200,000 shares, or (ii) a lesser number of shares of Stock as determined by the Committee. The shares of Stock reserved for issuance under the Plan may be authorized but unissued shares, treasury shares, or shares purchased on the open market.

(b)    Participation Adjustment as a Result of the Share Reserve.    If the Administrator determines that the total number of shares of Stock remaining available under the Plan is insufficient to permit the number of shares of Stock to be purchased by all Participants on the last Trading Day of an Offering Period (or if an Offering Period has multiple Purchase Periods, on the last Trading Day of the Purchase Period) pursuant to Section 9, the Administrator shall make a participation adjustment, where the number of shares of Stock purchasable by all Participants shall be reduced proportionately in as uniform and equitable a manner as is reasonably practicable, as determined in the Administrator’s sole discretion. After such adjustment, the Administrator shall refund in cash all affected Participants’ Account balances for such Offering Period as soon as practicable thereafter.

(c)     Applicable Law Limitations on the Share Reserve.    If the Administrator determines that some or all of the shares of Stock to be purchased by Participants on the last Trading Day of an Offering Period (or if an Offering Period has multiple Purchase Periods, the last Trading Day of the Purchase Period) would not be issued in accordance with applicable laws or any approval by any regulatory body as may be required or the shares of Stock would not be issued pursuant to an effective Form S-8 registration statement or that the issuance of some or all of such shares of Stock pursuant to a Form S-8 registration statement is not advisable due to the risk that such issuance will violate applicable laws, the Administrator may, without Participants’ consent, terminate any outstanding Offering Period and the ESPP Options granted thereunder and refund in cash all affected Participants’ Account balances for such Offering Period as soon as practicable thereafter.

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4.     Administration

(a)     Generally.    The Plan shall be administered under the direction of the Administrator. Subject to the express provisions of the Plan, the Administrator shall have full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of the Plan, including, without limitation:

(i)     Interpreting and construing the Plan and ESPP Options granted under the Plan; prescribing, adopting, amending, suspending, waiving, and rescinding rules and regulations as it deems appropriate to administer and implement the Plan, including amending any outstanding ESPP Option, as it may deem advisable or necessary to comply with applicable laws; correcting any defect or supplying any omission or reconciling any inconsistency in the Plan or ESPP Options granted under the Plan; and making all other decisions and determinations necessary and advisable in administering the Plan;

(ii)    Making determinations relating to eligibility;

(iii)   Determining the Purchase Price;

(iv)   Establishing the timing and length of Offering Periods and Purchase Periods;

(v)    Establishing minimum and maximum contribution rates;

(vi)   Establishing new or changing existing limits on the number of shares of Stock a Participant may elect to purchase with respect to any Offering Period, if such limits are announced prior to the first Offering Period to be affected;

(vii)  Delegating to one or more individuals such duties and functions related to the operation and administration of the Plan as the Administrator so determines, except to the extent prohibited by applicable law;

(viii) Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws of any countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for grants under the Plan, adopting such rules, procedures, or sub-plans as may be deemed advisable or necessary to comply with the laws of countries other than the United States, to allow for tax-preferred treatment of the ESPP Options or otherwise to provide for the participation by Eligible Employees who reside outside of the United States, including determining which Eligible Employees are eligible to participate in the Non-423(b) Offering or other sub-plans established by the Administrator and taking any such action as necessary or advisable to obtain approval or to comply with any local governmental regulatory exemptions or approvals;

(ix)   Establishing the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars and permitting payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the processing of properly completed Enrollment Forms; and

(x)    Furnishing to the Custodian such information as the Custodian may require.

The Administrator’s determinations under the Plan shall be final, binding, and conclusive upon all persons.

(b)    Custodian.    If the Administrator designates a Custodian for the Plan, the Custodian shall act as custodian under the Plan and shall perform such duties as requested by the Administrator in accordance with any agreement between the Company and the Custodian.  The Custodian shall establish and maintain, as agent for each Participant, an Account and any subaccounts as may be necessary or desirable for the administration of the Plan.

(c)     No Liability.    Neither the Board, the Compensation Committee of the Board, any other committee of the Board, or the Custodian, nor any of their respective agents or designees, shall be liable to any person (i) for any act, failure to act, or determination made in good faith with respect to

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the Plan or ESPP Options granted under the Plan or (ii) for any tax (including any interest and penalties) by reason of the failure of the Plan, an ESPP Option, or an Offering Period to satisfy the requirements of Code Section 423, the failure of the Participant to satisfy the requirements of Code Section 423, or otherwise asserted with respect to the Plan, ESPP Options granted under the Plan, or shares of Stock purchased or deemed purchased under the Plan.

5.     Participation in the Plan and in an Offering Period

(a)     Generally.    An Eligible Employee may become a Participant for an Offering Period under the Plan by completing the prescribed Enrollment Form and submitting such Enrollment Form to the Company (or the Company’s designee), in the format and pursuant to the process as prescribed by the Administrator, during the Enrollment Period prior to the commencement of the Offering Period to which it relates. If properly completed and timely submitted, the Enrollment Form will become effective for the first Offering Period following submission of the Enrollment Form and all subsequent Offering Periods as provided by Section 5(b) until (i) it is terminated in accordance with Section 11, (ii) it is modified by filing another Enrollment Form in accordance with this Section 5(a) (including an election is made to cease payroll deductions in accordance with Section 6(c)), or (iii) the Participant is otherwise ineligible to participate in the Plan or in a subsequent Offering Period.

(b)    Automatic Re-Enrollment.    Unless otherwise established by the Administrator prior to the start of an Offering Period, following the end of each Offering Period, each Participant shall automatically be re-enrolled in the next Offering Period at the applicable rate of payroll deductions in effect on the last Trading Day of the prior Offering Period or otherwise as provided under Section 6, unless (i) the Participant has experienced a Termination of Employment, or (ii) the Participant is otherwise ineligible to participate in the Plan or in the next Offering Period. Notwithstanding the foregoing, the Administrator may require current Participants to complete and submit a new Enrollment Form at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

6.     Payroll Deductions

(a)     Generally.    Each Participant’s Enrollment Form shall contain a payroll deduction authorization pursuant to which he or she shall elect, unless otherwise established by the Administrator prior to the start of an Offering Period, to have a designated whole percentage of Eligible Compensation between one percent (1%) and fifteen percent (15%) deducted, on an after-tax basis, on each payday during the Offering Period and credited to the Participant’s Account for the purchase of shares of Stock pursuant to the offering. Notwithstanding the foregoing, if local law prohibits payroll deductions, a Participant may elect to participate in an Offering Period through contributions to his or her Account in a format and pursuant to a process acceptable to the Administrator. In such event, any such Participant shall be deemed to participate in a separate offering under the Plan, unless the Administrator otherwise expressly provides.

(b)    Insufficiency of Contributions.    Subject to Section 6(e), if in any payroll period a Participant has no pay or his or her pay is insufficient (after other authorized deductions) to permit deduction of the full amount of his or her payroll deduction election, then (i) the payroll deduction election for such payroll period shall be reduced to the amount of pay remaining, if any, after all other authorized deductions, and (ii) the percentage or dollar amount of Eligible Compensation shall be deemed to have been reduced by the amount of the reduction in the payroll deduction election for such payroll period. Deductions of the full amount originally elected by the Participant will recommence as soon as his or her pay is sufficient to permit such payroll deductions; provided, however, no additional amounts shall be deducted to satisfy the Outstanding Election.

(c)     Cessation after Offering Date.    A Participant may cease his or her payroll deductions during an Offering Period by properly completing and timely submitting a new Enrollment Form to the Company (or the Company’s designee), in the format and pursuant to the process as prescribed by the Administrator, at any time prior to the last day of such Offering Period (or if an Offering

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Period has multiple Purchase Periods, the last day of such Purchase Period). Any such cessation in payroll deductions shall be effective as soon as administratively practicable thereafter and shall remain in effect for successive Offering Periods as provided in Section 5(b) unless the Participant submits a new Enrollment Form for a later Offering Period in accordance with Section 5(a). A Participant may only increase or decrease his or her rate of payroll deductions in accordance with Section 6(d).

(d)    Modification Prior to Offering Date.    A Participant may increase or decrease his or her rate of payroll deductions, to take effect on the Offering Date of the Offering Period following submission of the Enrollment Form, by properly completing and timely submitting a new Enrollment Form in accordance with Section 5(a).

(e)     Authorized Leave or Disability after Offering Date.    Subject to Section 11, if a Participant is absent from work due to an authorized leave of absence or disability (and has not experienced a Termination of Employment), such Participant shall have the right to elect (i) to remain a Participant in the Plan for the then-current Offering Period (or if an Offering Period has multiple Purchase Periods, the then-current Purchase Period) but to cease his or her payroll deductions in accordance with Section 6(c), or (ii) to remain a Participant in the Plan for the then-current Offering Period (or if an Offering Period has multiple Purchase Periods, the then-current Purchase Period) but to authorize payroll deductions to be made from payments made by the Company or a Participating Affiliate to the Participant during such leave of absence or disability, and to undertake to make additional cash payments to the Plan at the end of each payroll period during the Offering Period to the extent that the payroll deductions from payments made by the Company or a Participating Affiliate to such Participant are insufficient to meet such Participant’s Outstanding Election. Neither the Company nor a Participating Affiliate shall advance funds to a Participant if the Participant’s payroll deductions during the Participant’s leave of absence or disability are insufficient to fund the Participant’s Account at his or her Outstanding Election.

(f)     Withdrawal.    At any time during an Offering Period, a Participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering Period by submitting to the Company, or a third party designated by the Administrator, a notice of withdrawal in such form as the Company requires. Such withdrawal may be elected at any time, but must be received prior to the end of the Offering Period in accordance with the withdrawal deadline and other procedures established by the Administrator. Upon withdrawal from the Offering Period by a Participant, the Company shall distribute to such Participant all of his or her remaining accumulated payroll deductions under the Offering Period, without interest, and such Participant’s interest in the Offering Period shall be automatically terminated. A Participant’s withdrawal from an Offering Period will have no effect on his or her eligibility to participate in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws, but the Participant will be required to complete and submit a new Enrollment Form in order to participate in subsequent Offering Periods under the Plan. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan, which may hereafter be adopted by the Company.

7.     Offering Periods and Purchase Periods; Purchase Price

(a)     The Administrator shall determine from time to time, in its sole discretion, the Offering Periods and Purchase Periods under the Plan. Each Offering Period shall consist of one or more Purchase Periods, as determined by the Administrator. Unless otherwise established by the Administrator prior to the start of an Offering Period, the Plan shall have two (2) Offering Periods (with concurrent Purchase Periods) that commence each calendar year, and each Offering Period shall be of approximately six (6) months’ duration, with the first such Offering Period beginning on the first Trading Day of January and ending on the last Trading Day of the immediately following June, and the second such Offering Period beginning on the first Trading Day of July and ending on the last Trading Day of the immediately following December.

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(b)    The Administrator shall determine from time to time, in its sole discretion, the Purchase Price of each share of Stock for an Offering Period; provided, however, that the Purchase Price shall not be less than the lesser of (i) eighty-five percent (85%) of the Fair Market Value of a share of Stock on the first Trading Day of the Offering Period and (ii) eighty-five percent (85%) of the Fair Market Value of a share of Stock on the last Trading Day of the Offering Period (or if an Offering Period has multiple Purchase Periods, on the last Trading Day of the Purchase Period). Unless otherwise established by the Administrator prior to the start of an Offering Period, the Purchase Price shall be equal to the lesser of (x) eighty-five percent (85%) of the Fair Market Value of a share of Stock on the first Trading Day of the Offering Period and (y) eighty-five percent (85%) of the Fair Market Value of a share of Stock on the last Trading Day of the Offering Period.

8.     Grant of ESPP Option

(a)     Grant of ESPP Option.    On each Offering Date, each Participant in such Offering Period shall automatically be granted an ESPP Option to purchase as many whole shares of Stock as the Participant will be able to purchase with the payroll deductions credited to the Participant’s Account during the applicable Offering Period.

(b)    5% Owner Limit.    Notwithstanding any provisions of the Plan to the contrary, no Participant shall be granted an ESPP Option to purchase shares of Stock under the Plan if such Participant (or any other person whose Stock would be attributed to such Participant pursuant to Code Section 424(d)), immediately after such ESPP Option is granted, would own or hold ESPP Options to purchase shares of Stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.

(c)     Other Limitation.    The Administrator may determine, as to any Offering Period, that the offering shall not be extended to “highly compensated employees” within the meaning of Code Section 414(q).

9.     Purchase of Shares of Stock; Purchase Limitations

(a)     Purchase.    Unless the Participant’s participation in the Plan has otherwise been terminated as provided in Section 11, such Participant will be deemed to have automatically exercised his or her ESPP Option to purchase Stock on the last Trading Day of the Offering Period (or if an Offering Period has multiple Purchase Periods, the last Trading Day of the Purchase Period) for the maximum number of shares of Stock that may be purchased at the Purchase Price with the Participant’s Account balance at that time; provided, however, the number of shares of Stock purchased is subject to adjustment by Section 3, this Section 9, and Section 12. The Administrator shall cause the amount credited to each Participant’s Account to be applied to such purchase, and the amount applied to purchase shares of Stock pursuant to an ESPP Option shall be deducted from the applicable Participant’s Account.

(b)    Limit on Number of Shares Purchased.    Notwithstanding Section 8(a) or Section 9(a), in no event may a Participant purchase more than ten thousand (10,000) shares of Stock in any one Offering Period; provided, however, that the Administrator may, in its sole discretion, prior to the start of an Offering Period, set a different limit on the number of shares of Stock a Participant may purchase during such Offering Period.

(c)     Limit on Value of Shares Purchased.    Notwithstanding any provisions of the Plan to the contrary, excluding ESPP Options granted pursuant to any Non-423(b) Offering, no Participant shall be granted an ESPP Option to purchase shares of Stock under the Plan which permits the Participant’s rights to purchase shares under all “employee stock purchase plans” (described in Code Section 423) of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the aggregate Fair Market Value of such shares of Stock (determined at the time such ESPP Options are granted) for each calendar year in which such ESPP Options are outstanding at any time.

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(d)    No Fractional Shares.    Notwithstanding any provisions of the Plan to the contrary, no Participant may exercise an ESPP Option to purchase less than one whole share of Stock, certificates representing fractional shares will not be delivered to Participants under any circumstances, and any ESPP Option to purchase less than one whole share of Stock shall be automatically terminated on the last Trading Day of the Offering Period (or if an Offering Period has multiple Purchase Periods, the last Trading Day of the Purchase Period). Unless the Participant’s participation in the Plan has otherwise been terminated as provided in Section 11 or the Participant withdraws from the Plan as provided in Section 6(f), the portion of a Participant’s Account balance remaining as a result of a Participant’s inability to exercise an ESPP Option to purchase less than one whole share of Stock shall be accumulated and retained in the Participant’s Account for the subsequent Purchase Period.

10.     Stock Issuance; Stockholder Rights; and Sales of Plan Shares

(a)     Stock Issuance and Account Statements.    Shares of Stock purchased under the Plan will be held by the Custodian. The Custodian may hold the shares of Stock purchased under the Plan by book entry or in the form of stock certificates in nominee names and may commingle shares held in its custody in a single account without identification as to individual Participants. The Company shall cause the Custodian to deliver to each Participant a statement for each Offering Period during which the Participant purchases Stock under the Plan, which statement shall reflect, for each such Participant, (i) the amount of payroll deductions withheld during the Offering Period, (ii) the number of shares of Stock purchased, (iii) the aggregate Purchase Price of the shares of Stock purchased, (iv) the Purchase Price per share, (v) the brokerage fees and commissions paid (if any), and (vi) the total number of shares of Stock held by the Custodian for the Participant as of the end of the Offering Period.

(b)    Stockholder Rights.    A Participant shall not be a stockholder or have any rights as a stockholder with respect to shares of Stock subject to the Participant’s ESPP Options under the Plan until the shares of Stock are purchased pursuant to the ESPP Options and such shares of Stock are transferred into the Participant’s name on the Company’s books and records. No adjustment will be made for dividends or other rights for which the record date is prior to such time. Following purchase of shares of Stock under the Plan and transfer of such shares of Stock into the Participant’s name on the Company’s books and records, a Participant shall become a stockholder with respect to the shares of Stock purchased during such Offering Period (or, if applicable, Purchase Period) and, except as otherwise provided in Section 10(c), shall thereupon have all dividend, voting, and other ownership rights incident thereto.

(c)     Sales of Plan Shares.    The Administrator shall have the right to require any or all of the following with respect to shares of Stock purchased under the Plan:

(i)     that a Participant may not request that all or part of the shares of Stock be reissued in the Participant’s own name and shares be delivered to the Participant until two (2) years (or such shorter period of time as the Administrator may designate) have elapsed since the Offering Date of the Offering Period in which the shares were purchased and one (1) year has elapsed since the day the shares were purchased (the “Holding Period”);

(ii)    that all sales of shares of Stock during the Holding Period applicable to such purchased shares be performed through a licensed broker acceptable to the Company; and

(iii)   that Participants abstain from selling or otherwise transferring shares of Stock purchased pursuant to the Plan for a period lasting up to two (2) years from the date the shares of Stock were purchased pursuant to the Plan.

Any Participant who sells or otherwise transfers shares of Stock purchased under the Plan within two (2) years after the beginning of the Offering Period in which the shares were purchased or within one (1) year from the date the shares of Stock were purchased must, within ten (10) days of such transfer, notify the Company in writing of such transfer.

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11.     Deemed Cancellation or Termination of Participation

(a)     Termination of Employment Other than Death.    In the event a Participant who holds outstanding ESPP Options to purchase shares of Stock under the Plan experiences a Termination of Employment for any reason other than death prior to the last Trading Day of the Offering Period, the Participant’s outstanding ESPP Options to purchase shares of Stock under the Plan shall automatically terminate, and the Administrator shall refund in cash the Participant’s Account balance as soon as practicable thereafter.

(b)    Death.    In the event of the death of a Participant while the Participant holds outstanding ESPP Options to purchase shares of Stock under the Plan, the legal representatives of such Participant’s estate (or, if the Administrator permits a beneficiary designation, the beneficiary or beneficiaries most recently designated by the Participant prior to his or her death) may, within three (3) months after the Participant’s death (but no later than the last Trading Day of the Offering Period (or if an Offering Period has multiple Purchase Periods, the last Trading Day of the then-current Purchase Period)) by written notice to the Company (or the Company’s designee), elect one of the following alternatives:

(i)     The Participant’s outstanding ESPP Options shall be reduced to the number of shares of Stock that may be purchased, as of the last day of the Offering Period (or if an Offering Period has multiple Purchase Periods, the last Trading Day of the then-current Purchase Period), with the amount then credited to the Participant’s Account; or

(ii)    The Participant’s ESPP Options to purchase shares of Stock under the Plan shall automatically terminate, and the Administrator shall refund in cash, to the Participant’s legal representatives, the Participant’s Account balance as soon as practicable thereafter.

In the event the Participant’s legal representatives (or, if applicable, beneficiary or beneficiaries) fail to deliver such written notice to the Company (or the Company’s designee) within the prescribed period, the alternative in Section 11(b)(ii) shall apply.

(c)     Other Termination of Participation.    If a Participant ceases to be eligible to participate in the Plan for any reason, the Administrator shall refund in cash the affected Participant’s Account balance as soon as practicable thereafter. Once terminated, participation may not be reinstated for the then-current Offering Period, but, if otherwise eligible, the Eligible Employee may elect to participate in a subsequent Offering Period in accordance with Section 5.

12.     Changes in Capitalization

(a)     Changes in Stock.    If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares that may be purchased under the Plan (including, for the avoidance of doubt, the numerical limits of Sections 3(a) and 9(b)) shall be adjusted proportionately and accordingly by the Administrator. In addition, the number and kind of shares for which ESPP Options are outstanding shall be similarly adjusted so that the proportionate interest of a Participant immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in outstanding ESPP Options shall not change the aggregate Purchase Price payable by a Participant with respect to shares subject to such ESPP Options but shall include a corresponding proportionate adjustment in the Purchase Price per share. Notwithstanding the foregoing, in the event of a spin-off that results in no change in the number of outstanding shares of Stock, the Company may, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares for which ESPP Options are outstanding under the Plan and (ii) the Purchase Price per share.

Annex E-10

(b)    Reorganization in Which the Company Is the Surviving Corporation.    Subject to Section 12(c), if the Company shall be the surviving corporation in any reorganization, merger, or consolidation of the Company with one or more other corporations, all outstanding ESPP Options under the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such ESPP Options would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Purchase Price per share so that the aggregate Purchase Price thereafter shall be the same as the aggregate Purchase Price of the shares subject to such ESPP Options immediately prior to such reorganization, merger, or consolidation.

(c)     Reorganization in Which the Company Is Not the Surviving Corporation; Change in Control.    Upon any dissolution or liquidation of the Company, or upon a merger, consolidation, or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, or upon a Change in Control, the Plan and all ESPP Options outstanding hereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the Plan and/or the assumption of the ESPP Options theretofore granted, or for the substitution for such ESPP Option of new rights covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and purchase prices, in which event the Plan and rights theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Plan, the Offering Period and the Purchase Period shall be deemed to have ended on the last Trading Day prior to such termination, and in accordance with Section 9, the ESPP Options of each Participant then outstanding shall be deemed to be automatically exercised on such last Trading Day. The Administrator shall send written notice of an event that will result in such a termination to all Participants at least five (5) days prior to the date upon which the Plan will be terminated.

(d)    Adjustments.    Adjustments under this Section 12 related to stock or securities of the Company shall be made by the Administrator, whose determination in that respect shall be final, binding, and conclusive.

(e)     No Limitations on Company.    The grant of an ESPP Option pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

13.     Term; Amendment, Suspension, and Termination of the Plan

(a)     Term.    The Plan shall be effective as of the Effective Date. The Plan shall, without further action of the Board, terminate on the first to occur of (i) 11:59PM ET on the day before the tenth (10th) anniversary of the Effective Date, (ii) the date on which all shares of Stock reserved for issuance under the Plan pursuant to Section 3 have been issued, (iii) the date determined in accordance with Section 12, and (iv) the date determined in accordance with Section 13(b).

(b)    Amendment, Suspension, and Termination of the Plan.    The Administrator may, at any time and from time to time, amend, suspend, or terminate the Plan or an Offering Period under the Plan; provided, however, that no amendment, suspension, or termination shall, without the consent of the Participant, materially impair any rights of a Participant that have vested at the time of such amendment, suspension, or termination. Without approval of the stockholders of the Company, no amendment shall be made (i) increasing the number of shares reserved for issuance under the Plan pursuant to Section 3 (except as provided in Section 12) or (ii) changing the eligibility requirements for participating in the Plan.

Annex E-11

14.     General Provisions

(a)     Withholding of Taxes.    To the extent that a Participant recognizes ordinary income in connection with a sale or other transfer of any shares of Stock purchased under the Plan, the Company may withhold amounts needed to cover such taxes from any payments otherwise due and owing to the Participant or from shares that would otherwise be issued to the Participant under the Plan.

(b)    ESPP Options Not Transferable or Assignable.    A Participant’s ESPP Options under the Plan may not be sold, pledged, assigned, or transferred in any manner, whether voluntarily, by operation of law, or otherwise. If a Participant sells, pledges, assigns, or transfers his or her ESPP Options in violation of this Section 14(b), such ESPP Options shall immediately terminate, and the Participant shall immediately receive a refund of the amount then credited to the Participant’s Account. Any payment of cash or issuance of shares of Stock under the Plan may be made only to the Participant (or, in the event of the Participant’s death, to the Participant’s estate or, if the Administrator permits a beneficiary designation, the beneficiary or beneficiaries most recently designated by the Participant prior to his or her death). During a Participant’s lifetime, only such Participant may exercise his or her ESPP Options under the Plan.

(c)     No Right to Continued Employment.    Neither the Plan nor any ESPP Option to purchase Stock under the Plan confers upon any Eligible Employee or Participant any right to continued employment with the Company or any of its Subsidiaries, nor will a Participant’s participation in the Plan restrict or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Participant’s employment at any time.

(d)    No Interest on Payments.    No interest shall be paid on sums withheld from a Participant’s pay or otherwise contributed for the purchase of shares of Stock under the Plan unless otherwise determined necessary by the Administrator.

(e)     Governmental Regulation.    The Company’s obligation to issue, sell, and deliver shares of Stock pursuant to the Plan is subject to such approval of any governmental authority and any national securities exchange or other market quotation system as may be required in connection with the authorization, issuance, or sale of such shares.

(f)     Rule 16b-3.    Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor provision under the Securities Exchange Act of 1934, as amended. If any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void to the extent permitted by applicable law and deemed advisable by the Board. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated in the Plan, such provision (other than one relating to eligibility requirements or the price and amount of awards) shall be deemed automatically to be incorporated by reference into the Plan.

(g)    Payment of Plan Expenses.    The Company shall bear all costs of administering and carrying out the Plan.

(h)    Application of Funds.    All funds received or held by the Company under the Plan may be used for any corporate purpose until applied to the purchase of Stock and/or refunded to Participants. Participants’ Accounts need not be segregated.

(i)     Governing Law.    The validity and construction of the Plan and the ESPP Options granted hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware (other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the ESPP Options granted under the Plan to the substantive laws of any other jurisdiction), except to the extent superseded by applicable U.S. federal laws.

*        *        *

Annex E-12

To record adoption of the Plan by the Board as of [_____] and approval of the Plan by the Company’s stockholders as of [______], the Company has caused its authorized officer to execute the Plan.

NEXTNAV INC.
By:
Name:
Title:

Signature Page to the NextNav Inc. 2021 Employee Stock Purchase Plan

Annex E-13

Annex F

CONFIDENTIAL     June 7, 2021

The Board of Directors

Spartacus Acquisition Corporation

6470 East Johns Crossing Suite 490

Duluth, GA 30097

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to Spartacus Acquisition Corporation (the “Company”) of the Consideration (as defined below) to be paid by the Company pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by the Company, Spartacus Acquisition Shelf Corp. (“Shelf”), certain subsidiaries of Shelf, NextNav, LLC (“NextNav”) and certain holders of equity interests in NextNav (the “Equity Holders”). As more fully described in the Agreement, at the closing of the Transaction (as defined below), the Company will issue, or allocate for issuance in respect of all membership interests, shares, options, warrants, and restricted stock units of, and any other direct and indirect equity interests in, NextNav, a total of 75,000,000 shares of common stock, par value $0.0001 per share of Shelf (the “Shelf Common Stock”), deemed under the Agreement to have an aggregate value of $750,000,000 (the “Consideration”) to the current holders of NextNav’s capital stock (the “Transaction”). You have also asked our opinion as to whether the fair market value of the NextNav equals or exceeds 80% of the amount held by the Company in trust for benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the trust account).

In arriving at our opinion, we have, among other things: (i) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of NextNav furnished to us by the Company, including financial and other forecasts provided to, or discussed with us by the management of the Company; (ii) reviewed certain internal information relating to expenses expected to result from the Transaction furnished to us by the Company; (iii) conducted discussions with members of the management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the businesses and prospects of NextNav generally; (iv) reviewed the Company’s and NextNav’s capital structure furnished to us by the management of the Company both on a standalone basis pre-Transaction and on a pro forma basis giving effect to the Transaction; (v) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vi) reviewed a draft, dated May 29, 2021, of the Agreement; and (vii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate. We also reviewed, but did not rely on for purposes of our analysis or opinion, the financial terms of certain other transactions including the purchase of shares of Class A Common stock of the Company (the “PIPE Financing”).

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of, and have not independently verified, any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial and other forecasts and other information relating to NextNav and the Company referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of NextNav and the Company. We also have assumed, at your direction, that the future financial results reflected in such forecasts and other information will be achieved at the times and in the amounts projected. In addition, we have relied, with your consent, on the assessments of the management of the Company as to the existing technology, products and services of NextNav and the validity of, and risks associated with, the future technology, products and services of NextNav. We have assumed, with your consent, that there will be no developments with respect to any of the foregoing that would affect our analyses or opinion. With your consent, we have assumed that, (i) for purposes of our analysis and to calculate the Company’s pro forma enterprise value, the Company will have

Annex F-1

Spartacus Acquisition Corporation

June 7, 2021

cash, net of debt, of $303 million on its balance sheet at the consummation of the Transaction (including the PIPE Financing), and (ii) any adjustments to the Consideration in accordance with the Agreement or otherwise would not be material to our analysis or this opinion. In addition, we have relied, with your consent, on the assessments of the management of the Company as to the Company’s ability to retain key employees of NextNav. We express no views as to the reasonableness of any financial or other forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of NextNav or the Company, nor have we been furnished with any such evaluation or appraisal.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax, or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Consideration to be paid by the Company in the Transaction from a financial point of view to the Company. With your consent, we express no opinion as to what the value of the shares of Shelf Common Stock actually will be when issued pursuant to the Transaction or the prices at which any securities of the Company may trade at any time. We are not expressing any opinion as to fair value or the solvency of NextNav or the Company following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction, including the PIPE Financing, will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained except to the extent that could not be material to our analysis. In addition, representatives of the Company have advised us, and we have assumed, with your consent, that the Transaction will qualify as a tax free reorganization for federal income tax purposes. We also have not been requested to, and have not, participated in the structuring or negotiation of the Transaction.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

We have been engaged by the Company to render this opinion and will earn a fee upon delivery of this opinion, which fee is not contingent upon either the conclusion expressed in this opinion or the consummation of the Transaction. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and NextNav. In the future we may provide investment banking or other services to the Company, NextNav or their respective affiliates and may receive compensation for such services.

This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company or NextNav. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Consideration or otherwise. This opinion was approved by the Scura Partners LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, (i) the Consideration to be paid by the Company in the Transaction is fair from a financial point of view to the Company and (ii) the fair market value of the NextNav equals or exceeds 80% of the amount held by the Company in trust for benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account).

Very truly yours,

Scura Partners LLC

Annex F-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our charter provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended. Our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by the DGCL

Item 21.    Exhibits and Financial Statement Schedules.

(a)     Exhibits

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated June 9, 2021, by and among Spartacus Acquisition Corporation, Spartacus Acquisition Shelf Corp., NextNav, LLC, NextNav Holdings, LLC, NEA 14 NextNav Blocker, LLC, Oak NextNav Blocker, LLC, Columbia Progeny Partners IV, Inc., Global Long Short Partners Aggregating Holdings Del VII LLC, Global Private Opportunities Partners Holdings II Corp., SASC (SPAC) Merger Sub 1 Corporation, SASC (Target) Merger Sub 2 LLC, SASC (NB) Merger Sub 3 LLC, SASC (OB) Merger Sub 4 LLC, SASC (CB) Merger Sub 5 Corporation, SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company, and SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation (included as Annex A to the proxy statement/prospectus).(3)+

3.1	Amended and Restated Certificate of Incorporation of Spartacus Acquisition Corporation.(1)
3.2	Bylaws of Spartacus Acquisition Corporation.(2)
3.3	Certificate of Incorporation of Spartacus Acquisition Shelf Corp.**
3.4	Amended and Restated Certificate of Incorporation of Spartacus Acquisition Shelf Corp. to be adopted immediately prior to the Mergers (included as Annex B to the proxy statement/prospectus)
3.5	Bylaws of Spartacus Acquisition Shelf Corp.**
3.6

Amended and Restated Bylaws of Spartacus Acquisition Shelf Corp. to be adopted immediately prior to the Mergers (included as Annex C to the joint proxy statement/prospectus forming a part of this Registration Statement).

4.1	Specimen Common Stock Certificate.*
4.2	Specimen Warrant Certificate (included in Exhibit 4.3).
4.3	Warrant Agreement, dated October 15, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent.(1)
4.4	Form of Warrant to Purchase Common Stock of Spartacus Acquisition Shelf Corp.*
5.1	Legal Opinion of K&L Gates LLP.*
8.1	Tax Opinion of K&L Gates LLP.*
10.1	Letter Agreement, dated October 15, 2020, by and among the Company, B. Riley Principal Investments, LLC its officers, its directors, and the sponsor.(1)
10.2	Investment Management Trust Agreement, dated October 15, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as trustee.(1)
10.3	Registration Rights Agreement, dated October 15, 2020, by and among the Company, the Sponsor and B. Riley Principal Investments, LLC.(1)
10.4	Administrative Support Agreement, dated October 15, 2020, by and between the Company and the Sponsor.(1)
10.5	Private Placement Warrant Purchase Agreement, dated October 15, 2020, by and between the Company and the Sponsor.(1)
10.6	Private Placement Warrant Purchase Agreement, dated October 15, 2020, by and between the Company and B. Riley Principal Investments, LLC.(1)
10.7	Promissory Note, dated August 20, 2020, issued to Spartacus Sponsor LLC(2)
10.8	Securities Subscription Agreement, dated August 20, 2020, between the Registrant and Spartacus Sponsor LLC(2)
10.9	Form of Registration Rights Agreement(3)
10.10	Form of PIPE Subscription Agreement(3)
10.11	Equipment, Network Colocation and Installation Agreement, dated October 7, 2019, by and between NextNav LLC and AT&T Services, Inc.±**
10.12	NextNav Inc. 2021 Omnibus Incentive Plan (included as Annex D to the proxy statement/prospectus)
10.13	NextNav Inc. 2021 Employee Stock Purchase Plan (included as Annex E to the proxy statement/prospectus)
21.1	Subsidiaries of the Registrant.**
23.1	Consent of Marcum LLP.
23.2	Consent of Marcum LLP.
23.3	Consent of Ernst & Young LLP.
23.4	Consent of K&L Gates LLP (included in Exhibit 5.1 and Exhibit 8.1)*

Exhibit No.	Description
23.5	Consent of Scura Partners LLC.
99.1	Form of Proxy Card.*
99.2	Consent of Ganesh Pattabiraman to be named as a director.**
99.3	Consent of Gary Parsons to be named as a director.**
99.4	Consent of Peter D. Aquino to be named as a director.**
99.5	Consent of Peter Barris to be named as a director.**
99.6	Consent of Bandel Carano to be named as a director.**
99.7	Consent of James B. Fleming to be named as a director.**
99.8	Consent of Alan B. Howe to be named as a director.**

____________

*        To be filed by amendment.

**      Previously filed.

+        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

±        Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Registrant agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

(1)      Incorporated by reference to an exhibit to Spartacus’ Current Report on Form 8-K, filed with the SEC on October 21, 2020.

(2)      Incorporated by reference to an exhibit to Spartacus’ Form S-1/A, filed with the SEC on October 14, 2020.

(3)      Incorporated by reference to an exhibit to Spartacus’ Current Report on Form 8-K, filed with the SEC on June 10, 2021.

(b)    Financial Statement Schedules

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 22.    Undertakings

The undersigned registrant, hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, the State of Georgia, on the 12th day of August, 2021.

SPARTACUS ACQUISITION SHELF CORP.
By:	/s/ Igor Volshteyn
Igor Volshteyn
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Igor Volshteyn	President and Sole Director	August 12, 2021
Igor Volshteyn	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)